UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PURE ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PURE ACQUISITION CORP.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102

Dear Stockholders of Pure Acquisition Corp.:

You are cordially invited to attend the special meeting of the stockholders (the “special meeting”) of Pure Acquisition Corp. (“Pure”), which will be held on Tuesday, August 18, 2020, at 10:00 a.m., Eastern Time, at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. At the special meeting, Pure’s stockholders will be asked to consider and vote upon the following proposals:

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The Business Combination Proposal— To consider and vote upon a proposal to approve and adopt the Business Combination Agreement (defined below) and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

●

a Business Combination Agreement (as amended and as may be further amended from time to time, the “Business Combination Agreement”), dated May 4, 2020, by and among (i) Pure, (ii) HighPeak Energy, Inc., a Delaware corporation and a wholly owned subsidiary of Pure (“HighPeak Energy”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“MergerSub”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK LP”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”), and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) will be converted into the right to receive (A) one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Class A Common Stock, (i) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the closing of the business combination (the “Closing”) exceeds $10.00 per share, without interest, in each case, (ii) one (1) CVR (as defined in the accompanying proxy statement/prospectus) for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders (as defined in the accompanying proxy statement/prospectus) if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) the two-year anniversary of the Closing and ending on (and including) the date that is thirty (30) months following the Closing, or in certain circumstances after the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales, as described in greater detail in the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” in the accompanying proxy statement/prospectus (with an equivalent number of shares of HighPeak Energy common stock held by certain HPK Contributors and their affiliates being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), (c) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute the outstanding Sponsor Loans (as defined in the accompanying proxy statement/prospectus) in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (d) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to Pure) with all interests in HPK LP being cancelled in exchange for no consideration; and

●

The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the “Proposals”) (Proposal No. 2).

The Pure Board, upon the unanimous recommendation (with one abstention) of the members of the special committee of the Pure Board (the “Pure Special Committee”), which consists of three independent members of the Pure Board, recommends that Pure stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the Pure Board in favor of each of the Proposals, you should keep in mind that certain of Pure’s directors and officers have interests in the business combination that may conflict with your interests as a Pure stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

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Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Pure stockholder is encouraged to review carefully.

Pure’s Class A Common Stock and its warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed for trading on the Nasdaq Capital Market under the symbols “PACQ” and “PACQW,” respectively. In addition, certain of Pure’s shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one warrant, and are listed for trading on the Nasdaq Capital Market under the symbol “PACQU.” Holders of units currently have the option to continue to hold units or separate their units into the component securities. Prior to the business combination, holders will need to have their brokers contact Continental Stock Transfer & Trust Company (Pure’s “Transfer Agent”) in order to separate the units into shares of Class A Common Stock and warrants. As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. In connection with the business combination, Pure’s units will automatically separate into the component securities and will no longer trade as a separate security following the business combination. Upon the Closing, HighPeak Energy intends to list its common stock for trading on either the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange  American (“NYSE American”) under the symbol “HPK.” HighPeak Energy also intends to list its warrants and CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbols “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.

Pursuant to Pure’s Charter, Pure is providing the holders of shares of Class A Common Stock originally sold as part of the units issued in its initial public offering, which closed on April 17, 2018 (the “IPO” and such holders, the “public stockholders”), with the opportunity to elect to require that Pure redeem all or a portion of their shares of Class A Common Stock upon the Closing at a price per share, payable in cash, equal to the aggregate amount per share of Class A Common Stock then on deposit in the trust account (the “Trust Account”), divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. The Trust Account holds or is anticipated to hold, as applicable, (i) the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, (ii) the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK LP (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension (each as defined in the accompanying proxy statement/prospectus), for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (as defined in the accompanying proxy statement/prospectus). As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, pursuant to the Sponsor Loans (as defined in the accompanying proxy statement/prospectus), representing a $0.351 payment for each share of Class A Common Stock outstanding. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60. Public stockholders may elect to require that Pure redeem their shares even if they vote for the Business Combination Proposal.

Pursuant to Pure’s Sponsor’s obligation under a certain letter agreement entered into in connection with the IPO, HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”), conducted four (4) warrant tender offers to purchase, at $1.00 in cash per public warrant, Pure’s outstanding public warrants held by persons other than HPEP II, as a result of which an aggregate 20,371,112 public warrants were tendered and purchased by HPEP II. Each warrant tender offer was not conditioned upon any minimum number of public warrants being tendered. Pure’s Sponsor, HPEP II and the Company entered into a sponsor support agreement whereby Sponsor and HPEP II will forfeit all of their private placement warrants and public warrants for no consideration, which eliminates the substantial majority of all of Pure’s outstanding warrants. As a result of the business combination and pursuant to the warrant agreement, any of Pure’s remaining public warrants, held by persons other than HPEP II, will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement, on June 12, 2020, that provides for additional cash consideration, without interest, to be paid as merger consideration to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share. HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into a second amendment to the Business Combination Agreement on July 1, 2020 that provides for the CVRs to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock, as well as to the Forward Purchase Investors, among other amendments.  For additional detail regarding the Contingent Value Rights, see the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” in the accompanying proxy statement/prospectus and the form of CVR Agreement attached to the accompanying proxy statement/prospectus as Annex H.

HighPeak Energy, Pure and the other parties to the Business Combination Agreement further amended the Business Combination Agreement on July 24, 2020 to provide for the issuance of one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock and updates to the conditions to Closing the business combination related to HighPeak Energy’s liquidity and capitalization following the business combination as further described in the accompanying proxy statement/prospectus.

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Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Pure is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, and whether or not you tender your shares for redemption, please submit your proxy card without delay.

You are encouraged to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting. As a result of the collective ownership by Pure’s Sponsor and independent directors of approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and their agreement to vote in favor of the business combination, the approval of both proposals is assured.

If you sign, date and return your proxy card without indicating how you wish to vote, your shares will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE PURE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PURE’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

/s/ Jack Hightower

Jack Hightower

Chairman and Chief Executive Officer

Pure Acquisition Corp.

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Whether or not you plan to attend the special meeting and whether or not you tender your shares for redemption, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated August 7, 2020, and is first being mailed to Pure stockholders on or about such date.

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PURE ACQUISITION CORP.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PURE ACQUISITION CORP.

To Be Held On August 18, 2020

To the Stockholders of Pure Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting of the stockholders (the “special meeting”) of Pure Acquisition Corp. (“Pure”) will be held on Tuesday, August 18, 2020, at 10:00 a.m., Eastern Time, at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. At the special meeting, Pure’s stockholders will be asked to consider and vote upon the following proposals:

●

The Business Combination Proposal— To consider and vote upon a proposal to approve and adopt the Business Combination Agreement (defined below) and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

●

a Business Combination Agreement (as amended and as may be further amended from time to time, the “Business Combination Agreement”), dated May 4, 2020, by and among (i) Pure, (ii) HighPeak Energy, Inc., a Delaware corporation and a wholly owned subsidiary of Pure (“HighPeak Energy”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“MergerSub”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK LP”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”), and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) will be converted into the right to receive (A) one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Class A Common Stock, (i) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the closing of the business combination (the “Closing”) exceeds $10.00 per share, without interest, in each case, (ii) one (1) CVR (as defined in the accompanying proxy statement/prospectus) for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders (as defined in the accompanying proxy statement/prospectus) if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) the two-year anniversary of the Closing and ending on (and including) the date that is thirty (30) months following the Closing, or in certain circumstances after the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales, as described in greater detail in the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” in the accompanying proxy statement/prospectus (with an equivalent number of shares of HighPeak Energy common stock held by certain HPK Contributors and their affiliates being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), (c) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute the outstanding Sponsor Loans (as defined in the accompanying proxy statement/prospectus) in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (d) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to Pure) with all interests in HPK LP being cancelled in exchange for no consideration; and

●

The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the “Proposals”) (Proposal No. 2).

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Only holders of record of Pure’s Class A Common Stock and Class B Common Stock at the close of business on August 4, 2020, are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Pure’s stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at Pure’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. As a result of the collective ownership by Pure’s Sponsor and independent directors of approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and their agreement to vote in favor of the business combination, the approval of both proposals is assured.

Pursuant to Pure’s Charter, Pure is providing the holders of shares of Class A Common Stock originally sold as part of the units issued in its initial public offering, which closed on April 17, 2018 (the “IPO” and such holders, the “public stockholders”), with the opportunity to elect to require that Pure redeem all or a portion of their shares of Class A Common Stock upon the Closing at a price per share, payable in cash, equal to the aggregate amount per share of Class A Common Stock then on deposit in the trust account (the “Trust Account”), divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. The Trust Account holds or is anticipated to hold, as applicable, (i) the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, (ii) the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK LP (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension (each as defined in the accompanying proxy statement/prospectus), for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (as defined in the accompanying proxy statement/prospectus). As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, pursuant to the Sponsor Loans (as defined in the accompanying proxy statement/prospectus), representing a $0.351 payment for each share of Class A Common Stock outstanding. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60. Public stockholders may elect to require that Pure redeem their shares even if they vote for the Business Combination Proposal.

HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement, on June 12, 2020, that provides for additional cash consideration, without interest, to be paid as merger consideration to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share. HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into a second amendment to the Business Combination Agreement on July 1, 2020 that provides for the CVRs to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock, as well as to the Forward Purchase Investors, among other amendments.  For additional detail regarding the Contingent Value Rights, see the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” in the accompanying proxy statement/prospectus and the form of CVR Agreement attached to the accompanying proxy statement/prospectus as Annex H.

HighPeak Energy, Pure and the other parties to the Business Combination Agreement further amended the Business Combination Agreement on July 24, 2020 to provide for the issuance of one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock and updates to the conditions to Closing the business combination related to HighPeak Energy’s liquidity and capitalization following the business combination as further described in the accompanying proxy statement/prospectus.

Pursuant to Pure’s Sponsor’s obligation under a certain letter agreement entered into in connection with the IPO, HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”), conducted four (4) warrant tender offers to purchase, at $1.00 in cash per public warrant, Pure’s outstanding public warrants held by persons other than HPEP II, as a result of which an aggregate 20,371,112 public warrants were tendered and purchased by HPEP II. Each warrant tender offer was not conditioned upon any minimum number of public warrants being tendered. Pure’s Sponsor, HPEP II and the Company entered into a sponsor support agreement whereby Sponsor and HPEP II will forfeit all of their private placement warrants and public warrants for no consideration, which eliminates the substantial majority of all of Pure’s outstanding warrants. As a result of the business combination and pursuant to the warrant agreement, any of Pure’s remaining public warrants, held by persons other than HPEP II, will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you have any questions or need assistance voting your shares, please call Pure’s proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

August 7, 2020

By Order of the Board of Directors

/s/ Jack Hightower

Jack Hightower

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on August 18, 2020: This notice of meeting and the related proxy statement/prospectus will be available at https://www.cstproxy.com/pureacquisitioncorp/2020.

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CERTAIN DEFINED TERMS	ii
SUMMARY TERM SHEET	ix
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR PURE STOCKHOLDERS	xv
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	25
RISK FACTORS	26
COMPARATIVE SHARE INFORMATION	65
USE OF PROCEEDS	67
SECURITIES MARKET INFORMATION	68
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HIGHPEAK ENERGY	69
SPECIAL MEETING OF PURE STOCKHOLDERS	85
PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL	89
PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL	146
SELECTED HISTORICAL FINANCIAL DATA OF PURE	147
INFORMATION ABOUT PURE	148
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PURE	159
SELECTED HISTORICAL FINANCIAL DATA OF THE PREDECESSORS	165
INFORMATION ABOUT THE TARGET ASSETS	166
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PREDECESSORS	189
MANAGEMENT AFTER THE BUSINESS COMBINATION	201
DESCRIPTION OF HIGHPEAK ENERGY SECURITIES	206
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PURE AND HIGHPEAK ENERGY	214
SELLING SECURITYHOLDERS AND CERTAIN BENEFICIAL OWNERS OF SECURITIES	217
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	221
HOUSEHOLDING INFORMATION	228
PLAN OF DISTRIBUTION	228
TRANSFER AGENT AND REGISTRAR	228
LEGAL MATTERS	228
EXPERTS	228
SUBMISSION OF STOCKHOLDERS PROPOSALS	229
WHERE YOU CAN FIND ADDITIONAL INFORMATION	229
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A: BUSINESS COMBINATION AGREEMENT	A-1
ANNEX A-I: BUSINESS COMBINATION AGREEMENT FIRST AMENDMENT DATED JUNE 12, 2020	A-I-1
ANNEX A-II: BUSINESS COMBINATION AGREEMENT SECOND AMENDMENT DATED JULY 1, 2020	A-II-1
ANNEX A-III: BUSINESS COMBINATION AGREEMENT THIRD AMENDMENT DATED JULY 24, 2020	A-III-1
ANNEX B: FORM OF A&R CHARTER	B-1
ANNEX C: FORM OF A&R BYLAWS	C-1
ANNEX D: FORM OF STOCKHOLDERS’ AGREEMENT	D-1
ANNEX E: FORM OF REGISTRATION RIGHTS AGREEMENT	E-1
ANNEX F: AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT	F-1
ANNEX G: FORM OF LTIP	G-1
ANNEX H: FORM OF CONTINGENT VALUE RIGHTS AGREEMENT	H-1
ANNEX I: FORM OF WARRANT AGREEMENT AMENDMENT AND ASSIGNMENT	I-1
ANNEX J: RESERVE REPORT OF HPK LP AS OF DECEMBER 31, 2019	J-1
ANNEX K: GLOSSARY OF OIL AND NATURAL GAS TERMS	K-1

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

●	“A&R Charter” are to the form of amended and restated certificate of incorporation of HighPeak Energy;

●	“business combination” are to the transactions contemplated by the Business Combination Agreement;

●

“Business Combination Agreement” are to the Business Combination Agreement, dated May 4, 2020, as amended by the Business Combination Agreement First Amendment, the Business Combination Agreement Second Amendment and the Business Combination Agreement Third Amendment and as may be further amended from time to time, by and among Pure, HighPeak Energy, MergerSub, HighPeak I, HighPeak II, HighPeak III, HPK GP, and solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) of Pure will be converted into the right to receive (A) one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Class A Common Stock, (I) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, (II) one (1) CVR, for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A) and (III) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), (iii) the HPK Contributors will (a) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing, and (iv) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to Pure) with all interests in HPK LP being cancelled in exchange for no consideration;

●	“Business Combination Agreement Amendments” are to the Business Combination Agreement First Amendment, the Business Combination Agreement Second Amendment and the Business Combination Agreement Third Amendment;

●

“Business Combination Agreement First Amendment” are to the First Amendment to Business Combination Agreement, dated June 12, 2020, pursuant to which, among other things as described further in this proxy statement/prospectus, the parties to the Business Combination Agreement agreed to provide for additional merger consideration in cash to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share;

●

“Business Combination Agreement Second Amendment” are to the Second Amendment to Business Combination Agreement, dated July 1, 2020, pursuant to which, among other things as described further in this proxy statement/prospectus, the parties to the Business Combination Agreement agreed to provide for Contingent Value Rights to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock, as well as to the Forward Purchase Investors, among other amendments;

●	“Business Combination Agreement Third Amendment” are to the Third Amendment to Business Combination Agreement, dated July 24, 2020, pursuant to which the parties to the Business Combination Agreement agreed to provide for the issuance of one warrant to purchase HighPeak Energy common stock to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock and updates to the conditions related to HighPeak Energy’s liquidity and capitalization following the business combination;

●

“Business Combination Marketing Agreement” are to the Business Combination Marketing Agreement, dated as of April 12, 2018, by and among Pure, Oppenheimer & Co. Inc. and EarlyBirdCapital, Inc., as amended;

●	“Cash Consideration” are to the cash consideration, if any, to be paid to certain holders of Pure’s Class A Common Stock pursuant to the Business Combination Agreement First Amendment;

●	“Charter” are to the second amended and restated certificate of incorporation of Pure, as amended;

●	“Class A Common Stock” are to Pure’s Class A voting common stock, par value $0.0001 per share;

●	“Class B Common Stock” are to Pure’s Class B voting common stock, par value $0.0001 per share;

●	“Closing” are to the closing of the business combination;

●	“Closing Date” are to the date on which the Closing occurs;

●

“the Company,” “we,” “our” or “us” are to Pure, either individually or together with its consolidated subsidiaries, as the context requires, before the completion of the business combination, and to HighPeak Energy, either individually or together with its consolidated subsidiaries, as the context requires, after the completion of the business combination;

●

“Contingent Value Rights” or “CVRs” are to contractual contingent value rights to be issued to holders of Class A Common Stock and Forward Purchase Investors, representing the right of Qualifying CVR Holders to receive, in certain circumstances, additional shares of HighPeak Energy common stock (or, in limited circumstances, such other form as is provided for in the Contingent Value Rights Agreement), if necessary, to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and described in further detail in the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights”;

●	“Contingent Value Rights Agreement” or “CVR Agreement” are to the agreement contemplated to be entered into prior to or in connection with the Closing, by and among HighPeak Energy, HighPeak I, HighPeak II, Sponsor and the Rights Agent, which will govern the terms of the CVRs;

●	“Cumulative Unlevered Free Cash Flow” are to the sum of EBITDAX less capital expenditures for the periods presented;

●	“CVR Holder” are to a person or entity in whose name a CVR is registered in the CVR register maintained by the Rights Agent at any date of determination;

●

“CVR Maturity Date” are to (i) the date to be specified by HighPeak I, HighPeak II and Sponsor, which may be any date occurring during the period beginning on (and including) the second anniversary of the Closing and ending on (and including) the date that is thirty (30) months following the Closing, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales;

●	“CVR Sponsors” are to HighPeak Energy, Sponsor, HighPeak I and HighPeak II;

●	“Debt Facility” are to a reserve-based lending facility that HighPeak Energy may assume or enter into in connection with the Closing;

●	“EBITDAX” are to earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense;

●	“Escrow Agreement” are to an escrow agreement to be executed by the parties thereto substantially in the form attached to the Contingent Value Rights Agreement;

●

“Escrowed Shares” are to a number of shares of HighPeak Energy common stock equal to the maximum number of shares of HighPeak Energy common stock that could become issuable to CVR Holders pursuant to the terms of the Contingent Value Rights Agreement as determined as of the Closing Date;

●	“Extensions” are to, collectively, the First Extension, the Second Extension and the Third Extension;

●	“Extension Date” are to August 21, 2020;

●	“First Extension” are to Pure’s stockholders’ approval of Pure’s proposal to extend the date by which Pure must consummate an Initial Business Combination from October 17, 2019 to February 21, 2020;

●

“Forward Purchases” are to (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Pure’s Class A Common Stock and up to 7,500,000 forward purchase warrants pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of HighPeak Energy common stock and a corresponding number of CVRs and forward purchase warrants on a one-for-one basis pursuant to the terms of the Forward Purchase Agreement Amendment;

●

“Forward Purchase Agreement” are to (i), with respect to time periods prior to the execution of the Forward Purchase Agreement Amendment, that certain Forward Purchase Agreement, dated April 12, 2018, by and between Pure and HPEP I, pursuant to which, among other things, HPEP I is subscribed for an aggregate number of up to 15,000,000 units of Pure, consisting of one share of Class A Common Stock and one-half of one whole warrant to purchase one share of Class A Common Stock for $10.00 per unit, or an aggregate maximum amount of up to $150,000,000 immediately prior to or simultaneously with the closing of Pure’s Initial Business Combination and (ii) with respect to time periods at or after the execution of the Forward Purchase Agreement Amendment, the Forward Purchase Agreement Amendment, pursuant to which, among other things, the purchasers thereunder, which may include affiliates of HPEP I or unrelated third parties, will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. Additionally, HPEP I may elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment prior to the Closing;

●

“Forward Purchase Agreement Amendment” are to an Amended and Restated Forward Purchase Agreement, dated as of July 24, 2020, by and among HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety as described further in this proxy statement/prospectus and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing;

●	“Forward Purchase Investors” are to the qualified institutional buyers and accredited investors that will purchase forward purchase units pursuant to the Forward Purchase Agreement Amendment;

●	“forward purchase unit” are to each of the up to 15,000,000 units to be issued under the Forward Purchase Agreement Amendment, each consisting of one share of HighPeak Energy common stock, one CVR and one warrant, which whole warrants are exercisable for HighPeak Energy common stock at an exercise price of $11.50 per share;

●	“forward purchase warrants” are to the up to 7,500,000 warrants exercisable for Class A Common Stock to be issued pursuant to the Forward Purchase Agreement, or, as applicable, up to 15,000,000 warrants exercisable for HighPeak Energy common stock to be issued pursuant to the Forward Purchase Agreement Amendment;

●

“founder shares” are to the aggregate 10,350,000 shares of Class B Common Stock, of which 10,206,000 are currently held by Pure’s Sponsor and 48,000 are currently held by each of Pure’s three independent directors, initially purchased by Pure’s Sponsor in connection with the organization of Pure, which are expected to be exchanged on a one-for-one basis for shares of HighPeak Energy common stock at the Closing, other than 5,350,000 of such founder shares held by Pure’s Sponsor that will be forfeited pursuant to the terms of the Sponsor Support Agreement;

●	“Grenadier” are to Grenadier Energy Partners II, LLC, a Delaware limited liability company;

●

“Grenadier Contribution Agreement” are to the Contribution Agreement, dated as of November 27, 2019, as amended on February 6, 2020 (the “Grenadier Amendment”) and as subsequently terminated on April 24, 2020, by and among Grenadier, HighPeak Assets II, Pure, HighPeak Energy and, solely for the limited purposes specified in the that certain amendment dated February 6, 2020, the HPK Contributors and HPK Representative;

●	“HighPeak Assets I” are to HighPeak Energy Assets, LLC, a Delaware limited liability company;

●	“HighPeak Assets II” are to HighPeak Energy Assets II, LLC, a Delaware limited liability company;

●	“HighPeak Contributed Entities” are to HPK LP, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II and the HighPeak Employer;

●	“HighPeak Entities” are to HPK LP, HighPeak Holdings, HighPeak Assets I and HighPeak Assets II;

●	“HighPeak Employer” are to HighPeak Energy Employees, Inc., a Delaware corporation;

●	“HighPeak Energy” are to HighPeak Energy, Inc., a Delaware corporation initially formed as a wholly owned subsidiary of Pure for the purpose of effecting the business combination;

●	“HighPeak Energy common stock” are to HighPeak Energy’s voting common stock, par value $0.0001 per share;

●	“HighPeak Funds” are to HighPeak I, HighPeak II and HighPeak III, collectively;

●	“HighPeak Group” are to Sponsor, the HPK Contributors and Jack Hightower and each of their respective affiliates and certain permitted transferees, collectively;

●	“HighPeak Holdings” are to HighPeak Energy Holdings, LLC, a Delaware limited liability company;

●	“HighPeak I” are to HighPeak Energy, LP, a Delaware limited partnership;

●	“HighPeak II” are to HighPeak Energy II, LP, a Delaware limited partnership;

●	“HighPeak III” are to HighPeak Energy III, LP, a Delaware limited partnership;

●	“HPEP I” are to HighPeak Energy Partners, LP, a Delaware limited partnership;

●	“HPEP II” are to HighPeak Energy Partners II, LP, a Delaware limited partnership;

●	“HPEP III” are to HighPeak Energy Partners III, LP, a Delaware limited partnership anticipated to be formed prior to or in connection with the Closing;

●	“HPK LP” are to HPK Energy, LP, a Delaware limited partnership;

●	“HPK GP” are to HPK Energy, LLC, a Delaware limited liability company and the general partner of HPK LP;

●	“HPK Contributors” are to the HighPeak Funds and HPK GP;

●	“HPK Representative” are to HighPeak Energy Management, LLC, a Delaware limited liability company;

●	“Initial Business Combination” are to Pure’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

●	“initial stockholders” are to holders of Pure’s founder shares prior to the IPO, including Pure’s Sponsor and Pure’s three independent directors;

●	“IPO” are to Pure’s initial public offering of units, which closed on April 17, 2018;

●

“management” or “management team” are to Pure’s officers and directors before the completion of the business combination, and to HighPeak Energy’s officers and directors after the completion of the business combination;

●	“MergerSub” are to Pure Acquisition Merger Sub, Inc., a Delaware corporation formed as a wholly owned subsidiary of HighPeak Energy for the purpose of effecting the business combination;

●

“Original HPK Business Combination Agreement” are to the Business Combination Agreement, dated as of November 27, 2019, as amended on February 6, 2020 (the “HPK Amendment”) and as subsequently terminated on April 24, 2020, by and among Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative;

●	“Parent Merger” are to the exchange by holders of Pure Common Stock for HighPeak Energy common stock pursuant to the Business Combination Agreement;

●

“PIPE Investment” are to the previously contemplated issuance and sale of up to an aggregate amount of 10,000,000 shares of HighPeak Energy common stock and a corresponding number of CVRs and warrants on a one-for-one basis in a private placement to the PIPE Investors, the proceeds of which would have been used to fund a portion of the cash obligations of HighPeak Energy and its subsidiaries at and after the Closing;

●	“PIPE Investors” are to the qualified institutional buyers and accredited investors that would have purchased HighPeak Energy common stock and Contingent Value Rights pursuant to the PIPE Investment;

●	“Principal Stockholder Group” are to Sponsor, the HighPeak Funds and Jack Hightower;

●	“Predecessors” are, for the period from October 1, 2019 through Closing, to HPK LP, and for the year ended December 31, 2019, 2018 and 2017 to HighPeak I;

●	“private placement warrants” are to the warrants issued to Pure’s Sponsor in a private placement simultaneously with the closing of Pure’s IPO;

●	“public shares” are to shares of Class A Common Stock sold by Pure as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“public stockholders” are to the holders of Pure’s public shares;

●	“public warrants” are to the warrants sold by Pure as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“Pure” are to Pure Acquisition Corp., a Delaware corporation;

●	“Pure Board” are to the board of directors of Pure;

●	“Pure Common Stock” are to, collectively, Class A Common Stock and Class B Common Stock;

●	“Pure Special Committee” are to the special committee of Pure’s board of directors consisting of three (3) independent directors;

●	“Qualifying CVR Holders” are to CVR Holders as of the CVR Maturity Date and that provide certain information required under the Contingent Value Rights Agreement;

●	“Rights Agent” are to Continental Stock Transfer & Trust Company;

v

●	“Second Extension” are to Pure’s stockholders’ approval of Pure’s proposal to extend the date by which Pure must consummate an Initial Business Combination from February 21, 2020 to May 21, 2020;

●	“special meeting” are to the special meeting of the stockholders of Pure that is the subject of this proxy statement/prospectus and any adjournments or postponements thereof;

●	“Sponsor” are to HighPeak Pure Acquisition, LLC, a Delaware limited liability company, and subsidiary of HPEP I;

●	“Sponsor Loans” are to loans made by any HPK Contributor, any of the HighPeak Contributed Entities or another affiliate of Pure’s Sponsor, to Pure or one of its subsidiaries of (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (as defined in the accompanying proxy statement/prospectus) (such loans described in clauses (i) and (ii), “Sponsor Extension Loans”) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts);

●

“Sponsor Support Agreement”  are to that certain Sponsor Support Agreement, dated as of May 4, 2020, by and among Pure’s Sponsor, HPEP II and the Company, pursuant to which (i) Pure’s Sponsor will forfeit (a) 5,350,000 founder shares for no consideration and (b) all of its private placement warrants for no consideration and (ii) HPEP II will forfeit all of its public warrants for no consideration;

●

“Target Assets” are, for periods from October 1, 2019 through Closing, to HPK LP, which, indirectly through its subsidiaries, holds certain rights, title and interests in oil and natural gas assets and cash, and for prior periods, are to such assets as held by the HighPeak Funds;

●	“Third Extension” are to Pure’s stockholders’ approval of Pure’s proposal to extend the date by which Pure must consummate an Initial Business Combination from May 21, 2020 to August 21, 2020;

●	“Transfer Agent” are to Continental Stock Transfer & Trust Company;

●	“units” are to units sold by Pure in the IPO, each of which consists of one share of Class A Common Stock and one-half of one public warrant;

●	“Unlevered Free Cash Flow” are to EBITDAX less capital expenditures for the period presented;

●

“voting common stock” are to Class A Common Stock and Class B Common Stock prior to the consummation of the business combination, and to HighPeak Energy common stock following the consummation of the business combination;

●

“warrant agreement” are to, with respect to time periods prior to the warrant agreement assignment, the warrant agreement, dated as of April 12, 2018, by and between Pure and Transfer Agent and, after the warrant agreement assignment, by and between HighPeak Energy and Transfer Agent;

●	“warrant agreement assignment” means the amendment and assignment of the warrant agreement by Pure to HighPeak Energy; and

●

“warrants” are to, prior to the business combination, to the warrants to purchase one share of Class A Common Stock at a price of $11.50 per share or, after the business combination, one share of HighPeak Energy common stock at a price of $11.50 per share.

For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement/prospectus, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex K.

We show the voting and economic interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus upon the Closing based on the assumptions set forth below and otherwise assuming the following redemption scenario:

Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

Unless otherwise specified, the statements regarding (a) available liquidity, (b) the voting and economic interests of HighPeak Energy stockholders and (c) other estimates set forth in this proxy statement/prospectus do not take into account (i) the public warrants or forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date or (ii) any shares that may be issued by HighPeak Energy pursuant to the Contingent Value Rights Agreement (or the equivalent number of shares of HighPeak Energy common stock that would be collectively forfeited by HighPeak I, HighPeak II and Sponsor to HighPeak Energy in connection with such issuance), and also assume the following:

(i)	the Closing occurs on August 19, 2020;

(ii)	at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming:

(a)

overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing;

(b)	cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020;

(c)	transaction expenses will be approximately $15 million; and

(d)	there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement;

(iii)

approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing. Assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures;

(iv)	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment;

(v)	there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement;

(vi)	no available debt capacity; and

(vii)	no Pure public warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the (a) available liquidity, (b) the voting and economic interests of HighPeak Energy stockholders and (c) other estimates set forth in this proxy statement/prospectus will differ from those set forth in this proxy statement/prospectus and such differences may be material. For example, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors. However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Pure Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

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Pure is a blank check company formed for the purpose of effecting an Initial Business Combination. For more information about Pure, see the sections entitled “Information About Pure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure.”

●	There are currently 15,362,629 shares of Class A Common Stock and Class B Common Stock issued and outstanding, consisting of 5,012,629 public shares and 10,350,000 founder shares. The Sponsor will forfeit 5,350,000 founder shares pursuant to the terms of the Sponsor Support Agreement. In addition, there are currently outstanding warrants to purchase 30,980,000 shares of Class A Common Stock, consisting of public warrants to purchase 20,700,000 shares of Class A Common Stock and private placement warrants to purchase 10,280,000 shares of Class A Common Stock. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Only whole warrants are exercisable. The warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination, and will expire five (5) years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Pursuant to the Sponsor Support Agreement, at Closing, (i) Sponsor will forfeit all 10,280,000 private placement warrants and (ii) HPEP II will forfeit all public warrants that it owns at such date, including any warrants tendered in the warrant tender offer in connection with the Closing, which eliminates the substantial majority of all of Pure’s currently outstanding warrants.

●

On October 10, 2019, Pure’s stockholders approved an extension of the date by which Pure must consummate an Initial Business Combination (the “First Extension”) from October 17, 2019 to February 21, 2020. Pure requested the First Extension in order to complete an Initial Business Combination. In connection with the First Extension, 3,594,000 shares of Class A Common Stock were redeemed, for a total value of $36,823,301 on October 11, 2019. On February 20, 2020, Pure’s stockholders approved a second extension of the date by which Pure must consummate an Initial Business Combination (the “Second Extension”) from February 21, 2020 to May 21, 2020. In connection with the Second Extension, 2,189,801 shares of Class A Common Stock were redeemed, for a total value of $22,811,431 on February 21, 2020. On May 15, 2020, Pure’s stockholders approved a third extension of the date by which Pure must consummate an Initial Business Combination (the “Third Extension” and, with the First Extension and the Second Extension, the “Extensions”) from May 21, 2020 to August 21, 2020. In connection with the Third Extension, 30,603,570 shares of Class A Common Stock were redeemed for a total value of $322,063,673 on May 18, 2020. Further, Pure’s Sponsor agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension, for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (as defined in the accompanying proxy statement/prospectus).

●

In connection with warrant tender offers conducted in connection with (i) the announcement of the special meeting of Pure’s stockholders to approve the First Extension, (ii) Pure’s announcement of the proposed business combination contemplated by the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement, (iii) Pure’s announcement of the special meeting of Pure’s stockholders to approve the Second Extension, and (iv) Pure’s announcement of the special meeting of Pure’s stockholders to approve the Third Extension and Pure’s announcement of the proposed business combination contemplated by the Business Combination Agreement, HPEP II accepted for purchase an aggregate of 20,371,112 public warrants tendered in connection therewith, resulting in HPEP II owning 20,371,112 public warrants as a result of the warrant tender offers.

●

On November 27, 2019, Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative (together, the “HPK BCA Parties”) entered into the Original HPK Business Combination Agreement, and HighPeak Assets II, Pure, HighPeak Energy and, solely for the limited purposes specified in the that certain amendment dated February 6, 2020, the HPK Contributors and HPK Representative (together, the “Grenadier Parties”) entered into the Grenadier Contribution Agreement (which amended a Purchase and Sale Agreement, dated June 17, 2019, between Grenadier and HighPeak Assets II), with each agreement subsequently being amended on February 6, 2020.

●

On April 24, 2020, Pure and the other HPK BCA Parties, as well as the other Grenadier Parties, terminated the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement in response to a significant change in market conditions as a result of the Coronavirus 2019 (“COVID-19”) pandemic and the related impact to the oil and gas industry as described in greater detail in the section entitled “Questions and Answers About the Proposals for Pure Stockholders—How were transaction structure and consideration in the business combination determined?”

●

On May 4, 2020, Pure and HighPeak Energy entered into the Business Combination Agreement, by and among Pure, HighPeak Energy, MergerSub, HighPeak I, HighPeak II, HighPeak III, HPK GP, and solely for limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) will be converted into the right to receive one share of HighPeak Energy common stock (and, following the execution of the Business Combination Agreement Amendments as described below, such other merger consideration as is specified therein), (iii) the HPK Contributors will (a) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 75,000,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement,” and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (iv) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into Pure with all interests in HPK LP being cancelled for no consideration. For additional information see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

●

HighPeak Energy will acquire the Target Assets pursuant to the Business Combination Agreement. Promptly after such acquisition, HighPeak Energy will cause HPK LP to merge with and into Pure with all interest in HPK LP being cancelled for no consideration.

x

●

As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants (other than the warrants held by Pure’s Sponsor or HPEP II, which will be forfeited prior to the merger) will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. HighPeak Energy intends to list its warrants (including warrants issued as part of the merger consideration and forward purchase warrants) for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American following the Closing. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American.

●

On June 12, 2020, HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into the Business Combination Agreement First Amendment that provides for additional Cash Consideration to be paid as merger consideration to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share.

●

On July 1, 2020, HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Second Amendment, which provided for, among other things, one (1) CVR to be issued as merger consideration for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of shares of Class A Common Stock. It was also contemplated that one (1) CVR would also be issued to any PIPE Investor or purchaser under the Forward Purchase Agreement Amendment (as further described therein) for each share of HighPeak Energy common stock purchased in connection with the PIPE Investment or pursuant to the Forward Purchase Agreement Amendment, under separate terms than those that would have been issued to the holders of Class A Common Stock.

●

On July 24, 2020, HighPeak Energy, Pure and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Third Amendment, pursuant to which the parties to the Business Combination Agreement agreed to, among other things, provide for the issuance of one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of Class A Common Stock and to increase the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement Third Amendment) condition from $50 million to $100 million and remove the $100 million Minimum Aggregate Funding Availability closing condition (as such term was defined in the Business Combination Agreement Second Amendment). The Business Combination Agreement Third Amendment also provides for the CVRs to have the same terms, whether such CVRs are issued as merger consideration to holders of Class A Common Stock or to Forward Purchase Investors in connection with commitments under the Forward Purchase Agreement Amendment. Additionally, the Business Combination Agreement Third Amendment added the requirement that the CVRs and warrants issuable for HighPeak Energy common stock, including Pure’s public warrants that will become warrants of HighPeak Energy, forward purchase warrants and warrants to be issued as merger consideration, will be approved for listing on the Nasdaq Capital Market or the NYSE, subject to official notice of issuance, prior to the Closing. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the holder of CVRs with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00, at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity in the form of CVRs, which HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy’s common stock, respectively, may be issued by HighPeak Energy to satisfy the rights underlying the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation.

●	On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto pursuant to a joinder agreement), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure had been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase the remaining uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing.

●

For more information about the post-combination company and the Target Assets, see the sections entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” and “Information About the Target Assets.”

●

It is anticipated that, upon consummation of the business combination, HPK LP will be HighPeak Energy’s “predecessor” for financial reporting purposes and that HighPeak I, the assets of which represent only a portion of the Target Assets, will be HPK LP’s “predecessor” for financial reporting purposes. For more information about HPK LP, HighPeak I and the Target Assets, see the sections entitled “Selected Historical Financial Information of the Predecessors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors” and “Information About the Target Assets.”

●	Unless waived by the applicable parties to the Business Combination Agreement, the Closing is subject to a number of conditions for one or more parties set forth in the Business Combination Agreement, including, among others, there being at least $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement), receipt of the requisite approval of the stockholders of Pure, the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Pure’s Class A Common Stock, material compliance of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Business Combination Agreement, and the listing of certain shares of common stock on the Nasdaq Capital Market or the NYSE, subject only to official notice of issuance. For more information regarding the conditions to the Closing, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

●

The Business Combination Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination Rights.”

●	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●

Under Pure’s Charter, in connection with any stockholder meeting called to approve a proposed Initial Business Combination, each public stockholder will have the right, regardless of whether he or she is voting for or against such proposed business combination, to demand that Pure convert his or her shares into the right to receive in cash a pro rata share of the Trust Account. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Pure may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) physically tender their certificates to Pure’s Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case prior to a date set forth in the warrant tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. In any event, shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

●

In connection with the business combination, HighPeak Energy intends to apply to list its common stock, warrants and CVRs on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the ticker symbols “HPK,” “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.

●

Pure’s board of directors (the “Pure Board”) considered various factors in determining whether to approve the Business Combination Agreement and the business combination, including the unanimous recommendation (with one abstention) of the Pure Special Committee for the Pure Board to approve the business combination. For more information about the Pure Board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

●

The Business Combination Agreement contemplates the execution by certain parties of various agreements at the Closing, including, among others, the Stockholders’ Agreement and the Registration Rights Agreement, copies of which are attached to this proxy statement/prospectus as Annexes D and E, respectively. For more information about these agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements.”

●	The following table presents the share ownership of various holders of HighPeak Energy upon the Closing and based on the assumptions set forth below and otherwise assuming the following redemption scenario:

Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	4,189,000	4.59%
HighPeak Group
Sponsor (2)	4,856,000	5.32%
HPK Contributors	76,250,000	83.56%
HighPeak III Forward Purchase	500,000	0.55%
HighPeak Group Total	81,606,000	89.43%
Independent Directors	144,000	0.16%
Other Forward Purchase Investors	5,311,000	5.82%

Total	91,250,000	100.00%

(1) The numbers set forth in the table above do not take into account (i) the public warrants and forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date or (ii) any shares that may be issued by HighPeak Energy pursuant to the Contingent Value Rights Agreement (or the equivalent number of shares of HighPeak Energy common stock that would be collectively forfeited by HighPeak I, HighPeak II and Sponsor to HighPeak Energy in connection with such issuance), and also assume the following: (i) the Closing occurs on August 19, 2020; (ii) at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming: (a) overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing; (b) the cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020; (c) transaction expenses will be approximately $15 million and (d) there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement; (iii) approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing, which assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (iv) no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (v) no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment; (vi) there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement; (vii) no available debt capacity; and (viii) no Pure public warrants are tendered for purchase in the warrant tender offer.

(2) Shares owned upon conversion of founder shares at consummation of the business combination and the forfeiture by Sponsor of 5,350,000 founder shares pursuant to the Sponsor Support Agreement.

If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

Further, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors. However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

The scenario above does not give effect to the potential exercise of any warrants. However, if HighPeak Energy assumes that no warrants of Pure are tendered for purchase in the warrant tender offer by HPEP II, and the maximum number of warrants currently expected to be outstanding at the Closing, including (i) the 328,888 outstanding public warrants, (ii) the 5,811,000 warrants issued at the Closing pursuant to the Forward Purchase Agreement Amendment and (iii) the up to 4,189,000 warrants issued to holders of Pure’s Class A Common Stock in the merger, to purchase an aggregate of 10,328,888 shares of HighPeak Energy common stock were exercisable and exercised following completion of the business combination, with proceeds to HighPeak Energy of approximately $118.8 million, then the ownership of HighPeak Energy would be as follows:

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	8,706,888	8.57%
HighPeak Group
Sponsor (2)	4,856,000	4.78%
HPK Contributors	76,250,000	75.07%
HighPeak III Forward Purchase	1,000,000	0.98%
HighPeak Group Total	82,106,000	80.83%
Independent Directors	144,000	0.14%
Other Forward Purchase Investors	10,622,000	10.46%

Total	101,578,888	100.00%

The scenario above assumes that the warrant holders exercise their warrants using cash consideration to pay the exercise price.  The warrant holders may also exercise their warrants on a cashless basis, in which case, the shares and percentages above would change.

In addition, the scenario above does not give effect to the potential issuance of shares of HighPeak Energy common stock pursuant to the CVRs that could occur at the CVR Maturity Date. If HighPeak I, HighPeak II and Sponsor are required to forfeit shares of HighPeak Energy common stock in connection with the issuance of shares of HighPeak Energy common stock pursuant to the Contingent Value Rights Agreement, the ownership percentage of the HighPeak Group would be materially reduced.

Please see the section entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR PURE STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of Pure, including the proposed business combination. The following questions and answers do not include all of the information that is important to Pure stockholders. Pure urges its stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Pure stockholders are being asked in connection with the special meeting of stockholders to consider and vote upon, among other things, a proposal to approve and adopt the Business Combination Proposal, including the Business Combination Agreement, as amended by the Business Combination Agreement Amendments and as may be further amended from time to time, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) of Pure will be converted into the right to receive (a) one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), and (b) solely with respect to each outstanding share of Class A Common Stock, (A) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, (B) one (1) CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (C) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), (iii) the HPK Contributors will (a) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (iv) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to Pure) with all interests in HPK LP being cancelled in exchange for no consideration.

If the transactions contemplated by the Business Combination Agreement are completed, HighPeak Energy will own and operate the assets and businesses currently conducted by Pure and HPK LP and you will receive the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any) for each share of Class A Common Stock or Class B Common Stock that you held immediately prior to the Closing, and in the case of holders of Class A Common Stock, one CVR and one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock, and, pursuant to the warrant agreement, each outstanding public warrant and private placement warrant of Pure held immediately prior to the Closing will entitle the holder thereof to purchase one share of HighPeak Energy common stock following the Closing on the terms set forth therein; provided, however, that all public warrants and private placement warrants held by Pure’s Sponsor or HPEP II immediately prior to the merger effective time will be forfeited for no consideration and cancelled immediately prior to the merger effective time. After the Closing, the HighPeak Energy common stock, the CVRs and warrants to purchase HighPeak Energy common stock are expected to be listed for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American.

Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Copies of the Business Combination Agreement (as well as the Business Combination Agreement Amendments) are attached to this proxy statement/prospectus as Annex A, Annex A-I, Annex A-II and Annex A-III, respectively, and incorporated by reference herein. This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. Holders of Class A Common Stock and Class B Common Stock are entitled to vote on all proposals in this proxy statement/prospectus. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Tuesday, August 18, 2020, at 10:00 a.m., Eastern Time, at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

Q:	What is being voted on at the special meeting?

A:	Pure stockholders will vote on the following proposals at the special meeting:

●	The Business Combination Proposal— To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

●

The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 2).

Q:	What will happen in the business combination?

A:

Pure and HighPeak Energy entered into the Business Combination Agreement, as amended by the Business Combination Agreement Amendments and as may be further amended from time to time, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to acquire the Target Assets. Under the terms of the Business Combination Agreement, at the Closing, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor) will be converted into the right to receive (a) one share of HighPeak Energy common stock, and (b) solely with respect to each outstanding share of Class A Common Stock, (A) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, (B) one (1) CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (C) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), (iii) the HPK Contributors will (a) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 75,000,000 shares of HighPeak Energy common stock (the “Unadjusted Shares”), subject to certain adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (iv) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into Pure with all interests in HPK LP being cancelled for no consideration. As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein; provided, however, that all public warrants and private placement warrants held by Pure’s Sponsor or HPEP II immediately prior to the merger effective time will be forfeited for no consideration and cancelled immediately prior to the merger effective time. For more detailed information on the consideration to be given and the other terms and conditions of the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Based on the assumptions set forth under “—Certain Defined Terms,” we currently expect HighPeak Energy to issue approximately 76,250,000 shares of HighPeak Energy common stock to the HPK Contributors at Closing, which reflects the 75,000,000 shares of HighPeak Energy common stock and estimated additional shares of HighPeak Energy common stock to be issued as adjustments pursuant to the Business Combination Agreement.

For more information about the Business Combination Agreement, the consideration to be received by the HPK Contributors, and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

On April 12, 2018, Pure entered into the Forward Purchase Agreement with HPEP I. On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder Agreements prior to the Closing.

HighPeak Energy is pursuing additional equity investments with certain accredited investors and institutional buyers through a transfer of obligations under the Forward Purchase Agreement Amendment (in addition to those already committed), which, if successful, would close in connection with the business combination. For more information, see “Questions and Answers About the Proposals for Pure Stockholders—Will HighPeak Energy obtain new financing in connection with the business combination? If so, what are the anticipated material terms of such financing?”

Prior to the Initial Business Combination, HighPeak Energy intends to adopt the HighPeak Energy, Inc. Long Term Incentive Plan (the “LTIP”), and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. As described further under “Proposal No. 1—The Business Combination Proposal—Related Arrangements—HighPeak Energy, Inc. Long Term Incentive Plan,” the LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, a number of shares of HighPeak Energy common stock equal to 13% of the outstanding shares of HighPeak Energy common stock on the effective date of the LTIP (the “Share Pool”) are reserved and available for delivery with respect to Awards, and 1,300 shares of HighPeak Energy common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of HighPeak Energy common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of HighPeak Energy common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

Q:	What are the Contingent Value Rights?

A:

The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances that will be issued to the holders of shares of Pure’s Class A Common Stock participating in the business combination and Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy common stock, respectively, may be issued by HighPeak Energy to satisfy the Preferred Returns with respect to the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR. By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 31,875,000 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 15,000,000 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. Within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Please see “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” for additional detail regarding the Contingent Value Rights and the Contingent Value Rights Agreement.

Q:	How were transaction structure and consideration in the business combination determined?

A:

Following the IPO, representatives of Pure and the HighPeak Group contacted and were contacted by a number of individuals and entities, including Grenadier, with respect to business combination opportunities and engaged with several possible target businesses with respect to potential transactions. After a series of discussions, Grenadier advised representatives of Pure that it would not be pursuing a transaction with Pure in exchange for cash and shares of Pure Common Stock given the total proposed consideration and the timing and uncertainty of closing due to the requirement for Pure stockholder approval. Representatives of Pure and the HighPeak Group nevertheless concluded that Grenadier was an attractive investment opportunity irrespective of whether Pure ultimately participated in a business combination, so, to address Grenadier’s concerns, the parties began to instead discuss an all-cash acquisition of the assets of Grenadier (the “Grenadier Assets”) by funds controlled by the HighPeak Group, rather than Pure. Given the complementary nature of the HighPeak Contributed Entities’ assets to those of Grenadier and the flexibility for HighPeak Assets II to assign its rights and obligations under the Grenadier Contribution Agreement or for the HPK Contributors to directly or indirectly contribute the counterparty, HighPeak Assets II, to Pure in connection with a future negotiated business combination, if so desired, the original Grenadier Purchase Agreement was signed by HighPeak Assets II and Grenadier on June 17, 2019, providing for an initial target closing date of August 19, 2019 with the ability to extend such Closing Date to the date that is seventy-five (75) days after the execution date. Thereafter, certain representatives of the HighPeak Group engaged in conversations with the independent directors serving on the Pure Board and discussed, among other things, a proposal to combine the assets of HPK LP (the “HighPeak Assets”) and the Grenadier Assets in a business combination with Pure, where the HPK Contributors would receive equity interests in exchange for the HighPeak Assets and concurrently use Pure’s cash to consummate the closing of the Grenadier Contribution Agreement. The parties subsequently amended the agreements to provide that Grenadier would agree to take a certain amount of consideration in equity as opposed to cash and to extend the outside date to a date after May 21, 2020, among other things.

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Governments have tried to slow the spread of the virus by imposing social distancing guidelines, travel restrictions and stay-at-home orders, which have caused a significant decrease in activity in the global economy and the demand for oil and natural gas. Also in March 2020, the Organization of Petroleum Exporting Countries and other oil producing nations (“OPEC+”) were unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase production. The convergence of these events created the unprecedented dual impact of a global oil demand decline coupled with the risk of a substantial increase in supply. While OPEC+ agreed in April to cut production, these cuts and other reduced capital expenditures by non-OPEC+ members have not offset the significant decrease in demand related to the COVID-19 pandemic. As a result, the price of oil has remained extremely depressed and available storage and transportation capacity for production is increasingly limited and may be completely unavailable in the near future. The imbalance between the supply of and demand for oil, lack of available storage, as well as the uncertainty around the extent and timing of an economic recovery, have caused extreme market volatility and a substantial adverse effect on commodity prices and available financing for oil and gas companies. In light of this substantial change in market conditions, on April 24, 2020, Pure, and the several other parties thereto, terminated the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement.

Thereafter, certain representatives of the HighPeak Group engaged in conversations with the Pure Special Committee and discussed, among other things, a proposal to combine the Target Assets alone in a business combination with Pure, where the HPK Contributors would receive equity interests and no cash in exchange for the Target Assets. The new proposed value of the HighPeak Funds’ contributed properties was reduced from the value in the Original HPK Business Combination Agreement of $892 million (taking into account expected adjustments for capital expenditures and other items under the Original HPK Business Combination Agreement) to $750 million despite significant capital expenditures that increased HighPeak Group’s operated horizontal well count from two (2) wells to twenty-three (23) wells. This increase drove significant increases in reserves and production capability. The reasoning of the HighPeak Group behind the lower value of the offer for the HighPeak Funds’ contributed assets is due to deteriorated market conditions driven by the effects of the COVID-19 pandemic and the OPEC+ oil price war and the HighPeak Funds’ related expectations regarding the pace of their drilling program. The valuation analyses performed by the Deal Team (as defined below) and discussed with the Pure Special Committee was a holistic analysis based on a broad variety of quantitative and qualitative factors, including, but not limited to, comparable company analysis, the estimated transaction metrics for recent comparable transactions in HighPeak Energy’s areas of operation, expectations regarding future pricing and demand for oil and natural gas, expectations regarding future well results and other factors. As such, the Pure Special Committee believes that the Transaction (as defined below) is fair from a financial point of view to, and in the best interests of, Pure’s stockholders based on its analysis of quantitative and qualitative factors discussed with the Deal Team, including, but not limited to, the comparable company analysis and the estimated transaction metrics for recent comparable transactions in HighPeak Energy’s areas of operation. See “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” for additional details regarding the valuation analysis completed in connections with entry into the Business Combination Agreement and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination—The Pure Board’s Reasons for the Approval of the Business Combination” for additional detail regarding the quantitative and qualitative factors discussed with the Deal Team.

The Deal Team, HighPeak Energy and the HighPeak Funds also determined to provide third party participants in the business combination with a significant valuation protection through the issuance of Contingent Value Rights and to make the consideration received by public shareholders equivalent to that received by Forward Purchase Investors under the Forward Purchase Agreement Amendment.  See the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” for more information regarding the Contingent Value Rights.

Q:	What risks does HighPeak Energy face in light of the COVID-19 pandemic and the recent decline in commodity prices?

A:

HighPeak Energy’s business may be materially adversely affected by the recent COVID-19 pandemic. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and HighPeak Energy’s business could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors, vendors and service providers are unavailable to consummate the transaction in a timely manner. The extent to which COVID-19 impacts the business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination may be materially adversely affected. Further, our ability to consummate the business combination may be materially adversely affected if the recent significant decrease in commodity prices persists for a prolonged period.

After the consummation of the business combination, HighPeak Energy could face substantial hardship in the event effects of COVID-19 and recent commodity price declines persist.

For example, prices decreased to a level in April 2020 that caused the HPK Contributors to halt their drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which the HPK Contributors or HighPeak Energy would be willing to execute their drilling program. However, prices have since increased and HighPeak Energy management began returning wells to production in mid-July and we will continue to monitor the extent by which prices continue to increase and/or stabilize prior to any capital expenditure program. In addition, HighPeak Energy may be unable to fund its expected capital expenditure program. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the expected August 19, 2020 Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding as HighPeak Energy is only expected to have available liquidity of approximately $95 million in the Maximum Redemption Scenario assuming $40 million is undrawn availability on the Debt Facility at Closing. Liquidity at Closing may be up to $35 million less based on execution of the permitted interim capital budget and timing of the related payments. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy”. Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $38.30 per Bbl and $1.63 per MMBtu for the month of June 2020, and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy intends to resume drilling a three (3) rig program after the Closing, but also recognizes that commodity prices remain highly volatile and that its liquidity will likely be limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs post-Closing.  For detail regarding sensitivity cases for a zero (0), one (1) and two (2) rig program over the same periods, see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.”

For additional information, see “Risk Factors—Risks Related to the Target Assets—Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments” and “—Recent COVID-19 and other pandemic outbreaks could negatively impact HighPeak Energy’s business and results of operations.”

Q:	Why is Pure providing its stockholders with the opportunity to vote on the business combination?

A:

As a result of the structure of the business combination as a merger of Pure with MergerSub, approval by Pure’s stockholders of the business combination is required under Delaware corporate law. In addition, under Pure’s Charter, Pure must provide all public stockholders with the opportunity to have their shares redeemed upon the consummation of an Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote with respect to such Initial Business Combination. Pure has elected to provide its public stockholders with the opportunity to have their shares redeemed in connection with Pure’s required stockholder vote rather than a tender offer. Therefore, Pure is seeking to obtain the approval of its stockholders of the Business Combination Proposal, as required by Delaware corporate law, and are allowing public stockholders to effectuate redemptions of their public shares in connection with the Closing. Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting. The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class. Pure’s officers and directors, in addition to Sponsor, collectively own 67.4% of Pure’s Class A Common Stock and Class B Common Stock, and have agreed to vote in favor of the Business Combination Proposal. Accordingly, the vote to approve the business combination is assured.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions for one or more parties in the Business Combination Agreement, including, among others, receipt of the requisite approval by the stockholders of Pure and the written consents of Pure, as the sole stockholder of HighPeak Energy, and of HighPeak Energy, as the sole stockholder of MergerSub (which written consents of Pure and HighPeak Energy were delivered within 24 hours after execution of the Business Combination Agreement), there being at least $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement), the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Class A Common Stock, material compliance of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Business Combination Agreement, and the approved listing of certain shares of HighPeak Energy common stock on the NYSE or the Nasdaq Capital Market, upon official notice of issuance. For more information regarding the conditions to the Closing, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

Q:	How will HighPeak Energy be managed and governed following the business combination?

A:

Following the consummation of the business combination, Jack Hightower will serve as Chief Executive Officer, Rodney L. Woodard will serve as Chief Operating Officer, Michael L. Hollis will serve as President and Steven W. Tholen will serve as Chief Financial Officer of HighPeak Energy. For more information, see the section entitled “Management After the Business Combination.” Immediately prior to the business combination, HighPeak Energy Management, LLC, which is owned by Mr. Hightower and certain other individuals, will sell HighPeak Employer to HPK LP, which, subject to certain limited conditions, will then be contributed to HighPeak Energy in the business combination. HighPeak Employer employs all of the personnel that provide services to the HighPeak Funds and their subsidiaries, including the HighPeak Contributed Entities. As a result, HighPeak Energy will be managed by the executive officers named above and employees who have historically provided services to the HighPeak Funds, including operating the Target Assets.

The board of directors of HighPeak Energy (the “HighPeak Energy Board”) will consist of a sole director, Jack Hightower, prior to the Closing. Under the Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of this proxy statement/prospectus to designate to HighPeak Energy a list of individuals that HPK LP wants to be appointed to the HighPeak Energy Board, effective as of the Closing. To the extent that the HPK Contributors timely deliver such a designation, HighPeak Energy and the HighPeak Energy Board will be obligated under the Stockholders’ Agreement to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to appoint four (4) directors to the HighPeak Energy Board for so long as it holds greater than 35% of the shares of HighPeak Energy’s voting stock outstanding. For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Stockholders’ Agreement” and “Management After the Business Combination.”

Q:	Will HighPeak Energy obtain new financing in connection with the business combination? If so, what are the anticipated material terms of such financing?

A:

In connection with the entry into the Business Combination Agreement, HighPeak Energy has entered into the Forward Purchase Agreement Amendment with, among others, certain purchasers (which may include purchasers that subsequently join as parties thereto), pursuant to which, among other things, HighPeak Energy has agreed to issue and sell up to an aggregate of 15,000,000 (5,811,000 of which have been committed) shares of HighPeak Energy common stock and forward purchase units, and an equivalent number of CVRs, to such investors for anticipated aggregate gross proceeds of up to $150 million. For more information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Arrangements.”

In connection with Forward Purchases and in order to secure their participation in the business combination, HighPeak Energy will issue Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment one (1) CVR for each share of HighPeak Energy common stock purchased thereunder. CVRs will also be issued as part of the merger consideration to holders of shares of Pure’s Class A Common Stock participating in the business combination. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American and they may be traded following the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy common stock, respectively, may be issued by HighPeak Energy to satisfy the Preferred Returns with respect to the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR. By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 31,875,000 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 15,000,000 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. Within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Please see below an illustration of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to a Qualifying CVR Holder under a number of price scenarios assuming that such Qualifying CVR Holder held one (1) CVR at the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty (30) months following Closing):

CVR Maturity Date set at the second anniversary of the Closing Date

(The share reference price is based on the “Reference Price” as defined in the Contingent Value Rights Agreement, other than the reference prices that are below $4.00, which are shown for illustrative purposes only)

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holder	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

CVR Maturity Date set at the date that is thirty (30) months following the Closing Date

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders (1)	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

As described above, the financing proceeds may also include additional commitments to purchase forward purchase units under the Forward Purchase Agreement Amendment.

HighPeak Energy also intends to either assume a Debt Facility that the HPK Contributors may enter into prior to the business combination, or to enter into a Debt Facility in connection with the consummation of the business combination. The HPK Contributors may draw on the Debt Facility prior to Closing, in which HighPeak Energy would assume such outstanding loans, and HighPeak Energy expects to draw on the Debt Facility from time to time as circumstances warrant (including, if necessary or appropriate, to fund costs, fees and expenses (including the fees and expenses payable pursuant to the Business Combination Marketing Agreement (as defined below)) associated with the business combination (including such transaction expenses of the HPK Contributors and their affiliates pursuant to the Business Combination Agreement (as defined below)) and for working capital and general corporate purposes) and may potentially utilize other sources of debt financing. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter (as defined herein) relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

The proceeds of cash in the Trust Account and received pursuant to the Forward Purchase Agreement Amendment, if any, and, if appropriate, from borrowing under the Debt Facility will be used to fund the Cash Consideration, the costs, fees and expenses (including the fees and expenses payable pursuant to the Business Combination Marketing Agreement, dated as of April 12, 2018, by and among Pure, Oppenheimer & Co. Inc. and EarlyBirdCapital, Inc. (as further amended, the “Business Combination Marketing Agreement”)) associated with the business combination (including such transaction expenses of the HPK Contributors and their affiliates pursuant to the Business Combination Agreement) and for working capital and general corporate purposes. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements.”

Q:	What is the anticipated impact to HighPeak Energy of the Contingent Value Rights?

A.

Any shares of HighPeak Energy common stock issued pursuant to the Contingent Value Rights Agreement will have no dilutive impact to the capital structure of HighPeak Energy, as Sponsor, HighPeak I and HighPeak II have agreed to forfeit an equivalent number of shares to HighPeak Energy for cancellation. In addition, the CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holder with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00, at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American and they may be traded following the Closing. However, this contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. However, HighPeak Energy cannot predict the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs or whether the market price of the CVRs will be volatile following the Closing. See “Risk Factors—Risks Related to the Contingent Value Rights—A market for the CVRs may not develop and, even if a market for the CVRs does develop, there can be no assurance the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs, which would adversely affect the liquidity and price of the CVRs.”

Q:

Other than the new financing discussed above, are there any arrangements to help ensure that HighPeak Energy will have sufficient funds, together with the proceeds in the Trust Account, to fund its drilling program following the business combination?

A.	Unless waived by the applicable parties to the Business Combination Agreement, it is a condition to Closing under the Business Combination Agreement that there is not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) plus the cash proceeds attributable to the Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party, if any.

As a result, the business combination could still close if there were, among other things, fewer equity sales, higher redemptions by public stockholders or greater aggregate Cash Consideration than currently anticipated, each of which could have a significant impact on the sources and uses set forth above and the actual liquidity of HighPeak Energy at the Closing. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

HighPeak Energy expects to fund its forecasted capital expenditures following Closing with (i) the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration), plus (ii) any cash on-hand of the HighPeak Contributed Entities as of the Closing (without duplication as described below), plus (iii) the amount of cash proceeds attributable to the forward purchase units and any other issuance of Class A Common Stock or HighPeak Energy common stock prior to or at the Closing, plus (iv) a Debt Facility (if any), plus (v) cash generated by operations. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the expected August 19, 2020 Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding as HighPeak Energy is only expected to have available liquidity of approximately $95 million in the Maximum Redemption Scenario assuming $40 million is undrawn availability on the Debt Facility at Closing. Liquidity at Closing may be up to $35 million less based on execution of the permitted interim capital budget and timing of the related payments. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”  Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $38.30 per Bbl and $1.63 per MMBtu for the month of June 2020, and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy intends to resume drilling a three (3) rig program after the Closing, but also recognizes that commodity prices remain highly volatile and that its liquidity will likely be limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs post-Closing.  For detail regarding sensitivity cases for a zero (0), one (1) and two (2) rig program over the same periods, see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.”

HighPeak Energy periodically reviews the applicable capital expenditures and adjusts its budget and its allocation based on liquidity, drilling results, leasehold acquisition opportunities and commodity prices. Because HighPeak Energy operates a high percentage of its acreage, capital expenditure amounts and timing are largely discretionary and within its control. HighPeak Energy determines its capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, lease expirations, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, drilling and acquisition costs and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if HighPeak Energy curtails or reallocates priorities in its drilling program, it may lose a portion of its acreage through lease expirations. However, in the event of any such curtailment or reallocation of priorities, HighPeak Energy would expect to prioritize lease retention to minimize any expirations. Furthermore, HighPeak Energy may be required to remove some portion of its reserves currently booked as PUDs if such changes in planned capital expenditures means HighPeak Energy will be unable to develop such reserves within five (5) years of their initial booking.

Q:	What equity stake will current Pure stockholders, the HighPeak Group and the Forward Purchase Investors hold in HighPeak Energy following the consummation of the business combination?

A:

The following table presents the share ownership of various holders of HighPeak Energy upon the Closing and based on the assumptions set forth below and otherwise assuming the following redemption scenario:

Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	4,189,000	4.59%
HighPeak Group
Sponsor (2)	4,856,000	5.32%
HPK Contributors	76,250,000	83.56%
HighPeak III Forward Purchase	500,000	0.55%
HighPeak Group Total	81,606,000	89.43%
Independent Directors	144,000	0.16%
Other Forward Purchase Investors	5,311,000	5.82%

Total	91,250,000	100.00%

(1) The numbers set forth in the table above do not take into account (i) the public warrants and forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date or (ii) any shares that may be issued by HighPeak Energy pursuant to the Contingent Value Rights Agreement (or the equivalent number of shares of HighPeak Energy common stock that would be collectively forfeited by HighPeak I, HighPeak II and Sponsor to HighPeak Energy in connection with such issuance), and also assume the following: (i) the Closing occurs on August 19, 2020; (ii) at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming: (a) overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing; (b) the cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020; (c) transaction expenses will be approximately $15 million and (d) there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement; (iii) approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing, which assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (iv) no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (v) no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment; (vi) there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement; (vii) no available debt capacity; and (viii) no Pure public warrants are tendered for purchase in the warrant tender offer.

(2) Shares owned upon conversion of founder shares at consummation of the business combination and the forfeiture by Sponsor of 5,350,000 founder shares pursuant to the Sponsor Support Agreement.

If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material. For example, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors.  However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

The scenario above does not give effect to the potential exercise of any warrants. However, if HighPeak Energy assumes that no warrants of Pure are tendered for purchase in the warrant tender offer by HPEP II, and the maximum number of warrants currently expected to be outstanding at the Closing, including (i) the 328,888 outstanding public warrants, (ii) the 5,811,000 warrants issued at the Closing pursuant to the Forward Purchase Agreement Amendment and (iii) the up to 4,189,000 warrants issued to holders of Pure’s Class A Common Stock in the merger, to purchase an aggregate of 10,328,888 shares of HighPeak Energy common stock were exercisable and exercised following completion of the business combination, with proceeds to HighPeak Energy of approximately $118.8 million, then the ownership of HighPeak Energy would be as follows:

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	8,706,888	8.57%
HighPeak Group
Sponsor (2)	4,856,000	4.78%
HPK Contributors	76,250,000	75.07%
HighPeak III Forward Purchase	1,000,000	0.98%
HighPeak Group Total	82,106,000	80.83%
Independent Directors	144,000	0.14%
Other Forward Purchase Investors	10,622,000	10.46%

Total	101,578,888	100.00%

The scenario above assumes that the warrant holders exercise their warrants using cash consideration to pay the exercise price.  The warrant holders may also exercise their warrants on a cashless basis, in which case, the shares and percentages above would change.

In addition, the scenario above does not give effect to the potential issuance of shares of HighPeak Energy common stock pursuant to the CVRs that could occur at the CVR Maturity Date. If HighPeak I, HighPeak II and Sponsor are required to forfeit shares of HighPeak Energy common stock in connection with the issuance of shares of HighPeak Energy common stock pursuant to the Contingent Value Rights Agreement, the ownership percentage of the HighPeak Group would be materially reduced.

The public warrants and forward purchase warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

Q:	Will my rights as a stockholder of HighPeak Energy be different from my rights as a stockholder of Pure?

A:

Yes, there are certain material differences between your rights as a stockholder of Pure and your rights as a stockholder of HighPeak Energy. You are urged to read the sections entitled “Description of HighPeak Energy Securities” and “Comparison of Rights of Stockholders of Pure and HighPeak Energy.”

Q:	Does the Pure Board, including the independent members thereof, recommend that Pure’s stockholders approve the business combination and the related Proposals?

A:

Yes. The Pure Board, upon the unanimous recommendation (with one abstention) of the Pure Special Committee, which consists of three independent members of the Pure Board, recommends that Pure stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the Pure Board in favor of each of the Proposals, you should keep in mind that certain of Pure’s directors and officers have interests in the business combination that may conflict with your interests as a Pure stockholder and that Gregory Colvin, a member of the Pure Board, abstained from voting with respect to the Proposals for personal reasons. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q:	Did the Pure Special Committee or Pure Board obtain a fairness opinion in determining whether or not to proceed with the business combination?

A:

No. Neither the Pure Special Committee nor the Pure Board received a fairness opinion from an independent financial advisor or accounting firm before their respective approval of the business combination. See the sections entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” and “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the business combination affected the trading price of Pure units, Class A Common Stock and warrants?

A:

On May 1, 2020, the last trading date before the public announcement of the business combination, Pure’s public units, Class A Common Stock and warrants closed at $10.48, $10.40 and $1.01, respectively, and the trading date immediately prior to the date of this proxy statement/prospectus, Pure’s units, Class A Common Stock and warrants closed at $10.90, $10.70 and $1.30, respectively.

Q:	Following the business combination, will HighPeak Energy’s securities trade on a stock exchange?

A:

HighPeak Energy anticipates that upon the Closing, HighPeak Energy will apply to list its common stock for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the ticker symbol “HPK.” HighPeak Energy also intends to list its warrants and CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the ticker symbols “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting.

Q:	May Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:	In connection with the stockholder vote to approve the proposed business combination, Pure’s Sponsor, directors, officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Initial Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that the seller, although still the record holder of Pure’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the selling stockholder’s per share pro rata portion of the Trust Account. Further, if HPEP I assigns any of its rights to purchase forward purchase units under the Forward Purchase Agreement to one or more of its affiliates pursuant to the Forward Purchase Agreement Amendment, such affiliates, collectively with all purchasers under the Forward Purchase Agreement Amendment, will have the obligation, to purchase, in connection with the Closing, any number of forward purchase units, up to a maximum amount of 15,000,000 forward purchase units (of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant, which whole warrant is exercisable for HighPeak Energy common stock. For example, HighPeak III has committed to purchase 500,000 forward purchase units.

Q:	How many votes do I have at the special meeting?

A:

Pure’s stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of August 4, 2020, the record date for the special meeting. As of the close of business on the record date, there were 5,012,629 outstanding shares of Class A Common Stock, which are held by public stockholders, and 10,350,000 outstanding shares of Class B Common Stock, of which 10,206,000 shares are held by Pure’s Sponsor and 48,000 shares are held by each of Pure’s independent directors. Under a letter agreement entered into at the IPO, Sponsor and Pure’s independent directors have agreed to vote their founder shares “FOR” the business combination.

Q:	What constitutes a quorum at the special meeting?

A:

A quorum of Pure stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the special meeting in person. Abstentions (but not broker non-votes) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q:	How will Pure’s Sponsor, directors and officers vote?

A:

Pure expects that its Sponsor, officers and directors will vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Proposals. In fact, under a letter agreement entered into at the IPO, Sponsor and Pure’s independent directors have agreed to vote their founder shares “FOR” the business combination. Currently, Pure’s Sponsor and independent directors own all outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s aggregate outstanding Class A Common Stock and Class B Common Stock and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Q:	What interests do Pure’s Sponsor and its current officers and directors have in the business combination?

A:

In considering the recommendation of the Pure Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors, including the members of the Pure Special Committee, were aware of and considered these interests in evaluating the business combination and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor and certain HPK Contributors will deliver the Escrowed Shares into escrow and will collectively forfeit a number of Escrowed Shares equivalent to any additional shares of HighPeak Energy common stock that HighPeak Energy issues to satisfy the Preferred Return of any Qualifying CVR Holders, if needed;

●

the fact that the HPK Contributors and parties to the Business Combination Agreement are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own, prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights Agreement or the exercise of warrants pursuant to the warrant agreement, approximately 89% of HighPeak Energy following the Closing, based on an assumed 10,000,000 shares of HighPeak Energy common stock owned by parties other than Sponsor and its affiliates as of Closing;

●	the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to require Pure to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $51,764,960 based on the closing price of Pure’s Class A Common Stock on July 17, 2020, taking into account the forfeiture of certain founder shares pursuant to the Sponsor Support Agreement;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (such loans described in clauses (i) and (ii), the Sponsor Extension Loans) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the Closing;

●

the fact that HPEP II commenced a warrant tender offer to purchase Pure’s outstanding public warrants, held by persons other than HPEP II, for $1.00 per public warrant (exclusive of commissions) in cash on May 8, 2020;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the warrant tender offer will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

●

the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer, Michael L. Hollis will serve as President and Rodney L. Woodard will serve as Chief Operating Officer of HighPeak Energy following the business combination;

●

the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the Closing;

●

the right of the Principal Stockholder Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●	the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $511,680 based on the closing price of Pure’s Class A Common Stock on July 17, 2020;

●

the fact that none of Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding an Initial Business Combination or fails to complete an Initial Business Combination by August 21, 2020;

●

the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the Closing. However, if Pure fails to consummate the business combination, they will not have any claim against the Trust Account for reimbursement and Pure will most likely not be able to reimburse these expenses if a business combination is not completed. As of June 30, 2020, the Sponsor, and Pure’s officers and directors, and their affiliates had incurred approximately $140,000 in reimbursable expenses, and they may incur additional expenses in the future;

●	the fact that HPEP I has the ability to elect to purchase any amount of uncommitted forward purchase units, or assign such rights to third parties, which may include affiliates of Sponsor and the fact that HighPeak III has committed to purchase 500,000 forward purchase units;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK LP, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the Business Combination Agreement; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with the Principal Stockholder Group, certain Forward Purchase Investors and certain of HighPeak Energy’s directors in connection with the business combination.

Q:	What are the relationships between Pure and Sponsor and its affiliates?

A:

Sponsor owns 10,206,000 shares of Class B Common Stock and private placement warrants to purchase 10,280,000 shares of Class A Common Stock for $11.50 per share. In connection with the Business Combination Agreement, each outstanding share of Class A Common Stock and Class B Common Stock (other than 5,350,000 shares of Class B Common Stock owned by Sponsor that will be forfeited) will be converted into the right to receive (i) one share of HighPeak Energy common stock and, (ii) solely with respect to each outstanding share of Class A Common Stock, (A) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share, without interest, (B) one (1) CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (C) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i), and, pursuant to the warrant agreement, each outstanding public warrant and private placement warrant held immediately prior to the Closing (other than the public warrants and private placement warrants held by Pure’s Sponsor or HPEP II immediately prior to the merger effective time which will be forfeited) will entitle the holder thereof to purchase one share of HighPeak Energy common stock. The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HighPeak GP, LLC (“HP GP I”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. In addition to approval by HP GP I, certain items require approval of the limited partner advisory committee.

In addition to being the sole member of Sponsor, HPEP I is party to the current Forward Purchase Agreement pursuant to which it has agreed to purchase up to 15,000,000 units, consisting of 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants, for aggregate consideration of up to $150 million. On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing.

HPEP II owns 20,371,112 public warrants (all of which will be forfeited immediately prior to the Merger Effective Time), which were acquired pursuant to the completed warrant tender offers, to purchase 20,371,112 shares of Class A Common Stock for $11.50 per share. Pursuant to the Sponsor Support Agreement, HPEP II has agreed to surrender and forfeit for no consideration all of the public warrants that it owns. The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC (“HP GP II”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP II and is one of three managers of HP GP II. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP II at any given time, which acts by majority vote. In addition to approval by HP GP II, certain items require approval of the limited partner advisory committee.

Similarly, the general partner of HPEP III is HighPeak Energy Partners GP III, LP, whose general partner is HighPeak GP III, LLC (“HP GP III”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP III and is one of three managers of HP GP III. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which acts by majority vote. In addition to approval by HP GP III, certain items require approval of the limited partner advisory committee.

Additionally, the HPK Contributors and HPK Representative, are parties to the Business Combination Agreement along with Pure and the several other parties thereto are affiliates of Sponsor.

In addition, Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (such loans described in clauses (i) and (ii), the Sponsor Extension Loans) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts). For example, if Pure completes a business combination on August 19, 2020, Pure’s Sponsor would make aggregate Sponsor Extension Loans of approximately $9.1 million. Accordingly, if Pure completes a business combination on August 19, 2020, then the redemption amount per public share as of August 19, 2020 (net of permitted liabilities) would be approximately $10.63 per public share, in comparison to the redemption amount as of June 30, 2020 (net of permitted liabilities) of approximately $10.60 per public share.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If the Business Combination Proposal is not approved and Pure does not otherwise consummate an alternative business combination by August 21, 2020, under its Charter, Pure will be required to (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including Sponsor Extension Loans and interest earned on the funds in the Trust Account and not previously released to Pure to fund working capital requirements and/or to pay taxes (less up to $50,000 of interest to pay dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Pure Board, dissolve and liquidate, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pure expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had elected to have their shares redeemed in connection with the business combination, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and requirements of other applicable law. The initial stockholders and Pure’s officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if Pure fails to complete the business combination.

In the event of liquidation, there will be no distribution with respect to Pure’s outstanding warrants. However, the escrow agent will purchase all of the public warrants held by parties other than HPEP II for $1.00 per public warrant.

Q:	Do I have redemption rights?

A:

If you are a holder of Class A Common Stock, you may elect to require that Pure redeem all or a portion of your public shares upon the completion of Pure’s Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, which will be inclusive of an amount equal to the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. Pure’s Charter provides that in no event will Pure redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Unlike some other blank check companies, Pure has no specified maximum redemption threshold and there is no other limit on the amount of public shares for which you can require redemption. However, unless waived by the applicable parties to the Business Combination Agreement, it is a condition to Closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. Under the Maximum Redemption Scenario, we meet the Minimum Equity Capitalization closing condition under the Business Combination Agreement with our current commitments for 5,811,000 shares of HighPeak Energy common stock pursuant to the Forward Purchases. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

Pure’s Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of Pure’s capital stock they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to Pure to fund its working capital requirements) in connection with the liquidation of the Trust Account or if Pure subsequently completes a different business combination on or prior to August 21, 2020.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose to participate in the business combination holding shares in a company with a potentially less liquid trading market, fewer stockholders and less cash.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold public units, separate the underlying public shares and public warrants and (ii) prior to 10:00 a.m., Eastern Time, on August 14, 2020, tender your shares physically or electronically and submit a request in writing that Pure redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to validly redeem its shares.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pure’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, Pure does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective banks, brokers or other nominees to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (the “DTC”) Deposit/Withdrawal At Custodian (DWAC) system. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on a holder’s particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to holders of Pure Common Stock and holders of Pure warrants that are expected to result from the business combination?

A:

In general, it is intended that the business combination qualify as a tax-deferred transaction except to the extent of the Cash Consideration and the fair market value of the HighPeak Energy warrants received in exchange for Pure Common Stock. The Company intends to treat the Cash Consideration and the fair market value of the HighPeak Energy warrants received in exchange for Pure Common Stock as taxable boot received in the exchange of Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration. However, it is possible that the CVRs may also be treated as taxable boot received in the Parent Merger. It is also possible that the Cash Consideration could be treated as a distribution (potentially taxable as a dividend) from either Pure or HighPeak Energy. Although the matter is not free from doubt, a holder of Pure warrants may recognize gain with respect to its Pure warrants as a result of the business combination. You are strongly urged to read the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations,” and to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the business combination to you.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:

No. The holders of Pure’s warrants have no rights to require redemption of their Pure warrants. See the sections entitled “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—The business combination may be a taxable event for holders of Pure’s Common Stock and Pure’s Warrants” and “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations” for more information.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:

Pure intends to use a portion of the funds held in the Trust Account to pay (i) certain transaction expenses of Pure, HighPeak Energy and the HPK Contributors and its affiliates, (ii) tax obligations, (iii) the redemption price of any public shares tendered to Pure for redemption and (iv) the Cash Consideration. The remaining balance in the Trust Account will be transferred to HighPeak Energy and/or its subsidiaries in connection with the business combination. These remaining funds, together with the proceeds from the Forward Purchase Agreement, cash in the HighPeak Contributed Entities and other cash contemplated in connection with the business combination, including any available debt proceeds under a Debt Facility or otherwise, will be used by HighPeak Energy to fund costs, fees and expenses (including the fees and expenses payable pursuant to the Business Combination Marketing Agreement) associated with the business combination (including such transaction expenses of the HPK Contributors and their affiliates pursuant to the Business Combination Agreement) and for working capital and general corporate purposes. See the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination Rights” for additional information regarding the parties’ specific termination rights. In accordance with Pure’s Charter, if an Initial Business Combination is not consummated by August 21, 2020, Pure will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including Sponsor Extension Loans and interest earned on the funds in the Trust Account and not previously released to Pure to fund working capital requirements and/or to pay taxes (less up to $50,000 of interest to pay dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Pure Board, dissolve and liquidate, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pure expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had elected to have their shares redeemed in connection with the business combination, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and requirements of other applicable law. The initial stockholders and Pure’s officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if Pure fails to complete the business combination.

In the event of liquidation, there will be no distribution with respect to Pure’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated promptly following the special meeting to be held on August 18, 2020, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For information regarding the conditions to the Closing, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Common Stock or Class B Common Stock on August 4, 2020, the record date for the special meeting, you may vote with respect to the Proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. You must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, Pure will count (i) a properly executed proxy marked “ABSTAIN” with respect to a particular proposal and (ii) a person that attends the special meeting in person but does not vote as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Pure without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your banks, brokers or other nominees cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Pure believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card at the address listed below so that it is received by Pure’s Chief Financial Officer prior to the special meeting or by attending the special meeting in person and voting at the special meeting. You also may revoke your proxy by sending a notice of revocation to Pure’s Chief Financial Officer, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to ensure that your vote is cast with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Pure Acquisition Corp.

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

Tel: 817-850-9200

You may also contact the proxy solicitor at:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call: 800-662-5200

Banks and brokers call: 203-658-9400

Email: PACQ.info@morrowsodali.com

Hosting page for the Proxy Card and Statement:  https://www.cstproxy.com/pureacquisitioncorp/2020

Proxy Statement link for brokers:  https://www.cstproxy.com/pureacquisitioncorp/2020/proxy

To obtain timely delivery, Pure’s stockholders must request the materials no later than two (2) business days prior to the special meeting.

You may also obtain additional information about Pure from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Pure’s Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Pure will pay the cost of soliciting proxies for the special meeting. Pure has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the special meeting. Pure has agreed to pay Morrow Sodali a fee of $25,000, plus disbursements. Pure will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Pure will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Pure’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

As discussed further herein, HighPeak Energy expects to acquire the Target Assets from the HPK Contributors pursuant to the business combination. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the Target Assets, references herein to “we,” “us” or “our” relate, prior to the business combination, to the Target Assets as owned and operated by HPK LP or, prior to their respective acquisitions thereby, by the HighPeak Funds and, following the business combination, to the Target Assets as owned and operated by HighPeak Energy.

This proxy statement/prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement/prospectus in “Glossary of Oil and Natural Gas Terms” set forth in Annex K.

Business Overview

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The Target Assets are primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. The Midland Basin is a sub basin of the prolific Permian Basin and is a geologically attractive operating area due to its stacked, proven hydrocarbon-bearing formations that are prime for multi-bench horizontal development. The Midland Basin is further characterized by a favorable operating environment, formations with high oil and liquids-rich natural gas content, a well-developed network of oilfield service providers, access to a large network of midstream gathering, processing and transportation pipelines, and long-lived reserves with consistent geologic attributes and reservoir quality. Horizontal production in Howard County has the highest percentage of oil content and the highest oil production compounded annual growth rate, beginning in the first quarter of 2016 through January 2020, of any county in the Midland Basin based on Pure’s interpretation of IHS Markit data available.

HighPeak Energy’s objective is to maximize asset value by generating capital efficient production growth, with consideration to near-term oil prices while achieving industry leading operating margins. HighPeak Energy also intends to generate attractive full-cycle returns on capital employed. At Closing, HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement), which it expects to use in combination with its cash flow, borrowings under any Debt Facility and other available funds to fund its development drilling program. HighPeak Energy will strive to maintain a conservative balance sheet and low leverage as measured by a multiple of its debt to EBITDAX and as measured as a percent of total capitalization.

HighPeak Energy is led by its Chairman and CEO, Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple exploration and production (“E&P”) platforms and generating strong returns despite industry cycles by consistently applying a disciplined, risk-adjusted approach designed to balance capital preservation with value creation. Mr. Hightower has an established track record of implementing disciplined growth strategies and generating equity holder growth in both public and private companies. Upon Closing, Mr. Hightower will be joined by a highly qualified team of experienced, oil and gas professionals, many of whom have technical and operational experience in the Permian Basin and have worked with Mr. Hightower previously.

Overview of the Target Assets

After reviewing numerous marketed and unmarketed business combination opportunities across various oil rich and natural gas rich hydrocarbon basins in the United States, Pure decided to focus on the Midland Basin and specifically the Howard County area of the Midland Basin due to its belief, based on its experience and industry reports, that the area provides superior economics. Further, over the last eight decades the Howard County area of the Midland Basin was partially developed with vertical wells using conventional methods, and has recently experienced significant redevelopment activity in the Lower Spraberry and Wolfcamp A formations utilizing modern horizontal drilling technology, with some operators having additional success developing the Middle Spraberry, Jo Mill, Wolfcamp B and Wolfcamp D formations, through the use of modern, high-intensity hydraulic fracturing techniques, decreased frac spacing, increased proppant usage and increased lateral lengths. Additional considerations included favorable geology, attractive reservoir profiles, commercial drilling and completion well costs, lengthy production history, low gas-to-oil ratios, robust take-away capacity and flexibility, oil marketing opportunities which provide for low differentials, and the potential to assemble large contiguous acreage blocks providing economies of scale for an active drilling development program, produced water disposal systems, ability to potentially install a scalable produced water reclamation system, and infrastructure and facilities cost savings. We have been among the leaders in extending this redevelopment to the eastern edge of Howard County, and we believe in our ability to create significant value in the prolific oil-rich area of the north eastern Midland Basin. According to Pure’s interpretation of IHS Markit data available through December 31, 2019, Howard County has the highest oil mix percentage and margins across the Midland Basin with the most rapid growth in oil volumes of all the major counties in the Midland Basin. We also believe there are significant consolidation opportunities throughout the Midland Basin, and more specifically in Howard County and counties to the west and south with material assets either privately held or contained within public company asset portfolios potentially available for acquisition that provide for potential, accretive bolt-on opportunities.

The Target Assets primarily include certain rights, title and interests in oil and natural gas assets located primarily in Howard County. As of March 31, 2020, the Target Assets consisted of generally contiguous leasehold position of approximately 61,302 gross (51,295 net) acres covering various subsurface depths. Approximately 93% of the net acreage is operated by HPK LP and approximately 97% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the Target Assets. As of March 31, 2020, we had identified a total of approximately 495 gross (400 net) operated drilling locations in either the Wolfcamp A and/or Lower Spraberry formations across the Target Assets based on 880 foot spacing with six (6) wells per mile in each respective formation. HPK LP’s development drilling plan is initially focused on the horizontal drilling development of the Wolfcamp A and Lower Spraberry formations utilizing multi-well pad development to lower drilling and completion cycle times, create infrastructure and facility economies of scale, reduce overall costs, and to optimize and maximize oil and gas recoveries, return on investment, and value creation. In addition, HPK LP has interest in approximately 132 gross (36 net) non-operated drilling locations in either the Wolfcamp A or Lower Spraberry formations and has identified approximately 1,210 gross (840 net) potential drilling locations, including approximately 296 gross (80 net) non-operated drilling locations, in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets which provide for substantial upside potential. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not have sufficient capital to drill all such locations.” For the three months ended March 31, 2020, the average net daily production of 1,428 Boe/d from the Target Assets consisted of approximately 86%, 9% and 5% of oil, NGLs and natural gas, respectively. Due in part to the COVID-19 pandemic and low commodity prices, as of March 31, 2020 we were operating zero (0) rigs and the majority of our production was shut in. However, prices have since increased and we began returning wells to production in mid-July and we will continue to monitor the extent by which prices continue to increase and/or stabilize prior to resuming any capital expenditure program.

Summary Historical and Pro Forma Financial and Operating Data of HighPeak Energy

The following table presents summary historical audited financial information of Pure and summary unaudited pro forma financial information for HighPeak Energy after giving effect to the business combination, assuming the following redemption scenario:

●

Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

The unaudited pro forma condensed combined consolidated statement of operations of HighPeak Energy for the three months ended March 31, 2020 combines the historical statements of operations of Pure and HPK LP for the three months ended March 31, 2020, giving effect to the Transactions as if they had been consummated on January 1, 2019. The unaudited pro forma condensed combined consolidated statement of operations of HighPeak Energy for the year ended December 31, 2019 combines the historical statements of operations of Pure, HPK LP, HighPeak I and HighPeak II for the year ended December 31, 2019, giving effect to the Transactions as if they had been consummated on January 1, 2019.  The unaudited pro forma condensed combined consolidated balance sheet of HighPeak Energy as of March 31, 2020 combines the historical balance sheets of Pure and HPK LP as of March 31, 2020, giving effect to the Transactions as if they had been consummated on March 31, 2020. For more information, please see the sections entitled “Selected Historical Financial Information of Pure” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

	Three Months Ended March 31, 2020		Year Ended December 31, 2019
	Pure	Pro Forma Combined (Assuming Maximum Redemption)	Pure	Pro Forma Combined (Assuming Maximum Redemption)
Operating Revenues:
Crude oil sales	$—	$4,524	$—	$8,568
Natural gas and NGL sales	—	99	—	489
Total operating revenues	—	4,623	—	9,057
Operating Expenses:
Lease operating	—	2,389	—	4,562
Production and other taxes	—	308	—	508
Depletion, depreciation and amortization	—	3,356	—	4,013
Accretion of asset retirement obligation	—	34	—	158
General and administrative	30	2,428	120	7,304
Exploration and abandonments	—	3	—	3,606
General expenses and franchise taxes	1,235	50	3,104	200
Total operating expenses	1,265	8,568	3,224	20,351
Operating loss	(1,265)	(3,945)	(3,224)	(11,294)
Other income (expense):
Interest income	1,183	—	8,739	107
Other (expense)	—	(3)	—	—
Total other income (expense), net	1,183	(3)	8,739	107
Income before income tax expense	(82)	(3,948)	5,515	(11,187)
Income tax (expense) benefit	(229)	829	(1,730)	2,349
Net income (loss)	$(311)	$(3,119)	$3,785	$(8,838)
Weighted average number of common shares outstanding
Class A Common Stock	36,819	91,250	40,583	91,250
Class B Common Stock	10,350	—	10,350	—
Net income per common share
Basic and diluted income (loss) per common share, Class A	$0.02	$(0.03)	$0.16	$(0.10)
Basic and diluted income (loss) per common share, Class B	$(0.11)	$—	$(0.28)	$—
Balance Sheet Data (at end of period)
Current assets	$108	$84,194
Oil and gas properties, net	—	453,661
Other assets	373,863	—
Total assets	$373,971	$537,855
Current liabilities	$11,064	$23,583
Long-Term liabilities	—	49,325
Class A Common Stock subject to possible redemption (1)	357,907
Stockholders’ equity	5,000	464,947
Non-controlling interests	—	—
Total liabilities and equity	$373,971	$537,855
Other Financial Information
Adjusted EBITDAX(2)		$(552)		$(3,410)

(1)	Does not give effect to the redemption of 30,603,570 shares of Class A Common Stock in connection with the Third Extension which took place in May 2020.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of Pure’s profitability or liquidity. Pure believes Adjusted EBITDAX is useful because it allows external users of the consolidated financial statements of Pure, such as industry analysts, investors, lenders and rating agencies, to effectively evaluate the operating performance of Pure, compare the results of operations from period to period and against Pure’s peers without regard to financing methods, hedging positions or capital structure and because it highlights trends that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is an important supplemental measure of performance that is frequently used by others in evaluating companies in the oil and natural gas industry. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Pure’s presentation of Adjusted EBITDAX should not be construed as an inference that Pure’s results will be unaffected by unusual or non-recurring items. Pure’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP (amounts are in thousands).

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
	Pro Forma Combined
Adjusted EBITDAX reconciliation to net (loss) income:
Net income (loss)	$(3,119)	$(8,838)
Income tax expense (benefit)	(829)	(2,349)
Depletion, depreciation and amortization	3,356	4,013
Accretion of asset retirement obligation	34	158
Exploration and abandonment cost	3	3,606
Other expense	3	—
Adjusted EBITDAX	$(552)	$(3,410)

The following table presents summary pro forma operating data for Pure for the three months ended March 31, 2020 and the year ended December 31, 2019 after giving effect to the business combination, as if the Transactions occurred on January 1, 2019, respectively. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” in evaluating the information presented below.

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
Sales volumes:
Oil (MBbls)	111	159
Natural gas liquids (MBbls)	12	—
Natural gas (MMcf)	41	271
Total (MBoe)	130	204
Average sales price:
Oil (per Bbl)	$40.76	$53.79
Natural gas liquids (per Bbl)	$12.29	n/a
Natural gas (per Mcf)	$0.07	$1.81
Total (per Boe)	$35.58	$44.31
Average daily sales volumes:
Oil (Bbls/d)	1,220	436
Natural gas liquids (Bbls/d)	134	—
Natural gas (Mcf/d)	445	741
Average daily sales volumes (Boe/d)	1,428	560
Average unit costs per Boe:
Lease operating expenses	$18.39	$22.32
Production and other taxes	$2.37	$2.49
Depletion - oil and gas properties	$25.47	$19.63
General and administrative expenses	$18.69	$35.73

Summary Historical Reserve Data of the Target Assets

The following table presents summary historical data with respect to the estimated net proved reserves for the Target Assets based on SEC pricing as of December 31, 2019. The reserve estimates attributable to the Target Assets as of December 31, 2019 presented below are based on a reserve report of the Target Assets prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”) (the “2019 Reserve Report”), a copy of which is attached to this proxy statement/prospectus as Annex J. See the section entitled “Information About the Target Assets” in evaluating the material presented below.

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MBoe)
Estimated Proved Reserves(1)
Total Proved Developed	4,091	1,952	548	4,964
Total Proved Undeveloped	5,281	2,702	801	6,533
Total Proved Reserves	9,372	4,654	1,349	11,497

(1)

The estimated net proved reserves as of December 31, 2019 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $55.69 per barrel as of December 31, 2019 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.578 per MMBtu as of December 31, 2019 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Target Assets were $50.57 per barrel of oil, $21.17 per barrel of NGL and $0.10 per Mcf of natural gas as of December 31, 2019.

Parties to the Business Combination

HighPeak Energy, Inc.

HighPeak Energy is a Delaware corporation initially formed on October 29, 2019, as a wholly owned subsidiary of Pure, solely for the purpose of combining the businesses currently conducted by Pure and HPK LP. Upon the Closing, HighPeak Energy will operate and control the business and affairs of the HighPeak Contributed Entities, and consolidate its financial and operating results with Pure and the HighPeak Contributed Entities.

In connection with the Closing, HighPeak Energy expects to apply to list its common stock on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbol “HPK.” HighPeak Energy also intends to list its warrants and CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbols “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American.

The mailing address of HighPeak Energy’s principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. HighPeak Energy’s telephone number is (817) 850-9200.

Pure Acquisition Corp.

Pure is a Delaware corporation formed on November 13, 2017, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. After the Closing, Pure will become a wholly owned subsidiary of HighPeak Energy.

Pure’s Class A Common Stock, warrants and units are traded on the Nasdaq Capital Market under the ticker symbols “PACQ,” “PACQW” and “PACQU,” respectively. In connection with the Closing and pursuant to the Business Combination Agreement, each of Pure’s outstanding shares of Class A Common Stock and Class B Common Stock, other than certain shares of Class B Common Stock that will be surrendered for cancellation by Pure’s Sponsor, will be converted into the right to receive (i) one share of HighPeak Energy common stock and (ii) solely with respect to each outstanding share of Class A Common Stock, (A) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the Closing exceeds $10.00 per share, without interest, (B) one (1) CVR, for each one (1) whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (C) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i).

The mailing address of Pure’s principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. Pure’s telephone number is (817) 850-9200.

For more information about Pure, see the sections entitled “Information About Pure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure.”

Target Assets

HPK Energy, LP was formed on August 28, 2019 for the purpose of acquiring certain of the HighPeak Contributed Entities.

HighPeak I and HighPeak II were formed in June 2014 and March 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. HighPeak I, through its wholly-owned subsidiaries, HighPeak Assets I and HighPeak Holdings, acquired primarily leasehold acreage and existing vertical producing wells, through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HighPeak II through its wholly-owned subsidiary, HighPeak Assets II, acquired primarily leasehold acreage and existing vertical producing wells, through an organic leasing campaign throughout 2018 and 2019. Effective October 1, 2019, HighPeak I contributed HighPeak Assets I and HighPeak Holdings to HPK LP and HighPeak II contributed cash and HighPeak Assets II to HPK LP in exchange for HPK LP limited partnership units. On November 27, 2019, HighPeak III contributed cash to HPK LP in exchange for HPK LP limited partnership units. HighPeak Management, LLC will sell HighPeak Employer to HPK LP immediately prior to the Closing, and HPK LP will then be contributed to HighPeak Energy in the business combination. Following the contribution to HighPeak Energy of the partnership interests of HPK LP, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to Pure) with all interests in HPK LP being cancelled for no consideration. The HighPeak Funds had 33 full-time employees dedicated to operating the HighPeak Contributed Entities as of March 31, 2020. In connection with the business combination, HighPeak Energy will acquire HighPeak Employer, which is the entity that employs all of the employees dedicated to operating the HighPeak Contributed Entities, and intends to retain the majority of said employees to operate the Target Assets following the Closing.

Unless otherwise indicated, financial and operating information in this proxy statement/prospectus relating to (i) the Predecessor or the Target Assets for the period from October 1, 2019 to Closing consist of the historical results of HPK LP, (ii) the Predecessor for periods prior to October 1, 2019 consist of the historical results of HighPeak I, and (iii) the Target Assets for periods prior to October 1, 2019 consist of the combined historical results of HighPeak I and HighPeak II. For more information about the Target Assets, see the sections entitled “Information About the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors.”

The Business Combination

On May 4, 2020, Pure and HighPeak Energy entered into the Business Combination Agreement, as amended by the Business Combination Agreement Amendments, pursuant to which, among other things, and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be forfeited by Pure’s Sponsor immediately prior to the merger) will be converted into the right to receive (a) one share of HighPeak Energy common stock, and (b) solely with respect to each outstanding share of Class A Common Stock, (I) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, (II) one (1) CVR for each one (1) whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (III) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), (iii) the HPK Contributors will (a) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 75,000,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing and (iv) HighPeak Energy will cause HPK LP to merge with and into Pure with all interests in HPK LP being cancelled for no consideration.

For more information about the Business Combination Agreement, the consideration to be received by HPK Contributors and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the following: (i) the termination of the waiting period (or expiration thereof) under the HSR Act (as defined below), although the parties to the Business Combination Agreement have determined that no filing is required under the HSR Act (as defined below); (ii) the absence of specified adverse laws, injunctions or orders; (iii) the requisite approval by Pure’s stockholders, and the written consents of Pure, as the sole stockholder of HighPeak Energy, and of HighPeak Energy, as the sole stockholder of MergerSub (which written consents of Pure and HighPeak Energy were provided within 24 hours after execution of the Business Combination Agreement); (iv) the completion of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and the terms of the Business Combination Agreement and as described elsewhere in this proxy statement/prospectus; (v) there being at least $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement); (vi) the representations and warranties of the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the Business Combination Agreement; (vii) material compliance by the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, with their respective covenants under the Business Combination Agreement; and (viii) delivery by the other parties of documents and other items required to be delivered by each such party at the Closing. Additionally, the HPK Contributors’ obligations to consummate the transactions contemplated by the Business Combination Agreement are also subject to the conditions that (a) the shares of HighPeak Energy common stock issuable to the HPK Contributors and as merger consideration and the CVRs and warrants issuable as merger consideration pursuant to the Business Combination Agreement are approved for listing for trading on the NYSE or the Nasdaq Capital Market, subject only to official notice of issuance thereof and (b) Pure shall have transferred, or as of the Closing shall transfer, to HighPeak Energy certain cash (net of payments made in connection with stock redemptions and certain expenses). For more information regarding the conditions to the Closing of the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

Regulatory Matters

The parties to the Business Combination Agreement have determined that no filing is required under the Hart-Scott Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), which would otherwise prevent the parties thereto from completing the business combination until required information and materials were furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements had been satisfied. In addition, neither Pure nor HighPeak Energy are aware of any material federal or state regulatory approvals that are required for completion of the business combination.

Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of Pure and the HPK Contributors or (ii) by any party upon the occurrence of any of the following: (a) if any governmental entity issues any order, decree, ruling or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibited; provided, however, that the right to terminate shall not be available to the terminating party if the failure to fulfill any material covenant or agreement under the Business Combination Agreement by Pure, HighPeak Energy or MergerSub (in the case where an HPK Contributor is the terminating party) or the HPK Contributors (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) has been the cause of or resulted in the circumstances described in the foregoing; (b) in the event that any breach of a representation, warranty or covenant by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) would cause the failure of a condition relating to such matters, and such breach cannot or has not been cured by the earlier of thirty (30) days after notice is given and August 21, 2020; provided, however, that neither the party terminating nor its affiliates is also in breach of the Business Combination Agreement; (c) if, after the final adjournment of the special meeting at which a vote of Pure’s stockholders has been taken, the Business Combination Proposal does not receive the requisite votes to be approved; and (d) if the transactions have not been consummated on or before 5:00 p.m., Houston time on August 21, 2020; provided, however, that the right to terminate pursuant to this clause (d) will not be available to the terminating party if failure to fulfill any material covenant or agreement by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) has been the cause of or resulted in the failure of the consummation of the transactions.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination Rights.”

Indemnification

Under the Business Combination Agreement, the parties have agreed to indemnify one another with respect to such indemnifying party’s exercise of its access rights under the Business Combination Agreement and such indemnified party’s cooperation in connection with the registration statement on Form S-4 of HighPeak Energy and the proxy statement/prospectus included therein and financing matters. Additionally, HighPeak Energy has agreed to indemnify, following the Closing, the directors and officers of the HighPeak Contributed Entities or such persons as are or were serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against certain claims arising out of such individuals serving in such positions. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Indemnification; Survival of Representations, Warranties and Covenants; Releases.”

Other Arrangements

HighPeak Charter. At or prior to the effective time of the merger of MergerSub with and into Pure (the “Merger Effective Time”), HighPeak Energy will amend and restate its certificate of incorporation to provide for, among other things, (i) an increase in the number of authorized shares of HighPeak Energy common stock to 600,000,000 shares and HighPeak Energy preferred stock to 10,000,000 shares, (ii) the ability of HighPeak Energy’s stockholders to act by written consent if certain conditions are met, and (iii) establishment of a staggered board structure for the HighPeak Energy Board. There are certain material differences between your rights as a stockholder of Pure and your rights as a stockholder of HighPeak Energy. Pure urges you to read the sections entitled “Description of HighPeak Energy Securities” and “Comparison of Rights of Stockholders of Pure and HighPeak Energy.” The full text of the proposed A&R Charter is attached to this proxy statement/prospectus as Annex B.

Stockholders’ Agreement. Concurrently with the Closing, HighPeak Energy and the Principal Stockholder Group will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) which will govern certain rights and obligations following the Closing. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to appoint a specified number of directors to the HighPeak Energy Board so long as the HighPeak Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Stockholders’ Agreement.” The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex D.

Registration Rights Agreement. In connection with the Closing, HighPeak Energy will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Principal Stockholder Group, certain Forward Purchase Investors and its three (3) independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant (such parties being collectively referred to in connection with the Registration Rights Agreement as the “Holders”), pursuant to which HighPeak Energy will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of HighPeak Energy common stock that the Holders hold, and may acquire thereafter. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Registration Rights Agreement.” The full text of the proposed Registration Rights Agreement is attached to this proxy statement/prospectus as Annex E.

HighPeak Energy Long Term Incentive Plan. Prior to the Initial Business Combination, HighPeak Energy intends to adopt the LTIP, and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. As described further under “Proposal No. 1—The Business Combination Proposal— Related Arrangements— HighPeak Energy, Inc. Long Term Incentive Plan,” the LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool is reserved and available for delivery with respect to Awards, and 1,300 shares of common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year. The full text of the proposed LTIP is attached to this proxy statement/prospectus as Annex G.

Contingent Value Rights. The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances that will be issued to the holders of shares of Pure’s Class A Common Stock participating in the business combination and Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy common stock, respectively, may be issued by HighPeak Energy to satisfy the Preferred Returns with respect to the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 31,875,000 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 15,000,000 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. Within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Please see below an illustration of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to a Qualifying CVR Holder under a number of price scenarios assuming that such Qualifying CVR Holder held one (1) CVR at the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty (30) months following Closing):

CVR Maturity Date set at the second anniversary of the Closing Date

(The share reference price is based on the “Reference Price” as defined in the Contingent Value Rights Agreement, other than the reference prices that are below $4.00, which are shown for illustrative purposes only)

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

CVR Maturity Date set at the date that is thirty (30) months following the Closing Date

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders (1)	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Pure Board and Pure Special Committee to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors were aware of and considered these interests in evaluating the business combination and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor and certain HPK Contributors will deliver the Escrowed Shares into escrow and will collectively forfeit a number of Escrowed Shares equivalent to any additional shares of HighPeak Energy common stock that HighPeak Energy issues to satisfy the Preferred Return of any Qualifying CVR Holders, if needed;

●	the fact that the HPK Contributors and parties to the Business Combination Agreement are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own, prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights Agreement or the exercise of warrants pursuant to the warrant agreement, approximately 89% of HighPeak Energy following the Closing, based on an assumed 10,000,000 shares of HighPeak Energy common stock owned by parties other than Sponsor and its affiliates as of Closing;

●	the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to require Pure to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $51,764,960 based on the closing price of Pure’s Class A Common Stock on July 17, 2020, taking into account the forfeiture of certain founder shares pursuant to the Sponsor Support Agreement;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (such loans described in clauses (i) and (ii), the Sponsor Extension Loans) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the Closing;

●

the fact that HPEP II commenced a warrant tender offer to purchase Pure’s outstanding public warrants, held by persons other than HPEP II, for $1.00 per public warrant (exclusive of commissions) in cash on May 8, 2020;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the warrant tender offer will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

●

the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer, Michael L. Hollis will serve as President and Rodney L. Woodard will serve as Chief Operating Officer of HighPeak Energy following the business combination;

●

the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the Closing;

●

the right of the Principal Stockholder Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●

the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $511,680 based on the closing price of Pure’s Class A Common Stock on July 17, 2020;

●

the fact that none of Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding an Initial Business Combination or fails to complete an Initial Business Combination by August 21, 2020;

●

the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the Closing. However, if Pure fails to consummate the business combination, they will not have any claim against the Trust Account for reimbursement and Pure will most likely not be able to reimburse these expenses if a business combination is not completed. As of June 30, 2020, the Sponsor, and Pure’s officers and directors, and their affiliates had incurred approximately $140,000 in reimbursable expenses, and they may incur additional expenses in the future;

●	the fact that HPEP I has the ability to elect to purchase any amount of uncommitted forward purchase units, or assign such rights to third parties, which may include affiliates of Sponsor and the fact that HighPeak III has committed to purchase 500,000 forward purchase units;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK LP, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the Business Combination Agreement; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with the Principal Stockholder Group, certain Forward Purchase Investors and certain of HighPeak Energy’s directors in connection with the business combination.

Redemption Rights

At the special meeting called to approve an Initial Business Combination, public stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, for their pro rata share of the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the Initial Business Combination, less any taxes then due but not yet paid. Pure’s Charter does not provide a specified maximum redemption threshold, except in no event will Pure redeem its public shares in an amount that would cause Pure’s net tangible assets to be less than $5,000,001.

Pure may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) physically tender their certificates to Pure’s Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case prior to a date set forth in the warrant tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to Continental to validly redeem its shares. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. In any event, shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Warrant Tender Offer

In connection with the First Extension, the Second Extension and the announcement of the business combination contemplated by the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement, and the Third Extension and the announcement of the business combination contemplated by the Business Combination Agreement, HPEP II has conducted four (4) warrant tender offers to purchase for $1.00 per public warrant (exclusive of commissions), the outstanding warrants issued as part of the units in Pure’s IPO, as a result of which an aggregate 20,371,112 public warrants have been tendered and purchased by HPEP II.

Impact of the Business Combination on HighPeak Energy’s Public Float

The following table presents the share ownership of various holders of HighPeak Energy upon the Closing and based on the assumptions set forth below and otherwise assuming the following redemption scenario:

●	Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	4,189,000	4.59%
HighPeak Group
Sponsor (2)	4,856,000	5.32%
HPK Contributors	76,250,000	83.56%
HighPeak III Forward Purchase	500,000	0.55%
HighPeak Group Total	81,606,000	89.43%
Independent Directors	144,000	0.16%
Other Forward Purchase Investors	5,311,000	5.82%

Total	91,250,000	100.00%

(1) The numbers set forth in the table above do not take into account (i) the public warrants and forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date or (ii) any shares that may be issued by HighPeak Energy pursuant to the Contingent Value Rights Agreement (or the equivalent number of shares of HighPeak Energy common stock that would be collectively forfeited by HighPeak I, HighPeak II and Sponsor to HighPeak Energy in connection with such issuance), and also assume the following: (i) the Closing occurs on August 19, 2020; (ii) at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming: (a) overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing; (b) the cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020; (c) transaction expenses will be approximately $15 million and (d) there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement; (iii) approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing, which assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (iv) no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures; (v) no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment; (vi) there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement; (vii) no available debt capacity; and (viii) no Pure public warrants are tendered for purchase in the warrant tender offer.

(2) Shares owned upon conversion of founder shares at consummation of the business combination and the forfeiture by Sponsor of 5,350,000 founder shares pursuant to the Sponsor Support Agreement.

If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the (a) available liquidity, (b) the voting and economic interests of HighPeak Energy stockholders and (c) other estimates set forth in this proxy statement/prospectus will differ and such differences may be material. For example, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors. However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

The scenario above does not give effect to the potential exercise of any warrants. However, if HighPeak Energy assumes that no warrants of Pure are tendered for purchase in the warrant tender offer by HPEP II, and the maximum number of warrants currently expected to be outstanding at the Closing, including (i) the 328,888 outstanding public warrants, (ii) the 5,811,000 warrants issued at the Closing pursuant to the Forward Purchase Agreement Amendment and (iii) the up to 4,189,000 warrants issued to holders of Pure’s Class A Common Stock in the merger, to purchase an aggregate of 10,328,888 shares of HighPeak Energy common stock were exercisable and exercised following completion of the business combination, with proceeds to HighPeak Energy of approximately $118.8 million, then the ownership of HighPeak Energy would be as follows:

Holders	Maximum Redemption (1)	% of Total

Public Stockholders	8,706,888	8.57%
HighPeak Group
Sponsor (2)	4,856,000	4.78%
HPK Contributors	76,250,000	75.07%
HighPeak III Forward Purchase	1,000,000	0.98%
HighPeak Group Total	82,106,000	80.83%
Independent Directors	144,000	0.14%
Other Forward Purchase Investors	10,622,000	10.46%

Total	101,578,888	100.00%

The scenario above assumes that the warrant holders exercise their warrants using cash consideration to pay the exercise price.  The warrant holders may also exercise their warrants on a cashless basis, in which case, the shares and percentages above would change.

In addition, the scenario above does not give effect to the potential issuance of shares of HighPeak Energy common stock pursuant to the CVRs that could occur at the CVR Maturity Date. If HighPeak I, HighPeak II and Sponsor are required to forfeit shares of HighPeak Energy common stock in connection with the issuance of shares of HighPeak Energy common stock pursuant to the Contingent Value Rights Agreement, the ownership percentage of the HighPeak Group would be materially reduced.

The public warrants, warrants issued as merger consideration and forward purchase warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination and will expire five (5) years after the completion of an Initial Business Combination or earlier upon Pure’s redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of Pure prior to the business combination.

(1)

The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor.

(2)	The independent directors of the Pure Board each own 48,000 shares of Class B Common Stock.

Following the Business Combination

The diagram below illustrates the ownership structure of HighPeak Energy immediately following the business combination based on the Maximum Redemption Scenario, which assumes 823,629 public shareholders elect to have their shares redeemed and 5,811,000 shares of HighPeak Energy common stock are issued pursuant to the Forward Purchases. The statements regarding (a) available liquidity, (b) the voting and economic interests of HighPeak Energy stockholders and (c) other estimates set forth in the diagram do not take into account (i) the public warrants that will remain outstanding following the business combination and may be exercised at a later date or (ii) any shares that may be issued by HighPeak Energy pursuant to Contingent Value Rights Agreement (or the equivalent number of shares of HighPeak Energy common stock that would be collectively forfeited by HighPeak I, HighPeak II and Sponsor to HighPeak Energy in connection with such issuance), and also assume the following:

●	the Closing occurs on August 19, 2020;

●	at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming:

●	overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing;

●	cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020;

●	transaction expenses will be approximately $15 million; and

●	there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement;

●

approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing. Assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures;

●	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment;

●

there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement;

●	no available debt capacity; and

●	no Pure public warrants are tendered for purchase in the warrant tender offer.

As noted above, if the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus and as set forth above will differ and such differences may be material. For example, see the share ownership scenario set forth above under the “Maximum Redemption Scenario.”

(1)

The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and HPK GP and is one of three managers of HP GP I and HPK GP. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I and HPK GP at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor or HPK LP.

(2)

The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC. Mr. Hightower has the right to appoint all of the managers of HighPeak GP II, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP II, LLC at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II.

(3)

The general partner of HPEP III is intended to be HighPeak Energy Partners GP III, LP, whose general partner is intended to be HighPeak GP III, LLC. Mr. Hightower will have the right to appoint all of the managers of HighPeak GP III, LLC. Mr. Hightower will have the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP III, LLC at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP III. The amount included in the HighPeak Funds total includes 500,000 shares assigned to HighPeak III pursuant to the Forward Purchase Agreement Amendment.

(4)	The independent directors of the Pure Board will each own 48,000 shares of HighPeak Energy common stock.

HighPeak Energy Board Following the Business Combination

The HighPeak Energy Board will consist of a sole director, Jack Hightower, prior to listing on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Under the Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part of, to designate to HighPeak Energy a list of individuals that HPK LP wants to be appointed to the HighPeak Energy Board, effective as of the Closing. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Further, under the Stockholders’ Agreement the Principal Stockholder Group will be entitled to nominate a number of directors to the HighPeak Energy Board based on specified share ownership thresholds set forth therein. For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Stockholders’ Agreement” and “Management After the Business Combination.”

After the Closing, Sponsor and its affiliates will collectively hold more than 50% of the voting power for the election of directors. As a result, HighPeak Energy expects to be a controlled company within the meaning of the Nasdaq and NYSE American corporate governance standards, and may elect not to comply with certain Nasdaq or NYSE American corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to HighPeak Energy as long as HighPeak Energy remains a controlled company.

Accounting Treatment

The business combination will be accounted for pursuant to the guidance in Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), using the acquisition method of accounting with HPK LP as the acquirer and “predecessor.” Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. Pure’s management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired and liabilities assumed in the unaudited pro forma condensed combined consolidated financial statements. As the unaudited pro forma condensed combined consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. Pure expects to incur approximately $15 million of non-recurring acquisition-related costs, including $6.5 million payable to the underwriters of Pure’s IPO pursuant to agreements between Pure and such underwriters.

Appraisal Rights

Appraisal rights are not available to Pure stockholders in connection with the business combination.

Other Proposals

In addition to the Business Combination Proposal, Pure stockholders will be asked to vote on the Adjournment Proposal. For more information about the Adjournment Proposal see the section entitled “Proposal No. 2—The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on August 18, 2020, at 10:00 a.m., Eastern Time, at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102 , or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Pure’s Class A Common Stock or Class B Common Stock at the close of business on August 4, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of July 17, 2020, there were 15,362,629 shares of Class A Common Stock and Class B Common Stock of Pure outstanding in the aggregate, of which 5,012,629 are public shares and 10,350,000 are founder shares held by Pure’s Sponsor and Pure’s independent directors.

Proxy Solicitation

Proxies may be solicited by mail. Pure has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person at the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Pure’s Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Pure stockholders is necessary to hold a valid meeting. The holders of a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation to Pure Stockholders

The Pure Board, based on a number of factors, including the unanimous approval (with one abstention) of the Business Combination Proposal by the Pure Special Committee and the unanimous recommendation (with one abstention) of the same by the Pure Special Committee to the Pure Board, unanimously (with one abstention) believes that each of the Business Combination Proposal and the Adjournment Proposal are in the best interests of Pure and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting. Gregory Colvin, a member of the Pure Board, abstained from approval of the Business Combination Proposal for personal reasons.

For a description of Pure’s reasons for the approval of the business combination and the recommendation of the Pure Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the Pure Board in favor of approval of these Proposals, you should keep in mind that Pure’s Sponsor, members of the Pure Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Operating Data of the Predecessors

The following table presents, for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, summary unaudited information regarding production and sales of oil, natural gas and natural gas liquids for only the Predecessors, because, as discussed further in this proxy statement/prospectus, HighPeak Energy expects that, following the completion of the business combination, HPK LP will be its “predecessor” for financial reporting purposes, and HighPeak I is HPK LP’s “predecessor” for financial reporting purposes.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors” and “Information About the Target Assets” in evaluating the material information below.

	HPK LP Three Months Ended March 31, 2020 (1)	HighPeak I Three Months Ended March 31, 2019 (1)	HPK LP Period from August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018 (1)
Sales volumes:
Oil (MBbls)	111	29	66	79	25
Natural gas liquids (MBbls)	12	—	—	—	—
Natural gas (MMcf)	41	34	80	59	34
Total (MBoe)	130	31	79	89	31
Average sales price:
Oil (per Bbl)	$40.76	$47.97	$55.92	$52.33	$51.47
Natural gas liquids (per Bbl)	$12.29	n/a	n/a	n/a	n/a
Natural gas (per Mcf)	$0.07	$3.53	$2.04	$1.75	$2.77
Total (per Boe)	$35.58	$45.34	$48.60	$47.71	$45.13
Average daily sales volumes:
Oil (Bbls/d)	1,220	318	718	291	69
Natural gas liquids (Bbls/d)	134	—	—	—	—
Natural gas (Mcf/d)	445	208	868	216	92
Average daily sales volumes (Boe/d)	1,428	352	863	327	85
Average unit costs per Boe:
Lease operating expenses	$18.39	$28.80	$19.88	$20.11	$30.35
Production and other taxes	$2.37	$2.14	$2.37	$2.93	$2.24
Depletion – oil and gas properties	$25.47	$28.52	$20.28	$29.27	$28.73
General and administrative expenses	$22.02	$26.53	$77.59	$28.28	$154.62

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019.  Therefore, for the three months ended March 31, 2020, and the period from August 28, 2019 through the year ended December 31, 2019, results are shown for HPK LP, and for the three months ended March 31, 2019 and the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PURE

The following table shows summary historical financial information of Pure for the periods and as of the dates indicated. The summary historical financial information of Pure as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018 was derived from the unaudited and audited historical financial statements of Pure included elsewhere in this proxy statement/prospectus. The summary consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure” and Pure’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Statement of Operations Data:
Revenue	$—	$—	$—
Administrative expenses	30,000	120,000	86,000
General expenses	1,184,626	2,903,814	88,737
Franchise taxes	50,450	200,100	144,845
Loss from operations	(1,265,076)	(3,223,914)	(319,582)
Other income – investment income on Trust Account	1,182,962	8,739,160	5,777,767
Net income (loss) before income tax provision	(82,114)	5,515,246	5,458,185
Income tax provision	229,081	1,730,072	1,182,914
Net income (loss) attributable to common shares	$(311,195)	$3,785,174	$4,275,271
Weighted average shares outstanding:
Class A Common Stock(1)	36,819,386	40,582,734	41,400,000
Class B Common Stock	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.02	$0.16	$0.11
Basic and diluted loss per common share, Class B	$(0.11)	$(0.28)	$(0.01)

	As of March 31, 2020	As of December 31, 2019
Balance Sheet Data:
Total assets	$373,970,477	$392,242,069
Total liabilities	$11,063,422	$6,212,388
Working capital	$(10,955,890)	$(5,967,681)
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)(1)(2)	$357,907,051	$381,029,671
Total Stockholders’ equity	$5,000,004	$5,000,010

(1)	Excludes the effect to the redemptions of 30,603,570 shares of Class A Common Stock in connection with the Third Extension.
(2)

Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized, 35,616,199 and 37,806,000 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively (35,095,906 and 37,725,710 subject to redemption as of March 31, 2020 and December 31, 2019, respectively).

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE PREDECESSORS

The following table shows summary historical financial information of the Predecessors for the periods and as of the dates indicated because, HighPeak Energy expects that, following the completion of the business combination, HPK LP will be its “predecessor” for financial reporting purposes and that HighPeak I will be the “predecessor” of HPK LP. The summary historical financial information of the Predecessors was derived from the unaudited and audited historical financial statements of the Predecessors included elsewhere in this proxy statement/prospectus including, (i) HPK LP as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020, (ii) HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and (iii) HighPeak I as of and for the years ended December 31, 2019 and 2018 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Historical results are not necessarily indicative of future operating results. The summary consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

	HPK LP Three Months Ended March 31, 2020 (1)	HighPeak I Three Months Ended March 31, 2019	HPK LP Period from August 28, 2019 (Inception) Through December 31, 2019	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018 (1)	HighPeak I Year Ended December 31, 2017 (1)
	(In thousands)
Statement of Operations Data:
Operating Revenues:
Crude oil sales	$4,524	$1,371	$3,695	$4,154	$1,299	$5
Natural gas and natural gas liquids sales	99	66	163	103	93	—
Total operating revenues	4,623	1,437	3,858	4,257	1,392	5

Operating Expenses:
Lease operating	2,389	913	1,578	1,794	936	2
Taxes other than income	308	68	188	261	69	1
Exploration and abandonments	3	2,114	33	2,817	695	—
Depletion, depreciation and amortization	3,356	904	1,612	2,657	886	2
Accretion of asset retirement obligations	34	10	34	38	25	—
General and administrative	2,861	841	6,159	2,523	4,769	1,680
Total operating expenses	8,951	4,850	9,604	10,090	7,380	1,685

Operating Loss:	(4,328)	(3,413)	(5,746)	(5,833)	(5,988)	(1,680)
Other Expense:
Deal termination and other expense	(76,503)	—	—	—	—	—

Net loss	$(80,831)	$(3,413)	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Cash Flow Data:
Net cash provided by (used in) operating activities	$6,028	$950	$(2,500)	$1,728	$(4,672)	$(3,781)
Cash used in investing activities	$(57,090)	$(10,579)	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Cash provided by financing activities	$54,000	$9,336	$58,081	$23,738	$58,799	$32,926

	As of March 31, 2020	As of December 31, 2019
	(In thousands)
Balance Sheet Data:
Current assets	$37,261	$92,026
Property and equipment, net	453,661	405,882
Total assets	$490,922	$497,908
Current liabilities	$50,694	$30,980
Asset retirement obligation	2,343	2,212
Partners’ capital	437,885	464,716
Total liabilities and partners’ capital	$490,922	$497,908

___________

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019.  Therefore, as of March 31, 2020 and for the three months ended March 31, 2020, and the period from August 28, 2019 through the year ended December 31, 2019, results are shown for HPK LP, and the years ended December 31, 2019, 2018 and 2017 include information from HighPeak I only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed business combination, Pure’s ability to consummate the business combination, the benefits of the transaction and Pure’s and the post-business combination entity’s future financial performance following the business combination, as well as Pure’s and the post-business combination entity’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this proxy statement/prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Pure disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. Pure cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Pure, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, Pure cautions you that the forward-looking statements regarding Pure and the post-business combination entity, which are contained in this proxy statement/prospectus, are subject to the following factors:

●	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement;

●	developments in the global economy as well as the public health crisis related to COVID-19 and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets and potential impact on our ability to complete an initial business combination or, if the business combination occurs, on our future operations;

●	the outcome of any legal proceedings that may be instituted against Pure following announcement of the business combination;

●

the inability to complete the business combination due to the failure to obtain approval of the stockholders of Pure, or to meet any of the other conditions to Closing in the Business Combination Agreement;

●	the risk that the announcement and consummation of the business combination disrupts current plans and operations of the Target Assets;

●

Pure’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of HighPeak Energy to grow and manage growth profitably following the business combination;

●	costs related to the business combination;

●	changes in applicable laws or regulations;

●	changes in current or future commodity prices and interest rates;

●	the possibility that Pure or the Target Assets may be adversely affected by other economic, business, and/or competitive factors; and

●

the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Pure’s reserves.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in its periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Pure’s SEC Filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

The risk factors discussed herein are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition, prospects of the Target Assets and the business, financial condition and prospects of HighPeak Energy following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” HighPeak Energy and the Target Assets may face additional risks and uncertainties that are not presently known, or that HighPeak Energy currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and the notes to the financial statements included in this proxy statement/prospectus.

Risks Related to the Target Assets

The risks discussed herein have been identified by HighPeak Energy’s management based on an evaluation of the historical risks faced by HPK LP and the HighPeak Funds and relate to Pure’s management’s current expectations as to future risks that may result from HighPeak Energy’s anticipated ownership and operation of the Target Assets.

Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments.

Following the business combination, the prices HighPeak Energy will receive for its oil, natural gas and NGL production will heavily influence its revenue, profitability, access to capital, future rate of growth and the carrying value of its properties. The markets for oil and natural gas have been volatile historically and are likely to remain volatile in the future. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. The fall in prices was a result of OPEC+ being unable to reach an agreement on production levels for crude oil, which resulted in Saudi Arabia and Russia initiating efforts to increase production. The convergence of these events, along with the significantly reduced demand because of the COVID-19 pandemic, created an unprecedented global oil and natural gas supply and demand imbalance, reduced global oil and natural gas storage capacity, caused oil and natural gas prices to decline significantly and resulted in continued volatility in oil, natural gas and NGLs prices into the second quarter of 2020. In April 2020, extreme shortages of transportation and storage capacity caused the NYMEX WTI oil price for May 2020 delivery to drop to -$37.63 per barrel on the second to last day of the trading period for the contract. This single day of negative pricing resulted from the holders of expiring May 2020 oil purchase contracts being unable or unwilling to take physical delivery of crude oil and accordingly forced to make payments to purchasers of such contracts in order to transfer the corresponding purchase obligations. Prices have partially recovered, with a NYMEX WTI crude oil price of $38.30 per Bbl and the NYMEX natural gas price of $1.63 per MMBtu for the month of June 2020 and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020. However, there can be no certainty that commodity prices will sustain at these levels or continue to increase.

Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period. Following the business combination, the prices HighPeak Energy will receive for its production, and the levels of HighPeak Energy’s production, will depend on numerous factors beyond HighPeak Energy’s control, which include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and NGL;

●	the price and quantity of foreign imports of oil, natural gas and NGL;

●	domestic and global political and economic conditions, socio-political unrest and instability, terrorism or hostilities in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	the occurrence or threat of epidemic or pandemic diseases, such as the recent outbreak of COVID-19, or any government response to such occurrence or threat;

●	actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which HighPeak Energy will operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Following the business combination, lower commodity prices may reduce HighPeak Energy’s cash flow and borrowing ability. If HighPeak Energy is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with lower oil and natural gas prices may adversely affect drilling economics and HighPeak Energy’s ability to raise capital, which may require it to re-evaluate and postpone or eliminate its development program, and result in the reduction of some proved undeveloped reserves and related standardized measure. Following the business combination, if HighPeak Energy is required to curtail its drilling program, HighPeak Energy may be unable to hold leases that are scheduled to expire, which may further reduce reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect HighPeak Energy’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Recent COVID-19 and other pandemic outbreaks could negatively impact HighPeak Energy’s business and results of operations.

HighPeak Energy may face additional risks related to the recent outbreak of COVID-19, which has been declared a “pandemic” by the World Health Organization. International, federal, state and local public health and governmental authorities have taken extraordinary and wide-ranging actions to contain and combat the outbreak and spread of COVID-19 in regions across the United States and the world, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. To the extent COVID-19 outbreak continues or worsens, governments may impose additional similar restrictions. The full impact of the COVID-19 outbreak is unknown and rapidly evolving. The outbreak and any preventative or protective actions that HighPeak Energy or its customers may take in respect to this virus may result in a period of disruption, including HighPeak Energy’s financial reporting capabilities, its operations generally, and could potentially impact HighPeak Energy’s customers, distribution partners, and third parties. Any resulting impact cannot be reasonably estimated at this time, but may materially affect the business and HighPeak Energy’s financial condition and results of operations. The extent to which the COVID-19 outbreak impacts HighPeak Energy’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

For example, prices decreased to a level in April 2020 that caused the HPK Contributors to halt their drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which the HPK Contributors or HighPeak Energy would be willing to execute their drilling program and resume producing from existing shut-in wells. However, prices have since increased and HighPeak Energy management began returning wells to production in mid-July and will continue to monitor the extent by which prices continue to increase and/or stabilize prior to resuming production and any capital expenditure program. In addition, HighPeak Energy may be unable to fund its expected capital expenditure program. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the expected August 19, 2020 Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding as HighPeak Energy is only expected to have available liquidity of $95 million in the Maximum Redemption Scenario assuming approximately $40 million is undrawn availability on the Debt Facility at Closing. Liquidity at Closing may be up to $35 million less based on execution of the permitted interim capital budget and timing of the related payments. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.” Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $30.38 per Bbl and $1.63 per MMBtu for the month of June 2020, and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy intends to resume drilling a three (3) rig program after the Closing, but also recognizes that commodity prices remain highly volatile and that its liquidity will likely be limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs post-Closing.  For detail regarding sensitivity cases for a zero (0), one (1) and two (2) rig program over the same periods, see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.”

The marketability of HighPeak Energy’s production will be dependent upon transportation, storage and other facilities, certain of which it will not control. If these facilities are unavailable, HighPeak Energy’s operations could be interrupted and its revenues reduced.

The marketability of HighPeak Energy’s oil and natural gas production will depend in part upon the availability, proximity and capacity of transportation and storage facilities owned by third parties. Natural gas production from the Target Assets is generally transported by third-party gathering lines. The HighPeak Funds do not currently have long-term contracts for the gathering and transportation of their production from the assets owned by HighPeak Assets I, HighPeak Assets II or HighPeak Holdings, and currently transport the majority of their oil production via truck on a short term contract basis. Following the business combination HighPeak Energy will not control the trucks and transportation and storage facilities used to transport or store production from the Target Assets, and access to them may be limited or denied. As a result of reduced demand primarily as a result of the COVID-19 outbreak, there is currently insufficient storage capacity for the production of oil. If demand continues to be low through the completion of the business combination, HighPeak Energy may elect to continue its curtailment of substantially all of its productions as well as delay its anticipated drilling programs. Further, insufficient production from wells to support the construction of pipeline facilities by purchasers or a significant disruption in the availability of HighPeak Energy’s or third-party transportation facilities or other production facilities could adversely impact HighPeak Energy’s ability to deliver to market or produce oil and natural gas and thereby cause a significant interruption in HighPeak Energy’s operations. If, in the future, HighPeak Energy is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounters production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from HighPeak Energy’s fields, would materially and adversely affect its financial condition and results of operations.

HighPeak Energy may incur additional costs to bring the associated production back online, and will be unable to predict the production levels of such wells once brought back online.

The recent actions of foreign oil producers such as Saudi Arabia and Russia, coupled with the impact on global demand from the COVID-19 pandemic, have materially decreased global crude oil prices and generated a surplus of oil. This significant surplus has created a saturation of storage and caused imminent crude storage constraints, which has led to, and in the future may further lead to the shut-in of production of our wells due to lack of sufficient markets or lack of availability and capacity of processing, gathering, storing and transportation systems. Additionally, several state oil and gas authorities, including the Texas Railroad Commission, have implemented or are considering implementing oil and gas production limits in an effort to stabilize declining commodity prices. To the extent adopted, such production limits could not only reduce our revenue, but also, if wells have to be shut-in for extended periods of time due to such production limits, result in expenditures related to well plugging and abandonment. HighPeak Energy curtailed the majority of its production in April 2020 and may incur additional costs to bring the associated production back online. Cost increases necessary to bring the associated wells back online may be significant enough that such wells would become uneconomic at low commodity price levels, which may lead to decreases in HighPeak Energy’s proved reserve estimates and potential impairments and associated charges to its earnings. However, prices have recently increased and HighPeak Energy management began returning its wells online in mid-July and will continue to monitor the extent by which prices continue to increase and/or stabilize prior to resuming any capital expenditure program. As HighPeak Energy is currently beginning to bring its wells back online, there is no assurance that such wells will be as productive following recommencement as they were prior to being shut in. Any shut in or curtailment of the oil, natural gas and NGLs produced from HighPeak Energy’s fields could adversely affect its financial condition and results of operations.

Certain factors could require HighPeak Energy to write-down the carrying values of its properties, including commodity prices decreasing to a level such that future undiscounted cash flows from its properties are less than their carrying value.

Accounting rules will require that HighPeak Energy periodically review the carrying value of its properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, HighPeak Energy may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash impairment charge to earnings. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively.

Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period.

Sustained levels of depressed commodity prices, or further decreases, in the future could result in impairments of HighPeak Energy’s properties, which could have a material adverse effect on results of operations for the periods in which such charges are taken. Following the business combination, HighPeak Energy could experience material write-downs as a result of lower commodity prices or other factors, including low production results or high lease operating expenses, capital expenditures or transportation fees.

HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the expected August 19, 2020 Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding as HighPeak Energy is only expected to have available liquidity of $95 million in the Maximum Redemption Scenario assuming $40 million is undrawn availability on the Debt Facility at Closing. Liquidity at Closing may be up to $35 million less based on execution of the permitted interim capital budget and timing of the related payments. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy”. Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $30.38 per Bbl and $1.63 per MMBtu for the month of June 2020, and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy intends to resume drilling a three (3) rig program after the Closing, but also recognizes that commodity prices remain highly volatile and that its liquidity will likely be limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs post-Closing.  For detail regarding sensitivity cases for a zero (0), one (1) and two (2) rig program over the same periods, see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.”

HighPeak Energy expects to fund its forecasted capital expenditures with expected cash on its balance sheet at the Closing, cash generated by operations and through debt financing, which may include borrowings under a Debt Facility. Although there is no requirement in the Business Combination Agreement, the Company intends to pursue Forward Purchases and a Debt Facility (which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected) to enhance HighPeak Energy’s liquidity at Closing, but no assurance can be given that HighPeak Energy will be successful in whole or in part in obtaining such funding. For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

Further, given market uncertainty primarily as a result of the COVID-19 outbreak, it is uncertain whether HighPeak Energy will be able to access the capital markets in the immediate future. As a result, although the Business Combination Agreement requires HighPeak Energy to have not less than $100 million of Minimum Equity Capitalization at the Closing, the amount of liquidity that HighPeak Energy will have at Closing is uncertain, as are cash flows from operations following the business combination. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

As a result, HighPeak Energy’s financing needs may require it to alter or increase its capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that an additional portion of cash flow from operations be used for the payment of interest and principal on its indebtedness, thereby further reducing its ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to existing stockholders. The actual amount and timing of future capital expenditures may differ materially from estimates as a result of, among other things: commodity prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in actual capital expenditures, which would negatively impact HighPeak Energy’s ability to grow production.

Following the business combination, HighPeak Energy’s cash flow from operations and access to capital will be subject to a number of variables, including:

●	the prices at which HighPeak Energy’s production is sold;

●	proved reserves;

●	the amount of hydrocarbons HighPeak Energy is able to produce from its wells;

●	HighPeak Energy’s ability to acquire, locate and produce new reserves;

●	the amount of HighPeak Energy’s operating expenses;

●	cash settlements from HighPeak Energy’s derivative activities;

●	HighPeak Energy’s ability to obtain debt financing, including the Debt Facility;

●	the duration of economic uncertainty surrounding the COVID-19 pandemic;

●	the duration and uncertainty of OPEC+’s agreement not to increase production above agreed levels and the compliance by its members with their respective production quotas during the term of the agreement;

●	HighPeak Energy’s ability to obtain storage capacity for the oil it produces;

●	restrictions in the instruments governing HighPeak Energy’s debt on HighPeak Energy’s ability to incur additional indebtedness; and

●	HighPeak Energy’s ability to access the public or private capital markets.

If HighPeak Energy is successful in finalizing a Debt Facility and HighPeak Energy’s revenues or the borrowing base under a Debt Facility decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, HighPeak Energy may have limited ability to obtain the capital necessary to sustain operations at expected levels. If additional capital is needed, HighPeak Energy may not be able to obtain debt or equity financing on terms acceptable to it, if at all. If cash flow generated by HighPeak Energy’s operations or available debt financing, including borrowings under a Debt Facility, are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of HighPeak Energy’s properties, which in turn could lead to a decline in reserves and production and could materially and adversely affect HighPeak Energy’s business, financial condition and results of operations. If HighPeak Energy seeks and obtains additional financing following the business combination, subject to the restrictions in the instruments governing its existing debt, if any, the addition of new debt to existing debt levels could intensify the operational risks that HighPeak Energy will face. Further, adding new debt following the business combination could limit HighPeak Energy’s ability to service existing debt service obligations.

Part of HighPeak Energy’s business strategy will involve using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

HighPeak Energy’s operations will involve utilizing some of the latest drilling and completion techniques as developed by HighPeak Energy and its service providers. The difficulties HighPeak Energy will face drilling horizontal wells will include, among others:

●	landing its wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running its casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

●	difficulties that HighPeak Energy will face while completing its wells include the following, among others:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

Use of new technologies may not prove successful and could result in significant cost overruns or delays or reductions in production, and, in extreme cases, the abandonment of a well. In addition, certain of the new techniques HighPeak Energy adopts may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer and emerging formations and areas have limited or no production history and, consequently, HighPeak Energy will be more limited in assessing future drilling results in these areas. If its drilling results are less than anticipated, the return on investment for a particular project may not be as attractive as anticipated, and HighPeak Energy could incur material write downs of unevaluated properties and the value of undeveloped acreage could decline in the future.

For example, potential complications associated with the new drilling and completion techniques that HighPeak Energy intends to utilize may cause HighPeak Energy to be unable to develop its assets in line with current expectations and projections. Further, recent well results may not be indicative of HighPeak Energy’s future well results with respect to the Target Assets.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect HighPeak Energy’s business, financial condition or results of operations.

HighPeak Energy’s future financial condition and results of operations will depend on the success of its development, production and acquisition activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

HighPeak Energy’s decisions to develop or purchase prospects or properties will depend, in part, on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.” In addition, the cost of drilling, completing and operating wells will often be uncertain.

Further, many factors may curtail, delay or cancel scheduled drilling operations, including:

●	delays imposed by, or resulting from, compliance with regulatory requirements, including limitations on wastewater disposal, emission of greenhouse gases (“GHGs”) and hydraulic fracturing;

●	pressure or irregularities in geological formations;

●	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

●	equipment failures, accidents or other unexpected operational events;

●	lack of available gathering facilities or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	lack of availability of water and electricity;

●	adverse weather conditions;

●	issues related to compliance with environmental regulations;

●

environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	declines in oil and natural gas prices;

●	limited availability of financing on acceptable terms;

●	title issues; and

●	other market limitations in HighPeak Energy’s industry.

If HighPeak Energy borrows funds in the future, HighPeak Energy may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its debt obligations that may not be successful.

HighPeak Energy intends to enter into a Debt Facility, and may seek other debt financing sources, following the Closing. HighPeak Energy’s ability to make scheduled payments on or to refinance its indebtedness obligations under the Debt Facility, or other debt financing sources HighPeak Energy decides to utilize, will depend on HighPeak Energy’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions, industry cycles and certain financial, business and other factors affecting HighPeak Energy’s operations, many of which are beyond HighPeak Energy’s control. HighPeak Energy may not be able to maintain a level of cash flow from operating activities sufficient to permit HighPeak Energy to pay the principal, premium, if any, and interest on its indebtedness.

If HighPeak Energy’s cash flow and capital resources are insufficient to fund debt service obligations, HighPeak Energy may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance existing indebtedness. HighPeak Energy’s ability to restructure or refinance indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness may be at higher interest rates and may require HighPeak Energy to comply with more onerous covenants, which could further restrict business operations. The terms of HighPeak Energy’s future debt instruments may restrict it from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of HighPeak Energy’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, HighPeak Energy could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The Debt Facility, or any other debt financing HighPeak Energy enters into may limit HighPeak Energy’s ability to dispose of assets and use the proceeds from such dispositions. HighPeak Energy may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit HighPeak Energy to meet scheduled debt service obligations.

Restrictions in HighPeak Energy’s future debt agreements could limit HighPeak Energy’s growth and ability to engage in certain activities.

The terms and conditions governing HighPeak Energy’s indebtedness following the business combination are expected to:

●

require HighPeak Energy to dedicate a portion of cash flow from operations to service its debt, thereby reducing the cash available to finance operations and other business activities and could limit its flexibility in planning for or reacting to changes in its business and the industry in which it operates;

●	increase vulnerability to economic downturns and adverse developments in HighPeak Energy’s business;

●

place restrictions on HighPeak Energy’s ability to engage in certain business activities, including without limitation, to raise capital, obtain additional financing (whether for working capital, capital expenditures or acquisitions) or to refinance indebtedness, grant or incur liens on assets, pay dividends or make distributions in respect of its capital stock, make investments, amend or repay subordinated indebtedness, sell or otherwise dispose of assets, business or operations and engage in business combinations or other fundamental changes;

●

potentially place HighPeak Energy at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

●	limit management’s discretion in operating HighPeak Energy’s business.

HighPeak Energy’s ability to meet its expenses and debt obligations and comply with the covenants and restrictions contained therein will depend on its future performance, which will be affected by financial, business, economic, industry, regulatory and other factors, many of which are beyond HighPeak Energy’s control. If market or other economic conditions deteriorate, HighPeak Energy’s ability to comply with these covenants may be impaired. HighPeak Energy cannot be certain that its cash flow will be sufficient to allow it to pay the principal and interest on its debt and meet its other obligations. If HighPeak Energy does not have enough money, HighPeak Energy may be required to refinance all or part of its debt, sell assets, borrow more money or raise equity. HighPeak Energy may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it, or at all. For example, HighPeak Energy’s future debt agreements may require the satisfaction of certain conditions, including coverage and leverage ratios, to borrow money. HighPeak Energy’s future debt agreements may also restrict the payment of dividends and distributions by certain of its subsidiaries to it, which could affect its access to cash. In addition, HighPeak Energy’s ability to comply with the financial and other restrictive covenants in the agreements governing its indebtedness will be affected by the levels of cash flow from operations and future events and circumstances beyond HighPeak Energy’s control. Breach of these covenants or restrictions will result in a default under HighPeak Energy’s financing arrangements, which if not cured or waived, would permit the lenders to accelerate all indebtedness outstanding thereunder. Upon acceleration, the debt would become immediately due and payable, together with accrued and unpaid interest, and any lenders’ commitment to make further loans to HighPeak Energy may terminate. Even if new financing were then available, it may not be on terms that are acceptable to HighPeak Energy. Additionally, upon the occurrence of an event of default under HighPeak Energy’s financing agreements, the affected lenders may exercise remedies, including through foreclosure, on the collateral securing any such secured financing arrangements. Moreover, any subsequent replacement of HighPeak Energy’s financing arrangements may require it to comply with more restrictive covenants which could further restrict business operations.

Any significant reduction in HighPeak Energy’s borrowing base under the Debt Facility as a result of periodic borrowing base redeterminations or otherwise may negatively impact HighPeak Energy’s ability to fund its operations.

To the extent HighPeak Energy enters into a Debt Facility, it expects the lenders thereunder to limit the amounts HighPeak Energy can borrow up to a borrowing base amount, which the lenders will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the lenders.

The Debt Facility will require periodic borrowing base redeterminations based on reserve reports. Additionally, the borrowing base will be subject to unscheduled reductions due to certain issuances of new junior lien indebtedness, unsecured indebtedness or subordinated indebtedness, certain sales or acquisitions of borrowing base properties or early monetizations or terminations of certain hedge or swap positions. A reduced borrowing base could render HighPeak Energy unable to access adequate funding under the Debt Facility. Additionally, if the aggregate amount outstanding under the Debt Facility exceeds the borrowing base at any time, HighPeak Energy would be required to repay any indebtedness in excess of the borrowing base or to provide mortgages on additional borrowing base properties to eliminate such excess. As a result of a mandatory prepayment and/or reduced access to funds under the Debt Facility HighPeak Energy may be unable to implement its drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. For example, December 31, 2019 reserves were based on commodity prices that were substantially higher than current prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. In order to prepare the reserve estimates included in this proxy statement/prospectus, HPK LP has projected production rates and timing of development expenditures. They have also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from the estimates included in this proxy statement/prospectus. For instance, initial production rates reported by HighPeak Energy, HPK LP or other operators may not be indicative of future or long-term production rates, and recovery efficiencies may be worse than expected and production declines may be greater than estimated and may be more rapid and irregular when compared to initial production rates. In addition, estimates of proved reserves may be adjusted to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of reserves. Moreover, there can be no assurance that reserves will ultimately be produced or that proved undeveloped reserves will be developed within the periods anticipated.

You should not assume that the present value of future net revenues from the reserves presented in this proxy statement/prospectus is the current market value of the estimated reserves of the Target Assets. Actual future prices and costs may differ materially from those used in the present value estimate. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

The standardized measure of estimated reserves may not be an accurate estimate of the current fair value of estimated oil and natural gas reserves.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires historical twelve-month pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. For example, historical twelve-month prices were substantially higher than current prices. In addition, HPK LP, the prior owner of the Target Assets was generally not subject to U.S. federal, state or local income taxes other than certain state franchise taxes. HighPeak Energy is subject to U.S. federal, state and local income taxes. As a result, estimates included in this proxy statement/prospectus of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the standardized measure of estimated reserves included in this proxy statement/prospectus should not be construed as accurate estimates of the current fair value of such proved reserves.

Properties HighPeak Energy acquires, including the Target Assets, may not produce as projected, and HighPeak Energy may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires HighPeak Energy to assess reservoir and infrastructure characteristics, including recoverable reserves, future oil and gas prices and their applicable differentials, development and operating costs, and potential liabilities, including environmental liabilities. In connection with these assessments, HighPeak Energy performs a review of the subject properties that it believes to be generally consistent with industry practices. Such assessments are inexact and inherently uncertain. For these reasons, the properties HighPeak Energy will acquire in connection with the business combination or in the future may not produce as expected. In connection with the assessments, HighPeak Energy performs a review of the subject properties, but such a review may not reveal all existing or potential problems. In the course of due diligence, HighPeak Energy may not review every well, pipeline or associated facility. HighPeak Energy cannot necessarily observe structural and environmental problems, such as groundwater contamination, when a review is performed. HighPeak Energy may be unable to obtain contractual indemnities from the seller for liabilities created prior to HighPeak Energy’s purchase of the property. HighPeak Energy may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations. Additionally, the success of future acquisitions will depend on HighPeak Energy’s ability to integrate effectively the then-acquired business into its then-existing operations. The process of integrating acquired assets may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. HighPeak Energy’s failure to achieve consolidation savings, to incorporate the additionally acquired assets into its then-existing operations successfully, or to minimize any unforeseen operational difficulties, or the failure to acquire future assets at all, could have a material adverse effect on its financial condition and results of operations.

HighPeak Energy will not be the operator on all of its acreage or drilling locations, and, therefore, HighPeak Energy will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets and could be liable for certain financial obligations of the operators or any of its contractors, to the extent such operator or contractor is unable to satisfy such obligations.

As of March 31, 2020, HighPeak Energy had identified approximately 495 gross (400 net) operated drilling locations plus 132 gross (36 net) non-operated drilling locations across the Target Assets in the Wolfcamp A and Lower Spraberry formations based on 880 foot spacing with 6 wells per mile in each respective formation. In addition, HighPeak Energy has identified approximately 1,210 gross (840 net) drilling locations, including approximately 296 gross (80 net) non-operated drilling locations, in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. HighPeak Energy does not expect that it will operate approximately 428 gross (116 net) of its future drilling locations, and there is no assurance that it will operate all of HighPeak Energy’s other future drilling locations. As a result, HighPeak Energy will have limited ability to exercise influence over the operations of the drilling locations operated by its partners, and there is the risk that HighPeak Energy’s partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. Furthermore, the success and timing of development activities operated by its partners will depend on a number of factors that will be largely outside of HighPeak Energy’s control, including:

●	the timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the approval of other participants in drilling wells;

●	the selection of technology; and

●	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of HighPeak Energy’s drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities. Further, HighPeak Energy may be liable for certain financial obligations of the operator of a well in which it owns a working interest to the extent such operator becomes insolvent and cannot satisfy such obligations. Similarly, HighPeak Energy may be liable for certain obligations of contractors to the extent such contractor becomes insolvent and cannot satisfy their obligations. The satisfaction of such obligations could have a material adverse effect on HighPeak Energy’s financial condition. For more information about certain of the Target Assets, see the sections entitled “Information about the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors.”

The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, HighPeak Energy may not be able to raise the entire amount of capital that would be necessary to drill such locations.

HPK LP’s and HighPeak Energy’s management and technical teams have specifically identified and scheduled certain drilling locations as an estimation of future multi-year drilling activities on the Target Assets. These drilling locations represent a significant part of HighPeak Energy’s growth strategy. HighPeak Energy’s ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Because of these uncertain factors, HighPeak Energy cannot be certain whether the numerous identified drilling locations will ever be drilled or if it will be able to produce natural gas or oil from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire.

As of March 31, 2020, the Target Assets included approximately 495 gross (400 net) operated drilling locations identified across the Target Assets in the Wolfcamp A and Lower Spraberry formations based on 880 foot spacing with 6 wells per mile in each respective formation. In addition, HighPeak Energy has identified approximately 1,210 gross (840 net) drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets. Please see “Information About the Target Assets— Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. As a result of the limitations described in this proxy statement/prospectus, HighPeak Energy may be unable to drill many of these identified locations. In addition, significant additional capital will be required over a prolonged period in order to pursue the development of these locations, and HighPeak Energy may not be able to raise or generate the capital required to do so. See “Risk Factors—Risks Related to the Target Assets—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Any drilling activities HighPeak Energy is able to conduct on these locations may not be successful, may not result in production or additions to estimated proved reserves and could result in a downward revision of estimated proved reserves, which could have a material adverse effect on the borrowing base under the Debt Facility or future business and results of operations. Additionally, if HighPeak Energy curtails its drilling program, it may lose a portion of its acreage through lease expirations and may be required to reduce estimated proved reserves, which could reduce the borrowing base under the Debt Facility or any other debt financing entered into.

Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.

As of March 31, 2020, approximately 21% of the acreage within the Target Assets was held by production. The leases for net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases or the leases are renewed. From 2020 through 2022, approximately 10%, 53% and 4%, respectively, of the acreage associated with the leases within the Target Assets are set to expire. If the leases associated with the Target Assets expire and HighPeak Energy is unable to renew the leases, HighPeak Energy will lose its right to develop the related properties. Although HighPeak Energy intends to extend substantially all of the net acreage within the Target Assets associated with identified drilling locations through a combination of development drilling, or the negotiation of lease extensions, it may not be successful. Additionally, any payments related to such extensions may be more than anticipated. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Undeveloped Acreage Expirations” for more information regarding acreage expirations and our plans for extending our acreage. HighPeak Energy’s ability to drill and develop its acreage and establish production to maintain its leases depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect HighPeak Energy’s operating results and ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of oil, natural gas and NGL. Any decreases in production due to poor weather conditions will have an adverse effect on revenues, which will in turn negatively affect cash flow from operations.

HighPeak Energy’s operations will be substantially dependent on the availability of water. Restrictions on its ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. Drought conditions have persisted in the areas where the Target Assets are located in past years. Such drought conditions can lead governmental authorities to restrict the use of water, subject to their jurisdiction, for hydraulic fracturing to protect local water supplies. Although HighPeak Energy may enter into a long-term contract for the supply of water, it currently procures locally water for drilling on a well-to-well basis. If HighPeak Energy is unable to obtain water to use in operations, it may need to be obtained from non-local sources and transported to drilling sites, resulting in increased costs, or HighPeak Energy may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The Target Assets are located in the north eastern Midland Basin, making HighPeak Energy vulnerable to risks associated with operating in a limited geographic area.

Following the consummation of the business combination, all of HighPeak Energy’s producing properties will be geographically concentrated in the north eastern Midland Basin. As a result, HighPeak Energy may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of production from wells in such areas caused by governmental regulation, (iii) processing or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel, (vi) water shortages or other drought related conditions or (vii) interruption of the processing or transportation of oil, natural gas or NGL. The concentration of the Target Assets in a limited geographic area also increases its exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these factors has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expirations. Any of the risks described above could have a material adverse effect on HighPeak Energy’s business, financial condition, results of operations and cash flow.

HighPeak Energy may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and adversely affect HighPeak Energy’s results of operations and financial condition. While HPK LP typically obtains, and HighPeak Energy intends to obtain, title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case HighPeak Energy may lose the lease and the right to produce all or a portion of the minerals under the property. Additionally, if an examination of the title history of a property reveals that an oil or natural gas lease or other developed right has been purchased in error from a person who is not the owner of the mineral interest desired, HighPeak Energy’s interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases would be lost.

The development of estimated PUDs may take longer and may require higher levels of capital expenditures than anticipated. Therefore, estimated PUDs may not be ultimately developed or produced.

As of December 31, 2019, the Target Assets contained 6,533 MBoe of proved undeveloped reserves, or PUDs, consisting of 5,281 MBbls of oil, 2,702 MMcf of natural gas and 801 MBbls of NGL. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than anticipated. Estimated future development costs relating to the development of such PUDs at December 31, 2019 are approximately $55.37 million over the next five (5) years. HighPeak Energy’s ability to fund these expenditures is subject to a number of risks. See “Risk Factors—Risks Related to the Target Assets—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Delays in the development of reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of the estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause HighPeak Energy to have to reclassify PUDs as unproved reserves. Furthermore, there is no certainty that HighPeak Energy will be able to convert PUDs to developed reserves or that undeveloped reserves will be economically viable or technically feasible to produce.

Further, SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five (5) years after the date of booking. This requirement may limit HighPeak Energy’s ability to book additional PUDs as it pursues its future drilling programs following the business combination. As a result, HighPeak Energy may be required to write down its PUDs if it does not drill those wells within the required timeframe. If actual reserves prove to be less than current reserve estimates, or if HighPeak Energy is required to write down some of its PUDs, such reductions could have a material adverse effect on HighPeak Energy’s financial condition, results of operations and future cash flows.

Unless HighPeak Energy replaces its reserves with new reserves and develops those new reserves, its reserves and production will decline, which would adversely affect future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless HighPeak Energy conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves will decline as those reserves are produced. HighPeak Energy’s future reserves and production, and therefore future cash flows and results of operations, are highly dependent on HighPeak Energy’s success in efficiently developing current reserves and economically finding or acquiring additional recoverable reserves. HighPeak Energy may not be able to develop, find or acquire sufficient additional reserves to replace future production. If HighPeak Energy is unable to replace such production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce or slow the demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil, natural gas and NGL, technological advances improving fuel economy and developments in energy generation and storage devices could reduce or slow the demand for oil, natural gas and NGL. The impact of the changing demand for oil, natural gas and NGL may have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.

HighPeak Energy expects to sell its production to a relatively small number of customers, as is customary in the oil and natural gas business. For the three months ended March 31, 2020 and the year ended December 31, 2019, there were one (1) and two (2) purchasers who accounted for approximately 88% and 88%, respectively, of the total revenue attributable to the Target Assets. No other purchaser accounted for 10% or more of such revenues during such period. The loss of any such greater than 10% purchaser could adversely affect HighPeak Energy’s revenues in the short term. See the section entitled “Information about the Target Assets—Operations—Marketing and Customers” for additional information. HighPeak Energy expects to depend upon these or other significant purchasers for the sale of most of its oil and natural gas production. HighPeak Energy cannot ensure that it will continue to have ready access to suitable markets for its future oil and natural gas production.

HighPeak Energy’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

HighPeak Energy’s operations will be subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, the occupational health and safety aspects of its operations or otherwise relating to the protection of the environment and natural resources. These laws and regulations may impose numerous obligations applicable to HighPeak Energy’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from HighPeak Energy’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of HighPeak Energy’s operations. In addition, HighPeak Energy may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit growth and revenue.

Certain environmental laws impose strict liability (i.e., no showing of “fault” is required) as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. HighPeak Energy may be required to remediate contaminated properties owned or operated by it or facilities of third parties that received waste generated by operations regardless of whether such contamination resulted from the conduct of others or from consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, HighPeak Energy could acquire, or be required to provide indemnification against, environmental liabilities that could expose HighPeak Energy to material losses. In certain instances, citizen groups also have the ability to bring legal proceedings against HighPeak Energy if it is not in compliance with environmental laws, or to challenge its ability to receive environmental permits needed to operate. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of its operations. HighPeak Energy’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

For example, HighPeak Energy may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of its wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including the following federal laws and their state counterparts, as amended from time to time, among others:

●

the Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, monitoring and reporting requirements and is relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions;

●

the Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants from facilities and sources to federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

●	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

●

the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

●	the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport, disposal and cleanup of non-hazardous, hazardous and solid wastes;

●

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and those who arrange for transportation or disposal of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur, as well as imposes liability on present and certain past owners and operations of sites where hazardous substance releases have occurred or are threatening to occur;

●

the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas; and

●

The Occupational Safety and Health Act (“OSHA”), under which federal Occupational Safety and Health Administration and similar state agencies have promulgated regulations limiting exposures to hazardous substances in the workplace and imposing various worker safety requirements.

Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective actions, the incurrence of capital expenditures, the occurrence of delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of HighPeak Energy’s future operations in a particular area. It is not uncommon for neighboring landowners, employees and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and more stringent laws and regulations may be adopted in the future.

To the extent HighPeak Energy’s operations are affected by national, regional, local and other laws, and to the extent such laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, HighPeak Energy’s business, prospects, financial condition or results of operations could be materially adversely affected.

HighPeak Energy may incur substantial losses and be subject to substantial liability claims as a result of operations. Additionally, HighPeak Energy may not be insured for, or insurance may be inadequate to protect HighPeak Energy against, these risks.

HighPeak Energy will not be insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect its business, financial condition or results of operations.

HighPeak Energy’s development activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●

environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination, damage to natural resources or wildlife, or the presence of endangered or threatened species;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	fires, explosions and ruptures of pipelines;

●	personal injuries and death;

●	natural disasters; and

●	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these events could adversely affect HighPeak Energy’s ability to conduct operations or result in substantial loss as a result of claims for:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental or natural resource damage;

●	regulatory investigations and penalties; and

●	repair and remediation costs.

HighPeak Energy may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on business, financial condition and results of operations.

Properties that HighPeak Energy decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that HighPeak Energy decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable HighPeak Energy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. HighPeak Energy cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to its drilling prospects. Further, HighPeak Energy’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

●	unexpected drilling conditions;

●	title issues;

●	pressure or lost circulation in formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	compliance with environmental and other governmental or contractual requirements; and

●	increases in the cost of, and shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

HighPeak Energy may be unable to make additional attractive acquisitions following the business combination or successfully integrate acquired businesses with the Target Assets, and any inability to do so may disrupt its business and hinder its ability to grow.

Following the business combination, there is no guarantee HighPeak Energy will be able to identify attractive acquisition opportunities that complement the Target Assets or expand its business. In the event it is able to identify attractive acquisition opportunities, HighPeak Energy may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause HighPeak Energy to refrain from, completing acquisitions.

The success of completed acquisitions will depend on HighPeak Energy’s ability to integrate effectively the acquired business into its then-existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of its managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that it will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. HighPeak Energy’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its then-existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, the agreements that will govern HighPeak Energy’s indebtedness will impose certain limitations on its ability to enter into mergers or combination transactions and to incur certain indebtedness, which could indirectly limit its ability to acquire assets and businesses.

Certain of the properties within the Target Assets are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business.

Certain of the properties within the Target Assets are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business. Such restrictions could affect, among other things, access to and the permissible uses of facilities as well as the manner in which HighPeak Energy produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant, and HighPeak Energy may experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from the drilling of wells.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel, frac crews and oilfield services could adversely affect HighPeak Energy’s ability to execute its development plans within its budget and on a timely basis.

The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil, natural gas and NGL prices, causing periodic shortages of equipment, supplies and needed personnel. HighPeak Energy’s operations will be concentrated in areas in which oilfield activity levels have previously increased rapidly. If that were to happen again in the future, demand for drilling rigs, equipment, supplies and personnel may increase the costs for these services. Access to transportation, processing and refining facilities in these areas may become constrained resulting in higher costs and reduced access for those items. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. As a result of the current pricing environment, services have currently been curtailed and may be delayed in coming back to previous levels in the event prices do improve. However, prices have since increased and HighPeak Energy’s management began resuming production in mid-July from its shut-in wells and will continue to monitor the extent by which prices continue to increase and/or stabilize prior to any capital expenditure program. To the extent that commodity prices improve in the future, the demand for and prices of these goods and services are likely to increase and HighPeak Energy could encounter delays in or an inability to secure the personnel, equipment, power, services, resources and facilities access necessary for it to resume or increase HighPeak Energy’s development activities, which could result in production volumes being below its forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on cash flow and profitability. Furthermore, if it is unable to secure a sufficient number of drilling rigs at reasonable costs, HighPeak Energy may not be able to drill all of its acreage before its leases expire.

HighPeak Energy could experience periods of higher costs if commodity prices rise. These increases could reduce profitability, cash flow and ability to complete development activities as planned.

Historically, capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases have resulted from a variety of factors that HighPeak Energy will be unable to control, such as increases in the cost of electricity, steel and other raw materials; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and natural gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in HighPeak Energy’s revenue if commodity prices rise, thereby negatively impacting its profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that HighPeak Energy’s ability to participate in the commodity price increases is limited by its derivative activities, if any.

HighPeak Energy may be involved in legal proceedings that could result in substantial liabilities.

Like many oil and gas companies, HighPeak Energy expects to be involved from time to time in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on HighPeak Energy because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in its business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Should our operators fail to comply with all applicable regulatory agency administered statutes, rules, regulations and orders, our operators could be subject to substantial penalties and fines.

Under the Energy Policy Act of 2005, the Federal Energy Regulatory Commission (the “FERC”) has civil penalty authority under the Natural Gas Act of 1938 to impose penalties for current violations of up to $1,269,500 per day for each violation (annually adjusted for inflation) and disgorgement of profits associated with any violation. While our operators’ operations have not been regulated by the FERC as a natural gas company under this law, the FERC has adopted regulations that may subject certain of our operators’ otherwise non-FERC jurisdictional facilities to the FERC annual reporting requirements. Our operators also must comply with the anti-market manipulation rules enforced by the FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Additionally, the FTC has regulations intended to prohibit market manipulation in the petroleum industry with authority to fine violators of the regulations civil penalties of up to $1,210,340 per day (annually adjusted for inflation) and the Commodity Futures Trading Commission (the “CFTC”) prohibits market manipulation in the markets regulated by the CFTC, including similar anti-manipulation authority with respect to crude oil swaps and futures contracts as that granted to the CFTC with respect to crude oil purchases and sales. The CFTC rules subject violators to a civil penalty of up to the greater of $1,191,842 per day (annually adjusted for inflation) or triple the monetary gain to the person for each violation. Failure to comply with those regulations in the future could subject our operators to civil penalty liability, as described in “Information About the Target Assets—Regulation of the Oil and Natural Gas Industry.”

The operations of HighPeak Energy are subject to a series of risks arising out of the threat of climate change that could result in increased operating costs, limit the areas in which HighPeak Energy may conduct oil and natural gas exploration and production activities and reduce demand for the oil and natural gas HighPeak Energy produces.

The threat of climate change continues to attract considerable attention in the United States and in foreign countries. Numerous proposals have been made and could continue to be made at the international, national, regional and state levels of government to monitor and limit existing emissions of GHGs as well as to restrict or eliminate such future emissions. As a result, oil and natural gas exploration and production operations are subject to a series of regulatory, political, litigation and financial risks associated with the production and processing of fossil fuels and emission of GHGs.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, with the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the CAA, the EPA has adopted rules that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, implement New Source Performance Standards directing the reduction of methane from certain new, modified, or reconstructed facilities in the oil and natural gas sector, and together with the DOT, implement GHG emissions limits on vehicles manufactured for operation in the United States. Additionally, various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. At the international level, there is a non-binding agreement, the United Nations-sponsored “Paris Agreement,” for nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020, although the United States has announced its withdrawal from such agreement, effective November 4, 2020.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates seeking the office of the President of the United States in 2020. Two critical declarations made by one candidate running for the Democratic nomination for President include threats to take actions banning hydraulic fracturing of oil and natural gas wells and banning new leases for production of minerals on federal properties, including onshore lands and offshore waters. Other actions that could be pursued by presidential candidates may include more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as the reversal of the United States’ withdrawal from the Paris Agreement. Litigation risks are also increasing, as a number of cities and other local governments have sought to bring suit against the largest oil and natural gas exploration and production companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to global warming effects, such as rising sea levels, and therefore are responsible for roadway and infrastructure damages as a result.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies concerned about the potential effects of climate change may elect in the future to shift some or all of their investments into non-energy related sectors. Institutional lenders who provide financing to fossil-fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. In addition, in response to concerns related to climate change, there have been efforts in recent years to influence the investment community, including investment advisors and certain sovereign wealth, pension and endowment funds, promoting divestment of fossil fuel equities and pressuring leaders to limit funding to companies engaged in the extraction of fossil fuels. For example, officials in New York state and New York City have announced their intent to divest the state and city pension funds’ holding in fossil fuel companies, and the World Bank has announced that it will no longer finance upstream oil and gas after 2019, except in “exceptional circumstances.” Such environmental activism and initiatives aimed at limiting climate change and reducing air pollution could interfere with HighPeak Energy’s business activities, operations and cost of access to capital.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from oil and natural gas producers such as HighPeak Energy or otherwise restrict the areas in which we may produce oil and natural gas or generate GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for or erode value for, the oil and natural gas that HighPeak Energy produces. Additionally, political, litigation and financial risks may result in HighPeak Energy’s restricting or cancelling oil and natural gas production activities, incurring liability for infrastructure damages as a result of climatic changes, or having an impaired ability to continue to operate in an economic manner. One or more of these developments could have a material adverse effect on HighPeak Energy’s business, financial condition and results of operation.

Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect HighPeak Energy’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. HighPeak Energy expects to regularly use hydraulic fracturing as part of HighPeak Energy’s operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but certain federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Congress has, from time to time, considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect HighPeak Energy’s operations, but such additional federal regulation could have an adverse effect on its business, financial condition and results of operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water under certain circumstances.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014.

Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where HighPeak Energy will operate, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict HighPeak Energy’s drilling and production activities, as well as HighPeak Energy’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on its future business.

State and federal regulatory agencies have at times focused on a possible connection between the hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed in other states, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in.

HighPeak Energy will likely dispose of large volumes of produced water gathered from its drilling and production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict HighPeak Energy’s ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring HighPeak Energy to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.

HighPeak Energy’s ability to acquire additional prospects and to find and develop reserves in the future will depend on its ability to evaluate and select suitable properties for acquisitions and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many other oil and natural gas companies possess and employ greater financial, technical and personnel resources than HighPeak Energy. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than HighPeak Energy will be able to offer. The cost to attract and retain qualified personnel has historically continually increased due to competition and may increase substantially in the future. HighPeak Energy may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect operations.

HighPeak Energy will depend on the services of its senior management and technical personnel. HighPeak Energy does not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of its senior management could have a material adverse effect on its business, financial condition and results of operations.

Increases in interest rates could adversely affect HighPeak Energy’s business.

HighPeak Energy will require continued access to capital and its business and operating results could be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. HighPeak Energy expects to use debt financing, which may include borrowings under the Debt Facility, to finance a portion of its future growth, and these changes could cause its cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place HighPeak Energy at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting its ability to finance its operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve its planned growth and operating results.

HighPeak Energy’s anticipated use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, HighPeak Energy’s drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and it could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect HighPeak Energy’s ability to conduct drilling activities in areas where it operates.

Oil and natural gas operations in HighPeak Energy’s operating areas may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Such restrictions may limit HighPeak Energy’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay HighPeak Energy’s operations or materially increase its operating and capital costs. Permanent restrictions imposed to protect threatened or endangered species or their habitat could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where HighPeak Energy operates as threatened or endangered could cause it to incur increased costs arising from species protection measures or could result in limitations on its activities that could have a material and adverse impact on its ability to develop and produce reserves. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the U.S. Fish and Wildlife Service (“FWS”) and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands. To the extent species are listed under the ESA or similar state laws, or previously unprotected species are designated as threatened or endangered in areas where our properties are located, operations on those properties could incur increased costs arising from species protection measures and face delays or limitations with respect to production activities thereon.

HighPeak Energy may not be able to keep pace with technological developments in its industry.

The oil and natural gas industry is characterized by rapid and significant technological advancement and the introduction of new products and services using new technologies. As others use or develop new technologies, HighPeak Energy may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before HighPeak Energy can. HighPeak Energy may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies it expects to use were to become obsolete, HighPeak Energy’s business, financial condition or results of operations could be materially and adversely affected.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm HighPeak Energy’s business may occur and not be detected.

HighPeak Energy’s management does not expect that HighPeak Energy’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in HighPeak Energy have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

HighPeak Energy’s business could be adversely affected by security threats, including cyber-security threats, and related disruptions.

HighPeak Energy will rely heavily on its information systems, and the availability and integrity of these systems will be essential to conducting HighPeak Energy’s business and operations. As a producer of natural gas and oil, HighPeak Energy will face various security threats, including cyber-security threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, refineries and pipelines. This risk may be heightened as a result of the remote working environment created by the COVID-19 outbreak. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy’s implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Risks Related to HighPeak Energy and the Business Combination

The HighPeak Group, including the Principal Stockholder Group, will have significant influence over HighPeak Energy after completion of the business combination.

After the business combination,  prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights (and the surrender for cancellation by the Sponsor of an equivalent number of shares), the HighPeak Group will own approximately 89% of HighPeak Energy common stock under the Maximum Redemption Scenario. The Principal Stockholder Group have agreed not to sell such shares before the six (6) month anniversary of the Closing under the Stockholders’ Agreement and HighPeak I, HighPeak II and Sponsor expect to place into escrow at Closing up to 31,875,000 shares of HighPeak Energy common stock in connection the issuance of the Contingent Value Rights. As long as the Principal Stockholder Group owns or controls a significant percentage of HighPeak Energy’s outstanding voting power, subject to the terms of the Stockholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to nominate a specified number of directors for appointment to the Pure Board so long as the Principal Stockholder Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Stockholders’ Agreement.” The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex D.

Following the consummation of the business combination, HighPeak Energy’s only significant asset will be its ownership of 100% of the HighPeak Contributed Entities and any cash on HighPeak Energy’s balance sheet at Closing, and such ownership may not be sufficient to pay dividends on its common stock or satisfy its other financial obligations.

Following the consummation of the business combination, HighPeak Energy will have no direct operations and no significant assets other than the direct or indirect ownership of 100% of the HighPeak Contributed Entities, which will include any cash on HighPeak Energy’s balance sheets at Closing. Unless waived by the applicable parties to the Business Combination Agreement, it is a condition to closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization. The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. There is no certainty that we will meet the $100 million of Minimum Equity Capitalization closing condition. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.” HighPeak Energy will depend on Pure for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to potentially pay any dividends with respect to HighPeak Energy common stock. The earnings from, or other available assets of, Pure may not be sufficient to pay dividends or make distributions or loans to enable HighPeak Energy to pay any dividends on its common stock or satisfy its other financial obligations.

Because HighPeak Energy has a limited operating history and has generated no revenues and operating cash flows, it may be difficult to evaluate its ability to successfully implement its business strategy.

Because of HighPeak Energy’s limited operating history, the operating performance of its future assets and business strategy are not yet proven. As a result, it may be difficult to evaluate HighPeak Energy’s business and results of operations to date and to assess its future prospects.

In addition, HighPeak Energy may encounter risks and difficulties experienced by companies whose performance is dependent upon newly acquired assets, such as failing to operate the Target Assets as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. As a result of the foregoing, HighPeak Energy may be less successful in achieving a consistent operating level capable of generating cash flows from operations as compared to a company that has had a longer operating history. In addition, HighPeak Energy may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies that have had longer operating histories.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Pure’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of Pure’s securities prior to the Closing may decline. The market values of Pure’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Pure’s stockholders vote on the business combination. Any related delay in the consummation of the business combination may expose stockholders to additional risk that the market values of our securities may decline.

In addition, following the business combination, fluctuations in the price of HighPeak Energy’s securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to Pure’s Class A Common Stock in the business combination may not be indicative of the price of HighPeak Energy common stock that will prevail in the trading market following the business combination. If an active market for HighPeak Energy’s securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond HighPeak Energy’s control. Any of the factors listed below could have a material adverse effect on your investment in HighPeak Energy’s securities and HighPeak Energy’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of HighPeak Energy’s securities may not recover and may experience a further decline.

Factors affecting the trading price of HighPeak Energy’s securities following the business combination may include:

●	actual or anticipated fluctuations in HighPeak Energy’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	the market volatility resulting from sustained uncertainty surrounding the COVID-19 outbreak;

●	changes in the market’s expectations about HighPeak Energy’s operating results;

●	success of HighPeak Energy’s competitors;

●	HighPeak Energy’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning HighPeak Energy or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to HighPeak Energy;

●	changes in laws and regulations affecting HighPeak Energy’s business;

●	commencement of, or involvement in, litigation involving HighPeak Energy;

●	changes in HighPeak Energy’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of HighPeak Energy common stock available for public sale;

●	any major change in the HighPeak Energy Board or management;

●

sales of substantial amounts of HighPeak Energy common stock by the HighPeak Group, HighPeak Energy’s directors, executive officers or significant stockholders, or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, OPEC+’s ability to continue to agree to limit production among its members and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of HighPeak Energy’s securities irrespective of HighPeak Energy’s operating performance. The stock market in general and both the NYSE and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of HighPeak Energy’s securities, may not be predictable. A loss of investor confidence in the market for energy stocks or the stocks of other companies which investors perceive to be similar to HighPeak Energy following the business combination could depress HighPeak Energy’s stock price regardless of HighPeak Energy’s business, prospects, financial conditions or results of operations. A decline in the market price of HighPeak Energy’s securities also could adversely affect HighPeak Energy’s ability to issue additional securities and HighPeak Energy’s ability to obtain additional financing in the future.

HighPeak Energy will incur significant transaction costs in connection with the business combination.

HighPeak Energy has and expects to incur significant, non-recurring costs in connection with consummating the business combination. HighPeak Energy’s transaction expenses as a result of the business combination are currently estimated at approximately $15 million, including $6.5 million to the underwriters of Pure’s IPO pursuant to agreements, as amended, between Pure and such underwriters and pursuant to an agreement, as amended, between Pure and Jefferies LLC. In addition, HighPeak Energy anticipates paying the Cash Consideration at Closing to holders of Pure’s Class A Common Stock that do not redeem in connection with the business combination, which is estimated to be approximately $2.1 million under the Maximum Redemption Scenario.

Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.

HighPeak Energy will rely on the availability of capital to develop its oil and gas assets. The availability of capital following the Closing could vary significantly due to a variety of factors, some of which are beyond HighPeak Energy’s control, including, but not limited to:

●	the level of redemptions by public stockholders;

●	the amount of Cash Consideration;

●	the amount of cash at the HighPeak Contributed Entities immediately prior to the Closing;

●	the ability of HighPeak Energy to sign and close the Forward Purchases and the Debt Facility on the terms currently contemplated or at all; and

●	the level of expenses incurred in connection with the business combination.

For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement. Any failure to agree to definitive documentation on the terms currently contemplated or at all could materially adversely affect HighPeak Energy’s liquidity.

Further, unless waived by the parties to the Business Combination Agreement, it is a condition to closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. As a result, the business combination could still close if there were, among other things, redemptions by public stockholders, a significant amount of Cash Consideration, failure to successfully close the Forward Purchases, significantly lower cash contributed through HPK LP than assumed in this proxy statement/prospectus or a combination of those factors, each of which could have a significant impact on the liquidity of HighPeak Energy and the amount of debt it will incur to fund its drilling activities in 2020 and beyond. If liquidity is significantly lower than expected at the Closing and commodity prices were also significantly lower than expected in the forecasted projections and HighPeak Energy is unable to secure alternative sources of financing to fund drilling activities, then HighPeak Energy may not be able to meet its production projections.

Financial projections with respect to the post-business combination company may not prove to be reflective of actual future results.

In connection with the business combination, the Pure Board considered, among other things, internal financial forecasts for the post-business combination company. They speak only as of the date made and will not be updated. These financial projections are subject to significant economic, competitive, industry and other uncertainties, including availability of capital as discussed in the risk factor above, and may not be achieved in full, at all or within projected timeframes. For example, the financial projections provided to the Pure Board are derived in part from our projections of future production volumes. As discussed further elsewhere in this proxy statement/prospectus, those future production volumes include volumes associated with both proved and unproved reserves. Unproved reserves and associated future production volumes and related future cash flows are inherently more uncertain than those related to proved volumes, and the impact of that uncertainty increases for periods further from the date of this proxy statement/prospectus. Further, as a result of unprecedented market disruption resulting from COVID-19 and the short term duration of the OPEC+ commitment to reduced production quotas, which has caused significant declines in commodity prices, these projections are even more uncertain in terms of reflecting actual future results. In addition, the failure of businesses to achieve projected results could have a material adverse effect on HighPeak Energy’s share price and financial position following the business combination.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus may not be indicative of what HighPeak Energy’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what HighPeak Energy’s actual financial position or results of operations would have been had the business combination been completed on the date or dates indicated. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

HighPeak Energy will be a “controlled company” within the meaning of Nasdaq and NYSE Rules following the business combination and, as a result, will qualify for exemptions from certain corporate governance requirements. As a result, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the business combination, Pure’s Sponsor, together with its affiliates, will collectively own a majority of HighPeak Energy’s outstanding voting stock. Following the completion of the business combination, HighPeak Energy will be a controlled company within the meaning of Nasdaq and NYSE corporate governance standards. Under Nasdaq and NYSE rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq or NYSE corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors under NYSE or Nasdaq rules;

●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to HighPeak Energy as long as it remains a controlled company. Following the business combination, HighPeak Energy intends to utilize these exemptions. These requirements will not apply to us as long as HighPeak Energy remains a controlled company.

Subsequent to the consummation of the business combination, HighPeak Energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on HighPeak Energy’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although HighPeak Energy has conducted due diligence on the Target Assets, HighPeak Energy cannot assure you that this diligence revealed all material issues that may be present in the businesses of the Target Assets, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HighPeak Energy’s control will not later arise. As a result, HighPeak Energy may be forced to later write-down or write-off assets, restructure HighPeak Energy’s operations, or incur impairment or other charges that could result in losses. Even if HighPeak Energy’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HighPeak Energy’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on HighPeak Energy’s liquidity, the fact that HighPeak Energy reports charges of this nature could contribute to negative market perceptions about it following the completion of the business combination or HighPeak Energy’s securities. In addition, charges of this nature may cause HighPeak Energy to be unable to obtain future financing on favorable terms or at all.

Sponsor, Pure’s officers and directors have agreed to vote in favor of the Business Combination Proposal, regardless of how Pure’s public stockholders vote.

Each of Sponsor, Pure’s officers and its directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, Sponsor, Pure’s officers and its directors own a total of shares equal to approximately 67.4% of Pure’s issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured, and the necessary stockholder approval will be received for the Business Combination Proposal.

Sponsor, certain members of the Pure Board and Pure’s officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.

When considering the Pure Board’s recommendation that Pure’s stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals, Pure’s stockholders should be aware that Pure’s Sponsor, certain members of the Pure Board and Pure’s officers have interests in the business combination that may be different from, or in addition to, the interests of Pure’s stockholders. These different interests are described in the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.” Further, the HPK Contributors are affiliates of Pure. The Pure Special Committee has reviewed the Business Combination Agreement and the transactions contemplated thereby, and has recommended, by a majority vote with one member abstaining from voting, to the Pure Board that it approves the transactions related to the business combination.

Neither the Pure Board nor the Pure Special Committee received a fairness opinion from an independent financial advisor or accounting firm in determining whether or not to pursue the business combination.

Although in approving the proposed business combination the Pure Special Committee determined that the terms of proposed business combination were fair from a financial point of view to and in the best interests of Pure and its unaffiliated public stockholders, the absence of such an opinion from a third-party could result in the proposed business combination being viewed as more uncertain from a financial point of view than if such an opinion were requested and provided prior to entering the business combination. Stockholders will be relying solely on the judgement of the Pure Board and Pure Special Committee in valuing the proposed business combination.

HighPeak Energy may be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on Pure and the Target Assets. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with HPK LP to defer entering into contracts or making other decisions or seek to change existing business relationships.

Pure or HighPeak Energy may waive one or more of the conditions to the business combination.

Pure or HighPeak Energy may agree to waive, in whole or in part, one or more of the conditions to their obligations to complete the business combination, to the extent permitted by their organizational documents and applicable laws. For example, it is a condition to Pure and HighPeak Energy’s obligations to close the business combination that there be no breach by the HPK Contributors of their representations and warranties under the Business Combination Agreement as of the Closing Date, subject to the materiality standards contained therein. However, if the Pure Board (subject to the approval and consent of the Pure Special Committee) and HighPeak Energy Board determine that any such breach is not material to each party’s respective business, then they may elect to waive that condition and close the business combination. Pure is not able to waive the condition that Pure’s stockholders approve the business combination.

If Pure is unable to complete an Initial Business Combination on or prior to August 21, 2020, Pure’s public stockholders may receive only approximately $10 per share on the liquidation of its Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against Pure that Sponsor is unable to indemnify), the exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless.

If Pure is unable to complete an Initial Business Combination on or prior to August 21, 2020, Pure’s public stockholders may receive only approximately $10 per share on the liquidation of its Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against Pure that Sponsor is unable to indemnify (as described below)), the exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless. Further, Pure is relying on Sponsor to fulfill its obligations with respect to the Sponsor Loans. Pure cannot guarantee that Pure’s stockholders will receive the benefit of any of the Sponsor Loans that Sponsor has agreed to make or to cause to be made.

If third parties bring claims against Pure, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10 per share and the amount of the Sponsor Extension Loans.

Pure’s placing of funds in the Trust Account may not protect those funds from third-party claims against Pure. Although Pure will seek to have all third parties, service providers (other than Pure’s independent auditors), prospective target businesses or other entities with which Pure does business execute agreements with Pure waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Pure’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Pure’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Pure’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pure than any alternative.

Examples of possible instances where Pure may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pure and will not seek recourse against the Trust Account for any reason. Upon redemption of Pure’s public shares, if Pure is unable to complete the business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, Pure will be required to provide for payment of claims of creditors that were not waived that may be brought against Pure within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10 per share initially held in the Trust Account, due to claims of such creditors.

Sponsor has agreed that it will be liable to Pure if and to the extent any claims by a third party (other than Pure’s independent auditors) for services rendered or products sold to Pure, or a prospective target business with which Pure has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Pure’s administrative expenses, subject to a monthly limit of $10,000, and/or to pay Pure’s taxes except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pure’s indemnity of the underwriters of Pure’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Pure’s Sponsor will not be responsible to the extent of any liability for such third-party claims. Pure has not independently verified whether Pure’s Sponsor has sufficient funds to satisfy its indemnity obligations and believe that Sponsor’s only assets are securities of Pure’s company. Sponsor may not have sufficient funds available to satisfy those obligations. Pure has not asked Sponsor to reserve for such obligations and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Pure’s Initial Business Combination and redemptions could be reduced to less than $10 per public share. In such event, Pure may not be able to complete Pure’s Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Pure’s officers or directors will indemnify Pure for claims by third parties including, without limitation, claims by third parties and prospective target businesses.

Pure’s directors may decide not to enforce the indemnification obligations of Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pure’s public stockholders.

In the event that the proceeds in the Trust Account are reduced below $10 per public share and Sponsor asserts it is unable to satisfy its obligations or it has no indemnification obligations related to a particular claim, Pure’s independent directors would determine whether to take legal action against Pure’s Sponsor to enforce such indemnification obligations. It is possible Pure’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pure’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pure’s public stockholders may be reduced below $10 per share.

While Pure currently expects that Pure’s independent directors would take legal action on Pure’s behalf against Sponsor to enforce its indemnification obligations to Pure, it is possible that Pure’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pure’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pure’s public stockholders may be reduced below $10 per share. If, after Pure distributes the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Pure Board may be viewed as having breached their fiduciary duties to Pure’s creditors, thereby exposing the members of the Pure Board and Pure to claims of punitive damages.

If, after Pure distributes the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pure’s stockholders. In addition, the Pure Board may be viewed as having breached its fiduciary duty to Pure’s creditors and/or having acted in bad faith, thereby exposing itself and Pure to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Pure’s stockholders and the per-share amount that would otherwise be received by Pure’s stockholders in connection with Pure’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pure’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pure’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pure’s stockholders in connection with Pure’s liquidation may be reduced.

Even if Pure consummates the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for Pure’s warrants is $11.50 per share of Class A Common Stock, subject to certain adjustments. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

The terms of the warrants may be amended in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants.

The public warrants were issued in registered form under the warrant agreement. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any other change or modification, including any amendment that adversely affects the interests of the registered holders of public warrants. Accordingly, Pure or, after the warrant agreement assignment HighPeak Energy, may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although Pure’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Pure Common Stock purchasable upon exercise of a warrant.

As a result of the public warrant tender offers, the liquidity of the market for HighPeak Energy’s public warrants has been substantially reduced.

As a result of the public warrant tender offers, the public warrants that will become warrants of HighPeak Energy upon the consummation of the business combination have been substantially reduced, which may reduce the volume of trading in the HighPeak Energy’s warrants and may result in lower prices and reduced liquidity in the trading of HighPeak Energy’s warrants.

Warrants will become exercisable for HighPeak Energy common stock and HighPeak Energy is implementing an LTIP pursuant to which it intends to issue a significant number of stock options, each of which could increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

Pure issued warrants to purchase 20,700,000 shares of Class A Common Stock as part of the units offered in Pure’s IPO. Pure also issued 10,280,000 private placement warrants to purchase Class A Common Stock to Sponsor in a private placement that occurred simultaneously with the consummation of Pure’s IPO. Sponsor and Pure’s independent directors currently own a total of 10,350,000 founder shares (5,350,000 of which will be forfeited pursuant to the terms of the Sponsor Support Agreement), which are convertible into shares of Class A Common Stock on a one-for-one basis. Pure may also issue additional private placement warrants to Sponsor, officers or directors in payment of working capital loans made to Pure. As a result of the business combination, and pursuant to the warrant agreement, any of Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. To the extent HighPeak Energy issues shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares of HighPeak Energy common stock upon exercise of these public warrants, warrants issued as merger consideration, forward purchase warrants or private placement warrants could make Pure a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of Class A Common Stock or HighPeak Energy common stock, as applicable, and reduce the value of the shares issued to complete the business combination. Accordingly, the public warrants, warrants issued as merger consideration, forward purchase warrants and private placement warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the public warrants, warrants issued as merger consideration, forward purchase warrants or private placement warrants could have an adverse effect on the market price for HighPeak Energy’s securities or on its ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings. Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit all of the private placement warrants at Closing, and HPEP II intends to forfeit all of the public warrants that it owns at Closing.

In addition, in order to attract and retain key management personnel and non-employee directors, HighPeak Energy is implementing the LTIP, pursuant to which the Share Pool will be reserved and available for delivery with respect to Stock Awards (which may only be granted to non-employee directors) and stock options. In addition, pursuant to the terms of the LTIP, at the beginning of each year, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year, including any shares issued upon the exercise of the warrants. As a result, HighPeak Energy could issue significant number of stock options under the LTIP, including additional shares added to the LTIP upon the exercise of the warrants, and currently HighPeak Energy intends to issue a significant number of stock options in connection with the Closing, which could further dilute your holdings.

A significant portion of HighPeak Energy’s total outstanding shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of HighPeak Energy common stock to drop significantly, even if HighPeak Energy’s business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time following the Closing. Further, in connection with the Forward Purchase Agreement Amendment, HighPeak Energy may issue up to 15,000,000 forward purchase units (which includes up to 15,000,000 shares of HighPeak Energy common stock), in the aggregate, of HighPeak Energy common stock to the Forward Purchase Investors, 5,811,000 shares of which are presently committed and registered for resale on this registration statement. After the business combination, prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights (and the surrender for cancellation by the Sponsor of a corresponding number of shares) and the exercise of warrants pursuant to the warrant agreement, the HighPeak Group will own approximately 89% of HighPeak Energy common stock, although pursuant to the Stockholders’ Agreement the Principal Stockholder Group will in either case agree not to sell such shares before the six (6) month anniversary of the Closing. In either case, sales after such restricted period, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of HighPeak Energy common stock.

In connection with the Closing, HighPeak Energy will enter into the Registration Rights Agreement with the Holders, which includes, Sponsor, HighPeak I, HighPeak II, HighPeak III, Jack Hightower and each of their respective affiliates and any transferees thereof that execute joinders to the Registration Rights Agreement, certain Forward Purchase Investors and Pure’s three independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant. For more information about the Registration Rights Agreement see the section entitled, “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Registration Rights Agreement.”

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about HighPeak Energy, HighPeak Energy’s business, or HighPeak Energy’s market, or if they change their recommendations regarding HighPeak Energy common stock adversely, the price and trading volume of HighPeak Energy common stock could decline.

The trading market for HighPeak Energy common stock will be influenced by the research and reports that industry or securities analysts may publish about HighPeak Energy, HighPeak Energy’s business, HighPeak Energy’s market, or HighPeak Energy’s competitors. If any of the analysts who may cover HighPeak Energy following the business combination change their recommendation regarding HighPeak Energy common stock adversely, or provide more favorable relative recommendations about its competitors, the price of HighPeak Energy common stock would likely decline. If any analyst who may cover HighPeak Energy following the business combination were to cease their coverage or fail to regularly publish reports on HighPeak Energy, HighPeak Energy could lose visibility in the financial markets, which could cause HighPeak Energy’s stock price or trading volume to decline.

The A&R Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The A&R Charter, like Pure’s existing Charter, will provide that, unless HighPeak Energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law and subject applicable jurisdictional requirements, be the sole and exclusive forum for (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of HighPeak Energy to HighPeak Energy or its stockholders, (iii) any action asserting a claim against HighPeak Energy, its directors, officers or employees arising pursuant to any provision of the DGCL, the A&R Charter or HighPeak Energy’s bylaws or (iv) any action asserting a claim against HighPeak Energy, its directors, officers or employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or (c) the Court of Chancery does not have subject matter jurisdiction. The forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder.

If any action the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in shares of HighPeak Energy’s capital stock will be deemed to have notice of, and consented to, the provisions of our A&R Charter described in the preceding paragraph. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HighPeak Energy or its directors, officers or other employees, which may discourage such lawsuits against HighPeak Energy and such persons. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable. If a court were to find these provisions of the A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, HighPeak Energy may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Pure’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares from public stockholders prior to the consummation of the business combination, which may influence the vote on the proposed business combination and reduce the public “float” of Pure’s Class A Common Stock.

Pure’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Pure’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination, or to satisfy a closing condition in an agreement related to the business combination that requires Pure to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the business combination that may not otherwise have been possible. Furthermore, purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that such proposals have to be approved.

In addition, if such purchases are made, the public “float” of Pure’s Class A Common Stock and the number of beneficial holders of Pure’s securities may be reduced, possibly affecting the market price of Pure’s Class A Common Stock and making it difficult to maintain or obtain the quotation, listing or trading of Pure’s securities on a national securities exchange. Furthermore, if the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Pure’s securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Pure’s business, investments and results of operations.

Pure is, and if the business combination is effected HighPeak Energy will be, subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE or the Nasdaq. In particular, Pure is, and HighPeak Energy will be, required to comply with certain SEC, NYSE or Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Pure’s or HighPeak Energy’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Pure’s or HighPeak Energy’s business and results of operations.

There can be no assurance that HighPeak Energy common stock that will be issued in connection with the business combination, including issuable upon exercise of HighPeak Energy’s warrants or upon satisfaction of conditions under the CVR Agreement with respect to the CVRs, will remain listed on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American following the Closing, or that HighPeak Energy will be able to comply with the continued listing standards of the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American.

HighPeak Energy expects to apply to list the shares of its common stock, including shares of its common stock issuable upon exercise of HighPeak Energy’s warrants or upon satisfaction of conditions under the CVR Agreement with respect to the CVRs, on the NYSE American, the Nasdaq Global Market or the Nasdaq Capital Market upon the consummation of the business combination. HighPeak Energy’s continued eligibility for listing of its common stock may depend on the number of shares of Class A Common Stock that are redeemed. If, after the business combination, the NYSE American, the Nasdaq Global Market or the Nasdaq Capital Market delists the HighPeak Energy common stock from trading on its exchange for failure to meet the listing standards, HighPeak Energy and its security holders could face significant material adverse consequences:

●	a limited availability of market quotations for HighPeak Energy’s securities;

●	reduced liquidity for HighPeak Energy’s securities;

●

a determination that HighPeak Energy common stock is a “penny stock,” which will require brokers trading in HighPeak Energy common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for HighPeak Energy’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because HighPeak Energy’s common stock will be listed on the NYSE American, Nasdaq Global Market or the Nasdaq Capital Market, they are covered securities. Although the states are preempted from regulating the sale of HighPeak Energy’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if HighPeak Energy were no longer listed on either the NYSE American, Nasdaq Global Market or the Nasdaq Capital Market, its securities would not be covered securities and HighPeak Energy would be subject to regulation in each state in which HighPeak Energy offers its securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of HighPeak Energy’s income or other tax returns could adversely affect HighPeak Energy’s financial condition and results of operations.

HighPeak Energy will be subject to tax by U.S. federal, state, and local tax authorities. HighPeak Energy’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of HighPeak Energy’s deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings; or

●	changes in tax laws, regulations or interpretations thereof.

In addition, HighPeak Energy may be subject to audits of its income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on HighPeak Energy’s financial condition and results of operations.

Pure is, and HighPeak Energy will be, an emerging growth company within the meaning of the Securities Act, and if HighPeak Energy takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make HighPeak Energy’s securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Pure is, and HighPeak Energy will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and HighPeak Energy may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HighPeak Energy’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, HighPeak Energy’s stockholders may not have access to certain information they may deem important. HighPeak Energy could be an emerging growth company for up to five (5) years, although circumstances could cause HighPeak Energy to lose that status earlier, including if the market value of HighPeak Energy’s equity held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case HighPeak Energy would no longer be an emerging growth company as of the following December 31. HighPeak Energy cannot predict whether investors will find its securities less attractive because HighPeak Energy will rely on these exemptions. If some investors find HighPeak Energy’s securities less attractive as a result of HighPeak Energy’s reliance on these exemptions, the trading prices of HighPeak Energy’s securities may be lower than they otherwise would be, there may be a less active trading market for HighPeak Energy’s securities and the trading prices of HighPeak Energy’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. HighPeak Energy has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HighPeak Energy’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

The business combination may be a taxable event for holders of Pure’s Common Stock and Pure warrants.

It is expected that the business combination will be a tax-deferred transaction to a holder of Pure Common Stock that does not exercise its redemption rights except to the extent of the Cash Consideration and fair market value of HighPeak Energy warrants received in exchange for Pure Common Stock. However, this result is dependent upon meeting certain requirements. In addition, although the matter is not free from doubt, a holder of Pure warrants may recognize gain with respect to its Pure warrants as a result of the business combination. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Non-U.S. Holders may be subject to U.S. income tax and withholding tax with respect to gain on disposition of their HighPeak Energy common stock and warrants.

HighPeak Energy believes it will be a U.S. real property holding corporation following the business combination. As a result, after the business combination is effected, Non-U.S. Holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of HighPeak Energy common stock or HighPeak Energy warrants during a specified time period may be subject to U.S. federal income tax and withholding on a sale, exchange, or other disposition of such HighPeak Energy common stock or HighPeak Energy warrants, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Risks Related to the Contingent Value Rights

Under certain circumstances, the Contingent Value Rights will have no value and will be automatically terminated without any further consideration.

The terms of the Contingent Value Rights will be governed by the Contingent Value Rights Agreement by and among HighPeak Energy, HighPeak I, HighPeak II, Sponsor and the Rights Agent, a form of which is attached to this proxy statement/prospectus as Annex H.

The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide a CVR Holder with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00, at the CVR Maturity Date. However, this contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. If the stock price has generated a 10% preferred simple annual return with respect to the shares of HighPeak Energy common stock as of the CVR Maturity Date, then no additional shares will be issued pursuant to the CVRs, the CVRs will have no value and the CVRs will be automatically terminated without any further consideration.

Consideration owed to the holders of the Contingent Value Rights, if any, will not be delivered prior to the CVR Maturity Date, except in certain limited circumstances.

The Contingent Value Rights will mature on the earlier of (i) the date to be specified by HighPeak I, HighPeak II and Sponsor, which may be any date occurring during the period beginning on (and including) the second anniversary of the Closing and ending on (and including) the date that is thirty (30) months following the Closing, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales. The calculation and satisfaction of any Preferred Returns will occur, if applicable, following the CVR Maturity Date in accordance with the terms of the Contingent Value Rights Agreement. Because no interest will accrue on the Contingent Value Rights, you will not receive any compensation for holding any Contingent Value Rights between the Closing and either the termination of such Contingent Value Rights or HighPeak Energy’s issuance of additional shares of HighPeak Energy common stock needed to satisfy any Preferred Return, if any.

A market for the CVRs may not develop and, even if a market for the CVRs does develop, there can be no assurance the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs, which would adversely affect the liquidity and price of the CVRs.

HighPeak Energy cannot predict the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs or whether the market price of the CVRs will be volatile following the Closing. Following the business combination, the price of the CVRs may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for the CVRs following the business combination may never develop or, if it does develop, it may not be sustained. In addition, the price of the CVRs after the business combination can vary due to general economic conditions and forecasts, HighPeak Energy’s general business condition and the release of HighPeak Energy’s financial reports. Additionally, if the CVRs become delisted from a national securities exchange for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the CVRs may be more limited than if they were quoted or listed on a national securities exchange. You may be unable to sell your CVRs unless a market can be established or sustained.

CVRs may entitle CVR Holders to shares of HighPeak Energy common stock at the CVR Maturity Date or otherwise will result in shares of HighPeak Energy common stock released to HighPeak I, HighPeak II and Sponsor, which, in either case, would increase the number of shares eligible for future resale in the public market.

The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.

As such, within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Until such shares are released back to HighPeak I, HighPeak II and Sponsor, they may not be traded.

To the extent the Preferred Return is not met, additional shares of HighPeak Energy’s will be issued (and a corresponding number of shares of HighPeak Energy common stock will be released to HighPeak Energy from the escrow for cancellation), which will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the HighPeak Energy common stock. There would also be an increase in the number of shares of HighPeak Energy common stock eligible for resale in the public market if the Preferred Returns are met, pursuant to the Escrow Shares being released to HighPeak I, HighPeak II and Sponsor, as discussed above.

Risks Related to the Redemption

Pure does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pure to complete an Initial Business Combination with which a substantial majority of Pure’s stockholders do not retain their investment in Pure.

Pure’s Charter does not provide a specified maximum redemption threshold, except that in no event will Pure redeem its public shares in an amount that would cause Pure’s net tangible assets to be less than $5,000,001 (such that Pure is not subject to the SEC’s “penny stock” rules). However, unless waived by the applicable parties to the Business Combination Agreement, it is a condition to closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. 5,811,000 shares of HighPeak Energy common stock have been subscribed to and committed pursuant to the Forward Purchases for an aggregate consideration of $58.1 million which enables HighPeak Energy to meet its $100 million Minimum Equity Capitalization closing condition in the Maximum Redemption Scenario. However, under the Nasdaq Global Market, the Nasdaq Capital Market and the NYSE American, a minimum of 1,100,000, 1,000,000, or 1,000,000 unrestricted shares will be required in order to meet the initial listing requirements of each exchange, respectively (among other requirements, including a market value of unrestricted publicly held shares of $18 million, $15 million and $20 million, respectively). See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.” As a result, Pure may be able to consummate the business combination even though a substantial number of Pure’s public stockholders have redeemed their shares.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

HighPeak Energy can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any Initial Business Combination, including the business combination, may cause an increase in HighPeak Energy’s share price, and may result in a lower value realized now than a stockholder of Pure might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Initial Business Combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of Pure who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Pure’s Transfer Agent will need to act to facilitate this request. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to Continental to validly redeem its shares. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from Pure’s Transfer Agent. However, because Pure does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. The redemption rights also include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Pure to fund Pure’s administrative expenses, subject to a monthly limit of $10,000 and/or to pay taxes), calculated as of two (2) business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting of Pure Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of Pure’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Pure will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite Pure’s compliance with these rules, if a public stockholder fails to receive Pure’s proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that Pure will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

If Pure is unable to consummate the business combination or any other Initial Business Combination by August 21, 2020, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If Pure is unable to consummate the business combination or any other Initial Business Combination by August 21, 2020, Pure will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public stockholders by way of redemption and cease all operations except for the purposes of winding up of Pure’s affairs, as further described herein. Any redemption of public stockholders from the Trust Account shall be effected automatically by function of Pure’s Charter prior to any voluntary winding up. If Pure is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to Pure’s public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Delaware General Corporation Law (the “DGCL”). In that case, investors may be forced to wait beyond August 21, 2020, before the redemption proceeds of Pure’s Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from Pure’s Trust Account. Pure has no obligation to return funds to investors prior to the date of Pure’s redemption or liquidation unless Pure consummates its Initial Business Combination prior thereto and only then in cases where investors have sought to redeem their voting common stock. Only upon Pure’s redemption or any liquidation will public stockholders be entitled to distributions if Pure is unable to complete its Initial Business Combination.

Non-U.S. Holders may be subject to U.S. income and withholding tax with respect to gain realized on redemption of their Pure Common Stock and warrants.

HighPeak Energy believes it will be a U.S. real property holding corporation on the date of any redemption by a Non-U.S. Holder of Pure Common Stock. As a result, Non-U.S. Holders of Pure Common Stock who actually or constructively own more than a specified amount of Pure Common Stock and warrants during a specified time period and who exercise their redemption rights may be subject to U.S. federal income tax on the redemption of such Pure Common Stock, may be subject to withholding, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Pure and unaudited pro forma condensed combined consolidated per share ownership information of HighPeak Energy after giving effect to the business combination, assuming the following redemption scenario:

●	Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

The pro forma book value information reflects the business combination as if it had occurred on March 31, 2020. The pro forma net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on January 1, 2019.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Pure” and “Selected Historical Financial Information of the Predecessors,” as well as the historical and pro forma financial statements and accompanying notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined consolidated per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination.

	Pure	Pro Forma Combined (Assuming Maximum Redemption)
Book value per share(1)	$2.91	$5.10
Basic and diluted income per share for the three months ended March 31, 2020, Class A Common Stock(2)	$0.02	$—
Basic and diluted income per share for the three months ended March 31, 2020, Class B Common Stock(2)	$(0.11)	$—
Basic and diluted loss per common share for the three months ended March 31, 2020	$—	$(0.03)
Basic and diluted income per share for the year ended December 31, 2019, Class A Common Stock(2)	$0.16	$—
Basic and diluted income per share for the year ended December 31, 2019, Class B Common Stock(2)	$(0.28)	$—
Basic and diluted loss per common share for the year ended December 31, 2019	$—	$(0.10)
Cash dividends per share	$—	$—

(1)	Book value per share means the quotient of stockholders’ equity and weighted average basic shares outstanding, excluding Class A Common Stock subject to redemption.
(2)

At March 31, 2020 and December 31, 2019, Pure did not have any dilutive securities or other contracts that could be exercised or converted at such time into shares of voting common stock and then share in its earnings under the treasury stock method.

USE OF PROCEEDS

Pursuant to the Forward Purchase Agreement Amendment, the Forward Purchase Investors will collectively purchase, in a private placement in connection with the Closing, the number of forward purchase units as described therein, up to a maximum amount of 15,000,000 forward purchase units (of which 5,811,000 forward purchase units are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one forward purchase warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate amount of up to $150,000,000.

The Forward Purchase Investors identified as selling securityholders in this prospectus plan to offer and resale (A) up to an aggregate of 23,970,375 shares of HighPeak Energy common stock, including (i) 5,811,000 shares of HighPeak Energy common stock issued pursuant to the Forward Purchase Agreement Amendment (ii) 5,811,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants and (iii) 12,348,375 shares of HighPeak Energy common stock issuable upon settlement of the CVRs owned by the selling securityholders named herein pursuant to the Forward Purchase Agreement Amendment, (B) up to an aggregate of 5,811,000 forward purchase warrants and (C) up to an aggregate of 5,811,000 CVRs issued pursuant to the Forward Purchase Agreement Amendment. HighPeak Energy will not receive proceeds from these sales of shares of its common stock, forward purchase warrants or CVRs. See “Selling Securityholders and Certain Beneficial Owners of Securities.”

SECURITIES MARKET INFORMATION

Market Information

Pure’s units were listed for trading on the Nasdaq Capital Market under the symbol “PACQU” on April 13, 2018. On May 29, 2018, Pure’s Class A Common Stock and its warrants began trading on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively. Each unit includes one half of one warrant, and each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants will be issued on separation of units, and only whole warrants may be traded and be exercised for Class A Common Stock. The warrants will become exercisable thirty (30) days after the completion of a business combination. Pure’s warrants expire five (5) years after the completion of a business combination or earlier upon redemption or liquidation.

Holders

At July 17, 2020, there was one holder of record of Pure’s units, one holder of record of Pure’s separately traded Class A Common Stock, and two holders of record of Pure’s separately traded warrants.

Dividends

Pure has not paid any cash dividends on its Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends by HighPeak Energy in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends will be within the discretion of the HighPeak Energy Board. In addition, the HighPeak Energy Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

HighPeak Energy

Historical market price information is not provided for HighPeak Energy because there is no public market for HighPeak Energy’s securities. Upon the Closing, HighPeak Energy intends to list its common stock for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbol “HPK.” HighPeak Energy also intends to list its warrants and CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbols “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HIGHPEAK ENERGY

The unaudited pro forma condensed combined consolidated statement of operations data of HighPeak Energy for the three months ended March 31, 2020 combines the historical statement of operations of Pure and HPK LP for the three months ended March 31, 2020, giving effect to the transactions listed below (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined consolidated statement of operations data of HighPeak Energy for the year ended December 31, 2019 combines the historical statement of operations of Pure for the year ended December 31, 2019, of HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019, and for each of HighPeak I and HighPeak II for the year ended December 31, 2019, giving effect to the Transactions as if they had been consummated on January 1, 2019. HPK LP will be treated as the accounting acquirer for the transactions that complete the business combination based on the following rationale:

HPK LP was formed on August 28, 2019 to issue equity interests to achieve a business combination between HighPeak I and HighPeak II. Effective October 1, 2019, HighPeak I and HighPeak II contributed their subsidiaries to HPK LP. The contribution of the HighPeak I and HighPeak II subsidiaries to HPK LP was accounted for as a business combination within the meaning of ASC Topic 805 with HighPeak I being identified as the accounting acquirer. When a new entity is formed to issue equity interests to effect a business combination, ASC 805-10-55-15 requires that one of the entities that existed before the business combination be identified as the acquirer by applying ASC 805-10-55-10 through 14. This guidance indicates that HighPeak I is the acquirer due to its size in the form of production, development activity and acreage position relative to HighPeak II. Additionally, HighPeak I initiated the business combination transactions through its sponsorship of Pure.

The business combination between Pure and HPK LP will be accounted for as a reverse merger in accordance with GAAP within the meaning of ASC Topic 805. Under this method of accounting, Pure will be treated as the “acquired” company for financial reporting purposes and HPK LP will be the accounting acquirer as HPK LP will have a controlling financial interest in Pure through its majority ownership of HighPeak Energy’s common stock.

HighPeak Energy expects to retain several of the officers and other employees of the HighPeak Funds following the business combination, some of whom are already employed by Pure in similar capacities. The unaudited pro forma condensed combined consolidated balance sheet of HighPeak Energy as of December 31, 2019 presents the historical balance sheets of Pure and HPK LP, after giving effect to the Transactions as if they had been consummated on December 31, 2019. The unaudited pro forma condensed combined consolidated statement of operations data of HighPeak Energy for the year ended December 31, 2019 combines the historical statement of operations of Pure for the year ended December 31, 2019, of HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019, and for each of HighPeak I and HighPeak II for the year ended December 31, 2019, giving effect to the Transactions as if they had been consummated on January 1, 2019, including by giving pro forma effect to the contribution by HighPeak I and HighPeak II of substantially all of their assets to HPK LP effective October 1, 2019. As discussed further in the notes to these unaudited pro forma condensed combined consolidated financial statements, the “Transactions” for purposes hereof include the following:

a.	the formation of HighPeak Energy and HPK LP;

b.	the contribution by HighPeak I and HighPeak II of substantially all of their oil and gas assets to HPK LP effective October 1, 2019;

c.	the merger of MergerSub with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy;

d.

the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the warrant agreement by HighPeak Energy (other than the 5,350,000 shares of Class B Common Stock held by Sponsor, which shall be surrendered and forfeited pursuant to the Sponsor Support Agreement and the private placement warrants and public warrants held by Sponsor and HPEP II, respectively, which shall be surrendered and forfeited pursuant to the Sponsor Support Agreement) and the additional merger consideration to be paid with respect to the shares of Class A Common Stock that are converted into HighPeak Energy common stock in the form of the Cash Consideration and the CVRs;

e.

the acquisition of the Target Assets pursuant to the Business Combination Agreement and the payment of the consideration therefor, including certain stock consideration to be issued to the HPK Contributors pursuant to the Business Combination Agreement;

f.

the illustrative redemption of 823,629 shares of Class A Common Stock other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions based on the assumptions contained in the Maximum Redemption Scenario (the maximum redemptions allowable in order to maintain the Minimum Equity Capitalization closing condition required under the Business Combination Agreement); and

g.

the issuance of the 5,811,000 shares of HighPeak Energy common stock (and a corresponding number of CVRs and forward purchase warrants) committed and subscribed to pursuant to the Forward Purchases based on the assumptions contained in the Maximum Redemption Scenario.

Specifically, Pure’s historical financial statements have been adjusted in these unaudited pro forma condensed combined consolidated financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on HighPeak Energy’s results following the completion of the Transactions.

The unaudited pro forma condensed combined consolidated financial statements have been developed from and should be read in conjunction with:

a.	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

b.

the historical unaudited condensed consolidated financial statements of Pure as of March 31, 2020 and December 31, 2019, and for the three months ended March 31, 2020 and 2019, included elsewhere in this proxy statement/prospectus;

c.

the historical audited consolidated financial statements of Pure as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, included elsewhere in this proxy statement/prospectus;

d.

the historical unaudited condensed consolidated and combined financial statements of HPK LP and HighPeak I (Predecessor) as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019, included elsewhere in this proxy statement/prospectus;

e.

the historical audited consolidated financial statements of HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 (HPK LP had no activity until subsequent to October 1, 2019), included elsewhere in this proxy statement/prospectus;

f.

the historical audited consolidated financial statements of HighPeak I and its subsidiaries, as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, included elsewhere in this proxy statement/prospectus;

g.

the historical audited consolidated financial statements of HighPeak II and its subsidiaries, as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from March 23, 2018 (Inception) to December 31, 2018, included elsewhere in this proxy statement/prospectus; and

h.	other information relating to HighPeak Energy, Pure, the HighPeak Funds, the Target Assets and the Transactions included in this proxy statement/prospectus.

Pursuant to Pure’s Charter, any holders of its Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of an Initial Business Combination, including Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to Pure to pay its franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO, subject to certain limitations. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60.

The unaudited pro forma condensed combined consolidated financial statements present the following redemption scenario as follows:

a.	Maximum Redemption Based on Existing Equity Commitments: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes up to 823,629 shares of Class A Common Stock are redeemed from the public stockholders, other than the 36,387,371 shares of Class A Common Stock redeemed in connection with the Extensions resulting in 4,189,000 shares outstanding at Closing. In addition, it includes the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that the Forward Purchase Investors have committed to purchase pursuant to the Forward Purchase Agreement Amendment. Based on the approximately 10,000,000 shares of HighPeak Energy common stock that would be outstanding following the business combination and the fulfillment of the commitments under the Forward Purchases in this Maximum Redemption Scenario, we would satisfy the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement) closing condition. This Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. For anticipated terms of the Proposed Revolving Credit Agreement (as defined herein) that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.”

There is no limit on the number of shares of Class A Common Stock that you can elect to be redeemed. Pure has presented in the Maximum Redemption Scenario that assumes that 823,629 additional shares of Class A Common Stock are redeemed. Pure believes that this scenario is the most meaningful representation for Pure based on HighPeak Energy’s expected Forward Purchases and Debt Facility proceeds and the incentives put in place for certain investors to participate in the business combination in connection with the issuance of Contingent Value Rights. Pure expects that its net tangible assets would be well in excess of $5,000,001 if the Company has met the Minimum Equity Capitalization closing condition under the Business Combination Agreement.

The closing price of Pure’s Class A Common Stock on August 5, 2020, the last trading day prior to the date of this proxy statement, was $10.70. The trading price of Pure’s Class A Common Stock has afforded any shareholders wishing to monetize their shares of Class A Common Stock for cash opportunities to do so at a higher price than the approximately $10.00 per share redemption price. Pure does not expect a high level of redemptions and believes that the Maximum Redemption Scenario is a reasonable estimate for Pure in connection with its Initial Business Combination, although there cannot be any certainty as to the level of redemptions until the deadline for exercising redemptions passes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined consolidated financial statements are described in the accompanying notes. The unaudited pro forma condensed combined consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future operating results or financial position of HighPeak Energy following the completion of the Transactions.

 HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Three Months Ended March 31, 2020
(in thousands, except share information)

	(a)	(b)
($ in thousands)	Pure	HPK LP	Pro Forma Adjustments			Pro Forma Combined (Assuming Maximum Redemption)
OPERATING REVENUES:
Crude oil sales	$—	$4,524	$			$4,524
Natural gas and natural gas liquids sales	—	99				99
Total operating revenues	—	4,623		—		4,623

OPERATING EXPENSES:
Lease operating	—	2,389				2,389
Production and other taxes	—	308				308
Depletion, depreciation and amortization	—	3,356				3,356
Accretion of asset retirement obligation	—	34				34
General and administrative	30	2,861		(463)	(c)	2,428
Exploration and abandonments	—	3				3
General expenses and franchise taxes	1,235	—		(1,185)	(c)	50
Total operating expenses	1,265	8,951		(1,648)		8,568

INCOME (LOSS) FROM OPERATIONS	(1,265)	(4,328)		1,648		(3,945)

OTHER INCOME (EXPENSE):
Investment income on Trust Account	1,183	—		(1,183)	(d)	—
Other (expense)	—	(76,503)		76,500	(e)	(3)
Total other income (expense), net	1,183	(76,503)		75,317		(3)

NET INCOME (LOSS) BEFORE INCOME TAXES	(82)	(80,831)		76,965		(3,948)
INCOME TAX (EXPENSE) BENEFIT	(229)	—		1,058	(f)	829
NET INCOME (LOSS)	(311)	(80,831)		78,023		(3,119)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	—	—				—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(311)	$(80,831)		$78,023		$(3,119)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS):
Common stock						91,250
INCOME (LOSS) PER COMMON SHARE:						(g)
Basic and diluted income (loss) per common share						$(0.03)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Year Ended December 31, 2019
(in thousands, except share information)

	(a)	(b)	(c)	(d)
($ in thousands)	Pure	HPK LP	HighPeak I	HighPeak II	Pro Forma Adjustments			Pro Forma Combined (Assuming Maximum Redemption)
OPERATING REVENUES:
Crude oil sales	$—	$3,695	$4,154	$719	$			$8,568
Natural gas and natural gas liquids sales	—	163	103	223				489
Total operating revenues	—	3,858	4,257	942		—		9,057

EXPENSES:
Lease operating	—	1,578	1,794	1,190				4,562
Production and other taxes	—	188	261	59				508
Depletion, depreciation and amortization	—	1,612	2,657	650		(906)	(e)	4,013
Accretion of asset retirement obligation	—	34	38	86				158
General and administrative	120	6,159	2,523	2,891		(4,389)	(f)	7,304
Exploration and abandonments	—	33	2,817	756				3,606
Abandoned project	—	—	—	1,122		(1,122)	(g)	—
General expenses and franchise taxes	3,104	—	—	—		(2,904)	(f)	200
Total operating expenses	3,224	9,604	10,090	6,754		(9,321)		20,351

INCOME (LOSS) FROM OPERATIONS	(3,224)	(5,746)	(5,833)	(5,812)		9,321		(11,294)

OTHER INCOME (EXPENSE):
Investment income on Trust Account and other interest income	8,739	—	—	107		(8,739)	(h)	107
Gain on contribution to affiliate	—	—	—	86,301		(86,301)	(i)	—
Equity in loss of affiliates	—	—	(3,175)	(2,571)		5,746	(j)	—
Total other income (expense), net	8,739	—	(3,175)	83,837		(89,294)		107

NET INCOME (LOSS) BEFORE INCOME TAXES	5,515	(5,746)	(9,008)	78,025		(79,973)		(11,187)
INCOME TAX (EXPENSE) BENEFIT	(1,730)	—	—	—		4,079	(k)	2,349
NET INCOME (LOSS)	3,785	(5,746)	(9,008)	78,025		(75,894)		(8,838)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	—	—	—	—				—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,785	$(5,746)	$(9,008)	$78,025		$(75,894)		$(8,838)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS):
Common stock								91,250
INCOME (LOSS) PER COMMON SHARE:								(l)
Basic and diluted income (loss) per common share								$(0.10)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at March 31, 2020
(in thousands, except share information)

	(a)	(b)
($ in thousands)	Pure	HPK LP	Pro Forma Adjustments		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current Assets:
Cash and cash equivalents	$108	$25,649	$(15,000)	(c)	$80,757
			(30,000)	(d)
			41,890	(e)
			58,110	(i)
Accounts receivable	—	2,344			2,344
Notes receivable	—	8,175	(8,175)	(f)	—
Prepaid expenses and other assets	—	1,093			1,093
Total current assets	108	37,261	46,825		84,194

Oil and gas properties:
Proved properties	—	227,268			227,268
Unproved properties	—	230,757			230,757
Other	—	604			604
Less: accumulated depletion, depreciation and amortization	—	(4,968)			(4,968)
Total property and equipment, net	—	453,661	—		453,661

Trust Account and deferred tax asset	373,863	—	(373,830)	(e)	—
			(33)	(h)
TOTAL ASSETS	$373,971	$490,922	$(327,038)		$537,855

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,675	$50,694	$(30,000)	(d)	$23,369
Accrued taxes payable	214	—			214
Notes payable	8,175	—	(8,175)	(g)	—
Total current liabilities	11,064	50,694	(38,175)		23,583
Long-term liabilities:
Asset retirement obligations	—	2,343			2,343
Debt & other	—	—	46,982	(h)	46,982
Total long-term liabilities	—	2,343	46,982		49,325
Equity:
Members’ equity	—	437,885	(437,885)	(f)	—
Class A Common Stock subject to possible redemption	357,907	—	(357,907)	(e)	—

Stockholders’ equity	5,000	—	(15,000)	(c)	464,947
			25,967	(e)
			429,710	(f)
			8,175	(g)
			(47,015)	(h)
			58,110	(i)
Total equity	362,907	437,885	(335,845)		464,947
TOTAL LIABILITIES AND EQUITY	$373,971	$490,922	$(327,038)		$537,855

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined consolidated financial statements have been prepared assuming the business combination is accounted for using the acquisition method of accounting with HPK LP as the acquiring entity. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date by HPK LP, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. Acquisition-related costs expected to be incurred as part of the business combination and the other related Transactions include advisory, legal and accounting fees.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) Pure’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure”; (ii) HPK LP’s historical unaudited condensed consolidated and combined financial statements as of March 31, 2020 and December 31, 2019 and the three months ended March 31, 2020 and 2019; (iii) HPK LP’s historical audited consolidated financial statements as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors”; (iv) HighPeak I’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017; and (v) HighPeak II’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from March 23, 2018 (Inception) to December 31, 2018, all included elsewhere in this proxy statement/prospectus.

The pro forma adjustments represent management’s estimates based on information available as of the date of condensed combined consolidated financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the Transactions are not included in the unaudited pro forma condensed combined consolidated statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined consolidated balance sheet as a decrease to retained earnings and a decrease to cash.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

2.     Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the three months ended March 31, 2020:

a.	Represents Pure’s historical consolidated statement of operations for the three months ended March 31, 2020.

b.	Represents HPK LP’s historical consolidated statement of operations for the three months ended March 31, 2020.

c.

Represents the reduction to general and administrative expense related to $463,000 in business combination costs incurred by HPK LP during the three months ended March 31, 2020 that would not have been incurred had the Transactions been consummated on January 1, 2020. The additional downward adjustment represents the elimination of $1.2 million in business combination costs that were incurred by Pure during the three months ended March 31, 2020 that would not have been incurred had the transactions closed as of January 1, 2020.

d.

Represents the adjustment to eliminate the historical investment income of Pure associated with the investments that were previously held in the Trust Account, which would not have been realized if the Transactions had been consummated on January 1, 2020.

e.

Represents the elimination of the write off to expense of the deposit and extension payments related to the Grenadier Contribution Agreement that was terminated in April 2020, but recognized by HPK LP during the three months ended March 31, 2020 that would not have been recognized in the current year had the Transactions been consummated on January 1, 2020.

f.

Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to Pure, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates and the income tax effects of the adjustments to interest income and interest and other expense from (d) and (f), respectively, above have been taken into account.

g.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had been consummated on January 1, 2020. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2019:

a.	Represents Pure’s historical consolidated statement of operations for the year ended December 31, 2019.

b.

Represents HPK LP’s historical consolidated statement of operations for the period from August 28, 2019 (Inception) to December 31, 2019 (there was no activity that effected the consolidated statement of operations prior to October 1, 2019).

c.

Represents HighPeak I’s historical consolidated statement of operations for the year ended December 31, 2019 (there was no activity that effected the consolidated statement of operations subsequent to September 30, 2019, other than equity in loss of affiliate – see Adjustment (i) below).

d.

Represents HighPeak II’s historical consolidated statement of operations for the year ended December 31, 2019 (there was no activity that effected the consolidated statement of operations subsequent to September 30, 2019, other than the gain on contribution to affiliate and equity in loss of affiliate – see Adjustments (h) and (i) below, respectively).

e.

Represents the adjustment to record a net reduction to depletion, depreciation, and amortization expense of $906,000 with respect to the Target Assets, had they been acquired on January 1, 2019. The net adjustment results from using the December 31, 2019 HPK LP proved reserves for the entirety of 2019 on the combined assets.

f.

Represents the reduction to general and administrative expense related to $4.4 million in business combination costs incurred by HPK LP during 2019 that would not have been incurred had the Transactions been consummated on January 1, 2019. The additional downward adjustment represents the elimination of $2.9 million in business combination costs that were incurred by Pure during 2019 that would not have been incurred had the transactions closed as of January 1, 2019.

g.

Represents the elimination of the write off to expense of an abandoned project to acquire some acreage that is nonrecurring in nature and the Company would not have pursued this acquisition had the Transactions been consummated on January 1, 2019.

h.

Represents the adjustment to eliminate the historical investment income of Pure associated with the investments that were previously held in the Trust Account, which would not have been realized if the Transactions had been consummated on January 1, 2019.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

i.

Represents the elimination of the gain on the contributions to affiliate recognized on HighPeak II for 2019 related to HighPeak I being considered the acquirer in the HPK LP business combination that closed effective October 1, 2019 in the amount of $86.3 million that would not have been recognized in the current year had the Transactions been consummated on January 1, 2019.

j.

Represents the elimination of equity in losses of affiliate (HPK LP) recognized on HighPeak I and HighPeak II’s financial statements in 2019 so as not to double the loss that is shown in column (b) above.

k.

Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to Pure, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates and the income tax effects of the additional adjustments to interest income and interest and other expense from (g) and (h) above have been taken into account.

l.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had been consummated on January 1, 2019. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Balance Sheet as of March 31, 2020:

a.	Represents Pure’s historical consolidated balance sheet as of March 31, 2020.

b.

Represents HPK LP’s historical consolidated balance sheet as of March 31, 2020. The net assets of HPK LP, as the accounting acquirer, are reflected at historical cost. A summary of the preliminary purchase consideration and the preliminary fair value of the assets acquired and liabilities assumed is as follows (in thousands).

	HPK LP
Historical Balance Sheet at March 31, 2020
Historical Assets
Oil and Gas Properties:
Proved properties, net of accumulated depletion	$227,268
Unproved properties	230,757
Total oil and gas properties	458,025
Other Remaining Assets	32,897
Total Historical Assets	490,922
Historical Liabilities
Asset retirement obligation	2,343
Other Liabilities	50,694
Total Historical liabilities	53,037
Net Historical Assets	$437,885

Consideration:
Preliminary fair value of HighPeak Energy common stock	$811,060	i
Total Consideration	$811,060

Preliminary Fair Value of Net Assets Acquired:
Preliminary fair value of assets acquired:
Oil and Gas Properties:
Proved properties, net of accumulated depletion	$227,268
Unproved properties	603,932
Total oil and gas properties	831,200	ii
Other Remaining Assets	32,897
Total preliminary fair value of assets acquired	864,097
Preliminary fair value of liabilities assumed:
Asset retirement obligation	2,343	ii
Other Liabilities Acquired	50,694
Total preliminary fair value of liabilities assumed	53,037
Total Preliminary Fair Value of Net Assets Acquired	$811,060

Net Fair Value Difference (iii)
Fair Value Asset Difference
Oil and Gas Properties:
Proved properties, net of accumulated depletion	$—
Unproved properties	373,175
Total oil and gas properties	373,175
Other Remaining Assets	—
Total Fair Value Asset Difference	373,175
Liability Adjustment
Asset retirement obligation	—
Other Liabilities	—
Total Fair Value Liability Difference	—
Net Fair Value Difference	$373,175

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(i)

The preliminary fair value of the HighPeak Energy common stock was valued at $10.00 per share, multiplied by the assumed approximately 81.1 million shares of HighPeak Energy common stock to be issued to the HPK Contributors. Assuming no change in the number of shares of HighPeak Energy common stock to be issued, the impact on the preliminary fair value of the HighPeak Energy common stock to be issued, of a $1.00 increase or decrease in price per Pure’s Class A Common Stock, would be approximately $81.1 million.

(ii)

The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity prices, appropriate discounts rates, and other relevant data. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.

(iii)	HPK LP’s assets and liabilities assumed will be recorded at carryover basis. The table above is provided purely for informational purposes only.

c.

Represents preliminary estimated transaction costs totaling $15.0 million, for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, non-recurring acquisition-related costs are expensed as incurred. The unaudited pro forma condensed combined consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined consolidated statement of operations as they are directly related to the business combination and will be nonrecurring.

d.	Represents the payment of $30.0 million of current liabilities at Closing.

e.

Represents the adjustment related to the reclassification of the investments held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination. Amount reclassified as cash is net of redemptions that have occurred plus an additional 823,629 shares that are being assumed will be redeemed in the Maximum Redemption Scenario of $329.9 million in connection with the Third Extension on May 18, 2020 plus estimated Cash Consideration to be paid at Closing to current shareholders of $2.1 million such that cash available in the business combination equates to $10.00 per share times the 4,189,000 shares that remain.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

f.	Represents HPK LP converting its notes receivable into HighPeak Energy common stock and distributing said stock and other stock received in connection with the business combination to its partners.

g.	Represents the conversion of note payable of Pure into Class A Common Stock and the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the warrant agreement by HighPeak Energy (other than the 5,350,000 shares of Class B Common Stock held by Sponsor, which shall be surrendered and forfeited pursuant to the Sponsor Support Agreement and the private placement warrants and public warrants held by Sponsor and HPEP II, respectively, which shall be surrendered and forfeited pursuant to the Sponsor Support Agreement).

h.	Based on the assumptions, HighPeak Energy would expect to recognize a deferred tax liability as a result of the Transactions of $47.0 million in the Maximum Redemption Scenario.

i.	Represents the issuance of 5,811,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs) of Forward Purchase Investment for $58.1 million in proceeds in the Maximum Redemption Scenario. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. The maximum redemption is calculated as follows:

The maximum number of shares redeemed reflects the maximum number of shares we anticipate may be redeemed and still permit us to meet the Minimum Equity Capitalization closing condition under the Business Combination Agreement. This calculation of Minimum Equity Capitalization assumes that all other assumptions set forth under “Certain Defined Terms” are accurate, other than the assumption that no public shareholders elect to have to their shares redeemed. The Company intends to pursue a Debt Facility, which HighPeak Energy intends to have committed and executed in connection with the Closing to enhance HighPeak Energy’s liquidity at Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected, and there is no requirement in the Business Combination Agreement that the Company obtain a Debt Facility. If the Company obtains or assumes a Debt Facility at Closing, the maximum number of shares that may be redeemed would increase.

3.     Pro Forma Earnings Per Share

For the three months ended March 31, 2020:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions been consummated on January 1, 2020, in the Maximum Redemption Scenario. Pure’s historical weighted average shares outstanding presented in the table below has been reduced by 2,189,801 shares of Class A Common Stock redeemed in connection with the Second Extension. After further adjusting historical activity to reflect the Transactions having been consummated on January 1, 2020, HighPeak Energy’s pro forma loss per common share would have been $(0.03) on both a basic and diluted basis in the Maximum Redemption Scenario (in thousands except per share information).

Pro Forma Combined (Assuming Maximum Redemption)
Basic and Diluted EPS
Numerator:
Net Income	$(3,119)
Denominator:
Current Public Shares	35,616
Forward Purchases	5,811
Redemptions	(30,604)
HighPeak Funds Shares
HighPeak Funds Shares from conversion of Notes Receivables and pre closing general and administrative expenses	1,250
HighPeak Funds Shares	75,000
Sponsor Shares	5,000
Assumed Redemptions	(823)
Basic Weighted Average Shares Outstanding	91,250
Basic and Diluted EPS	$(0.03)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2019:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions been consummated on January 1, 2019, in the Maximum Redemption Scenario. Pure’s historical weighted average shares outstanding presented in the table below has been reduced by 3,594,000 shares of Class A Common Stock redeemed in connection with the First Extension. After further adjusting historical activity to reflect the Transactions having been consummated on January 1, 2019, HighPeak Energy’s pro forma loss per common share would have been $(0.10) on both a basic and diluted basis in the Maximum Redemption Scenario.

Pro Forma Combined (Assuming Maximum Redemption)

Basic and Diluted EPS
Numerator:
Net Income	$(8,838)
Denominator:
Current Public Shares	37,806
Forward Purchases	5,811
Redemptions	(32,794)
HighPeak Funds Shares
HighPeak Funds Shares from conversion of Notes Receivables and pre closing general and administrative expenses	1,250
HighPeak Funds Shares	75,000
Sponsor Shares	5,000
Assumed Redemptions	(823)
Basic Weighted Average Shares Outstanding	91,250
Basic and Diluted EPS	$(0.10)

4.     Supplementary Disclosure of Oil and Natural Gas Operations

Oil and Natural Gas Reserve Quantities

The following tables provide a pro forma rollforward of the crude oil, natural gas, natural gas liquids and total proved reserves for the year ended December 31, 2019, as well as pro forma proved developed and undeveloped reserves at the beginning and end of the year, as if the Transactions had been consummated on January 1, 2019. For additional information, see the “Supplemental Oil and Gas Reserves Information (Unaudited)” included in the financial statements of HPK LP included elsewhere in this proxy statement/prospectus.

	Crude Oil
	HPK LP	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels)
Proved reserves:
Balance as of January 1, 2019	-	2,914	26	2,940
Contribution to HPK LP	3,808	(2,835)	(973)	-
Revisions of previous estimates	217	-	-	217
Purchases of minerals in place	-	-	961	961
Extensions and discoveries	5,413	-	-	5,413
Production	(66)	(79)	(14)	(159)
Balance as of December 31, 2019	9,372	-	-	9,372
Proved developed reserves:
Balance as of January 1, 2019	-	375	26	401
Balance as of December 31, 2019	4,091	-	-	4,091
Proved undeveloped reserves:
Balance as of January 1, 2019	-	2,539	-	2,539
Balance as of December 31, 2019	5,281	-	-	5,281

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

	Natural Gas
	HPK LP	HighPeak I	HighPeak II	Pro Forma
	(Thousands of Mcf)
Proved reserves:
Balance as of January 1, 2019	-	809	427	1,236
Contribution to HPK LP	1,319	(750)	(569)	-
Revisions of previous estimates	887	-	-	887
Purchases of minerals in place	-	-	274	274
Extensions and discoveries	2,528	-	-	2,528
Production	(80)	(59)	(132)	(271)
Balance as of December 31, 2019	4,654	-	-	4,654
Proved developed reserves:
Balance as of January 1, 2019	-	137	427	564
Balance as of December 31, 2019	1,952	-	-	1,952
Proved undeveloped reserves:
Balance as of January 1, 2019	-	672	-	672
Balance as of December 31, 2019	2,702	-	-	2,702

	Natural Gas Liquids
	HPK LP	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels)
Proved reserves:
Balance as of January 1, 2019	-	222	-	222
Contribution to HPK LP	300	(222)	(78)	-
Revisions of previous estimates	290	-	-	290
Purchases of minerals in place	-	-	78	78
Extensions and discoveries	759	-	-	759
Production	-	-	-	-
Balance as of December 31, 2019	1,349	-	-	1,349
Proved developed reserves:
Balance as of January 1, 2019	-	33	-	33
Balance as of December 31, 2019	548	-	-	548
Proved undeveloped reserves:
Balance as of January 1, 2019	-	189	-	189
Balance as of December 31, 2019	801	-	-	801

	Total Equivalent Reserves
	HPK LP	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels of oil equivalent)
Proved developed and undeveloped reserves:
Balance as of January 1, 2019	-	3,271	97	3,368
Contribution to HPK LP	4,328	(3,182)	(1,146)	-
Revisions of previous estimates	655	-	-	655
Purchases of minerals in place	-	-	1,085	1,085
Extensions and discoveries	6,593	-	-	6,593
Production	(79)	(89)	(36)	(204)
Balance as of December 31, 2019	11,497	-	-	11,497
Proved developed reserves:
Balance as of January 1, 2019	-	431	97	528
Balance as of December 31, 2019	4,964	-	-	4,964
Proved undeveloped reserves:
Balance as of January 1, 2019	-	2,840	-	2,840
Balance as of December 31, 2019	6,533	-	-	6,533

Year Ended December 31, 2019

As of December 31, 2019, the Target Assets contained 11,497 MBoe of total proved reserves consisting of 9,372 estimated MBbls of oil, 4,654 estimated MMcf of natural gas and 1,349 estimated MBbls of NGL. None of the PUDs related to the Target Assets as of December 31, 2019 are scheduled to be developed on a date more than five (5) years from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

 Proved developed and undeveloped reserves changes during 2019 are primarily a result of the following significant factors:

●

revisions of previous estimates on the Target Assets added 655 MBoe which was the result of a positive revision of 789 MBoe due to improvements in well performance attributable to improved well performance of offset horizontal wells resulting in improved projected performance of these wells, partially offset by a negative revision of 80 MBoe due to reductions in SEC pricing and increases in pricing differentials and a negative revision of 54 MBoe due to increased forecasted operating expenses;

●

acquisitions of 1,085 MBoe of proved reserves resulted from the acquisition of leasehold and working interests in producing wells in and around the Target Assets current developed and undeveloped acreage position; and

●

extensions and discoveries of 6,593 MBoe of proved reserves were added as a result of successful drilling efforts on the Target Assets, and by other operators who either operate wells on acreage where the Target Assets held an interest or directly offset acreage where the Target Assets hold an interest. The Target Assets added 23 gross (12.6 net) proved locations.

Standardized Measure of Discounted Future Net Cash Flows

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of income taxes assuming HighPeak Energy’s proportionate share of its standardized measure had been subject to federal income tax as a subchapter C corporation. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions. The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of proved oil and gas properties. The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated net cash flows related to proved oil and gas reserves was as follows as of December 31, 2019 (in thousands):

	HPK LP	Pro Forma Adjustments (a)		Pro Forma Combined
Future cash inflows	$502,961	$		$502,961
Future production costs	(127,897)			(127,897)
Future development costs	(78,360)			(78,360)
Future income tax expenses	(2,640)		(38,217)	(40,857)
Future net cash flows	294,064		(38,217)	255,847
10% annual discount for estimated timing of cash flows	(154,043)		21,402	(132,641)
Standardized measure of discounted future net cash flows	$140,021		$(16,815)	$123,206

(a)

Reflects the associated income tax effect associated with the contribution of the Target Assets to a subchapter C corporation, using an estimated combined federal and state statutory tax rate of approximately 21.0% in the Maximum Redemption Scenario.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2019 (in thousands):

	HPK LP	HighPeak I	HighPeak II	Pro Forma Adjustments (a)	Pro Forma Combined
Balance at January 1, 2019	$-	$31,118	$272	$(2,638)	$28,752
Contribution to HPK LP	41,752	(31,250)	(10,502)		-
Net changes in prices and production costs	(6,755)	-	-		(6,755)
Changes in estimated future development costs	9,477	-	-		9,477
Sales and transfers of oil, natural gas liquids produced, net of production costs	(2,092)	(2,202)	306		(3,988)
Extensions, discoveries and improved recovery, less related costs	85,626	-	-		85,626
Purchase of minerals in place	-	-	9,903		9,903
Revisions and other	8,232	-	-		8,232
Development costs incurred during the period	6	-	-		6
Changes in income taxes	(857)	-	-	(14,177)	(15,034)
Accretion of 10% timing discount	831	2,334	21		3,186
Changes in timing and other	3,801	-	-		3,801
Balance at December 31, 2019	$140,021	$-	$-	$(16,815)	$123,206

(a)

Reflects the associated income tax effect associated with the contribution of the Target Assets to a subchapter C corporation, using an estimated combined federal and state statutory tax rate of approximately 21.0% assuming the Maximum Redemption Scenario.

SPECIAL MEETING OF PURE STOCKHOLDERS

General

Pure is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Pure Board for use at the special meeting of stockholders to be held on August 18, 2020. This proxy statement/prospectus is first being furnished to Pure’s stockholders on or about August 7, 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on August 18, 2020, at 10:00 a.m., Eastern Time, at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on August 4, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of July 17, 2020, there were 15,362,629 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 5,012,629 were shares of Class A Common Stock and 10,350,000 were shares of Class B Common Stock held by Pure’s Sponsor and Pure’s independent directors.

Vote of the Sponsor, Directors and Officers of Pure

Pure expects that its Sponsor, officers and directors will vote in favor of all the Proposals. In this regard, pursuant to a letter agreement entered into at the time of Pure’s IPO, Pure’s Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal, and Pure’s Sponsor has agreed to vote all of its shares of Pure’s voting common stock in favor of the other Proposals. Currently, Pure’s Sponsor, officers and directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 67.4% of Pure’s outstanding Class A Common Stock and Class B Common Stock and have agreed to vote in favor of the business combination. Accordingly, the vote to approve the business combination is assured.

Pure’s Sponsor, directors and officers have waived their right to have any founder shares or public shares redeemed in connection with the business combination. However, Pure’s Sponsor is entitled to redemption rights upon Pure’s liquidation with respect to any shares of Class A Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Pure stockholders is necessary to hold a valid meeting. The holders of a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the approval of the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Pure Stockholders

After careful consideration, the Pure Board, and based in part on the unanimous (with one abstention) recommendation of the Pure Special Committee, recommends that Pure stockholders vote “FOR” each Proposal being submitted to a vote of the Pure stockholders at the special meeting. Gregory Colvin, a member of the Pure Board, abstained from approval of the Business Combination Proposal for personal reasons.

For a description of Pure’s reasons for the approval of the business combination and the recommendation of the Pure Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

●

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the Pure Board. The Pure Board and Pure Special Committee recommend voting “FOR” the Proposals.

●

You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Pure can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Abstentions

Abstentions are considered present for the purpose of establishing a quorum and will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Pure’s Chief Financial Officer, in writing, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal and the Adjournment Proposal. Under Pure’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali, Pure’s proxy solicitor, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Under Pure’s Charter, any holders of Pure’s Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, which will be inclusive of an amount equal to the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to Pure to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60.

In order to exercise your redemption rights, you must:

●	if you hold public units, separate the underlying public shares and public warrants;

●

prior to 10:00 a.m., Eastern Time, on August 14, 2020, tender your shares physically or electronically and submit a request in writing, identifying yourself as a beneficial owner and providing your legal name, telephone number and address, that Pure redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

●

deliver your shares of Class A Common Stock either physically or electronically through DTC to the Transfer Agent before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, Pure does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option, in each case, prior to the date set forth in this proxy statement/prospectus. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one (1) full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Each redemption of Class A Common Stock by Pure’s public stockholders will reduce the amount in the Trust Account, which held (i) marketable securities with a fair value of approximately $53.1 million (net of permitted liabilities) as of June 30, 2020 including (ii) Sponsor Extension Loans in the amount of $9.1 million as of July 23, 2020. In no event will Pure redeem its Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pure’s Charter.

Prior to exercising redemption rights, Pure stockholders should verify the market price of Class A Common Stock, as stockholders may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares. You will have no right to participate in, or have any interest in, the future growth of Pure, if any. You will be entitled to receive cash for your Class A Common Stock only if you properly and timely demand redemption.

If the business combination is not approved and Pure does not consummate an Initial Business Combination by August 21, 2020, or subsequent thereto, if extended pursuant to a further amendment to Pure’s Charter, Pure will be required to dissolve and liquidate Pure’s Trust Account by returning the then-remaining funds in such account to the public stockholders and Pure’s escrow agent will be authorized to transfer $1.00 per whole public warrant, to holders of public warrants other than Pure’s Sponsor and its affiliates, at the same time as Pure redeems its public shares. The exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to Pure stockholders in connection with the business combination.

Proxy Solicitation Costs

Pure is soliciting proxies on behalf of the Pure Board. This solicitation is being made by mail but also may be made by telephone or in person. Pure and its directors, officers and employees may also solicit proxies in person. Pure will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Pure will bear the cost of the solicitation.

Pure has hired Morrow Sodali to assist in the proxy solicitation process. Pure will pay that firm a fee of $25,000, plus disbursements. Pure will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pure will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Pure is asking its stockholders to approve and adopt the Business Combination Agreement as well as the business combination. Pure’s stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement (as well as the Business Combination Agreement Amendments), copies of which are attached as Annex A, Annex A-I, Annex A-II and Annex A-III to this proxy statement/prospectus. Please see the subsection below entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Pure is holding a special meeting of stockholders to vote on the business combination, Pure may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class.

The Business Combination Agreement

On May 4, 2020, Pure entered into the Business Combination Agreement with HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things, the holders of securities of Pure will become holders of the rights to securities of HighPeak Energy and HighPeak Energy will indirectly acquire the Target Assets, including the equity interests of HPK LP, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II (collectively, the “HighPeak Entities”) and the HighPeak Employer. The Business Combination Agreement was amended on June 12, 2020, pursuant to the terms of the Business Combination Agreement First Amendment, and was further amended on July 1, 2020 and July 24, 2020, pursuant to the terms of the Business Combination Agreement Second Amendment and Business Combination Agreement Third Amendment, respectively. Although the following steps are explained in sequence, they will all be accomplished substantially concurrently on the same day at the Closing:

●

Pure will file a certificate of merger with the Delaware Secretary of State, pursuant to which MergerSub will be merged with and into Pure, with Pure surviving such merger (the “Merger”) as a wholly owned subsidiary of HighPeak Energy (the “Surviving Corporation”).

●

At the Merger Effective Time, (i) the certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated, by virtue of the Merger to be identical to the certificate of incorporation and bylaws of MergerSub immediately prior to the Effective Time (except, that the certificate of incorporation (a) will provide for the name of the Surviving Corporation to be HighPeak Energy Acquisition Corp. rather than MergerSub’s name and (b) the provisions relating to the incorporator will be omitted) and (ii) the board of directors and the officers of the Surviving Corporation will be the board of directors and the officers of MergerSub immediately prior to the Effective Time.

●	At the Merger Effective Time, the issued and outstanding securities of Pure will be treated as follows:

●

Each unit of Pure, which is composed of one share of Class A Common Stock and one-half of one warrant, will be immediately and automatically detached and separated into their constituent parts, such that a holder of a unit shall be deemed to hold one share of Class A Common Stock and one-half of one warrant.

●

Each share of Class A Common Stock and Class B Common Stock will be immediately and automatically converted into the right to receive (i) one share of HighPeak Energy common stock, and (ii) solely with respect to each outstanding share of Class A Common Stock, (A) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, subject to certain adjustments in the event of a share sub-division or combination, stock dividend, reorganization or recapitalization occurring prior to the Closing, if any (the “Merger Consideration”), (B) one (1) CVR for each one (1) whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (C) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (i); provided, that (a) any such shares owned by Pure or any of its subsidiaries and (b) 5,350,000 shares of Class B Common Stock held by Pure’s Sponsor, which are the subject of a Sponsor Support Agreement, will, in each case, be cancelled immediately prior to the Merger Effective Time for no consideration).

●

Each warrant of Pure will, pursuant to the terms of the warrant agreement, immediately and automatically represent the right to purchase shares of HighPeak Energy common stock on the same terms and conditions as are set forth in the warrant agreement; provided, that all warrants held by Pure’s Sponsor or HPEP II will be automatically deemed to be transferred to Pure, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the Sponsor Support Agreement. Additionally, the condition subsequent contained in the warrant agreement assignment from Pure to HighPeak Energy will be fulfilled as of the Merger Effective Time.

●	Effective immediately following the Merger Effective Time:

●

the HPK Contributors will directly and indirectly contribute to HighPeak Energy 100% of the partnership interests in HPK LP, and HPK LP, including its wholly owned subsidiaries, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II and HighPeak Employer, will become a wholly owned subsidiary of HighPeak Energy;

●

the HPK Contributors will contribute to HighPeak Energy any and all Sponsor Loans with respect to which an HPK Contributor is the payee and HighPeak Energy is the obligor and such loans will immediately and automatically be cancelled at the Closing;

●

HighPeak Energy will issue to the HPK Contributors, pro rata based on their respective pro rata limited partnership interests in HPK LP (referred to therein as the “Contributor Percentage Interest”), an aggregate 75,000,000 Unadjusted Shares, subject to certain adjustments on the basis of $10.00 per share; and

●

HighPeak Energy will then cause HPK LP to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger, and any Sponsor Loans with respect to which HPK LP or any other HighPeak Contributed Entity is the payee and the Surviving Corporation is the obligor will be immediately and automatically cancelled.

The Unadjusted Shares will be adjusted upward with respect to (i) the amount of certain transaction expenses of the HPK Contributors paid by or on behalf of the HPK Contributors prior to the Closing (other than transaction expenses paid by the HighPeak Entities), (ii) the amount of cash contributed by the HPK Contributors to the HighPeak Entities or otherwise paid by (but not reimbursed to) the HPK Contributors or one of their affiliates (other than a HighPeak Entity) on their behalf to the extent such contribution or payment is made during the period that commences on April 1, 2020 and ends immediately prior to the Closing, (iii) an additional amount of $500,000 per month to cover certain monthly expenses incurred between April 1, 2020 and the Closing, (iv) the amount of all Sponsor Loans as of the Closing Date and (v) any other amounts otherwise agreed to among the parties, provided that no such agreement shall be made by Pure without the prior approval of the Pure Special Committee.

The Unadjusted Shares will be adjusted downward with respect to (i) the amount of certain cash or rights to payment under the Sponsor Loans distributed by the HighPeak Entities to the HPK Contributors on or after April 1, 2020 and prior to the Closing, (ii) all revenues of any HighPeak Entity received by an HPK Contributor or its affiliates (other than a HighPeak Entity) and not remitted to the applicable HighPeak Entity during the period that commences on April 1, 2020 and ends immediately prior to the Closing and (iii) any other amounts otherwise agreed to among the parties.

Procedure for Receiving Merger Consideration

Exchange Agent

Prior to the Merger Effective Time, HighPeak Energy will deposit with an entity designated by HighPeak Energy and reasonably acceptable to the HPK Contributors (the “Exchange Agent”) shares of HighPeak Energy common stock, CVRs and warrants issuable in exchange for Pure’s outstanding shares of Class A Common Stock and Class B Common Stock, as well as any cash to pay any Cash Consideration or settle any fractional shares or otherwise required to be paid out by the Exchange Agent. At the time of such deposit, HighPeak Energy will irrevocably instruct the Exchange Agent to transfer the shares of HighPeak Energy common stock, CVRs and warrants and any Cash Consideration to Pure’s stockholders after the Merger Effective Time as outlined in more detail below.

Exchange Procedures

No more than ten (10) business days after the Closing, the Exchange Agent will send to each of Pure’s stockholders of record entitled to receive the Merger Consideration a letter of transmittal, with instructions regarding how to surrender their shares of Class A Common Stock and Class B Common Stock in exchange for the Merger Consideration. Upon surrender of such stockholder’s shares of Class A Common Stock and Class B Common Stock for exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, such stockholder will be entitled to receive in exchange therefor the Merger Consideration. Until surrendered, each share of Class A Common Stock or Class B Common Stock, as applicable, will be deemed at any time after the Merger Effective Time to represent only the right to receive, upon the surrender of such share, the Merger Consideration.

No fractional shares of HighPeak Energy common stock will be issued in connection with the Merger. Any stockholder of Pure that would otherwise be entitled to receive a fraction of a share of HighPeak Energy common stock shall, in lieu of such fraction of a share be paid an equivalent cash dollar amount calculated in accordance with the Business Combination Agreement.

Any undistributed HighPeak Energy common stock and cash remaining with the Exchange Agent six (6) months after the Closing will be delivered to HighPeak Energy or, at HighPeak Energy’s direction, the Surviving Corporation, upon demand. Thereafter, any former stockholders of Pure who have not as of such time received the Merger Consideration, any applicable cash in lieu of fractional shares of HighPeak Energy common stock and any applicable dividends or other distributions with respect to shares of HighPeak Energy common stock to which they would be entitled upon surrender of their shares of Class A Common Stock or Class B Common Stock, shall thereafter only look to the Surviving Corporation and HighPeak Energy for payment of their claim for such amounts.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made with respect to shares of HighPeak Energy common stock with a record date after the Merger Effective Time and no cash payment in lieu of fractional shares of HighPeak Energy common stock will be paid to the holder of any unsurrendered shares of Class A Common Stock or Class B Common Stock with respect to the shares of HighPeak Energy common stock that such holder would be entitled to receive upon surrender of such Class A Common Stock or Class B Common Stock.

Subject to the effect of applicable escheat or similar laws, following surrender of any such shares of Class A Common Stock or Class B Common Stock there will be paid to the holder of whole shares of HighPeak Energy common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of HighPeak Energy common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time that are payable after such surrender.

No Liability

None of the Exchange Agent, the Surviving Corporation, HighPeak Energy or any other party to the Business Combination Agreement will be liable to a holder of shares of Class A Common Stock or Class B Common Stock for the amount of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

In the event any certificate representing shares of Class A Common Stock or Class B Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue and/or pay, as applicable, in exchange therefor the Merger Consideration and any cash payments in lieu of a fractional share and any distributions to which such stockholder would otherwise be entitled, upon the making of an affidavit of that fact and, if reasonably required by HighPeak Energy, the posting of a bond by such stockholder in such reasonable amount as HighPeak Energy may direct as indemnity against any claim that may be made against HighPeak Energy with respect to such certificate.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

Under the Business Combination Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●

the termination of the waiting period (or expiration thereof) under the HSR Act, although the parties to the Business Combination Agreement have determined that no filing is required under the HSR Act;

●

the absence of any injunctions or orders restraining or prohibiting the consummation of the transactions and the absence of any law making the consummation of the transactions illegal or otherwise prohibited;

●

the requisite approval of the business combination by (i) by the respective stockholders of Pure, (ii) Pure as sole stockholder of HighPeak Energy and (iii) HighPeak Energy as the sole stockholder of MergerSub, which, in the case of clauses (ii) and (iii) was delivered within 24 hours after execution of the Business Combination Agreement;

●

the completion of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and the terms of the Business Combination Agreement and as described elsewhere in this proxy statement/prospectus;

●	there being at least $100 million of Minimum Equity Capitalization;

●

the representations and warranties of the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the Business Combination Agreement;

●

material compliance by the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, with their respective covenants under the Business Combination Agreement; and

●	delivery by the other parties of documents and other items required to be delivered by such other parties at the Closing.

Pure may not waive any of the foregoing conditions without the prior approval of the Pure Special Committee.

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of any stockholder redemptions), plus (b) the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of any Interests in a Parent Party by a Parent Party to any Person other than another Parent Party, minus (c) the aggregate amount of Cash Consideration.

Additional Conditions of the HPK Contributors

The HPK Contributors’ obligations to consummate the transactions contemplated by the Business Combination Agreement are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●

the approval for listing on the Nasdaq or NYSE of the shares, warrants and CVRs of HighPeak Energy issuable to the HPK Contributors and the stockholders of Pure pursuant to the Business Combination Agreement; and

●

Pure transferring to HighPeak Energy all cash or immediately available funds equal to the funds in the Trust Account (net of amounts paid in connection with stock redemptions and transaction expenses of Pure), together with the cash proceeds to Pure resulting from any issuance of Class A Common Stock after the execution of the Business Combination Agreement and before the Closing.

HPK LP will acquire HighPeak Employer effective immediately prior to the Closing pursuant to a purchase and sale agreement (the “HighPeak Employer Purchase Agreement”), dated May 4, 2020, with HighPeak Energy Management, LLC, the sole member of HighPeak Employer and the HPK Representative. Other than Pure, HighPeak Energy and MergerSub being ready, willing and able to consummate the transactions contemplated by the Business Combination Agreement and the Closing occurring promptly following the Employer Closing and, in any event, on the same day as the Employer Closing, there are no other conditions with respect to the closing of the transactions contemplated by the HighPeak Employer Purchase Agreement (the “Employer Closing”).

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the parties thereto.

Each HPK Contributor made representations and warranties with respect to itself and, to the extent applicable, the HighPeak Contributed Entities relating to: organization, authority, no violations, consents, ownership of the HighPeak Contributed Entities, brokers’ fees, its accredited investor status and its investment intent. Additionally, each HPK Contributor made representations and warranties with respect to the HighPeak Contributed Entities relating to: organization, capitalization, no violations, consents, financial statements, absence of certain changes or events, no undisclosed material liabilities, permits, compliance with law, litigation, compensation and benefits, labor matters (including with respect to the HighPeak Employer), taxes, oil and gas matters, environmental matters, material contracts, insurance, brokers and information supplied with respect to this proxy statement/prospectus; provided, however, that only a subset of such representations and warranties were made with respect to the HighPeak Employer.

Pure made representations and warranties with respect to itself relating to: organization, authority, no violations, consents, capitalization and subsidiaries, brokers’ fees, documents filed with the SEC (including Pure’s financial statements), internal controls, indebtedness, compliance with laws, litigation, certain contracts and arrangements, solvency, board and stockholder approval, listing of the Class A Common Stock, and the CVRs and the warrants to be issued as Merger Consideration, the Trust Account, information supplied with respect to this proxy statement/prospectus, absence of certain changes or events and taxes. Additionally, each of HighPeak Energy and MergerSub jointly and severally made representations and warranties with respect to themselves relating to: organization, authority, no violations, consents, capitalization and assets, brokers’ fees, HighPeak Energy’s accredited investor status and its investment intent.

Under the Business Combination Agreement, certain representations and warranties of each of the parties are qualified in whole or in part by knowledge, materiality and/or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means an occurrence, condition, change, event or effect that has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such entity and its subsidiaries, taken as a whole, or prevents or materially delays or impairs the ability of such entity or its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement; provided, however, that in no event shall any of the following constitute a material adverse effect to the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole: (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such entity’s physical properties to the extent such change or effect would otherwise constitute a material adverse effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a material adverse effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by the Business Combination Agreement; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such entity, its subsidiaries or their respective businesses or any change in applicable law, or in the interpretation thereof; (vii) natural declines in well performance and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the HighPeak Contributed Entities (taken as a whole) relative to other businesses in the industries in which the HighPeak Contributed Entities operate.

Covenants of the Parties

Covenants of the HPK Contributors

The HPK Contributors made certain covenants, subject to certain permitted exceptions, with respect to the period of time between the execution of the Business Combination Agreement and the Closing (or the earlier termination of the Business Combination Agreement), including, among others, the following:

●

cause each of the HighPeak Entities to conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve its present business organization, (ii) maintain its material oil and gas properties and permits and (iii) retain its current officers and (iv) preserve its relationships with its key customers and suppliers;

●

cause the HighPeak Entities (and to the extent applicable, the HighPeak Employer) not to, other than with respect to certain limited exceptions, including as contemplated by the Business Combination Agreement:

●

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding interests in any HighPeak Entity, other than distributions made to the HPK Contributors of rights to receive payments with respect to the Sponsor Loans; split, combine or reclassify any interests in any HighPeak Entity; or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any interests in any HighPeak Entity;

●

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any interests in any HighPeak Entity or any securities convertible into, or any rights, warrants or options to acquire, any such interests, in each case, other than to HPK LP;

●	amend or propose to amend the organizational documents of any HighPeak Entity;

●

(i) merge, consolidate, combine or amalgamate with any entity, (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (a) pursuant to an agreement of a HighPeak Entity in effect on the date of the Business Combination Agreement that is a material contract, (b) acquisitions in the ordinary course of business for which the consideration does not exceed $25,000,000 in the aggregate and (c) swaps and licenses in the ordinary course of business or (iii) make any loans, advances or capital contributions to, or investments in, any entity (other than with any other HighPeak Contributed Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

●

sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (i) items constituting certain permitted encumbrances, (ii) pursuant to an agreement of a HighPeak Entity in effect on the date of the Business Combination Agreement that is a material contract or (iii) sales, swaps, leases or dispositions (a) for which the consideration is $50,000,000 or less and (b) made in the ordinary course of business;

●	consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any HighPeak Entity;

●	change in any material respect the material accounting principles, practices or methods of a HighPeak Entity, except as required by GAAP or applicable law;

●

except as otherwise done pursuant to an acquisition expressly permitted by the Business Combination Agreement, in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable law, (i) make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where a HighPeak Contributed Entity has the authority to make such binding election), (ii) settle or compromise any material proceeding relating to taxes of any HighPeak Contributed Entity or (iii) change in any material respects any methods of reporting income or deductions for income tax purposes for any HighPeak Contributed Entity from those employed in the preparation of its income tax returns that have been filed for prior taxable years;

●

(i) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers or independent contractors of any HighPeak Contributed Entity, other than annual increases (and bonuses) granted in the ordinary course of business; (ii) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or independent contractor or (iii) terminate, establish or become obligated under any collective bargaining agreement or any material employee benefit plan of any HighPeak Entity or the HighPeak Employer, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; in each of (i) through (iii), other than as required by applicable law or the existing terms of an employee benefit plan of the HighPeak Entities or the HighPeak Employer;

●

incur, create or assume any indebtedness or guarantee any such indebtedness of another entity or create any encumbrances on any property or assets of any HighPeak Entity in connection with any indebtedness thereof, other than encumbrances permitted under the Business Combination Agreement; provided, however, that the foregoing shall not restrict (i) in accordance with the terms of the Business Combination Agreement, the Sponsor Loans, (ii) the incurrence of indebtedness (a) constituting borrowings in an amount not to exceed $70,000,000 in the aggregate or (b) by any HighPeak Entity that is owed to any other HighPeak Entity or (iii) the creation of any encumbrances securing any indebtedness permitted to be incurred by clause (ii) above;

●

(i) enter into any contract that would be considered material under standards described in the Business Combination Agreement other than in the ordinary course of business, in which case such material contract is to be made available to HighPeak Energy, (ii) modify, amend, terminate or assign, waive or assign any material right or benefit under, any such contract other than in the ordinary course of business or (iii) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

●

modify, amend, terminate or waive any right or benefit of any of the HighPeak Contributed Entities under the HighPeak Employer Purchase Agreement (or approve any changes to the Existing ASA (as defined in the HighPeak Employer Purchase Agreement) that require HPK LP’s approval pursuant to the HighPeak Employer Purchase Agreement without the prior written approval of Pure, including the prior written approval of the Pure Special Committee);

●

settle or offer or propose to settle, any proceeding (other than a proceeding relating to taxes) involving the payment of monetary damages by a HighPeak Entity of any amount exceeding $500,000 in the aggregate; provided, however, that no HighPeak Entity shall settle or compromise any proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief or (ii) involves an admission of criminal wrongdoing by a HighPeak Entity;

●

authorize or make capital expenditures that exceed $35,000,000, except for capital expenditures (i) to repair damage resulting from insured casualty events or (ii) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

●	take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the transactions contemplated by the Business Combination Agreement; or

●	agree or commit to take any of the foregoing actions.

Additionally, the HPK Contributors made certain other covenants, subject to certain permitted exceptions, including, among others, the following:

●

to notify Pure, HighPeak Energy and MergerSub if, after the date of the Business Combination Agreement, (i) the HPK Contributors learn that certain investigations or reviews by a governmental entity with respect to any HighPeak Contributed Entity has been commenced or threatened or (ii) a HighPeak Contributed Entity receives any written communication from a governmental entity that alleges that a HighPeak Contributed Entity is not in material compliance with, in all material respects, or in default or violation, in any material respect, of, any applicable law;

●

to be responsible for all income taxes imposed on any HPK Contributor, any of their owners, or any group of which any of the foregoing is or was a member (other than taxes imposed with respect to a member that is a HighPeak Contributed Entity); and

●

to promptly deliver to the applicable HighPeak Contributed Entity, any revenues or proceeds that are the property of a HighPeak Contributed Entity and that an HPK Contributor or any of their respective affiliates receives following the Closing.

Covenants of Pure, HighPeak Energy and MergerSub

Each of Pure, HighPeak Energy and MergerSub made certain covenants, subject to certain permitted exceptions, with respect to the period of time between the execution of the Business Combination Agreement and the Closing (or the earlier termination of the Business Combination Agreement), including, among others, the following:

●

to conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers;

●	to not, other than with respect to certain limited exceptions, including as contemplated by the Business Combination Agreement:

●

amend or propose to amend (i) the organization documents of Pure or any of its subsidiaries or (ii) the Investment Management Trust Agreement, dated effective April 12, 2018, between Pure and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account;

●

offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any interest in Pure or any of its subsidiaries, other than (i) issuances of HighPeak Energy common stock and warrants of HighPeak Energy in connection with the Forward Purchase Agreement Amendment and (ii) issuances of any interest in a, directly or indirectly, wholly owned subsidiary of Pure to Pure or another directly or indirectly wholly owned subsidiary of Pure;

●

(i) split, combine or reclassify any interests in Pure or any of its subsidiaries, (ii) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests in Pure or any of its subsidiaries, (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Pure or any of its subsidiaries, other than in connection with any stockholder redemptions contemplated by this proxy statement/prospectus or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pure or any of its subsidiaries;

●

create, incur, guarantee or assume any indebtedness (other than with respect to Sponsor Loans and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the working capital needs of HighPeak Energy and its subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other individual or entity;

●

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other entity or division of a business organization, (ii) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (iii) make any loans, advances or capital contributions to, or investments in, any individual or entity; or

●	agree or commit to take any of the foregoing actions.

Additionally, each of Pure, HighPeak Energy and MergerSub made certain other covenants, subject to certain permitted exceptions, including, among others, the following:

●

HighPeak Energy has agreed to indemnify, defend and hold harmless the current, past and future directors and officers of each HighPeak Contributed Entity and such persons who are, were or in the future are serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, benefit plan, trust or other enterprise against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual proceeding to which such person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director or officer of a HighPeak Contributed Entity or is or was serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing;

●

Pure has agreed to use its commercially reasonable efforts to cause the Trustee to, and the Trustee will thereupon be obligated to, (i) pay as and when due all amounts payable to stockholders of Pure and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Business Combination Agreement and the Trust Agreement;

●	HighPeak Energy has agreed to file the A&R Charter before the Closing;

●

HighPeak Energy has agreed to consist of a sole director, Jack Hightower, prior to the Closing. Under the Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part, to designate to Pure a list of individuals that HPK LP wants to be appointed to the HighPeak Energy Board, effective as of the Closing. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus;

●	HighPeak Energy has agreed to use its reasonable best efforts to cause its common stock, warrants and CVRs issued pursuant to the Business Combination Agreement to be approved for listing on the Nasdaq or the NYSE prior to the Closing, subject to notice of issuance;

●	HighPeak Energy has agreed to bear all transfer taxes that arise by reason of the consummation of the transactions contemplated by the Business Combination Agreement;

●

HighPeak Energy has agreed to pay (or cause to be paid) any invoice or other request for payment received by the HPK Contributors or any of their affiliates after the Closing with respect to any of the HighPeak Contributed Entities or any of their respective assets or properties or to reimburse the HPK Contributors or their affiliates, as applicable, with respect to any such paid amounts; and

●

Promptly after the Closing, HighPeak Energy has agreed to cause HPK LP to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger, at which time any Sponsor Loans between the Surviving Corporation and any of the HighPeak Contributed Entities will be immediately and automatically cancelled.

Mutual Covenants

Each party made certain mutual covenants, subject to certain permitted exceptions, including, among others, to do the following:

●

not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing or the consummation of the transactions contemplated by the Business Combination Agreement;

●

(i) provide the other parties access to each respective party’s representatives, books and records, facilities and certain information concerning each party’s respective business, (ii) not unreasonably interfere with the business or operations of any party providing the access described in the foregoing and (iii) indemnify any party providing access;

●	cooperate with one another with respect to any required filings;

●

if HSR Act notification is required, each of the parties have agreed to (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) use their reasonable best efforts to (x) promptly respond to any requests for additional information made by certain governmental authorities with respect thereto, (y) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and (z) avoid each and every impediment under the HSR Act so as to enable the Closing to occur as soon as reasonably possible;

●	use their reasonable best efforts to defend any proceeding that questions the validity or legality of the transactions contemplated by the Business Combination Agreement;

●

issue a joint press release promptly following the execution of the Business Combination Agreement and not issue other public announcements regarding the Business Combination Agreement without the prior written approval of the other parties, subject to certain exceptions;

●

confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, individually or in the aggregate, a material adverse effect or that would result in a breach of contract or violation of law, resulting in any loss, cost or liability in excess of a specified threshold;

●

use reasonable best efforts to provide all cooperation reasonably requested by a party that is customary in connection with completing certain financing activities or with obtaining certain required consents; and

●

notify one another after becoming aware of any condition, event or circumstance that will result in any of the conditions to the Business Combination Agreement not being met, or failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement under the Business Combination Agreement.

Board Recommendation

Prior to the approval and adoption of the Business Combination Agreement by Pure’s stockholders, the Pure Board may (based upon the recommendation of the Pure Special Committee) withdraw, modify or qualify its recommendation to Pure’s stockholders to vote “FOR” the Business Combination Proposal only in response to an Intervening Event (as defined below) and if the Pure Board (based upon the recommendation of the Pure Special Committee) shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under Pure’s organizational documents or is reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, however, that the Pure Board shall not be entitled to exercise its rights to make such a change in recommendation unless:

●

Pure has provided to the HPK Contributors three (3) Business Days’ prior written notice advising the HPK Contributors that the Pure Board intends to take such action and specifying the reasons therefor in reasonable detail;

●

during such notice period, if requested by the HPK Contributors, Pure shall, and shall make available and direct its applicable representatives to, discuss and negotiate in good faith with the HPK Contributors any proposed modifications to the terms and conditions of the Business Combination Agreement: and

●

following such notice period, the Pure Board (based upon the recommendation of the Pure Special Committee), after taking into account any modifications to the terms of the Business Combination Agreement and the transactions contemplated thereby to which the HPK Contributors would agree, concludes in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under Pure’s organizational documents or is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the HighPeak Contributed Entities that (i) is not known and is not reasonably foreseeable by the Pure Board as of the date of the Business Combination Agreement, (ii) does not relate to Pure or its affiliates and (iii) did not result from any breach of the Business Combination Agreement by Pure, HighPeak Energy, MergerSub or their respective directors, officers, employees or other representatives; provided, however, that no event, change, effect, development, condition or occurrence that would fall within any of the exceptions to the definition of “Material Adverse Effect” shall be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

Indemnification; Survival of Representations, Warranties and Covenants; Releases

Indemnification under the Business Combination Agreement

Under the Business Combination Agreement, the parties have agreed to indemnify one another with respect to such indemnifying party’s exercise of its access rights under the Business Combination Agreement and such indemnified party’s cooperation in connection with the registration statement on Form S-4 of HighPeak Energy and the proxy statement/prospectus included therein and financing matters. Additionally, HighPeak Energy has agreed to indemnify the directors and officers of the HighPeak Contributed Entities or any person who is or was serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against certain claims arising out of such individuals serving in such positions.

Survival of Representations, Warranties and Covenants

Except with respect to (i) the transactions to be completed in connection with the Merger, (ii) the transactions to be completed in connection with the contribution of the HighPeak Contributed Entities to HighPeak Energy (and subsequently to Pure) and any Sponsor Loans directly contributed by any HPK Contributor and the issuance of HighPeak Energy common stock as consideration therefor, (iii) the cancellation of any contributed Sponsor Loans and certain other matters related thereto or to the Closing and (iv) certain covenants relating to, indemnification with respect to access to information, director and officer indemnification, public announcements, tax matters, payment of certain expenses, remittance of any post-Closing revenues received by an HPK Contributor that are the property of a HighPeak Contributed Entity, indemnification with respect to cooperation surrounding this proxy statement/prospectus and financing matters, the Trust Account, releases of claims and certain other matters (such matters as are described in clauses (i)–(iv), the “HPK Surviving Claims”), the representations, warranties and covenants of the parties contained in the Business Combination Agreement will not survive the Closing. After the Closing, no party to the Business Combination Agreement will have any liability to any other party, except in the case of fraud or with respect to the HPK Surviving Claims.

Releases

The HPK Contributors have agreed to waive, acquit, forever discharge and release, effective as of the Closing, on behalf of themselves and each of their controlled affiliates (other than the HighPeak Contributed Entities) and each of their respective past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns, to the fullest extent permitted by law, any and all causes of action, damages, judgments, liabilities and rights against Pure, HighPeak Energy and MergerSub and each of their respective subsidiaries and past, present and future equityholders, affiliates and representatives, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such entities and persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the HighPeak Contributed Entities or their respective businesses, arising from or relating to the Business Combination Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional interests in HighPeak Energy or any of its subsidiaries or any distributions or payments (as consideration of services or otherwise) from HighPeak Energy or any of its subsidiaries by reason of any matter, cause or thing whatsoever, other than in relation to (i) the HPK Surviving Claims, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the organizational documents of any of the HighPeak Contributed Entities or any employee benefit plan or any other compensation or retention arrangement by any HighPeak Contributed Entity, HighPeak Energy or any of their respective subsidiaries and (iii) any obligations under any of the other agreements executed and delivered in connection with the Business Combination Agreement.

Pure, HighPeak Energy and MergerSub have agreed to waive, acquit, forever discharge and release, effective as of the Closing, on behalf of themselves and each of its controlled affiliates (including than the HighPeak Contributed Entities) and each of their respective past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns, to the fullest extent permitted by law, any and all causes of action, damages, judgments, liabilities and rights against the HPK Contributors and their past, present and future equityholders, affiliates and representatives, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that HighPeak Energy or any of such other persons or entities has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the HighPeak Contributed Entities, their respective business or asses and properties or the ownership or operation thereof, including pursuant to any organizational document thereof (and any breaches thereof), arising from or relating to the Business Combination Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than in relation to the HPK Surviving Claims.

Regulatory Matters

The parties to the Business Combination Agreement have determined that no filing is required under the HSR Act, which would otherwise prevent the parties thereto from completing the business combination until required information and materials were furnished to the Antitrust Division of the DOJ and the FTC and specified waiting period requirements had been satisfied. In addition, neither Pure nor HighPeak Energy are aware of any material federal or state regulatory approvals that are required for completion of the business combination.

Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of Pure and the HPK Contributors or (ii) by any party upon the occurrence of any of the following: (a) if any governmental entity issues any order, decree, ruling or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibited; provided, however, that the right to terminate shall not be available to the terminating party if the failure to fulfill any material covenant or agreement under the Business Combination Agreement by Pure, HighPeak Energy or MergerSub (in the case where an HPK Contributor is the terminating party) or the HPK Contributors (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) has been the cause of or resulted in the circumstances described in the foregoing; (b) in the event that any breach of a representation, warranty or covenant would cause the failure of a condition relating to such matters, and such breach cannot be or has not been cured by the earlier of thirty (30) days after notice is given and August 21, 2020; provided, however, that neither the party terminating nor its affiliates is also in breach of the Business Combination Agreement; (c) if, after the final adjournment of the special meeting, the requisite approval of Pure’s stockholders has not been obtained with respect to the Proposals; and (d) if the transactions have not been consummated on or before 5:00 p.m., Houston time on August 21, 2020; provided, however, that the right to terminate pursuant to this clause (d) will not be available to the terminating party if failure to fulfill any material covenant or agreement by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) has neither been the cause of nor resulted in the failure of the consummation of the transactions on or before such date.

If the Business Combination Agreement is terminated in accordance with its terms, subject to certain exceptions, the parties will have no liability or obligation under such agreement; provided, however, that no party will be relieved or released from any liabilities arising out of any Willful and Material Breach (as defined in the Business Combination Agreement) of a covenant, agreement or obligation thereunder. Each party to the Business Combination Agreement will only bear its own termination expenses, except as otherwise provided by the Business Combination Agreement.

Expenses

Except as otherwise provided in the Business Combination Agreement, upon and following consummation of the transactions contemplated by the Business Combination Agreement, HighPeak Energy will pay all of its own expenses as well as the expenses of Pure, MergerSub and the HPK Contributors and the HPK Contributors’ affiliates (to the extent not paid by or on behalf of the HPK Contributors or their affiliates prior to the Closing) that are incident to preparing for, entering into and carrying out the Business Combination Agreement (including the Original HPK Business Combination Agreement) and the consummation of the transactions contemplated thereby. For the avoidance of doubt, the HPK Contributors’ transaction expenses to be paid by HighPeak Energy will not include any amounts incurred by the HPK Contributors in connection with the negotiation, execution, performance, amendment or extension of the Grenadier Contribution Agreement.

Amendments

The Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided that in the case of obtaining Pure’s approval of any amendments that would affect in any material respect the Merger Consideration, the terms of the warrants of HighPeak Energy, the HighPeak Energy common stock issuable as consideration, the Forward Purchase Agreement Amendment, the Stockholders’ Agreement or the A&R Charter, the Pure Special Committee shall first approve such amendments in writing; and provided, further, that the consent of the HPK Representative will not be required to amend the Business Combination Agreement, prior to the Closing, unless such amendment would adversely affect the HPK Representative’s rights or increase the HPK Representative’s obligations thereunder. Additionally, once the stockholders of Pure have approved the Business Combination Proposal by the requisite vote, the parties may not amend or modify the Business Combination Agreement in a manner that would, by law, require another vote of the stockholders of Pure without first obtaining such requisite stockholder approval.

Description of Contingent Value Rights

The terms of the Contingent Value Rights will be governed by the CVR Agreement, by and between HighPeak Energy, Pure’s Sponsor, HighPeak I, HighPeak II (together with Pure’s Sponsor and HighPeak I, collectively, the “CVR Sponsors”) and Continental Stock Transfer & Trust Company, in its capacity as the rights agent (the “Rights Agent”). The following is a description of certain material terms of the CVR Agreement. Because this description is only a summary of certain material terms of the CVR Agreement, it does not contain all of the information that you may find important. For additional information, you should read the CVR Agreement and “—U.S. Federal Income Tax Considerations.”

References to sections in the following summaries under this heading “Description of Contingent Value Rights” are references to the applicable sections of the CVR Agreement. The definitions of certain capitalized terms used in the following summary are set forth below under “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights—CVR Agreement—Certain Definitions” and only apply to the following summary.

CVR Agreement

CVRs

The CVRs represent the contractual contingent value rights (which shall not be evidenced by a certificate or other instrument) representing  the right of Qualifying CVR Holders to receive, in certain circumstances, a contingent payment in the form of HighPeak Energy common stock (or such other form as is provided in the CVR Agreement in certain circumstances) pursuant to the terms and conditions of the CVR Agreement. One CVR will be issued by HighPeak Energy for each (i) one whole share of HighPeak Energy common stock issued to holders of Pure’s Class A Common Stock as Merger Consideration and (ii) one whole share of HighPeak Energy common stock contained in a forward purchase unit purchased pursuant to the Forward Purchase Agreement Amendment.

Escrow of HighPeak Energy Common Stock

Following the Closing (but no later than three (3) business days following the date of the Closing), the CVR Sponsors will collectively deliver to the Rights Agent, in its capacity as an escrow agent (the “Escrow Agent”), a number of shares of HighPeak Energy common stock equal to the maximum number of shares that could become issuable to CVR Holders pursuant to the CVR Agreement  as determined as of the Closing Date (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form attached to the CVR Agreement, with such Escrowed Shares to be held in escrow and only released in accordance with the terms thereof.

Notice of CVR Maturity Date; Notice of Per CVR Preferred Return Amount and Instruction Letter; Requirements for Qualifying CVR Holders

The CVR Agreement provides that no later than one (1) business day prior to the second (2nd) anniversary of the Closing, the CVR Sponsors and the Company will issue a press release stating the date that the CVR Sponsors have determined, in their sole discretion, to set as the intended date of maturity and calculation of the Preferred Return with respect to the CVR Holders, which intended date of maturity and calculation may be any date occurring during the period beginning on (and including) the second anniversary of the Closing and ending on (and including) the date that is thirty (30) months following the Closing (such specified date, or the date of an applicable Change of Control, the “CVR Maturity Date”).

The CVR Agreement further provides that no later than the date that is ten (10) days following the CVR Maturity Date, the Company and the CVR Sponsors will deliver written notice to the Rights Agent setting forth the Per CVR Preferred Return Amount (for further delivery to the CVR Holders along with a written statement setting forth the requirements to become a Qualifying CVR Holder and instructions for providing such information (a “Notice of Per CVR Preferred Return Amount and Instruction Letter”)).

Under the CVR Agreement, in order to be eligible to receive a Preferred Return, a CVR Holder must deliver to HighPeak Energy and the CVR Sponsors, in the manner and within the period of time specified on the Notice of per CVR Preferred Return Amount and Instruction Letter, any information (including any IRS Form W-9s or W-8s) reasonably requested by HighPeak Energy and the CVR Sponsors as specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter in connection with satisfying their obligations under the CVR Agreement. Each CVR Holder who completes the aforementioned requirements will be designated as a “Qualifying CVR Holder.”

Delivery of Preferred Return Statement;  Issuance of Preferred Return and Release of Escrowed Shares

No later than the date that is twenty (20) business days following the deadline for Qualifying CVR Holder Certifications set forth in the Notice of Per CVR Preferred Return Amount and Instruction Letter, HighPeak Energy and the CVR Sponsors will deliver to the Rights Agent (i) a written statement setting forth the Preferred Return for each Qualifying CVR Holder (the “Preferred Return Statement”) and (ii)  any letter of instruction reasonably required by the Rights Agent related to the issuance of the Preferred Return with respect to any such Qualifying CVR Holders. However, under the CVR Agreement, HighPeak Energy and the CVR Sponsors can delay the delivery of the Preferred Return Statement if there are certain Permitted Delays (as defined therein).

The CVR Agreement provides that the Rights Agent will promptly (but in any event, within ten (10) business days following its receipt of the Preferred Return Statement as well as any letter of instruction reasonably required by the Rights Agent (subject to any reasonable delay in the event of a Permitted Delay)) (i) coordinate with HighPeak Energy to effect HighPeak Energy’s issuance of the applicable Preferred Return to each Qualifying CVR Holder, (ii) instruct the Escrow Agent to release to HighPeak Energy for forfeiture and cancellation a number of Escrowed Shares equal to the aggregate number of shares of HighPeak Energy common stock issued to all Qualifying CVR Holders as Preferred Return and (iii) instruct the Escrow Agent to release to the CVR Sponsors all remaining Escrowed Shares not released to HighPeak Energy for forfeiture and cancellation pursuant to clause (ii).  Under the CVR Agreement, in no event will any party thereto be required to issue to the Qualifying CVR Holders an aggregate amount of shares of HighPeak Energy common stock in excess of the number of Escrowed Shares held in escrow with the Escrow Agent. Additionally, in no event will any party to the CVR Agreement be required to issue any fractional share of HighPeak Energy common stock to any Qualifying CVR Holder. If any fractional share of HighPeak Energy common stock would otherwise be required to be issued to a Qualifying CVR Holder, the number of shares of HighPeak Energy common stock to be issued to such Qualifying CVR Holder shall be rounded down to the nearest whole number. Each CVR held by a CVR Holder that is not a Qualifying CVR Holder will be deemed to be immediately and automatically cancelled as of the CVR Maturity Date, with no further consideration owed to such CVR Holder, and each CVR held by a Qualifying CVR Holder will be deemed to be immediately and automatically cancelled upon the issuance of the applicable Preferred Return to such Qualifying CVR Holder, or as otherwise contemplated by the CVR Agreement.

HighPeak Energy or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Preferred Return or any other amounts otherwise payable pursuant to the CVR Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable tax law as reasonably determined by HighPeak Energy.

Change of Control; Adjustments for Extraordinary Events

If a Change of Control occurs prior to the CVR Maturity Date and the consideration, in connection with such Change of Control, attributable to any share of HighPeak Energy common stock has an aggregate value that:

(i)                is at least (x) $12.00 per share of HighPeak Energy common stock if the Change of Control occurs prior to the second anniversary of the Closing or (y) $12.50 per share of HighPeak Energy common stock if the Change of Control occurs after the second anniversary of the Closing, then from and after the date of the Change of Control (a) the Preferred Return will be deemed satisfied with respect to all CVRs and all CVRs will be deemed immediately and automatically cancelled as of the date of such Change of Control and (b) the Rights Agent will cause the Escrow Agent to release a correlative number of Escrowed Shares (or, if applicable, the consideration received therefor as a result of the Change of Control) to the CVR Sponsors in accordance with the Escrow Agreement; or

(ii)               is less than the per share of HighPeak Energy common stock value specified in clause (x) or clause (y), as applicable, of clause (i) above for the applicable date of the Change of Control, then the Escrowed Shares (or, if applicable, the consideration received therefor as a result of the Change of Control) will remain in escrow with the Escrow Agent for future release on or after the CVR Maturity Date (or such earlier date as the CVR Sponsors and the Rights Agent may mutually agree) pursuant to the terms of the CVR Agreement (as the same may be reasonably modified by the CVR Sponsors solely to equitably account for any changes of the securities or other consideration held in escrow as a result of the Change of Control, so as to prevent diminution or enlargement of the benefits intended to be provided pursuant to the CVR Agreement).  However, if any Change of Control occurs pursuant to this paragraph the consideration for which consists solely of cash, then the date of such Change of Control will be, for all purposes with respect to the CVRs, the CVR Maturity Date and the Company shall promptly issue a press release so stating and the parties to the CVR Agreement will take such other actions pursuant to the CVR Agreement consistent with the CVR Maturity Date being the date of such Change of Control with respect to the CVRs to effect as near as possible the intent of the CVR Agreement (including, to the extent determined by the CVR Sponsors, causing the release of escrowed cash funds (received as consideration for the Escrowed Shares as a result of the Change of Control) to be released to Qualifying CVR Holders as part of their Preferred Return, if any, in lieu of issuances of shares of Common Stock).

The CVR Agreement provides that HighPeak Energy (or any successor thereto due to a Change of Control) must promptly, and in any event within five (5) Business Days following any Change of Control, provide written notice to the Rights Agent and the CVR Sponsors of such Change of Control.

If prior to the CVR Maturity Date there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of HighPeak Energy common stock, repurchase or other change in the corporate structure of HighPeak Energy affecting the HighPeak Energy common stock (each, an “Extraordinary Event”), the terms of the CVR Agreement will be deemed modified to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided pursuant to the CVR Agreement, with any specific modifications to be as determined by the CVR Sponsors, in their reasonable discretion.  HighPeak Energy (or any successor thereto due to an Extraordinary Event) will promptly, and in any event, within five (5) business days following any Extraordinary Event, provide written notice to the Rights Agent and the CVR Sponsors of such Extraordinary Event.

No Liability

No party to the CVR Agreement shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s Preferred Return properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any information or other matters to be delivered by a Qualifying CVR Holder to any party to the CVR Agreement has not been delivered prior to the time that is immediately prior to the time at which (i) all or any portion of such Qualifying CVR Holder’s Preferred Return would otherwise escheat to or become the property of any Governmental Entity or (ii) the CVR Agreement would terminate, such Preferred Return (or portion thereof) will, to the extent permitted by applicable law, become the property of HighPeak Energy, free and clear of all claims or interest of any Person previously entitled thereto and such applicable CVRs shall be deemed immediately and automatically cancelled.

Transferability

The CVR Agreement provides that the CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors (the “Depositary”).  A CVR (but not any fraction of a CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

The transfer and exchange of beneficial interests in the CVRs will be effected through the Depositary, in accordance with the provisions of the CVR Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Rights Agent to effect such transfers.

No Certificate; Registration

The CVRs will be not be evidenced by a certificate or other instrument, and the Rights Agent will keep a register for the purpose of registering CVRs and transfers thereof.

No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent

The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder, nor will they represent any equity or ownership interest in HighPeak Energy, any constituent company any of the transactions contemplated by the Business Combination Agreement or any of their respective Affiliates.  In addition, the Escrow Agreement will provide that the CVR Sponsors may vote and received dividends with respect to the Escrowed Shares during any periods in which such shares are in escrow.

Ability to Abandon CVRs

The CVR Agreement provides that a CVR Holder may at any time abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to HighPeak Energy or any of its Affiliates without consideration and as of such time of transfer such CVR will be immediately and automatically cancelled.

Registration of HighPeak Energy Common Stock and Listing of CVRs

Under the CVR Agreement, HighPeak Energy agrees to use commercially reasonable efforts to keep a registration statement and related prospectus (or multiple registration statements) that complies as to form and substance in all material respects with applicable SEC rules providing for the issuance of the maximum number of shares of HighPeak Energy common stock that could be issued with respect to the CVRs continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) during any period that could reasonably be expected to include a CVR Maturity Date until the earlier of the date and time at which all Preferred Returns have been paid in full to all Qualifying CVR Holders in accordance with the terms of the CVR Agreement or the Company determines that no Preferred Returns are issuable with respect to all outstanding CVRs.  However, HighPeak Energy may postpone the effectiveness of any registration statement, and the issuance of any shares of HighPeak Energy common stock in connection with the issuance of any Preferred Returns, if the negotiation or consummation of a transaction by HighPeak Energy or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by HighPeak Energy in any such registration statement of material information that HighPeak Energy has a bona fide business purpose for keeping confidential and the non-disclosure of which in any such registration statement would be expected, in the reasonable determination of the board of directors, upon the advice of legal counsel, to cause any such registration statement to fail to comply with applicable disclosure requirements. HighPeak Energy may not, however, delay or suspend any registration statements on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any 12-month period.

Additionally, HighPeak Energy has agreed to use commercially reasonable efforts to effect and maintain the listing of the CVRs on the Nasdaq or NYSE (or another national securities exchange) until the CVR Agreement has been terminated.

Amendments to the CVR Agreement

The Company and the CVR Sponsors may amend, modify, supplement or waive any provision under the CVR Agreement (without the consent of any CVR Holder or the Rights Agent) by a written instrument signed by them for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

i.	to evidence the succession of another person to HighPeak Energy and the assumption by any such successor of the covenants of HighPeak Energy;

ii.

to add to the covenants of HighPeak Energy or CVR Sponsors such further covenants, restrictions, conditions or provisions as HighPeak Energy or the CVR Sponsors shall determine to be for the protection of the CVR Holders;

iii.

to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising thereunder;

iv.

as may be necessary or appropriate to ensure that the CVRs are not subject to registration, following the Closing, under the Securities Act, or the Exchange Act, and the rules and regulations promulgated thereunder;

v.	to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent thereunder; or

vi.	any other amendment hereto that does not adversely affect the legal rights under the CVR Agreement of any CVR Holder.

The Company, the CVR Sponsors and the Rights Agent may amend, modify, supplement or waive any provision under the CVR Agreement (without the consent of any CVR Holder) by a written instrument signed by them in order to reduce the number of CVRs in the event any CVR Holder abandons any CVR.

Additionally, with the prior consent of CVR Holders holding at least a majority of the outstanding CVRs, the Company, CVR Sponsors and the Rights Agent may amend, modify, supplement or waive any provision under the CVR Agreement by a written instrument signed by them for any purpose, including adding, eliminating or changing any provisions of the CVR Agreement, even if such addition, elimination or change is adverse to the interests of the CVR Holders.

Termination

The CVR Agreement shall terminate and be of no further force or effect, and the parties thereto shall have no liability thereunder, on the earlier to occur of (i) the date and time at which the Preferred Return has been paid in full to all Qualifying CVR Holders in accordance with the terms of thereof or the Company has determined that no Preferred Returns are due or (ii) the third anniversary of the Closing; provided, that, with respect to clause (ii), if the CVR Maturity Date occurs prior to such date, but the Preferred Returns have not been paid to all Qualifying CVR Holders on or prior to such date solely due to a failure by the Company, CVR Sponsors or the Rights Agent, the CVR Agreement shall not terminate until such Preferred Returns have been paid or satisfied in full in accordance with the terms of thereof.

Certain Definitions

The following terms are defined in the CVR Agreement as follows:

“Affiliate” means as to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Change of Control” means:

(i) a change in the beneficial ownership (as defined in Section 13(d) of the Exchange Act) of HighPeak Energy which occurs after the Closing on any date that any one person or entity, or more than one person or entity acting as a group (“Person/Group”), acquires ownership of the HighPeak Energy common stock that, with the HighPeak Energy common stock held by such Person/Group, constitutes more than 50% of the total voting power of the HighPeak Energy common stock; provided, however, that for purposes of this subsection, the acquisition of additional HighPeak Energy common stock (other than with respect to an acquisition that results in a Person/Group owning 100% of the outstanding HighPeak Energy common stock) (A) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the HighPeak Energy common stock or (B) pursuant to a pro rata distribution by an CVR Sponsor or their Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or

(ii) an acquisition of HighPeak Energy by another entity by means of (A) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of HighPeak Energy), or (B) a sale of all or substantially all of the assets of HighPeak Energy and its subsidiaries, if, in case of either clause (A) or clause (B), the number of shares of HighPeak Energy common stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Per CVR Preferred Return Amount” means the greater of:

(a) $0.00; and

(b) the positive difference, if any, between the following two figures calculated by subtracting the figure described in clause (ii) from the figure described in clause (i):

(i) the value obtained by adding (A) $10.00 plus (B) the quotient obtained by dividing (I) the number of days in the period that commences on the Closing and ends on, but excludes, the CVR Maturity Date by (II) 365; and

(ii) the greater of (such greater amount being the “Reference Price”) (A) the volume-weighted average price of one share of HighPeak Energy common stock during the 65 trading days immediately preceding the CVR Maturity Date, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source reasonably selected by HighPeak Energy and (B) $4.00.

“Preferred Return” means, with respect to a Qualifying CVR Holder and calculated as of the CVR Maturity Date, a number of Escrowed Shares equal to the greater of zero (0) and the quotient obtained (rounded to the nearest whole number of Escrowed Shares) by dividing:

(a) the difference obtained by subtracting:

(i) the product of (A) the sum obtained by adding (I) the aggregate amount of any and all dividends paid with respect to one share of HighPeak Energy common stock on or prior to the CVR Maturity Date, plus (II) the aggregate amount of any and all dividends declared with respect to one share of HighPeak Energy common stock on or prior to the CVR Maturity Date, but unpaid as of the CVR Maturity Date multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; from

(ii) the product of (A) the Per CVR Preferred Return Amount multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR register; by

(b) the Reference Price.

The terms of the CVR Agreement include a waiver of the right to a jury trial for all holders of CVRs, including those receiving CVRs in the business combination and their later transferees. However, such provision and related exclusive forum provisions included in the CVR Agreement shall not apply to claims or actions arising out of either of the Securities Act or the Exchange Act, respectively.

Related Arrangements

A&R Charter

HighPeak Energy will amend and restate its certificate of incorporation to provide for, among other things, (i) an increase in the number of authorized shares of HighPeak Energy common stock to 600,000,000 shares and HighPeak Energy preferred stock to 10,000,000 shares, (ii) the ability of HighPeak Energy’s stockholders to act by written consent if certain conditions are met and (iii) establishment of a staggered board structure for the HighPeak Energy Board.

Comparison of Pure’s Stockholders Rights and HighPeak Energy Stockholders Rights

Upon consummation of the business combination, the stockholders of Pure will become the stockholders of HighPeak Energy. HighPeak Energy’s A&R Charter and bylaws differ from Pure’s Charter and bylaws. For a more complete description of the differences between the stockholders’ rights of Pure and the stockholders’ rights of HighPeak Energy, please see the section entitled “Comparison of Rights of Stockholders of Pure and HighPeak Energy” in this proxy statement/prospectus.

The form of the HighPeak Energy Amended and Restated Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B.

Stockholders’ Agreement

Concurrently with the Closing, Sponsor, HighPeak I, HighPeak II, HighPeak III and Jack Hightower (collectively, with each of their respective affiliates and permitted transferees the “Principal Stockholder Group”), on the one hand, and HighPeak Energy, on the other hand, will enter into the Stockholders’ Agreement, which will govern certain rights and obligations following the Closing.

Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled, based on its percentage ownership of the total Common Stock issued and outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of HighPeak Energy set forth below, to nominate a number of directors (each a “Designated Director”) for appointment to the HighPeak Energy Board as follows:

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for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

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for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

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for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

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if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of HighPeak Energy’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the HighPeak Energy Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, HighPeak Energy will take all Necessary Action (as defined therein) to ensure that the number of directors serving on HighPeak Energy’s Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of HighPeak Energy, HighPeak Energy and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of HighPeak Energy’s Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the NYSE or the Nasdaq (as defined therein). For so long as the Principal Stockholder Group has the right to designate one or more individuals for nomination to the HighPeak Energy Board, the Principal Stockholder Group shall have the right to appoint one (1) non-voting observer to the HighPeak Energy Board.

The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of HighPeak Energy for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the HighPeak Energy Board under the Stockholders’ Agreement and (ii) as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex D.

Registration Rights Agreement

Concurrently with the Closing, HighPeak Energy and the Holders (as defined therein) will enter into the Registration Rights Agreement, pursuant to which HighPeak Energy will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of HighPeak Energy common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exercise of the Redemption Right or the conversion, exchange or redemption of any other security therefor (the “Registrable Securities”). HighPeak Energy has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $25 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. The Holders can submit a request beginning immediately after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy, provided that such Holder elects to include its Registrable Securities in an amount not less than $5 million. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, they hold at least $5 million in Registrable Securities and each such offering include a number of Registrable Securities equal to the lesser of (i) an amount to be determined prior to the Closing and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, HighPeak Energy may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. HighPeak Energy may not delay or suspend a registration statement on more than two occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

The form of the Registration Rights Agreement is attached to this proxy statement/prospectus as Annex E.

Forward Purchase Agreement Amendment

On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing.

Any shares of HighPeak Energy common stock and corresponding CVRs received as part of the forward purchase units acquired pursuant to the Forward Purchase Agreement Amendment will be identical to the shares of HighPeak Energy common stock and CVRs issued in the business combination other than the fact that the shares of HighPeak Energy common stock and CVRs issued pursuant to the Forward Purchase Agreement Amendment will be issued in a private placement as opposed to a registered issuance. Any forward purchase warrants will have the same terms as the private placement warrants and will be subject to the terms and conditions of the warrant agreement. Each whole forward purchase warrant will entitle the holder thereof to purchase one share of HighPeak Energy common stock at a price of $11.50 per share, subject to adjustment as described in the warrant agreement. The forward purchase warrants will become exercisable thirty (30) days after the Closing and will expire five (5) years after the Closing or earlier upon the liquidation of HighPeak Energy.

The Forward Purchase Agreement Amendment also includes customary registration rights with respect to the shares of HighPeak Energy common stock, CVRs and forward purchase warrants, and the shares of HighPeak Energy common stock issuable upon the exercise or settlement, as applicable, of the CVRs and forward purchase warrants, purchased by Forward Purchase Investors. HighPeak Energy is obligated to file a registration statement registering such securities within thirty (30) days of the Closing, and have such registration statement declared effective no later than ninety (90) days, or one hundred twenty (120) days in the case of the registration statement being reviewed by the SEC, of the Closing. The registration rights will have been deemed satisfied by virtue of the securities of the Selling Securityholders being registered pursuant to this proxy statement/prospectus.

Pursuant to the Forward Purchase Agreement, HighPeak Energy will be required to use commercially reasonable efforts to effect and maintain the listing of the HighPeak Energy common stock, CVRs and forward purchase warrants issued in connection with any purchase of forward purchase units on the NYSE, Nasdaq or another national securities exchange.

The Forward Purchase Agreement Amendment is attached to this proxy statement/prospectus as Annex F.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Pure, Pure’s Sponsor and HPEP II entered into a Sponsor Support Agreement, pursuant to which, at the Closing (i) Pure’s Sponsor will automatically be deemed to transfer to Pure, surrender and forfeit 5,350,000 shares of Class B Common Stock and warrants to purchase 10,280,000 shares of Class A Common Stock (the “Sponsor Forfeited Securities”) and (ii) HPEP II will automatically be deemed to transfer to Pure, surrender and forfeit any and all publicly traded warrants of Pure of which HPEP II becomes the beneficial owner after the date of the Sponsor Support Agreement and which are held by HPEP II as of immediately prior to the Merger Effective Time (the “HPEP II Forfeited Securities,” and together with the Sponsor Forfeited Securities, the “Forfeited Securities”), in each case, for no consideration, effective immediately prior to the Merger Effective Time. Pure’s Sponsor and HPEP II have agreed to take all actions and do, or cause to be done, all things necessary, proper or advisable to effect the foregoing transfers and forfeitures. Additionally, Pure’s Sponsor and HPEP II have also agreed not to (a) sell, offer to sell, agree to sell, pledge, or otherwise dispose of or agree to dispose of any Forfeited Securities, (b) enter into any swap or other transfer arrangement with respect to any Forfeited Securities or shares of Class B Common Stock convertible into Forfeited Securities, or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b), in case each, from the execution of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms.

Form of Warrant Agreement Amendment and Assignment

The parties the Business Combination Agreement have agreed to a form of Warrant Agreement Amendment and Assignment (the “Warrant Agreement Amendment and Assignment”) to the warrant agreement to be executed prior to Closing. The Warrant Agreement Amendment and Assignment provides that, prior to the Parent Merger, the warrant agreement will be assigned by Pure to HighPeak Energy, with a condition subsequent that the Merger Effective Time occur, and HighPeak Energy will undertake to perform all applicable obligations under such warrant agreement. In addition, the terms of the Warrant Agreement Amendment and Assignment, provide for, among other things, the holders of public warrants the option to exercise such warrants on a “cashless basis,” in addition to creating an obligation of HighPeak Energy to issue shares of its common stock without registration provided that such issuance may be made in reliance on Section 3(a)(9) of the Securities Act. In addition, the Warrant Agreement Amendment and Assignment eliminated Pure’s ability to redeem the outstanding warrants, in whole but not in part, at a price of $0.01 per warrant, upon a minimum of thirty (30) days’ prior written notice of redemption to each warrant holder and if, and only if, the last sale prices of the Class A Common Stock equal or exceed $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date Pure sends the notice of redemption to the warrant holders; and only if there is a current registration statement in effect with respect to the shares of Class A Common Stock issuable upon the exercise of such warrants.  As a result of the Warrant Agreement Amendment and Assignment, the private placement warrants, the forward purchase warrants and the public warrants will be substantively identical following the Closing.

The full text of the proposed Warrant Agreement Amendment and Assignment is attached to this proxy statement/prospectus as Annex I.

HighPeak Energy, Inc. Long Term Incentive Plan

Prior to the Initial Business Combination, HighPeak Energy intends to adopt the LTIP, and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. The LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool is reserved and available for delivery with respect to Awards, and 1,300 shares of common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

Forward Purchases and Contingent Value Rights

In connection with the Forward Purchases and in order to secure their participation in the business combination, the Company will issue Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment one (1) CVR for each share of HighPeak Energy common stock purchased thereunder. CVRs will also be issued as part of the Merger Consideration to holders of shares of Pure’s Class A Common Stock participating in the business combination. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00, at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy common stock, respectively, may be issued by HighPeak Energy to satisfy the Preferred Returns with respect to the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 corresponding CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 31,875,000 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 15,000,000 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. Within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Please see below an illustration of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to a Qualifying CVR Holder under a number of price scenarios assuming that such Qualifying CVR Holder held one (1) CVR at the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty (30) months following Closing):

CVR Maturity Date set at the second anniversary of the Closing Date

(The share reference price is based on the “Reference Price” as defined in the Contingent Value Rights Agreement, other than the reference prices that are below $4.00, which are shown for illustrative purposes only)

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

CVR Maturity Date set at the date that is thirty (30) months following the Closing Date

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders (1)	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

Background of the Business Combination

Pure is a blank check company that was incorporated in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination is the result of an extensive search for a potential transaction utilizing the extensive network and investing and operating experience of our management team, the Pure Board and our Sponsor. The terms of the business combination were the result of extensive arm’s-length negotiations between the Pure Board (including the Pure Special Committee and its advisors) and representatives of our Sponsor and its affiliates. The following is a description of the background of the negotiations of the Grenadier Contribution Agreement and the Original HPK Business Combination Agreement (the “Former Business Combination Agreements”), the business combination and related transactions by Pure, the HPK Contributors, HighPeak Assets II and Grenadier.

Background

Prior to the consummation of the IPO, neither Pure, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Pure.

On April 17, 2018, Pure completed its IPO of 41,400,000 public units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit generating gross proceeds of $414,000,000 before underwriting discounts and expenses, with each unit consisting of one share of Class A Common Stock at $0.0001 par value and one half of one warrant with each whole warrant entitling the holder to purchase one whole share of Class A Common Stock at a price of $11.50. Simultaneously with the closing of the IPO, Pure completed the private placement of 10,280,000 private placement warrants to our Sponsor for gross proceeds of $10,280,000. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in its Sponsor holding 10,206,000 founder shares and each independent director nominee holding 48,000 founder shares, for an aggregate of 10,350,000 founder shares.

Pure’s officers, including Jack Hightower (“Mr. Hightower”), Steven Tholen and Rodney Woodard, and certain representatives of our Sponsor, including but not limited to Daniel Silver, Ryan Hightower (“Mr. R. Hightower”), and Alan Huffman (collectively, the “Deal Team”), identified the following investment criteria and guidelines that they believed were important in evaluating prospective target businesses:

●	Located in North America;
●	Substantial near‐term production and cash flow growth potential;
●	Asset profile and cost structure that offer industry-leading margins;
●	Contiguous position ideally suited for capital-efficient pad development;
●	Deep inventory of low cost, high return drilling projects; and
●	Material upside potential from additional benches.

Following the IPO and using the above criteria, the Deal Team commenced an active search for business combination candidates using Pure’s and our Sponsor’s network of investment bankers, private equity firms, consulting firms and numerous other business relationships, including two (2) investment bank firms that served as underwriters in the IPO. Members of the Deal Team contacted and were contacted by several individuals and entities with respect to potential business combination opportunities and engaged with several possible target businesses with respect to potential transactions. As part of this process, the Deal Team considered and conducted an analysis of numerous acquisition targets including:

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Reviewed approximately 200 potential opportunities, across multiple basins including, but not limited to: Austin Chalk, Cotton Valley, Haynesville, Anadarko Basin (including, but not limited to, the SCOOP/STACK), DJ Basin, Bakken, Eagle Ford, Powder River Basin, and the Delaware Basin, Midland Basin and Central Basin Platform areas of the Permian Basin;

●	Engaged in discussions with approximately 50 targets in various geographies; and
●	Conducted and engaged in material discussions, due diligence and/or negotiations with at least 25 target opportunities in various geographies.

As part of this process, we entered into material discussions or performed due diligence on a variety of both public and private companies ranging in size from $20 million up to $4 billion. The assets were located across the United States primarily including the Permian, Powder River, and Williston Basins, and the Eagle Ford and Austin Chalk trend areas. After performing due diligence on the assets of the potential targets, we determined that each potential target had at least one of the following criteria that caused us to pursue other targets:

●	Single well economics did not meet our criteria;
●	Governmental/regulatory risk was too great;
●	Size was not sufficiently large enough;
●	Seller was not willing to sell for our targeted price;
●	Assets had significant geological hazards or inconsistencies;
●	Requirements to consummate deal were not conducive to SPAC structure;
●	Capital structure had too much leverage; and/or
●	Gas to oil ratio was too high.

Concurrently with searching for a business combination target, the Deal Team was also continuing to operate the HighPeak Funds, HighPeak I and HighPeak II. Both HighPeak I and HighPeak II were formed for the purpose of acquiring and developing interests in producing oil and natural gas assets and to engage in all aspects of the oil and gas business, primarily in North America. HighPeak I and HighPeak II acquired leasehold acreage and existing vertical producing wells in Howard County through numerous acquisitions and a grassroots leasing campaign throughout 2017, 2018 and 2019. HighPeak II was formed because additional funds were needed to continue the grassroots leasing campaign initiated by HighPeak I. Both HighPeak I and HighPeak II made investments that were too small or otherwise would not individually have met the investment criteria for Pure, with the HighPeak Funds collectively making over 20 small acquisitions and signing over 400 leases to amass collectively approximately 51,295 acres as of March 31, 2020.

On June 16, 2018, the Deal Team met with several principals and partners of EnCap Investments, LP (“EnCap”), a venture capital provider and private equity fund focusing primarily on the energy industry, in EnCap’s Houston, Texas office. During this meeting, the Deal Team inquired about several portfolio companies located across multiple basins. One of the companies discussed was Grenadier, a portfolio company jointly owned by EnCap and Kayne Anderson Capital Advisors, LP (“Kayne Anderson”) private equity funds.

After significant analysis of the opportunities reviewed by the Deal Team completed over a period of several months, the Deal Team determined, partially due to the in-depth knowledge of the area they had developed through the HighPeak Funds’ leasing efforts, that the Howard County area of the Midland Basin in the Permian Basin provided advantageous economics and strong upside potential. The Deal Team decided to analyze the idea of a potential consolidation of several companies with assets located in Howard County. Numerous public and private companies were contacted in Pure’s pursuit of a Howard County consolidation business combination.

Grenadier Contribution Agreement and Original HPK Business Combination Agreement

In late 2018, as the Deal Team initiated discussions with Grenadier and other Howard County targets, they analyzed the idea of combining the oil and gas assets and cash of HighPeak I and HighPeak II with other targets, including Grenadier, in a business combination with Pure. The Deal Team determined that such combination would provide for the deal metrics sought after by Pure given (i) the complementary nature of the assets of HighPeak Funds, all of which are in Howard County, to those of Grenadier and other targets, (ii) the need for scale with respect to the business combination, and (iii) the benefit of HighPeak I and HighPeak II willing to take significant equity consideration in return for contribution of their assets to Pure in order to reduce the amount of cash needed to close a business combination, increase cash available to fund the post-closing development program and increase the total resource potential available to Pure.

From October 3, 2018 through April 22, 2019, the Deal Team, the Grenadier management team and the Grenadier Board discussed the structure of the potential transaction. First, the Deal Team presented a member of Grenadier’s Board of Directors with a written non-binding offer to purchase and combine Grenadier with at least two (2) other entities. This offer was then presented to the remaining members of Grenadier’s Board of Directors, including representatives of Grenadier management, representatives of EnCap, the majority owner of Grenadier, and representatives of Kayne Anderson, a minority owner of Grenadier (collectively, the “Grenadier Board”) for discussion. The total proposed consideration for the Grenadier Assets was for $650 million and included cash and stock consideration, and was based on a combination of value associated with Grenadier’s proved production, acreage value and adjustments related to Grenadier’s potential receipt of equity consideration in the proposed transaction. Later, the Grenadier Board advised representatives of Pure that they would not be pursuing a transaction with Pure given (i) the total proposed consideration, (ii) the proposal for Grenadier to take Pure stock as 50% of the total consideration and (iii) the timing and uncertainty of Closing due to the requirement for Pure stockholder approval of any business combination transaction involving Pure. After considering the stipulations presented by the Grenadier Board and the inability of Pure to make a qualifying offer, the Deal Team concluded that Grenadier was nevertheless an attractive investment opportunity and that HighPeak II should pursue an acquisition of Grenadier in lieu of Pure and irrespective of whether Pure ultimately participated in such acquisition. As a result, the parties began to instead discuss an all-cash acquisition of the Grenadier Assets by HighPeak II that would include the flexibility for HighPeak II to assign its rights and obligations under the Grenadier Contribution Agreement or contribute the counterparty, HighPeak Assets II, to Pure in connection with a future negotiated business combination.

Between late April and June 2019, HighPeak Assets II and Grenadier negotiated the terms of the Grenadier Contribution Agreement, which included, among other things, HighPeak Assets II’s right to assign its rights and obligations under the Grenadier Contribution Agreement to an affiliate, including Pure, without the prior consent of Grenadier. The Grenadier Contribution Agreement was signed by HighPeak Assets II and Grenadier on June 17, 2019 for a cash purchase price of $615 million, subject to adjustments, and provided for an initial target closing date of August 19, 2019, and an ability to extend such closing date to the date that is seventy-five (75) days after the execution date upon an additional $30.75 million being placed into escrow by HighPeak Assets II. On June 27, 2019, Mr. Silver met with EnCap managing partners, Gary Petersen and Martin Phillips, in EnCap’s offices in Houston, Texas, with Mr. Hightower present by telephone. During this meeting, EnCap’s potential interest in contributing acreage of other portfolio companies and/or other assets to a potential business combination of the assets of Grenadier (the “Grenadier Assets”) and the assets of HPK LP (the “HighPeak Assets”) was discussed. During the discussion, EnCap relayed that they were not presently interested in contributing any acreage or assets to Pure in connection with a business combination, but were enthusiastic about the potential opportunities available to a Howard County consolidator of assets that did not involve the timing and uncertainty of closing that Pure would require.

On June 28, 2019, the Pure Board held a board meeting in Dallas, Texas. During the meeting, the Deal Team presented a synopsis and brief history of the Deal Team’s efforts over the prior fourteen (14) months to identify assets and transactions for a potential business combination for Pure, including the Deal Team’s evaluation of multiple marketed and un-marketed potential transactions across various hydrocarbon basins in the United States. The Pure Board discussed the geology, regulatory, environmental and economic attributes associated with the Delaware Basin, Central Basin Platform, Midland Basin, Powder River Basin, Eagle Ford, Williston, Anadarko Basin, Austin Chalk trend in both Texas and Louisiana, DJ Basin, East Texas and Louisiana Haynesville and Bossier trends, among others, as well as several specific potential transactions with respect to which the Deal Team had performed due diligence and held exploratory meetings and preliminary discussions. Following the presentation to the Pure Board, the Pure Board agreed with the Deal Team’s recommendation to focus on the Permian Basin, and specifically the Midland Basin, due to the following factors that the Deal Team believed to be important in evaluating a potential business combination: geology, lower cost to drill and complete wells, lower gas-oil ratios, better take-away capacity and flexibility, oil marketing opportunities and superior economics.

At the June 28, 2019 Pure Board meeting, the Deal Team also informed the independent directors serving on the Pure Board (Sylvia Barnes, Greg Colvin and Jared Sturdivant) of the Grenadier Contribution Agreement and the ability to assign HighPeak Assets II’s rights and obligations under the Grenadier Contribution Agreement or to have HighPeak II contribute the counterparty, HighPeak Assets II, to Pure as part of a business combination. The Deal Team further discussed with the independent directors the potential for combining the assets of the HighPeak Funds with the Grenadier Assets and those of other targets in a business combination with Pure.

After an indication that the Pure Board was supportive of pursuing a Howard County business combination, including a transaction that would potentially involve the HighPeak Funds contributing their assets to Pure or assigning the Grenadier Contribution Agreement to Pure, at the June 28, 2019 Pure Board meeting, the Pure Board resolved to form the Pure Special Committee to negotiate the business combination and authorized the Pure Special Committee to hire its own independent counsel and financial advisor to assist in the financial evaluation of the potential business combination and to provide a fairness opinion in connection with any business combination that included the assets of the HighPeak Funds and Grenadier.

After the June 28, 2019 Pure Board meeting, HighPeak II determined that it would be advisable to seek to renegotiate with Grenadier to extend the closing date from August 19, 2019 to a later date that would allow for the consummation of the transactions contemplated by the Grenadier Contribution Agreement in connection with a business combination involving Pure.

Between June 28 and August 16, 2019, Mr. Hightower had several conversations with EnCap, Kayne Anderson, and members of Grenadier management to discuss potentially extending the closing date.

Separate from the contemplated business combination, the HighPeak Funds determined that merging HighPeak I and HighPeak II was critical for numerous reasons. Through combining the assets of the HighPeak Funds into a new entity, HPK Energy, LP (“HPK LP”), the HighPeak Funds would allow for more efficient drilling operations, and increased access to capital, negotiating power, risk mitigation and diversification. Management of the HighPeak Funds began discussing with the Limited Partner Advisory Committees of each of the respective HighPeak Funds (the “LPACs”) to determine an appropriate valuation date and valuation in order to combine the funds. The LPACs agreed that they needed to combine the HighPeak Funds whether or not the HighPeak Funds ultimately contributed their assets in a business combination with Pure. This discussion lasted several months.

In July 2019, the HighPeak Funds engaged Vinson & Elkins L.L.P. (“V&E”) as counsel to the HighPeak Funds to form HPK LP to acquire the assets of HighPeak I and HighPeak II in exchange for equity interests in HPK LP and provide legal services with respect to a business combination with Pure.

On July 29, 2019, the Pure Board adopted resolutions formally delegating to the Pure Special Committee the authority to review, evaluate, negotiate and, if they determine it appropriate, to approve the proposed business combination and to recommend same to the Pure Board.

On July 30, 2019, representatives of Pure met with a potential placement agent, Jefferies LLC (“Jefferies”), to discuss the process of sourcing additional capital for a business combination through a private placement of equity securities of Pure. At such meeting, the Deal Team discussed comparable transactions in Howard County, including applicable price per acre and cash flow comparisons. The Deal Team participated in several phone calls over the next few days with both Jefferies and other investment banks in order to gain a good understanding of the expertise and potential transaction terms and which would provide the best opportunity to Pure in connection with undertaking a private placement of equity. On August 7, 2019 representatives of Pure ultimately determined to engage Jefferies to assist Pure in sourcing additional capital for the business combination through a private placement after a meeting with Jefferies representatives in Houston, Texas on such date, where they learned more about Jefferies’ breadth of experience in Howard County, the technical expertise of their staff, and their recent successful transactions in the industry particularly in the Midland Basin, including Howard County. The private placement of equity securities for which Jefferies is acting as placement agent is the PIPE Investment.

On August 16, 2019, the parties to the Grenadier Contribution Agreement amended the agreement to provide for additional time to close the business combination.

In early September 2019, the chair of the Pure Special Committee contacted Hunton Andrews Kurth LLP (“Hunton Andrews Kurth”) to potentially represent the Pure Special Committee as its legal counsel in the evaluation and potential negotiation of the business combination, and later in September 2019 Hunton Andrews Kurth was formally retained as counsel to the Pure Special Committee with respect to a business combination with HPK LP.

Pure filed a definitive proxy statement with the SEC on September 10, 2019 related to soliciting votes of Pure’s stockholders to approve an amendment to Pure’s certificate of incorporation to extend the date by which Pure must consummate a business combination from October 17, 2019 to February 21, 2020. Concurrently with the filing of such proxy statement, our Sponsor was required to tender, or cause an affiliate to tender, for Pure’s outstanding public warrants. HPEP II, an affiliate of our Sponsor, tendered for the outstanding public warrants. Such warrant tender offer documents were filed with the SEC on September 12, 2019, and subsequent amendments thereto were filed on both September 16, 2019 and September 20, 2019.

From September 13 through September 16, 2019, the Pure Special Committee held two (2) meetings with representatives of Hunton Andrews Kurth to discuss the proposed general timeline for the potential negotiations of Pure’s proxy filing and the warrant tender offer to purchase warrants and the Pure Special Committee’s fiduciary duties in reviewing, evaluating, negotiating, and, if they so determine, approving related party transactions, including the business combination.

On September 26, 2019, the Pure Special Committee indicated to one of the investment banks with which it had discussion on September 16, 2019 of its desire to engage such investment bank as its independent financial advisor and requested an engagement letter from such firm.

On September 30, 2019, the Deal Team, certain HighPeak employees, the Pure Special Committee and the Pure Special Committee’s independent financial advisor met in the offices of the HighPeak Funds in Fort Worth, Texas. Representatives of V&E, counsel to the HighPeak Funds, and Hunton Andrews Kurth, counsel to the Pure Special Committee, also attended the meeting via telephone. The Deal Team formally presented a proposed transaction to the Pure Special Committee, involving a business combination that would result in Pure acquiring the Grenadier Assets and certain other assets of the HighPeak Funds. The Deal Team presented a detailed geological, land and engineering overview followed by the presentation of a formal offer to the Pure Special Committee of the key transaction terms of such a business combination, including a proposed total enterprise value of approximately $1,900 million and the HighPeak Funds’ willingness to accept all consideration in the form of equity interests (the “Presentation”).

The Deal Team provided the Pure Special Committee and its independent financial advisor access to a virtual data room on October 1, 2019 and subsequently provided access to such virtual data room and a separate virtual data room containing additional materials, including the Presentation, to the Pure Special Committee’s legal advisors.

From October 2 through October 30, 2019, the Pure Special Committee held nine (9) meetings at which its members and representatives of its legal and financial advisors participated and discussed the Deal Team’s proposed transaction, specifically with regard to the valuation Pure management placed on assets in its Presentation, possible valuation methods the financial advisor engaged by the Pure Special Committee would use and the initial draft of a contribution agreement V&E provided to Hunton Andrews Kurth on October 8, 2019 and proposed revisions thereto by each of Hunton Andrews Kurth and V&E, initial drafts of certain ancillary agreements, along with information and estimates provided by the HighPeak Funds regarding expenses, sources and uses of funds and the post-combination capital structure of the combined company.

On October 4, 2019, the Deal Team, the independent financial advisor to the Pure Special Committee and the Pure Special Committee discussed via telephone conference further details of the proposed business combination, and the Deal Team answered questions posed to them, including those relating to post-transaction ownership immediately following the potential business combination.

On October 10, 2019, Pure held a special meeting of its stockholders at which the amendment of Pure’s certificate of incorporation to extend the date by which Pure must consummate a business combination to February 21, 2020 was approved.

On October 14, 2019, Mr. Hightower, Mr. Silver and Mr. Huffman, along with representatives of Jefferies, began meeting with several funds regarding the possibility of investing in Class A Common Stock of Pure as part of the PIPE Investment. The private placement was intended to both provide funds for the Grenadier Assets as well as additional funds to be used for Pure’s future drilling expenditures based on anticipated needs in the event of a negotiated and consummated transaction involving the Grenadier Assets and the HighPeak Assets.

On October 24, 2019, the Pure Special Committee executed the independent financial advisors’ engagement letter. Later on October 24, 2019, the HighPeak Funds and their counsel, V&E, held a telephone conference with the Pure Special Committee’s counsel, Hunton Andrews Kurth, and the independent financial advisor engaged by the Pure Special Committee to discuss sources and uses of cash in the business combination and a minimum liquidity requirement to be included in the contribution agreement. Following that call, the Deal Team, V&E and Hunton Andrews Kurth had additional discussions and negotiations regarding the revised version of the contribution agreement provided by Hunton Andrews Kurth and the Pure Special Committee.

On October 29, 2019, representatives of Hunton Andrews Kurth met with representatives of Jefferies and representatives of the independent financial advisor engaged by the Pure Special Committee to discuss the PIPE Investment marketing process. Representatives of Jefferies responded to inquiries from the Pure Special Committee’s legal and independent financial advisors regarding timing, the number of potential investors and potential size of the PIPE Investment.

From October 25 through October 29, 2019, the HighPeak Funds and V&E discussed potential changes in structure of the business combination from the structure that was contemplated in prior drafts of the contribution agreement, which contemplated an Up-C structure in which the HighPeak Funds would receive equity interests in a newly formed operating partnership with Pure, as well as shares of a new class of common stock of Pure that would be entitled to vote but would not have any rights to distributions from Pure. Under such initial contemplated structure, the equity interests in such operating partnership and such voting shares would be exchangeable by the HighPeak Funds for Class A Common Stock. The HighPeak Funds ultimately determined that they would prefer to directly own shares of a public corporation that were entitled to distributions. As a result, the HighPeak Funds and V&E revised the contribution agreement to constitute a business combination agreement that reflected the revised business combination structure and steps contemplated by this proxy statement/prospectus, and shared the revised draft of the Original HPK Business Combination Agreement and proposed new structure with the Pure Special Committee and Hunton Andrews Kurth on October 30, 2019.

On October 31, 2019, the Deal Team had a call with the Pure Special Committee in which representatives from Hunton Andrews Kurth and V&E participated to further discuss sources and uses of funds in the potential business combination and the Pure Special Committee’s concerns regarding the valuation proposed earlier by the HighPeak Funds. The HighPeak Funds committed to providing the Pure Special Committee with updated projections and an updated valuation, and agreed to make themselves available for any additional questions or other information requests from or on behalf of the Pure Special Committee. Updated projections were provided by the Deal Team later that day. Later on October 31, 2019 the Pure Special Committee held a meeting in which its members and representatives of Hunton Andrews Kurth participated and discussed the updated structure of the potential business combination.

On November 1, 2019, the Deal Team had a call with representatives of the legal and independent financial advisors engaged by the Pure Special Committee and V&E to answer questions regarding the reserves model, sources and uses of funds and other matters related to the potential business combination.

From November 3 through November 10, 2019, the Pure Special Committee held four (4) meetings in which its members and representatives of its legal and independent financial advisors participated to discuss ongoing financial analyses. During this time period, Hunton Andrews Kurth and V&E exchanged revised drafts of the Original HPK Business Combination Agreement and drafts of certain ancillary documents.

On November 5, 2019, the Deal Team provided to the Pure Special Committee’s independent financial advisor a revised total resources database with reserve categories beyond proved reserves that tied with the revised corporate forecast model furnished by the Deal Team to such financial advisor.

On November 7, 2019, the Deal Team had a call with the Pure Special Committee, representatives from the legal and financial advisors to the Pure Special Committee, and representatives from V&E to provide an update on the progress of the potential PIPE Investment and other matters related to the potential business combination. Following such discussion, the Pure Special Committee held a meeting in which its members and representatives of the legal and independent financial advisors participated to discuss the timing and logistics of the potential PIPE Investment and other matters related to the potential business combination.

On November 8, 2019, the Deal Team and Jefferies discussed delaying seeking PIPE commitments until after the signing of the Original HPK Business Combination Agreement given the limited number of investors that had the ability to receive information prior to signing the Original HPK Business Combination Agreement and the additional information that would be available to all potential investors, after signing of the Original HPK Business Combination Agreement and the filing of the registration statement of which this proxy statement/prospectus forms a part. The Deal Team discussed the merits of this approach with the Pure Special Committee and the protection that a proposed minimum liquidity requirement to be included in the Original HPK Business Combination Agreement would provide to investors.

On November 10, 2019, the Deal Team had a call with the Pure Special Committee, representatives from the legal and independent financial advisors to the Pure Special Committee and representatives of V&E to discuss the sources and uses of funds, and other matters related to the potential business combination.

From November 11 through November 21, 2019, the Pure Special Committee held multiple meetings at which its members and representatives of Hunton Andrews Kurth met to discuss the sources and uses of funds, and other matters related to the potential business combination. During this time period, Hunton Andrews Kurth, Thompson & Knight LLP (“TK”), the HighPeak Funds’ counsel in the Grenadier transaction and V&E exchanged revised drafts of the Grenadier Contribution Agreement, the Original HPK Business Combination Agreement and certain ancillary documents.

On November 11, 2019, the Deal Team arranged a call with the Pure Special Committee, representatives of the legal and financial advisors to the Pure Special Committee, representatives of V&E, and representatives of Jefferies. Representatives of Jefferies discussed with the Pure Special Committee a proposed reduction in the total enterprise value to approximately $1.615 billion and a minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) condition to Closing of $200 million. Also discussed on the call was the proposed sources and uses of funds and when Jefferies and the Deal Team proposed to resume marketing efforts for the potential PIPE Investment.

On November 12, 2019, the Deal Team had discussions with Jefferies regarding approaching Grenadier and its owners with an offer to convert a portion of their cash purchase price to equity, further reducing the cash requirements for the business combination at Closing.

On November 13, 2019, the Deal Team presented an offer to Grenadier to change the form of Grenadier’s consideration from an all cash purchase price to $150 million of consideration in HighPeak Energy common stock in the business combination at a proposed year-end 2019 enterprise value of $1.615 billion, with the balance of Grenadier’s consideration to be paid in cash. In addition to taking some stock consideration, the Deal Team requested that Grenadier agree to extend the closing date from January 21, 2020 to February 21, 2020. The Deal Team offered Grenadier 2,000,000 warrants owned by the Sponsor in exchange for granting the extension.

Over the next several days, Mr. Hightower had several discussions with Mr. Noyes and representatives of EnCap and Kayne Anderson. Mr. Noyes countered the Deal Team’s proposal and offered to take either $150 million or $125 million of HighPeak Energy common stock consideration at enterprise value valuations of either $1.515 billion or $1.615 billion, respectively, with both offers requiring the Sponsor to transfer 2,000,000 Founder’s shares to Grenadier for the extension.

After further discussions, on November 18, 2019, Grenadier and the Deal Team eventually agreed on Grenadier converting $150 million of its cash consideration into 15,000,000 shares of HighPeak Energy common stock at a $1.575 billion enterprise value and receiving 760,000 founder shares and 2,500,000 warrants from the Sponsor as additional consideration for the extension. This enterprise value was reduced from the initial proposed enterprise value of $1.9 billion as a result of (1) agreeing to reduce the number of rigs in the 2020 HighPeak Energy drilling program from five (5) to four (4), (2) reducing estimated EBITDA from $487 million to $428 million and (3) a reduction in HighPeak Energy’s targeted TEV/2020 EBITDA ratio from 3.9x to 3.7x.

On November 19, 2019, the Deal Team had a meeting with the Pure Special Committee to inform them that the Deal Team had reached an agreement in principle with EnCap and Kayne Anderson to convert $150 million of the Grenadier cash purchase price to HighPeak Energy equity and to extend the date of the Grenadier closing date, and as partial consideration for such changes Grenadier would receive 760,000 shares of the Sponsor’s Class B Common Stock and 2.5 million private placement warrants. The related changes in the sources and uses were also discussed. Also on November 19, 2019 the Deal Team advised the Pure Special Committee and its independent financial advisor that the total enterprise value of the business combination proposed by the Deal Team had been reduced to $1.575 billion, and that the sources and uses of the revised proposal assumed $378 million of cash (net of redemptions) from Pure, a $200 million equity PIPE, $154 million of Sponsor contributed cash and a Debt Facility borrowing base loan commitment with an initial borrowing base of $200 million, resulting in $227 million in excess cash at Closing and $150 million of working capital through January 31, 2020, and that the revised Former Business Combination Agreements would include as a condition to closing minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) at closing of $200 million. The Deal Team further advised the participants that the Deal Team’s newly updated model would also include (i) a development plan of four (4) rigs operating during 2020 and five (5) rigs operating in 2021, with proceeds from the equity PIPE and Debt Facility to be used to fund the development plan, and (ii) flat commodity prices of $55 per barrel for crude oil, $2.50 per MMBtu for natural gas and 37% of crude oil prices for NGLs.

On November 20, 2019, Grenadier provided an initial draft of the Grenadier Contribution Agreement, which would amend, restate and replace the original agreement with Grenadier, and a revised draft of the Registration Rights Agreement with Grenadier added as a party thereto, to the Deal Team.

On November 21, 2019, the Pure Special Committee held a meeting in which its members and representatives of its legal and independent financial advisors participated. The discussion focused on the Deal Team’s updated financial model and updated pro forma sources and uses at Closing that had been provided on November 19, 2019. The Deal Team’s updated financial model included an enterprise value of $1.575 billion, with the Grenadier sellers agreeing to accept $150 million of the purchase price for 15 million shares of HighPeak Energy common stock and the balance ($415 million) in cash, $378 million of cash (net of redemptions) from Pure, a $200 million equity PIPE, $154 million of Sponsor contributed cash and a Debt Facility borrowing base loan commitment with an initial borrowing base of $200 million, resulting in $227 million in excess cash at closing and $150 million of working capital through January 31, 2020 and an updated operational development plan of three (3) operated rigs running from August through December 2019, increasing to four (4) operated rigs in the first quarter of 2020 and five (5) operated rigs in the first quarter of 2021. The participants in the meeting noted that the PIPE and Debt Facility capital raises included in the assumptions reflected in the Deal Team’s updated financial model would not be in place at execution of definitive documents as proposed by the Deal Team and, based on tenuous conditions in both the equity markets for new investments in oil and gas and the reserve-based lending facility market, HighPeak Energy may not have same in place for Closing. The discussions also included a discussion that as a result of the negative projected free cash flow of $332 million in 2020 reflected in the Deal Team’s updated financial model, the $200 million minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) closing condition included in the most recent draft of the Original HPK Business Combination Agreement may be insufficient to fund HighPeak Energy’s business plan reflected in the Deal Team’s updated financial model, which, if that were to occur, may necessitate a reduced operational drilling program resulting in a lower financial forecast than was reflected in the Deal Team’s updated financial model. The discussion also focused on the fact that as proposed by the Deal Team, the minimum Available Liquidity condition to Closing could be satisfied with debt funding alone, which could increase the risk to HighPeak Energy. The independent financial advisor again noted to the Pure Special Committee that until commitments are in place for the assumed PIPE equity and Debt Facility, the independent financial advisor would be unable to render a fairness opinion with respect to the proposed business combination if requested.

Following the discussions among the meeting participants, later on November 21, 2019, the Pure Special Committee met separately with representatives of Hunton Andrews Kurth and engaged in a discussion of whether the Pure Special Committee would be willing to proceed with evaluating and considering approval of the business combination without requesting and obtaining a fairness opinion from its independent financial advisor and the potential risks involved with proceeding on such basis.

On November 22, 2019, the Pure Special Committee presented the Deal Team with the following counter-offer to the proposed deal terms: (1) reduce the enterprise value by $75 million, resulting in an enterprise value of $1.5 billion; and (2) require as a condition precedent in the Original HPK Business Combination Agreement minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) of not less than $350 million of committed capital.

Also on November 22, 2019, the HighPeak Funds and TK presented Hunton Andrews Kurth with their proposed revisions to the Grenadier Contribution Agreement, and had discussions regarding the same with Hunton Andrews Kurth.

On November 23, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with the Deal Team to further discuss the Pure Special Committee’s proposal of November 22, 2019 to the Deal Team.

On November 24, 2019, the Deal Team provided to the Pure Special Committee its counter-proposal to the Pure Special Committee’s proposal of November 22, 2019. The Deal Team rejected the Pure Special Committee’s proposal to reduce the enterprise value by $75 million. Further, the Deal Team proposed to increase the minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) to not less than $250 million, of which the source of the minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) would not be specified or limited from any specific source.

Following the Deal Team’s counter-proposal, the Pure Special Committee held a meeting on November 24, 2019 at which its members and representatives of Hunton Andrews Kurth met to discuss the proposal, which resulted in the Pure Special Committee determining to propose a counter-offer to the Deal Team to increase the minimum Available Liquidity (as defined in the Original HPK Business Combination Agreement) to not less than $350 million, of which the source of the minimum available liquidity would not be specified or limited from any specific source. Later on November 24, 2019, representatives of Hunton Andrews Kurth formally delivered the Pure Special Committee’s counter-proposal to the Deal Team. The Deal Team rejected the offer and countered with a minimum Available Liquidity of not less than $250 million.

On November 25, 2019, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During this meeting two members of the Pure Special Committee reported on their discussions on November 24, 2019 with the independent financial advisor engaged by the Pure Special Committee regarding the counter-proposal from the Deal Team of not less than $250 million of Available Liquidity (as defined in the Original HPK Business Combination Agreement), with the sources of such liquidity to be left unspecified. Following their discussion, the Pure Special Committee directed Hunton Andrews Kurth to communicate a further counter proposal of a minimum of $275 million of Available Liquidity (as defined in the Original HPK Business Combination Agreement) as a condition precedent to the Closing. Later on November 25, 2019, a member of Hunton Andrews Kurth discussed with the Deal Team the further counter-proposal from the Pure Special Committee, and at the end of those discussions the Deal Team advised Hunton Andrews Kurth that the Pure Special Committee’s further counter-proposal of a minimum of $275 million of Available Liquidity (as defined in the Original HPK Business Combination Agreement) as a condition to closing was accepted.

Later on November 25, 2019, the Pure Special Committee then held another meeting at which its members and representatives of Hunton Andrews Kurth discussed (i) the unanimous conclusion of the Pure Special Committee that it was willing to proceed with its consideration of whether or not to approve the proposed business combination based on the then-current terms without requesting and receiving a fairness opinion from its independent financial advisor and (ii) the Pure Special Committee’s resolutions to be approved prior to signing of the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement, and (iii) next steps in the potential business combination. Later on November 25, 2019, the Pure Special Committee held a meeting at which representatives of Hunton Andrews Kurth were present and the Pure Special Committee unanimously approved, and recommended approval to the Pure Board, of the entry into the Original HPK Business Combination Agreement, the Grenadier Contribution Agreement and the transactions related thereto. Such approval and recommendation of the Pure Special Committee was based on the Pure Special Committee’s conclusion that the proposed business combination is in the best interests of Pure and its public stockholders, which conclusion was based on several factors, including the following, among others: the fact that the acreage included in the HighPeak Assets and Grenadier Assets is positioned in a developing and attractive portion of Howard County, which is in the Midland Basin, which the Pure Special Committee believed is characterized by favorable geology, lower drilling and completion costs, lower gas-to-oil ratios, and better take-away capacity and flexibility, oil marketing opportunities and superior economics than properties available in other sections of the Permian Basin and other basins in the continental United States; the fact that the properties included in the HighPeak Assets and Grenadier Assets will consist primarily of properties operated by HighPeak Energy (approximately 92-93% for the HighPeak Assets and 80% for the Grenadier Assets) with a substantial portion of the combined acreage position expected to be held by production with a 3-rig drilling program within two (2) years; the fact that the Pure Special Committee was provided the reserve reports prepared by independent reservoir engineers (CG&A and NSAI) and that the reported results of new wells drilled on the HighPeak Assets and Grenadier Assets since August 2019 were confirmatory of the favorable geology, lower drilling and completion costs and lower gas-to-oil ratios than other sections of the Permian Basin; the fact that the Deal Team was structuring the proposed business combination such that HighPeak Energy would have low leverage relative to its peers; the fact that based on the respective experience of the members of the Pure Special Committee with mergers, acquisitions and divestitures in the upstream oil and gas industry, the Pure Special Committee believed, based upon their evaluation of the HighPeak Assets and the Grenadier Assets, and their evaluation of the terms of the proposed business combination transaction, that the terms of the proposed business combination are in the best interests of Pure and its public stockholders; the fact that Pure’s public stockholders have the right to elect whether or not to approve the consummation of the proposed business combination transaction and whether or not to elect to require Pure redeem their shares; and the fact that the Pure Special Committee believed the proposed business combination transaction constitutes a superior alternative to Pure’s public stockholders over the liquidation of Pure and the return to Pure’s public stockholders of their pro rata share of the funds held in the Trust Account.

On November 26, 2019, the Pure Board held a meeting at which a majority of its members (with Messrs. Hightower, the Chairman, Chief Executive Officer and President of Pure, and Woodard, Chief Operating Officer of Pure, abstaining due to conflicts of interest) approved and recommended to Pure’s stockholders the entry into the Original HPK Business Combination Agreement, the Grenadier Contribution Agreement and the transactions related thereto. Also on November 26, 2019, V&E and Hunton Andrews Kurth discussed comments to the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement and V&E, Hunton Andrews Kurth and TK finalized drafts of the remaining signing documents, including the Original HPK Business Combination Agreement, the Grenadier Contribution Agreement and certain other ancillary agreements, on which the relevant parties thereto signed off.

On November 27, 2019, the relevant parties to the Original HPK Business Combination Agreement, the Grenadier Contribution Agreement and the other documents contemplated to be executed and delivered concurrently therewith released their signatures with respect to such agreements, and, prior to the opening of the U.S. stock markets, Pure issued a press release announcing the parties’ entry into the Former Business Combination Agreements and the proposed business combination.

Grenadier Amendment and HPK Amendment

From January 25 through February 6, 2020, the parties, their respective boards of directors and counsel negotiated extending the date by which the transactions contemplated by the Original HPK Business Combination Agreement must be consummated to May 21, 2020, extending the date by which the transactions contemplated by the Grenadier Contribution Agreement must be consummated to May 24, 2020, extending the Target Closing Date (as defined in the amendment to the Grenadier Contribution Agreement (the “Grenadier Amendment”)) to May 21, 2020 in order to coincide with the amendment to the Original HPK Business Combination Agreement (the “HPK Amendment”) and revising Pure’s supplemental budget.

On February 6, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth at which the participants discussed the finalized drafts of the HPK Amendment, the Grenadier Amendment and the Forward Purchase Agreement Amendment.

Then on February 6, 2020, the Pure Board held a meeting at which a majority of its members (with Messrs. Hightower, the Chairman and Chief Executive Officer of Pure, and Woodard, Chief Operating Officer of Pure, abstaining due to conflicts of interest) approved and recommended to Pure’s stockholders the entry into the HPK Amendment, the Grenadier Amendment and the transactions related thereto.

Later on February 6, 2020, the relevant parties to the HPK Amendment, the Grenadier Amendment and the other documents contemplated to be executed and delivered concurrently therewith released their signatures with respect to such agreements.

On February 11, 12 and 26, 2020, the Pure Special Committee held meetings with representatives of Hunton Andrews Kurth to discuss the status of the Former Business Combination Agreements.

Termination of the Grenadier Contribution Agreement and Original HPK Business Combination Agreement

Mr. Hightower and Mr. Noyes kept an open dialogue as market conditions began to deteriorate due to the effects of the COVID-19 pandemic and the actions taken by OPEC+ members resulting in the rapid decline in oil prices. Throughout their open dialogue they discussed the possibility of restructuring the potential business combination. Many restructuring options were discussed including lowering the valuations of the contributed assets, reducing the amount of cash consideration payable to Grenadier at Closing, and the option of Grenadier receiving 100% stock consideration. After numerous discussions between Mr. Hightower and the Deal Team with Mr. Noyes, the Grenadier Board, and certain principles of EnCap and Kayne Anderson, it was ultimately determined that due to the substantial decline in oil prices and market conditions, a restructured business combination was not possible at this time.

On April 23, 2020, Mr. Hightower called a Pure Board meeting to discuss and propose terminating the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement. The Pure Board voted unanimously to terminate both the Original HPK Business Combination Agreement and the Grenadier Contribution Agreement.

On April 24, 2020, the relevant parties to the Original HPK Business Combination Agreement, as amended by the HPK Amendment, and the Grenadier Contribution Agreement, as amended by the Grenadier Amendment, and the other documents that were executed and delivered concurrently therewith terminated effective as of April 24, 2020 due to market conditions and the substantial decline in market prices for crude oil in response to market conditions resulting from the COVID-19 pandemic and the actions taken by OPEC+ members.

New Business Combination Transaction

On April 27, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth at which the participants discussed the likelihood that the Deal Team would submit a proposal to the Pure Special Committee regarding a newly structured potential business combination transaction.

On April 28, 2020, the Deal Team provided the Pure Special Committee with a newly structured proposed transaction, involving a business combination that would result in Pure acquiring certain assets of the HighPeak Funds. The Deal Team’s proposal included a detailed geological, land, engineering and financial overview along with a formal offer to the Pure Special Committee of the key transaction terms of such a business combination, including a proposed total enterprise value of approximately $845 million and the HighPeak Funds’ willingness to accept all consideration in the form of equity interests (the “New Proposal”).  Given the overall smaller size of the New Proposal relative to the prior proposal, the Deal Team proposed as part of the New Proposal that Sponsor would forfeit 5,350,000 of  its founder shares, which represents 51.7% of the currently outstanding founder shares, and forfeit all of their private placement warrants and public warrants for no consideration, which represents 98.9% of outstanding warrants and would be increased by any warrants tendered in the warrant tender offer. As a result, the equity component of the enterprise value was estimated to be $900 million, comprised of $50 million of founder shares, $100 million allocated to the expected third party equity consisting of existing shareholders, the PIPE Investment or purchases under the Forward Purchase Agreement, with the remaining $750 million allocated to the contributed properties. The $845 million enterprise value was calculated by deducting estimated net cash at the Closing of $55 million. The valuation analysis performed by the Deal Team was an extensive analysis based on a broad variety of quantitative and qualitative factors, including, but not limited to, discounted cash flow analysis, comparable company analysis, the estimated transaction metrics for recent comparable transactions in HighPeak Energy’s areas of operation, expectations regarding future pricing and demand for oil and natural gas, expectations regarding future well results and other factors.

The new total enterprise value proposed by the Deal Team was based in part by applying an enterprise multiple to HighPeak Energy’s forecasted EBITDAX of $166 million during the first twelve (12) months following the business combination and $285 million for 2021, each under the Model Price Case ($32.00 per Bbl for the second half of 2020, $35.00 per Bbl for 2021, $40.0 per Bbl for 2022 and $2.50 per MMBtu for all periods). The Deal Team believed using forecasted EBITDAX under the Model Price Case versus higher price cases was appropriate at that time in light of the current strip prices. The investment bankers advising on the PIPE Investment provided the Deal Team with 2020 and 2021 EBITDAX to enterprise value multiples for a selected Permian peer group based on analyst forecasts. The analyst forecasts for the Permian peer group were in each case derived from consensus Wall Street research estimates. The selected Permian peer group was comprised of the following nine companies: Callon Petroleum Company, Centennial Resource Development, Cimarex Energy, Matador Resources Company, Parsley Energy, QEP Resources, SM Energy, WPX Energy and Laredo Petroleum. The range of 2020E and 2021E EBITDAX from the select Permian peer group was $202 million to $1.5 billion and $254 million to $1.3 billion, respectively. The select Permian peer group had 2020E EV/EBITDAX multiples ranging from 2.8x to 6.2x and 2021E EV/EBITDAX multiples ranging from 4.2x to 5.1x.  The range of the latest quarter annualized EBITDAX/Net Debt multiples for the select Permian peer group was 1.2x to 5.3x. The Deal Team discussed with the Pure Special Committee the challenges of making this comparison, which included (i) the fact that many peers were not similarly situated to the Company as they were either significantly larger, were not in the same high growth stage in their company life cycle or had significantly more indebtedness than the Company expected to incur post-Closing, (ii) the fact that HighPeak Energy was applying a multiple of EBITDAX for the twelve (12) months following the business combination (expected to be August 1, 2020 through July 31, 2021 at the time of the presentation) and analyst consensus was only available for peers for fiscal years 2020 and 2021 and (iii) the fact that not all companies are covered by the same analysts and many analysts had applied stale and significantly higher price decks in calculating peer EBITDAX when compared to the Model Pricing used for the HighPeak Energy forecast. The Deal Team derived a multiple of 5.1x, which was within the range of the estimated enterprise multiples of HighPeak Energy’s peer set for 2020E, to apply to HighPeak Energy’s forecasted EBITDAX for the first twelve (12) months following the business combination and a multiple of 3.0x applied to HighPeak Energy’s forecasted EBITDAX for 2021, which was substantially below the enterprise multiples of HighPeak Energy’s peer set for 2021E.

The Deal Team also reviewed information for four (4) relevant oil and gas property transactions announced between November 1, 2018 and April 28, 2020 involving Permian Basin assets that the Deal Team deemed to have certain characteristics that were similar to those of HPK LP’s assets, including two (2) transactions completed in Howard County which involved properties nearby the Target Assets completed in November 2019 and February 2020, respectively.  The four relevant transactions reviewed included the Murchison Oil & Gas, LLC acquisition of Roxo Energy’s oil & gas properties located in Howard County, Laredo Petroleum’s acquisition of Cordero Energy Resources’ oil & gas properties located in Howard County, Laredo Petroleum’s acquisition of an undisclosed seller’s oil & gas properties located in Howard County, and an undisclosed buyer’s acquisition of Lilis Energy’s oil & gas properties located in the Delaware Basin of the greater Permian Basin. The range of the adjusted price per net acre value of the four transactions, after subtracting estimated production values and attributing additional value to any ancillary assets included in the transactions, was $16,500/acre - $25,000/acre(1). The Deal Team calculated similar price per net acre metrics for the New Proposal under two scenarios.  The calculation of the first scenario subtracted the PV-10 value of the Total Proved Developed Reserves of $178 million, as detailed in the Deal Team’s internal Roll Forward Report, which reflected a value of approximately $11,200 per net acre.  The calculation of the second scenario subtracted the PV-10 value of the Total Proved Reserves of $379 million, as detailed in the Deal Team’s internal Roll Forward Report, which reflected a value of approximately $7,200 per net acre.

(1)	Source: BMO Transaction Database and Enverus.

After valuing the total enterprise based on a combination of quantitative and qualitative factors as discussed above, the Deal Team netted the assumed $50 million of founders’ shares and $100 million of additional equity investment against the $900 million valuation in arriving at a $750 million valuation for the contributed properties on a stand-alone basis. The new proposed value of the HighPeak Funds’ contributed properties reflects a reduction of $142 million from the value in the Original HPK Business Combination Agreement of $892 million (taking into account expected adjustments for capital expenditures and other items under the Original HPK Business Combination Agreement). In this respect, the Deal Team advised the Pure Special Committee that the reasoning behind the lower value for the HighPeak Funds’ contributed assets is due to deteriorated market conditions largely driven by the effects of the COVID-19 pandemic and the OPEC+ oil price war and the HighPeak Funds’ related expectations regarding the pace of their drilling program, partially offset by significant capital expenditures made by the HighPeak Funds that increased our operated horizontal well count from two (2) wells to twenty-three (23) wells.  This increase in horizontal well count on the Target Assets drove significant increases in proved reserves and production and cash flow capability.

Later on April 28, 2020, Hunton Andrews Kurth received an initial draft of the Business Combination Agreement together with a draft of an investor presentation from the Deal Team. The draft Business Combination Agreement was substantially similar to the heavily negotiated prior Original HPK Business Combination Agreement, other than terms reflective of the new lower valuation, the removal of terms related to the Grenadier Contribution Agreement and the removal of the prior minimum Available Liquidity condition and the proposal of a new minimum equity funding condition of $50 million, and certain other immaterial changes.

On April 29, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth to discuss, among other things, the New Proposal and the Business Combination Agreement and Hunton Andrews Kurth sent a revised draft of the Business Combination Agreement to V&E. Later on April 29, 2020, the Pure Special Committee held a meeting with the Deal Team and representatives of Hunton Andrews Kurth during which, among other things, the Deal Team summarized the terms of the New Proposal, discussed the information included in a draft investor presentation dated April 27, 2020 (the final version of which the Deal Team proposed to use in connection with the proposed PIPE offering) regarding the proposed business combination, which provided detailed financial, geologic and engineering information regarding the New Proposal and answered questions of the members of the Pure Special Committee. The Pure Special Committee discussed the presentation included in the sources and uses of funds, among other items, an assumed an aggregate $100 million of equity funding from trust proceeds attributable to investors in Pure that did not elect to have their shares redeemed and net proceeds from PIPE Investors, as well as $30.0 million drawn under a revolving borrowing base loan to fund expenses.

In addition, the Deal Team also shared with the Pure Special Committee financial projections included in the draft presentation which reflected multiple scenarios including a zero (0), one (1), two (2) and a three (3) rig drilling program beginning in August 2020 (the Deal Team noted that given market conditions all wells were currently shut in) with all wells to resume production late in the second quarter of 2020 and production from four (4) completed wells that had not yet been put on production and eight (8) DUCs to begin late in the second quarter of 2020 as those DUCs are completed. The Deal Team also discussed with the Pure Special Committee the three (3) pricing scenarios included in the draft Investor Presentation as applied to the zero (0), one (1), two (2) and three (3) drilling rig programs and the resulting trailing twelve (12) months EBITDA, capital expenditures and net debt based on those sensitivities. Please see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.” Although the Deal Team believed it is reasonable to expect commodity prices to improve throughout the year to the extent that HighPeak Energy would resume drilling a three (3) rig program after the Closing, they also recognized that commodity prices were highly volatile and that the timing of resuming drilling was uncertain as a result and therefore thought it was appropriate to show these various case sensitivities reflecting different, and more conservative, capital investment and drilling rig programs under different price environments.

During this meeting, members of the Pure Special Committee discussed the draft Investor Presentation with the Deal Team and suggested changes to the draft Investor Presentation for the Deal Team’s consideration. See “Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement” for additional information.

On April 29, 2020, Hunton Andrews Kurth received initial drafts of certain ancillary documents in connection with the Business Combination Agreement, as well as a revised draft of the Business Combination Agreement from V&E. In response to comments from the Pure Special Committee, on April 29, 2020, the Deal Team agreed to include as conditions to Closing in the Business Combination Agreement a minimum aggregate funding availability at Closing of $100.0 million, with not less than $50.0 million of same consisting of remaining funds from the Trust (net of redemptions) and net proceeds from PIPE Investors.

On April 30, 2020, V&E and Hunton Andrews Kurth discussed comments to and continued to work on the Business Combination Agreement and the exhibits and schedules attached thereto. Additionally, the Deal Team provided the Pure Special Committee and Hunton Andrews Kurth with one (1) reserve report prepared by CG&A for the year ended December 31, 2019 as well as a “roll forward” reserve report, dated as of March 31, 2020 (the “Roll Forward Report”), prepared by the Deal Team. The Deal Team also provided the Pure Special Committee with total resource reserve estimates based on the Roll Forward Report for the Wolfcamp and Lower Sprayberry benches of the HighPeak Assets. In developing the prices assumed for the Roll Forward Report, the Deal Team referenced the strip price as of April 13, 2020 for WTI crude oil of $34.81, $37.62, $39.30, $41,10, $43.01, $45.03, $47.06, $49.22 and $51.26 per barrel and natural gas of $2.19, $2.63, $2.48, $2.45, $2.46, $2.48, $2.51, $2.54, $2.57 per MMBtu for 2020 to 2028, respectively, as well as two (2) commercial bank price decks as a basis for the Roll Forward Report, instead of the year end prices, as of December 31, 2019, used in the 2019 Reserve Report of $55.69 per barrel of WTI crude oil and $2.578 per MMBtu of natural gas. Based on the review of those items, the Deal Team determined to use the following prices for the Roll Forward Report: $32, $35, $40, $41, $43, $45, $47, $49, $51, $52.07 ($/Bbl) for oil prices for 2020 – 2029 and $2.50 ($/MMBtu) for gas. The Deal Team developed the Roll Forward Report from the 2019 Reserve Report, prepared by CG&A as of December 31, 2019, based on the same assumptions, including type curves and well spacing, other than the following adjustments: (i) made minor adjustments to forecasts for producing wells to reflect positive well performance during the period from December 31, 2019 through March 31, 2020; (ii) updated certain reserve categories to reflect the impact of capital expenditures made during the period from December 31, 2019 to March 31, 2020; (iii) added 34 gross (28 net) proved undeveloped locations (including 19 gross Wolfcamp A locations and 15 gross Lower Spraberry locations) based on the performance of producing wells in the area; (iv) lowered the cost assumptions for a 10,000 lateral from $6.3 million per well to $5.25 million per well to reflect the average capital cost actually incurred on the last 10 operated wells; and (v) made certain adjustments related to anticipated downstream contract and anticipated related infrastructure spending.

On April 30, 2020, the Pure Special Committee requested that the Deal Team discuss the effects of leverage and negative changes in oil prices on the various projections and the financial conditions of the business assuming the maximum leverage per the conditions to closing included in the then current version of the Business Combination Agreement (that is assuming a revolver of $70.0 million with $35.0 million drawn for capital expenditures, and $100.0 million of funding availability, not less than $50.0 million of which consists of remaining proceeds from the Trust and net proceeds from PIPE Investors). During the afternoon of April 30, 2020, the Deal Team and the Pure Special Committee held discussions regarding various scenarios and the projected returns and results based on same. During the discussions, the Deal Team explained the effect the maximum leverage case would have on projected EBITDA as well as what effect each $1 change in oil prices would have on projected EBITDA.

From April 30 through May 3, 2020, certain members of the Pure Special Committee requested additional information and analyses from the Deal Team, including, but not limited to, certain downside sensitivity analyses, additional information about certain wells already drilled, certain assumptions the Deal Team used in developing their financial models and additional analyses regarding comparable transactions.

On May 1, 2020, the members of the Pure Special Committee clarified with the Deal Team the activity conducted since December 31, 2019, including the wells that were drilled, completed and equipped, the current production results from those wells, the four (4) completed wells not yet placed on production and the eight (8) DUCs. Also on May 1, 2020, the Deal Team discussed with members of the Pure Special Committee certain assumptions included in the projections and the inclusion in the disclosure schedules of the right to resume drilling or completion activities before Closing if market conditions justify.

Early on May 2, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, among other things, the Pure Special Committee discussed the additional information provided by the Deal Team in the draft Investor Presentation, identified additional information the Pure Special Committee would request from the Deal Team, which such information was provided by the Deal Team later that day, and Hunton Andrews Kurth reviewed the material terms conditions of the Business Combination Agreement with the members of the Pure Special Committee and answered questions from the members of the Pure Special Committee regarding the same. Later on May 2, 2020, members of the Pure Special Committee held a discussion with the Chief Technical Officer of Pure regarding his views of the Eastern portion of the HighPeak Assets’ acreage and the results of the Cole well and its implications to the drilling program. Also on May 2, the Pure Special Committee requested that the Deal Team provide additional information, which was provided later that day, including more detailed information on some of the scenarios reflected in the Investor Presentation and confirming that the Deal Team had requested Jefferies (financial adviser to the Deal Team for the PIPE) to provide the requested additional comparable company analyses which were provided as forecasted EBITDAX, enterprise value to EBITDAX multiples and net debt to EBITDAX multiples in addition to the operating margins of the peer group then included in the Investor Presentation. The requested additional comparable company information was provided to the Pure Special Committee later on May 2, 2020. The multiple that the Deal Team had applied to HighPeak Energy’s forecasted EBITDAX that was still within the range of the estimated enterprise multiples of HighPeak Energy’s peer set in the updated comparable company analysis for the first twelve (12) months following the business combination and also still substantially below the enterprise multiples of HighPeak Energy’s updated peer set for 2021.

Later on May 2, 2020, in response to inquiries made by members of the Pure Special Committee, the Deal Team provided the Pure Special Committee with an updated investor presentation, including the underlying data used to develop the financial models described therein, and met with certain members of the Pure Special Committee to discuss, among other things, (i) the proposed terms and conditions of the Business Combination Agreement, (ii) the geologic and geophysical characteristics of the assets contemplated by the Business Combination Agreement, (iii) historical drilling logs, (iv) certain recently announced comparable transactions, (v) pro forma financial projections, including anticipated future cash flows attributable to a combination of proved reserve estimates shown in the Deal Team’s internal Roll Forward Report and remaining unproved locations (which the Deal Team noted are inherently more uncertain than proved locations) in the Wolfcamp A and Lower Spraberry formations, and (vi) a base case assuming a three (3) rig drilling program and, based on the specific request of the Pure Special Committee to the Deal Team, two (2) sensitivity cases contemplating a one (1) rig and zero (0) rig drilling program, each described further below under “—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement”.

The Pure Board’s Reasons for the Approval of the Business Combination

On May 3, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, each member of the Pure Special Committee reported on such member’s discussions with various members of the Deal Team regarding the New Proposal and such member’s analyses of the terms and conditions of the Business Combination Agreement. Additionally, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement. Then, during the meeting, a majority of the members of the Pure Special Committee (with Mr. Colvin abstaining from voting due to significant time constraints in connection with business unrelated to Pure or the New Proposal) approved, and recommended approval to the Pure Board, of the entry into the Business Combination Agreement and the transactions related thereto. Later on May 3, 2020, the Pure Board held a meeting at which a majority of its members (with Mr. Colvin, an independent director and member of the Pure Special Committee, abstaining from voting due to significant time constraints in connection with business unrelated to Pure or the New Proposal) (i) determined that the Business Combination Agreement and the transactions contemplated thereby were fair from a financial point of view to and in the best interests of Pure and its stockholders, (ii) approved the entry into the Business Combination Agreement and the consummation of the transactions contemplated thereby, (iii) directed that the Business Combination Agreement be submitted for approval by the Pure stockholders at a special meeting to be called and held for such purpose and (iv) agreed to recommend the approval and adoption of the Business Combination Agreement by the Pure stockholders. Please carefully read this proxy statement/prospectus in its entirety so that you are familiar with the actual and potential conflicts of interest associated with Messrs. Hightower and Woodard. In connection with its approval of  the Business Combination Agreement and the transactions contemplated thereby, such majority of the Pure Board determined that the terms of the Business Combination Agreement are fair from a financial point of view and in the best interests of Pure and its stockholders based on its analysis of quantitative and qualitative factors listed below (without assigning any weight to any of the factors), and matters discussed with the Deal Team, including, but not limited to, the comparable company analysis and the estimated transaction metrics for recent comparable transactions in HighPeak Energy’s areas of operation:

●

the fact that the Target Assets include a large, mostly contiguous acreage position with twenty-three (23) successfully drilled wells in a developing and attractive portion of Howard County, which is in the Midland Basin, and is characterized by favorable geology, higher oil cuts, lower drilling and completion costs, lower gas-to-oil ratios, and better take-away capacity and flexibility, oil marketing opportunities and superior economics than properties available in other sections of the Permian Basin and other basins in the continental United States;

●	the fact that the HighPeak Energy management team has consistently achieved lower drilling and completion costs (including production equipment installation) than industry peers;
●	the fact that HighPeak Energy operates with a very low general and administrative cost structure relative to the industry and comparable companies;
●

the fact that the properties included in the Target Assets will consist primarily (approximately 93%) of properties operated by HighPeak Energy, and the average operated working interest HighPeak Energy owns is approximately 84%;

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the fact that the properties included in the Target Assets have high operating margins relative to the properties of its peers, due to the higher oil cuts, lower drilling and completion costs, better takeaway capacity and lower failure rate than those of its Permian peers;

●	the fact that HighPeak Energy has already successfully drilled economically attractive wells on the properties even given recently reduced commodity prices (i.e. using current strip prices);
●

the fact that the properties to be acquired have limited near term drilling obligations, and even with a one (1) rig drilling program substantially all of the acreage will be held by production at least through July 31, 2022;

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the fact that the Pure Special Committee was provided the reserve reports prepared by independent reservoir engineers (CG&A), as of December 31, 2018 and 2019, respectively, and the Roll Forward Report prepared by the Deal Team, as of March 31, 2020, and that the reported results of new wells drilled on the HighPeak Assets since August 2019 were confirmatory of the favorable geology, lower drilling and completion costs and lower gas-to-oil ratios than other areas of the Permian Basin;

●

the fact that the aforementioned reserve reports only contemplate the existing proved reserves in acreage in close proximity to existing wells and in the Wolfcamp A and Lower Spraberry benches, which only account for a minority of the acreage and potential reserves and, in the opinion and experience of the majority of the members of the Pure Special Committee, indicate there could be an opportunity to further develop the HighPeak Assets substantially beyond what is contemplated by both the reserve reports prepared by CG&A and the Deal Team;

●

the fact that in two (2) downside sensitivity cases (as discussed further below under “—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement”) using the Model Price of $32/Bbl in H2/2020, and $35/Bbl in 2021 and $2.50/MMBtu—one such case contemplating a one (1) rig drilling program and the other case contemplating a zero (0) rig drilling program—provided by the Deal Team in the form of investor presentations, indicated that HighPeak Energy would, if all assumptions contained therein are accurate, have a projected EBITDA during the twelve (12) month periods ending August 19, 2021 and 2022 of $98.0 million and $170.0 million, respectively, under the one (1) drilling rig program and $73.0 million and $34.0 million, respectively, under the zero (0) rig drilling program;

●

the fact that the valuation of the HighPeak Assets proposed in the offer imply a ratio of 5.1x Total Enterprise Value (“TEV”) to estimated Next Twelve Months ending August 19, 2021 (“NTM”) EBITDA and 3.0x TEV to estimated 2021 EBITDA, and that the ratio of 3.0x TEV to estimated 2021 EBITDA represents a discount of approximately 40% to the ratios of its peers based on consensus Wall Street analyst estimates (estimated EBITDA attributable to HighPeak was based on the Deal Team’s model which assumes a three (3) rig drilling program; oil prices of $32.00 per barrel for the second half of 2020, $35.00 per barrel during 2021 and $40.00 per barrel during 2022; and natural gas prices of $2.50 per mcf during such periods);

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the fact that the Deal Team was structuring the New Proposal such that HighPeak Energy would have low leverage relative to its peers (less than 1.0x net debt/LQA projected EBITDA compared to Permian peer average net debt of approximately 1.9x net debt/LQA EBITDA and 3.0x net debt/2021 estimated EBITDA based on consensus Wall Street analyst estimates and fourth quarter 2019 public filings);

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the fact that based on information made available to the Pure Special Committee, the prospective transaction metrics and the comparable company metrics for the New Proposal compare favorably to most comparable transactions, including the estimated price per acre for recent comparable transactions in HighPeak Energy’s areas of operation, and to comparable company trading metrics;

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the fact that based on the respective experience of the members of the Pure Special Committee with mergers, acquisitions and divestitures in the upstream oil and gas sector, that a majority of the members of the Pure Special Committee believed, based upon their evaluation of the Target Assets, and their evaluation of the terms of the New Proposal, that the terms of the New Proposal are in the best interests of Pure and its public stockholders;

●	the fact that Pure’s public stockholders have the right to elect whether or not to approve the consummation of the New Proposal and whether or not to elect to require Pure redeem their shares;
●

the fact that a majority of the members of the Pure Special Committee believed the New Proposal transaction and the transactions contemplated thereby constitutes a superior alternative to its public stockholders over the liquidation of Pure and the return to Pure’s public stockholders of their pro rata share of the funds held in the Trust Account;

●	the fact that management of HighPeak Energy has significant experience within the industry and, specifically, in the Midland Basin; and
●	the fact that the New Proposal offers superior economics as compared to the Original HPK Business Combination Agreement.

In addition, the Pure Special Committee and the Pure Board were aware of and considered that Pure’s directors and executive officers have interests in the business combination that are different from, or in addition to, their interests as stockholders of Pure generally and different from those of Pure’s public stockholders, as described below under the caption “ – Interests of Certain Persons in the Business Combination.”

On June 11, 2020, the Pure Special Committee (with Mr. Colvin absent due to his commitments on other unrelated matters) held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement First Amendment and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement First Amendment. Each member of the Pure Special Committee present at the meeting then discussed their respective analyses of the terms and conditions of the Business Combination Agreement First Amendment.

On June 12, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of  Hunton Andrews Kurth reviewed the Business Combination Agreement First Amendment and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement First Amendment. Each member of the Pure Special Committee present at the meeting then discussed their respective analyses of the terms and conditions of the Business Combination Agreement First Amendment. Then, during the meeting, a majority of the members of the Pure Special Committee (with Mr. Colvin absent from the meeting due to previous commitments on matters unrelated to Pure) approved, and recommended approval to the Pure Board, of the entry into the Business Combination Agreement First Amendment and the transactions related thereto. Later on June 12, 2020, the Pure Board held a meeting at which all of its members, following a discussion among the directors, unanimously approved the Business Combination Agreement First Amendment and the transactions related thereto.

On June 17, 2020, the Pure Special Committee (with Mr. Colvin absent due to his commitments on other unrelated matters) held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed and discussed with each member of the Pure Special Committee present at the meeting the disclosure pursuant to this proxy statement/prospectus.

On June 26, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement Second Amendment and described the Contingent Value Rights pursuant thereto. Each member of the Pure Special Committee then discussed their respective analyses of the terms and conditions of the Business Combination Agreement Second Amendment and requested additional information and analyses from Hunton Andrews Kurth. Following the meeting, in response to inquiries made by members of the Pure Special Committee, representatives of Hunton Andrews Kurth provided the Pure Special Committee with additional information, including the Contingent Value Rights disclosure pursuant to this proxy statement/prospectus.

On July 1, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement Second Amendment and the Contingent Value Rights Agreement among public and private shareholders. Each member of the Pure Special Committee present at the meeting then discussed their respective analyses of the terms and conditions of the Business Combination Agreement Second Amendment and the Contingent Value Rights Agreement among public and private shareholders. Then, during the meeting, the members of the Pure Special Committee unanimously approved, and unanimously recommended approval to the Pure Board, of the entry into the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the transactions related thereto. Later on July 1, 2020, the Pure Board held a meeting at which all of its members, following a discussion among the directors, unanimously approved the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the transactions related thereto.

On July 1, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement Second Amendment and the Contingent Value Rights Agreement among public and private shareholders. Each member of the Pure Special Committee present at the meeting then discussed their respective analyses of the terms and conditions of the Business Combination Agreement Second Amendment and the Contingent Value Rights Agreement among public and private shareholders. Then, during the meeting, the members of the Pure Special Committee unanimously approved, and unanimously recommended approval to the Pure Board, of the entry into the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the transactions related thereto. Later on July 1, 2020, the Pure Board held a meeting at which all of its members, following a discussion among the directors, unanimously approved the Business Combination Agreement Second Amendment, the Contingent Value Rights Agreement among public and private shareholders and the transactions related thereto.

On July 24, 2020, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During the meeting, representatives of Hunton Andrews Kurth reviewed the Business Combination Agreement Third Amendment, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, the Warrant Agreement Amendment and Assignment, the Registration Rights Agreement, the Stockholders’ Agreement and the Pure Special Committee’s resolutions to be approved prior to the signing of the Business Combination Agreement Third Amendment, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, the Warrant Agreement Amendment and Assignment, the Registration Rights Agreement and the Stockholders’ Agreement. Prior to the meeting between the Pure Special Committee and representatives of Hunton Andrews Kurth, the Deal Team provided Hunton Andrews Kurth with multiple reasons for their recommendation to provide the holders of Pure’s Class A Common Stock with one whole warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock issued to holders of Pure’s Class A Common Stock as additional merger consideration including (i) offering the Pure stockholders who participate in the business combination with the same HighPeak Energy common stock, CVR and one whole warrant merger consideration as offered to the Forward Purchase Investors, (ii) increasing the trading volume of the warrants providing for a more efficient market and (iii) increasing the expected future public float of HighPeak Energy’s common stock. Based on the discussion with several potential Forward Purchase Investors, the Deal Team concluded substantial additional capital could be raised through the Forward Purchase Agreement Amendment to enable Pure and HighPeak Energy to meet the $100 million Minimum Equity Capitalization closing condition in the Business Combination Agreement Third Amendment if Forward Purchase Investors were offered a full warrant instead of one-half of one whole warrant as part of the forward purchase unit. Each member of the Pure Special Committee present at the meeting then discussed the terms and conditions of the Business Combination Agreement Third Amendment, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, the Warrant Agreement Amendment and Assignment, the Registration Rights Agreement and the Stockholders’ Agreement. During the discussion between the Pure Special Committee and representatives of Hunton Andrews Kurth, the Pure Special Committee came to the conclusion it was best to offer holders of Pure Class A Common Stock with one warrant with the same terms as were being offered to the Forward Purchase Investors. Following such discussion, the members of the Pure Special Committee unanimously approved, and unanimously recommended approval to the Pure Board, of the entry into the Business Combination Agreement Third Amendment, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, the Warrant Agreement Amendment and Assignment, the Registration Rights Agreement, the Stockholders’ Agreement and the transactions related thereto. Later on July 24, 2020, the Pure Board held a meeting at which all of its members, following a discussion among the directors, unanimously approved the Business Combination Agreement Third Amendment, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, the Warrant Agreement Amendment and Assignment, the Registration Rights Agreement, the Stockholders’ Agreement and the transactions related thereto and unanimously recommended approval of the same by the Pure stockholders in connection with the business combination pursuant to the Business Combination Agreement, as amended by the Business Combination Agreement Third Amendment.

Unaudited Prospective Financial, Operating and Reserve Information

HPK LP does not as a matter of course make public projections as to future sales, earnings, or other results. However, HPK LP is including the following summary of certain internal, unaudited prospective financial and operating information from HPK LP’s management’s projections for the post-business combination company solely because that information was made available to the Pure Board in connection with their evaluation of the business combination. Such unaudited prospective financial and operating information was also provided to the investment bank engaged by the Pure Special Committee for its use and reliance in connection with its financial analyses described elsewhere in this proxy statement/prospectus with respect to the signing of the Business Combination Agreement. The inclusion of the below information should not be regarded as an indication that HPK LP, the Pure Board or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results. The unaudited prospective financial and operating information is not included in this proxy statement/prospectus to induce any stockholders to vote in favor of any of the Proposals at the special meeting.

The unaudited prospective financial and operating information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of HPK LP’s management, including, among other things, the amount of available liquidity at Closing, commodity prices, the future results of the Target Assets, oil and gas industry activity, the quantity of producible reserves underlying the Target Assets, rig count and general economic and regulatory conditions. HPK LP believes the assumptions in the unaudited prospective financial and operating information were reasonable at the time such information was prepared, given the information HPK LP had at the time. However, important factors that may affect actual results and cause the results reflected in the unaudited prospective financial and operating information not to be achieved include, among other things, risks and uncertainties relating to the Target Assets, commodity prices, industry performance, the regulatory environment, and general business and economic conditions, including the effects of COVID-19 and the uncertain duration of the production quotas as agreed to among the OPEC+ members. The unaudited prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts.

WithumSmith+Brown, PC is the independent registered public accounting firm for Pure. The prospective financial and operating information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, HPK LP’s management. Neither WithumSmith+Brown, PC nor any of the independent auditors for the Target Assets (the “Target Asset Auditors”) have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, WithumSmith+Brown, PC and the Target Asset Auditors do not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so. Similarly, none of the independent reserve engineers for the Target Assets have estimated, prepared, audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompany prospective reserves information and, accordingly, such independent reserve engineers do not express an opinion or any other form of assurance with respect thereto. The proved reserve estimates included elsewhere in this proxy statement/prospectus relate to historical reserve information. They do not extend to the prospective reserve information and should not be read to do so. Further, unlike the historical reserve information included elsewhere in this proxy statement/prospectus, that includes only proved reserves, the reserve estimates included in this section include volumes that meet the SEC definitions of proved, probable and possible reserves. These unproved reserve estimates are inherently more uncertain than proved reserve volumes. However, in estimating such volumes, we did not apply additional risk factors to our calculations of such unproved reserve estimates, and such volumes will therefore be more speculative than volumes associated with proved reserve estimates.

Except as required by applicable securities laws, neither HighPeak Energy nor Pure intends to make publicly available any update or other revision to the prospective financial and operating information. The prospective financial and operating information does not take into account any circumstances or events occurring after the date such information was prepared. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial and operating information set forth below. None of Pure nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Pure stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial and operating information or that such financial and operating results will be achieved. HPK LP has made no representations to Pure, in the Business Combination Agreement or otherwise, concerning the prospective financial and operating information.

Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement

The following table sets forth certain summarized prospective financial and operating information regarding the post-business combination company under three (3) oil pricing assumptions for the twelve (12) month periods ending July 31, 2021 and July 31, 2022, as well as the fiscal years ending 2020, 2021 and 2022 provided to the Pure Special Committee in connection with executing the Business Combination Agreement. The following summarized prospective financial and operating information regarding the post-business combination company assumes no operated rigs from April 1, 2020 through July 31, 2020, the date contemplated for Closing at the time of signing of the Business Combination Agreement, and averaging three (3) operated rigs beginning August 1, 2020 and thereafter. The information also assumes twelve (12) additional wells in progress (four (4) of which are substantially completed and eight (8) of which are drilled but uncompleted) will be brought online in the third quarter 2020. HPK LP had two operated rigs working in the first quarter of 2020, which were reduced to zero (0) rigs by April 2020 as a result of the sharp decline in commodity prices. HPK LP believed it was reasonable to expect commodity prices to improve throughout the year such that the Company would resume drilling with a three (3) rig program after the Closing, as projected below, but also recognizes that commodity prices remain highly volatile.  To address that potential volatility and impact to the Company’s drilling program and results, the Deal Team also provided the Pure Special Committee with sensitivity cases for a zero (0), one (1) and two (2) rig program over the same period at different pricing levels, as described in greater detail below. The projections below also assume drilling, completion, equipping and facilities costs of $5.25 million for each unproved well with a 10,000 foot lateral and general and administrative expenses of $4 million, $7 million and $9 million for fiscal years 2020, 2021 and 2022, respectively. The cases shown below, including the downside sensitivity cases, were derived from an internal financial model that was based on and utilized the assumptions included in the 2019 Reserve Report (as defined below) as of December 31, 2019, with the following adjustments: (i) commodity pricing was updated to reflect commodity price declines subsequent to December 31, 2019; (ii) minor adjustments were made to forecasts for producing wells to reflect positive well performance during the period from December 31, 2019 through March 31, 2020; (iii) certain reserve categories were updated to reflect the impact of capital expenditures made during the period from December 31, 2019 to March 31, 2020; (iv) 495 development locations were included, which represents the remaining Lower Spraberry and Wolfcamp A locations in our development plan, which includes (a) 15 gross (7.4 net) locations that were assigned as proved undeveloped locations in the 2019 Reserve Report, (b) 34 gross (28 net) proved undeveloped locations (including 19 gross Wolfcamp A locations and 15 gross Lower Spraberry locations) that were added in the Roll Forward Report as offset locations to wells that came online between December 31, 2019 and March 31, 2020 and were expected to be developed within five (5) years and (c) 446 additional unproved locations which were unrisked and include development of only the Lower Spraberry and Wolfcamp A formations; (v) lowered the drilling, completion, equipping and facilities cost assumptions for a 10,000 lateral from $6.3 million per well to $5.25 million per well to reflect the average capital cost actually incurred on the last 10 operated wells and (vi) made certain adjustments related to expected downstream contract and expected related infrastructure spending.

As detailed below, these estimates include a significant percent of expected production from unproved locations. These estimates are presented to include production and financial information related to unproved locations in this manner herein because such estimates were presented in such manner to the Pure Board in connection with its evaluation of the business combination. The impact of unproved locations is inherently more uncertain than that of proved locations. No additional risk factors related to unproved reserves were applied directly to the cash flows presented, and such volumes are inherently more uncertain than proved volumes. When considering the information below, the lower degree of certainty of our unproved locations should be considered.

CASE 1: Model Price Case ($32.00 per Bbl for the second half of 2020, $35.00 per Bbl for 2021; $40.00 per Bbl for 2022; $2.50 per MMBtu for all periods)

	For the Twelve Months Ending July 31,
	2021		2022

Total Production (MMBoe)(1)		7.5		18.0
Total Revenue(1)		$219		$570
EBITDAX(1)(2)		$166		$456
Capital Expenditures		$392		$494
Unlevered Free Cash Flow		$(225)		$(38)
Cumulative Unlevered Free Cash Flow		$(225)		$(263)

Assumptions:
WTI ($/Bbl)	$	*/**	$	**/***
Henry Hub ($/MMBtu)		$2.50		$2.50

*	Assumes a model price of $32 per Bbl for the second half of 2020.
**	Assumes a model price of $35 per Bbl for 2021.
***	Assumes a model price of $40 per Bbl for 2022.
(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

	For the Year Ending December 31,
	2020		2021		2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)(1)		1.8		12.3		21.1
Total Revenue(1)		$49		$364		$696
EBITDAX(1)(2)		$31		$285		$560
Capital Expenditures		$119		$480		$505
Unlevered Free Cash Flow		$(87)		$(195)		$54
Cumulative Unlevered Free Cash Flow		$(87)		$(282)		$(228)

Assumptions:
WTI ($/Bbl)	$	*	$	**	$	***
Henry Hub ($/MMBtu)		$2.50		$2.50		$2.50

*	Assumes a model price of $32 per Bbl for the second half of 2020.
**	Assumes a model price of $35 per Bbl for 2021.
***	Assumes a model price of $40 per Bbl for 2022.
(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

CASE 2: $40.00 per Bbl Price Case/ $2.50 per MMBtu for all periods)

	For the Twelve Months Ending July 31,
	2021	2022

Total Production (MMBoe)(1)	7.5	18.0
Total Revenue(1)	$256	$598
EBITDAX(1)(2)	$201	$482
Capital Expenditures	$392	$494
Unlevered Free Cash Flow	$(191)	$(12)
Cumulative Unlevered Free Cash Flow	$(191)	$(203)

Assumptions:
WTI ($/Bbl)	$40.00	$40.00
Henry Hub ($/MMBtu)	$2.50	$2.50

(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

	For the Year Ending December 31,
	2020	2021	2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)(1)	1.8	12.3	21.1
Total Revenue(1)	$62	$417	$696
EBITDAX(1)(2)	$44	$334	$560
Capital Expenditures	$119	$480	$505
Unlevered Free Cash Flow	$(75)	$(146)	$54
Cumulative Unlevered Free Cash Flow	$(75)	$(221)	$(167)

Assumptions:
WTI ($/Bbl)	$40.00	$40.00	$40.00
Henry Hub ($/MMBtu)	$2.50	$2.50	$2.50

(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

CASE 3: $50.00 per Bbl Price Case/ $2.50 per MMBtu for all periods)

	For the Twelve Months Ending July 31,
	2021	2022

Total Production (MMBoe)(1)	7.5	18.0
Total Revenue(1)	$322	$750
EBITDAX(1)(2)	$262	$623
Capital Expenditures	$392	$494
Unlevered Free Cash Flow	$(130)	$129
Cumulative Unlevered Free Cash Flow	$(130)	$(1)

Assumptions:
WTI ($/Bbl)	$50.00	$50.00
Henry Hub ($/MMBtu)	$2.50	$2.50

(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

	For the Year Ending December 31,
	2020	2021	2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)(1)	1.8	12.3	21.1
Total Revenue(1)	$78	$523	$872
EBITDAX(1)(2)	$58	$433	$723
Capital Expenditures	$119	$480	$505
Unlevered Free Cash Flow	$(60)	$(48)	$218
Cumulative Unlevered Free Cash Flow	$(60)	$(108)	$110

Assumptions:
WTI ($/Bbl)	$50.00	$50.00	$50.00
Henry Hub ($/MMBtu)	$2.50	$2.50	$2.50

(1)	Total Production is calculated as net production after royalties. Volumes presented include, for each period presented, production attributable to a combination of proved developed, proved undeveloped and unproved reserves. Volumes attributable to unproved reserve estimates are inherently more uncertain than those attributable to proved reserve estimates.
(2)	HPK LP defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

HPK LP believed it would be reasonable to expect commodity prices to improve throughout the year to the extent that the Company would resume drilling a three (3) rig program after the Closing, as detailed below, but also recognized that commodity prices remain highly volatile and that the timing of resuming drilling would be uncertain as a result. To address this issue, the Deal Team also provided and discussed with the Pure Special Committee the sensitivities for the financial projections provided above relating to the twelve month periods ending July 31, 2021 and July 31, 2022, included below in graphic form, which reflect zero (0), one (1), two (2) and three (3) drilling rig programs under Cases 1, 2 and 3 above, and the resulting trailing twelve (12) months EBITDA, capital expenditures and net debt based on those sensitivities.

Twelve month period ending July 31, 2021

The four (4) rig cases were forecasted to evaluate the impact on EBITDA and debt metrics.  The only change made for each of the four (4) rig cases was the number of wells drilled based on the number of rigs utilized. For the twelve (12) months ending July 31, 2021, EBITDA for the drilling scenarios is $73 million, $98 million, $132 million and $166 million using the model price for the zero (0), one (1), two (2) and three (3) rig cases, respectively. For each $1 per Bbl change in WTI crude oil price, EBITDA changes by $2.8 million, $3.7 million, $4.9 million and $6.1 million for the zero (0), one (1), two (2) and three (3) rig cases, respectively.  Additionally, we forecast having no debt in the zero (0) and one (1) rig cases at July 31, 2021 and the Net Debt versus Last Month Annualized (LMA) EBITDA for the two (2) and three (3) rig cases is 0.4x or less, or $77 million and $175 million, respectively. Capital expenditures under the zero (0), one (1), two (2) and three (3) rig cases are forecasted to be $29 million, $135 million, $262 million and $392 million, respectively.

Twelve month period ending July 31, 2022

The four (4) rig cases were also evaluated for the second twelve (12) months after Closing (August 1, 2021 to July 31, 2022).  For the twelve (12) months ending July 31, 2022, EBITDA for the drilling scenarios is $34 million, $170 million, $317 million and $456 million using the model price for the zero (0), one (1), two (2) and three (3) rig cases, respectively. For each $1 per Bbl change in WTI crude oil price, EBITDA changes by $1.5 million, $5.5 million, $9.9 million and $14.1 million for the zero (0), one (1), two (2) and three (3) rig cases, respectively.  Additionally, we forecast having no debt in the zero (0) and one (1) rig cases at July 31, 2022 and the Net Debt versus Last Month Annualized (LMA) EBITDA for the two (2) and three (3) rig cases is 0.4x or less, or $112 million and $231 million, respectively. Capital expenditures under the zero (0), one (1), two (2) and three (3) rig cases are forecasted to be zero, $185 million, $344 million and $494 million, respectively.

In addition to the financial and operating information set forth above, HPK LP made available to the Pure Board certain internal resource estimates and related information in connection with the evaluation of the business combination. The following table sets forth HPK LP’s internal projection of estimates as of March 31, 2020. Resource projections as of March 31, 2020 were created by HPK LP and incorporate the same adjustments to the parameters used in the 2019 Reserve Report used to prepare the Roll Forward Report, as well as added additional unproved locations. The resource projections had the same assumptions regarding a three (3) operated rig program described above. The internal financial model made the following adjustments to the 2019 Reserve Report prepared by CG&A:

●

commodity pricing was updated to reflect commodity price declines subsequent to December 31, 2019, with the internal financial model prepared using $32, $35, $40, $41, $43, $45, $47, $49, $51 and $52.07 per barrel for oil prices during 2020 through 2029, respectively, and $2.50 per MMBtu for natural gas, as well as two (2) upside cases assuming flat $40.00 per barrel and flat $50 per barrel, respectively, compared to $55.69 per barrel for oil and $2.578 per MMBtu of natural gas used in the 2019 Reserve Report;

●

minor adjustments were made to forecasts for producing wells to reflect actual well performance for wells completed during the period from December 31, 2019 through March 31, 2020, which didn’t vary substantially from forecasted volumes;

●

certain reserve categories were updated to reflect the impact of capital expenditures made during the period from December 31, 2019 to March 31, 2020, resulting in (i) three (3) unproved locations, one (1) proved undeveloped location and three (3) proved developed non-producing locations being reclassified as proved developed producing and (ii) nine (9) unproved locations being reclassified as proved developed non-producing;

●

495 development locations were included, which represents the remaining Lower Spraberry and Wolfcamp A locations in our development plan, which includes (a) 15 gross (7.4 net) locations that were assigned as proved undeveloped locations in the 2019 Reserve Report, (b) 34 gross (28 net) proved undeveloped locations (including 19 gross Wolfcamp A locations and 15 gross Lower Spraberry locations) that were added in the Roll Forward Report as offset locations to wells that came online between December 31, 2019 and March 31, 2020 and were expected to be developed within five (5) years and (c) 446 additional unproved locations which were unrisked and include development of only the Lower Spraberry and Wolfcamp A formations

●

drilling, completion, equipping and facilities costs of $5.25 million for each well with a 10,000 foot lateral was reduced from $6.3 million per well in the 2019 Reserve Report to reflect the average capital cost actually incurred on our last 10 operated wells as of the date of the Roll Forward Report; and

●

the oil pricing in the internal projections assume that production from the Target Assets will be gathered and purchased by a reputable third party with firm transportation rates and negotiated pricing adjusting to known and published indices with a fixed primary term. As a result, the significant differences in the forecast provided by the 2019 Reserve Report and the forecasts used in the financial model to support Pure Board’s approval of the business combination relate to our assumptions that (i) we expect to enter into a long-term contract with a downstream service provider that will result in higher realized oil prices following consummation of the business combination and (ii) we used a slightly lower variable operating expense that was offset with a forecasted capital investment of approximately $30 to $40 million of capital per year for gathering and other infrastructure.

Otherwise the assumptions in the Roll Forward Report were the same as the 2019 Reserve Report, including using the same type curves and applying 880-foot spacing (6 wells per mile) to all locations.

	Resource Estimates(1) As of March 31, 2020				Net Resources (MMBoe)
	(PV-10 In millions unless otherwise indicated)
	CASE 1		CASE 2	CASE 3
Total Proved Developed		$177	$180	$246	15
Proved Undeveloped		$202	$165	$277	30
Total Unproved(1)		$2,336	$1,786	$2,726	317

Assumptions:
WTI ($/Bbl)	$	*	$40.00	$50.00
Henry Hub ($/MMBtu)		$2.50	$2.50	$2.50

*	Assumes Model Price for oil ($/Bbl) is $32, $35, $40, $41, $43, $45, $47, $49, $51, $52.07 for 2020 – 2029+.
(1)

The SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. The projected information set forth above includes “resource” estimates that refer to the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. The resource estimates include quantities of oil and gas that are not yet classified as proved reserves. No additional risk factors related to unproved reserves were applied directly to the PV-10 amounts presented, and such volumes are inherently more uncertain than proved volumes. The term “resource” as used herein is intended to apply to volumes that meet the SEC definitions for either “probable” or “possible” reserves, although management has not differentiated between probable and possible for purposes of these estimates. These estimates are presented in this manner herein because such estimates were presented in such manner to the Pure Board in connection with its evaluation of the business combination. Estimates of unproved volumes are inherently imprecise. Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves. In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area, (3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved. When preparing estimates of the amount of oil, natural gas and NGLs that are recoverable from a particular reservoir, estimated volumes that meet the SEC standard for “possible” reserves is an estimate that might be achieved, but are less likely than proved reserves. Estimates of possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates. The process of estimating the quantities of recoverable oil and natural gas reserves uses the same generally accepted analytical procedures as are used in estimating proved reserves, namely production performance-based methods, material balance-based methods, volumetric-based methods and analogy. In the case of volume estimates that meet the SEC standards for “possible” reserves, the lower degree of certainty can come from several factors including: (1) areas which, based on geological interpretations, could possibly exist beyond areas classified as proved or probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) a perceived risk of communication or depletion from nearby producers, (4) a perceived risk of attempting new drilling or completion technologies that have not been used in direct offset production or (5) an uncertainty regarding geologic positioning that could affect recoverable reserves. When considering the factors referenced above, the lower degree of certainty of our unproved volumes came from a combination of these factors.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Pure Board and Pure Special Committee to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors were aware of and considered these interests in evaluating the business combination and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor and certain HPK Contributors will deliver the Escrowed Shares into escrow and will collectively forfeit a number of Escrowed Shares equivalent to any additional shares of HighPeak Energy common stock that HighPeak Energy issues to satisfy the Preferred Return of any Qualifying CVR Holders, if needed;

●

the fact that the HPK Contributors and parties to the Business Combination Agreement are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own, prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights Agreement or the exercise of warrants pursuant to the warrant agreement, approximately 89% of HighPeak Energy following the Closing, based on an assumed 10,000,000 shares of HighPeak Energy common stock owned by parties other than Sponsor and its affiliates as of Closing;

●	the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to require Pure to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●

the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $51,764,960 based on the closing price of Pure’s Class A Common Stock on July 17, 2020, taking into account the forfeiture of certain founder shares pursuant to the Sponsor Support Agreement;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (such loans described in clauses (i) and (ii), the Sponsor Extension Loans) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the Closing;

●

the fact that HPEP II commenced a warrant tender offer to purchase Pure’s outstanding public warrants, held by persons other than HPEP II, for $1.00 per public warrant (exclusive of commissions) in cash on May 8, 2020;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the warrant tender offer will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

●

the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer, Michael L. Hollis will serve as President and Rodney L. Woodard will serve as Chief Operating Officer of HighPeak Energy following the business combination;

●

the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the Closing;

●

the right of the Principal Stockholder Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●

the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $511,680 based on the closing price of Pure’s Class A Common Stock on July 17, 2020;

●

the fact that none of Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding an Initial Business Combination or fails to complete an Initial Business Combination by August 21, 2020;

●

the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the Closing. However, if Pure fails to consummate the business combination, they will not have any claim against the Trust Account for reimbursement and Pure will most likely not be able to reimburse these expenses if a business combination is not completed. As of June 30, 2020, the Sponsor, and Pure’s officers and directors, and their affiliates had incurred approximately $140,000 in reimbursable expenses, and they may incur additional expenses in the future;

●	the fact that HPEP I has the ability to elect to purchase any amount of uncommitted forward purchase units, or assign such rights to third parties, which may include affiliates of Sponsor and the fact that HighPeak III has committed to purchase 500,000 forward purchase units;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK LP, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the Business Combination Agreement; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with the Principal Stockholder Group, certain Forward Purchase Investors and certain of HighPeak Energy’s directors in connection with the business combination.

Sources and Uses for the Business Combination

The following tables summarizes the estimated sources and uses for funding the business combination under the Maximum Redemption Scenario and assumes Closing on August 19, 2020 (amounts are in thousands).

Maximum Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)
Sponsor Contributed Assets (1)	$750	Rollover Equity to Sponsor (1)	$750
Debt Facility	0	Pro Forma Cash/Cash Available at Closing	55
Cash from Forward Purchases (4)	58	Net Expenditures Paid Through Closing (2)	30
Existing Equity Investors (5)	42	Founder Shares	50
Founder Shares (3)	50	Transaction Fees & Expenses	15

Total Sources	$900	Total Uses	$900

(1)

Does not reflect $2.3 million of overhead expenses to be paid by the HPK Contributors from April 1, 2020 through Closing or an estimated $10.5 million of Sponsor Loans through Closing, which are expected to result in an additional 1,250,000 shares of HighPeak Energy common stock to be issued to the HPK Contributors at Closing pursuant to the Business Combination Agreement.

(2)

Reflects $30 million of expenditures expected to be made with respect to accounts payable of the HighPeak Entities as of April 1, 2020 to be made prior to or at Closing. Assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures.

(3)	Reflects shares owned upon conversion of founder shares at consummation of the business combination and the forfeiture by Sponsor of 5,350,000 founder shares pursuant to the Sponsor Support Agreement.
(4)	Includes purchases under the Forward Purchase Agreement in the aggregate of 5,811,000 shares of HighPeak Energy common stock for the Maximum Redemption Scenario.
(5)	Assumes remainder is existing Pure investors at a share price of $10.00 per share of Class A Common Stock as the Business Combination Agreement provides for Cash Consideration to be paid as merger consideration to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share.

The Sources and Uses set forth above are based upon the assumptions set forth in the footnotes, as well as additional assumptions set forth under “Certain Defined Terms.” If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the sources and uses could differ from those set forth in this proxy statement/prospectus and such differences may be material.

Unless waived by the applicable parties to the Business Combination Agreement, it is a condition to Closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance of equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

The Maximum Redemption Scenario does not require or assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected.

Further, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors.  However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

U.S. Federal Income Tax Considerations

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position to that discussed below. Legal conclusions contained in this section, unless otherwise noted, are the opinion of Hunton Andrews Kurth LLP, and are based on, and subject to, customary assumptions, qualifications and limitations as well as representations and statements made or to be made by Pure, HighPeak Energy, HPK Contributors, Forward Purchase Investors, and certain stockholders of Pure and direct and indirect partners of HPK Contributors. If any of the statements, representations or assumptions that Hunton Andrews Kurth LLP has relied upon or will rely upon are not made or are incorrect in a material respect, the opinion of Hunton Andrews Kurth LLP might be adversely affected and may not be relied upon.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws (such as, for example, financial institutions, insurance companies, mutual funds, pension plans, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships, S corporations or other passthrough entities (or investors in such partnerships, S corporations or such other passthrough entities), “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations (including private foundations)) and investors that hold Pure Common Stock or warrants or HighPeak Energy common stock or warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, and investors subject to the U.S. “inversion” rules, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this discussion does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in HPK Contributors prior to the business combination, including holders of Pure Common Stock or warrants that also hold, directly or indirectly, equity interests in HPK Contributors or Forward Purchase Investors. In addition, this discussion is limited to investors that hold Pure Common Stock or warrants or HighPeak Energy common stock or warrants as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Pure Common Stock or Pure warrants or HighPeak Energy common stock, HighPeak Energy warrants or CVRs, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. Accordingly, persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding Pure Common Stock or Pure warrants or HighPeak Energy common stock, HighPeak Energy warrants or CVRs, you are urged to consult your tax advisor regarding the tax consequences of a redemption and the business combination.

Because each share of Pure’s Class A Common Stock and one half of one warrant that compose a unit are separable at the option of the holder, as well as the option of Pure, and because each such share of Pure’s Class A Common Stock and one half of one warrant so separated is listed and tradable on the Nasdaq Capital Market (and HighPeak Energy common stock and HighPeak Energy warrants are intended to be listed and tradable on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American), each such share and one half of one warrant should be treated for U.S. federal income tax purposes as separate instruments and the unit itself should not be treated as an integrated instrument. No assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position, including that each unit should be treated as an integrated instrument; there are certain authorities that suggest this contrary position is the proper treatment of certain instruments similarly issued as a unit, although these authorities generally involve instruments that are not separable, or where the holder is economically compelled not to separate the unit. If the units were each treated as an integrated instrument comprising a share of Pure’s Class A Common Stock and one half of one warrant, each unit would likely be treated as stock for U.S. federal income tax purposes, in which case the tax consequences described herein to a beneficial owner of a unit who does not also separately hold any warrants generally would correspond to the tax consequences described below to a beneficial owner of common stock, and the portions of the discussion describing the tax consequences in respect of a warrant would not apply. The remainder of this discussion assumes that each such share and one half of one warrant that compose a unit is treated for U.S. federal income tax purposes as a separate instrument and the unit itself is not treated as an integrated instrument. You are urged to consult your tax advisor concerning the U.S. federal, state, local and any non-United States tax consequences of an investment in a unit (including alternative characterizations of a unit).

U.S. Federal Income Tax Considerations to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Pure Common Stock or Pure warrants, or HighPeak Energy common stock, CVRs or HighPeak Energy warrants, as the case may be, that for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

This section is addressed to U.S. Holders of Pure Common Stock that elect to have their Pure Common Stock redeemed for cash as described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights.”

Redemption of Pure Common Stock

In the event that a U.S. Holder’s Pure Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Pure Common Stock under Section 302 of the Code. Generally, whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants or as a result of the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Pure Common Stock generally will be treated as a sale of the Pure Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Pure Common Stock which could be acquired pursuant to the exercise of the warrants (and, after the completion of the business combination, HighPeak Energy common stock which could be acquired by exercise of the warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Pure Common Stock must, among other requirements, be less than 80% of the outstanding Pure Common Stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock and certain other requirements are met. The redemption of the Pure Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Pure Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or if it has none, to the U.S. Holder’s adjusted tax basis in its Pure warrants or possibly in other stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if Pure Common Stock is not then publicly traded, one percent) or more of Pure Common Stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of Pure Common Stock. We expect that the Pure Common Stock will be publicly traded for this purpose. Such U.S. Holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders of Pure Common Stock considering the exercise of their redemption rights are urged to consult their tax advisors to determine whether the redemption of their Pure Common Stock would be treated as a sale or as a distribution under the Code.

Gain or Loss on Redemption Treated as a Sale of Pure Common Stock

If the redemption is treated as a sale or other taxable disposition of Pure Common Stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pure Common Stock so disposed of exceeds one year.

Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition (or, if the Pure Common Stock or warrants are held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Pure Common Stock or warrants based upon the then fair market values of the Pure Common Stock and the one half of one warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its Pure Common Stock or Pure warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Pure Common Stock or Pure warrants generally will equal the U.S. Holder’s acquisition cost (which, if the Pure Common Stock or Pure warrant was acquired as part of a unit, is the portion of the purchase price of the unit allocated to the share of Pure Common Stock or one half of one warrant, as applicable, or, if a share of Pure Common Stock was received upon exercise of a warrant, the initial basis of the Pure Common Stock upon exercise of the warrant (which will generally be as described below in “— Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs, and Warrants Exercisable for Shares of HighPeak Energy Common Stock — Exercise or Lapse of a Warrant”)) less, in the case of Pure Common Stock, any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Pure Common Stock, the U.S. Holder will be treated as receiving a distribution of cash. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pure’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Pure Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pure Common Stock and will be treated as described above under “— Gain or Loss on Redemption Treated as a Sale of Pure Common Stock.” Dividends we pay to a U.S. Holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate. It is unclear whether the redemption rights with respect to the Pure Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on “qualified dividends,” as the case may be.

WE URGE HOLDERS OF PURE COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Parent Merger

General

Subject to the discussion below with respect to Pure warrants, the exchange by U.S. Holders of Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration pursuant to the Parent Merger, in combination with the contributions by the Forward Purchase Investors and by the HPK Contributors of their equity interests in HPK LP pursuant to the business combination, is expected to qualify as a tax-deferred transaction pursuant to Section 351 of the Code. The Company intends to treat the Cash Consideration and the fair market value of the HighPeak Energy warrants received in exchange for Pure Common Stock as taxable boot received in the exchange of Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration. As a result, holders of Pure Common Stock who exchange such stock for the Cash Consideration and HighPeak Energy warrants in addition to HighPeak Energy common stock and CVRs in the business combination generally would recognize gain for U.S. federal income tax purposes as a result of the exchange of their Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration equal to the lesser of (i) the amount of boot received or (ii) the gain realized by such holder in the exchange.  The gain realized is equal to the fair market value of the HighPeak Energy common stock, HighPeak Energy warrants and CVRs received in exchange for the Pure Common Stock plus the amount of Cash Consideration over the U.S. Holder’s tax basis of Pure Common Stock surrendered in the exchange. No loss would be recognized.  However, if the exchange also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, the fair market value of the HighPeak Energy warrants received in exchange for Pure Common Stock should not be treated as taxable boot and a U.S. Holder should not recognize any gain or loss on any such exchange of Pure Common Stock for HighPeak Energy warrants. There can be no assurance that the transaction will also qualify under Section 368 of the Code.

The treatment of the CVRs in the exchange is not clear.  The Company intends to treat the CVRs as the receipt of the right to receive additional shares of HighPeak Energy common stock pursuant to the Parent Merger which right is not required to be treated as taxable boot. It is possible, however, that the fair market value of the CVRs could be treated as additional boot received in Parent Merger.  In such event, holders of Pure Common Stock who participate in the Parent Merger would recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the amount of boot received (which would include the fair market value of the CVRs and the HighPeak Energy warrants plus the Cash Consideration received in exchange for the Pure Common Stock) or (ii) the gain realized by such holder in the exchange.  No loss would be recognized.

Assuming the CVRs are treated as the right to receive additional shares of HighPeak Energy common stock issued pursuant to the Parent Merger, the adjusted tax basis of the shares of HighPeak Energy common stock received by a U.S. Holder of Pure Common Stock in the Parent Merger should be equal to the adjusted tax basis of the Pure Common Stock surrendered in exchange therefor reduced by the amount of consideration (Cash Consideration and fair market value of the HighPeak Energy warrants) received treated as boot and increased by the amount of gain recognized. Until the CVRs are settled, the adjusted tax basis of the HighPeak Energy common stock received in the Parent Merger should be determined as if the maximum number of shares of HighPeak Energy common stock will be issued under the CVRs. An adjustment to the basis of the shares of the HighPeak Energy common stock received pursuant to the Parent Merger should be made once it becomes known how many shares of HighPeak Energy common stock (if any) the holders of the CVRs are entitled to receive. It is unclear how that adjustment should be made, particularly if a U.S. Holder no longer retains all of the shares of HighPeak Energy common stock received by them in the Parent Merger. The IRS has not issued guidance on how a U.S. Holder should make this adjustment. If a U.S. Holder disposes of a CVR, such holder’s basis and holding period in the CVR itself (as opposed to HighPeak Energy common stock received pursuant to the CVR) is not clear.  It is possible that the holder will have no basis in the CVR itself and that the holding period for the CVR will begin on the date of the Parent Merger.

If the CVRs are treated as boot received pursuant to the Parent Merger, each U.S. Holder should have a fair market value tax basis in the CVRs (which would become the tax basis of any shares received pursuant to the CVRs) and the adjusted tax basis in the shares of HighPeak Energy common stock received by a U.S. Holder of Pure Common Stock in the Parent Merger should be equal to the adjusted tax basis of the Pure Common Stock surrendered in exchange therefor reduced by the amount of consideration (Cash Consideration, fair market value of the HighPeak Energy warrants and fair market value of the CVRs) received treated as boot and increased by the amount of gain recognized.  Each U.S. Holder should have an adjusted tax basis of the HighPeak Energy warrants received in exchange for Pure Common Stock equal to the fair market value of the HighPeak Energy warrants as of the date of the Parent Merger.  Each U.S. Holder participating in the Parent Merger should consult with its own tax advisor regarding the treatment of the receipt of the CVRs and the allocation of its tax basis among the shares of HighPeak Energy common stock and the CVRs.

If, instead, the Cash Consideration is treated as a distribution and the CVRs are treated as the right to receive additional shares of HighPeak Energy common stock pursuant to the Parent Merger which right is not required to be treated as taxable boot, the holders of Pure Common Stock participating in the Parent Merger generally should recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the fair market value of the HighPeak Energy warrants received in exchange for Pure Common Stock, or (ii) the gain realized by such holder in the exchange. The gain realized should be equal to the excess of the fair market value of the HighPeak Energy common stock, HighPeak Energy warrants and CVRs received in exchange for Pure Common Stock over the U.S. Holder’s tax basis of Pure Common Stock surrendered in the exchange.  No loss would be recognized. . The Cash Consideration would, however, be treated as a dividend to the extent of Pure’s (or possibly HighPeak Energy’s) current and accumulated earnings and profits. The amount of Cash Consideration in excess of Pure’s (or possibly HighPeak Energy’s) current and accumulated earnings and profits would constitute a return of capital that would be applied against and reduce (but not below zero) the adjusted tax basis in the Pure Common Stock and thus the tax basis in the HighPeak Energy common stock received in the exchange. Any remaining excess would be treated as gain realized on the sale or other disposition of the Pure Common Stock. Dividends paid to a holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends paid to a non-corporate holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

Whether or not the Cash Consideration is treated as taxable boot received in the Parent Merger or a distribution, the holding period of the shares of HighPeak Energy common stock received in the Parent Merger, including pursuant to the CVRs (but only to the extent not attributable to imputed interest and subject to the discussion under “Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock - Dispositions of HighPeak Energy Common Stock, CVRs or HighPeak Energy Warrants), by a U.S. Holder of shares of Pure Common Stock should include the period during which such shares of Pure Common Stock were held on the date of the Parent Merger.  It is unclear what holding period a U.S. Holder will have in the CVRs themselves as opposed to stock received pursuant to the CVRs.

Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person — (i) owned at least five percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. We expect that the HighPeak Energy common stock will be publicly traded for this purpose.

Pure Warrants

The appropriate U.S. federal income tax treatment of the Pure warrants in connection with the Parent Merger is uncertain. Because the terms of the Pure warrants, when originally issued, contemplated, among other things, the warrants becoming exercisable into shares of another corporation under circumstances similar to the Parent Merger, it is possible that the Pure warrants, which will become exercisable into shares of HighPeak Energy common stock, should not be treated as giving rise to an exchange of the Pure warrants for new warrants for U.S. federal income tax purposes. Alternatively, it is possible that a U.S. Holder of Pure warrants could be treated as exchanging such Pure warrants for “new” warrants exercisable for stock of HighPeak Energy. If so treated, a U.S. Holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the warrants to acquire stock of HighPeak Energy received by it in the Parent Merger in exchange for the Pure warrants and the adjusted tax basis of the Pure warrants held by it immediately prior to the Parent Merger. As a third alternative, it is also possible that a U.S. Holder of Pure Common Stock and Pure warrants could be treated as transferring its Pure Common Stock and Pure warrants in an exchange described in Section 351(b) of the Code. If so treated, a U.S. Holder of Pure Common Stock holding such warrants would be required to recognize gain, but not loss, as a result of the exchange equal to the lesser of (i) such U.S. Holder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the HighPeak Energy common stock received, HighPeak Energy warrants received in exchange for Pure Common Stock, CVRs, Cash Consideration, and HighPeak Energy warrants treated as having been received for Pure warrants over such U.S. Holder’s aggregate tax basis in the Pure Common Stock exchanged and Pure warrants treated as having been exchanged), or (ii) the fair market value of the HighPeak Energy warrants treated as having been received in exchange for the Pure warrants, the HighPeak Energy warrants received in exchange for Pure Common Stock in the Parent Merger, and the Cash Consideration. As discussed above, treatment of the CVRs as boot received in the Parent Merger or treatment of the Cash Consideration as a distribution would affect the gain calculation. Any such gain would generally be long-term capital gain if the U.S. Holder’s holding period for the Pure Common Stock and Pure warrants was more than one year at the time of the Parent Merger. In that case, the U.S. Holder’s tax basis in the HighPeak Energy warrants treated as having been received in the exchange for the Pure warrants would be equal to the fair market value of such warrants at the time of the Parent Merger. However, if the deemed exchange also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder would not recognize any gain or loss on any such deemed exchange of Pure warrants for HighPeak Energy warrants and such U.S. Holder’s tax basis in the HighPeak Energy warrants deemed received in exchange for the Pure warrants would be equal to the U.S. Holder’s tax basis in its Pure warrants deemed exchanged. There can be no assurance that the transaction will also qualify under Section 368 of the Code. U.S. Holders of Pure warrants are urged to consult with their tax advisors regarding the treatment of their Pure warrants in connection with the Parent Merger.

Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock

Dividends and Other Distributions on HighPeak Energy Common Stock

Subject to the discussion below on the straddle rules and the limitations on the dividends received deduction under “—Dispositions of HighPeak Energy Common Stock, CVRs, or HighPeak Energy Warrants,” distributions on HighPeak Energy common stock will generally be subject to the rules described above under “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxation of Redemption Treated as a Distribution.”

Satisfaction of the CVRs

If the CVRs are treated as the right to receive additional shares of HighPeak Energy common stock in the Parent Merger, the CVRs likely represent a deferred payment obligation under the Code, and as a result recipients of the CVRs would recognize imputed interest income at the time of receipt of any additional shares of HighPeak Energy common stock pursuant to the CVRs based on discounting at the applicable federal rate at the time of receipt back to the date of the Parent Merger.  A U.S. Holder should have a full fair market value tax basis in any shares received pursuant to the CVRs that are treated as interest and would have a tax basis in any other shares of HighPeak Energy common stock received pursuant to the CVRs as described under “—Tax Consequences of the Parent Merger— General.”

Dispositions of HighPeak Energy Common Stock, CVRs or HighPeak Energy Warrants

Except as discussed below with respect to the straddle rules and with respect to an exercise or lapse of a HighPeak Energy warrant, the sale, exchange or other disposition of HighPeak Energy common stock, CVRs or HighPeak Energy warrants will generally be subject to the rules described above in “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Gain or Loss on Redemption Treated as a Sale of Pure Common Stock.”

The Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a “straddle,” which consists of offsetting positions with respect to property where there is a diminished risk of loss by holding one or more other positions with respect to substantially similar or related property. The term “position” means an interest (including an option) in property. For this purpose, property would not include the HighPeak Energy common stock unless the HighPeak Energy common stock were part of a straddle where one of the offsetting positions was an option with respect to the HighPeak Energy common stock or a position with respect to substantially similar or related property (other than stock). Positions are treated as offsetting where the risk of loss from holding one position is substantially diminished by reason of holding another position.  The term diminished risk of loss is defined to include situations where the fair value of the stock and the fair value of the offsetting position are reasonably expected to vary inversely. It is possible that the ownership of HighPeak Energy common stock and the CVRs will constitute a straddle.  In such case, any losses realized from the disposition of either the HighPeak Energy common stock, CVRs or both are deductible in any taxable year only to the extent that the amount of such realized loss exceeds “the “unrealized” gain" (if any) with respect to the HighPeak Energy common stock, CVRs or both which were offsetting with respect to the interests sold (i.e. the unrealized appreciation inherent in the portion of the straddle still held at year end). Any excess realized loss is disallowed for tax purposes and carried to the next year with a deduction allowed upon the disposition of such offsetting positions that made up the initial straddle –i.e. - the appreciated position in the straddle).

As a result of treatment of the HighPeak Energy common stock and the CVRs as part of a straddle, for holders who had a holding period in their Pure Common Stock of one year or less when they received CVRs in the Parent Merger, some or all of the capital gain or loss otherwise recognizable upon sale, or exchange of the CVRs (including lapse) may be short term capital gain or loss instead of long term capital gain or loss and some or all of such loss may be deferred.  For holders who had a holding period in their Pure Common Stock of more than one year when they receive CVRs in the Parent Merger, any capital gain or loss recognized on the disposition of the HighPeak Energy common stock received in the exchange should be long-term capital gain or loss, though some or all of such loss may be deferred.  For holders who are corporations, their holding period for HighPeak Energy common stock will not include any day on which they also own CVRs. Therefore, the dividends received deduction may not be available for dividend income on HighPeak Energy common stock. U.S. Holders of Pure Common Stock participating in the Merger are urged to consult with their tax advisors regarding the treatment of the HighPeak Energy common stock and CVRs received in the Parent Merger as part of a straddle position.

It is possible that the ownership of HighPeak Energy warrants and the CVRs will also constitute a straddle with the tax consequences as generally described above on disposition of the HighPeak Energy warrants, CVRs or both.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of HighPeak Energy common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant (i.e., the U.S. Holder’s initial tax basis in the warrant) and the exercise price of such warrant. The U.S. Holder’s holding period for the HighPeak Energy common stock received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the HighPeak Energy common stock received would equal the U.S. Holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the HighPeak Energy common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the HighPeak Energy common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having a value equal to the exercise price of the exercised warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the HighPeak Energy common stock that would have been received with respect to the surrendered warrants in a regular exercise of warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the HighPeak Energy common stock received would equal the U.S. Holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the HighPeak Energy common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance, which, if any, of the alternative tax consequences and holding periods described above, would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of the warrants provide for an adjustment to the number of shares of HighPeak Energy common stock for which warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment, which has the effect of preventing dilution generally, is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of HighPeak Energy common stock, or as a result of the issuance of a stock dividend to holders of shares of HighPeak Energy common stock, in each case which is taxable to the holders of such shares as a distribution. A U.S. Holder would be subject to tax on any such constructive distribution in the same manner as if such U.S. Holder received a cash distribution from HighPeak Energy equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to imputed interest and dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of HighPeak Energy common stock or HighPeak Energy warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Pure Common Stock, or Pure warrants, or HighPeak Energy common stock, CVRs or HighPeak Energy warrants, as the case may be, in each case that is an individual, corporation, estate or trust that is not a U.S. Holder.

Tax Consequences for Non-U.S. Holders Exercising Redemption Rights

This section is addressed to Non-U.S. Holders of Pure Common Stock that elect to have their Pure Common Stock redeemed for cash as described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights.”

Redemption of Pure Common Stock

The characterization for United States federal income tax purposes of the redemption of a Non-U.S. Holder’s Pure Common Stock pursuant to the redemption provisions described in the sections entitled “Special Meeting of Pure Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Pure Common Stock, as described under “—U.S. Federal Income Tax Considerations to U.S. Holders —Tax Consequences for U.S. Holders Exercising Redemption Rights.”

Non-U.S. Holders of Pure Common Stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of their Pure Common Stock will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on a sale or other taxable disposition of Pure Common Stock which, in general, would include a redemption of Pure Common Stock that is treated as a sale of such securities as described above, unless:

●

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition takes place and certain other conditions are met;

●

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●

shares of Pure Common Stock constitute a United States real property interest due to Pure’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Pure believes that it will be a USRPHC on the date of any redemption as well as on the date of the business combination, and expect HighPeak Energy to be and to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as shares of Pure Common Stock are “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the Pure Common Stock, more than 5% of the shares of Pure Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of Pure’s status as a USRPHC. If shares of Pure Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. Holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on the disposition of Pure Common Stock (as described in the preceding paragraph), and withholding at a rate of 15% would apply to the gross proceeds received. There can be no assurance that Pure Common Stock will be treated as regularly traded on an established securities market. It is unclear how a holder’s ownership of warrants will affect the determination of whether such holder owns more than 5% of the shares of Pure Common Stock. In addition, special rules may apply in the case of a disposition of the Pure units or warrants if Pure Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded.

Taxation of Distributions

If the redemption does not qualify as a sale of Pure Common Stock, the Non-U.S. Holder will be treated as receiving a distribution of cash. Subject to the discussion below under “—FATCA,” in general, any distributions (including constructive distributions) we make to a Non-U.S. Holder on shares of Pure Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pure Common Stock (and, subject to the third bullet point and related text above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Pure Common Stock, which will be treated as described above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.” Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements including by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Tax Consequences of the Parent Merger

General

The characterization for United States federal income tax purposes of an exchange of a Non-U.S. Holder’s Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration, as a result of the Parent Merger in connection with the business combination generally will correspond to the U.S. federal income tax characterization of such an exchange of a U.S. Holder’s Pure Common Stock for HighPeak Energy common stock, HighPeak Energy warrants, CVRs and the Cash Consideration. Any such Non-U.S. Holder generally should not be subject to U.S. federal income tax on the exchange unless the exchange is treated as a taxable exchange and the Non-U.S. Holder falls within any of the circumstances described in the bullets above under “Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.” Please read “Tax Consequences of Non-U.S. Holders Exercising Redemption Rights — Treatment of Distributions” with respect to withholding in the event the Cash Consideration is treated as a dividend. Withholding will be required with respect to any amount of interest deemed received at the time of receipt of HighPeak Energy common stock pursuant to the CVRs (currently at a rate of 30%), unless either such interest is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States or such Non-U.S. Holder is eligible for a reduced rate of withholding under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). In the case of any imputed interest under the CVRs, it is possible that this tax would be withheld from HighPeak Energy common stock to be delivered pursuant to the CVRs.

Pure Warrants

The characterization for U.S. federal income tax purposes of the Parent Merger with respect to a Non-U.S. Holder of Pure warrants generally will correspond to the U.S. federal income tax characterization of the Pure warrants in the Parent Merger as described under “U.S. Federal Income Tax Considerations to U.S. Holders – Tax Consequences of the Parent Merger – Pure Warrants.” A Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax with respect to the Pure warrants unless the Parent Merger is treated as a taxable exchange of Pure warrants for HighPeak Energy warrants and the Non-U.S. Holder falls within any of the circumstances described in the bullets above under “Tax Consequences for Non-U.S. Holders Exercising Redemption Rights – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.” However, as a result of Pure’s expected status as a USRPHC, so long as the Class A Common Stock and warrants are regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owns at any time during the shorter of the 5-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the warrants, more than 5% of Pure’s warrants, generally will be subject to U.S. federal income tax on gain realized on the disposition of Pure’s warrants in the exchange. If the Pure warrants are not considered to be so regularly traded on an established securities market, but the Class A Common Stock is, only a Non-U.S. Holder whose warrants, as of the date of such Non-U.S. Holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of Pure’s Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of Pure’s warrants in the exchange as a result of Pure’s expected status as a USRPHC. If both Pure’s warrants and Class A Common Stock were not considered to be regularly traded on an established securities market, the relevant Non-U.S. Holder (regardless of the percentage of warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of the Pure warrants in the exchange and withholding tax (at a rate of 15%) generally would apply to the gross proceeds from such disposition as a result of Pure’s expected status as a USRPHC.

Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock

Dividends and Other Distributions on HighPeak Energy Common Stock

In general, any distributions made to a Non-U.S. Holder on HighPeak Energy common stock (and any constructive distributions a Non-U.S. Holder may be deemed to receive, as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Possible Constructive Distributions”) will generally be subject to the rules described above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Taxation of Distributions.”

In addition, Section 871(m) of the Code imposes withholding tax at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under final Treasury regulations issued pursuant to Section 871(m), these rules generally do not apply to a payment to the extent that the payment is already treated as a deemed dividend as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock— Possible Constructive Distributions.” However, because the Section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules above do not apply, in which case the Section 871(m) rules might require withholding. You should consult your tax advisor regarding the potential application of the Section 871(m) rules to your ownership of the warrants.

Disposition of HighPeak Energy Common Stock, CVRs or HighPeak Energy Warrants

Except as discussed below with respect to an exercise or lapse, the sale, exchange or other disposition of HighPeak Energy common stock, CVRs or HighPeak Energy warrants will generally be subject to the rules described above in “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock,” and “—Tax Consequences of the Parent Merger—Pure Warrants,” substituting references to Pure Common Stock or Pure warrants with HighPeak Energy common stock, CVRs or HighPeak Energy warrants, as applicable, and references to Pure with HighPeak Energy. For purposes of the discussion of dispositions of United States real property interests, it is unclear how ownership of the CVRs will affect the determination of the 5% threshold.

Exercise or Lapse of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Exercise or Lapse of a Warrant” above. However, capital losses recognized by a Non-U.S. Holder on lapse of a warrant will generally be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the second bullet above in “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.”

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. Holder of HighPeak Energy common stock, CVRs or HighPeak Energy warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of HighPeak Energy common stock, CVRs or HighPeak Energy warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of HighPeak Energy common stock, CVRs or HighPeak Energy warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any interest (including imputed interest, as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of the Parent Merger”) or dividends (including constructive dividends, as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders— Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock, CVRs and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Possible Constructive Distributions”) paid on Pure Common Stock and HighPeak Energy common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA.

Vote Required for Approval

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the effect of a vote “AGAINST” the Business Combination Proposal.

Pure’s Sponsor and Pure’s officers and directors have agreed to vote their shares of Pure Common Stock “FOR” approval of the Business Combination Proposal.

Recommendation of the Pure Board

THE PURE BOARD RECOMMENDS THAT THE PURE STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Pure Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Pure’s stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If Pure’s stockholders approve the Adjournment Proposal, Pure may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from its stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Pure stockholders, the Pure Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes actually cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Pure’s Sponsor has agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by it in favor of the Adjournment Proposal.

Recommendation of the Pure Board

THE PURE BOARD RECOMMENDS THAT PURE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SELECTED HISTORICAL FINANCIAL DATA OF PURE

The following table shows selected historical financial information of Pure for the periods and as of the dates indicated. The selected historical financial information of Pure as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018,  was derived from the unaudited and audited historical financial statements of Pure included elsewhere in this proxy statement/prospectus. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure” and Pure’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Statement of Operations Data:
Revenue	$—	$—	$—
Administrative expenses	30,000	120,000	86,000
General expenses	1,184,626	2,903,814	88,737
Franchise taxes	50,450	200,100	144,845
Loss from operations	(1,265,076)	(3,223,914)	(319,582)
Other income – investment income on Trust Account	1,182,962	8,739,160	5,777,767
Net income (loss) before income tax provision	(82,114)	5,515,246	(5,458,185)
Income tax provision	229,081	1,730,072	1,182,914
Net income (loss) attributable to common shares	$(311,195)	$3,785,174	$4,275,271
Weighted average shares outstanding:
Class A Common Stock(1)(2)	36,819,386	40,582,734	41,400,000
Class B Common Stock	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.02	$0.16	$0.11
Basic and diluted loss per common share, Class B	(0.11)	(0.28)	(0.01)

	As of March 31, 2020	As of December 31, 2019
Balance Sheet Data:
Total assets	$373,970,477	$392,242,069
Total liabilities	$11,063,422	$6,212,388
Working capital	$(10,955,890)	$(5,967,681)
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)(1)(2)	$357,907,051	$381,029,671
Total Stockholders’ equity	$5,000,004	$5,000,010

(1)

As of March 31, 2020 and for the three months ended March 31, 2020 exclude the effect of the redemptions of 30,603,570 shares of Class A Common Stock in connection with the Third Extension and as of December 31, 2019 and for the year ended December 31, 2019 exclude the redemptions of 30,603,570 shares of Class A Common Stock and 2,189,801 shares of Class A Common Stock in connection with the Third Extension and Second Extension, respectively.

(2)

Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized, 35,616,199 and 37,806,000 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively (35,095,906 and 37,725,710 subject to redemption as of March 31, 2020 and December 31, 2019, respectively).

INFORMATION ABOUT PURE

Overview

We are a blank check company incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses, with a focus for a target business in the upstream oil and gas industry in North America where our management team’s networks and experience are suited.

In connection with the organization of the Company, founder shares were sold to our Sponsor. In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founder shares, which we cancelled, leaving an aggregate of 8,625,000 founder shares outstanding. In March 2018, our Sponsor transferred 40,000 founder shares to each of our three independent director nominees resulting in a total of 120,000 founder shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in our Sponsor holding 10,206,000 founder shares and each of our independent director nominees holding 48,000 founder shares for an aggregate of 10,350,000 founder shares. At July 17, 2020, our Sponsor and our initial stockholders held, collectively, 10,350,000 founder shares. The Sponsor will forfeit 5,350,000 founder shares immediately prior to the Merger Effective Time pursuant to the terms of the Sponsor Support Agreement.

On April 17, 2018 (the “IPO Closing Date”), we consummated our IPO of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit, generating gross proceeds of $414,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A Common Stock of the Company at $0.0001 par value and one half of one warrant. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. Each warrant will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an Initial Business Combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by August 21, 2020, the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A Common Stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement. Each private placement warrant is exercisable to purchase one share of our Class A Common Stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. We received gross proceeds from the IPO and the sale of the private placement warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in the Trust Account. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, we entered into the Forward Purchase Agreement with HPEP I, an affiliate of our Sponsor. On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing.

Initial Business Combination

Our Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), at the time of the agreement to enter into the Initial Business Combination. The Pure Board has determined that the fair market value of the business combination meets this test.

Redemption Rights for Holders of Public Shares

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our IPO with the opportunity to elect to require that we redeem all or a portion of their shares of Class A Common Stock upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. The Trust Account holds or is anticipated to hold, as applicable, (i) the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, (ii) the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK LP (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension (each as defined in the accompanying proxy statement/prospectus) for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $53.1 million (net of permitted liabilities), the estimated per share redemption price would have been approximately $10.60. As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, representing a $0.351 payment for each share of Class A Common Stock outstanding. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Submission of Business Combination to a Stockholder Vote

The special meeting is being called to solicit your approval of, among other things, the business combination. The public stockholders may exercise their redemption rights whether they vote for, against or abstain from voting on the business combination. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal.

Employees

We currently have four executive officers. Members of the management team are not obligated to devote any specific number of hours to Pure matters but they intend to devote as much of their time as they deem necessary to our affairs. We presently expect our officers to devote such amount of time as they reasonably believe is necessary to the business. We do not intend to have any full time employees prior to the Closing.

Management

Directors and Executive Officers

The directors and executive officers of Pure as of July 31, 2020 are as follows:

Name	Age	Position
Jack Hightower	72	Chairman of the Board and Chief Executive Officer
Michael L. Hollis	45	President
Rodney L. Woodard	65	Chief Operating Officer and Director
Steven W. Tholen	69	Chief Financial Officer
Sylvia K. Barnes	63	Director
M. Gregory Colvin	60	Director
Jared S. Sturdivant	41	Director

Jack Hightower has served as Pure’s Chairman of the Board, Chief Executive Officer and President since its Inception in November 2017. Mr. Hightower has over 49 years of experience in the oil and gas industry managing multiple exploration & production (“E&P”) platforms. Mr. Hightower currently serves as the Chairman of the Board and Chief Executive Officer of the general partner of the HighPeak Funds, a position held since October 2014. Mr. Hightower served as Chairman, President and CEO of Bluestem Energy Partners, LP (“Bluestem”) from 2011 to 2013. Prior to forming Bluestem, Mr. Hightower served as Chairman, President, and CEO of Celero II from 2006 to 2009 and as Chairman, President and CEO of Celero from 2004 to 2005. Prior to forming Celero, Mr. Hightower served as Chairman, President and CEO of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), which became the 11th largest publicly traded independent E&P company in North America. In October 2002, Unocal tendered for the Pure Resources shares it did not already own. In March 1995, Mr. Hightower founded Titan (Nasdaq: TEXP), the predecessor to Pure Resources, and served as Chairman, President and CEO. Prior to founding Titan, Mr. Hightower served as Chairman, President and CEO of Enertex Inc. (“Enertex”), the general partner and operator of record for several oil and gas partnerships from 1991 to 1994. Mr. Hightower graduated from Texas Tech University in 1970 with Bachelor of Business Administration degrees in Administrative Finance and Money, Banking & Investments.

Pure believes Jack Hightower is well-qualified to serve as a member of the Pure Board due to his executive leadership and industry experience.

Michael L. Hollis has served as Pure’s President since December 9, 2019. Prior to joining Pure, Mr. Hollis served as President and Chief Operating Officer (“COO”) of Diamondback Energy, Inc. (“Diamondback”) (Nasdaq: FANG), a Permian focused oil and gas producer, from January 2017 through September 2019, prior to which he served as COO since 2015 and Vice President of Drilling. Since 2011, Mr. Hollis also served on the Board of Directors for Diamondback as well as on the Board of Directors of Viper Energy Partners LP (Nasdaq: VNOM). Prior to his positions at Diamondback, Mr. Hollis was a Drilling Manager at Chesapeake Energy Corporation and also held roles of increasing responsibility in production, completions and drilling engineering at ConocoPhillips and Burlington Resources Inc. Mr. Hollis has over 20 years of oil and gas experience and graduated from Louisiana State University in 1998 with a Bachelor of Science in Chemical Engineering.

Rodney L. Woodard has served as Pure’s Chief Operating Officer and a director since its Inception in November 2017. Mr. Woodard has over 40 years of experience in the oil and gas industry as a CEO, COO, and leader of Engineering and Operations of numerous E&P companies. Mr. Woodard has served as the Executive Vice President & Chief Operating Officer for the HighPeak Funds from 2017 to the present. From 2016 to 2017, Mr. Woodard presented portfolio company investment proposals to acquire and develop oil and gas assets in the Permian Basin to several private equity firms. Mr. Woodard served as the President and COO of Atlantic Resources (“Atlantic”) from 2015 to 2016. Prior to Atlantic, Mr. Woodard served as CEO and COO of Celero II, a Natural Gas Partners portfolio company, with operations principally in the Permian Basin from 2006 to 2015. Prior to Celero II, Mr. Woodard served as Executive Vice President and COO of Celero, a Quantum Energy Partners portfolio company from 2004 to 2006. From 2002 to 2004, Mr. Woodard was Vice President of Reserves and Evaluations with Pure Resources (NYSE: PRS) and was a co-founder of its predecessor, Titan Exploration (Nasdaq: TEXP). From 1986 to 1995, Mr. Woodard held various positions of increasing responsibility at Selma International Investments Ltd. (“Selma”). From 1979 to 1986, Mr. Woodard held various positions at Delta Drilling Company, obtaining the position of Division Manager for West Texas. Mr. Woodard held various positions at Amoco Production Company from 1977 to 1979. Mr. Woodard graduated from The Pennsylvania State University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Pure believes Rodney L. Woodard is well-qualified to serve as a member of the Pure Board due to his executive leadership and industry and financing experience.

Steven W. Tholen has served as Pure’s Chief Financial Officer (“CFO”) since its Inception in November 2017. Mr. Tholen is a Corporate Finance Executive with over 30 years of experience in building, leading and advising corporations through complex restructurings, purchase and sales transactions, and capital market transactions. Mr. Tholen has served as the Chief Financial Officer for the HighPeak Funds since 2014. Mr. Tholen served as co-founder and Executive Vice President – Finance of Fieldco Construction Services, Inc., which provides oilfield construction services to clients throughout East Texas & Western Louisiana, from 2011 to 2013. From 2009 to 2013, Mr. Tholen served as founder and President of SDL&T Energy Partners, a source of equity & debt financing to fund energy companies and energy projects worldwide. From 2001 to 2008, Mr. Tholen was Senior Vice President & CFO of Harvest Natural Resources, Inc., an exploration and production company with properties in the United States, Venezuela, Indonesia, Gabon, and Russia. From 1995 to 2000, Mr. Tholen served as Vice President and CFO of Penn Virginia Corporation, an independent natural gas and oil company. From 1990 to 1995, Mr. Tholen was Treasurer/Manager of Business Administration of Cabot Oil & Gas Corporation, a North American independent natural gas producer. Mr. Tholen graduated from St. John’s University with a Bachelor of Science degree in Physics and earned his MBA-Finance from The University of Denver, Daniels School of Business.

Sylvia K. Barnes has served as a director since April 17, 2018. Ms. Barnes has been a Principal and owner of Tanda Resources LLC, a privately-held oil & gas investment and consulting company, since April 2015. In addition, Ms. Barnes is a member of the Board of Directors of Teekay GP LLC, the general partner of Teekay LNG Partners L.P. (NYSE: TGP) and serves as chairperson of its Governance Committee and as a member of its Audit Committee and Conflicts Committee. Ms. Barnes also is a member of the Board of Directors of Ultra Petroleum Corp. (Nasdaq: UPL) and serves as a member of the Compensation Committee. Previously, Ms. Barnes served on the Board of Directors of SandRidge Energy Inc. (NYSE: SD) and served as chairperson and member of its Compensation Committee and as a member of its Audit Committee. Ms. Barnes also previously served on the Board of Directors of Halcón Resources Corporation (NYSE: HK) as a member of its Audit and Reserves Committees and on the Board of Directors of the Harris County Houston Sports Authority and was a member of the Finance Committee.

From 2011 to March 2015, Ms. Barnes served as Managing Director and Group Head for KeyBanc Capital Markets Oil & Gas Investment and Corporate Banking Group (“KeyBanc”) and was a member of the firm’s Executive Committee. Prior to joining KeyBanc, Ms. Barnes was Head of Energy Investment Banking at Madison Williams, and Managing Director at Merrill Lynch’s energy investment banking practice. She joined Merrill Lynch as part of the firm’s acquisition of Petrie Parkman & Co. From 1994 to 2000, Ms. Barnes worked as Managing Director and SVP for Nesbitt Burns, including serving as head of the firm’s U.S. energy investment banking group. Prior to that she worked in various capacities at Nesbitt Burns and its parent company, Bank of Montreal. As a banker Ms. Barnes devoted her career to serving companies in the upstream oil and gas sector and she successfully executed a variety of mergers, acquisitions and divestiture transactions, and advised on public and private equity offerings and private debt and equity placements. Ms. Barnes began her career as a reservoir engineer for Esso Resources. Ms. Barnes graduated from the University of Manitoba with a Bachelor of Science in Engineering (Dean’s List), was a licensed professional engineer in Alberta and earned a Masters of Business Administration in Finance from York University.

Pure believes Ms. Sylvia K. Barnes is well-qualified to serve as a member of the Pure Board due to her insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by energy companies as well as her extensive financial analysis and transaction experience and knowledge of the oil & gas industry and public company corporate board experience.

M. Gregory Colvin has served as a director since April 17, 2018. Mr. Colvin currently serves on the Board of Directors of Sanchez Energy Corporation (“Sanchez”), a position he has held since 2012. While at Sanchez, Mr. Colvin chaired the compensation committee, served on the pricing committee for all securities offerings, and was a member of the audit, nominating, and governance committees. From December 2011 to 2014, Mr. Colvin was the Managing Partner and Chief Operating Officer of Sankofa Capital, an investment management firm which he co-founded. Mr. Colvin currently holds a series 24, 7, and 63 securities license. From 2007 to 2012, Mr. Colvin was a licensed broker affiliated with Bluffview Capital, LP, where his focus was on private equity and hedge fund clients. From 1997 to 2006, Mr. Colvin was a Managing Director of the Private Funds Group at Donaldson, Lufkin & Jenrette Securities Corp and Credit Suisse LLC. In 1986, Mr. Colvin started his professional career with Stephens Inc. specializing in placing primary and secondary fixed income products to institutional investors. Mr. Colvin received his Bachelor of Science degree in Business Administration from the University of Arkansas. Mr. Colvin currently serves on the advisory board of the Sam M. Walton College of Business at the University of Arkansas.

We believe M. Gregory Colvin is well-qualified to serve as a member of the Pure Board due to his extensive experience in leadership positions at large financial institutions, and substantive understanding of capital markets and the upstream oil and gas industry and his public company corporate board experience.

Jared S. Sturdivant has served as a director since April 17, 2018. Mr. Sturdivant has served as the Managing Partner of Platform Group, LP, a partnership focused on private equity investments since July 2015 and Source Energy Partners, LLC, a partnership focused on acquiring oil and gas mineral interests since April 2017. Mr. Sturdivant also invests in oil and gas minerals serving as Managing Partner of Alta Mesa Mineral Acquisitions, LLC since December 2013. Previously, Mr. Sturdivant spent over a decade in the hedge fund industry with multi-billion dollar institutions focused on distressed debt investments, deep value equity, debt origination and private equity investments. Prior to that, Mr. Sturdivant served as a restructuring advisor to companies going through Chapter 11 reorganizations. Mr. Sturdivant has previously served as a strategic advisor to Mr. Harold C. Simmons. Mr. Sturdivant graduated magna cum laude with a Bachelor of Business Administration in Finance from the McCombs School of Business at The University of Texas.

We believe Jared S. Sturdivant is well-qualified to serve as a member of our the Pure Board due to his more than 19 years of experience as an investor and management of partnerships focused on minerals, E&P assets and private equity platforms and his substantive understanding of the upstream oil and gas industry.

Number, Terms of Office and Election of Officers and Directors

We have five directors. The Pure Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term, except for those directors appointed prior to our first annual meeting of stockholders. The term of office of the first class of directors, consisting of Mr. Sturdivant, expired at our special meeting in lieu of an annual meeting of stockholders where Mr. Sturdivant was elected for a new three-year term. The term of office of the second class of directors, consisting of Mr. Woodard and Mr. Colvin, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Hightower and Ms. Barnes, will expire at the third annual meeting of stockholders.

Our officers are appointed by the Pure Board and serve at the discretion of the Pure Board, rather than for specific terms of office. The Pure Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and such other offices as may be determined by the Pure Board.

The Pure Board Leadership Structure and Role in Risk Oversight

The Pure Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Pure Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. This has allowed the Pure Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is also our Chairman. The Pure Board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the Pure Board considered, among other matters, Mr. Hightower’s experience in leading businesses and believes that his experience and knowledge allow him to serve as both Chairman and Chief Executive Officer. In addition, the Pure Board believes that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Pure Board is actively involved in overseeing our risk assessment and monitoring processes. The Pure Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Pure Board include consideration of the challenges and risks of our businesses, and the Pure Board and management actively engage in discussion on these topics. In addition, each of the Pure Board’s committees considers risk within its area of responsibility.

Director Independence

The Nasdaq listing standards require a majority of the Pure Board be independent. The Pure Board has determined each of Ms. Barnes, Mr. Colvin and Mr. Sturdivant are considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Pure Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the IPO Closing Date through the earlier of consummation of our Initial Business Combination or August 21, 2020, we pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating and consummating an Initial Business Combination. Our Audit Committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Pure Board

The Pure Board has three standing committees: an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee operates under a charter approved by the Pure Board and has the composition and responsibilities described below.

Audit Committee

The Pure Board has established an Audit Committee. Audit Committee members include Ms. Barnes, Mr. Colvin and Mr. Sturdivant, each of whom is an independent director under the Nasdaq’s listing standards. Ms. Barnes serves as chair of the Audit Committee.

The Audit Committee’s duties, which are specified in our Audit Committee charter, include, but are not limited to:

●

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under the Nasdaq’s listing standards. The Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee

The Pure Board has established a Compensation Committee. Compensation Committee members include Mr. Sturdivant, Ms. Barnes and Mr. Colvin, each of whom is an independent director under the Nasdaq’s listing standards. Mr. Sturdivant serves as chair of the Compensation Committee. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee

The Pure Board has established a Nominating Committee. Nominating Committee members include Mr. Colvin, Ms. Barnes and Mr. Sturdivant, each of whom is an independent director under the Nasdaq’s listing standards. Mr. Colvin serves as chair of the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Pure Board. The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Pure Board. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Committee Membership, Meetings and Attendance

Each of the Audit Committee, Compensation Committee and Nominating Committee of the Pure Board is comprised entirely of independent directors.

During the three months ended March 31, 2020 and the fiscal year ended December 31, 2019, our Audit Committee held one and four meetings, respectively, and there were no Compensation Committee meetings or Nominating and Corporate Governance Committee meetings.

Each of our incumbent directors attended or participated in 100% of the meetings of the respective committees of which he or she is a member held during the period such incumbent director. We encourage all of our directors to attend our annual meetings of stockholders.

Director Nominations

The guidelines for selecting director nominees, which are specified in the Nominating Committee Charter, generally provide persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Pure Board. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Stockholder Communications

The Pure Board has established a process for stockholders to send communications to it and its committees. Stockholders are invited to communicate to the Pure Board or its committees by writing to our Chief Financial Officer at Pure Acquisition Corp., c/o Chief Financial Officer, 421 W, 3rd Street, Suite 1000, Fort Worth, Texas 76102. In addition, interested parties may communicate with the Chairman of the Pure Board or with the non-management and independent directors of the Company as a group by writing to our Chairman at Pure Acquisition Corp., c/o Chief Financial Officer, 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Pure Board, its committees, our Chairman or the non-management and independent directors of the Company as a group, as applicable. Communications are sent as soon as practicable to the party to whom they are addressed, or if addressed to the Pure Board generally, to the Chairman of the Pure Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Pure Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (ii) as a member of the Compensation Committee of another entity, one of whose executive officers served on the Pure Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of any class of equity security which is registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019, there were no delinquent filers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Business Conduct and Ethics and our Audit, Nominating and Compensation Committee charters as exhibits to the registration statement related to our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us in writing at 421 W. 3rd Street, Suite 1000, Fort Worth, TX 76102 or by telephone at (817) 850-9200. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors, other than our independent directors, is an officer and/or director of our Sponsor and/or of a HighPeak affiliate company. As described elsewhere in this proxy statement/prospectus, HighPeak affiliate companies are oil and gas companies which pursue asset and company acquisitions in the energy industry, the same industry within which we intend to focus our search for a target business. As a result, it is possible a potential opportunity could be suitable for us as well as for a HighPeak affiliate company.

In relation to the foregoing, our Charter provides that:

●

we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities presented to our Sponsor and its affiliates or our non-employee directors and their affiliates (except in the case of a non-employee director, such opportunity is presented solely in his capacity as an officer or director of our Company); and

●

our officers and directors will not be liable to our Company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our Sponsor or its affiliates to the fullest extent permitted by Delaware law.

In addition to our Sponsor, our officers and directors are, and may in the future become, affiliated with other companies or have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors besides obligations owed to our Sponsor.

Individual	Entity	Entity’s Business	Affiliation
Sylvia K. Barnes	Tanda Resources LLC	Oil and gas investment and consulting	Principal and owner
	Teekay GP, LLC, the general partner of Teekay LNG Partners, L.P.	Owner and operator of LNG carriers	Director
	Ultra Petroleum Corp.	Oil and gas exploration and production	Independent Director
M. Gregory Colvin	Sanchez Energy Corporation	Oil and gas exploration and production	Director
	Vetsource	Pet pharmaceuticals	Director
Jared S. Sturdivant	Source Energy Partners, LLC	Acquisition of oil and gas mineral interests	Managing Partner
	Platform Group, LP	Private equity investments	Managing Partner
	Source Energy Operating, LP	Acquisition of oil and gas mineral interests	Director
	Mikada Holdings LLC	Manufacturing	Managing Partner
	Alta Mesa Mineral Acquisitions, LLC	Oil and gas minerals	Managing Partner
	ZTX Drilling, LLC	Oil and gas working interests	Managing Partner
	Cascata Platform Holdings, LP	Private equity investments	Managing Partner

Investors should also be aware of the following potential conflicts of interest:

●

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●

Unless we consummate our Initial Business Combination, our officers, directors and Sponsor will not receive reimbursement or repayment for any out-of-pocket expenses incurred by them, or loans made to us, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account.

●

The founder shares beneficially owned by our Sponsor and independent directors will be released from escrow only if a business combination is successfully completed and any warrants which our officer or directors may purchase in the aftermarket will expire worthless if a business combination is not consummated. Additionally, our officers and directors will not receive liquidation distributions with respect to any of their founder shares. For the foregoing reasons, the Pure Board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination with.

We are not prohibited from pursuing an Initial Business Combination with or from a company affiliated with, or involving properties operated by, our Sponsor or its affiliates or its officers or directors or security holders; nor are we prohibited from entering into an agreement with our Sponsor or its affiliates or a company affiliated with our officers or directors or security holders with respect to the operation of any properties we acquire in connection with the Initial Business Combination. In connection with the business combination, we may obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our Initial Business Combination is fair to our Company from a financial point of view. Through their direct or indirect interest in a HighPeak affiliated company, members of our management team currently own an indirect interest in us. Each member of our management team may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

All of the members of our management team are employed by a HighPeak affiliate and are direct investors in a HighPeak affiliate. HighPeak is continuously made aware of potential business opportunities, one or more of which we may desire to pursue for a business combination.

Our Sponsor, officers and directors have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our Initial Business Combination or we have failed to complete our Initial Business Combination by August 21, 2020.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policy on the Pure Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by our independent registered public accounting firm as provided under the Audit Committee charter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PURE

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Pure included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Pure is a blank check company incorporated as a Delaware corporation on November 13, 2017 (“Inception”) and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. We consummated our IPO on April 17, 2018 (the “IPO Closing Date”).

In connection with our formation, representatives of our Sponsor along with HPEP I, developed a rigorous screening process to identify assets that fit Pure’s investment criteria and would allow Pure to execute on its business strategy.

On October 10, 2019, our stockholders approved the First Extension. We requested the First Extension in order to allow more time to complete an Initial Business Combination. In connection with the Extension approved on October 10, 2019, 3,594,000 shares were redeemed, for a total value of $36,823,301.

Further, on February 20, 2020, our stockholders approved the Second Extension. We requested the Second Extension in order to allow more time to complete the business combination. In connection with the Second Extension, 2,189,801 shares of Class A Common Stock were redeemed, for a total value of $22,811,431.

Further, on May 15, 2020, our stockholders approved the Third Extension. We requested the Third Extension in order to allow more time to complete the business combination. In connection with the Third Extension, 30,603,570 shares of Class A Common Stock were redeemed, for a total value of $322,063,673.

At March 31, 2020 and December 31, 2019, we held cash of $107,532 and $179,515, respectively, and current liabilities of $11,063,422 and $6,212,388, respectively. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations for the Three Months Ended March 31, 2020

We have neither engaged in any significant operations nor generated any operating revenue to date. Our only activities since Inception relate to our formation, the IPO and efforts directed toward locating a suitable business combination. We will not generate any operating revenue until after completion the Initial Business Combination, at the earliest. Prior to such time, we will generate non-operating income in the form of interest income on cash and cash equivalents. We have incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance) and expect to incur increased expenses in the future related to the pursuit of our acquisition plans.

For the three months ended March 31, 2020, we had net (loss) of $311,195 which consisted of interest income held in the Trust Account of $1,182,962 more than offset by operating costs of $1,184,626 primarily related to the business combination, administrative service fees of $30,000, franchise taxes of $50,540 and an income tax provision of $229,081.  For the three months ended March 31, 2019, we had a net income of $1,745,005 which consisted of interest income held in the Trust Account of $2,434,969 partially offset by operating costs of $101,163 primarily related to the business combination, administrative service fees of $30,000, franchise taxes of $57,968 and an income tax provision of $500,833. Our business activities since our IPO have consisted solely of identifying and evaluating prospective acquisition targets for an Initial Business Combination, including with respect to the proposed business combination.

Results of Operations for the Year Ended December 31, 2019

For the year ended December 31, 2019, we earned net income of $3,785,184 which consisted of interest income on cash and cash equivalents held in the Trust Account partially offset by (i) expenses related to the business combination of $2,903,814, (ii) tax expenses of $1,930,172 and (iii) administrative expenses of $120,000. Our income consists solely of interest earned.

Results of Operations for the Year Ended December 31, 2018

For the year ended December 31, 2018, we earned net income of $4,275,271, which primarily consisted of interest income on cash and cash equivalents held in the Trust Account partially offset by tax expenses of $1,327,759, expenses related to the business combination of $88,737 and administrative expenses of $86,000.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial sale of our founder shares, to our Sponsor and the proceeds of a $200,000 loan from our Sponsor. Upon the closing of the IPO, the Company repaid our Sponsor $200,000 in settlement of the outstanding loan in full.

On the IPO Closing Date, we consummated the IPO of 41,400,000 units, including 5,400,000 units sold, to cover the over-allotments at a price of $10.00 per unit resulting in gross proceeds from the IPO of $414,000,000. Our Sponsor purchased an aggregate of 10,280,000 private placement warrants at a purchase price of $1.00 per private placement warrant, or $10,280,000 in the aggregate.

On April 17, 2018, proceeds of $414,000,000 were deposited in a U.S.-based trust account at J.P. Morgan, N.A. and maintained by Continental Stock Transfer & Trust Company, acting as trustee, for the benefit of our public stockholders. Of the gross proceeds received from the IPO and the sale of the private placement warrants not deposited into the Trust Account, $8,280,000 was used to pay underwriting discounts and commissions in the IPO, $200,000 was used to repay the loan from our Sponsor in full and the balance was reserved to pay accrued offering and formation expenses; prospective acquisition business, technical, legal and accounting due diligence expenses; and continuing general and administrative expenses. As of December 31, 2019, we had approximately $391,964,540 in the Trust Account. We redeemed 3,594,000 shares of our Class A Common Stock in October 2019 in connection with our First Extension and 2,189,801 shares of our Class A Common Stock in February 2020 in connection with our Second Extension for a total of 5,783,801 shares of our Class A Common Stock and a total value of $59,634,732.

On October 16, 2019, we entered into a promissory note with HighPeak Holdings to borrow up to $7.0 million. On February 14, 2020, we entered into an amended and restated promissory note with HighPeak Holdings to borrow up to $11.0 million. No interest will accrue on the unpaid balance of the promissory note. The entire unpaid balance of the promissory note, as amended, shall become payable on the earlier of (i) August 21, 2020 or (ii) the date on which we consummate a business combination. The balance outstanding on the promissory note at March 31, 2020 was $8,175,000.

We had cash on hand of $107,532 at March 31, 2020 and $179,515 at December 31, 2019, respectively.

In addition, interest income from the Trust Account may be released to us for any amounts necessary to pay (i) our income and other tax obligations, (ii) payment of $10,000 per month to our Sponsor or one of its affiliates, until August 21, 2020, for office space, utilities and secretarial and administrative support commencing on April 13, 2018, the date of listing of our securities on the Nasdaq, and (iii) our liquidation expenses if we are unable to consummate a business combination within the required time period (up to a maximum of $50,000).

Our Sponsor has agreed to loan, or cause an affiliate to loan, us or one of our subsidiaries, (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension (each as defined in the accompanying proxy statement/prospectus) for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension. As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, representing a $0.351 payment for each share of Class A Common Stock outstanding. If we are unable to complete an Initial Business Combination by August 21, 2020, we must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem the Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including Sponsor Extension Loans and interest earned on the funds in the Trust Account and not previously released to Pure to fund working capital requirements and/or to pay taxes (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Pure Board, dissolve and liquidate, subject to in the case of clauses (ii) and (iii), our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

This mandatory liquidation and subsequent dissolution if an Initial Business Combination is not completed by August 21, 2020, raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate on or after August 21, 2020.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per unit in the IPO.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for utilities, secretarial support and administrative services to our Sponsor or one of its affiliates. The agreement terminates upon the earlier of the consummation of the business combination or upon a liquidation of the Company.

On April 12, 2018, we engaged Oppenheimer & Co. Inc. and EarlyBirdCapital separately as advisors in connection with a potential business combination to assist us in arranging meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the business combination and assist us with the preparation of our press releases and public filings in connection with the business combination. The Company will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee for such services, in the aggregate, of $5.0 million, plus five percent (5%) on any capital raised by Oppenheimer & Co. Inc. and EarlyBirdCapital in excess of $100 million upon the consummation of our Initial Business Combination pursuant to the terms of the Business Combination Marketing Agreement, as amended. No fee will be due if we do not complete an Initial Business Combination.

On September 25, 2019, we engaged Jefferies LLC as an advisor in connection with a potential business combination to support us with equity capital markets related financial advice and assistance, introduce us to potential investors interested in purchasing our securities, and assist us in obtaining stockholder approval for the business combination. The Company will pay Jefferies LLC a cash fee for such services in an amount of $1.5 million upon the consummation of our Initial Business Combination pursuant to the terms of the Engagement Letter, as amended. No fee will be due if we do not complete an Initial Business Combination.

On October 16, 2019, we entered into a promissory note with HighPeak Holdings, to borrow up to $7.0 million. On February 14, 2020, we entered into an amended and restated promissory note with HighPeak Holdings to borrow up to $11.0 million. No interest will accrue on the unpaid balance of the promissory note. The entire unpaid balance of the promissory note, as amended, shall become payable on the earlier of (i) August 21, 2020 or (ii) the date on which we consummate a business combination. The balance outstanding on the promissory note at March 31, 2020 was $8,175,000.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income (Loss) Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the IPO and private placement warrants to purchase 20,700,000 and 10,280,000 shares of our Class A Common Stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

Our statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income per share. Net income per common share for basic and diluted for Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A Common Stock since issuance. The 2019 weighted average shares outstanding calculation includes effect of the 3,594,000 shares of Class A Common Stock which were redeemed in October 2019. Net loss per common share for basic and diluted for Class B Common Stock is calculated by dividing the net loss, which excludes income attributable to Class A Common Stock, by the weighted average number of Class B Common Stock outstanding for the period.

Cash and Cash Equivalents

We consider all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2020 or December 31, 2019.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the IPO and the private placement of private placement warrants of $414,000,000 which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by us in connection with the consummation of an Initial Business Combination.

As of March 31, 2020, and December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $373,830,123 and 391,964,540, respectively after considering a distribution of $36,823,301 to redeem 3,594,000 shares of Class A Common Stock during 2019 in connection with the First Extension and $22,811,431 to redeem 2,189,801 shares of Class A Common Stock in February 2020 in connection with the Second Extension in which the Company’s stockholders extended the period in which the Company must consummate its business combination from October 21, 2019 to May 21, 2020. From the IPO Closing Date through March 31, 2020, we paid $3,011,000 to the IRS, with funds received from the Trust Account, for estimated federal income taxes and $344,845 to the State of Delaware for franchise taxes. From the IPO Closing Date through March 31, 2020, we paid $220,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services.

In connection with the Extensions, 36,387,371 shares of Class A Common Stock have been redeemed, for a total value of $381,698,405. The Trust Account holds or is anticipated to hold, as applicable, (i) the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, (ii) the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK LP (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries (a) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder votes to approve the First Extension and Second Extension (each as defined in the accompanying proxy statement/prospectus) for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until May 21, 2020, and (b) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension. As of June 30, 2020, we had approximately $53.1 million (net of permitted liabilities) in the Trust Account. As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, representing a $0.351 payment for each share of Class A Common Stock outstanding.

Redeemable Common Stock

All of our 37,806,000 shares of Class A Common Stock, which were outstanding on March 31, 2020, contain a redemption feature which allows for the redemption of Class A Common Stock upon our liquidation or pursuant to our warrant tender offer/stockholder approval provisions. We redeemed 3,594,000 shares of our Class A Common Stock in October 2019 in connection with our First Extension, 2,189,801 shares of our Class A Common Stock in February 2020 in connection with our Second Extension, and 30,603,570 shares of our Class A Common Stock in May 2020 in connection with our Third Extension for a total of 36,387,371 shares of our Class A Common Stock. As of July 17, 2020, 5,012,629 shares of our Class A Common Stock were outstanding. In accordance with FASB ASC 480, redemption provisions not solely within our control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although we have not specified a maximum redemption threshold, our second amended and restated certificate of incorporation provides that in no event will Pure redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. On May 15, 2020, our stockholders approved the Third Extension, extending the date by which we must consummate an initial business combination from May 21, 2020 to August 21, 2020. In connection with the Third Extension, 30,603,570 shares of Class A Common Stock were redeemed for a total value of $322,063,673 on May 18, 2020 from the Trust Account.

We recognize changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A Common Stock shall be affected by charges against additional paid-in capital.

Accordingly, at March 31, 2020 and December 31, 2019, 35,095,906 and 37,725,710 shares of Class A Common Stock were classified outside of permanent equity at approximately $10.20 and $10.10 per share, respectively. The shares of Class A Common Stock outstanding at March 31, 2020 and December 31, 2019 include the effect of the shares of Class A Common Stock redeemed of 5,783,801 pursuant to the First Extension and Second Extension and of 3,594,000 pursuant to the First Extension, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. At March 31, 2020 and December 31, 2019, we had not experienced losses on this account and management believes that we are not exposed to significant risks on such account.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of our assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Offering Costs

We comply with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs incurred through the date of the financial statements directly related to the preparation of the IPO were charged to stockholders’ equity upon completion of the IPO.

Income Taxes

We follow the asset and liability method for accounting for income taxes under FASB ASC 740 — “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 and December 31, 2019. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since Pure’s Inception.

State Franchise Taxes

We are incorporated in the State of Delaware and are subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. We have liabilities on the accompanying balance sheets for accrued Delaware state franchise taxes of $50,000 and $84,214 as of March 31, 2020 and December 31, 2019, respectively. On the accompanying income statements, we incurred Delaware franchise tax expense of 50,450 and $57,968 for the three months ended March 31, 2020 and 2019, respectively. We paid the State of Delaware $84,214 and $144,795 dollars during the three months ended March 31, 2020 and 2019, respectively, for Delaware franchise taxes.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosure About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the IPO and the identification, evaluation and undertaking of a business combination. We have neither engaged in any operations nor generated any revenues. At March 31, 2020, the amount held in the Trust Account represents net proceeds from the IPO and the private placement of private placement warrants of $414,000,000, net of redemptions pursuant to the First Extension, which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and are classified as restricted assets because such amounts can only be used by us in connection with the consummation of an Initial Business Combination.

As of March 31, 2020 and December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $373,830,123 and $394,964,540, respectively. For the three months ended March 31, 2020, investments held in the Trust Account generated interest income of $1,182,962. During the three months ended March 31, 2020, we paid zero to the IRS, with funds received from the Trust Account, for estimated federal income taxes and $84,214 to the State of Delaware for franchise taxes. During the three months ended March 31, 2020, we paid $20,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services. Due to the short-term nature of the money market fund’s investments, we do not believe there will be an associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our Inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

SELECTED HISTORICAL FINANCIAL DATA OF THE PREDECESSORS

The following table shows selected historical financial information of the Predecessors for the periods and as of the dates indicated because, as discussed further in this proxy statement/prospectus, HighPeak Energy expects that, following the completion of the business combination, HPK LP will be its “predecessor” for financial reporting purposes, and HighPeak I is HPK LP’s “predecessor” for financial reporting purposes. The selected historical financial information of the Predecessors was derived from the unaudited and audited historical financial statements of the Predecessors included elsewhere in this proxy statement/prospectus including, (i) HPK LP as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020, (ii) HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and (iii) HighPeak I as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Historical results are not necessarily indicative of future operating results. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

	HPK LP Three Months Ended March 31, 2020 (1)	HighPeak I Three Months Ended March 31, 2019	HPK LP Period from August 28, 2019 (Inception) Through December 31, 2019	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018 (1)	HighPeak I Year Ended December 31, 2017 (1)
	(In thousands)
Statement of Operations Data:
Operating Revenues:
Crude oil sales	$4,524	$1,371	3,695	$4,154	$1,299	$5
Natural gas and natural gas liquids sales	99	66	163	103	93	—
Total operating revenues	4,623	1,437	3,858	4,257	1,392	5

Operating Expenses:
Lease operating	2,389	913	1,578	1,794	936	2
Taxes other than income	308	68	188	261	69	1
Exploration and abandonments	3	2,114	33	2,817	695	—
Depletion, depreciation and amortization	3,356	904	1,612	2,657	886	2
Accretion of asset retirement obligation	34	10	34	38	25	—
General and administrative	2,861	841	6,159	2,523	4,769	1,680
Total operating expenses	8,951	4,850	9,604	10,090	7,380	1,685

Operating Loss	(4,328)	(3,413)	(5,746)	(5,833)	(5,988)	(1,680)

Other expense: Deal termination and other expense	(76,503)	—	—	—	—	—

Net loss	$(80,831)	$(3,413)	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Cash Flow Data:
Net cash provided by (cash used) in operating activities	$6,028	$950	$(2,500)	$1,728	$(4,672)	$(3,781)
Cash used in investing activities	$(57,090)	$10,579	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Cash provided by financing activities	$54,000	$9,336	$58,081	$23,738	$58,799	$32,926

	As of March 31, 2020 (1)	As of December 31, 2019 (1)
	(In thousands)
Balance Sheet Data:
Current assets	$37,261	$92,026
Property and equipment	453,661	405,882
Total assets	$490,922	$497,908
Current liabilities	$50,694	$30,980
Asset retirement obligation	2,343	2,212
Partners’ capital	437,885	464,716

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019.  Therefore, as of March 31, 2020 and for the three months ended March 31, 2020, and the period from August 28, 2019 (Inception) through the year ended December 31, 2019, results are shown for HPK LP, the years ended December 31, 2019, 2018 and 2017 include information from HighPeak I only.

INFORMATION ABOUT THE TARGET ASSETS

Permian Basin Overview

The Permian Basin consists of mature, legacy onshore oil and liquids-rich natural gas reservoirs that span approximately 96,000 square miles in West Texas and New Mexico. The Permian Basin is composed of five sub regions: the Delaware Basin, the Central Basin Platform, the Midland Basin, the Northwest Shelf and the Eastern Shelf. The Permian Basin has several factors that make it an attractive area for operations including multiple vertical target zones, favorable operating environment, high oil and liquids-rich natural gas content, mature infrastructure, well-developed networks of oilfield service providers, long-lived reserves with consistent reservoir quality and historically high drilling success rates. According to the EIA, the Permian Basin is the most prolific oil producing area in the U.S., accounting for more than 40% of total U.S. onshore crude oil production during 2018 and 2019. Six (6) key producing formations within the Permian Basin (Spraberry, Wolfcamp, Bone Spring, San Andres/Glorieta, Clearfork/Yeso and Delaware) have provided the bulk of the Basin’s approximately 300% increase in oil production since 2008.

Midland Basin Overview: Geologic History

The Midland Basin encompasses an estimated 37,000 square miles, and contained over 11,000 producing horizontal wells at the end of 2019. Howard County, where the majority of our acreage is located, peaked at approximately 34 horizontal rigs active during February, 2020 according to our interpretation of data provided by and used with permission from Enverus Drillinginfo. Consistent with counties in the Midland Basin, as of May 7, 2020, the rig count has fallen to twelve (12) rigs due to the recent drop in oil prices. Horizontal wells drilled in Howard County to date have increased from approximately 25 in 2014 to over 1,500 as of April 30, 2020 according to our interpretation of I Markit data.

The stratigraphy in the Midland Basin is primarily comprised of basinal organic-rich shale, with siltstones and carbonates deposited as turbidite flows sourced from the edges of the basin. The organic-rich shale acts as both an oil source for carbonate and siltstone reservoirs and as a primary development target for horizontal drilling. Much of the Midland Basin has over 2,500 feet of stacked pay intervals from the Lower Wolfcamp formation through the Upper Spraberry formation.

The Spraberry formation is divided into four separate members, which from youngest to oldest, are the Upper Spraberry, Middle Spraberry Shale, Jo Mill Shale, and Lower Spraberry Shale. These members are constructed as a series of Leonardian aged shales with interbedded sands that were associated with submarine channel systems and fans. Fine sandstone, calcareous mudstone, and coarse siltstone comprise the Spraberry members and are characterized by having relatively high porosity and matrix permeability. These reservoir properties provide the storage and delivery potential for hydrocarbons. The Upper Spraberry, Jo Mill, and Dean were deposited as turbidites and are dominated by coarse grained siltstones rather than shales and have been produced in vertical wells throughout the Midland Basin for decades. The Middle Spraberry and Lower Spraberry Shales were deposited in times where the turbidites were not active and organic-rich shales accumulated as oil prone deposits. The average depth of the top of the Spraberry formation in Howard County is approximately 5,000 feet. The entire section from the top of the Spraberry to the base of the Dean varies in thickness between 1,200 and 1,500 feet in Howard County.

The Wolfcamp formation is separated into four distinct members, which from youngest to oldest, are the Wolfcamp A, B, C and D with slight changes between each member. Deposition of Wolfcamp began during the latest Pennsylvanian period and continued throughout the Permian. The Wolfcamp formation is generally a two-lithology based system comprised of mostly organic-rich shale with interbedded limestone. The Wolfcamp A is one of the richest carbonaceous shale sections in the Permian Basin, and exhibits high oil volumes in place. The Wolfcamp B has very similar lithology characteristics to the Wolfcamp A. The Wolfcamp C is comprised of carbonaceous shales, with interbedded limestones and sandstones. The Wolfcamp D is the basal unit in the Wolfcamp and is primarily a black organic-rich shale with some stringers of silt and sand. The Wolfcamp D typically has the highest content of total organic carbon in the Wolfcamp formation.

Geology of Howard County, Texas

The eastern part of the Midland Basin in Howard County is recognized as one of the most oil-rich areas in the entire Permian Basin, and recent horizontal production from Howard County has confirmed this statistic, as illustrated in the graphic below.

Source: Includes content supplied IIHS Enerdeq. (1) From Q1 2016 to January 2020.

The geologic setting across the acreage in the Wolfcamp and Lower Spraberry formations is characterized by deposition of organic-rich shales with interbedded clastic and carbonate material. These rocks were buried initially to depths sufficient to generate large volumes of oil (maximum temperatures of 435 to 450 degrees Celsius) before being uplifted to their present depths. The shales in the area represent high-quality source rocks. This organic-rich interval is a mixture of shale, sand, limestone and kerogen with enhanced porosity and permeability that result in higher productivity indices compared to shales alone. The source characteristics and thermal maturity of the rocks has created an oil-rich set of reservoirs with liquids-rich associated gas that provides attractive economic returns.

Over the past four (4) years, Howard County has been a key driver in the overall growth of Permian Basin oil output. From February 2016 to January 2020, Howard County’s oil production grew at a compounded annual growth rate of approximately 76%, greater than any of the other six (6) major Midland Basin counties over the same time period according to our interpretation of IHS Markit data, with production through January 2020. Horizontal development first began around early 2014, with a few operators testing the Wolfcamp A and Lower Spraberry Shale in the region utilizing single well development with under-stimulated and sub-optimal fracs. As of April 30, 2020, Howard County has over 1,100 producing horizontal wells, with operators drilling in eight (8) distinct intervals including the Dean, Middle Spraberry, Jo Mill, Lower Spraberry Shale, Wolfcamp A, Wolfcamp B, Wolfcamp C and Wolfcamp D. Development has shifted from single well development to co-development of multiple intervals utilizing pad drilling and high-intensity fracs.

Across our position in Howard County, the Lower Spraberry Shale, Wolfcamp A and Wolfcamp B have consistently high gross thickness. Reservoir intervals are comprised of interbedded organic‐rich shale, siltstone and carbonate with robust porosity present throughout the Wolfcamp A and Lower Spraberry Shale. The Wolfcamp D also shows high gross thickness across our acreage position.

Within southeastern Howard County, the Wolfcamp C section is significantly expanded in thickness and includes two targets that are not present elsewhere in the basin. The first of these targets is a limestone and calcareous shale section called the Hutto that is productive from vertical wells in and around the Target Assets. Below the Hutto is a sand and silt section called the Signal Peak sands which were developed in southeastern Howard County as the Signal Peak field that is located within the area of the Target Assets. The Hutto and Signal Peak sections overlie the Wolfcamp D formation. The Wolfcamp D is a deep basinal shale deposit that has minor carbonate. The average depth to the top of the Wolfcamp formation in Howard County is approximately 7,200 feet. The average thickness of the Wolfcamp Formation from the base of the Dean to the top of the Strawn is approximately 1,600 feet.

Additionally, Howard County has one of the densest vertical well log data sets in the Permian Basin. This dataset includes over 5,000 well penetrations of the Wolfcamp section that were drilled during early exploration efforts targeting the older Pennsylvanian reef trend that occurs below the Wolfcamp section. This rich dataset includes over 1,300 wells with digital logs.

Many of the vertical wells contain high-quality log data that are sufficient to allow advanced petrophysical analysis to be performed for the construction of earth models that include the calculation of rock and fluid properties including oil volumes in place in each target formation. Available core and cuttings analysis including advanced geochemical characterization has been combined with the log data to develop a robust earth model across the entire Target Asset base that provides an excellent technical basis for HighPeak Energy’s development plan. In addition to the well-based data, HPK LP recently acquired wide-azimuth, high-resolution 3D seismic data covering 166 square miles that overlies nearly all of HPK LP’s leasehold acreage position. Integration of the well data with the new seismic data, and detailed interpretation of the seismic data has confirmed that the geologic setting is highly suited to HighPeak Energy’s development plan for the area. This robust dataset supports our conclusion that the core acreage is substantially de-risked, thermally mature and is within the Midland Basin oil window.

Based on all of the data and analyses performed to date, we believe that multi-zone development using multi-well pad drilling methods can be used to develop the Wolfcamp A and Lower Spraberry reservoirs underlying the Target Assets using well spacing assumptions of 6 wells per mile (880 ft spacing).

Overview of the Target Assets

We are an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The Target Assets are primarily located in Howard County, Texas, which lies within the north eastern part of the oil-rich Midland Basin. As of March 31, 2020, the Target Assets consisted of a generally contiguous leasehold position of approximately 61,302 gross (51,295 net) acres. Approximately 93% of the net acreage is operated by HPK LP and approximately 97% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the Target Assets. As of March 31, 2020, there were a total of approximately 495 gross (400 net) operated drilling locations identified in either the Wolfcamp A and/or Lower Spraberry Shale formations across the Target Assets based on 880 foot spacing with 6 wells per mile in each respective formation. HPK LP’s development drilling plan is initially focused on the horizontal drilling development of the Wolfcamp A and Lower Spraberry formations primarily utilizing multi-well pad development to lower drilling and completion cycle times, create infrastructure and facility economies of scale, reduce overall costs, and to optimize and maximize oil and gas recoveries, return on investment, and value creation. In addition, HPK LP has interest in 132 gross (36 net) non-operated drilling locations in either the Wolfcamp A and Lower Spraberry and has identified 1,210 gross (840 net) potential drilling locations, including approximately 296 gross (80 net) non-operated drilling locations, in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets which provide for substantial potential upside. Please see “—Drilling Locations” below for an explanation of our methodology in calculating identified drilling locations. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Pure may not have sufficient capital to drill all such locations.” During the month December 2019, the average net daily production of 949 Boe/d from the Target Assets was approximately 84% and 16% attributable to oil and natural gas, respectively.

Background of the Target Assets

On May 4, 2020, Pure, HighPeak Energy, MergerSub and the HPK Contributors entered into the Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to indirectly acquire the Target Assets. Under the terms of the Business Combination Agreement, at the Closing, the HPK Contributors will contribute HPK LP to HighPeak Energy in exchange for shares of HighPeak Energy common stock. For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

HPK LP was formed in August 2019 to effect a contribution by the HighPeak Funds of HighPeak Assets I, HighPeak Assets II, HighPeak Holdings and cash to HPK LP for equity interests in HPK LP. HighPeak I and HighPeak II were formed in June 2014 and March 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas assets and to engage in all aspects of the oil and gas industry, primarily in North America. HighPeak I, through its subsidiary HighPeak Assets I, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HighPeak II, through its subsidiary HighPeak Assets II, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2018 and 2019.

Properties

The Target Assets are located in the north eastern part of the Midland Basin and provide HighPeak Energy with the opportunity to generate substantial near-term production and cash flow growth. The majority of the acreage position is located across the eastern half of Howard County in contiguous acreage blocks. The Midland Basin is part of the Permian Basin of West Texas and Eastern New Mexico. The Permian Basin consists of mature, legacy oil and liquids-rich natural gas reservoirs covering an area of about 86,000 square miles and is comprised of five sub-regions including the Midland Basin, the Central Basin Platform, the Delaware Basin, the Northwest Shelf and the Eastern Shelf. The Central Basin Platform (“CBP”) is a central uplift, with the Delaware Basin located to the west of the CBP, and the Midland Basin located to the east of the CBP. The Permian Basin as a whole is one of the most prolific oil-producing basins in the world with multiple world-class reservoirs that include both vertical and horizontal drilling targets. The bulk of the Permian Basin’s increase in oil production since 2007 has come from several target zones including the Spraberry and Wolfcamp formations. The Permian Basin has produced billions of barrels of oil and gas, and is estimated by the United States Geologic Survey to contain significant remaining hydrocarbon potential.

Since the second quarter of 2018 through March 31, 2020, a total of 23 gross (22.2 net) horizontal wells have been drilled across the Target Assets including 4 gross (4.0 net) horizontal wells that have been completed in the first quarter of 2020 but are not yet producing plus an additional 8 gross (7.7 net) wells that finished drilling in the first quarter of 2020 and have not yet been completed. The production is sourced from two different formations including the Lower Spraberry Shale and Wolfcamp A. As of March 31, 2020, the Target Assets included 11 gross (10.5 net) operated horizontal wells capable of producing (see the list of operated producing horizontal wells below).

WELL NAME	OPERATOR	FORMATION	FIRST PROD. DATE	LATERAL LENGTH	TOTAL-n (MBoe)	% OIL
OPERATED PRODUCING WELLS OFFSETTING 2020 DEVELOPMENT
JASMINE UNIT 1H	HIGHPEAK	WOLFCAMP A	Oct-18	9,988	1,080	87%
JASMINE UNIT A 1H	HIGHPEAK	WOLFCAMP A	Jul-19	9,990	907	94%
ODANIEL 3-10 A UNIT A3H	HIGHPEAK	WOLFCAMP A	Jan-20	9,963	n.a.	n.a.
ODANIEL 46-30 B UNIT A7H	HIGHPEAK	WOLFCAMP A	Jan-20	11,679	n.a.	n.a.
ODANIEL 46-30 B UNIT L7H	HIGHPEAK	LOWER SPRABERRY	Jan-20	11,617	n.a.	n.a.
OLDHAM 38-27 B UNIT A7H	HIGHPEAK	WOLFCAMP A	Mar-20	10,145	883	85%
OLDHAM 38-27 B UNIT L8H	HIGHPEAK	LOWER SPRABERRY	Mar-20	10,034	671	86%
OLDHAM 38-27 B UNIT A8H	HIGHPEAK	WOLFCAMP A	Mar-20	10,077	889	85%
OLDHAM 38-27 B UNIT L7H	HIGHPEAK	LOWER SPRABERRY	Mar-20	10,031	671	86%
REMAINING OPERATED PRODUCING WELLS
COLE 36-37 A UNIT A2H2	HIGHPEAK	WOLFCAMP A	Oct-19	10,357	120	96%
MARCHBANKS PARTEE 28-33 A UNIT L3H	HIGHPEAK	LOWER SPRABERRY	Nov-19	9,965	598	88%

(1)	Gross EUR values are from CG&A (as defined below) report and adjusted to 10,000’ lateral length. Wells with no reserves listed had no proved reserves assigned in the 2019 Reserve Report.

(2)

A workover was performed on the well subsequent to December 31, 2019 that increased production from an average rate of approximately 110 Bopd in January 2020 to an average of approximately 310 Bopd in March 2020 from a producing interval of ~3,750’.

As of March 31, 2020, the Target Assets included 12 gross (11.7 net) operated horizontal wells that had been either drilled and substantially completed or drilled and uncompleted (DUC) as shown in the table below.

WELL NAME	OPERATOR	FORMATION	LATERAL LENGTH	STATUS
ODANIEL 28-37 A UNIT A1H	HIGHPEAK	WOLFCAMP A	9,961	COMP
ODANIEL 28-37 A UNIT A2H	HIGHPEAK	WOLFCAMP A	10,068	COMP
BIGBY 17-29 B UNIT A6H	HIGHPEAK	WOLFCAMP A	12,771	COMP
BIGBY 17-29 B UNIT L6H	HIGHPEAK	LOWER SPRABERRY	12,757	COMP
BIGBY 17-29 B UNIT A5H	HIGHPEAK	WOLFCAMP A	12,500	DUC
BIGBY 17-29 B UNIT L5H	HIGHPEAK	LOWER SPRABERRY	12,500	DUC
WILL ED 17-29 A UNIT A4H	HIGHPEAK	WOLFCAMP A	12,500	DUC
WILL ED 17-29 A UNIT L4H	HIGHPEAK	LOWER SPRABERRY	12,500	DUC
WHITE 19-26 A UNIT A4H	HIGHPEAK	WOLFCAMP A	15,000	DUC
WHITE 19-26 B UNIT A5H	HIGHPEAK	WOLFCAMP A	10,000	DUC
WHITE 19-26 B UNIT L5H	HIGHPEAK	LOWER SPRABERRY	10,000	DUC
MANN 13-33 A UNIT A2H	HIGHPEAK	WOLFCAMP A	15,000	DUC

HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the expected August 19, 2020 Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding as HighPeak Energy is only expected to have available liquidity of $95 million in the Maximum Redemption Scenario assuming $40 million is undrawn availability on the Debt Facility at Closing. Liquidity at Closing may be up to $35 million less based on execution of the permitted interim capital budget and timing of the related payments. See discussion of the “Maximum Redemption Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.” Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $38.30 per Bbl and $1.63 per MMBtu for the month of June 2020, and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy intends to resume drilling a three (3) rig program after the Closing, but also recognizes that commodity prices remain highly volatile and that its liquidity will likely be limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs post-Closing. For detail regarding sensitivity cases for a zero (0), one (1) and two (2) rig program over the same periods, see “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial, Operating and Reserve Information Provided to the Pure Board in Connection with Signing the Business Combination Agreement.”

During the twelve (12) months following the Closing, HighPeak Energy expects to utilize three (3) drilling rigs to begin production on approximately 80 to 90 gross operated wells, assuming business conditions and commodity prices warrant moving forward with this drilling plan. Please see “Risk Factors—Risks Related to the Target Assets—Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments” and “—Recent COVID-19 and other pandemic outbreaks could negatively impact HighPeak Energy’s business and results of operations.” HighPeak Energy’s development plan includes wells of various lengths based on its acreage. During calendar years 2020 through 2022 HighPeak Energy expects that approximately 5%, 69%, 14% and 12% of its wells will have completed laterals of approximately 7,500 feet, 10,000 feet, 12,500 feet and 15,000 feet, respectively. HighPeak Energy expects that the average production rate from 10,000 foot long laterals will average approximately 557 Boe/d and 309 Boe/d during their first and second years for Wolfcamp A wells, and average approximately 458 Boe/d and 245 Boe/d during their first and second years for Lower Spraberry wells. HighPeak Energy periodically reviews its capital expenditures and adjusts its budget and its allocation based on liquidity, drilling results, leasehold acquisition opportunities and commodity prices. HighPeak Energy expects to fund its forecasted capital expenditures with expected cash on its balance sheet at the Closing, cash generated by operations and potentially through debt financing, which may include borrowings under the Debt Facility.

HighPeak Energy has discretion to modify this capital program. Because HighPeak Energy operates a high percentage of its acreage, capital expenditure amounts and timing are largely discretionary and within its control. HighPeak Energy determines its capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, drilling and acquisition costs and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if HighPeak Energy curtails or reallocates priorities in its drilling program, HighPeak Energy may lose a portion of its acreage through lease expirations. However, in the event of any such curtailment or reallocation of priorities, HighPeak Energy would expect to prioritize lease retention to minimize any expirations. Furthermore, HighPeak Energy may be required to remove some portion of its reserves currently booked as PUDs if such changes in planned capital expenditures means HighPeak Energy will be unable to develop such reserves within five (5) years of their initial booking.

Reserve Summary

The estimated proved reserves of the Target Assets as of December 31, 2019 were prepared by Cawley, Gillespie and Associates (“CG&A”). As of December 31, 2019, the Target Assets contained 11,497 MBoe of estimated proved reserves. In addition, as of December 31, 2019, the estimated proved reserves of the Target Assets were estimated by CG&A to be 93% oil and NGL and 7% natural gas. The following table provides summary information regarding the estimated proved reserves data of the Target Assets based on the reserve report as of December 31, 2019:

	As of December 31, 2019
Region	Proved Total (MBoe)(1)	% Oil & Liquids	% Developed
Midland Basin	11,497	93%	43%

(1)

The estimated net proved reserves as of December 31, 2019 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $55.69 per barrel as of December 31, 2019 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.578 per MMBtu as of December 31, 2019 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Target Assets by CG&A were $50.57 per barrel of oil, $21.17 per barrel of NGL and $0.10 per Mcf of natural gas as of December 31, 2019.

Reserve Data

Preparation of Reserve Estimates

The reserve estimates as of December 31, 2019 included in this proxy statement/prospectus are based on evaluations prepared by CG&A in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. CG&A was selected for their historical experience and geographic expertise in engineering similar resources. The 2019 Reserve Report pertaining to reserve estimates as of December 31, 2019, of HPK LP, prepared by CG&A, were led by W. Todd Brooker. Mr. Brooker is a Licensed Professional Engineer in the State of Texas, and has been practicing at CG&A for 27 years and, including such 27 years, has over 30 years of total prior industry experience. A copy of the 2019 Reserve Report is attached to this proxy statement/prospectus as Annex J.

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (“EUR”) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. The technical and economic data used in the estimation of the proved reserves include, but are not limited to, well logs, geologic maps, well-test data, production data (including flow rates), well data (including lateral lengths), historical price and cost information, and property ownership interests. CG&A uses this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy. The proved developed reserves and EURs per well are estimated using performance analysis and volumetric analysis. The estimates of the proved developed reserves and EURs for each developed well are used to estimate the proved undeveloped reserves for each proved undeveloped location (utilizing type curves, statistical analysis, and analogy).

Internal Controls

The internal staffs of petroleum engineers and geoscience professionals at the HighPeak Funds work closely with their independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to their independent reserve engineers in the preparation of their reserve report. Periodically, HighPeak I and HighPeak II’s technical teams meet with the independent reserve engineers to review properties and discuss methods and assumptions used to prepare reserve estimates for the Target Assets.

Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGL that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGL and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, future production rates and costs. Please read “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The reserve estimates of the Target Assets and related report as of December 31, 2019 were reviewed and approved by the HighPeak Funds’ Vice President of Reservoir & Evaluation Engineering. John Anderson has been the Vice President of Reservoir & Evaluation Engineering for the HighPeak Funds since inception and has approximately 38 years of experience in oil and gas operations, reservoir engineering and management, reserves management, unconventional and conventional reservoir characterization and strategic planning. The 2019 Reserve Report prepared by CG&A contains further discussion of the reserve estimates and the procedures used in connection with its preparation.

The reserve estimates as of December 31, 2019, included in this proxy statement/prospectus are based on evaluations prepared by the independent petroleum engineering firm CG&A representing 100% of the Target Assets’ total net proved reserves in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. The Independent Reserve Engineers were selected for their historical experience and geographic expertise in engineering similar resources.

The 2019 Reserve Report as of December 31, 2019 was prepared by geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. The process for the 2019 Reserve Report for the Target Assets was supervised by John Anderson, Vice President of Reservoir and Evaluation Engineering for the HighPeak Funds.

Estimated Proved Reserves

The following tables present the estimated net proved oil and natural gas reserves as of December 31, 2019, based on the 2019 Reserve Report of the Target Assets based on SEC pricing as of such date.

As of December 31, 2019
Proved Developed Reserves:
Oil (MBbls)	4,091
Natural Gas (MMcf)	1,952
NGLs (MBbls)	548
Total (MBoe)	4,964
Proved Undeveloped Reserves:
Oil (MBbls)	5,281
Natural Gas (MMcf)	2,702
NGLs (MBbls)	801
Total (MBoe)	6,533
Total Proved Reserves:
Oil (MBbls)	9,372
Natural Gas (MMcf)	4,654
NGLs (MBbls)	1,349
Total (MBoe)	11,497

Development of Proved Undeveloped Reserves

The following table summarizes the changes in the estimated PUDs of the Target Assets on a combined basis during the year ended December 31, 2019.

Proved undeveloped reserves at December 31, 2018 (MBoe)	2,840
Conversions into proved developed reserves	(511)
Extensions and discoveries	2,922
Acquisitions	956
Revisions of previous estimates	326
Proved undeveloped reserves at December 31, 2019 (MBoe)	6,533

Year Ended December 31, 2019

As of December 31, 2019, the Target Assets contained an estimated 6,533 MBoe of PUDs, consisting of 5,281 MBbls of oil, 2,702 MMcf of natural gas and 801 MBbls of NGL. None of the PUDs related to the Target Assets as of December 31, 2019 are scheduled to be developed on a date more than five (5) years from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production. Our acreage associated with proved undeveloped locations will be substantially maintained through our drilling plan with the balance of acreage addressed through lease renewals or new leases.

PUDs changed during the year ended December 31, 2019 are primarily a result of the following significant factors:

●

conversions to proved developed reserves of 511 MBoe were the result of ongoing drilling programs on the Target Assets at an approximate net cost of $4.8 million to convert the reserves of 1 gross (0.75 net) proved undeveloped location;

●

extensions and discoveries of 2,922 MBoe were added to proved undeveloped reserves result of successful drilling efforts by the HighPeak Funds, and by other operators who either operate wells on acreage where the HighPeak Funds held an interest or directly offset acreage where we hold an interest. The Target Assets added 13 gross (4.35 net) proved undeveloped locations;

●

acquisitions of 956 MBoe were added to proved undeveloped reserves from the acquisition of leasehold and working interests in producing wells in the Target Assets’ current undeveloped acreage position including the associated proved undeveloped reserves; and

●

revisions of previous estimates of 326 MBoe to proved undeveloped reserves as a result of a positive revision of 310 MBoe due to improvements in well performance attributable to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs, and a positive revision of 44 MBoe due to decreased forecasted operating expenses, partially offset by a negative revision of 28 MBoe due to reductions in SEC pricing and increases in pricing differentials.

For additional information, see the “Supplemental Oil and Gas Reserve Information (Unaudited)” included in the financial statements of the HighPeak Funds included elsewhere in this proxy statement/prospectus.

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the 2019 Reserve Report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations.

Because the prior owners are not subject to entity level U.S. federal income taxes, the PV-10 value and standardized measure of the Target Assets are substantially equal. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. The prior owners and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

The following table presents the PV-10 of the proved reserves of the Target Assets at December 31, 2019 based on SEC Pricing as of such date:

December 31, 2019
(in thousands)
PV-10	$141,342

Reserves Sensitivity

Historically, commodity prices have been extremely volatile and this volatility may continue for the foreseeable future. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. Prices have partially recovered, with a NYMEX WTI crude oil price of $30.38 per Bbl and the NYMEX natural gas price of $1.63 per MMBtu for the month of June 2020 and $40.47 per Bbl and $1.75 per MMBtu for the first two (2) weeks of July 2020. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated in recent years. Low prices for oil or natural gas could materially and adversely affect the quantities of oil and natural gas reserves that can economically be produced from the Target Assets.

While it is difficult to quantify the impact of lower or higher commodity prices on the estimated proved reserves of the Target Assets with any degree of certainty because of the various components and assumptions used in the process of estimating reserves, the following sensitivity table is provided to illustrate the estimated impact of pricing changes on the estimated proved reserve volumes and PV-10 of the Target Assets as of December 31, 2019 using SEC pricing. Sensitivity cases are used to demonstrate the impact that a change in price environment may have on reserves volumes and PV-10. Our sensitivity analysis is based on the 2019 Reserve Report as of December 31, 2019, with adjustments limited to changes in product price levels, and does not include changes to costs or the number of locations evaluated. Prices used in the sensitivity analysis reflect potential price recovery scenarios that are conservative compared to historical oil prices published by the EIA for 2017 ($50.80/Bbl), 2018 ($65.23/Bbl) and 2019 ($56.98/Bbl).The average natural gas price published by the EIA was $2.90/Mcf during the same time period. Recent spot prices published by the EIA for January 2020 through April 2020 ranged from $36.98/Bbl to $63.27/Bbl and from $1.50/MMBtu to $2.17/MMBtu for oil and gas volumes, respectively. There is no assurance that these prices or reserves and PV-10 value will actually be achieved.

SEC Pricing	Base Case(1)	Case A(2)		Case B(3)	Case C(4)
Natural gas price ($/MMBtu)	$2.578		$2.50	$2.50	$2.50
Crude oil price ($/Bbl)	$55.69	$	*	$40.00	$50.00
NGL price ($/Bbl)	$21.17		$16.47	$15.22	$19.01
Proved developed reserves (MBoe)	4,964		4,892	4,760	4,904
Proved undeveloped reserves (MBoe)	6,533		6,507	6,379	6,489
Total proved reserves (MBoe)	11,497		11,399	11,139	11,393
PV-10 value (in thousands)(5)	$141,342		$72,281	$66,373	$114,069

(1)	SEC pricing as of December 31, 2019, before adjustment for market differentials.
(2)	Prices represent the Model Price for oil ($/Bbl) of $32, $35, $40, $41, $43, $45, $47, $49, $51, $52.07 for 2020 – 2029+ and for gas ($/MMBtu) of $2.50 flat.
(3)	Prices represent flat pricing for oil and gas of $40/Bbl and $2.50/MMBtu, respectively.
(4)	Prices represent flat pricing for oil and gas of $50/Bbl and $2.50/MMBtu, respectively.
(5)	PV-10 is a non-GAAP financial measure. For a definition of PV-10, see “—Reserve Data—PV-10.”

Production, Revenue and Price History

For a description of the historical production, revenues, average sales prices and unit costs of the Target Assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors—Results of Operations.”

The following tables summarize the average net sales volumes, average unhedged sales prices by product and lease operating expenses of the Target Assets for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019
	Oil		Natural Gas		Total		Lease
	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBoe)	($/Boe)	($/Boe)
	159	$53.79	271	$1.81	204	$44.31	$22.32
Average net daily sales volumes (Boe/d)					560

	Year Ended December 31, 2018
	Oil		Natural Gas		Total		Lease
	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBoe)	($/Boe)	($/Boe)
	28	$50.70	74	$2.49	40	$39.66	$28.42
Average net daily sales volumes (Boe/d)					220

Productive Wells

Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which the Target Assets include an interest, and net wells are the sum of the fractional working interests owned in gross wells. The following table sets forth information relating to the productive wells in which the Target Assets included a working interest as of December 31, 2019.

	Oil			Natural Gas
	Gross	Net	Average Working Interest	Gross	Net	Average Working Interest
Operated	36	31.7	88%	7	5.2	75%
Non-operated	51	12.6	25%	3	0.8	25%

Acreage

The following table sets forth certain information regarding the total developed and undeveloped acreage in which the Target Assets included an interest as of March 31, 2020. Approximately 21% of the net acreage of the Target Assets were held by production at March 31, 2020.

Developed Acres(1)(4)		Undeveloped Acres(4)		Total Acres
Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
13,150	8,785	48,152	42,511	61,302	51,295

(1)	Developed acres are acres spaced or assigned to productive wells or wells capable of production.

(2)	A gross acre is an acre in which the Target Assets include a working interest. The number of gross acres is the total number of acres in which the Target Assets include a working interest.

(3)

A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(4)	Minor amounts of our developed and undeveloped acres do not cover all formation depths in the underlying acreage.

Undeveloped Acreage Expirations

The following table sets forth the number of total net undeveloped acres as of March 31, 2020 across the Target Assets that will expire in 2020, 2021, 2022, 2023, 2024 and thereafter, unless production is established within the spacing units covering the acreage prior to the expiration dates or unless such leasehold rights are extended or renewed.

2020	2021	2022	2023	2024	Thereafter
4,935	27,122	2,131	107	6,454	0

With respect to the 4,935 net acres expiring in 2020 across the Target Assets, HPK LP intends to retain substantially all 4,935 net acres through either lease renewals, lease extensions, initiating completion operations of existing wells and/or the drilling of new wells. As to lease expirations beyond 2020, HighPeak Energy intends to retain substantially all of such net acres through its development plan. Please see “Risk Factors—Risks Related to the Target Assets—Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.”

Drilling Activities

The following table describes new development and exploratory wells drilled on the Target Assets during the years ended December 31, 2019, 2018 and 2017. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. A dry well is a well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion. A productive well is a well that is not a dry well. Completion refers to installation of equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

	Year Ended December 31,
	2019		2018		2017
	Gross	Net	Gross	Net	Gross	Net
Development wells:
Productive	1	0.8	—	—	—	—
Dry	—	—	—	—	—	—
Exploratory wells:
Productive	2	2.0	1	0.8	—	—
Dry	—	—	—	—	—	—

All wells drilled during the year ended December 31, 2019 were productive wells. As of December 31, 2019, HPK LP was running a two-rig drilling program on certain assets owned by it. In addition to the wells drilled and completed in 2019 (included in the table above), we initiated production from 7 gross (7 net) wells and had 12 gross (11.7 net) drilled but not completed wells as of March 31, 2020. The drilled but not completed wells represent wells that were being completed or were waiting on completion as of March 31, 2020. HighPeak Energy plans to operate an average of three (3) operated drilling rigs on the Target Assets in August 2020.

Drilling Locations

As of December 31, 2019, there were a total of 1,208 gross (839 net) identified drilling locations across the Target Assets, which includes 18 gross (8.9 net) associated with PUD reserves as of December 31, 2019. For each target interval, we have estimated the identified drilling inventory across the Target Assets based on well spacing assumptions for each target interval and upon the evaluation of horizontal drilling results in the area, combined with our interpretation of available geologic and engineering data. We expect to focus on drilling the Wolfcamp A and Lower Spraberry formations, where we have identified approximately 495 gross (400 net) operated drilling locations across the Target Assets based on 880 foot spacing with 6 wells per mile in each respective formation.

The drilling locations that HPK LP actually drills will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities HPK LP is able to conduct on these identified locations may not be successful and may not result in HPK LP’s ability to add additional proved reserves to its existing proved reserves.

The following table provides a summary of the identified drilling locations across the Target Assets by formation as of December 31, 2019:

	OPERATED		NON-OPERATED		TOTAL
Location Inventory (1)(2)	Gross	Net	Gross	Net	Gross	Net
Middle Spraberry	115	96.7	36	9.8	115	106.5
Jo Mill	153	128.9	48	13.0	201	142.0
Lower Spraberry	248	205.1	66	17.9	314	223.0
Wolfcamp A	246	203.4	66	17.9	312	221.3
Wolfcamp B	213	178.7	63	17.1	276	195.8
Wolfcamp C1	93	75.2	33	9.0	126	84.2
Wolfcamp C-Hutto	93	75.2	33	9.0	126	84.2
Wolfcamp D	198	166.2	66	17.9	264	184.1
Total(3)	1,406	1,167.1	428	116.0	1,834	1,283.1

(1)

The total identified drilling locations include 18 gross (8.9 net) locations associated with PUD reserves as of December 31, 2019. Drilling locations have been estimated based on well spacing assumptions and upon the evaluation of drilling results of HPK LP and other operators in the area, combined with an interpretation of available geologic and engineering data. In particular, the Target Assets have been evaluated by performing open-hole and mud log evaluations, core analysis, drill cuttings analysis, and the acquisition and interpretation of modern 3-D seismic data. The drilling locations actually drilled on the Target Assets will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any such drilling activities may not be successful and may not result in the addition of proved reserves. Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect the Target Assets. The identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the capital that would be necessary to drill such locations.

(2)

The total identified drilling locations in the Lower Spraberry and Wolfcamp A formations assume 880 foot spacing with 6 wells per mile and the other formations assume 880-foot spacing with 6 wells per mile.

(3)

The identified drilling locations are located on operated and non-operated acreage. HPK LP operates approximately 77% of the total identified drilling locations. Of the 18 identified gross drilling locations associated with PUD reserves, nine (9) are operated. As of March 31, 2020, HPK LP had an approximate 83% average working interest in the Target Assets’ operated drilling locations.

The estimated drilling inventory across the Target Assets represents our current outlook and expectations; however, such estimates are inherently uncertain, and the drilling locations actually drilled will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in an ability to add additional proved reserves. See “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, HighPeak Energy may not be able to raise the substantial amount of capital that would be necessary to drill such locations.”

Delivery Commitments

There are no material commitments to deliver a fixed and determinable quantity of oil or natural gas production from the Target Assets to customers in the near future under existing contracts.

Operations

General

As of March 31, 2020, the Target Assets consisted of approximately 61,302 gross (51,295 net) acres with an average working interest of approximately 84%, as of March 31, 2020.

Facilities

Production facilities related to the Target Assets are located near the producing wells and consist of storage tanks, two-phase and/or three-phase separation equipment, flowlines, metering equipment and safety systems. Predominant artificial lift methods include electrical submersible pumps (ESP), rod pumps and some plunger lift. The Target Assets’ mostly contiguous acreage position allows for optimized capital expenditures for their production facilities and associated water handling infrastructure.

The Target Assets are well serviced by existing oil, gas and water infrastructure and gathering systems. Most of the HighPeak Funds’ oil production is generally transported by truck, but there is access to a variety of markets that will achieve attractive terms related to available market indices. The natural gas production from the Target Assets is gathered by third-party processors with the majority of gas production related to the Target Assets currently processed to extract natural gas liquids. The extracted liquids and residue gas can be sold to various intrastate and interstate markets on a competitive pricing basis.

Marketing and Customers

The following table sets forth the percentage of revenues attributed to customers who have accounted for 10% or more of revenues attributable to the Target Assets during the three months ended March 31, 2020 and the years ended December 31, 2019, 2018 and 2017.

	Three Months Ended March 31,	Years Ended December 31,
Major Customers	2020	2019	2018	2017
Enlink Crude Purchasing, LLC	88%	67%	32%	*
Sunoco Partners Marketing & Terminals, LP	*	21%	49%	*
Western Oil & Gas Company	*	*	*	100%

*	Less than 10%.

No other purchaser accounted for 10% or more of revenue attributable to the Target Assets on a combined basis in the three months ended March 31, 2020 and the years ended December 31, 2019, 2018 or 2017. The loss of any such purchaser could adversely affect revenues attributable to the Target Assets in the short term. Please see “Risk Factors—Risks Related to the Target Assets—HighPeak Energy expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.”

HPK LP currently operates under month-to-month or short-term contracts, with production typically transported by truck. The majority of the future oil production from the Target Assets will be gathered and purchased by a reputable third party with firm transportation rates and negotiated pricing adjusting to known and published indices with a fixed primary term and an evergreen option thereafter. In addition, HighPeak Energy intends to sell its natural gas production from the Target Assets to multiple third party purchasers pursuant to the terms of gas processing and purchase contracts at varying rates. The natural gas production is gathered and processed under agreements with a primary term and generally an evergreen extension option.

Competition

The oil and natural gas industry is intensely competitive, and HPK LP competes, and following the business combination HighPeak Energy will compete, with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. HighPeak Energy’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which could adversely affect HighPeak Energy’s competitive position, as applicable. HighPeak Energy’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because HighPeak Energy will have fewer financial and human resources than many companies in their industry, HighPeak Energy may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which, following the business combination, HighPeak Energy will operate. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon HighPeak Energy’s future operations as related to the Target Assets. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. HighPeak Energy’s larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which would adversely affect HighPeak Energy’s competitive positions, as applicable. See “Risk Factors—Risks Related to the Target Assets—Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.”

Seasonality of Business

Weather conditions can affect the demand for, and prices of, oil and natural gas. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher prices while the demand for oil is typically higher during the second and third quarters. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Title to Properties

As is customary in the oil and natural gas industry, HPK LP, as operator of the Target Assets, initially conducts (at minimum) a cursory review of the title to properties in connection with acquisition of leasehold acreage. HPK LP has also obtained title opinion coverage on a majority of the Target Assets, and has performed customary reviews of the title to substantially all of the Target Assets. Additionally, at such time as HPK LP determines to conduct drilling operations on those properties, HPK LP will conduct a thorough title examination, will obtain division order title opinions as needed, and will perform curative work with respect to any significant defects that may exist prior to commencement of drilling operations. HPK LP has obtained title opinions on substantially all of its producing properties. The oil and natural gas properties within the Target Assets are subject to customary royalty and other interests, liens for current taxes and other burdens which HPK LP believes does not materially interfere with the use of, or affect the carrying value of, the properties.

Prior to completing an acquisition of producing oil and natural gas properties, HPK LP may perform title reviews on the most significant leases and may obtain a title opinion, obtain an updated title opinion or review previously obtained title opinions.

HPK LP believes that they have satisfactory title to all of the material properties within the Target Assets in accordance with standards generally accepted in the oil and natural gas industry. Although title to the Target Assets is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, none of these liens, restrictions, easements, burdens or encumbrances will likely materially detract from the value of the properties within the Target Assets or from HPK LP’s interests in these properties or materially interfere with HPK LP’s use of these properties in the operation of their business. In addition, HPK LP believes that they have obtained sufficient rights-of-way grants and permits from public authorities and private parties for them to operate their business in all material respects as described in this proxy statement/prospectus.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering the properties within the Target Assets provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on the properties within the Target Assets are generally 25%.

Regulation of the Oil and Natural Gas Industry

Our operations are substantially affected by federal, state and local laws and regulations. Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the Department of Transportation (“DOT”), other federal agencies, and the courts. We cannot predict when or whether any such proposals may become effective. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

In addition, unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Oil and Natural Gas

Oil and gas production and related operations are substantially affected by federal, state and local laws and regulations. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which the Target Assets are located have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Oil and gas operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Such laws and regulations are frequently amended or reinterpreted. Therefore, it is not possible to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the DOT, other federal agencies, and the courts. It is not possible to predict when or whether any such proposals may become effective.

Federal, state and local statutes and regulations require permits for drilling, salt water disposal and pipeline operations, drilling bonds and reports concerning operations. The Target Assets are located in Texas, which regulates drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells.

The laws of Texas also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that the wells within the Target Assets can produce and to limit the number of wells or the locations that can be drilled within the Target Assets, although operators can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, various states impose a production or severance tax with respect to the production and sale of oil, natural gas and NGL within its jurisdiction. The failure to comply with these rules and regulations can result in substantial penalties.

Regulation Affecting Sales and Transportation of Commodities

Sales prices of oil, natural gas and NGLs are not currently regulated and are made at market prices. Although prices of these energy commodities are currently unregulated, Congress historically has been active in their regulation. We cannot predict whether new legislation to regulate oil and natural gas, or the prices charged for these commodities might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals might have on our operations. Sales of oil and natural gas may be subject to certain state and potentially federal reporting requirements.

The price and terms of service of transportation of the commodities, including access to pipeline transportation capacity, are subject to extensive federal and state regulation. Such regulation may affect the marketing of oil and natural gas produced, as well as the revenues received for sales of such production. Gathering systems may be subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, oil and natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase, or accept for gathering, without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes may affect whether and to what extent gathering capacity is available for oil and natural gas production, if any, of the drilling program and the cost of such capacity. Further, state laws and regulations govern rates and terms of access to intrastate pipeline systems, which may similarly affect market access and cost.

The FERC regulates interstate natural gas pipeline transportation rates and service conditions. The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and to promote market transparency. We do not believe that our drilling program will be affected by any such FERC action in a manner materially differently than other similarly situated natural gas producers.

Gathering services, which occur upstream of FERC jurisdictional transmission services, are regulated by the states onshore and in state waters. Although the FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case-by-case basis. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

In addition to the regulation of natural gas pipeline transportation, the FERC has jurisdiction over the purchase or sale of gas or the purchase or sale of transportation services subject to the FERC’s jurisdiction pursuant to the Energy Policy Act of 2005. Under this law, it is unlawful for “any entity,” including producers such as us, that are otherwise not subject to the FERC’s jurisdiction under the Natural Gas Act of 1938 to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of gas or the purchase or sale of transportation services subject to regulation by the FERC, in contravention of rules prescribed by the FERC. The FERC’s rules implementing this provision make it unlawful, in connection with the purchase or sale of gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud, to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading, or to engage in any act or practice that operates as a fraud or deceit upon any person. The Energy Policy Act of 2005 also gives the FERC authority to impose civil penalties for violations of the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 up to $1,269,500 per day per violation (adjusted annually based on inflation). The anti-manipulation rule applies to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which includes the annual reporting requirements under Order 704 (defined below).

In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing (“Order 704”). Under Order 704, any market participant, including a producer such as us, that engages in wholesale sales or purchases of gas that equal or exceed 2.2 million MMBtus of physical natural gas in the previous calendar year, must annually report such sales and purchases to the FERC on Form No. 552 on May 1 of each year. Form No. 552 contains aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize or contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 is intended to increase the transparency of the wholesale gas markets and to assist the FERC in monitoring those markets and in detecting market manipulation.

The FERC also regulates rates and service conditions for interstate transportation of liquids, including oil and NGLs, under the Interstate Commerce Act (the “ICA”). Prices received from the sale of liquids may be affected by the cost of transporting those products to market. The ICA requires that pipelines maintain a tariff on file with the FERC. The tariff sets forth the established rates as well as the rules and regulations governing the service. The ICA requires, among other things, that rates and terms and conditions of service on interstate common carrier pipelines be “just and reasonable.” Such pipelines must also provide jurisdictional service in a manner that is not unduly discriminatory or unduly preferential. Shippers have the power to challenge new and existing rates and terms and conditions of service before the FERC.

Rates of interstate liquids pipelines are currently regulated by the FERC primarily through an annual indexing methodology, under which pipelines increase or decrease their rates in accordance with an index adjustment specified by the FERC. For the five-year period beginning on July 1, 2016, the FERC established an annual index adjustment equal to the change in the producer price index for finished goods plus 1.23%. This adjustment is subject to review every five (5) years. Under the FERC’s regulations, a liquids pipeline can request the authority to charge market-based rates for transportation service if it satisfies certain criteria, and also can request a rate increase that exceeds the rate obtained through application of the indexing methodology by using a cost-of-service approach, but only after the pipeline establishes that a substantial divergence exists between the actual costs experienced by the pipeline and the rates resulting from application of the indexing methodology. Increases in liquids transportation rates may result in lower revenue and cash flows.

In addition, due to common carrier regulatory obligations of liquids pipelines, capacity must be prorated among shippers in an equitable manner in the event there are nominations in excess of capacity. Therefore, requests for service by new shippers or increased volume by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for liquids transportation could have a material adverse effect on our business, financial condition, results of operations and cash flows. However, we believe that access to liquids pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Intrastate liquids pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate liquids pipeline regulation and the degree of regulatory oversight and scrutiny given to intrastate liquids pipeline rates, varies from state to state. We believe that the regulation of liquids pipeline transportation rates will not affect our operations in any way that is materially different from the effects on our similarly situated competitors.

In addition to the FERC’s regulations, we are required to observe anti-market manipulation laws with regard to our physical sales of energy commodities. In November 2009, the FTC issued regulations pursuant to the Energy Independence and Security Act of 2007 intended to prohibit market manipulation in the petroleum industry. Violators of the regulations face civil penalties of up to $1,210,340 per violation per day (adjusted annually based on inflation). In July 2010, Congress passed the Dodd-Frank Act, which incorporated an expansion of the authority of the CFTC to prohibit market manipulation in the markets regulated by the CFTC. This authority, with respect to crude oil swaps and futures contracts, is similar to the anti-manipulation authority granted to the FTC with respect to crude oil purchases and sales. In July 2011, the CFTC issued final rules to implement its new anti-manipulation authority. The rules subject violators to a civil penalty of up to the greater of $1,162,183 (adjusted annually based on inflation) or triple the monetary gain to the person for each violation.

Regulation of Environmental and Occupational Safety and Health Matters

Oil and natural gas development operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier, seismically active areas and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. The trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly construction, drilling, water management, completion, emission or discharge limits or waste handling, disposal or remediation obligations could increase the cost to our operators of developing our properties. Moreover, accidental releases or spills may occur in the course of operations on our properties, causing our operators to incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which operations related to the Target Assets may be subject.

Hazardous Substances and Waste Handling

The CERCLA, also known as the “Superfund” law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and persons that disposed or arranged for the disposal or the transportation for disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The failure of an operator other than HighPeak Energy to comply with applicable environmental regulations may, in certain circumstances, be attributed to HighPeak Energy.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019, for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. Were the EPA to propose a rulemaking, the consent decree requires that the EPA take final action by no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in the costs to manage and dispose of generated wastes. In addition, in the course of operating the Target Assets, it is possible that some amounts of ordinary industrial wastes will be generated, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics.

The Target Assets consist of numerous properties that have been used for oil and natural gas development and production activities for many years. Hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from properties within the Target Assets, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of the properties within the Target Assets have been operated by third parties or by previous owners or operators who have treated and disposed of hazardous substances, wastes or petroleum hydrocarbons. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, HighPeak Energy could be required to undertake responsive or corrective measures with respect to the Target Assets, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges, Fluid Disposal and NORM

The CWA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “Corps”). In September 2015, the EPA and Corps issued new rules defining the scope of the EPA’s and the Corps’ jurisdiction under the CWA with respect to certain types of waterbodies and classifying these waterbodies as regulated wetlands (the “WOTUS Rule”). In September 2019, the EPA and Corps repealed the 2015 WOTUS definition, but challenges to the repeal are ongoing. Therefore, the future reach of the CWA is uncertain at this time. To the extent any rule expands the scope of the CWA’s jurisdiction, HighPeak Energy could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

Pursuant to these laws and regulations, HighPeak Energy may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil.

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited.

Fluids resulting from oil and natural gas production, consisting primarily of salt water, are disposed by injection in belowground disposal wells regulated under the Underground Injection Control (“UIC”) program and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and may restrict the types and quantities of fluids that may be disposed. In addition, state and federal regulatory agencies have focused on a possible connection between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In response to these concerns, some states, including Texas, have imposed additional requirements for the permitting of produced water disposal wells, such as volume and pressure limitations or seismicity thresholds for temporary cessations of activity. The adoption and implementation of any new laws or regulations that restrict our operators’ ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

In addition, naturally occurring radioactive material (“NORM”) is brought to the surface in connection with oil and gas production. Comprehensive federal regulation does not currently exist for NORM; however, the EPA has studied the impacts of technologically enhanced NORM, and several states, including Texas, regulate the disposal of NORM. Concerns have arisen over traditional NORM disposal practices (including discharge through publicly owned treatment works into surface waters), which may increase the costs associated with management of NORM. To the extent that federal or state regulation increases the compliance costs for NORM disposal, operators may incur additional costs that may make some properties unprofitable to operate.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources (e.g., compressor stations), through the imposition of air emissions standards, construction and operating permitting programs and other compliance requirements. These laws and regulations may require HighPeak Energy to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. For example, in October 2015, the EPA lowered the National Ambient Air Quality Standard for ozone from 75 to 70 parts per billion and completed attainment/non-attainment designations in July 2018. While the EPA has determined that counties in which HighPeak Energy currently plans to operate are in attainment with the new ozone standards, these determinations may be revised in the future. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new facilities or modify existing facilities in these newly designated non-attainment areas and result in increased expenditures for pollution control equipment, the costs of which could be significant.

In addition, the EPA has adopted new rules under the CAA that require the reduction of volatile organic compounds and methane emissions from certain fractured and refractured oil and natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. In addition, the regulations place new requirements to detect and repair volatile organic compounds and methane at certain well sites and compressor stations. In May 2016, the EPA also finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase the costs of development, which costs could be significant.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”), construction and Title V operating permit reviews for certain large stationary sources.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted rules under authority of the CAA that, among other things, establish PSD construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the U.S., including, among others, onshore and offshore production facilities, which include certain of our operators’ operations. The EPA has expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells.

Federal agencies also have begun directly regulating emissions of methane from oil and natural gas operations. For example, in June 2016, the EPA published New Source Performance Standards, known as Subpart OOOOa, that requires certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound emissions. Following the change in presidential administration, there have been attempts to modify these regulations, and litigation concerning the regulations is ongoing. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. Several states have also adopted rules to control and minimize methane emissions from the production of oil and natural gas, and others have considered or may consider doing so in the future.

At the international level, in December 2015, the United States and 194 other participating countries adopted the Paris Agreement, which calls for each participating country to establish their own nationally determined standards for reducing carbon output. However, in August 2017 the United States notified the United Nations that it would be withdrawing from the Paris Agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or separately negotiated agreement are unclear at this time. Various state and local governments have publicly committed to furthering the goals of the Paris Agreement.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions for our operators, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, recent activism directed at shifting funds away from companies that produce fossil-fuels could result in limitations or restrictions on certain sources of funding for the energy sector. Ultimately, this could make it more difficult for operators to secure funding for exploration and production activities. Additionally, activist shareholders have introduced proposals that may seek to force companies to adopt aggressive emission reduction targets or restrict more carbon-intensive activities. While we cannot predict the outcomes of such proposals, they could make it more difficult for operators to engage in exploration and production activities. Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is regularly used by operators of the Target Assets. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, the Railroad Commission has adopted a “well integrity rule,” which updated the requirements for drilling, putting pipe down and cementing wells. The rule also imposes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular.

Certain governmental reviews are either underway or have been conducted that focus on the environmental aspects of hydraulic fracturing practices. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain limited circumstances.

Compliance with existing laws has not had a material adverse effect on operations related to the Target Assets, but if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the Target Assets are located, operators could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

ESA and Migratory Birds

The ESA and (in some cases) comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. The FWS may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for oil and natural gas development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the FWS was required to make a determination on listing of more than 250 species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. The agency missed the deadline but continues to review species for listing under the ESA. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The federal government in the past has pursued enforcement actions against oil and natural gas companies under the Migratory Bird Treaty Act after dead migratory birds were found near reserve pits associated with drilling activities. However, in December 2017, the Department of Interior issued a new opinion revoking its prior enforcement policy and concluded that an incidental take is not a violation of the Migratory Bird Treaty Act. Nevertheless, the identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause increased costs arising from species protection measures or could result in limitations on development activities that could have an adverse impact on the ability to develop and produce reserves within the Target Assets. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. If a portion of the Target Assets were to be designated as a critical or suitable habitat, it could adversely impact the value of the Target Assets.

OSHA

HighPeak Energy will be subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. Violations can result in civil or criminal penalties as well as required abatement. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that HighPeak Energy organizes and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state and local governmental authorities and citizens.

Related Permits and Authorizations

Many environmental laws require permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and require maintaining these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which could in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations related to the Target Assets.

Related Insurance

HighPeak Energy intends to maintain insurance against some risks associated with above or underground contamination that may occur as a result of development activities. However, this insurance will likely be limited to activities at the well site and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by HighPeak Energy.

Employees

As of December 31, 2019, the HighPeak Funds had 27 full-time employees dedicated to operating the Target Assets. In connection with the business combination, HPK LP will acquire the entity that employs the employees dedicated to operating the Target Assets, and intends to retain such employees that are necessary to efficiently operate the Target Assets following the Closing.

Legal Proceedings

HPK LP is not party to lawsuits related to the Target Assets other than those arising in the ordinary course of business or that will be retained by the contributors. Due to the nature of the oil and natural gas business, HPK LP is, from time to time, involved in other routine litigation or subject to disputes or claims related to the operation of the Target Assets, including workers’ compensation claims and employment related disputes. In the opinion of management, none of these other pending litigation, disputes or claims against the HighPeak Funds, if decided adversely, will have a material adverse effect on the Target Assets.

Offices

The principal field office for the HighPeak Funds is located at 303 West Wall Street, Suite 2202, Midland, Texas 79701.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PREDECESSORS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors should be read in conjunction with the financial statements and related notes contained in this proxy statement/prospectus. The discussion and analysis contained herein relates only to HighPeak I for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period) and to HPK LP (i) for the three months ended March 31, 2020 and (ii) as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 because HighPeak Energy expects that, following the completion of the business combination, HPK LP will be its “predecessor” for financial reporting purposes beginning on October 1, 2019 and HighPeak I for all periods prior. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside HPK LP’s control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. HPK LP does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

HPK LP was formed in 2019 for the purpose combining the assets of HighPeak I and HighPeak II into one entity given the proximity of both companies properties and the fact that both companies owned working interest in a significant number of wells and thus combining working interests would ease the administrative burden on the companies significantly. HighPeak I was formed in 2014 for the purpose of acquiring, exploring and developing oil and natural gas properties, although it had no activity until late 2017. Beginning in 2017, HighPeak I began acquiring the HighPeak Assets I through an organic leasing campaign and a series of acquisitions consisting primarily of leasehold acreage and existing vertical producing wells.

The Target Assets are located primarily in Howard County, Texas, which lies within the northern part of the oil-rich Midland Basin. As of March 31, 2020, the Target Assets consisted of a highly contiguous leasehold position of approximately 61,302 gross (51,295 net) acres, approximately 21% of which were held by production, with an average operated working interest of 84%. Approximately 97% of the operated acreage provides for horizontal wells with lateral lengths of 10,000 feet or greater. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. For the year ended December 31, 2019, approximately 86% and 14% of production from the Target Assets was attributable to oil and natural gas, respectively. As of December 31, 2019, HPK LP was drilling with two rigs. HPK LP is expected to be the operator on approximately 93% of this net acreage position. Further, as of December 31, 2019, there were approximately 97 gross (50.2 net) producing wells, including 4 gross (3.5 net) horizontal wells, in the Target Assets with total production of 949 Boe/d in December 2019. As of December 31, 2019, of the 11,497 MBoe of proved reserves of the Target Assets, 43% were developed, 93% of which were liquids.

The financial results as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors” consist of the historical results of HighPeak I for the years ended December 31, 2019, 2018 and 2017 and HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019 and thereafter through the Closing. Upon completion of the business combination, HighPeak Energy expects that HPK LP will be its “predecessor” for the period from August 28, 2019 (Inception) through the Closing, and HighPeak I from January 1, 2017 through December 31, 2019 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Outlook

HPK LP’s financial position and future prospects, including its revenues, operating results, profitability, liquidity, future growth and the value of its assets, depend primarily on prevailing commodity prices. The oil and natural gas industry is cyclical and commodity prices are highly volatile. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. Due to the absence of any debt, HPK LP has not historically entered into any hedges. HighPeak Energy, intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect its Debt Facility borrowing base. For a discussion of the potential impact of commodity price changes on the estimated proved reserves of the Target Assets, including the quantification of such potential impact, please see the section entitled “Information About the Target Assets—Development of Proved Undeveloped Reserves—Reserves Sensitivity.”

COVID-19 Pandemic and Market Conditions Update

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Governments have tried to slow the spread of the virus by imposing social distancing guidelines, travel restrictions and stay-at-home orders, which have caused a significant decrease in activity in the global economy and the demand for oil and natural gas. Furthermore, in the midst of the ongoing COVID-19 pandemic, the competition between Russia and Saudi Arabia for crude oil market share caused a substantial increase in supply. As a result, the price of oil has remained extremely depressed and available storage and transportation capacity for production is increasingly limited and may be completely unavailable in the near future. The imbalance between the supply of and demand for oil, lack of available storage, as well as the uncertainty around the extent and timing of an economic recovery, have caused extreme market volatility and a substantial adverse effect on commodity prices.

HPK LP’s business, like many oil and natural gas producers, has been, and is expected to continue to be, negatively affected by the crisis described above, which is ongoing and evolving. HPK LP has not historically entered into any hedging arrangements with respect to the commodity price risk to which it is exposed and the prices ultimately realized for oil, natural gas, and NGLs are based on a number of variables, including prevailing index prices attributable to HPK LP’s production and certain differentials to those index prices. HPK LP is unable to reasonably predict when, or to what extent, commodity prices and the overall markets and global economy will stabilize, and the pace of any subsequent recovery for the oil and gas industry. Further, the ultimate impact that these events will have on HPK LP’s (and HighPeak Energy’s after the Closing) business, liquidity, financial condition, and results of operations is highly uncertain and dependent on numerous evolving factors that cannot be predicted, including the duration of the pandemic.

HPK LP has taken steps and continues to actively work to mitigate the evolving challenges and growing impact of both the COVID-19 pandemic and the industry downturn on its operations, financial condition, and people. Prices decreased to a level in April 2020 that caused the HPK Contributors to halt their drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which the HPK Contributors or HighPeak Energy would be willing to execute their drilling program. However, prices have since increased and HighPeak Energy’s management began returning wells to production in mid-July and we will continue to monitor the extent by which prices continue to increase and/or stabilize prior to any capital expenditure program. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. HPK LP is well positioned to reduce operations given the significant flexibility within its capital program, as HPK LP does not have any obligatory service contract commitments. In response to the COVID-19 pandemic and industry downturn, HPK LP has initiated a corporate-wide cost reduction program to help decrease costs throughout every aspect of its operations. HPK LP has made reductions in general and administrative expense by substantially reducing salaries and has, also, taken other steps to reduce its general and administrative expenses. HPK LP believes these measures, taken together with its significant liquidity and lack of near term debt maturities, will provide additional flexibility in navigating the current volatile environment; however, given the tremendous uncertainty and turmoil, there is no certainty that the measures HPK LP takes will be sufficient.

As a producer of oil and natural gas, HPK LP is recognized as an essential business but prices decreased to a level in April 2020 that caused HPK LP to halt its drilling program and to curtail a substantial portion of its production.  HPK LP has continued to operate on a reduced basis while taking steps to protect the health and safety of its workers. HPK LP’s non-field level employees have the option to temporarily work remotely, and HPK LP has been able to maintain a consistent level of effectiveness through these arrangements, including maintaining day-to-day operations, financial reporting systems and internal control over financial reporting.

Sources of Revenues

HPK LP’s revenues are derived from the sale of oil and natural gas production and the sale of NGL that are extracted from natural gas during processing. Production revenues are derived entirely from the continental United States. For the year ended December 31, 2019 and 2018, revenues from the Target Assets were derived approximately 86% and 82% from oil sales and 14% and 18% from natural gas and NGL sales.

HPK LP’s revenues are presented net of certain gathering, transportation and processing expenses incurred to deliver production of the Target Assets’ natural gas, NGL and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGL and oil produced as well as the cost of commodity processing. Under ASC 606, HPK LP is required to identify and separately analyze each contract associated with revenues to determine the appropriate accounting application. As a result of HighPeak Energy’s continued analysis of ASC 606 following the business combination, the presentation of revenues and expenses for these contracts may be modified. In certain instances, HighPeak Energy may classify certain items currently reported net in revenue (as a deduction from revenue) to expense. Any such change in classification would have no net effect on net income. Refer to Note 1 to the audited and unaudited financial statements of HPK LP included elsewhere in this proxy statement/prospectus for additional information.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside HPK LP’s control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, HPK LP may periodically enter into derivative contracts with respect to a portion of its estimated natural gas and oil production through various transactions that fix the future prices received; however, it has not historically done so.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGL are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs typically incurred:

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Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, power costs are incurred in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with oil and natural gas production.

HPK LP monitors its operation of the Target Assets to ensure that it is incurring LOE at an acceptable level. For example, it monitors LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows HPK LP to monitor these costs to identify trends and to benchmark against other producers. Although HPK LP strives to reduce its LOE, these expenses can increase or decrease on a per-unit basis as a result of various factors as it operates the Target Assets or makes acquisitions and dispositions of properties. For example, HPK LP may increase field-level expenditures to optimize their operations, incurring higher expenses in one quarter relative to another, or they may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

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Production and other taxes. Production and other taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, production and other taxes paid correlate to changes in oil, natural gas and NGL revenues. Production taxes are based on the market value of production at the wellhead. HPK LP is also subject to ad valorem taxes in the counties where production is located. Ad valorem taxes are based on the fair market value of the mineral interests for producing wells.

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Depletion – Oil and Gas Properties. Depletion is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. HPK LP uses the successful efforts method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, successful exploration wells and development of oil and gas reserves, including directly related overhead costs and asset retirement costs are capitalized. However, the costs of abandoned properties, exploratory dry holes, geophysical costs and annual lease rentals are charged to expense as incurred. All capitalized costs of oil and gas properties, are amortized on the unit-of-production method using estimates of proved reserves. Any remaining investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Please read “—Critical Accounting Policies and Estimates—Oil and Natural Gas Properties” for further discussion. HPK LP’s depletion rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

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General and Administrative Expenses. General and administrative expenses (“G&A”) are costs incurred for overhead, including payroll and benefits for corporate staff and costs of maintaining a headquarters, costs of managing production and development operations, IT expenses and audit and other fees for professional services, including legal compliance and acquisition-related expenses.

Results of Operations

Factors Affecting the Comparability of the Predecessors Historical Financial Results

The comparability of HPK LP’s and HighPeak I’s results of operations among the periods presented, and for future periods, is impacted by the following factors:

●	The historical financial statements included herein are the financial statements of HighPeak I for 2017, 2018 and from January 1, 2019 to September 30, 2019 and the financial statements of HPK LP for the period from August 28, 2019 (Inception) through December 31, 2019 and for the quarter ended March 31, 2020, as the Predecessors for financial reporting purposes, on a stand-alone basis, and as such, do not include financial information regarding the HighPeak Assets II for all periods;

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As a corporation, under the Code, HighPeak Energy is subject to federal income taxes at a statutory rate of 21% of pretax earnings. This is a significant change from HighPeak I’s and HPK LP’s historical results since they were not subject to federal income taxes as pass-through entities;

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The Target Assets will incur certain additional general and administrative expenses related to being owned by HighPeak Energy, a publicly traded company, that were not previously incurred in HPK LP’s cost structure, including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation;

●	HighPeak I and HPK LP have completed acquisitions during the periods presented, including primarily the acquisition of undeveloped acreage for approximately $2.7 million, $6.3 million and $40.2 million during the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively, and to a lesser extent producing properties and proved undeveloped reserves of approximately $681,000, $4.6 million and $881,000 during the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively; and

●	During the three months ended March 31, 2020, HPK LP experienced a charge to expense of $76.5 million related to the termination of the Grenadier Contribution Agreement.

As a result of the factors listed above, the historical results of operations from period-to-period may not be comparable or indicative of future results.

The table below summarizes the results of operations for the three months ended March 31, 2020 as compared to March 31, 2019.

	HPK LP Three Months Ended March 31, 2020	HighPeak I Three Months Ended March 31, 2019	$ Change	% Change
Operating Revenues:
Crude oil sales	$4,524	$1,371	$3,153	230%
Natural gas and NGL sales	99	66	33	50%
Total operating revenues	4,623	1,437	3,186	222%
Operating Expenses:
Lease operating	2,389	913	1,476	162%
Production and other taxes	308	68	240	353%
Exploration and abandonments	3	2,114	(2,111)	(100)%
Depreciation - other property and equipment	47	-	47	100%
Depletion - oil and gas properties	3,309	904	2,405	266%
Accretion of asset retirement obligation	34	10	24	240%
General and administrative	2,861	841	2,020	240%
Total operating expenses	8,951	4,850	4,101	85%

Loss from operations	(4,328)	(3,413)	(915)	27%

Other income (expense):
Deal termination and other expense	(76,503)	-	(76,503)	100%

Net loss	$(80,831)	$(3,413)	$(77,418)	2268%

Sales volumes:
Oil (MBbls)	111	29	82	283%
NGLs (MBbls)	12	-	12	100%
Natural gas (MMcf)	41	19	22	116%
Total (MBoe)	130	32	98	306%

Average sales price:
Oil (per Bbl)	$40.76	$47.97	$(7.21)	(15)%
NGLs (per Bbl)	12.29	n/a	12.29	100%
Natural gas (per Mcf)	0.07	3.53	(3.46)	(98)%
Total (per Boe)	$35.58	$45.34	$(9.76)	(22)%

Average daily sales volumes:
Oil (Bbls/d)	1,220	318	902	284%
NGL (Bbls/d)	134	-	134	100%
Natural gas (Mcf/d)	445	208	237	114%
Total (Boe/d)	1,428	352	1,076	306%

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

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Total revenues were $4.6 million for the three months ended March 31, 2020 compared to $1.4 million for the three months ended March 31, 2019, an increase of $3.2 million (approximately 222%). For the three months ended March 31, 2020, production increased 98 MBoe (approximately 306%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. During the three months ended March 31, 2020, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately six (6) gross horizontal wells. During the three months ended March 31, 2019, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well. Partially offsetting the production increase was an overall decrease in the average sales price for oil of approximately 15% and a decrease in the much less significant average sales price for natural gas and NGLs for an overall decrease in sales price per Boe of approximately 22%.

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LOE totaled $2.4 million and $913,000 for the three months ended March 31, 2020 and 2019, respectively. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above plus the added expenses from the HighPeak II properties that were added effective October 1, 2019. On a per-Boe basis, LOE was $18.38 and $28.53 for the three months ended March 31, 2020 and 2019, respectively, a decrease of $10.15 (36%). The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we add more horizontal wells to production in the future.

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Production and other taxes were $308,000 and $68,000 for the three months ended March 31, 2020 and 2019, respectively. The 353% increase in production taxes is primarily attributable to higher sales revenues achieved during the three months ended March 31, 2020 as the overall percentage of total revenues was 6.7% versus 4.7% for the three months ended March 31, 2020 as compared to March 31, 2019. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal wells. This is also the reason for the increase in production and other taxes on a per-Boe basis of $2.37 compared to $2.13 for the three months ended March 31, 2020 and March 31, 2019, respectively.

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Exploration and abandonment expenses were $3,000 and $2.1 million for the three months ended March 31, 2020 and 2019, respectively. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

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Depletion expense for the three months ended March 31, 2020 was $3.3 million compared to $904,000 for the three months ended March 31, 2019. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

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General and administrative expenses were $2.9 million for the three months ended March 31, 2020, an increase of $2.0 million (approximately 240%) compared to the three months ended March 31, 2019. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two (2) rig drilling program during the second half of 2019 and into 2020, including increased employee headcount and compensation, contract labor and professional fees.

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Deal termination and other expenses increased $76.5 million from the three months ended March 31, 2020 compared to the prior year. During the three months ended March 31, 2020, HPK LP charged to expense the $61.5 million nonrefundable deposit and the $15.0 million extension payment that we paid to Grenadier as part of the Grenadier Acquisition that was terminated in April 2020.

The table below summarizes the results of operations and period-to-period comparisons for the periods indicated.

	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017 (2)
	(in thousands)
Operating Revenues:
Crude oil sales	$3,695	$4,154	$1,299	$5
Natural gas and NGL sales	163	103	93	—
Total operating revenues	3,858	4,257	1,392	5
Operating Expenses:
Lease operating	1,578	1,794	936	2
Production and other taxes	188	261	69	1
Exploration and abandonments	33	2,817	695	—
Depreciation, depletion and amortization	1,612	2,657	886	2
Accretion of asset retirement obligation	34	38	25	—
General and administrative	6,159	2,523	4,769	1,680
Total operating expenses	9,604	10,090	7,380	1,685

Net loss	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Sales Volumes:
Oil (MBbls)	66	79	25	0
Natural gas (MMcf)	80	59	34	0
Total (MBoe)	79	89	31	0

Average sales price:
Oil (per Bbl)	$55.92	$52.33	$51.47	$55.00
Natural gas (per Mcf)	2.04	1.75	2.77	-
Total (per Boe)	$48.60	$47.71	$45.13	$55.00

Average daily sales volumes:
Oil (Bbls/d)	718	291	69	0
Natural gas (Mcf/d)	868	216	92	0
Total (Boe/d)	863	327	85	0

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, the period from August 28, 2019 (Inception) through the year ended December 31, 2019 results are shown for HPK LP, and for the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

(2) HighPeak I acquired producing properties late in 2017 and thus only reported 89 barrels of oil of production. Therefore, zero production volumes are shown in the above table as they are rounded to MBbls and MBoe and average production volumes calculate to less than one per day.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019 Compared to HighPeak I Year Ended December 31, 2018

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Total revenues for the HPK LP period from August 28, 2019 (Inception) through December 31, 2019  combined with the HighPeak I year ended December 31, 2019 (collectively, the “Combined 2019 Period”) represented an increase of $6.7 million (approximately 479%) compared to $1.4 million for the year ended December 31, 2018. The Combined 2019 Period represented an increase of 138 MBoe (approximately 445%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. During the Combined 2019 Period, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately four (4) gross horizontal wells, one of which for the entire year, one of which for approximately five months and two of which produced only the last month of the year. During the year ended December 31, 2018, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well for approximately two and a half months. This equates to an approximate increase of approximately 1.4 average gross horizontal wells (760%). In addition to the production increase was an overall increase in the average sales price for oil of approximately 5% partially offset by a decrease in the much less significant average sales price for natural gas and NGL of approximately 31%.

●	LOE, including cost of workovers, for the Combined 2019 Period represented an increase of $2.4 million compared to $936,000 for the year ended December 31, 2018. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above. On a per-Boe basis, LOE decreased by $10.26 (approximately 34%) for the Combined 2019 Period compared to $30.19 for the year ended December 31, 2018. The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we add more horizontal wells to production in the future.

●	Production and other taxes for the Combined 2019 Period represented an increase of $380,000 (approximately 651%) compared to $69,000 for the year ended December 31, 2018. The 651% increase in production taxes is primarily attributable to higher sales revenues achieved during the Combined 2019 Period as the overall percentage of total revenues increased 0.5% for the Combined 2019 Period as compared to 5.0% during the year ended December 31, 2018. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal well in late 2018. This is also the reason for the increase in production and other taxes on a per-Boe basis of $0.43 for the Combined 2019 Period compared to $2.23 for the year ended December 31, 2018.

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Exploration and abandonment expenses for the Combined 2019 Period represented an increase of $2.2 million compared to $695,000 for the year ended December 31, 2018. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

●	Depletion expense for the Combined 2019 Period represented an increase of $3.3 million compared to $886,000 for the year ended December 31, 2018. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

●	General and administrative expenses for the Combined 2019 Period represented an increase of $3.9 million (approximately 82%) compared to the year ended December 31, 2018. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two rig drilling program during the second half of 2019, including increased employee headcount and compensation, contract labor and professional fees.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

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Total revenues were $1.4 million for the year ended December 31, 2018 compared to $5,000 for the year ended December 31, 2017, an increase of $1.4 million. For the year ended December 31, 2017, the Partnership had just completed an acquisition that included some producing properties and thus volumes and revenues were minimal for 2017.  For the year ended December 31, 2018, production averaged approximately 85 Boe per day or 31 MBoe, primarily as a result of our first newly completed horizontal well which HighPeak I held a working interest.

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LOE, including cost of workovers, totaled $936,000 and $2,000 for the years ended December 31, 2018 and 2017, respectively. The increase in LOE was primarily due to the fact that 2017 had no activity other than the producing wells acquired at the end of 2017.

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Production and other taxes were $69,000 and $1,000 for the years ended December 31, 2018 and 2017, respectively.  Similar to revenues and LOE, 2017 had very little activity and thus the comparison to 2018 is not meaningful.  The 2018 production and other taxes as a percent of revenues is 5% which is in line with the statutory rates in the State of Texas.

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Depletion expense for the year ended December 31, 2018 was $886,000 compared to $2,000 for the year ended December 31, 2017. The increase was primarily due to the aforementioned higher production volumes from the recently completed first horizontal well in 2018 compared to very little production in 2017 due to adding producing wells at the end of 2017 via an acquisition.

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General and administrative expenses were $4.8 million for the year ended December 31, 2018, an increase of $3.1 million (approximately 183%) compared to the year ended December 31, 2017. The increase in general and administrative expenses was primarily attributable to an increase in operational activity, including increased employee compensation, contract labor and professional fees.

Liquidity and Capital Resources

HPK LP’s development and acquisition activities require it to make significant operating and capital expenditures. HPK LP’s primary use of capital has been the acquisition, exploration and development of oil, natural gas and NGL properties and facilities. As HPK LP pursues reserve and production growth, they plan to monitor which capital resources, including equity and debt financings, are available to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, HPK LP’s primary sources of liquidity were capital contributions from their owners and cash generated by operations.

HPK LP’s success in growing proved reserves and production will be highly dependent on the capital resources available to HPK LP. HighPeak I’s and HPK LP’s combined capital expenditures for the years ended December 31, 2019 and 2018 were approximately $70.3 million and $50.0 million, respectively.

HPK LP intends to fund 2020 capital expenditures and cash requirements, including normal cash operating needs and commitments and contingencies through December 31, 2020, with contributions from owners, operating cash flow and cash on hand and potentially a Debt Facility which HPK LP intends to pursue to enhance its liquidity. However, to the extent that HPK LP considers market conditions favorable, they may access the capital markets to raise capital from time to time to fund acquisitions and for general working capital purposes. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and the prices HPK LP receives for its oil and natural gas production, and significant additional capital expenditures will be required to more fully develop the Target Assets and acquire additional properties. HPK LP cannot assure you that any other needed capital will be available on acceptable terms, or at all.

Capital Expenditure Budget

HPK LP expects to fund its capital expenditures with contributions from owners, cash generated by operations, cash on hand and borrowings under debt facilities. The amount, timing and allocation of capital expenditures is largely discretionary and within the control of HPK LP, and HPK LP’s 2020 capital budget may be adjusted as business conditions warrant. Please see “Risk Factors—Risks Related to the Target Assets.” HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Commodity prices declined significantly since February 2016 and have remained low in 2020. If oil or natural gas prices remain at current levels or decline further, or costs increase, HPK LP could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and to prioritize capital projects that it believes will have the highest expected rates of return and potential to generate near-term cash flow. HPK LP routinely monitors and adjusts capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the control of HPK LP. Any reduction in the Target Assets’ capital expenditure budget could have the effect of delaying or limiting its development program, which would negatively impact its ability to grow production and could materially and adversely affect its future business, financial condition, results of operations or liquidity.

Pending completion of the business combination, HPK LP plans to evaluate and potentially implement the practice of entering into hedging arrangements to reduce the impact of commodity price volatility on cash flow from operations. Under this strategy, HPK LP expects to maintain an active hedging program that seeks to reduce exposure to commodity prices and protect cash flow. Please see “—Derivative Instruments.” HighPeak Energy similarly intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect a Debt Facility borrowing base. To the extent HPK LP enters into any commodity contracts prior to Closing, HighPeak Energy would assume all commodity contracts. There were no open commodity contracts at December 31, 2019.

 Debt Facility; Proposed Revolving Credit Agreement

On July 16, 2020, HPK LP entered into an engagement letter (the “Engagement Letter”) with Fifth Third Bank, National Association (“Fifth Third”) for a three and one-half year revolving credit agreement (the “Proposed Revolving Credit Agreement”) to govern the Debt Facility. The Engagement Letter provides that Fifth Third will use its best efforts to arrange financing commitments for $40.0 million for the Proposed Revolving Credit Agreement. The Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described below reflect those in the term sheet attached to the Engagement Letter and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement will be among HPK LP, as borrower, Fifth Third, as administrative agent and a syndicate of lenders and will have a maturity of three and one-half years from the closing date of the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement will provide a borrowing capacity equal to the lesser of the maximum credit amount and the borrowing base. The maximum credit amount under the Proposed Revolving Credit Agreement is expected to be $500.0 million, and the initial borrowing base under the Proposed Revolving Credit Facility is expected to be $40.0 million at closing. The borrowing base is scheduled to be redetermined semiannually each April 1 and October 1 of each calendar year, commencing on or about October 1, 2020, and is expected to be subject to additional adjustments from time to time, including for asset sales, elimination or reduction of hedge positions and incurrence of other debt.  Additionally, each of HPK LP and the administrative agent may request one unscheduled redetermination of the borrowing base between each scheduled redetermination.  The amount of the borrowing base is determined by the lenders in their sole discretion and consistent with their oil and gas lending criteria at the time of the relevant redetermination. HPK LP may also request the issuance of letters of credit under the Proposed Revolving Credit Agreement in an aggregate amount up to the greater of (i) $5.0 million and (ii) 5.0% of the borrowing base then in effect, which amount reduces the amount of available borrowings under the borrowing base in the amount of such issued and outstanding letters of credit. The amount HPK LP is able to borrow under the Proposed Revolving Credit Agreement will be subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing and other provisions of the Proposed Revolving Credit Agreement.

 As of the closing date of the Proposed Revolving Credit Agreement, HPK LP does not expect to have any borrowings outstanding or letters of credit outstanding under the Proposed Revolving Credit Agreement, resulting in availability of approximately $40 million.

Borrowings under the Proposed Revolving Credit Agreement will be able to be made in Eurodollars or at the alternate base rate. The Company will be able to repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.

The Proposed Revolving Credit Agreement will be guaranteed by HPK LP and its restricted subsidiaries and will be secured by a first lien security interest in substantially all assets of HPK LP and its restricted subsidiaries.

The Proposed Revolving Credit Agreement will also contain certain financial covenants, including the maintenance of the following financial ratios:

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a maximum ratio of total debt to EBITDAX (to be calculated on a building annualized basis for the first four full fiscal quarters after Closing) of not more than 3.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date); and

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a minimum current ratio (based on the ratio of current assets to current liabilities) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date), provided that unused availability under the Proposed Revolving Credit Agreement credited to current assets shall be limited to $10.0 million.

HPK LP will have limited equity cure rights for a breach of the above-listed financial covenants. Additionally, the Proposed Revolving Credit Agreement will contain additional restrictive covenants that limit the ability of HPK LP and its restricted subsidiaries to, among other things, incur additional indebtedness, incur additional liens, make investments and loans, enter into mergers and acquisitions, make or declare dividends and other payments, enter into certain hedging transactions, sell assets and engage in transactions with affiliates. In addition, the Proposed Revolving Credit Agreement will be subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the administrative agent or the majority may accelerate any amounts outstanding and terminate lender commitments.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes HPK LP and HighPeak I’s cash flows from operating, investing and financing activities for the periods indicated. In addition to the following discussion, information regarding the individual components of these cash flow amounts are included in HPK LP’s and HighPeak I’s financial statements included elsewhere in this proxy statement/prospectus.

	HPK LP Three Months Ended March 31, 2020	HighPeak I Three Months Ended March 31, 2019	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017
Cash Flow Data:
Net cash provided by (used in) operating activities	$6,028	$950	$(2,500)	$1,728	$(4,672)	$(3,781)
Net cash used in investing activities	$(57,090)	$(10,579)	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Net cash provided by financing activities	$54,000	$9,336	$58,081	$23,738	$58,799	$32,926

(1)

HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, for the three months ended March 31, 2020, and the period from August 28, 2019 through the year ended December 31, 2019, results are shown for HPK LP, and for the three months ended March 31, 2019 and the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

Operating Activities. Net cash provided by operating activities was $6.0 million and $950,000 for the three months ended March 31, 2020 and 2019, respectively.

Investing Activities. Net cash used in investing activities was $57.1 million and $10.6 million for the three months ended March 31, 2020 and 2019, respectively.

Financing Activities. Net cash provided by financing activities was $54.0 million and $9.3 million for the three months ended March 31, 2020 and 2019, respectively.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019  Compared to the HighPeak I Year Ended December 31, 2018

Operating Activities. Net cash provided by operating activities for the Combined 2019 Period decreased by $4.0 million (approximately 518%) compared to $4.7 million for the year ended December 31, 2018.

Investing Activities. Net cash used in investing activities for the Combined 2019 Period increased by $4.5 million (approximately 8.2%) compared to $54.7 million for the year ended December 31, 2018.

Financing Activities. Net cash provided by financing activities for the Combined 2019 Period increased by $23.0 million (approximately 39.1%) compared to $58.8 million for the year ended December 31, 2018.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Operating Activities. Net cash used in operating activities was $4.7 million and $3.8 million for the years ended December 31, 2018 and 2017, respectively.

Investing Activities. Net cash used in investing activities was $54.7 million and $27.7 million for the years ended December 31, 2018 and 2017, respectively.

Financing Activities. Net cash provided by financing activities was $58.8 million and $32.9 million for the years ended December 31, 2018 and 2017, respectively.

Contractual Obligations

A summary of HPK LP’s contractual obligations as of December 31, 2019 is provided in the following table.

	Payment of Settlement by Period
	(amounts in thousands)
Contractual Obligation	Total	2020	2021	2022	2023	2024	Thereafter
Debt Facility (1)	$-	$-	$-	$-	$-	$-	$-
Drilling commitments (2)	1,296	1,296	-	-	-	-	-
Asset retirement Obligations	2,212	-	-	-	115	64	2,033
Total	$3,508	$1,296	$-	$-	$115	$64	$2,033

(1)

The Company intends to pursue a Debt Facility to enhance its liquidity. A Debt Facility was not in place as of December 31, 2019. For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

(2)	Amounts represent commitments under drilling agreements expected to benefit HPK LP at current rates. HPK LP has utilized $632,000 of the commitment and has $664,000 remaining as of March 31, 2020 that it intends to utilize once drilling activities are resumed later in 2020.

Off Balance Sheet Arrangements

As of March 31, 2020 and December 31, 2019, HPK LP had no off balance sheet arrangements.

Critical Accounting Policies and Estimates – HPK LP

Principles of consolidation. The consolidated financial statements include the accounts of the HPK LP and its wholly owned subsidiaries since their contribution, acquisition or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the HPK LP ’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash and cash equivalents. HPK LP’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. HPK LP ’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which HPK LP does not require collateral security. HPK LP ’s share of oil and gas production is sold to various purchasers who must be prequalified under HPK LP ’s credit risk policies and procedures. HPK LP records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. HPK LP’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, HPK LP obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

As of March 31, 2020 and December 31, 2019, HPK LP’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $1.8 million and $2.9 million, respectively, and are based on estimates of sales volumes and realized prices HPK LP anticipates it will receive, and joint interest receivables of $501,000 and $440,000, respectively. HPK LP routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of March 31, 2020 and December 31, 2019, HPK LP had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to two agreements between HPK LP and Pure, hereby Pure obtained extensions to complete its initial business combination first to February 21, 2020 and subsequently to May 21, 2020, HPK LP made loans totaling $8.2 million to Pure during the period from Inception through March 31, 2020 and loaned an additional $1.5 million through May 2020 per the agreements bringing the total balance subsequent to March 31, 2020 to $9.6 million. HPK LP routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of March 31, 2020 and December 31, 2019, HPK LP had no allowance for doubtful accounts recorded.

Deposits. HPK LP paid $61.5 million to Grenadier in 2019 as a deposit for an acquisition which had not closed as of December 31, 2019 (the “Grenadier Acquisition”). As the Grenadier Acquisition was terminated in April 2020, the deposit was written off and charged to expense during the three months ended March 31, 2020.  In addition, HPK LP has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in HPK LP’s consolidated balance sheet and as charges to other expense in the consolidated statement of operations. HPK LP ’s materials and supplies inventory as of March 31, 2020 and December 31, 2019 is $184,000 and $184,000, respectively, and HPK LP has not recognized any valuation allowance to date.

Oil and gas properties. HPK LP utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

HPK LP does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) HPK LP is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather HPK LP’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, HPK LP’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

HPK LP performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, HPK LP recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, HPK LP will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of March 31, 2020 and December 31, 2019 totaled approximately $50.7 million and $31.0 million, respectively, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. HPK LP records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated.

Revenue recognition. HPK LP follows Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby HPK LP recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on HPK LP’s consolidated statements of operations.

HPK LP enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when HPK LP’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration HPK LP expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At March 31, 2020 and December 31, 2019, HPK LP had receivables related to contracts with purchasers of approximately $1.9 million and $2.8 million, respectively.

Oil Contracts. The majority of HPK LP’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on HPK LP’s consolidated statement of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of HPK LP’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of HPK LP’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, HPK LP receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, HPK LP receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on HPK LP’s consolidated statement of operations.

HPK LP does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. HPK LP does not record a provision for U.S. Federal income tax because the partners report their share of HPK LP’s income or loss on their income tax return. HPK LP is required to file an information return on Form 1065 with the IRS. The 2019 tax year remains open to examination.

HPK LP recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to HPK LP’s status as a limited partnership, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, HPK LP has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by HPK LP as a result of an IRS examination will be treated as a distribution from HPK LP to the partners in the consolidated financial statements.

HPK LP is also subject to Texas Margin Tax. HPK LP realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the three months ended March 31, 2020 or the period from Inception to December 31, 2019.

Recently Issued Accounting Pronouncements

For a discussion of recent accounting pronouncements that will affect the Target Assets, see Note 2 to the consolidated financial statements of the Target Assets included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

HPK LP’s major market risk exposure is in the pricing that it receives for production of oil, natural gas and NGL. Pricing for oil, natural gas and NGL has been volatile and unpredictable for several years, and HPK LP expects this volatility to continue in the future.

During the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. The prices HPK LP receives for oil, natural gas and NGL production depend on numerous factors beyond HPK LP’s control, some of which are discussed in “Risk Factors—Risks Related to the Target Assets.” Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

Due to this volatility, HPK LP, pending completion of the business combination, expects to begin to use, commodity derivative instruments, such as collars, puts and swaps, to hedge price risk associated with a portion of anticipated production. These hedging instruments allow HPK LP to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit HPK LP’s potential gains from future increases in prices. HighPeak Energy similarly intends to enter into hedging arrangements to protect its capital expenditure budget and to protect a Debt Facility borrowing base and, to the extent HPK LP enters into any commodity contracts prior to Closing, HighPeak Energy will assume any of HPK LP’s hedging arrangements.

Counterparty and Customer Credit Risk

The Target Assets’ derivative contracts, if any, expose it to credit risk in the event of nonperformance by counterparties. It is anticipated that if HPK LP enters into any commodity contracts prior to Closing, the collateral for the outstanding borrowings under HPK LP’s debt facility may be used as collateral for HPK LP’s commodity derivatives. HPK LP evaluates the credit standing of its counterparties as it deems appropriate. It is anticipated that any counterparties to HPK LP’s derivative contracts would have investment grade ratings.

HPK LP’s principal exposures to credit risk are through receivables from the sale of oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of HPK LP’s significant customers to meet their obligations to HPK LP or their insolvency or liquidation may adversely affect HPK LP’s financial results. However, HPK LP believes the credit quality of its customers is high.

Interest Rate Risk

The Target Assets’ derivative contracts, if any, expose it to credit risk in the event of nonperformance by counterparties. It is anticipated that if HPK LP enters into any commodity contracts prior to Closing the collateral for the outstanding borrowings under HPK LP’s debt facility may be used as collateral for HPK LP’s commodity derivatives. HPK LP evaluates the credit standing of its counterparties as it deems appropriate. It is anticipated that any counterparties to HPK LP’s derivative contracts would have investment grade ratings.

MANAGEMENT AFTER THE BUSINESS COMBINATION

In connection with the Closing, we expect that Jack Hightower (Age 72) will serve as Chief Executive Officer and Chairman, Michael L. Hollis (Age 45) will serve as President, Rodney L. Woodard (Age 65) will serve as Chief Operating Officer and Steven W. Tholen (Age 69) will serve as Chief Financial Officer of HighPeak Energy.

At the Closing, under the Stockholders’ Agreement, the HighPeak Energy Board will consist of seven members, three of which will be “independent” as defined under NYSE or the Nasdaq listing rules. Under the Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part, to designate to Pure a list of individuals that HPK LP wants to be appointed to the HighPeak Energy Board, effective as of the Closing. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Following the business combination, pursuant to the Stockholders’ Agreement, for so long as the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group will be able to appoint four director nominees to HighPeak Energy’s Board. For more information on the Stockholders’ Agreement, see “—Stockholders’ Agreement.”

HighPeak Energy’s Board will be divided into three classes. Class A directors have terms that expire at the 2021 annual meeting of stockholders, Class B directors have terms that expire at the 2022 annual meeting of stockholders, and the Class C directors have terms that expire at the 2023 annual meeting of stockholders. Each of the Class A directors will serve until the 2021 annual meeting of stockholders.

After the Closing, Pure’s Sponsor and the HPK Contributors will collectively own a majority of HighPeak Energy’s voting common stock. As a result, HighPeak Energy may be a “controlled company” within the meaning of the rules of the NYSE or the Nasdaq. HighPeak Energy intends to utilize the exemptions from the Nasdaq and NYSE corporate governance standards available to controlled companies.

Before HighPeak Energy mails definitive proxy materials to our stockholders, it will identify and provide biographical information for each of the post-combination company’s directors.

Information about the Anticipated Executive Officers and Directors Upon the Closing

The directors and executive officers of HighPeak Energy following the Closing will include:

Name	Age	Position
Jack Hightower	72	Chairman of the Board and Chief Executive Officer
Michael L. Hollis	45	President and Director
Rodney L. Woodard	65	Chief Operating Officer
Steven W. Tholen	69	Chief Financial Officer
Larry C. Oldham	67	Director
Keith A. Covington	57	Director
Michael H. Gustin	69	Director
Jay M. Chernosky	60	Director
Sharon Fulgham	42	Director

Jack Hightower has served as Pure’s Chairman of the Pure Board, Chief Executive Officer and President since Pure was incorporated in November 2017. Mr. Hightower has over 49 years of experience in the oil and gas industry managing multiple E&P platforms. Mr. Hightower currently serves as the Chairman of the Board and Chief Executive Officer (“CEO”) of the general partner of the HighPeak Funds, a position held since 2014. Mr. Hightower served as Chairman, President and CEO of Bluestem Energy Partners, LP (“Bluestem”) from 2011 to 2013. Prior to forming Bluestem, Mr. Hightower served as Chairman, President, and CEO of Celero Energy II, LP (“Celero II”) from 2006 to 2009 and as Chairman, President and CEO of Celero Energy, LP (“Celero”) from 2004 to 2005. Prior to forming Celero, Mr. Hightower served as Chairman, President and CEO of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), which became the 11th largest publicly traded independent E&P company in North America. In October 2002, Unocal tendered for the Pure Resources shares it did not already own. In March 1995, Mr. Hightower founded Titan (Nasdaq: TEXP), the predecessor to Pure Resources, and served as Chairman, President and CEO. Prior to founding Titan, Mr. Hightower served as Chairman, President and CEO of Enertex Inc. (“Enertex”), the general partner and operator of record for several oil and gas partnerships from 1991 to 1994. Mr. Hightower graduated from Texas Tech University in 1970 with Bachelor of Business Administration degrees in Administrative Finance and Money, Banking & Investments.

Mr. Hightower has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe Jack Hightower is well-qualified to serve as a member of the HighPeak Energy Board due to his executive leadership and industry experience.

Michael L. Hollis has served as Pure’s President since December 9, 2019 and expects to be named President of HighPeak Energy upon the consummation of the business combination. Prior to joining Pure, Mr. Hollis served as President and COO to Diamondback Energy, Inc. (“Diamondback”) (Nasdaq: FANG), a Permian focused oil and gas producer, from January 2017 through September 2019, prior to which he served as COO since 2015 and Vice President of Drilling. Since 2011, Mr. Hollis also served on the Board of Directors for Diamondback as well as on the Board of Directors of Viper Energy Partners LP (Nasdaq: VNOM). Prior to his positions at Diamondback, Mr. Hollis was a Drilling Manager at Chesapeake Energy Corporation and also held roles of increasing responsibility in production, completions and drilling engineering at ConocoPhillips and Burlington Resources Inc. Mr. Hollis has over 20 years of oil and gas experience and graduated from Louisiana State University in 1998 with a Bachelor of Science in Chemical Engineering.

Mr. Hollis has been selected as a Class B director, to serve until the 2022 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe that Mr. Hollis’ over twenty (20) years of experience and knowledge in the oil and natural gas industry, experience as an officer and director of a public oil and gas company and his recent operating experience in the Permian Basin make him well-qualified to serve as a director of HighPeak Energy.

Rodney L. Woodard has served as Pure’s Chief Operating Officer and a director since Pure’s Inception in November 2017 and as HighPeak Energy’s Chief Operating Officer since HighPeak Energy’s inception in October 2019. Mr. Woodard has over 40 years of experience in the oil and gas industry as a CEO, COO, and leader of Engineering and Operations of numerous E&P companies. Mr. Woodard has served as the Executive Vice President & COO for the HighPeak Funds from 2017 to the present. From 2016 to 2017, Mr. Woodard presented portfolio company investment proposals to acquire and develop oil and gas assets in the Permian Basin to several private equity firms. Mr. Woodard served as the President and COO of Atlantic Resources Co., LLC (“Atlantic”) from 2015 to 2016. Prior to Atlantic, Mr. Woodard served as CEO and COO of Celero II, a Natural Gas Partners portfolio company, with operations principally in the Permian Basin from 2006 to 2015. Prior to Celero II, Mr. Woodard served as Executive Vice President and COO of Celero, a Quantum Energy Partners portfolio company from 2004 to 2006. From 2002 to 2004, Mr. Woodard was Vice President of Reserves and Evaluations with Pure Resources (NYSE: PRS) and was a co-founder of its predecessor, Titan Exploration (Nasdaq: TEXP). From 1986 to 1995, Mr. Woodard held various positions of increasing responsibility at Selma International Investments Ltd. From 1979 to 1986, Mr. Woodard held various positions at Delta Drilling Company, obtaining the position of Division Manager for West Texas. Mr. Woodard held various positions at Amoco Production Company from 1977 to 1979. Mr. Woodard graduated from The Pennsylvania State University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Steven W. Tholen is a Corporate Finance Executive with over 30 years of experience in building, leading and advising corporations through complex restructurings, purchase and sales transactions, and capital market transactions. Mr. Tholen has served as the CFO for the HighPeak Funds since 2014. Previously, Mr. Tholen served as co-founder and Executive Vice President – Finance of Fieldco Construction Services, Inc., which provided oilfield construction services to clients throughout East Texas & Western Louisiana, from 2011 to 2014. From 2009 to 2013, Mr. Tholen served as founder and President of SDL&T Energy Partners, a source of equity & debt financing to fund energy companies and energy projects worldwide. From 2001 to 2008, Mr. Tholen was Senior Vice President & CFO of Harvest Natural Resources, Inc., an E&P company with properties in the United States, Venezuela, Indonesia, Gabon, and Russia. From 1995 to 2000, Mr. Tholen served as Vice President and CFO of Penn Virginia Corporation, an independent natural gas and oil company. From 1990 to 1995, Mr. Tholen was Treasurer/Manager of Business Administration of Cabot Oil & Gas Corporation, a North American independent natural gas producer. Mr. Tholen graduated from St. John’s University with a Bachelor of Science degree in Physics in 1971 and earned his MBA-Finance from The University of Denver, Daniels School of Business in 1979.

Larry C. Oldham currently serves as a Manager and Advisor of Gateway Royalty V LLC (“Gateway V”) since 2019. Gateway V is the fifth entity of the Gateway Royalty companies, which were founded by Mr. Oldham’s son and have been successful in acquiring oil and gas minerals and royalties in the Utica Shale since 2012. Mr. Oldham is also a Manger of Gateway Royalty III LLC since 2016 and Gateway Royalty IV LLC since 2018 and has been actively advising Gateway Royalty II LLC and Gateway Royalty I LLC since 2014 and 2012, respectively. Additionally, Mr. Oldham serves as Manager of Oldham Properties, Ltd. since 1990 and is currently an Operating Partner in Mountain Capital LLC, a private equity firm out of Houston, Texas since 2015. In 1979, Mr. Oldham founded Parallel Petroleum Corporation (“Parallel”), an independent energy company headquartered in Midland, Texas, which is engaged in the acquisition, development and production of long-lived oil and gas properties, primarily in the Permian Basin. Parallel was taken public in 1980 and in December 2009 was acquired by affiliate of Apollo Global Management, LLC (“Apollo”), which was sold to Samsung C&T Corporation in December of 2011. Prior to being acquired, Mr. Oldham served as Parallel’s President from 1994 to 2009, CEO from 2004 to 2009 and director from 1979 until 2009. During Mr. Oldham’s years at Parallel, some of the most notable property acquisitions were the Fullerton Property in Andrews County, Diamond M Canyon Reef Field in Scurry County and the acquisition of all of Fina’s West Texas assets in July 1999. Prior to Parallel’s formation, Mr. Oldham was employed by Dorchester Gas Corporation from 1976 to 1979 and KPMG Peat Marwick, LLP from 1975 to 1976. Mr. Oldham earned a Bachelor of Business Administration in Accounting from West Texas State University (now West Texas A&M University) in 1975 and was a 2012 Distinguished Alumni Award recipient. Mr. Oldham is a CPA and is a member of the Permian Basin Landman’s Association and the Permian Basin Producers Association.

Mr. Oldham has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe that Mr. Oldham’s over forty (40) years of experience and knowledge in the oil and natural gas industry, accounting experience, experience and knowledge of the Permian Basin and his experience in the public arena make him well-qualified to serve as a director of HighPeak Energy.

Keith A. Covington is an active real estate investor specializing in residential properties in southern California for the past 24 years, most recently serving as a General Partner for Magnolia Partners since 2002. Mr. Covington was a founding board member of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), an energy company engaged in the exploration and development of oil and gas properties which had a market capitalization of over $1 billion, and served such directorship from 2000 to 2002. As an independent director for over two years, Mr. Covington served as chairman of the audit committee and member of the compensation committee of Pure Resources and was a co-member of the special committee responsible for evaluating, negotiating and recommending on behalf of company shareholders the acquisition Pure Resources to Unocal Corporation (acquired by Chevron Corporation) in October 2002. Mr. Covington spent over 11 years at Davis Companies from 1991 to 2002, where he was Vice President and earlier served as Principal of Stone Canyon Venture Partners, LLC. Mr. Covington’s tenure included responsibility in the real estate and private equity/venture capital groups within the organization. Investment and operational experience within these areas included investments in trophy commercial and mixed use real estate assets, gaming ventures, a chain of upscale health clubs, resort properties and hotels, a restaurant and a technology company. His responsibilities included extensive independent due diligence for potential acquisitions, financial analysis and comprehensive asset management for equity investments in real estate assets and operating companies valued at over $10 billion. Prior professional experience includes Janss Corporation, a Santa Monica, CA real estate developer where he was responsible for due diligence and financial structuring and leasing of residential and commercial real estate projects from 1989 to 1990. Mr. Covington started his career as a Financial Analyst at PaineWebber Group Inc. (UBS Investment Bank) in New York with experience in real estate investment banking transactions including sale/leasebacks and the firm’s largest IPO and real estate master limited partnership from 1985 to 1987. Mr. Covington received his MBA from the Stanford Graduate School of Business and earned a Bachelor of Arts cum laude in Economics from Claremont McKenna College. Mr. Covington maintains a California real estate broker’s license and has maintained board governance expertise through participation in KPMG’s Audit Committee Institute. Mr. Covington has previously served as CFO for the El Segundo Senior Housing Board for over five (5) years.

Mr. Covington has been selected as a Class B director, to serve until the 2022 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. Based on Mr. Covington’s prior board experience in the oil and natural gas industry and broad experience in significant financial transactions, Mr. Covington is well qualified to serve as a director of HighPeak Energy.

Michael H. Gustin is a currently the CEO of Pilot Exploration, Inc., a position he has held since 2015. He is also currently founder and CEO of Quantum Fluids, LLC, a business that is concentrated on developing new, innovative and proprietary technology for hand sanitizers and other surface disinfecting products. Mr. Gustin is a seasoned professional within the oil and gas industry, with more than 50 years of diversified experience. From 1999 to 2015, Mr. Gustin held positions in senior management playing vital roles in developing Geoscience International, Inc., Skidmore Energy, Inc., Lone Star Energy, Cs Solutions, Inc. and Vapor Solutions Inc. Mr. Gustin has also served as president of Crew Energy, Vertex International, Inc., Great Western Natural Resources, Inc. and Defiance Offshore International over the course of 1985 to 1999, and was responsible for the management of eight land rotary rigs and design and construction of an offshore drilling barge in Long Beach, California during this period. These companies conducted various oil and gas exploration, development and drilling (onshore and offshore) and other related activities both in the U.S. and foreign countries.

From 1981 to 1986, he formed the Thor group of companies, which for 20 years was heavily involved in the funding of Research and Development projects relating to cost effective “pre-seismic” alternate methods of integrated exploration techniques.

Mr. Gustin has earlier experience working for Readings & Bates and Zapata, both in the U.S. and abroad in their onshore and offshore drilling activities.  At Reading & Bates, he ultimately reached a position as a technical training specialist emphasizing on subsea well control and drilling technology. Mr. Gustin has worked in eight (8) countries (drilling onshore and offshore) in the North Sea, Adriatic Sea, Persian Gulf, Mediterranean Sea, Offshore Morocco, Atlantic Ocean, Egypt, Sahara Desert (Algeria), Atlas Mountains N.A., Canada, five (5) states in the U.S.A., and offshore in the “Gulf of Mexico.” Mr. Gustin co-founded Win For Life Foundation, now known as Anchors For Life Foundation, a non-profit organization, in 1992 and is still currently active with this group (www.anchorsforlifefoundation.org).

Mr. Gustin graduated from University of Houston in 1976 with a degree in social sciences. Mr. Gustin has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe Mr. Gustin’s broad experience in operations throughout the oil & gas industry and his extensive entrepreneurial experience makes him well qualified to serve as a director of HighPeak Energy.

Jay M. Chernosky is currently a Principal of Travis Energy Partners LP since 2019, Jayco Holdings I, LP since 2005, Jayco Holdings II, LP since 2010, Jayco Holdings LLC since 2005, Bertrand Properties LP and Bertrand Properties, Inc. since 2000, which are private family owned real estate and energy investment entities. Mr. Chernosky was previously a Managing Director of the Energy & Power Corporate & Investment Banking group at Wells Fargo Securities from 2009 until his retirement in 2019.  Mr. Chernosky joined Wells Fargo’s predecessor firm Wachovia Securities in 1993 as a co-founder of the energy practice. Prior to joining Wells Fargo Securities, Mr. Chernosky was with the Energy Division of First City, Texas - Houston for ten (10) years, ultimately serving as vice president and manager of the Western Group of the Petroleum and Minerals Department from 1983 until 1993.

During his career, Mr. Chernosky was charged with developing strategic and financial ideas and solutions for relationships he managed for the bank, and was also responsible for the origination and execution of public and private capital markets activities, including equities, bonds, convertibles, private placements, loan syndications and merger and acquisition advisory services. In this time, Mr. Chernosky’s primary focus was on the upstream sector of oil & gas. Currently, Mr. Chernosky serves on the Board of Directors of Colt Midstream LLC, a private gas gathering and processing company focused in the Fort Worth Basin of Texas since 2019. Mr. Chernosky also serves on the regional board of directors of OneGoal Houston, a non-profit organization geared to increase the success rate of college admission and graduation for youth attending high school in low income districts since 2012. In addition, Mr. Chernosky serves on the Endowment Board of the Christian Community Service Center since 2010.

Mr. Chernosky has previously served on the board of directors and is an active member of the Houston Producers’ Forum, the Houston Energy Finance Group and the regional board of the Independent Petroleum Association of America. Mr. Chernosky graduated from The University of Texas at Austin with a Bachelor of Business Administration in 1981 and received a Masters of Business Administration from the University of Houston in 1983. Mr. Chernosky is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University in 1993.

Mr. Chernosky has been selected as a Class A director, to serve until the 2021 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. Based on Mr. Chernosky’s prior experience in the oil & natural gas industry, his broad experience in energy investment banking, capital markets and merger and acquisition advisory services, and his previous board experience, Mr. Chernosky is well qualified to serve as a director of HighPeak Energy.

Sharon Fulgham is currently a partner of the Fulgham Law Firm, P.C. since August 2017. Ms. Fulgham has also been associated with Carlisle Title since December 2017 and has been their corporate attorney since November 2019. Prior to working at Fulgham Law Firm, P.C., Ms. Fulgham was a partner at Kelly Hart & Hallman from January 2016 to November 2016 and an associate at Kelly Hart & Hallman from 2009 to 2016. During her legal career, Ms. Fulgham has represented numerous public and private companies in litigation matters including commercial and employment disputes. Specifically, she has extensive experience representing companies in the oil and gas sector, as well as experience in the title industry preparing title documents for real estate closings and instruction to brokers and realtors.

Over the past decade, Ms. Fulgham has served the Fort Worth community extensively through the Junior League of Fort Worth, Inc. both as a community volunteer and in leadership roles within the organization.  She served as Vice President of Administration and sat on the Board of Directors from 2015 to 2016.  Currently, Ms. Fulgham is a sustaining member and serves on the League’s Legal Committee. Ms. Fulgham graduated cum laude from Texas Christian University with a Bachelor of Science in Biology in 2000 and went on to obtain her Juris Doctorate from the University of Houston in 2004.

Ms. Fulgham has been selected as a Class A director, to serve until the 2021 annual meeting of stockholders of HighPeak Energy, or until her earlier death or resignation. Based on Ms. Fulgham’s prior experience representing companies in the oil & natural gas sector and previous board experience, Ms. Fulgham is well qualified to serve as a director of HighPeak Energy.

Stockholders’ Agreement

Concurrently with the Closing, Sponsor, HighPeak I, HighPeak II, HighPeak III and Jack Hightower (collectively, and together with each of their respective affiliates and permitted transferees, the “Principal Stockholder Group”), on the one hand, and HighPeak Energy, on the other hand, will enter into the Stockholders’ Agreement, which will govern certain rights and obligations following the Closing.

Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled, based on its percentage ownership of the total common stock outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of HighPeak Energy set forth below, to nominate a number of Designated Directors for appointment to the HighPeak Energy Board as follows:

for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

●

if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group has nominated Jack Hightower, Michael Hollis, Michael Gustin and Sharon Fulgham to become directors of HighPeak Energy at the Closing.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of HighPeak Energy’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the HighPeak Energy Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, HighPeak Energy will take all Necessary Action (as defined therein) to ensure that the number of directors serving on HighPeak Energy’s Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of HighPeak Energy, HighPeak Energy and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of HighPeak Energy’s Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the NYSE or the Nasdaq rules (as defined therein). For so long as the Principal Stockholder Group has the right to designate one or more individuals for nomination to the HighPeak Energy Board, the Principal Stockholder Group shall have the right to appoint one (1) non-voting observer to the HighPeak Energy Board.

The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of HighPeak Energy for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the HighPeak Energy Board under the Stockholders’ Agreement and as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex D.

Committees of the HighPeak Energy Board

The standing committees of HighPeak Energy post-combination will consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees will report to the HighPeak Energy Board as they deem appropriate and as the HighPeak Energy Board may request. The duties and responsibilities of these committees are set forth below. Determinations with respect to the directors expected to constitute each committee after the business combination have not yet been made; however, for so long as the Principal Stockholder Group owns in excess of 20% of its Original Shares, HighPeak Energy and the Principal Stockholder Group shall take all necessary action to cause at least one director to be included on each committee (subject to any independence requirements imposed by applicable law or by the applicable rules of any national securities exchange on which the common stock may be listed or traded).

After the Closing, Sponsor and its affiliates will collectively hold more than 50% of the voting power of HighPeak Energy voting securities for the election of directors. As a result, HighPeak Energy expects to be a controlled company within the meaning of the Nasdaq and NYSE corporate governance standards, and may elect not to comply with certain Nasdaq or NYSE corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to HighPeak Energy as long as it remains a controlled company.

Audit Committee

The primary purposes of HighPeak Energy’s audit committee are to assist the HighPeak Energy Board’s oversight of:

●	audits of HighPeak Energy’s financial statements;

●	the integrity of HighPeak Energy’s financial statements;

●	HighPeak Energy’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

●	the qualifications, engagement, compensation, independence and performance of HighPeak Energy’s independent auditor; and

●	the performance of HighPeak Energy’s internal audit function.

Compensation Committee

The primary purposes of HighPeak Energy’s compensation committee are to assist the HighPeak Energy Board in overseeing HighPeak Energy’s management compensation policies and practices, including:

●	determining and approving the compensation of HighPeak Energy’s executive officers; and

●	reviewing and approving incentive compensation and equity compensation policies and programs.

Nominating and Corporate Governance Committee

The primary purposes of HighPeak Energy’s nominating and corporate governance committee will be to assist the HighPeak Energy Board in:

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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the HighPeak Energy Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the HighPeak Energy Board;

●	developing, recommending to the HighPeak Energy Board and overseeing implementation of HighPeak Energy’s corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the HighPeak Energy Board, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis HighPeak Energy’s overall corporate governance and recommending improvements as and when necessary.

Code of Ethics

HighPeak Energy has adopted a Code of Business Conduct and Ethics applicable to HighPeak Energy’s directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be available on the website of the post-combination company following the Closing. Any amendments to or waivers of certain provisions of HighPeak Energy’s Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Post-Combination HighPeak Energy Director and Executive Officer Compensation

Determinations with respect to director and executive compensation after the business combination have not yet been made.

Executive Compensation

No executive officer has received any cash compensation for services rendered to Pure prior to the business combination. In connection with the business combination and following the contribution of HighPeak Employer to HighPeak Energy, its directors, executive officers and other employees will begin receiving compensation from HighPeak Energy. However, the amount of such compensation is not known at this time. Any compensation to be paid to HighPeak Energy’s non-employee directors and executive officers following the business combination will be determined by HighPeak Energy’s Compensation Committee.

Commencing on the date of listing of Pure’s securities on the Nasdaq through the earlier of (i) acquisition of a target business or (ii) August 21, 2020, Pure agreed to pay $10,000 per month to Pure’s Sponsor or one of its affiliates for office space, utilities and secretarial and administrative support. However, this arrangement is solely for Pure’s benefit and is not intended to provide Pure’s executive officers or directors compensation in lieu of a salary. This arrangement will cease upon the Closing.

Other than the repayment following the closing of the IPO of the loan in the aggregate amount of up to $200,000 made by Pure’s Sponsor to Pure, no other compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to Pure’s Sponsor, members of Pure’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Initial Business Combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Pure’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Pure. For more information about the interests of Pure’s Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

DESCRIPTION OF HIGHPEAK ENERGY SECURITIES

The following summary of the material terms of HighPeak Energy’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. HighPeak Energy’s securities will be governed by HighPeak Energy’s A&R Charter, HighPeak Energy’s bylaws and the DGCL. We urge you to read (1) the A&R Charter, which will be adopted at the Closing, in its entirety for a complete description of the rights and preferences of HighPeak Energy’s securities and (2) HighPeak Energy’s bylaws, which will be adopted at the Closing. The following should be read in conjunction with the section entitled “Comparison of Rights of Stockholders of Pure and HighPeak Energy” beginning on page 214 of this proxy statement/prospectus.

Authorized and Outstanding Common Stock

The A&R Charter will authorize the issuance of 600,000,000 shares of HighPeak Energy common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of HighPeak Energy common stock are, and the shares of HighPeak Energy common stock issuable pursuant to the Business Combination Agreement and Forward Purchases will be, duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of October 29, 2019, there were 10,000 shares of HighPeak Energy common stock issued and outstanding, each of which was held of record by Pure.

Common Stock

Voting Power

Except otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, holders of HighPeak Energy common stock are entitled to one vote for each share held on all matters to be voted on by stockholders, including the election of directors. The HighPeak Energy Board will be divided into three classes, each of which will generally serve for a term of three (3) years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Dividends

Holders of HighPeak Energy common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the HighPeak Energy Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of HighPeak Energy, the holders of HighPeak Energy common stock will be entitled to receive an equal amount per share of all of HighPeak Energy’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of HighPeak Energy’s creditors and holders of preferred stock, if any, have been satisfied.

Preferred Stock

The A&R Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The HighPeak Energy Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The HighPeak Energy Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the voting common stock and could have anti-takeover effects. The ability of the HighPeak Energy Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of HighPeak Energy or the removal of existing management. HighPeak Energy will have no preferred stock outstanding at Closing. Although HighPeak Energy does not currently intend to issue any shares of preferred stock, HighPeak Energy cannot assure you that it will not do so in the future.

Warrants

Public Stockholders’ Warrants

In connection with the business combination, HighPeak Energy expects to assume Pure’s rights and obligations under the warrant agreement and Pure will agree to use its best efforts to cause HighPeak Energy to perform its obligations thereunder. Pursuant to the warrant agreement, after the Closing, each whole warrant will entitle the registered holder to purchase one share of HighPeak Energy common stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing thirty (30) days after the completion of an Initial Business Combination. Warrants must be exercised for a whole share. The warrants will expire five (5) years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

HighPeak Energy will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to HighPeak Energy satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis and HighPeak Energy will not be obligated to issue any shares to holders seeking to exercise their warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will HighPeak Energy be required to net cash settle any warrant.

HighPeak Energy will use its best efforts to file with the SEC, as soon as practicable, but in no event later than fifteen (15) business days, after the Closing, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. HighPeak Energy will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if HighPeak Energy’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, HighPeak Energy may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event HighPeak Energy so elects, HighPeak Energy will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pure, for which HighPeak Energy expects to assume such obligations under the warrant agreement at the Closing. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants (including the private placement warrants) to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or HighPeak Energy’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, HighPeak Energy will use its best efforts to have declared effective a prospectus relating to the shares of common stock issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, HighPeak Energy cannot assure you that it will be able to do so and, if HighPeak Energy does not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and HighPeak Energy will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect in writing to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HighPeak Energy will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Pursuant to the Sponsor Support Agreement, HPEP II intends to forfeit all of the public warrants held by it at Closing.

Further, the parties the Business Combination Agreement have agreed to a form of Warrant Agreement Amendment and Assignment to the warrant agreement to be executed prior to Closing. The terms of the Warrant Agreement Amendment and Assignment, provide for, among other things, the holders of warrants to be granted the option to exercise such warrants on a “cashless basis”. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall be the average reported last sale price of the shares of common stock for the ten (10) trading days ending on the trading day prior to the date that notice of the exercise is received by Continental Stock Transfer & Trust Company.

The full text of the proposed Warrant Agreement Amendment and Assignment is attached to this proxy statement/prospectus as Annex I.

Private Placement Warrants

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the Initial Business Combination (except, among other limited exceptions, to HighPeak Energy’s officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by HighPeak Energy so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Pure’s IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise prices of the warrants by (y) the fair market value. The “fair market value” shall be the average reported last sale price of the shares of common stock for the ten (10) trading days ending on the trading day prior to the date that notice of the exercise is received by Continental Stock Transfer & Trust Company.

Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit all of the private placement warrants held by it at Closing.

Forward Purchase Warrants

The forward purchase warrants will have the same terms as the private placement warrants, subject to the terms of the warrant agreement. Pursuant to the Forward Purchase Agreement Amendment, the maximum number of forward purchase warrants issuable under such agreement will be 15,000,000 forward purchase warrants.

Contingent Value Rights

The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances that will be issued to the holders of shares of Pure’s Class A Common Stock participating in the business combination and Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder,  a CVR Holder must provide certain information required under the Contingent Value Rights Agreement.  Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights” for more information regarding the Contingent Value Rights.

Capital Structure Prior to the Business Combination

The following is a summary of Pure’s securities as of the date of this proxy statement/prospectus, and prior to the business combination. At the Merger Effective Time, the then currently issued and outstanding Class A Common Stock and Class B Common Stock (other than 5,350,000 shares of Class B Common Stock held by Sponsor, which shall be surrendered and forfeited) will immediately and automatically convert into the right to receive one share of HighPeak Energy common stock, subject to customary adjustments of the conversion ratio, pursuant to the Business Combination Agreement.

Units

Each unit consists of one whole share of Class A Common Stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Warrants must be exercised for one whole share of Class A Common Stock. The voting common stock and warrants comprising the units began separate trading on May 25, 2018, on the Nasdaq Capital Market under the symbols “PACQ” and “PACQW,” respectively. Prior to the business combination, holders will need to have their brokers contact Pure’s Transfer Agent in order to separate the units into shares of Class A Common Stock and warrants (they will automatically separate upon the Closing and the Class A Common Stock will be exchanged for HighPeak Energy common stock and the warrants will become HighPeak Energy warrants).

Class A Common Stock

The Class A Common Stock entitles holders to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account, and any assets remaining available for distribution to them in the event that Pure does not complete an Initial Business Combination by August 21, 2020.

Founder Shares

Founder shares are identical to the shares of Class A Common Stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Pure fails to complete its business combination by August 21, 2020, although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock they hold if Pure fails to complete a business combination by such date, (iii) the founder shares are shares of Class B Common Stock that will automatically convert into shares of Class A Common Stock at the Closing, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights. Pure’s initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Pure, to vote any founder shares held by them and any public shares purchased during or after Pure’s IPO in favor of the Initial Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in Pure’s IPO and related to the Closing, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of voting common stock outstanding as of the completion of Pure’s IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Holders of founder shares may also elect to convert their founder shares into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to Pure’s officers and directors and other persons or entities affiliated with Sponsor, each of whom will be subject to the same transfer restrictions) until (1) with respect to 50% of the founder shares, the earlier of (a) one (1) year after the completion of the Initial Business Combination or (b) subsequent to the Initial Business Combination, if the last sale price of Pure’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of the consummation of the Initial Business Combination, or earlier, in either case, if following the completion of the Initial Business Combination, such future date on which Pure completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pure’s stockholders having the right to exchange their shares of voting common stock for cash, securities or other property.

Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit 5,350,000 of its founder shares at Closing.

Public Warrants

Pure’s outstanding public warrants have identical terms discussed in the foregoing with respect to the public warrants becoming those of HighPeak Energy, except that (i) Pure’s outstanding warrants are redeemable pursuant to the terms of the warrant agreement in effect prior to the Warrant Agreement Amendment and Assignment and (ii) may not be exercised on a cashless basis. In connection with the business combination, the public warrants of Pure will become exercisable for HighPeak Energy common stock. HighPeak Energy intends to list its warrants for trading on either the NYSE American, the Nasdaq Global Market or the Nasdaq Capital Market after the Closing; however there is no assurance that the security will be listed on either the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American.

HPEP II commenced an offer to purchase, at $1.00 per public warrant (exclusive of commissions), the remaining outstanding public warrants in connection with the filing of the definitive proxy statement related to the Third Extension.

In April 2018, an affiliate of Sponsor deposited cash funds in an amount equal to $20,700,000 with Pure’s Transfer Agent prior to the IPO Closing Date. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the warrant tender offer for the public warrants. At any time, Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of Pure’s Trust Account. In connection with the four (4) public warrant tender offers conducted by HPEP II, there have been 20,371,112 warrants tendered and purchased by HPEP II, for a total of $20,371,112.

In the event Pure is unable to close an Initial Business Combination prior to August 21, 2020 (unless extended), the escrow agent will be authorized to transfer, at the same time as Pure redeems its Class A Common Stock, $1.00 per whole public warrant, to holders of its public warrants other than Sponsor and its affiliates, all other warrants will expire worthless.

Pursuant to the Sponsor Support Agreement, HPEP II intends to forfeit all of the public warrants held by it at Closing.

Private Placement Warrants

Pure’s outstanding private placement warrants have identical terms discussed in the foregoing with respect to the private placement warrants becoming those of HighPeak Energy. Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit all of the private placement warrants at Closing.

HighPeak Energy’s Transfer Agent and Warrant Agent

The Transfer Agent for HighPeak Energy’s common stock and warrant agent for HighPeak Energy’s warrants is Continental Stock Transfer & Trust Company. HighPeak Energy has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and HighPeak Energy’s A&R Charter and Bylaws

Following the Closing, HighPeak Energy will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of the business combination. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of HighPeak Energy’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of HighPeak Energy’s assets. However, the above provisions of Section 203 do not apply if:

●	the HighPeak Energy Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of HighPeak Energy’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of voting common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by the HighPeak Energy Board and authorized at a meeting of HighPeak Energy’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

HighPeak Energy’s authorized but unissued voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved voting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of HighPeak Energy by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

The A&R Charter will provide that prior to the first date in which the HighPeak Group no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Before such time, any action required or permitted to be taken by HighPeak Energy’s stockholders that is approved in advance by the HighPeak Energy Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any such action by written consent is taken then HighPeak Energy will notify its stockholders of the same.

Special Meeting of Stockholders

HighPeak Energy’s bylaws will provide that special meetings of its stockholders may be called only by a majority vote of the HighPeak Energy Board, by HighPeak Energy’s President or by HighPeak Energy’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

HighPeak Energy’s bylaws will provide that stockholders seeking to bring business before HighPeak Energy’s annual meeting of stockholders, or to nominate candidates for election as directors at HighPeak Energy’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at HighPeak Energy’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in HighPeak Energy’s annual proxy statement must comply with the notice periods contained therein. HighPeak Energy’s bylaws will also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude HighPeak Energy’s stockholders from bringing matters before HighPeak Energy’s annual meeting of stockholders or from making nominations for directors at HighPeak Energy’s annual meeting of stockholders.

Exclusive Forum

The A&R Charter will provide that a stockholder bringing a claim subject to the proposed Article 8 of the A&R Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants. The forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be constructed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims. The A&R Charter will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, the provisions of Article 8 of the A&R Charter. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable.

If any action the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) HighPeak Energy is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as HighPeak Energy were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months but who are HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

●	sales by HighPeak Energy’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, HighPeak Energy’s initial stockholders will be able to sell their founder shares and Sponsor will be able to sell its private placement warrants, as applicable, pursuant to Rule 144 without registration one (1) year after the Initial Business Combination.

Listing of Securities

HighPeak Energy intends to apply to list its common stock on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbol “HPK,” upon the Closing. HighPeak Energy also intends to list its warrants and CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American under the symbols “HPK WS” and “HPKR” or “HPK RT” (depending on the exchange listed), respectively. There is no assurance, however, that these securities will be listed on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PURE AND HIGHPEAK ENERGY

The rights of Pure’s stockholders are currently governed by the DGCL and Pure’s Charter and Pure’s bylaws. Under the Business Combination Agreement, at the closing of the Initial Business Combination, the stockholders of Pure will be entitled to receive shares of HighPeak Energy common stock. Accordingly, after the consummation of the Initial Business Combination, the rights of any former stockholder of Pure who receives shares of HighPeak Energy common stock will be governed by the DGCL, HighPeak Energy’s A&R Charter and HighPeak Energy’s bylaws.

The following discussion identifies material differences between current rights of Pure stockholders and those of HighPeak Energy’s stockholders following the business combination. The following discussions are summaries only. They do not give you a complete description of the differences that may affect you. You should also refer to the DGCL, as well as Pure’s Charter and bylaws and HighPeak Energy’s A&R Charter and bylaws. HighPeak Energy’s A&R Charter and bylaws are attached as Annex B and Annex C to this proxy statement/prospectus. For a more detailed discussion of your rights as stockholders of HighPeak Energy, you should also see “Description of HighPeak Energy’s Securities.”

	Pure	HighPeak Energy
Authorized Capital

Pure is authorized to issue 216,000,000 shares, consisting of (a) 215,000,000 shares of Common Stock, consisting of (i) 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 15,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (b) 1,000,000 shares of Preferred Stock, par value of $0.0001 per share.

HighPeak Energy is authorized to issue 600,000,000 shares of Common Stock, par value $0.0001 per share, 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Preferred Stock	Pure’s Charter states that directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution, as may be permitted by the DGCL.	Same.

Voting Rights

Pure’s Charter states that each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which the holders of shares of Common Stock are entitled to vote.

Same.

Number of Directors	Pure’s bylaws state that the exact number of directors shall be fixed from time to time, by the Pure Board.	HighPeak Energy’s bylaws provide that there shall be between three and ten directors.

Election of Directors	Pure’s bylaws require that the directors be elected by a plurality of the votes cast at the meeting of the stockholders.	Same.

	Pure	HighPeak Energy
Classification of Directors

Pure’s Charter states that the Pure Board shall be divided into three classes: Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term.

HighPeak Energy’s A&R Charter states that the HighPeak Energy Board shall be divided into three classes: Class A, Class B and Class C. The Class A directors have a term expiring at the first annual meeting of stockholders of HighPeak Energy, the Class B directors have a term expiring at the second annual meeting of stockholders of HighPeak Energy and the Class C directors have a term expiring at the third annual meeting of stockholders of HighPeak Energy.

Manner of Acting by Board

Pure’s bylaws state that majority of the entire Pure Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Pure Board, except as may be otherwise specifically provided by law, the second amended and restated certificate of incorporation or the bylaws. The bylaws of Pure also permit the Pure Board to take action by unanimous written consent.

Same.

Stockholder Action by Written Consent

Pure’s bylaws permit its stockholders to take action by written consent if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prior to the first date in which the HighPeak Group no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of Directors

Pure’s bylaws state that the entire Pure Board or any individual director may be removed from office with or without cause by a majority vote of the holders of outstanding shares then entitled to vote at an election of directors.

Same.

	Pure	HighPeak Energy
Conversion Rights

Pure’s Charter states the shares of Class B Common Stock of Pure are convertible into shares of Class A Common Stock on a one-for-one basis and shall automatically convert into Class A Common Stock at the time of the Closing.

N/A

Redemption Rights

Pure’s Charter states that prior to the consummation of the Initial Business Combination, Pure shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the Initial Business Combination for cash equal to applicable redemption price per share; however Pure shall not redeem or repurchase Offering Shares to the extent that such redemption would result in Pure’s failure to have net tangible assets of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Initial Business Combination. There shall be no redemption rights or liquidating distributions with respect to any warrant pursuant to the Offering.

N/A

Termination of Class A Common Stock

If Pure has not consummated an Initial Business Combination by August 21, 2020, Pure shall as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash.

N/A

selling SECURITYHOLDERS and certain BENEFICIAL OWNERS OF SECURITIES

Up to 23,970,375 shares of HighPeak Energy common stock may be offered for the resale by the Selling Securityholders under this prospectus, including (i) 5,811,000 shares of HighPeak Energy common stock owned by the Selling Securityholders named herein pursuant to the Forward Purchase Agreement Amendment, (ii) 5,811,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants and (iii) 12,348,375 shares of HighPeak Energy common stock issuable upon settlement of the CVRs.

The following table sets forth the number of shares of HighPeak Energy common stock, forward purchase warrants and CVRs being offered by the Selling Securityholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and the documents incorporated by reference herein, based on the assumptions that: (i) all shares of HighPeak Energy common stock, CVRs and forward purchase warrants being registered for sale by this registration statement will be sold by or on behalf of the Selling Securityholders; and (ii) no other shares of HighPeak Energy common stock, CVRs or forward purchase warrants will be acquired prior to completion of this offering by the Selling Securityholders. The following table also sets forth the number of shares, CVRs and forward purchase warrants known to us, based upon written representations by the Selling Securityholders, to be beneficially owned by the Selling Securityholders as of July 31, 2020. The Selling Securityholders are not making any representation that any shares of HighPeak Energy common stock, CVRs or forward purchase warrants covered by this prospectus will be offered for sale. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares of HighPeak Energy common stock, CVRs or forward purchase warrants. For purposes of the table below, we assume that all of the shares of HighPeak Energy common stock, CVRs and forward purchase warrants covered by this prospectus will be sold. As of the date of this proxy statement/prospectus, the selling securityholders have advised us that they do not currently have any plan of distribution with respect to their shares.

The percentages in the table are based on the same assumptions with respect to the redemption scenario discussed below with respect to the beneficial ownership of HighPeak Energy’s common stock following the business combination.

Name and Address of Selling Securityholder	CVRs Beneficially Owned Prior to Offering (1)	Number of CVRs Available Pursuant to this Prospectus (2)	Number of CVRs Beneficially Owned After Offering	Percentage of CVRs Beneficially Owned After Offering	Warrants Beneficially Owned Prior to Offering (1)	Number of Warrants Available Pursuant to this Prospectus (2)	Number of Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Available Pursuant to this Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering
John Paul DeJoria Family Trust (3)	4,500,000	4,500,000	—	—	4,500,000	4,500,000	—	—	18,562,500	18,562,500	—	—
HighPeak Energy III, LP (4)	500,000	500,000	—	—	500,000	500,000	—	—	2,062,500	2,062,500	—	—
Other Stockholders (5)	811,000	811,000	—	—	811,000	811,000	—	—	3,345,375	3,345,375	—	—

*	Less than one percent.
(1)	The number includes shares of HighPeak Energy common stock, CVRs and forward purchase warrants, in each case, issued pursuant to the Forward Purchase Agreement Amendment.
(2)	Represents the number of shares of HighPeak Energy common stock, CVRs and forward purchase warrants being registered on behalf of the Selling Securityholders pursuant to this registration statement.
(3)

Represents 4,500,000 shares of HighPeak Energy common stock, 4,500,000 CVRs and 4,500,000 forward purchase warrants, in each case issuable pursuant to the Forward Purchase Agreement Amendment, owned by the John Paul DeJoria Family Trust following the Closing of the business combination. The address of the John Paul DeJoria Family Trust is 8911 N Capital of TX Hwy #3210, Austin, TX 78759. Such amount also includes 9,562,500 shares of HighPeak Energy common stock issuable upon settlement of the CVRs and 4,500,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants, each of which are not currently beneficially owned by the selling stockholder, with such shares able to be sold hereunder upon their issuance, if any.

(4)

Represents the 500,000 shares of HighPeak Energy common stock, 500,000 CVRs and 500,000 forward purchase warrants, in each case issuable pursuant to the Forward Purchase Agreement Amendment, owned by HighPeak Energy III, LP following the Closing of the business combination. The address of HighPeak Energy III, LP is 421 W. 3rd St., Suite 1000, Fort Worth, TX 76102. Such amount also includes 1,062,500 shares of HighPeak Energy common stock issuable upon the settlement of the CVRs and 500,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants, each of which are not currently beneficially owned by the selling stockholder, with such shares able to be sold hereunder upon their issuance, if any.

(5)	Represents 811,000 shares of HighPeak Energy common stock, 811,000 CVRs and 811,000 forward purchase warrants, in each case issuable pursuant to the Forward Purchase Agreement Amendment. Such amount also includes 1,723,375 shares of HighPeak Energy common stock issuable upon settlement of the CVRs and 811,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants, each of which are not currently beneficially owned by the selling stockholder, with such shares able to be sold hereunder upon their issuance, if any. Includes approximately twelve (12) other stockholders not otherwise listed above, none of which will own more than 0.25% of HighPeak Energy’s common stock. Collectively, these selling stockholders will own approximately 0.8% of HighPeak Energy’s common stock, not accounting for any warrants of HighPeak Energy that will be outstanding after the business combination. One of the selling stockholders may be affiliated with HighPeak Energy as a result of their employment and business relationships with the HighPeak Group and its affiliates.

The following table sets forth information known to Pure regarding (i) the actual beneficial ownership of Pure’s voting common stock as of the record date (prior to the Initial Business Combination) and (ii) the expected beneficial ownership of shares of HighPeak Energy common stock immediately following consummation of the business combination and the Forward Purchases, assuming the Maximum Redemption Scenario in which 823,629 additional public shares of Pure are redeemed and 5,811,000 shares of HighPeak Energy common stock are issued pursuant to the Forward Purchases by:

●

each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of Pure’s voting common stock as of the record date (prior to the Initial Business Combination) or of shares of HighPeak Energy common stock outstanding following the consummation of the business combination;

●	each of Pure’s current named executive officers and directors;

●	each person who will become a named executive officer or director of HighPeak Energy following consummation of the business combination; and

●	all current executive officers and directors of Pure, as a group, and all executive officers and directors of HighPeak Energy following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of Pure’s Common Stock prior to the business combination is based on 15,362,629 shares of voting common stock outstanding as of July 17, 2020, of which 5,012,629 shares were Class A Common Stock and 10,350,000 shares were Class B Common Stock.

The expected beneficial ownership of shares of HighPeak Energy common stock immediately following the business combination, in each redemption scenario, assumes that:

(i)	the Closing occurs on August 19, 2020;

(ii)	at the Closing, adjustments to the consideration payable to the HPK Contributors with respect to the HighPeak Contributed Entities under the Business Combination Agreement were calculated assuming:

(a)

overhead expenses spent by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date of April 1, 2020 through a Closing on August 19, 2020 will collectively total an aggregate of approximately $2.3 million and no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing;

(b)	cancelled loans will consist of approximately $10.5 million of Sponsor Loans through Closing on August 19, 2020;

(c)	transaction expenses will be approximately $15 million; and

(d)	there are no other material adjustments to the consideration payable to the HPK Contributors under the Business Combination Agreement;

(iii)	approximately $30 million of payments with respect to accounts payable of the HighPeak Entities as of April 1, 2020 will be made prior to or at Closing. Assumes no new net capital expenditures made by the HighPeak Entities prior to Closing, however, as described in further detail below, the Business Combination Agreement would permit up to $35 million of additional new capital expenditures;

(iv)

no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market or pursuant to the Forward Purchase Agreement; Amendment other than HighPeak III’s commitment to purchase 500,000 forward purchase units under the Forward Purchase Agreement Amendment;

(v)

there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing other than the $58.1 million of Forward Purchases committed under the Forward Purchase Agreement;

(vi)	no available debt capacity; and

(vii)	no Pure public warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions or the scenario presented above, the statements regarding (a) available liquidity, (b) voting and economic interests of HighPeak Energy stockholders and (c) other estimates set forth in this proxy statement/prospectus will differ from those set forth in this proxy statement/prospectus and such differences may be material. For example, we have assumed that no funds will be spent on new net working capital by the HPK Contributors with respect to the HighPeak Contributed Entities from the effective date through Closing. While HPK LP ceased its drilling program on April 1, 2020 due to the severe downturn in commodity prices, it is possible that commodity prices improve to a point where HPK LP would resume drilling and/or completion activities prior to Closing. Specifically, HPK LP is currently evaluating when to resume operations on the 12 completed/DUC wells referenced above and it is possible that operations will not resume until after Closing, which would increase available liquidity and lower projected production at Closing. However, liquidity at Closing already assumes that such completion costs would be made post-Closing, and thus would have no impact on available liquidity as presented in this proxy statement/prospectus. Note that the Business Combination Agreement permits HPK LP to spend up to $35 million on capital expenditures prior to Closing. If HPK LP funds such pre-Closing capital expenditures with a Debt Facility prior to Closing as expected, which would be assumed by HighPeak Energy under the Business Combination Agreement, it will not impact the equity ultimately issued to the HPK Contributors.  However, if the HPK Contributors funded such expenses, the amount of equity ultimately issued to the HPK Contributors would increase by one (1) share for every $10 spent pursuant to certain adjustment provisions in the Business Combination Agreement.

Further, unless waived by the applicable parties to the Business Combination Agreement, it is a condition to Closing under the Business Combination Agreement that HighPeak Energy is required to have not less than $100 million of Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement). The Minimum Equity Capitalization is measured at Closing and includes the amount of funds contained in the Trust Account (net of any stockholder redemptions and Cash Consideration) and the cash proceeds to any Parent Party resulting from Forward Purchases or any other issuance equity (or rights to acquire equity) in a Parent Party to an individual or entity other than another Parent Party. In addition to the 5,811,000 shares of HighPeak Energy common stock, 5,811,000 CVRs and 5,811,000 forward purchase warrants that have been subscribed to and committed pursuant to the Forward Purchases, HPEP I may elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment prior to the Closing and the Company is currently pursuing additional Forward Purchases of additional forward purchase units (including shares of HighPeak Energy common stock, CVRs and forward purchase warrants) to be committed to pursuant to Forward Purchases prior to the effectiveness of this proxy statement/prospectus. HighPeak Energy is not required to assume any Debt Facility, however, to enhance HighPeak Energy’s liquidity at Closing, the Company intends to pursue a Debt Facility with a borrowing base of approximately $40 million which HighPeak Energy intends to have committed and executed in connection with the Closing, although it is not certain that the Debt Facility will be entered into by the Closing or upon the terms currently expected. To the extent we enter into agreements with other Forward Purchase Investors to purchase forward purchase units (including additional shares of HighPeak Energy common stock, CVRs and forward purchase warrants), we will increase the number of shares that may be redeemed in the Maximum Redemption Scenario by an equivalent number of shares. However, under the Nasdaq Global Market, the Nasdaq Capital Market and the NYSE American, a minimum of 1,100,000, 1,000,000 and 1,000,000 unrestricted shares will be required in order to meet the initial listing requirements of each exchange, respectively (among other requirements, including a market value of unrestricted publicly held shares of $18 million, $15 million and $20 million, respectively). See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings at Closing to fund costs, fees and expenses associated with the business combination and increase its borrowings after Closing to fund capital expenditures or decrease its future capital expenditures, all of which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares (or options to acquire shares) under the LTIP or under the Contingent Value Rights Agreement.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

	HighPeak Energy Post Business Combination
	Prior to business combination		Maximum Redemption
Name and Address of Beneficial Owners	Number of Shares(1)%		Number of Shares	%
Jack Hightower(2)(3)	10,206,000	22.2%	81,106,000	89.4%
Rodney L. Woodard	—	—	—	—
Steven W. Tholen	—	—	—	—
Sylvia K. Barnes	48,000	*	48,000	*
M. Gregory Colvin	48,000	*	48,000	*
Jared S. Sturdivant	48,000	*	48,000	*
Larry C. Oldham	—	—	—	—
Keith A. Covington	—	—	—	—
Michael L. Hollis	—	—	—	—
Michael H. Gustin	—	—	—	—
Jay M. Chernosky	—	—	—	—
Sharon Fulgham	—	—	—	—
HighPeak Pure Acquisition, LLC(3)(4)	10,206,000	22.2%	4,856,000	5.3%
Polar Asset Management Partners Inc.(5)	3,577,550	10%	3,577,550	3%
Mizuho Financial Group, Inc. (6)	2,102,086	5.9%	2,102,086	1.8%
Glazer Capital, LLC (7)	2,055,811	5.8%	2,055,811	1.8%
Karpus Investment Management (8)	2,877,550	8.1%	2,877,550	2.4%
HighPeak Energy Partners, LP(9)	—	—	39,527,539	43.3%
HighPeak Energy Partners II, LP(4)(10)	—	—	36,722,453	40.2%
HighPeak Energy Partners III, LP(4)(11)	—	—	8	*
HighPeak Energy III, LP (12)	—	—	500,000	*
John Paul DeJoria Family Trust (13)	—	—	4,500,000	4.9%
Other Forward Purchase Investors (14)	—	—	811,000	*
All directors and executive officers of Pure prior to the business combination as a group (six individuals)(4)	10,350,000	22.5%	81,750,000	89.6%
All directors and executive officers of HighPeak Energy following the business combination as a group (seven individuals)	10,206,000	22.2%	81,106,000	89.4%

*	Less than one percent.
(1)	Unless otherwise indicated, the shares referenced in this column are shares of Class B Common Stock.
(2)

Represents shares beneficially owned by (i) Sponsor, of which this individual is a manager, (ii) HPEP I, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP I’s general partner, (iii) HPEP II, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP II’s general partner and (iv) HPEP III, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP III’s general partner, and, therefore, may be deemed to have voting and dispositive power over shares held by such entities. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest.

(3)	Shares held by Sponsor after the business combination give effect to the Sponsor Support Agreement, which reduces the share ownership of Sponsor by 5,350,000 shares.
(4)	Shares owned after giving effect to the business combination include warrants to purchase shares of HighPeak Energy common stock, which become exercisable within sixty (60) days of the Closing.
(5)

According to a Schedule 13G filed with the SEC on February 12, 2020, Polar Asset Management Partners Inc. holds sole voting and dispositive power with respect to 3,577,550 shares of our Class A Common Stock.  The business address for the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)	According to a Schedule 13G filed with the SEC on February 14, 2020, Mizuho Financial Group, Inc. holds sole voting and dispositive power with respect to 2,102,086 shares of our Class A Common Stock. The business address for the reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(7)	According to a Schedule 13G filed with the SEC on February 14, 2020 on behalf of Glazer Capital, LLC, a Delaware limited liability company, holds shared voting and dispositive power with respect to 2,055,811 shares of our Class A Common Stock. The business address for the reporting person is 250 West 55th Street, Suite 30A, New York, NY 10019.
(8)	According to a Schedule 13G/A filed with the SEC on February 14, 2020, Karpus Investment Management holds sole voting and dispositive power with respect to 2,877,550 shares of our Class A Common Stock. The business address for the reporting person is 183 Sully's Trail, Pittsford, New York 14534.
(9)

The general partner of HPEP I is HP GP I. HighPeak GP, LLC is the sole general partner of HP GP I. Jack Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP I. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(10)

The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC. Mr. Hightower has the right to appoint all of the managers of HighPeak GP II, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP II, LLC at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(11)

The general partner of HPEP III is intended to be HighPeak Energy Partners GP III, LP, whose general partner is intended to be HighPeak GP III, LLC. Mr. Hightower will have the right to appoint all of the managers of HighPeak GP III, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP III, LLC at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP III. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of this pecuniary interest therein.

(12)

Represents the 500,000 shares of HighPeak Energy common stock issuable pursuant to the Forward Purchase Agreement Amendment owned by HighPeak III following the Closing of the business combination. Such amount does not include 500,000 shares of HighPeak Energy common stock issuable upon the exercise of the forward purchase warrants or 1,062,500 shares of HighPeak Energy common stock issuable upon the settlement of the CVRs, in each case issued in the Forward Purchase Agreement Amendment, with such shares able to be sold hereunder upon their exercise or issuance, as such shares are not exercisable or issuable within sixty (60) days. The general partner of HighPeak III is HighPeak Energy GP III, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak Energy GP III, LLC at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HighPeak III. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of this pecuniary interest therein.

(13)

Represents 4,500,000 shares of HighPeak Energy common stock issuable pursuant to the Forward Purchase Agreement Amendment owned by the John Paul DeJoria Family Trust following the Closing of the business combination. The address of the John Paul DeJoria Family Trust is 8911 N Capital of TX Hwy #3210, Austin, TX 78759.  Such amount does not include 4,500,000 shares of HighPeak Energy common stock issuable upon the exercise of the forward purchase warrants or 9,562,000 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, in each case issued in the Forward Purchase Agreement Amendment, with such shares able to be sold hereunder upon their exercise or issuance, as such shares are not exercisable or issuable within sixty (60) days.

(14)	Represents 811,000 shares of HighPeak Energy common stock issuable pursuant to the Forward Purchase Agreement Amendment owned by twelve (12) other Forward Purchase Investors following the Closing of the business combination. None of the other Forward Purchase Investors will beneficially own more than 0.25% of HighPeak Energy’s common stock. Collectively, these stockholders will beneficially own approximately 0.8% of HighPeak Energy’s common stock at the Closing of the business combination. Such amount does not include 811,000 shares of HighPeak Energy common stock issuable upon the exercise of the forward purchase warrants or 1,723,375 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, in each case issued in the Forward Purchase Agreement Amendment, with such shares able to be sold hereunder upon their exercise or issuance, as such shares are not exercisable or issuable within sixty (60) days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination Agreement

HighPeak Energy, Pure and the several other parties thereto have entered into the Business Combination Agreement, dated May 4, 2020, as amended by the Business Combination Agreement Amendments, pursuant to which, among other things and subject to the terms and conditions contained therein, (A) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (B) each outstanding share of Class A Common Stock and Class B Common Stock of Pure (other than certain shares of Class B Common Stock that will be forfeited by Pure’s Sponsor immediately prior to the merger) will be converted into the right to receive (a) one share of HighPeak Energy common stock, and (b) solely with respect to each outstanding share of Class A Common Stock, (i) a cash amount, without interest, equal to the amount, if any, by which the per-share redemption value of Class A Common Stock at the Closing exceeds $10.00 per share, without interest, in each case, (ii) one (1) CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), representing the right to receive additional shares of HighPeak Energy common stock (or such other consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (a), (iii) the HPK Contributors will contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy stock for total consideration of 75,000,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy for no consideration, and directly or indirectly contribute the outstanding Sponsor Loans in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled upon the Closing, and (iv) HighPeak Energy will cause HPK LP to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK LP being cancelled for no consideration. For more information regarding the Business Combination Agreement and the Business Combination Agreement Amendments, please see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Contingent Value Rights

The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances that will be issued to the holders of shares of Pure’s Class A Common Stock participating in the business combination and Forward Purchase Investors purchasing forward purchase units pursuant to the Forward Purchase Agreement Amendment. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy intends to list the CVRs for trading on the Nasdaq Global Market, the Nasdaq Capital Market or the NYSE American at the Closing. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders.  To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. Under the Maximum Redemption Scenario, up to 21,250,000 shares of HighPeak Energy common stock, respectively, may be issued by HighPeak Energy to satisfy the Preferred Returns with respect to the CVRs issued pursuant to the Business Combination Agreement Third Amendment and the Forward Purchase Agreement Amendment. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 15,000,000 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 31,875,000 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 15,000,000 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. Within three (3) business days following the Closing, HighPeak I, HighPeak II and Sponsor will collectively place a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Please see below an illustration of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to a Qualifying CVR Holder under a number of price scenarios assuming that such Qualifying CVR Holder held one (1) CVR at the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty (30) months following Closing):

CVR Maturity Date set at the second anniversary of the Closing Date

(The share reference price is based on the “Reference Price” as defined in the Contingent Value Rights Agreement, other than the reference prices that are below $4.00, which are shown for illustrative purposes only)

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

CVR Maturity Date set at the date that is thirty (30) months following the Closing Date

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders (1)	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

Related Party Loans

Extensions and Sponsor Loans

Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the First Extension and Second Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) from October 17, 2019 until May 21, 2020, (ii) $200,000 for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) from May 21, 2020 until August 21, 2020 in connection with the stockholder vote to approve the Third Extension (such loans described in clauses (i) and (ii), “Sponsor Extension Loans”) and (iii) such other amounts as Pure and HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts). As of July 23, 2020, an aggregate of $9,116,396 had been deposited into the Trust Account, representing a $0.351 payment for each share of Class A Common Stock outstanding.

Pursuant to the terms of the Sponsor Loans, the amount of the Sponsor Loans will not bear interest and will be repayable to the Sponsor upon consummation of the business combination in cash; provided, however, that Sponsor or its affiliates may, at its option, convert each $1.00 outstanding of the Sponsor Extension Loans into one warrant to purchase a share of HighPeak Energy common stock on the same terms and conditions as the warrants issued by Pure to Sponsor in connection with the IPO. As of July 23, 2020, HighPeak Holdings has made $10,450,000 of Sponsor Loans to us and we contemplate we will need an aggregate of $50,000 additional Sponsor Loans assuming an August 19, 2020 Closing.

On October 10, 2019, Pure’s stockholders approved the First Extension. Pure requested the First Extension in order to allow more time to complete an Initial Business Combination. In connection with the First Extension, 3,594,000 shares were redeemed for a total value of $36,823,301.

On February 20, 2020, Pure’s stockholders approved the Second Extension. Pure requested the Second Extension in order to allow more time to complete the business combination. In connection with the Second Extension, 2,189,801 shares of Class A Common Stock were redeemed, for a total value of $22,811,431.

On May 15, 2020, Pure’s stockholders approved the Third Extension. Pure requested the Third Extension in order to allow more time to complete the business combination. In connection with the Third Extension, 30,603,570 shares of Class A Common Stock were redeemed, for a total value of $322,063,673.

Our Sponsor intends for all Sponsor Loans to be directly or indirectly contributed to HighPeak Energy in exchange for HighPeak Energy common stock and to be cancelled in connection with the Closing.

Related Party Note

Sponsor loaned Pure $200,000 under an unsecured promissory note to cover a portion of Pure’s expenses related to Pure’s formation and IPO. This note was non-interest bearing and was repaid in full on the date of the consummation of the IPO.

Sponsor, officers, directors or their affiliates may, but are not obligated to, loan Pure funds as may be required. If Pure consummates the business combination, Pure would repay such loaned amounts. In the event the business combination does not close, Pure may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from Pure’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.00 per private placement warrant at the option of the lender.

Founder Shares

In connection with the organization of Pure, a total of 10,350,00 shares of Class B Common Stock were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000. In March 2018, Pure’s Sponsor returned to Pure, at no cost, an aggregate of 1,437,500 founder shares, which Pure cancelled, leaving an aggregate of 8,625,000 founder shares outstanding. In March 2018, Pure’s Sponsor transferred 40,000 founder shares to each of Pure’s three independent director nominees resulting in a total of 120,000 founder shares transferred to Pure’s independent director nominees. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in Pure’s Sponsor and independent director nominees holding an aggregate of 10,350,000 founder shares. The Sponsor will forfeit 5,350,000 founder shares immediately prior to the Merger Effective Time pursuant to the terms of the Sponsor Support Agreement.

Founder shares are identical to the shares of Class A Common Stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) Pure’s Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Pure fails to complete the Initial Business Combination by August 21, 2020, although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock they hold if Pure fails to complete the Initial Business Combination by such date, (iii) the founder shares are shares of Pure’s Class B Common Stock that will automatically convert into shares of Class A Common Stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights. Pure’s initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Pure, to vote any founder shares held by them and any public shares purchased during or after Pure’s IPO in favor of the Initial Business Combination.

In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in Pure’s IPO and related to the Closing, the ratio at which shares of Class B Common Stock shall convert into shares of HighPeak Energy common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of HighPeak Energy common stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of voting common stock outstanding as of the completion of Pure’s IPO plus all shares of HighPeak Energy common stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any contributor in the business combination. Holders of founder shares may also elect to convert their founder shares into an equal number of shares of HighPeak Energy common stock, subject to adjustment as provided above, at any time.

Pursuant to the terms of merger contemplated by the Business Combination Agreement, each of the shares of Class B Common Stock (other than 5,350,000 shares of Class B Common Stock that will be surrendered for cancellation in accordance with the Sponsor Support Agreement) will convert into shares of HighPeak Energy common stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In addition, all of the additional equity being issued in connection with the business combination pursuant to the Forward Purchase Agreement will be issued directly by HighPeak Energy, not Pure. As such, the conversion and anti-dilution provisions of Pure’s Charter will not be implicated by the business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until (1) with respect to 50% of the founder shares, the earlier of (a) one (1) year after the completion of the Initial Business Combination or (b) subsequent to the Initial Business Combination, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing after our Initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of the consummation of our Initial Business Combination or earlier, in either case, if following the completion of our Initial Business Combination, such future date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of voting common stock for cash, securities or other property.

Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit 5,350,000 of the founder shares at Closing.

Forward Purchase Agreement

Pure entered into the Forward Purchase Agreement with HPEP I, pursuant to which HPEP I agreed to purchase up to 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants in connection with an Initial Business Combination. On July 24, 2020, HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, entered into the Forward Purchase Agreement Amendment, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety to provide for, among other things, (A) the inclusion of CVRs in the forward purchase units issued thereunder and (B) registration rights with respect to the securities issuable pursuant to the forward purchase units, and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units (and of which 5,811,000 are currently committed), with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The aggregate 5,811,000 shares (and corresponding number of warrants and CVRs) includes 5,000,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased under the Forward Purchase Agreement Amendment signed July 24, 2020, and 811,000 shares (and corresponding number of warrants and CVRs) irrevocably committed to be purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020. Additionally, HPEP I may further elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements prior to the Closing.

Any shares of HighPeak Energy common stock and corresponding CVRs received as part of the forward purchase units acquired pursuant to the Forward Purchase Agreement Amendment will be identical to the HighPeak Energy common stock and CVRs issued in the business combination other than the fact that the shares of HighPeak Energy common stock and CVRs issued pursuant to the Forward Purchase Agreement Amendment will be issued in a private placement as opposed to a registered issuance. Any forward purchase warrants received as part of the forward purchase units purchased pursuant to the Forward Purchase Agreement Amendment will have the same terms as the private placement warrants.

In connection with entry into the Forward Purchase Agreement Amendment, one of the Forward Purchase Investors that is also a limited partner in each of HighPeak I and HighPeak II and a member of Sponsor, entered into an agreement with the HighPeak Funds pursuant to which (i) Mr. Hightower agreed to pledge his incentive equity interests in each of HighPeak I and HighPeak II and (ii) Mr. Hightower and other members of HighPeak Energy’s management team agreed to pledge all of the incentive equity interests in Sponsor not currently held by such Forward Purchase Investor, to such Forward Purchase Investor as security for the satisfaction by such Forward Purchase Investor of his contractually agreed return on his limited partnership investments in each of HighPeak I and HighPeak II and his membership interests in Sponsor.

Tender Offer for Public Warrants by Pure’s Sponsor or an Affiliate

HPEP II, and certain other affiliates, committed to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants in a tender offer following the filing of Pure’s preliminary proxy statement on September 10, 2019 related to the First Extension. The warrant tender offer was not conditioned upon any minimum number of public warrants being tendered or any particular outcome on the vote of the First Extension. As a result of the warrant tender offer, 248,000 warrants were tendered, for a total value of $248,000. On January 21, 2020, in connection with a second warrant tender offer that commenced in connection with Pure’s announcement of the proposed business combination, HPEP II accepted for purchase 17,293,805 public warrants tendered in connection therewith, resulting in HPEP II owning 17,541,805 public warrants as a result of the warrant tender offers. On April 2, 2020, in connection with the filing of the definitive proxy statement related to the special meeting of Pure’s stockholders to vote to approve the Second Extension, HPEP II accepted for purchase 2,829,307 public warrants tendered in connection therewith, resulting in HPEP II owning 20,371,112 public warrants as a result of the warrant tender offers. On May 8, 2020, in connection with the filing of the definitive proxy statement related to the special meeting of Pure’s stockholders to vote to approve the Third Extension and the announcement of the business combination contemplated by the Business Combination Agreement, HPEP II accepted for purchase zero (0) public warrants tendered in connection therewith, resulting in HPEP II owning 20,371,112 public warrants as a result of the warrant tender offers.

An affiliate of Pure’s Sponsor has deposited cash funds in an amount of $20,700,000 with Continental Stock Transfer & Trust Company. At any time, Pure’s Sponsor or its affiliates may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. The funds held in the escrow account may be used (or the letter of credit may be drawn upon) to pay $1.00 per public warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the warrant tender offer for the public warrants. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of Pure’s Trust Account. Following the warrant tender offer or payment to holders of public warrants described above, any amounts remaining in the escrow account will be returned to Pure’s Sponsor or its affiliate. In connection with the four (4) public warrant tender offers conducted by HPEP II, there have been 20,371,112 warrants tendered and purchased by HPEP II, for a total of $20,371,112.

In the event Pure is unable to close an Initial Business Combination prior to August 21, 2020 (unless extended), the escrow agent will be authorized to transfer, at the same time Pure redeems its public Class A Common Stock, $1.00 per whole public warrant to holders of Pure’s public warrants other than Pure’s Sponsor and its affiliates, and all other warrants will expire worthless.

Private Placement Warrants

Pure’s Sponsor purchased, pursuant to a written subscription agreement, 10,280,000 private placement warrants (for a total purchase price of $10,280,000) from Pure. Pursuant to the warrant agreement and following the completion of the business combination, each outstanding private placement warrant will entitle the holder thereof to purchase one share of HighPeak Energy common stock at an exercise price of $11.50 per share, subject to certain adjustments. The private placement warrants are identical to the warrants attached to the units sold in Pure’s IPO except the private placement warrants: (i) will not be redeemable by HighPeak Energy and (ii) may be exercised for cash or on a cashless basis, so long as they are held by Sponsor or any of its permitted transferees. Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until after the completion of Pure’s Initial Business Combination.

Pursuant to the Sponsor Support Agreement, Sponsor intends to forfeit all of the private placement warrants at Closing.

Registration Rights

Concurrently with the Closing, HighPeak Energy and the Holders (as defined therein) will enter into the Registration Rights Agreement, pursuant to which HighPeak Energy will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exercise of the Redemption Right or the conversion, exchange or redemption of any other Registrable Security. HighPeak Energy has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $25 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. The Holders can submit such request beginning immediately after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy, provided that such Holder elects to include its Registrable Securities in an amount not less than $5 million. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, they hold at least $5 million in Registrable Securities and each such offering include a number of Registrable Securities equal to the lesser of (i) an amount to be determined prior to the Closing and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, HighPeak Energy may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. HighPeak Energy may not delay or suspend a registration statement on more than two occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

Administrative Services Agreement

Commencing on the date of the listing of Pure’s securities on the Nasdaq through the consummation of the Initial Business Combination, Pure has agreed to pay Pure’s Sponsor or one of its affiliates $10,000 per month through the earlier of the consummation of an Initial Business Combination by Pure or Pure’s liquidation to entice Pure’s Sponsor to make available to Pure certain general and administrative services, including office space, utilities and administrative support, as Pure may require from time to time.

Sponsor Support Agreement

In connection with entering into the Business Combination Agreement, Pure, Sponsor and HPEP II entered into a Sponsor Support Agreement, pursuant to which (a) Pure’s Sponsor will forfeit 5,350,000 founder shares and 10,280,000 warrants to purchase 10,280,000 shares of Class A Common Stock and (b) (ii) HPEP II will forfeit any and all publicly traded warrants of Pure of which HPEP II becomes the beneficial owner after the date of the Sponsor Support Agreement and which are held by HPEP II as of immediately prior to the Merger Effective Time (the “HPEP II Forfeited Securities”), in each case, for no consideration. For more information, see “Proposal No. 1—The Business Combination Proposal—Related Arrangements—Sponsor Support Agreement.”

Anticipated Director Prior Services

Michael Gustin, who is anticipated to become a director of HighPeak Energy after the Closing, provided certain water-reclamation consulting services to members of the HighPeak Group from the years 2017 to 2019 through entities he owns and controls. During such time, these entities received approximately $5 million from members of the HighPeak Group in exchange for these services. Neither Mr. Gustin, or any entity owned or controlled by him, will provide consulting services to HighPeak Energy during his time as a director.

Related Party Payments

Pure’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pure’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pure’s, and after the completion of the business combination, HighPeak Energy’s audit committee will review on a quarterly basis all payments made to Pure’s Sponsor, officers, or directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pure’s behalf. As of June 30, 2020, the Sponsor, and the Company’s officers and directors, and their affiliates had incurred approximately $140,000 in reimbursable expenses, and they may incur additional expenses in the future.

After the Initial Business Combination, members of Pure’s management team who remain with HighPeak Energy, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Pure’s stockholders. It is unlikely the amount of such compensation will be known at the time of the stockholder meeting held to consider the Initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Related Party Policy

HighPeak Energy’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) HighPeak Energy or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of HighPeak Energy’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

HighPeak Energy’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent it enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to HighPeak Energy than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction.

HOUSEHOLDING INFORMATION

Unless HighPeak Energy has received contrary instructions, HighPeak Energy may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if HighPeak Energy believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce HighPeak Energy’s expenses. However, if stockholders prefer to receive multiple sets of HighPeak Energy’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Pure’s disclosure documents, the stockholders should follow these instructions:

●

If the shares are registered in the name of the stockholder, the stockholder should contact HighPeak Energy at its offices at HighPeak Energy, Inc., 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102 to inform Pure of his or her request; or

●	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

PLAN OF DISTRIBUTION

Business Combination

This proxy statement/prospectus includes the registration of 10,656,987 of HighPeak Energy common stock, which is the maximum number of shares of HighPeak Energy common stock that may become issuable under the CVR Agreement, to current holders of Pure’s Class A Common Stock that commit to participate in the business combination by exchanging their shares of Class A Common Stock for shares of HighPeak Energy common stock.

In the event that, following the CVR Maturity Date, the Company calculates that a Preferred Return is owed with respect to the CVRs held by Qualifying CVR Holders with respect to CVRs issued as part of the merger consideration, HighPeak Energy will issue additional shares of HighPeak Energy common stock to such Qualifying CVR Holders in order to satisfy their respective Preferred Returns. For more information on the mechanics of the CVRs and the satisfaction of the Preferred Returns, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Description of Contingent Value Rights”.

Selling Securityholders

We are further registering (i) 5,811,000 shares of HighPeak Energy common stock to be issued pursuant to the terms of the  Forward Purchase Agreement Amendment, (ii) 5,811,000 shares of HighPeak Energy common stock that are issuable upon exercise of the warrants to be issued pursuant to the Forward Purchase Agreement Amendment and (iii) 12,348,375 shares of HighPeak Energy common stock that could be issued upon satisfaction of the conditions in the CVR Agreement with respect to the CVRs to be issued pursuant to the Forward Purchase Agreement Amendment. As of the date of this proxy statement/prospectus, the selling securityholders have advised us that they do not currently have any plan of distribution. Unless the context otherwise requires, as used in this proxy statement/prospectus, “selling securityholders” includes the selling securityholders named in the table above under “Selling Securityholders” and donees, pledgees, transferees or other successors-in-interest selling securities received from the selling securityholders as a gift, pledge, partnership distribution or other transfer after the date of this proxy statement/prospectus.

The selling securityholders may offer and sell all or a portion of the securities covered by this proxy statement/prospectus from time to time, in one or more or any combination of the following transactions:

●	on the Nasdaq Global Market, the Nasdaq Capital Market, NYSE American, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this proxy statement/prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this proxy statement/prospectus is a part; and

●	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by us and by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE American or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us and with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this proxy statement/prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this proxy statement/prospectus (as supplemented or amended to reflect such transaction). The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this proxy statement/prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

●	the name of the selling securityholder;

●	the number of securities being offered;

●	the terms of the offering;

●	the names of the participating underwriters, broker-dealers or agents;

●	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

●	the public offering price; and

●	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this proxy statement/prospectus to name specifically such person as a selling securityholder.

The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this proxy statement/prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this proxy statement/prospectus.

To the extent required, this proxy statement/prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this proxy statement/prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

Certain legal matters relating to the validity of the HighPeak Energy common stock and the Contingent Value Rights to be issued hereunder will be passed upon for HighPeak Energy by Hunton Andrews Kurth LLP, Houston, Texas.

EXPERTS

The balance sheet of HighPeak Energy as of March 31, 2020 and December 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 included in this proxy statement/prospectus has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of HighPeak Energy to continue as a going concern, as described in Note 1 to the financial statements) and is included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Pure Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Pure Acquisition Corp. to continue as a going concern, as described in Note 1 to the financial statements) and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HPK Energy, LP, as of December 31, 2019, and the related statements of operations, changes in partners’ capital and cash flows for the period from August 28, 2019 (Inception) to December 31, 2019 included in this proxy statement/prospectus have been audited by Weaver & Tidwell, L.L.P., independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy, LP, as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2019, 2018 and 2017 included in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy II, LP, as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2019, and for the period from March 23, 2018 (Inception) to December 31, 2018, included in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditors, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The information included herein regarding estimated quantities of proved reserves of HPK LP, the future net revenues from those reserves and their present value as of December 31, 2019, are based on the proved reserves report prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

SUBMISSION OF STOCKHOLDERS PROPOSALS

The Pure Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pure files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Pure’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Pure’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali, LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: PACQ.info@morrowsodali.com

Hosting page for the Proxy Card and Statement:  https://www.cstproxy.com/pureacquisitioncorp/2020

Proxy Statement link for brokers:  https://www.cstproxy.com/pureacquisitioncorp/2020/proxy

You may also obtain these documents without charge by requesting them in writing or by telephone from the proxy solicitation agent by using the contact information above.

If you are a Pure stockholder and would like to request documents, please do so by August 13, 2020, in order to receive them before the special meeting. If you request any documents from Pure, Pure will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Pure and the Contributors has been supplied by Pure and the Contributors, respectively. Information provided by either Pure and the Contributors does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Pure for the special meeting. Pure has not authorized anyone to give any information or make any representation about the business combination, Pure or the Contributors that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

HighPeak Energy, LP (Audited)
Report of Independent Registered Public Accounting Firm	F-87
Audited Consolidated Balance Sheets as of December 31, 2019 and 2018	F-88
Audited Consolidated Statements of Operations for the Years Ended December 31, 2019, 2018 and 2017	F-89
Audited Consolidated Statements of Changes in Partners’ Capital for the Years Ended December 31, 2019, 2018 and 2017	F-90
Audited Consolidated Statements of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017	F-91
Notes to the Audited Consolidated Financial Statements	F-92

HighPeak Energy II, LP (Audited)
Independent Auditor’s Report	F-105
Audited Consolidated Balance Sheets as of December 31, 2019 and 2018	F-106
Audited Consolidated Statement of Operations for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-107
Audited Consolidated Statement of Changes in Partners’ Capital for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-108
Audited Consolidated Statement of Cash Flows for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-109
Notes to the Audited Consolidated Financial Statements	F-110

HighPeak Energy Inc.

Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash	$-	$-
TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$-	$-
Stockholder's equity:
Common stock, $0.0001 par value; 10,000 shares authorized, issued and outstanding	1	1
Stock subscription receivable from Pure Acquisition Corp.	(1)	(1)
Accumulated Deficit	(12,501)	(12,276)
Equity Forgiveness	12,501	12,276
Total stockholder's equity	-	-
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

 HighPeak Energy Inc.

Consolidated Statement of Operations

(unaudited)

For the three months ended March 31,
2020
Revenues	$-

Expenses:
General expenses	225
Total operating expense	225
Net loss	$(225)

Weighted Average common shares outstanding	10,000

Basic and diluted net loss per common share	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy Inc.

Consolidated Statements of Changes in Stockholder’s Equity

For the three months ended March 31, 2020

(unaudited)

	Common Stock		Additional Paid-in	Accumulated	Stockholder's
	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2019	10,000	$-	$12,276	$(12,276)	$-
Net loss				(225)	(225)
Expense forgiveness from Parent			225		225
Balances, March 31, 2020	10,000	$-	$12,501	$(12,501)	$-

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy Inc.

Consolidated Statement of Cash Flows

(unaudited)

For the three months ended March 31,
2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(225)
Adjustments to reconcile net loss to net cash used in operating activities:
Expense paid by stockholder	225
Net cash used in operating activities	-

NET CHANGE IN CASH	-
Cash, beginning of period	-
Cash, end of period	$-

Supplemental disclosure of financing activities:
Expense forgiveness from Parent	$225

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Notes to Consolidated Financial Statements

March 31, 2020

Note 1 – Description of Organization and Business Operations

Business Operations

HighPeak Energy, Inc. (the "Company'') is a Delaware corporation formed as a wholly owned subsidiary of Pure Acquisition Corp. (the “Parent”) on October 29, 2019 (“Inception”). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 10,000 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company of the Parent in connection with a contemplated business combination between the Parent and a target company. The Company has no prior operating activities. In 2019, the Company created a new wholly owned subsidiary, Pure Acquisition Merger Sub, Inc., a Delaware corporation.

Going Concern

The Company is a wholly owned subsidiary of the Parent.  The Parent has until August 21, 2020 to complete its initial business combination. If the Parent is unable to complete the initial business combination by August 21, 2020, the Parent must cease all operations and dissolve and liquidate under Delaware law.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. If the Parent is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of August 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2020.

In preparing the accompanying consolidated financial statements, the Company considered disclosures of events occurring after March 31, 2020, until the issuance of the consolidated financial statements.  Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period.

Note 2 - Significant Accounting Policies (cont.)

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Note 3 – Related Party Transactions

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable will be recorded as a reduction of stockholder’s equity.

During the three months ended March 31, 2020, the Parent paid certain costs on behalf of the Company in the amount of $225.  These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

Note 4 – Stockholder’s Equity

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable will be recorded as a reduction of stockholder’s equity.

The Company is authorized to issue up to 10,000 shares of common stock with a par value of $0.0001 per share.  As of March 31, 2020, and December 31, 2019, all 10,000 shares of authorized common stock were issued and outstanding. Each share has one voting right.

During the three months ended March 31, 2020, the Parent paid certain costs on behalf of the Company in the amount of $225.  These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

Note 5 – Subsequent Events

In May 2020, the Parent paid certain costs related to the 2019 audit of the Company in the amount of $9,500 that will be forgiven by the Parent and added to additional paid-in capital.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of

HighPeak Energy, Inc.

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheet of HighPeak Energy, Inc. (the "Company") as of December 31, 2019, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 and the related notes (collectively referred to as the "financial statement"). In our opinion, the consolidated financial statements presents fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Parent is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of August 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2019.

New York, New York

May 13, 2020

HighPeak Energy, Inc.

Consolidated Balance Sheet

December 31, 2019

ASSETS
Cash	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$-
Stockholder's equity:
Common stock, $0.0001 par value; 10,000 shares authorized, issued and outstanding	1
Stock subscription receivable from Pure Acquisition Corp.	(1)
Accumulated deficit	(12,276)
Additional paid-in capital	12,276
Total stockholder's equity	-
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-

The accompanying notes are an integral part of these consolidated financial statements.

 HighPeak Energy, Inc.

Consolidated Statement of Operations

October 29, 2019 (Inception) to December 31, 2019
Revenues	$-

Expenses:
General expenses	12,276
Total operating expense	12,276
Net loss	$(12,276)

Weighted average common shares outstanding	10,000
Net loss per share:
Basic and diluted income per common share	$(1.23)

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Consolidated Statement of Changes in Stockholder’s Equity

October 29, 2019 (Inception) to December 31, 2019

			Additional
	Common Stock		Paid-in	Accumulated		Stockholder’s
	Shares	Amount	Capital	Deficit		Equity

October 29, 2019 (Inception)	-	$-	$-	$-		$-
Issue 10,000 shares of common stock ($.0001 par value)	10,000	-	1	-		1
Stock subscription receivable from Parent			(1)			(1)
Net loss				(12,276)		(12,276)
Expense Forgiveness from Parent			12,276	-		12,276
Balances, December 31, 2019	10,000	$-	$12,276	$(12,276	)-	$-

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Consolidated Statement of Cash Flows

October 29, 2019 (Inception) to December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,276)
Adjustments to reconcile net income to net cash used in operating activities:
Expenses paid by stockholder	12,276
Net cash used in operating activities	-

NET CHANGE IN CASH	$-
Cash, beginning of period	-
Cash, end of period	$-
Supplemental disclosure of financing activities:
Expense forgiveness from Parent	$12,276

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Notes to Consolidated Financial Statements

December 31, 2019

Note 1 – Description of Organization and Business Operations

Business Operations

HighPeak Energy, Inc. (the "Company'') is a Delaware corporation formed as a wholly owned subsidiary of Pure Acquisition Corp. (the “Parent”) on October 29, 2019 (Inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 10,000 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company of the Parent in connection with a contemplated business combination between the Parent and a target company. The Company has no prior operating activities. In 2019, the Company created a new wholly owned subsidiary, Pure Acquisition Merger Sub, Inc., a Delaware corporation.

Going Concern

The Company is a wholly owned subsidiary of the Parent. The Parent has until August 21, 2020 to complete its initial business combination. If the Parent is unable to complete the initial business combination by August 21, 2020, the Parent must cease all operations and dissolve and liquidate under Delaware law.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. If the Parent is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of August 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2019.

In preparing the accompanying consolidated financial statements, the Company considered disclosures of events occurring after December 31, 2019, until the issuance of the consolidated financial statements.  Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Note 3 – Related Party Transactions

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable will be recorded as a reduction of stockholder’s equity.

The Parent paid certain costs related to formation and accounting of $12,276 on behalf of The Company. These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

On May 4, 2020, the Company and the Parent, among others, entered into a business combination agreement with a target company.  Additional information related to this business combination agreement can be found on the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2020.

Note 4 – Stockholder’s Equity

The Company is authorized to issue up to 10,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2019, all 10,000 shares of authorized common stock were issued and outstanding. Each share has one voting right. The Company has a $1.00 subscription receivable from the Parent.

The Parent paid certain costs related to formation and accounting of $12,276 on behalf of The Company. These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

 PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

Pure Acquisition Corp.
Condensed Consolidated Balance Sheets

	Unaudited	Audited
	March 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$107,532	$179,515
Prepaid expenses	-	65,192
Total current assets	107,532	244,707
Other assets:
Deferred tax asset	32,822	32,822
Cash and marketable securities held in Trust Account	373,830,123	391,964,540
Total other assets	373,862,945	391,997,362
TOTAL ASSETS	$373,970,477	$392,242,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,674,533	$1,935,380
Notes payable-related party	8,175,000	4,192,794
Accrued taxes payable	213,889	84,214
Total current liabilities	11,063,422	6,212,388

Class A Common stock subject to possible redemption; 35,095,906 and 37,725,710 at an approximated redemption value of $10.20 and $10.10 per share as of March 31, 2020 and December 31, 2019, respectively	357,907,051	381,029,671

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 520,293 issued and outstanding as of March 31, 2020 (excluding 35,095,906 shares subject to redemption) and 80,290 issued and outstanding as of December 31, 2019 (excluding 37,725,710 shares subject to redemption)	52	8
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of March 31, 2020 and December 31, 2019.	1,035	1,035
Additional paid-in capital	-	-
Retained earnings	4,998,917	4,998,967
Total stockholders’ equity	5,000,004	5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$373,970,477	$392,242,069

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.
Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019

Revenues	$-	$-

Expenses:
Administrative expenses	30,000	30,000
General expenses	1,184,626	101,163
Franchise taxes	50,450	57,968
Total operating expense	1,265,076	189,131
Loss from operations	(1,265,076)	(189,131)
Other income - investment income on Trust Account	1,182,962	2,434,969
Net income (loss) before income tax provision	(82,114)	2,245,838
Income tax provision	229,081	500,833
Net income (loss) attributable to common shares	$(311,195)	$1,745,005
Weighted average shares outstanding:
Class A common stock	36,819,386	41,400,000
Class B common stock	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.02	$0.04
Basic and diluted loss per common share, Class B	$(0.11)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

For the Three Months Ended March 31, 2020

						Retained
					Additional	Earnings
	Class A Common Stock		Class B Common Stock		Paid-in	(Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity

Balances, December 31, 2019	80,290	$8	10,350,000	$1,035	$-	$4,998,967	$5,000,010
Stockholder redemptions	(2,189,801)	(219)				(22,811,212)	(22,811,431)
Change in shares subject to possible redemption	2,629,804	263				23,122,357	23,122,620
Net loss	-	-	-	-	-	(311,195)	(311,195)
Balances, March 31, 2020	520,293	$52	10,350,000	$1,035	$-	$4,998,917	$5,000,004

For the Three Months Ended March 31, 2019

					Additional
	Class A Common Stock		Class B Common Stock		Paid-in	Retained	Stockholders
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balances, December 31, 2018	-	$-	10,350,000	$1,035	$797,383	$4,269,390	$5,067,808
Net income	-	-	-	-	-	1,745,005	1,745,005
Balances, March 31, 2019	-	$-	10,350,000	$1,035	$797,383	$6,014,395	$6,812,813

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(311,195)	$1,745,005
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on cash equivalents held in Trust Account	(1,182,962)	(2,434,969)
Changes in operating assets and liabilities:
Prepaid expenses	65,192	3,023
Accrued payable and accrued expenses	739,154	11,424
Accrued taxes payable	129,675	413,906
Net cash used in operating activities	(560,136)	(261,611)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment of cash in Trust Account	(3,598,267)	-
Cash released from Trust Account	22,915,645	144,795
Net cash provided by investing activities	19,317,378	144,795

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory note from sponsor	3,982,206	-
Cash used for Class A common stock redemptions	(22,811,431)	-
Net cash used in financing activities	(18,829,225)	-

NET CHANGE IN CASH	(71,983)	(116,816)
Cash, beginning of period	179,515	734,894
Cash, end of period	107,532	618,078

Supplemental cash flow information:
Cash paid for franchise taxes	84,214	144,795

Supplemental disclosure of non-cash investment and financing and transactions:
Change in common stock subject to redemption	$(23,122,620)	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PURE ACQUISITION CORP.

Notes to Condensed Consolidated Financial Statements

March 31, 2020

(Unaudited)

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the “Company,” “Pure,” “we,” “us” or “our”) was incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses, with a focus for a target business in the upstream oil and gas industry in North America where our management team’s networks and experience are suited.

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock were sold to HighPeak Pure Acquisition, LLC (our “Sponsor”) at a price of approximately $0.002 per share for an aggregate of $25,000 (the “founders’ shares”). In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founders’ shares, which we cancelled, leaving an aggregate of 8,625,000 founders’ shares outstanding. In March 2018, our Sponsor transferred 40,000 founders’ shares to each of our three (3) independent director nominees resulting in a total of 120,000 founders’ shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor holding 10,206,000 founders’ shares and each of our independent director nominees holding 48,000 founders’ shares for an aggregate of 10,350,000 founders’ shares. At March 31, 2020, our Sponsor, our initial stockholders and our independent directors held, collectively, 10,350,000 founders’ shares.

On April 17, 2018 (the “IPO Closing Date”), we consummated our initial public offering of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit, generating gross proceeds of $414,000,000 before underwriting discounts and expenses (the “Public Offering”). Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share and one half of one warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. Each warrant will become exercisable on the later of thirty (30) days after the completion of an initial business combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by August 21, 2020 (the “Extension Date”), the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement (the “private placement warrants”). Each private placement warrant is exercisable to purchase one share of our Class A common stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. We received gross proceeds from the Public Offering and the sale of the private placement warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, we entered into the Forward Purchase Agreement with HighPeak Energy Partners, LP (“HPEP I”), an affiliate of our Sponsor (the “Forward Purchase Agreement”). At or prior to the closing of the business combination (as defined below) (the “Closing”), the Forward Purchase Agreement will be amended and restated in its entirety in the form of the Forward Purchase Agreement Amendment (the “Forward Purchase Agreement Amendment”) and the purchasers thereunder (which may include affiliates of HPEP I or unrelated third parties) will collectively have the right, but not the obligation, to purchase, in connection with the Closing, any number of forward purchase units, up to the maximum amount of forward purchase units permitted thereunder, which in any event will not exceed 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of common stock of HighPeak Energy, Inc. (“HighPeak Energy”) and one warrant (which whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The forward purchase warrants (if any) will have the same terms as the private placement warrants and the shares of HighPeak Energy common stock issued in connection with the issuance of forward purchase units (if any) will be identical to all other shares of HighPeak Energy common stock.

The Previously Announced Business Combination

On April 24, 2020, the Company and the other parties to the Grenadier Contribution Agreement (as defined in the Current Report on Form 8-K described below) mutually agreed to terminate the Grenadier Contribution Agreement. For more information regarding the termination of the Grenadier Contribution Agreement, please read the Current Report on Form 8-K filed with the SEC on April 24, 2020.

Also on April 24, 2020, the Company and the other parties to the HPK Business Combination Agreement (as defined in the Current Report on Form 8-K described below) mutually agreed to terminate the HPK Business Combination Agreement. For more information regarding the termination of the HPK Business Combination Agreement, please read the Current Report on Form 8-K filed with the SEC on April 24, 2020.

The Business Combination

The following is a brief summary of the transactions contemplated in connection with the business combination as contemplated by the Business Combination Agreement (as defined below) (the “business combination”). Any description of the business combination in this Quarterly Report on Form 10-Q is qualified in all respects by reference to the text of the Business Combination Agreement, dated May 4, 2020, by and among the Company, HighPeak Energy, Pure Acquisition Merger Sub, Inc. (“MergerSub”), collectively, the HPK Contributors (HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP and HPK Energy, LLC) and, solely for the limited purposes specified therein, HighPeak Energy Management, LLC (“HPK Representative”), which was filed with the SEC on May 4, 2020 as Exhibit 2.1 to the Company’s Current Report on Form 8-K. Following completion of the SEC’s review of the Registration Statement, a definitive proxy statement, which we refer to as the “HighPeak Proxy Statement,” will be mailed to stockholders as of a record date to be established for voting on the business combination. The HighPeak Proxy Statement will contain important information regarding the business combination. The following description of the business combination is qualified in all respects by reference to the more detailed description in the HighPeak Proxy Statement.

On May 4, 2020, the Company, HighPeak Energy, MergerSub, the HPK Contributors and solely for the limited purposes specified therein, HPK Representative, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A common stock and Class B common stock of the Company will be converted into the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), other than (i) the forfeiture of 5,350,000 founders’ shares held by Sponsor for no consideration, (ii) the forfeiture of all of the private placement warrants held by Sponsor for no consideration and (iii) the forfeiture of all of the public warrants held by HighPeak Energy Partners II, LP (“HPEP II”) for no consideration, pursuant to the terms of a sponsor support agreement, dated as of May 4, 2020, by and among our Sponsor, HPEP II and HighPeak (the “Sponsor Support Agreement”), (c) the HPK Contributors will (i) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK Energy, LP (“HPK LP”) to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration and (ii) directly or indirectly contribute the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing of the business combination, and (d) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to the Company) with all interests in HPK LP being cancelled in exchange for no consideration.

Unless waived by the applicable parties to the Business Combination Agreement, Closing of the business combination is subject to a number of conditions, including, among others, (i) the expiration of the waiting period (or extension thereof) under the Hart-Scott Rodino Antitrust Improvement Act of 1976; (ii) the absence of specified adverse laws, injunctions or orders; (iii) the requisite approval by the Company’s stockholders, and the written consents of the Company, as the sole stockholder of HighPeak Energy, and by HighPeak Energy, as the sole stockholder of MergerSub (which written consents of the Company and HighPeak Energy were delivered within 24 hours of execution of the Business Combination Agreement); (iv) the completion of the offer by the Company to redeem shares of Class A common stock issued in its Public Offering for cash in accordance with the organizational documents of the Company and the terms of the Business Combination Agreement; (v) the Minimum Equity Capitalization (as defined in the Business Combination Agreement) being not less than $100,000,000; (vi) the representations and warranties of (a) the HPK Contributors, in the case of the Company, HighPeak Energy and MergerSub, and (b) the Company, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the Business Combination Agreement; (vii) material compliance by (a) the HPK Contributors, in the case of the Company, HighPeak Energy and MergerSub, and (b) the Company, HighPeak Energy and MergerSub, in the case of the HPK Contributors with their respective covenants under the Business Combination Agreement; and (viii) delivery by the other parties of documents and other items required to be delivered by such parties at the Closing of the business combination. Additionally, the HPK Contributors’ obligations to consummate the transactions contemplated by the Business Combination Agreement are also subject to the conditions that (a) the shares of HighPeak Energy common stock issuable to the HPK Contributors and as merger consideration pursuant to the Business Combination Agreement are approved for listing on the New York Stock Exchange (the “NYSE”) or the Nasdaq Capital Market (the “Nasdaq”), subject only to official notice of issuance thereof and (b) the Company shall have transferred, or as of the Closing of the business combination shall transfer, to HighPeak Energy certain cash (net of payments made in connection with stock redemptions and certain expenses).

Failure to Consummate a Business Combination

If the Company is unable to complete the initial business combination by the Extension Date, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to fund working capital requirements and/or to pay taxes (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern

At March 31, 2020, the Company had a cash balance of $107,532, which excludes interest income of $1,182,962 earned during the year from the Company’s investments in the Trust Account, which is available to the Company for its tax obligations.  During 2020, the Company withdrew $84,214 of interest income from the Trust Account to pay its income and franchise taxes and $30,000 to pay administrative fees. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial business combination.  Moreover, the Company may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case the Company may issue additional securities or incur debt in connection with such initial business combination.

The Company has until the close of business on August 21, 2020 to complete its initial business combination (See Note 8 – Subsequent Events). This mandatory liquidation and subsequent dissolution of the Company if an initial business combination is not completed in the required time as well as the uncertainty concerning the Company’s ability to borrow sufficient funds to fund its operations raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Extension Date.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per unit in the Public Offering.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position as of March 31, 2020 and the consolidated results of operations and cash flows for the period presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and private placement warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s consolidated statements of operations include a presentation of income per share for common shares subject to redemption similar to the two-class method of income per share. Net income per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account of $1,182,962 and $2,434,969, respectively, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of shares of Class A common stock outstanding for the period. Weighted average number of Class A common stock outstanding was 36,819,386 and 41,400,000 as of March 31, 2020 and 2019, respectively. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock of $1,184,626 and $101,163, respectively, by the weighted average number shares of Class B common stock outstanding for the period. Weighted average number of shares of Class B stock outstanding was 10,350,000 as of March 31, 2020 and 2019, respectively.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2020 and December 31, 2019.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement warrants of $356,161,190 and $378,060,000 as of March 31, 2020 and December 31, 2019, respectively, after considering $22,811,431 in redemptions that occurred during the three months ended March 31, 2020, and $35,026,579 as of December 31, 2019, which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial business combination. In addition, $3,598,267 and $0 were deposited into the Trust Account during the three months ended March 31, 2020 and three months ended March 31, 2019, respectively, for the benefit of the holders of Class A common stock as a result of loans from the Sponsor pursuant to the two (2) extensions that were agreed to in February 2020 and October 2019.

As of March 31, 2020, cash and Permitted Investments held in the Trust Account had a fair value of $373,830,123. For the three months ended March 31, 2020, investments held in the Trust Account generated interest income of $1,182,962. During the three months ended March 31, 2020, the Company paid $84,214 to the State of Delaware for franchise taxes with funds received from the Trust Account. On February 21, 2020, 2,189,801 shares of Class A common stock were redeemed for $22,811,431 in connection with an extension approved by our stockholders to extend the time by which we must complete the business combination to May 21, 2020. At a Special Meeting of stockholders’ held on May 15, 2020, the stockholders approved the amendment of the Company’s second and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from May 21, 2020 to August 21, 2020.

As of December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $391,964,540. On October 11, 2019, 3,594,000 shares of Class A common stock were redeemed for $36,823,301 in connection with an extension approved by our stockholders to extend the time by which we must complete the business combination to February 21, 2020. At a Special Meeting of stockholders’ held on May 15, 2020, the stockholders approved the amendment of the Company’s second and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from May 21, 2020 to August 21, 2020.

Redeemable Common Stock

As discussed in Note 1 – Description of Organization and Business Operations, all of the 35,616,199 shares held by public stockholders outstanding as of March 31, 2020 contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company has not specified a maximum redemption threshold, the Company’s second amended and restated certificate of incorporation, as amended (the Company’s “Charter”), provides that in no event will the Company redeem its shares held by public stockholders in an amount that would cause its net tangible assets to be less than $5,000,001. On May 15, 2020, Pure’s stockholders approved an extension of the date by which Pure must consummate an initial business combination from May 21, 2020 to August 21, 2020. In connection with this extension, 30,603,570 shares of Class A common stock will be redeemed for an approximate total value of $321.9 million from the Trust Account.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at March 31, 2020, 35,095,906 shares of the outstanding 35,616,199 shares of Class A common stock included in the units at the Public Offering were classified outside of permanent equity at approximately $10.20 per share.  At December 31, 2019, 37,725,710 shares of the outstanding 37,806,000 shares of Class A common stock included in the units at the Public Offering were classified outside of permanent equity at approximately $10.10 per share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At March 31, 2020 and December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB Topic ASC 340-10-S99-1, “Other Assets and Deferred Costs,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs directly related to the preparation of the Public Offering were charged to stockholders’ equity upon completion of the Public Offering (See Note 3 - Public Offering and Private Placement).

Income Taxes

The Company follows the asset and liability method for accounting for income taxes under FASB Topic ASC 740 “Income Taxes,” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

State Franchise Taxes

The Company is incorporated in the state of Delaware and is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. The Company has liabilities on the accompanying consolidated balance sheets for accrued Delaware state franchise taxes of $50,000 and $84,214 as of March 31, 2020 and December 31, 2019, respectively. On the accompanying consolidated statement of operations, the Company incurred Delaware franchise tax expense of $50,450 and $57,968 for the three months ended March 31, 2020 and 2019, respectively.

Related Parties

The Company follows FASB ASC Topic 850-10, “Related Party Disclosures,” (“ASC 850”) for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850, the related parties include: (a) affiliates of the Company (“affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

The Company has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Note 3 - Public Offering and Private Placement

Public Offering

On the IPO Closing Date, the Company sold 41,400,000 units in its Public Offering, including 5,400,000 units sold to cover over-allotments, at a price of $10.00 per unit resulting in gross proceeds of $414,000,000. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each Warrant will become exercisable on the later of (i) thirty (30) days after the completion of the initial business combination and (ii) twelve (12) months from the IPO Closing Date and will expire five (5) years after the completion of the initial business combination or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by August 21, 2020, the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

The Company may redeem the warrants, in whole and not in part, at a price of $0.0l per warrant upon thirty (30) days’ notice (the “30-day redemption period”), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In determining whether to require all holders to exercise their warrants on a cashless basis, management will consider, among other factors, the Company’s cash position, the number of warrants outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants.

On May 8, 2020, pursuant to our Sponsor’s obligation under a certain letter agreement entered into in connection with the Public Offering, HPEP II launched a warrant tender offer to purchase, at $10.00 in cash per public warrant, 328,888 of the Company’s outstanding public warrants held by persons other than HPEP II. The warrant tender offer is not conditioned upon any minimum number of public warrants being tendered and will expire on July 31, 2020 unless extended by HPEP II. HPEP II has previously conducted three (3) warrant tender offers for the Company’s outstanding public warrants, as a result of which an aggregate 20,371,112 public warrants were tendered and purchased by HPEP II. As of March 31, 2020, 328,888 public warrants remain outstanding and held by parties other than HPEP II.

There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company’s fails to complete the Company’s business combination within the required time period.

The Company paid an underwriting discount of 2.0% of the per unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant for a total purchase price of $10,280,000 in a private placement that occurred simultaneously with the consummation of the Public Offering.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, 10,350,000 founders’ shares were sold to our Sponsor. In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founders’ shares, which we cancelled, leaving an aggregate of 8,625,000 founders’ shares outstanding. Also in March 2018, our Sponsor transferred 40,000 founders’ shares to each of our three (3) independent director nominees resulting in a total of 120,000 founders’ shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor holding 10,206,000 founders’ shares and each of our independent director nominees holding 48,000 founders’ shares for an aggregate of 10,350,000 founders’ shares. At March 31, 2020 and December 31, 2019, our Sponsor, our initial stockholders and our independent directors held, collectively, 10,350,000 founders’ shares.

Subject to certain limited exceptions, 50% of the founders’ shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted) for any twenty (20) trading days within any 30-trading day period commencing after the initial business combination, and the remaining 50% of the founders’ shares will not be transferred, assigned, sold until one (1) year after the date of the consummation of the initial business combination, or earlier, in either case, if, subsequent to the Company’s initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

As of March 31, 2020 and December 31, 2019, the Company has $8,175,000 and $4,192,794, respectively, in notes payable-related party for amounts received from the Sponsor, or its affiliate. On February 14, 2020, the Company entered into an amended and restated promissory note whereby the principal amount was increased to $11,000,000. The noninterest bearing promissory note matures August 21, 2020.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial business combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial business combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. The Company incurred expenses of $30,000 and $30,000 for administrative services for three months ended March 31, 2020 and 2019, respectively.

Private Placement

As discussed in Note 1 - Description of Organization and Business Operations, the Sponsor purchased an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) from the Company simultaneous with the closing of the Public Offering. Each whole private placement warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial business combination is not completed by August 21, 2020, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until thirty (30) days after the completion of the initial business combination.

Registration Rights

The holders of the Company’s founders’ shares issued and outstanding and any private placement warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including private placement warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders will have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, holders will also have the right to request one or more underwritten offerings of such securities, provided, that, collectively, holders may not request more than one (1) underwritten offering in any three (3) month period and each such offering include a number of securities equal to the lesser of (i) $50 million and (ii) all of the securities owned by such holders as of the date of the request. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

On April 12, 2018, we entered into the Forward Purchase Agreement with HPEP I. At or prior to the Closing, the Forward Purchase Agreement will be amended and restated in its entirety in the form of the Forward Purchase Agreement Amendment and the purchasers thereunder (which may include affiliates of HPEP I or unrelated third parties) will collectively have the right, but not the obligation, to purchase, in connection with the Closing, any number of forward purchase units, up to the maximum amount of forward purchase units permitted thereunder, which in any event will not exceed 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of common stock of HighPeak Energy and one warrant (which whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The forward purchase warrants (if any) will have the same terms as the private placement warrants and the shares of HighPeak Energy common stock issued in connection with the issuance of forward purchase units (if any) will be identical to all other shares of HighPeak Energy common stock. The purchasers have no obligation to purchase any forward purchase units in connection with the business combination and may unilaterally terminate the Forward Purchase Agreement prior to the business combination.

Warrant Tender Offer

On May 8, 2020, pursuant to our Sponsor’s obligation under a certain letter agreement entered into in connection with the Public Offering and in connection with the filing of the definitive proxy statement related to the special meeting of the Company’s stockholders to vote to approve the Extension (as defined below), HPEP II launched a warrant tender offer to purchase, at $10.00 in cash per public warrant, 328,888 of the Company’s outstanding public warrants held by persons other than HPEP II. The warrant tender offer is not conditioned upon any minimum number of public warrants being tendered and will expire on July 31, 2020 unless extended by HPEP II.

In April 2018, an affiliate of the Company’s Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the warrant tender offer for the public warrants. Following the warrant tender offer or payment to holders of public warrants described above, any amounts remaining in the escrow account will be returned to the Company’s Sponsor or its affiliate. HPEP II has previously conducted three (3) tender offers for the Company’s outstanding public warrants, as a result of which an aggregate of 20,371,112 public warrants were tendered and purchased by HPEP II.

In the event the Company is unable to close a business combination prior to the Extension Date (unless further extended), the escrow agent will be authorized to transfer $1.00 per whole public warrant, to holders of public warrants other than the Company’s Sponsor and its affiliates, at the same time as we redeem the Company’s public Class A common stock, and all other warrants will expire worthless.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from the Company’s Public Offering as advisors in connection with any potential business combination, to assist the Company in holding meetings with the Company’s stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the business combination and assist the Company with its press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”). As of March 31, 2020, the above services had not been completed and accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

Registration Rights

The holders of the Company’s founders’ shares issued and outstanding and any private placement warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including private placement warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders will have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, holders will also have the right to request one or more underwritten offerings of such securities, provided, that, collectively, holders may not request more than one (1) underwritten offering in any three (3) month period and each such offering include a number of securities equal to the lesser of (i) $50 million and (ii) all of the securities owned by such holders as of the date of the request. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Fees

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial business combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) the Company consummating its initial business combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. On May 11, 2020, the Company paid $30,000 for administrative services incurred for the three months ending March 31, 2020. During the year ended December 31, 2019, the Company paid $120,000, respectively, to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services.

Note 6 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2020 and December 31, 2019, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A common stock. If the Company enters into an initial business combination, it may (depending on the terms of such initial business combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial business combination to the extent the Company seeks stockholder approval in connection with the initial business combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held.

On May 15, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination (the “Extension”) from May 21, 2020 to August 21, 2020. The Company requested the Extension in order to complete an initial business combination. In connection with the extension, 30,603,570 shares of Class A common stock will be redeemed, for an approximate total value of $321.9 million. The redemptions are expected to reduce the outstanding number of shares of the Company’s Class A common stock to 5,012,629 shares.  At March 31, 2020 and December 31, 2019 there were 35,616,199 and 37,806,000 shares of Class A Common Stock issued and outstanding, respectively, of which 35,095,906 and 37,725,710 were held outside of equity, respectively, and are subject to redemption.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B common stock. At March 31, 2020 and December 31, 2019, there were 10,350,000 shares of Class B common stock issued and outstanding.

Note 7 - Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of March 31, 2020 and December 31, 2019. The table indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	March 31, 2020			December 31, 2019
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash and Marketable Securities held in the Trust Account (See Note 8 – Subsequent Events)	$373,830,123	$-	$-	$391,964,540	$-	$-

Note 8 - Subsequent Events

Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Company has evaluated all subsequent events and transactions for possible recognition or disclosure through May 15, 2020, the date the consolidated financial statements were available for issuance.

On May 4, 2020, the Company, HighPeak Energy, MergerSub, the HPK Contributors and solely for the limited purposes specified therein, HPK Representative, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A common stock and Class B common stock of the Company will be converted into the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), other than certain shares held by Sponsor that will be forfeited pursuant to the terms of a Sponsor Support Agreement prior to the merger, (c) the HPK Contributors will (i) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration and (ii) directly or indirectly contribute the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing of the business combination, and (d) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to the Company) with all interests in HPK LP being cancelled in exchange for no consideration.

On May 15, 2020, the Company’s stockholders approved the Extension Date by which the Company has to consummate a business combination to August 21, 2020. In connection with this extension, 30,603,570 shares of Class A common stock will be redeemed for an approximate total value of $321.9 million from the Trust Account.

On May 8, 2020, pursuant to our Sponsor’s obligation under a certain letter agreement entered into in connection with the Public Offering, HPEP II launched a warrant tender offer to purchase, at $10.00 in cash per public warrant, 328,888 of the Company’s outstanding public warrants held by persons other than HPEP II. The warrant tender offer is not conditioned upon any minimum number of public warrants being tendered and will expire on July 31, 2020 unless extended by HPEP II.

On May 11, 2020, the Company paid $80,000 HighPeak Holdings, LLC, an affiliate of our Sponsor, for administrative services outstanding through May 11, 2020, including $30,000 for the three months ended March 31, 2020.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Pure Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Pure Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of  December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of May 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2017.

New York, New York

March 13, 2020

Pure Acquisition Corp.
Consolidated Balance Sheets

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$179,515	$734,894
Prepaid expenses	65,192	3,023
Total current assets	244,707	737,917
Other assets:
Deferred tax asset	32,822	—
Cash and marketable securities held in Trust Account	391,964,540	418,727,517
Total other assets	391,997,362	418,727,517
TOTAL ASSETS	$392,242,069	$419,465,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,935,380	$39,867
Notes payable-related party	4,192,794	—
Accrued taxes payable	84,214	357,759
Total current liabilities	6,212,388	397,626

Class A common stock subject to possible redemption; 37,725,710 and 41,400,000 at redemption value of $10.10 and $10 per share as of December 31, 2019 and 2018, respectively	381,029,671	414,000,000

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 80,290 and -0- issued and outstanding as of December 31, 2019 and 2018, respectively (excluding 37,725,710 and 41,400,000 shares subject to redemption at December 31, 2019 and 2018, respectively)	8	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of December 31, 2019 and 2018	1,035	1,035
Additional paid-in capital	-	797,383
Retained earnings	4,998,967	4,269,390
Total stockholders' equity	5,000,010	5,067,808
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$392,242,069	$419,465,434

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Operations

	For the years ended December 31,
	2019	2018

Revenues	$-	$-

Expenses:
Administrative expenses	120,000	86,000
General expenses	2,903,814	88,737
Franchise taxes	200,100	144,845
Total operating expense	3,223,914	319,582
Loss from operations	(3,223,914)	(319,582)
Other income - investment income on Trust Account	8,739,160	5,777,767
Net income (loss) before income tax provision	5,515,246	5,458,185
Income tax provision	1,730,072	1,182,914
Net income attributable to common shares	3,785,174	4,275,271
Weighted average shares outstanding:
Class A common stock	40,582,734	41,400,000
Class B common stock	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.16	$0.11
Basic and diluted loss per common share, Class B	$(0.28)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Changes in Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity

Balance, December 31, 2017	—	—	10,350,000	1,035	23,965	(5,881)	19,119
Sale of Class A common stock to public	41,400,000	4,140	—	—	413,995,860	—	414,000,000
Underwriting commissions and offering expenses	—	—	—	—	(9,506,582)	—	(9,506,582)
Sale of 10,280,000 Private Placement Warrants at $1 per warrant	—	—	—	—	10,280,000	—	10,280,000
Shares subject to possible redemption	(41,400,000)	(4,140)	—	—	(413,995,860)	—	(414,000,000)
Net income	—	—	—	—	—	4,275,271	4,275,271
Balance, December 31, 2018	—	—	10,350,000	1,035	797,383	4,269,390	5,067,808
Class A Stockholder redemption	(3,594,000)	(359)	—	—	(36,822,942)	—	(36,823,301)
Change in shares subject to possible redemption	3,674,290	367	—	—	36,025,559	(3,055,597)	32,970,329
Net income	—	—	—	—	—	3,785,174	3,785,174
Balance, December 31, 2019	80,290	$8	10,350,000	$1,035	$—	$4,998,967	$5,000,010

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Cash Flows

	For the year ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,785,174	$4,275,271
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on marketable securities held in Trust Account	(8,739,160)	(5,777,767)
Changes in operating assets and liabilities:
Prepaid expenses	(62,169)	(3,023)
Deferred Tax Asset	(32,822)	-
Accounts payable and accrued expenses	1,895,512	33,986
Accrued taxes payable	(273,544)	357,759
Net cash used in operating activities	(3,427,009)	(1,113,774)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment of cash in Trust Account	(3,742,794)	(414,000,000)
Cash released from Trust Account	39,244,931	1,050,250
Net cash provided by (used in) investing activities	35,502,137	(412,949,750)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from public offering of Units		414,000,000
Proceeds from sale of Private Placement Warrants		10,280,000
Proceeds from promissory note from sponsor	4,192,794	200,000
Payment of promissory note from sponsor		(200,000)
Payment of underwriting commissions		(8,280,000)
Payment of offering costs (excluding related parties)		(1,192,542)
Payment to related party for offering costs paid on behalf of the Company	-	(34,040)
Cash used for Class A common stock redemptions	(36,823,301)	-
Net cash provided by (used in) financing activities	(32,630,507)	414,773,418

NET CHANGE IN CASH	(555,379)	709,894
Cash, beginning of year	734,894	25,000
Cash, end of year	179,515	734,894

Supplemental cash flow information:
Cash released for Class A common stock redemptions	$36,823,301
Cash paid for income taxes	$2,041,000
Cash paid for franchise taxes	$260,630
Cash paid for administrative services	$120,000
Supplemental disclosure of non-cash investment and financing and transactions:

Common stock subject to redemption	$381,029,671	$414,000,000

The accompanying notes are an integral part of these consolidated financial statements.

PURE ACQUISITION CORP.

Notes to Consolidated Financial Statements

December 31, 2019

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the “Company,” “Pure,” “we,” “us” or “our”) was incorporated in Delaware on November 13, 2017 (“Inception”) as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company intends to focus the Company’s search for target businesses in the energy industry with an emphasis on opportunities in the upstream oil and gas industry in North America where the Company’s management team’s networks and experience are suited although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. In 2019, the Company created two new wholly owned subsidiaries, HighPeak Energy, Inc. (“HighPeak Energy”) and Pure Acquisition Merger Sub, Inc. (“MergerSub”), both Delaware corporations for the sole purpose of completing the business combination discussed in more detail below.

At December 31, 2019, the Company had not yet commenced operations. All activity from Inception through December 31, 2019 relates to the Company’s formation, the public offering and subsequent redemptions described below and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the public offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act of 1934, as amended (the “Exchange Act”) because we have no operations and nominal assets consisting almost entirely of cash.

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 (the “Founders’ Shares”). In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which we cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, our Sponsor transferred 40,000 Founders’ Shares to each of our three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. At December 31, 2019, our Sponsor and our three independent directors (the “Initial Stockholders”) held, collectively, 10,350,000 Founders’ Shares.

On April 17, 2018 (the “IPO Closing Date”), the Company consummated its initial public offering (“Public Offering”) of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit generating gross proceeds of $414,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A common stock (“Public Share”) of the Company at $0.0001 par value and one half of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. Each Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an initial Business Combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a Business Combination by May 21, 2020 (the “Extended Date”), the Warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 41,400,000 Units during the exercise period, the Warrants will expire, except to the extent they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant for a total purchase price of $10,280,000 in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable to purchase one share of our Class A common stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. We received gross proceeds from the Public Offering and the sale of the Private Placement Warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in a trust account with Continental Stock Transfer and Trust Company (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, HighPeak Energy Partners, LP (“HPEP I”), an affiliate of our Sponsor, entered into a forward purchase agreement (the “Forward Purchase Agreement”) with us that provides for the purchase by HPEP I of an aggregate of up to 15,000,000 shares of our Class A common stock (the “Forward Purchase Shares”) and up to 7,500,000 warrants for $10.00 per forward purchase unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of our initial Business Combination (the “Forward Purchase Securities”). At or prior to Closing, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to one or more third parties, which may include HighPeak Energy Partners II, LP (“HPEP II”) and HighPeak Energy Partners III, LP (“HPEP III”), and we will assign our rights and obligations under the Forward Purchase Agreement to HighPeak Energy and the parties will amend the Forward Purchase Agreement to, among other things, provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of us and reduce the number of warrants received by the purchasers under the Forward Purchase Agreement from up to 7,500,000 warrants to up to 5,000,000 warrants, in each case, pursuant to an amendment to the Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) which the HPK Business Combination Agreement (as defined below) contemplates will be entered into at the closing. At the closing, the warrants, if sold pursuant to the Forward Purchase Agreement (the “Forward Purchase Warrants”), will have the same terms as the Private Placement Warrants so long as they are held by the purchasers under the Forward Purchase Agreement Amendment, their affiliates or their permitted transferees, and the Forward Purchase Shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the Forward Purchase Shares will, when issued, be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement. The purchaser’s commitment under the Forward Purchase Agreement may be reduced under certain circumstances as described in the agreement.

On May 25, 2018, we announced the holders of our Units may elect to separately trade the Public Shares and Warrants included in the Units commencing on May 29, 2018 on The Nasdaq Capital Market (the “Nasdaq”) under the symbols “PACQ” and “PACQW,” respectively. Those Units not separated continue to trade on the Nasdaq under the symbol “PACQU.”

On October 10, 2019, Pure’s stockholders approved an extension of the date by which Pure must consummate an Initial Business Combination (the “February Extension”) from October 17, 2019, to February 21, 2020 (the “February Extended Date”). Pure requested the February Extension in order to complete an initial Business Combination. In connection with the February Extension, 3,594,000 shares of Class A common stock were redeemed, for a total value of $36,823,301 on October 11, 2019 from the Trust Account and 248,000 public warrants were tendered and accepted for payment on October 16, 2019 by the Sponsor. Pure agreed to deposit into the Trust Account an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the February Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from October 17, 2019 until the February Extended Date. Further, our Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the February Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from October 17, 2019 until the February Extended Date.

On November 27, 2019, Pure and HighPeak Energy entered into a business combination agreement (the “HPK Business Combination Agreement”), by and among Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, at the HPK Closing (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A common stock and Class B common stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (c) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to adjustments as described in the HPK Business Combination Agreement, and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (d) all Sponsor Loans, if any, will be cancelled in connection with closing of the HPK Business Combination Agreement, and (e) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement (as defined below) for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments, HighPeak Energy will cause HPK LP to merge with and into Pure with all interests in HPK LP being cancelled for no consideration.

On November 27, 2019, HighPeak Assets II and Grenadier entered into a contribution agreement (the “Grenadier Contribution Agreement”), by and among Grenadier, HighPeak Assets II, Pure and HighPeak Energy, pursuant to which, among other things and subject to the terms and conditions contained therein, Grenadier agreed to extend the outside date under the Grenadier Contribution Agreement to February 24, 2020 and HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

On February 6, 2020, (a) the Company and the other parties to the HPK Business Combination Agreement entered into an amendment to the HPK Business Combination Agreement (the “HPK Amendment”) and the Company, the other parties to the Grenadier Contribution Agreement and, solely for the limited purposes specified therein, the HPK Contributors and HPK Representative entered into an amendment to the Grenadier Contribution Agreement (the “Grenadier Amendment” and together with the HPK Amendment, the “Business Combination Agreement Amendments”). The Business Combination Agreement Amendments, collectively, among other things, (i) extend the date by which the transactions contemplated thereby must be consummated to May 21, 2020, (ii) account for additional Sponsor Loans being made in connection with such extension, (iii) permit HPEP I to assign the Forward Purchase Agreement (as defined in the accompanying proxy statement) to third parties in addition to its affiliates, and for any affiliates of the Sponsor that become parties to the Forward Purchase Agreement Amendment (as defined in the accompanying proxy statement) to terminate the Forward Purchase Agreement Amendment upon written notice, (iv) remove certain restrictions on and obligations of Pure and HighPeak Energy with respect to the Forward Purchase Agreement and Forward Purchase Agreement Amendment that were otherwise imposed by the Grenadier Contribution Agreement, (v) conform the method by which Available Liquidity (as defined in the Grenadier Contribution Agreement) will be calculated to the corresponding calculation method to be employed under the HPK Business Combination Agreement, (vi) permit Grenadier to terminate the Grenadier Contribution Agreement in the event of a payment default with respect to a Second Extension Payment (as defined below), (vii) make certain other updates to representations, definitions, schedules and other matters as further described in the accompanying proxy statement and in the Business Combination Agreement Amendments and (viii) provide the required party consents under each Business Combination Agreement to the amendments contemplated by each of the Business Combination Agreement Amendments. In connection with the entrance into the Grenadier Amendment, the Company, HighPeak Energy, HighPeak Assets II and the HPK Contributors agreed to jointly and severally pay to Grenadier an aggregate amount equal to $15 million (the “Second Extension Payment”), which is to be paid in four installments of varying amounts due by each of the date of execution of the Grenadier Amendment, February 21, 2020, March 23, 2020 and April 21, 2020. The Second Extension Payment will not be credited against the cash price to be paid to Grenadier upon the closing of the transactions contemplated by the Grenadier Contribution Agreement and the obligation to pay the Second Extension Payment will survive any termination of the Grenadier Contribution Agreement in advance of any such closing. For more information regarding the HighPeak Business Combination and the Business Combination Agreement Amendments, please read the registration statement on Form S-4, including the related proxy statement/prospectus incorporated therein, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) by HighPeak Energy on December 2, 2019, and as amended on January 10, 2020 (the “Registration Statement”), and the accompanying proxy statement included herewith, including the complete text of the Business Combination Agreement and the Business Combination Agreement Amendments.

On February 20, 2020, Pure’s stockholders approved an extension of the date by which Pure must consummate an initial Business Combination (the “May Extension”) from February 21, 2020, to the Extended Date. Pure requested the May Extension in order to complete an initial Business Combination. In connection with the May Extension, 2,189,801 shares of Class A common stock were redeemed, for a total value of $22,811,431 on February 21, 2020 from the Trust Account. Pure agreed to deposit into the Trust Account an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the May Extension for each month (commencing on March 17, 2020 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from February 21, 2020 until the Extended Date. Further, Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A common stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on March 17, 2020 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the Initial Business Combination from February 21, 2020 until the Extended Date. For more information regarding the stockholders’ approval of the May Extension, see the Current Report on Form 8-K filed by the Company with the SEC on February 20, 2020.

The Proposed Business Combination

The following is a brief summary of the transactions contemplated in connection with the HighPeak Business Combination. Any description of the HighPeak Business Combination in this proxy statement is qualified in all respects by reference to the text of (i) the Business Combination Agreement, dated November 27, 2019, by and among the Company, HighPeak Energy, MergerSub, HighPeak I, HighPeak II, HighPeak III, HPK GP and, solely for the limited purposes specified therein, HPK Representative, as amended by the First Amendment to Business Combination Agreement dated February 6, 2020, each of which was filed with the SEC on November 27, 2019 as Exhibit 2.1 to the Company’s Current Report on Form 8-K and on February 6, 2020 as Exhibit 2.3 to the Company’s Current Report on Form 8-K, respectively, and (ii) the Contribution Agreement, dated November 27, 2019, by and among HighPeak Assets II, Grenadier, the Company and HighPeak Energy, as amended by the First Amendment to Contribution Agreement dated February 6, 2020, to which the HPK Contributors and the HPK Representative also joined as parties for the limited purposes specified therein, each of which was filed with the SEC on November 27, 2019 as Exhibit 2.2 to the Company’s Current Report on Form 8-K and on February 7, 2020 as Exhibit 2.4 to the Company’s Current Report on Form 8-K, respectively. Following completion of the SEC’s review process of the Registration Statement, a definitive proxy statement, which we refer to as the “HighPeak Proxy Statement,” will be mailed to stockholders as of a record date to be established for voting on the HighPeak Business Combination. The HighPeak Proxy Statement will contain important information regarding the HighPeak Business Combination. The following description of the HighPeak Business Combination is qualified in all respects by reference to the more detailed description in the HighPeak Proxy Statement.

On November 27, 2019, the Company, HighPeak Energy, MergerSub, the HPK Contributors and solely for the limited purposes specified therein, HPK Representative, entered into the HPK Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to acquire HPK LP, which, indirectly through its subsidiaries, holds certain rights, title and interests in oil and natural gas assets and cash. Under the terms of the HPK Business Combination Agreement, at the closing of the HighPeak Business Combination, (i) MergerSub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A common stock and Class B common stock, of the Company will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by the Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to certain adjustments as described in the HPK Business Combination Agreement, and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which the Company or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans (as defined in the HPK Business Combination Agreement), if any, will be cancelled in connection with the closing of the transactions contemplated by the HPK Business Combination Agreement, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK LP to merge with and into the Company with all interests in HPK LP being cancelled for no consideration. As a result of the HighPeak Business Combination and pursuant to the terms of the Warrant Agreement, dated April 12, 2018, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

On November 27, 2019, HighPeak Assets II, Grenadier, the Company and HighPeak Energy entered into the Grenadier Contribution Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for total consideration of $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the closing of the HighPeak Business Combination, subject to certain adjustments which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

On February 6, 2020, the Company and the other parties to the HPK Business Combination Agreement entered into the HPK Amendment. Among other things, the HPK Amendment (i) extends the date by which the transactions contemplated thereby must be consummated from February 21, 2020 to May 21, 2020, (ii) expands the definition of Sponsor Loans contained therein to also include the loans that constitute the Contribution as described elsewhere in this proxy statement, (iii) broadens the scope of persons and entities to whom HPEP I may assign the Forward Purchase Agreement from just HPEP I’s affiliates to any third parties in addition to HPEP I’s affiliates, (iv) revises the form of Forward Purchase Agreement Amendment attached as an exhibit to the HPK Business Combination Agreement to, among other things, (A) extend the date by which the HighPeak Business Combination must be completed from February 21, 2020 to May 21, 2020, (B) contemplate HPEP I’s ability to assign the Forward Purchase Agreement to third parties to become purchasers thereunder, in addition to being able to assign it to its affiliates, (C) permit the Sponsor or any affiliate of the Sponsor to terminate the Forward Purchase Agreement Amendment upon written notice to HighPeak Energy, (D) provide for the purchasers thereunder to elect to purchase any number of Forward Purchase Units, provided that the number of Forward Purchase Units to be issued and sold thereunder does not exceed the maximum amounts specified therein, which such number of warrants to be issued and sold thereunder were reduced from up to 7,500,000 warrants to up to 5,000,000 warrants, (E) permit the purchasers thereunder that are affiliates of the Sponsor to take certain actions without the consent of any unrelated third party purchasers and (F) expressly state that the purchasers under the Forward Purchase Agreement Amendment will have several and not joint liability, (v) makes certain clarifying edits to the definition of Available Financing Proceeds contained therein and to the form of each of the Stockholders’ Agreement and the Long Term Incentive Plan, each of which are attached as exhibits to the HPK Business Combination Agreement, (vi) updates certain matters contained in a schedule of the disclosure letter originally delivered in connection with the execution of the HPK Business Combination Agreement, which schedule relates to certain actions that HPK LP and its subsidiaries are permitted to take prior to the closing of the transactions contemplated by the HPK Business Combination Agreement, which actions would otherwise have been restricted pursuant to the interim operating covenants contained in the HPK Business Combination Agreement (including a supplemental budget extending through May 2020) and (vii) provides the required party consents under the HPK Business Combination Agreement to the entry into of the Grenadier Amendment.

On February 6, 2020, the Company, the other parties to the Grenadier Contribution Agreement and, solely for the limited purposes specified therein, the HPK Contributors and HPK Representative entered into the Grenadier Amendment. Among other things, the Grenadier Amendment (i) extends the target date for the consummation of the transactions contemplated thereby from February 21, 2020 to May 21, 2020, (ii) extends the date by which the transactions contemplated thereby must be consummated from February 24, 2020 to May 24, 2020, (iii) removes certain restrictions on and obligations of the Company and HighPeak Energy with respect to the Forward Purchase Agreement and Forward Purchase Agreement Amendment that were otherwise imposed by the Grenadier Contribution Agreement, (iv) conforms the method by which Available Liquidity (as defined in the Grenadier Contribution Agreement) will be calculated to the corresponding calculation method to be employed under the HPK Business Combination Agreement, (v) places a $400 million cap on each of the amount of debt proceeds that may be used to fund each of (A) the cash price to be paid to Grenadier at or in connection with the closing of the transactions contemplated therein and certain transaction expenses and (B) the amount of aggregate indebtedness of the Acquiring Parties (as defined in the Grenadier Contribution Agreement) immediately after such closing, (vi) requires more than $150 million of available proceeds obtained from the issuance of common stock of the Company or HighPeak Energy to unaffiliated third parties, which proceeds may include, among other things, available funds in the Trust Account (not including interest accrued thereon), net of any redemptions, (vii) permits Grenadier to terminate the Grenadier Contribution Agreement in the event of a payment default with respect to a Second Extension Payment, (viii) makes certain clarifying or conforming edits to the definitions of Sponsor, Available Financing Proceeds, Excluded Debt, Indebtedness and Forward Purchase Agreement Amendment contained therein and to a representation contained therein related to warrants that will be outstanding and shares of common stock that will be reserved for issuance in connection therewith, in each case as of the consummation of the transactions contemplated thereby and (ix) provides the required party consents under the Grenadier Contribution Agreement to the HPK Amendment. In connection with the entrance into the Grenadier Amendment, HighPeak Assets II and each of the HPK Contributors agreed to jointly and severally pay to Grenadier the Second Extension Payment, which is to be paid in four installments as follows; (a) $1 million no later than the date of execution of the Grenadier Amendment, (b) $5 million no later than February 21, 2020, (c) $5 million no later than March 20, 2020 and (d) $4 million no later than April 21, 2020. The Second Extension Payment will not be credited against the cash price to be paid to Grenadier upon the closing of the transactions contemplated by the Grenadier Contribution Agreement and the obligation to pay the Second Extension Payment will survive any termination of the Grenadier Contribution Agreement in advance of any such closing.

Unless waived by the applicable parties to the Business Combination Agreement, closing of the HighPeak Business Combination is subject to a number of conditions, including, among others, (i) with respect to the HPK Business Combination Agreement, requisite approval of the Company’s stockholders, the same-day consummation of the transactions contemplated by the Grenadier Contribution Agreement, there being at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), the closing of the Company’s offer, pursuant to the Registration Statement, to redeem shares of Class A common stock, material compliance of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement, and the listing of certain shares of HighPeak Energy common stock on The Nasdaq Capital Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”) and (ii) with respect to the Grenadier Contribution Agreement, receipt of the requisite approval of the stockholders of the Company, there being at least $275 million of Available Liquidity (as defined in the Grenadier Contribution Agreement), the Company having at least $5,000,001 of net tangible assets remaining after the closing of the Company’s offer, pursuant to the Registration Statement, to redeem shares of Class A common stock, material compliance, or deemed material compliance, of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Grenadier Contribution Agreement, the absence of certain amendments having been made to the HPK Business Combination Agreement or the Forward Purchase Agreement, the occurrence of the closing of the transactions contemplated by the HPK Business Combination Agreement and the approved listing of certain shares of HighPeak Energy common stock on the NYSE or the Nasdaq, upon official notice of issuance.

The foregoing summary of the HighPeak Business Combination is qualified in all respects by reference to the complete text of the Business Combination Agreement, which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2019, and the Business Combination Agreement Amendments, which are attached as Exhibit 2.3 and Exhibit 2.4, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2020. For more information about the HighPeak Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal” located in the Registration Statement.

Failure to Consummate a Business Combination

If the Company is unable to complete the initial Business Combination by the Extended Date, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern

At December 31, 2019, the Company had a cash balance of $179,515, which excludes interest income of $8,739,160 earned during the year from the Company’s investments in the Trust Account which is available to the Company for its tax obligations.  During 2019, the Company withdrew $2,301,630 of interest income from the Trust Account to pay its income and franchise taxes and $120,000 to pay administrative fees. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial Business Combination.  Moreover, the Company may need to obtain additional financing either to complete its initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination.

The Company has until the close of business on May 21, 2020 to complete its initial Business Combination. This mandatory liquidation and subsequent dissolution of the Company if an initial Business Combination is not completed in the required time as well as the uncertainty concerning the Company’s ability to borrow sufficient funds to fund its operations raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Extended Date.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per Unit in the Public Offering.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position as of December 31, 2019 and 2018 and the consolidated results of operations and cash flows for the years ended December 31, 2019 and 2018.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement Warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s consolidated statements of operations include a presentation of income per share for common shares subject to redemption similar to the two-class method of income per share. Net income per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account for 2019 and 2018 of $8,739,160 and $5,777,767, respectively, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A common stock of 40,582,734 and 41,400,000, respectively. Administrative fees were $120,000 and $86,000, franchise taxes were $200,100 and $144,845 and income taxes were $1,730,072 and $1,182,914 for 2019 and 2018, respectively. The 2019 weighted average shares outstanding calculation includes the effect of the 3,594,000 shares of Class A common stock which were redeemed in October 2019. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement of Private Placement Warrants of $378,060,000 and $414,000,000 as of December 31, 2019 and 2018, respectively after considering $35,940,000 in redemptions during 2019, which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial Business Combination. In addition, $3,742,794 was deposited into the Trust Account during 2019 for the benefit of the Class A common stockholders as a result of loans from the Sponsor pursuant to the extension that was agreed to in October 2019. Pursuant to said extension and the subsequent extension in February 2020, these loans will continue monthly in 2020 through May 21, 2020 at the rate of $0.033 per Class A common share issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension.

As of December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $391,964,540. For the year ended December 31, 2019, investments held in the Trust Account generated interest income of $8,739,160. During 2019, the Company paid $2,041,000 to the IRS for estimated and actual 2018 federal income taxes, $260,630 to the State of Delaware for franchise taxes and $120,000 to an affiliate of our Sponsor for administrative services with funds received from the Trust Account. On October 11, 2019, 3,594,000 shares of Class A common stock were redeemed for $36,823,301 in connection with an extension approved by our stockholders to extend the time by which we must complete the Business Combination to February 21, 2020. On February 20, 2020, 2,189,801 shares of Class A common stock were redeemed for $22,811,431 in connection with an extension approved by our stockholders to extend the time by which we must complete the Business Combination to May 21, 2020.

As of December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $418,727,517. For the year ended December 31, 2018, investments held in the Trust Account generated interest income of $5,777,767. During 2018, the Company paid $970,000 to the IRS for estimated federal income taxes and $80,000 to an affiliate of our Sponsor for administrative services, with funds received from the Trust Account.

Redeemable Common Stock

As discussed in Note 1 – Description of Organization and Business Operations, all the 37,806,000 Public Shares as of December 31, 2019 contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, the Company’s Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. On February 20, 2020, Pure’s stockholders approved an extension of the date by which Pure must consummate an initial Business Combination from February 21, 2020 to May 21, 2020,  In connection with this extension, 2,189,801 shares of Class A common stock were redeemed for a total value of $22,811,431 on February 21, 2020 from the Trust Account.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2019, 37,725,710 shares of the outstanding 37,806,000 shares of Class A common stock included in the Units were classified outside of permanent equity at $10.10 per share.  The shares of Class A common stock outstanding at December 31, 2019 include the effect of the 3,594,000 shares of Class A common stock redeemed in October 2019. At December 31, 2018, all 41,400,000 shares of Class A common stock included in the Units were classified outside of permanent equity at $10.00 per share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs directly related to the preparation of the Public Offering were charged to stockholders’ equity upon completion of the Public Offering (See Note 3).

Income Taxes

The Company follows the asset and liability method for accounting for income taxes under FASB ASC 740 “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

State Franchise Taxes

The Company is incorporated in the state of Delaware and is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. The Company has liabilities on the accompanying consolidated balance sheets for accrued Delaware state franchise taxes of $84,214 and $144,845 as of December 31, 2019 and 2018, respectively. On the accompanying consolidated statement of operations, the Company incurred Delaware franchise tax expense of $200,100 and $144,845 for the years ended December 31, 2019 and 2018, respectively. The Company paid the State of Delaware $260,730 and zero during 2019 and 2018, respectively, for Delaware franchise taxes.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

The Company has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Note 3 - Public Offering and Private Placement

Public Offering

On the IPO Closing Date, the Company sold 41,400,000 Units in its initial Public Offering, including 5,400,000 Units sold to cover over-allotments, at a price of $10.00 per Unit resulting in gross proceeds of $414,000,000. Each Unit consists of one share of the Company’s Class A common stock and one-half of one Warrant, each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the IPO Closing Date and will expire five (5) years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.0l per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such Warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a cashless basis. In determining whether to require all holders to exercise their Warrants on a cashless basis, the management will consider, among other factors, the Company’s cash position, the number of Warrants outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Warrants.

The Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered. The Sponsor also committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to the Company’s Charter that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination within 18 months from the IPO Closing Date. Any such purchases would occur in connection with the effectiveness of such amendment. In November 2019, the Sponsor made said tender offer and acquired 248,000 warrants and subsequent to December 31, 2019 pursuant to a second tender offer related to an extension acquired an additional 17,293,805 warrants bringing the total public warrants owned by the sponsor to 17,541,805 as of the date these consolidated financial statements are issued.

There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company’s fails to complete the Company’s Business Combination within the required time period.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant for a total purchase price of $10,280,000 in a private placement that occurred simultaneously with the consummation of the Public Offering.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock, which are convertible to shares of our Class A common stock upon completion of an initial Business Combination, were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 (“Founders’ Shares”). In March 2018, the Company’s Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which the Company cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, the Sponsor transferred 40,000 Founders’ Shares to each of the Company’s three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to the Company’s independent director nominees. In April 2018, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in the Company’s Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. The Sponsor would have been required to forfeit only a number of shares of Class B common stock necessary to continue to maintain the 20.0% ownership interest in the Company’s shares of common stock after giving effect to the offering and exercise, if any, of the underwriters’ over-allotment option. As a result of the full exercise of the underwriters’ over-allotment option, no shares were forfeited. The outstanding shares shown in the accompanying consolidated financial statements reflects the 10,350,000 Founders’ Shares as outstanding from inception as the intent from the outset was for the Founders’ Shares to equal 20% of the total outstanding Class A and Class B common stock collectively.

Subject to certain limited exceptions, 50% of the Founders’ Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and the remaining 50% of the Founders’ Shares will not be transferred, assigned, sold until one year after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

As of December 31, 2019, the Company has $4,192,794 in notes payable-related party for amounts received from the Sponsor, or its affiliate, pursuant to the February Extension previously discussed in Note 1 – Description of Organization and Business Operations.

In addition, subsequent to December 31, 2019, the Company received, from the Sponsor, or its affiliate, $1,247,598, on January 17, 2020 and $1,247,598, on February 5, 2020 to fund its obligation to public shareholders related to the February Extension plus an additional $312,010 on February 5, 2020 to meet certain capital requirements of the Company. Based on the recently signed additional extension, the Company will receive an additional $1,247,598 from the Sponsor, or an affiliate, on March 21, 2020, April 21, 2020 and May 21, 2020. Additionally, the Company may need to raise additional funds to meet the expenditures required for operating the Company’s business and finance transaction costs in connection with the intended initial Business Combination. The Company’s Sponsor, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company consummates an initial Business Combination, the Company would repay such loans or convert them to common stock. In the event the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loans, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per Private Placement Warrant at the option of the lender.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial Business Combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the year ended December 31, 2019, the Company paid $120,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2019, $36,000 was payable from the Trust Account for such services.

Private Placement

As discussed in Note 1 – Description of Organization and Business Operations, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for a total purchase price of $10,280,000) from the Company simultaneous with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial Business Combination is not completed now by May 21, 2020, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of the Company’s Founders’ Shares issued and outstanding and any Private placement Warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands the Company register such securities. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

In April 2018, HighPeak Energy Partners, LP (“HighPeak LP”) entered into a forward purchase agreement with the Company that provides for the purchase by HighPeak LP of an aggregate of up to 15,000,000 shares of the Company’s Class A common stock and 7,500,000 warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of the Company’s initial Business Combination. HighPeak LP is a limited partnership affiliated with the Company’s Sponsor. The forward purchase warrants will have the same terms as the Private Placement Warrants so long as they are held by HighPeak LP, its affiliates or its permitted transferees, and the forward purchase shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement. HighPeak LP’s commitment under the forward purchase agreement may be reduced under certain circumstances as described in the agreement.

Warrant Tender Offer

The Company’s Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered.

The Company’s Sponsor has also committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to a proposed amendment to the Company’s Charter that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if we do not complete a Business Combination now by May 21, 2020. Any such purchases would occur in connection with the effectiveness of such amendment.

In April 2018, an affiliate of the Company’s Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole Warrant to holders of public Warrants (excluding Private Placement Warrants or forward purchase warrants) that tender in the tender offer for the public Warrants. In November 2019, an affiliate of the Sponsor made a tender offer for the warrants in conjunction with the Extension and acquired 248,000 warrants for $248,000 and in January 2020, acquired an additional 17,293,805 warrants in conjunction with a second tender offer for $17,293,805. The affiliate has made another tender offer that is outstanding currently to purchase the remaining 3,158,195 warrants for $3,158,195 that will expire in March 2020. At any time, the Company’s Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of the Company’s Trust Account. In the event a Business Combination is announced and a tender offer for the Warrants is made, but the Business Combination is later abandoned, the tender offer will not be closed, and the Warrants will be returned to the holders.

In the event the Company is unable to close a Business Combination within the required time, the escrow agent will be authorized to transfer $1.00 per whole public Warrant, to holders of public Warrants other than the Company’s Sponsor and its affiliates, at the same time as we redeem the Company’s Public Shares, and all Warrants will expire worthless.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from the Company’s Public Offering as advisors in connection with any potential Business Combination to assist the Company in holding meetings with the Company’s stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable) for such services upon the consummation of the Company’s initial Business Combination. As of December 31, 2019, the above services had been completed and accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

Registration Rights

The holders of the Company’s Founders’ Shares issued and outstanding and any Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummate a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial Business Combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the year ended December 31, 2019, the Company paid $120,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2019, $36,000 was payable from the Trust Account for such services. Pursuant to the February Extension and the May Extension, the Company agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the Extended Date.

Note 6 - Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held.

On October 10, 2019, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination. The Company requested the Extension in order to complete an initial Business Combination. In connection with the extension, 3,594,000 shares of Class A common stock were redeemed, for a total value of $36,823,301 on October 11, 2019 and 248,000 public warrants were tendered and accepted for payment on October 16, 2019. As of December 31, 2019, and 2018, there were 37,806,000 shares and 41,400,000 shares, respectively, of Class A common stock issued and outstanding, which were classified outside of permanent equity.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B common stock. At December 31, 2019 and 2018, there were 10,350,000 shares of Class B common stock issued and outstanding.

Note 7 - Income Tax

The Company incurred United States federal income tax expense of approximately $1,730,072 and $1,182,914 for the years ending December 31, 2019 and 2018, respectively.

The Company made estimated quarterly tax payments totaling $1,826,000, to the Internal Revenue Service for 2019 estimated federal income taxes from interest earned in the Trust Account. The funds were paid from the Trust Account. In the accompanying consolidated balance sheets, the Company had prepaid income taxes of $65,192 as of December 31, 2019 and accrued federal income taxes payable of $212,914 as of December 31, 2018.

The Company’s provision for income tax consists of the following:

	For the Years Ended December 31,
	2019	2018
Federal
Current	$1,765,556	$1,182,914
Deferred	(605,928)	(36,695)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	570,444	36,695
Income tax provision	$1,730,072	$1,182,914

The Company incurred costs of $2,903,814 to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of $32,822 which is available to offset future taxable income.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	For the Years Ended December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax rate change	0.0%	0.0%
Change in valuation allowance	10.4%	0.7%
Income tax provision	31.4%	21.7%

Note 8 - Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31, 2019			December 31, 2018
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash and marketable securities held in Trust Account	$391,964,540	$-	$-	$418,727,517	$-	$-

Note 9 - Subsequent Events

Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Company has evaluated all subsequent events and transactions for possible recognition or disclosure through March 13, 2020, the date the consolidated financial statements were available for issuance.

Subsequent to December 31, 2019, the Company’s stockholders approved the May Extension, the Company was a party to and/or entered into the Business Combination Agreement Amendments and agreed to additional Sponsor Loans and the Second Extension Payment all of which have been discussed in the preceding notes.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Financial Statements

As of March 31, 2020 and December 31, 2019

And for the Three Months Ended March 31, 2020 and 2019

HPK Energy, LP

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$25,649	$22,711
Notes receivable	8,175	4,193
Accounts receivable	2,344	3,363
Deferred expenses	798	-
Inventory	184	184
Deposits	50	61,550
Prepaid expenses and other current assets	61	25
Total current assets	37,261	92,026

Property and equipment - successful efforts method:
Proved properties	227,268	178,835
Unproved properties	230,757	228,105
Other	604	554
Total property and equipment	458,629	407,494
Less: accumulated depletion, depreciation and amortization	(4,968)	(1,612)
Net property and equipment	453,661	405,882

Total assets	$490,922	$497,908

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$50,694	$30,980
Total current liabilities	50,694	30,980

Noncurrent liabilities:
Asset retirement obligation	2,343	2,212

Partners' capital	437,885	464,716

Total liabilities and partners' capital	$490,922	$497,908

The accompanying notes are an integral part

of these condensed consolidated and combined financial statements.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Operations

(Unaudited and in thousands)

	HPK Energy, LP Three Months Ended March 31, 2020	HighPeak Energy, LP Three Months Ended March 31, 2019
Operating Revenues
Crude oil	$4,524	$1,371
Natural gas and natural gas liquids	99	66
Total operating revenues	4,623	1,437

Operating Expenses
Lease operating	2,389	913
Taxes other than income	308	68
Exploration and abandonment	3	2,114
Depletion, depreciation and amortization	3,356	904
Accretion	34	10
General and administrative	2,861	841
Total operating expenses	8,951	4,850

Operating loss	(4,328)	(3,413)

Other income (expense)
Other expense	(76,503)	-

Net loss	$(80,831)	$(3,413)

The accompanying notes are an integral part

of these condensed consolidated and combined financial statements.

HPK Energy, LP

Condensed Consolidated Statement of Changes in Partners’ Capital

(Unaudited and in thousands)

	General Partner Capital	Limited Partners' Capital	Total Partners' Capital

Balance, December 31, 2019	$-	$464,716	$464,716
Cash capital contributions	-	54,000	54,000
Net loss	-	(80,831)	(80,831)
Balance, March 31, 2020	$-	$437,885	$437,885

The accompanying notes are an integral part

of these condensed consolidated and combined financial statements.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited and in thousands)

	HPK Energy, LP Three Months Ended March 31, 2020	HighPeak Energy, LP Three Months Ended March 31, 2019
Cash Flows from Operating Activities
Net loss	$(80,831)	$(3,413)
Adjustments to reconcile net loss to net cash used in operations:
Exploration and abandonment expense	3	2,114
Depletion, depreciation and amortization expense	3,356	904
Accretion expense	34	10
Loss on terminated acquisition	76,500	-
Changes in components of working capital
Increase in accounts receivable	1,019	1,922
Increase in deferred expenses	(834)	-
Increase in accounts payable and accrued liabilities	6,781	(587)
Net cash provided by operating activities	6,028	950

Cash Flows from Investing Activities
Additions to oil and gas properties	(38,725)	(2,777)
Acquisitions of oil and gas properties	(3,333)	(7,795)
Issuance of notes receivable	(3,982)	-
Other property additions	(50)	(7)
Extension payment on acquisition	(11,000)	-
Cash used in investing activities	(57,090)	(10,579)

Cash Flows from Financing Activities
Contributions from partners	54,000	9,336
Cash provided by financing activities	54,000	9,336

Net increase (decrease) in cash and cash equivalents	2,938	(293)
Cash and cash equivalents, beginning of period	22,711	894
Cash and cash equivalents, end of period	$25,649	$601

Supplemental noncash investing and financing activities:
Additions to asset retirement obligations	$97	$82
Additions to oil and gas properties included in accounts payable and accrued liabilities	$8,933	$110

The accompanying notes are an integral part

of these consolidated condensed and combined financial statements.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 1 – Description of Organization and Business Operations

HPK Energy, LP (the “Partnership” or the “Company”) was formed on August 28, 2019 (Inception), as a Delaware limited partnership between HPK Energy, LLC as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).  The Partnership has no contractual capital commitments as of March 31, 2020.  A combination of cash and the contribution by LPs of three wholly owned subsidiaries that own and operate oil and gas properties have been contributed to the Partnership as of March 31, 2020.  The GP has no economic interest in the Partnership.  The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its recently contributed wholly owned subsidiaries: HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC (“HighPeak Assets II”) and HighPeak Energy Holdings, LLC.  Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HPK Energy, LP and its consolidated subsidiaries.  The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

The accompanying condensed consolidated statement of operations and condensed consolidated statement of cash flows for the three months ended March  31, 2019 are those of HighPeak Energy, LP (“HighPeak I”), which is the predecessor to the Partnership prior to the effective October 1, 2019 business combination of the subsidiaries of  HighPeak I and HighPeak Energy II, LP (“HighPeak II”) being contributed to the Partnership which is discussed in further detail in Note 9.

Note 2 – Significant Accounting Policies

Principles of consolidation.  The consolidated financial statements include the accounts of the Partnership and HighPeak I and their wholly owned subsidiaries since their contribution, acquisition, or formation.  All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements.  Preparation of the Partnership’s and HighPeak I’s condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves.  There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures.  Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks.  Actual results could differ from the estimates and assumptions utilized.  The condensed consolidated financial statements, other than the balance sheet as of December 31, 2019, have not been audited by independent public accountants.  In the opinion of management, the Partnership’s condensed consolidated financial statements reflect all adjustments necessary to present fairly the Partnership’s consolidated financial position as of March 31, 2020.  These financial statements were approved by management and available for issuance on July 1, 2020.  Subsequent events have been evaluated through this date.  These are interim consolidated financial statements and should be read in conjunction with the Partnership’s audited consolidated financial statements as of December 31, 2019.  The operating results for the three months ended March 31, 2020 and 2019 are not necessarily indicative of the results to be expected for the full year.

Cash and cash equivalents.  The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 2 – Significant Accounting Policies (continued)

Accounts receivable.  The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security.  The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures.  The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers.  The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

As of March 31, 2020 and December 31, 2019, the Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $1.8 million and $2.9 million, respectively, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and joint interest receivables of $501,000 and $440,000, respectively.  The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable.  As of March 31, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.

Notes receivable.  Pursuant to an agreement between the Partnership and Pure Acquisition Corp. (“Pure”), whereby Pure obtained extensions to complete its initial business combination to May 21, 2020, the Partnership made loans totaling $8.2 million and $4.2 million to Pure as of March 31, 2020 and December 31, 2019, respectively.  The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable.  As of March 31, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.  See additional information regarding Pure in Note 9 to these consolidated financial statements.

Deposits.  During 2019, the Partnership paid $61.5 million to Grenadier Energy Partners II, LLC (“Grenadier”) as a non-refundable deposit for an acquisition which has not closed as of March 31, 2020 (“Grenadier Acquisition”) plus an additional $11.0 million toward a $15.0 million extension payment that will be accounted for as additional consideration for the Grenadier Acquisition upon closing.  The remaining $4.0 million extension payment has been accrued and is included in accounts payable and accrued liabilities as of March 31, 2020. The Grenadier Acquisition was terminated in April 2020 and the $76.5 million deposit and extension payments were charged to expense during the first quarter of 2020 as conditions existed as of March 31, 2020 that made this termination probable at the time.  In addition, the Partnership has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory.  Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts.  The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis.  Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in the Partnership’s consolidated balance sheet and as charges to other expense in the consolidated statement of operations.  The Partnership’s materials and supplies inventory as of March 31, 2020 and December 31, 2019 is $184,000 and $184,000, respectively, and the Partnership has not recognized any valuation allowance to date.

Oil and gas properties.  The Partnership utilizes the successful efforts method of accounting for its oil and gas properties.  Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met:  (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 2 – Significant Accounting Policies (continued)

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability.  In these instances, the  project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells.  These activities are ongoing and are being pursued constantly.  Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense.  See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves.  Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base.  Generally, no gain or loss is recorded until an entire amortization base is sold.  However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable.  An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets.  In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis.  These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects.  If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Accounts payable and accrued liabilities.  Accounts payable and accrued liabilities as of March 31, 2020 and December 31, 2019 totaled approximately $50.7 million and $31.0 million, respectively, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations.  The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made.  Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates.  Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated.  See Note 6 for additional information.

Revenue recognition.  The Partnership and HighPeak I follow Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby the Partnership and HighPeak I recognize revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I enter into contracts with purchasers to sell its oil and natural gas production.  Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606.  Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser.  Control is generally considered transferred when the following criteria are met:  (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights.  Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract.  Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.  At March 31, 2020 and December 31, 2019, the Partnership had receivables related to contracts with purchasers of approximately $1.9 million and $2.8 million, respectively.

Oil Contracts.  The majority of the Partnership’s and HighPeak I’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser.  The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality.  To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract.  If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts.  The majority of the Partnership’s and HighPeak I’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser.  The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts.  Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted.  The natural gas liquid products and remaining residue gas are then sold by the purchaser.  Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership and HighPeak I receive a percentage of the value for the extracted liquids and the residue gas.  Under the fee-based contracts, the Partnership and HighPeak I receive natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component.  To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser.  To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

The Partnership and HighPeak I do not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606.  The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer.  Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes.  The Partnership and HighPeak I do not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership and HighPeak I are required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 tax year remains open to examination.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I recognize in its condensed consolidated and combined financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s and HighPeak I’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership and HighPeak I are also subject to Texas Margin Tax. The Partnership and HighPeak I realized no Texas Margin Tax in the accompanying condensed consolidated and combined financial statements as we do not anticipate owing any Texas Margin Tax for the three months ended March 31, 2020 or 2019.

New accounting pronouncements.  The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s condensed consolidated and combined financial statements.

Note 3 – Acquisitions

During the three months ended March 31, 2020, the Partnership spent a total of $3.3 million to acquire primarily undeveloped acreage, three vertical producing properties and two salt water disposal wells in and around the Partnership’s existing properties for future exploration activities in the Midland Basin.

Grenadier Acquisition.  In June 2019, HighPeak Assets II signed a purchase and sale agreement with Grenadier to acquire substantially all the oil and gas assets of Grenadier, effective June 1, 2019, subject to certain customary closing adjustments for a total purchase price of $615.0 million.  Since HighPeak Assets II was contributed to the Partnership by HighPeak II, this purchase and sale agreement is now part of the Partnership effective October 1, 2019.  The acquisition was originally scheduled to close no later than October 2019 but was extended twice to May 2020.  In consideration for the initial extension, the Partnership; (i) released the then existing $30.75 million deposit from escrow and (ii) paid directly to Grenadier an additional $30.75 million, and (iii) agreed to treat the collective sum as a nonrefundable deposit to Grenadier.  In consideration for the second extension, the Partnership agreed to pay Grenadier an additional $15.0 million that is also nonrefundable but unlike the $61.5 million deposit, will not be credited toward the purchase price.  The Grenadier Acquisition was terminated in April 2020 and will not be consummated.  As such, a charge to expense of $76.5 million was recognized in the first quarter of 2020.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable.  Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort.  The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 4 – Fair Value Measurements (continued)

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.

●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability.  The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis.  The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2020 or December 31, 2019.

Assets and liabilities measured at fair value on a nonrecurring basis.  Certain assets and liabilities are measured at fair value on a nonrecurring basis.  These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances.  Specifically, the oil and gas properties of one of the subsidiaries contributed to the Partnership by HighPeak II discussed further and in more detail in Note 9 were measured at current estimated fair value using level 3 inputs based upon market conditions in the area.  The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable.  These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale.  The Partnership did not record any impairments to proved and unproved oil and gas properties for the three months ended March 31, 2020.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk.  As of March 31, 2020 and December 31, 2019, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold.  The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets.  If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 5 – Exploratory Well Costs

Capitalized exploratory well project activity is as follows (in thousands):

Three Months Ended March 31, 2020

Beginning capitalized exploratory well costs	$11,427
Additions to exploratory well costs pending the determination of proved reserves	46,865
Reclassification due to determination of proved reserves	(17,315)
Exploratory well costs charged to exploration and abandonment expense	-
Ending capitalized exploratory well costs	$40,977

All capitalized exploratory well costs have been capitalized for less than one year based on the date of drilling.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities.  Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

Three Months Ended March 31, 2020

Beginning asset retirement obligations	$2,212
New wells placed on production	97
Accretion of discount	34
Ending asset retirement obligations	$2,343

As of March 31, 2020 and December 31, 2019, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheet.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses.  Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments to the Partnership.  The Partnership realized a net loss of $80.8 million for the three months ended March 31, 2020.

Partner’s distributions.  The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement.  As of March 31, 2020, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 9 — Related Party Transactions

Contribution from LPs.  Effective October 1, 2019, HighPeak I, HighPeak II and HighPeak Energy III, LP (“HighPeak III” and collectively “HP Partners”) contributed cash and wholly owned subsidiaries, HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC and HighPeak Energy Holdings, LLC to the Partnership in return for limited partnership interest in the Partnership.  Subsequent to the business combination and in 2019, HighPeak I contributed an additional $805,000 and HighPeak II contributed an additional $25.8 million in cash to the Partnership.  During the three months ended March 31, 2020, HighPeak II contributed an additional $54.0 million in cash to the Partnership.  Therefore, as of March 31, 2020, HighPeak I and HighPeak II owned approximately 51.9% and 48.1%, respectively.

Since HighPeak I is the predecessor to the Partnership, its consolidated statement of operations and consolidated statement of cash flows for the three months ended March 31, 2019 have been included in the accompanying financial statements for comparative purposes.  However, HighPeak II’s results of operations are significant and as such HighPeak II’s consolidated statement of operations is shown below for additional comparative and informational purposes.

Three Months Ended March 31, 2019
Operating Revenues
Crude oil	$85
Natural gas and natural gas liquids	107
Total operating revenues	192

Operating Expenses
Lease operating	417
Taxes other than income	5
Exploration and abandonment	245
Depletion, depreciation and amortization	124
Accretion	28
General and administrative	722
Total operating expenses	1,541

Net loss	$(1,349)

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 9 — Related Party Transactions (continued)

Pure Business Combination.  As previously discussed, the Grenadier Acquisition was terminated in April 2020.  However, Pure has obtained another extension to August 2020 to complete its initial business combination.  Pure now intends to complete its initial business combination by entering a business combination agreement between the Partnership, Pure, HighPeak I, and HighPeak II (“Pure Business Combination”).  HighPeak I, HighPeak II and HighPeak III have agreed to contribute their interests in the Partnership and its wholly owned subsidiaries to a newly formed entity, HighPeak Energy, Inc (“HighPeak Energy”) in return for publicly traded common stock of HighPeak Energy.  HighPeak Energy is raising additional equity and possibly debt to complete the business combination with all parties involved.  The Partnership could lose what it has funded and will continue to fund in notes receivable if the Pure Business Combination is not consummated plus additional legal and other expenses.

General and Administrative Expenses.   The GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement.  However, the Management Company is funded via management fees that are paid by the parent companies of HighPeak I and HighPeak II pursuant to their respective Limited Partnership Agreements, as amended.  Therefore, the Partnership reimburses the parent companies of HighPeak I and HighPeak II for actual costs incurred by the Management Company.  During the three months ended March 31, 2020, the Partnership paid $1.5 million each to the parent companies of HighPeak I and HighPeak II of which $2.2 million was recognized as general and administrative expenses during the three months ended March 31, 2010 and $798,000 remains in deferred expenses as of March 31, 2020 in the accompanying consolidated financial statements.

Note 10 – Major Customers

Enlink Crude Purchasing, LLC purchased approximately 88% of the Partnership’s crude oil, natural gas and natural gas liquids during the three months ended March 31, 2020.  The loss of them as a major purchaser of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids.  However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss of this major purchaser would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)
Notes to Condensed Consolidated and Combined Financial Statements

Note 11 – Risks and Uncertainties (continued)

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. As storage capacity becomes more fully subscribed, the Partnership may be forced to curtail some portion or all of the estimated future production. In response to these matters, the Partnership has voluntarily shut-in a substantial portion of its production beginning in late April by only producing those wells where it is cost prohibitive to shut-in or to hold leases, and the Partnership also has reduced its planned capital expenditures for 2020 by ceasing all drilling and completion activities temporarily until prices recover somewhat. Therefore, while we expect these matters to negatively impact our short-term results, including our revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates.  The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through July 1, 2020, the date the consolidated financial statements were available for issuance.

Pure Extension.  In May 2020, Pure shareholders voted to extend the date whereby they must complete their initial business combination to August 21, 2020.  In connection with the extension, the Partnership agreed to continue to fund notes receivable to Pure at the rate of $200,000 per month related to Pure’s monthly deposit to the Trust Account, costs and expenses related to Pure’s business combination, due diligence, and general corporate purposes up to an additional $2.0 million.

Notes Receivable.  Subsequent to quarter end, the Partnership has funded an additional $2.3 million in loans to Pure pursuant to the extension agreements bringing the balance subsequent to quarter end to $10.5 million.  If these are fully funded in accordance with the agreement, the Partnership expects to have total notes receivable by August 21, 2020 of approximately $10.7 million.

General and Administrative Expenses.  Subsequent to quarter end, the Partnership paid the parent companies of HighPeak I and HighPeak II an additional $2.3 million each, bringing the total funded thus far in 2020 to $7.5 million to fund general and administrative expenses through approximately year end 2020.

Report of Independent Registered Public Accounting Firm

To the Partners of

HPK Energy, LP and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of HPK Energy, LP and subsidiaries (the “Partnership”) as of December 31, 2019, and the related consolidated statement of operations, changes in partners’ capital, and cash flows for the period from inception (August 28, 2019) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019, and the results of their operations and their cash flows for the period from inception (August 28, 2019) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3 to the financial statements, the Partnership terminated the agreement for a business acquisition.  Our opinion is not modified with respect to this matter.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Partnership’s auditor since 2019.

Fort Worth, Texas

May 13, 2020

HPK Energy, LP
Consolidated Balance Sheet
(in thousands)

December 31,
2019
Assets
Current Assets:
Cash and cash equivalents	$22,711
Accounts receivable	3,363
Notes receivable	4,193
Deposits	61,550
Inventory	184
Prepaid expenses and other current assets	25
Total current assets	92,026

Property and equipment – successful efforts method:
Proved properties	178,835
Unproved properties	228,105
Other	554
Total property and equipment	407,494
Less: accumulated depletion, depreciation and amortization	(1,612)
Net property and equipment	405,882

Total assets	$497,908

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$30,980
Total current liabilities	30,980

Noncurrent liabilities:
Asset retirement obligation	2,212

Partners’ capital	464,716

Total liabilities and partners’ capital	$497,908

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Consolidated Statement of Operations
(in thousands)

August 28, 2019
(Inception) Through
December 31, 2019
Operating Revenues
Crude oil	$3,695
Natural gas and natural gas liquids	163
Total operating revenues	3,858

Operating expenses
Lease operating	1,578
Taxes other than income	188
Exploration and abandonment	33
Depletion, depreciation and amortization	1,612
Accretion	34
General and administrative	6,159
Total operating expenses	9,604

Net loss	$(5,746)

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP

Consolidated Statement of Changes in Partners’ Capital

(in thousands)

	General	Limited	Total
	Partner	Partners’	Partners’
	Capital	Capital	Capital

Balance, August 28, 2019 (Inception)	$-	$-	$-
Cash capital contributions	-	58,081	58,081
Noncash capital contributions	-	326,080	326,080
Step up in basis from contributions	-	86,301	86,301
Net loss	-	(5,746)	(5,746)
Balance, December 31, 2019	$-	$464,716	$464,716

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Consolidated Statement of Cash Flows
(in thousands)

August 28, 2019
(Inception) Through
December 31, 2019
Cash Flows from Operating Activities
Net loss	$(5,746)
Adjustments to reconcile net loss to net cash used in operations:
Exploration and abandonment expense	33
Depletion, depreciation and amortization expense	1,612
Accretion expense	34
Changes in components of working capital
Increase in accounts receivable	(1,355)
Increase in deferred expenses	(88)
Increase in accounts payable and accrued liabilities	3,010
Net cash used in operating activities	(2,500)

Cash flows from Investing Activities
Additions to oil and gas properties	(26,221)
Acquisitions of oil and gas properties	(2,456)
Issuance of notes receivable	(4,193)
Cash used in investing activities	(32,870)

Cash flows from Financing Activities
Contributions from partners	58,081
Cash provided by financing activities	58,081

Net increase in cash and cash equivalents	22,711
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$22,711

Supplemental non-cash investing and financing activities:
Noncash contributions from Limited Partners (see Note 9 for more detail)	$326,080
Step up in basis of oil and gas properties	$86,301
Additions to asset retirement obligations	$196
Additions to oil and gas properties included in accounts payable and accrued liabilities	$25,660

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HPK Energy, LP (the “Partnership” or the “Company”) was formed on August 28, 2019 (Inception), as a Delaware limited partnership between HPK Energy, LLC as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no contractual capital commitments as of December 31, 2019. However, the LPs have combined remaining capital commitments between them totaling approximately $60.2 million from their partners as of December 31, 2019 and it is the intent of the Partnership’s LPs to call capital to be contributed to the Partnership for ongoing operations. A combination of cash and the contribution by LPs of three wholly owned subsidiaries that own and operate oil and gas properties have been contributed to the Partnership as of December 31, 2019. See Note 9 for more details regarding the accounting treatment for the noncash contributions. The GP has no economic interest in the Partnership. The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its recently contributed wholly owned subsidiaries: HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC (“HighPeak Assets II”) and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HPK Energy, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their contribution, acquisition or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash and cash equivalents. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $2.9 million, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and joint interest receivables of $440,000. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to two agreements between the Partnership and Pure Acquisition Corp. (“Pure”), whereby Pure obtained extensions to complete its initial business combination first to February 21, 2020 and subsequently to May 21, 2020, the Partnership made loans totaling $4.2 million to Pure during the period from Inception through December 31, 2019 and loaned an additional $5.2 million through April 2020 per the agreements bringing the total balance subsequent to year end to $9.4 million. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of December 31, 2019, the Partnership had no allowance for doubtful accounts recorded. See additional information regarding Pure in Note 9 to these consolidated financial statements.

Deposits. The Partnership paid $61.5 million to Grenadier Energy Partners II, LLC (“Grenadier”) as a deposit for an acquisition which has not closed as of December 31, 2019 (“Grenadier Acquisition”). See Note 3 for additional information regarding the Grenadier Acquisition. The Grenadier Acquisition is also part of a business combination related to Pure that is discussed in more detail in Note 9 to these consolidated financial statements. In addition, the Partnership has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in the Partnership’s consolidated balance sheet and as charges to other expense in the consolidated statement of operations. The Partnership’s materials and supplies inventory as of December 31, 2019 is $184,000 and the Partnership has not recognized any valuation allowance to date.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of December 31, 2019 totaled approximately $31.0 million, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Revenue recognition. The Partnership follows Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby the Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations.

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had receivables related to contracts with purchasers of approximately $2.8 million.

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statement of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statement of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 tax year remains open to examination.

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits. Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner. The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the period from Inception to December 31, 2019.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During the period from Inception through December 31, 2019, the Partnership spent a total of $2.5 million to acquire primarily undeveloped acreage in and around the Partnership’s other properties for future exploration activities in the Midland Basin.

Grenadier Acquisition. In June 2019, HighPeak Assets II signed a purchase and sale agreement with Grenadier to acquire substantially all the oil and gas assets of Grenadier, effective June 1, 2019, subject to certain customary closing adjustments for a total purchase price of $615.0 million. Since HighPeak Assets II was contributed to the Partnership by HP2, this purchase and sale agreement is now part of the Partnership effective October 1, 2019. The acquisition was originally scheduled to close no later than October 2019 but was extended to February 2020 and then subsequent to December 31, 2019, it was extended again to May 2020. In consideration for the initial extension, the Partnership; (i) released the then existing $30.75 million deposit from escrow and (ii) paid directly to Grenadier an additional $30.75 million, and (iii) agreed to treat the collective sum as a nonrefundable deposit to Grenadier. In consideration for the second extension in February 2020, the Partnership agreed to pay Grenadier an additional $15.0 million that is also nonrefundable but unlike the $61.5 million deposit, will not be credited toward the purchase price. In April 2020, the Partnership terminated the Grenadier Acquisition and accordingly, the $61.5 million deposit as well as the $15.0 million extension payment will be charged to expense in the first quarter of 2020 as discussed further in Note 9 to these consolidated financial statements.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Specifically, the oil and gas properties of one of the subsidiaries contributed to the Partnership by HighPeak Energy II, LP (“HP2”) discussed further and in more detail in Note 9 were measured at the then current estimated fair value using level 3 inputs based upon market conditions in the area. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the period from Inception to December 31, 2019.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense.

Capitalized exploratory well project activity is as follows (in thousands):

Period from
Inception Through
December 31, 2019
Beginning capitalized exploratory well costs	$-
Capitalized exploratory wells pending determination contributed by LPs	9,626
Additions to exploratory well costs pending the determination of proved reserves	43,702
Reclassification due to determination of proved reserves	(41,901)
Exploratory well costs charged to exploration and abandonment expense	-
Ending capitalized exploratory well costs	$11,427

All capitalized exploratory well costs have been capitalized for less than one year based on the date of drilling.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

Period from
Inception Through
December 31, 2019
Beginning asset retirement obligations	$-
Asset retirement obligation assumed in noncash contribution from LPs	1,982
Obligations assumed in acquisitions	27
New wells placed on production	9
Changes in estimate	160
Accretion of discount	34
Ending asset retirement obligations	$2,212

As of December 31, 2019, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheet.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $5.7 million for the period from Inception to December 31, 2019.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 7 – Partnership Capital (continued)

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

Note 9 — Related Party Transactions

Contribution from LPs. Effective October 1, 2019, HighPeak Energy Partners, LP (“HP1”), HP2 and HighPeak Energy Partners III, LP (“HP3” and collectively “HP Partners”) contributed cash and wholly owned subsidiaries, HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC and HighPeak Energy Holdings, LLC to the Partnership in return for limited partnership interest in the Partnership of 57.0%, 43.0% and 0.0%, respectively, valued at estimated current fair market value as of the effective date. For accounting purposes, HP1 is considered the acquirer in the aforementioned business combination and HP1’s assets and liabilities remain at historical cost whereas HP2’s assets and liabilities were adjusted to fair market value. All assets and liabilities approximated fair market value at the date of contribution other than leasehold costs which were stepped-up for accounting purposes based on an analysis of fair market value. The following table shows the results of the business combination and its effects on the Partnerships balance sheet at the effective date (in thousands):

	HP1	HP2	Step-Up	Total

Cash contributed by LPs	$3,000	$24,000	$-	$27,000

Subsidiaries contributed by LPs:
Cash	3,992	480	-	4,472
Accounts receivable and other
Current assets	1,808	371	-	2,179
Deposit on acquisition	-	61,500	-	61,500
Net property and equipment	100,979	173,820	86,301	361,100
Total Assets	$109,779	$260,171	$86,301	$456,251

Accounts payable and
Accrued liabilities	7,998	2,418	-	10,416
Asset retirement obligations	623	1,359	-	1,982

Limited Partners’ capital	101,158	256,394	86,301	443,853
Total liabilities and partners’ capital	$109,779	$260,171	$86,301	$456,251

Subsequent to the business combination shown in the table above, HP1 contributed an additional $805,000 and HP2 contributed an additional $25.8 million in cash to the Partnership. Therefore, as of December 31, 2019, HP1 and HP2 owned 55.3% and 44.7%, respectively.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions (continued)

Pure Business Combination. As previously discussed, the Grenadier Acquisition was terminated in April 2020. However, Pure and the Partnership have entered into a new business combination agreement whereby Pure will combine with HPK LP which is scheduled to close no later than August 2020 based on the extension that is currently being sought from Pure stockholders that is anticipated to be approved at the stockholder meeting scheduled on May 15, 2020. To close the transaction, the Partnership has entered into several agreements whereby the business combination will be closed between the Partnership, Pure, HP1, and HP2 (“Pure Business Combination”). HP1, HP2 and HP3 have agreed to contribute their interests in the Partnership and its wholly owned subsidiaries to a newly formed entity, HighPeak Energy, Inc (“HighPeak Energy”) in return for publicly traded common stock of HighPeak Energy. HighPeak Energy is raising additional equity and potentially debt to complete the business combination with all parties involved. If the business combination is not consummated by August 21, 2020, the Partnership could end up charging up to an additional approximately $12 million to expense, including notes receivable plus additional legal and other expenses.

General and Administrative Expenses. The GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. During the period from Inception to December 31, 2019, the Partnership paid $1.6 million to the Management Company for such services included in general and administrative expenses.

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues during the period from Inception to December 31, 2019 are as follows:

August 28, 2019
(Inception) Through
December 31, 2019
Enlink Crude Purchasing, LLC	67%
Sunoco Partners Marketing & Terminals, LP	21%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. As storage capacity becomes fully subscribed, possibly by the end of May 2020, the Partnership may be forced to curtail some portion or all of the estimated future production. In response to these matters, the Partnership has voluntarily shut-in as much production as it can beginning in late April only producing those wells where it is cost prohibitive to shut-in or to hold leases and has reduced its planned capital expenditures for 2020 by ceasing all drilling and completion activities temporarily until prices recover somewhat. Therefore, while we expect these matters to negatively impact our short-term results, including our revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

Capital Contributions. In February 2020 and March 2020, HP2 contributed additional capital of $33.0 million and $21.0 million, respectively, to the Partnership. HP1 and HP2’s ownership after these capital contributions are approximately 51.9% and 48.1%, respectively.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 12 – Subsequent Events (continued)

Pure Extension. In February 2020, Pure shareholders voted to extend the date whereby they must complete their initial business combination to May 21, 2020. In connection with the extension, the Partnership paid Grenadier an additional non-refundable $15.0 million subsequent to yearend. In May 2020, Pure has a scheduled stockholder meeting to be held on May 15, 2020 whereby it is anticipated that another extension to August 21, 2020 will be approved to complete Pure’s initial business combination as discussed in Note 9 above.

Notes Receivable. Subsequent to year end, the Partnership funded an additional $5.2 million in loans to Pure pursuant to the extension agreements discussed in Note 2 for Pure to complete its initial business combination to May 21, 2020 bringing the total Notes Receivable outstanding to $9.4 million. In addition, as a part of the extension to August 21, 2020, the Partnership has agreed to fund an additional $1.1 million in notes receivable through August 2020.

General and Administrative Expenses. Subsequent to year end, the Partnership has paid to the Management Company $5.0 million for the estimated general and administrative expenses for the first half of 2020.

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited)

Net Capitalized Costs

The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depletion (in thousands):

December 31,
2019
Proved properties	$178,835
Unproved properties	228,105
Other	554
Total capitalized costs	407,494
Less: accumulated depletion	(1,612)
Net capitalized costs	$405,882

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil, natural gas and NGLs property acquisition, development and exploratory activities (in thousands):

Period From
Inception to
December 31,
2019
Acquisition costs:
Proved properties	$83
Unproved properties	2,373
Total acquisition costs	2,456
Exploration costs	43,731
Development costs	41
Oil and gas expenditures	46,228
Asset retirement obligations, net	199
$46,427

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Results of Operations for Oil, Natural Gas and NGLs Producing Activities

The following table reflects the Partnership’s results of operations for oil, natural gas and natural gas liquids producing activities (in thousands):

Period From
Inception to
December 31,
2019
Oil, natural gas and natural gas sales, net	$3,858
Lease operating expenses	1,578
Taxes other than income	188
Exploration and abandonment expense	33
Depletion, depreciation and amortization expense	1,612
Accretion of asset retirement obligations	34
Results of operations from oil and gas producing activities	$413

Oil, Natural Gas and NGLs Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. The prices used in computing the Partnership’s reserves as of December 31, 2019 were as follows: (i) oil - $50.57 per barrel, (ii) natural gas - $0.10 per MMBtu, and (iii) NGLs - $21.17 per barrel.

The proved reserve estimates as of December 31, 2019 were prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), independent reserve engineers, and reflect the Partnership’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Partnership’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Partnership’s reserve estimates are inherently imprecise.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties the Partnership owns declines as reserves are depleted. Except to the extent the Partnership conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Partnership’s proved reserves will decline as reserves are produced.

The following table reflects changes in proved reserves during the periods indicated:

	Crude Oil	Natural Gas	NGLs	Total
	(MBbls)	(MMcf)	(MBbls)	(MBoe)
Proved reserves at Inception	-	-	-	-
Contributions from HP1 and HP2	3,808	1,319	300	4,328
Extensions and discoveries	5,413	2,528	759	6,593
Revisions of previous estimates	217	887	290	655
Production	(66)	(80)	-	(79)
Proved reserves at December 31, 2019	9,372	4,654	1,349	11,497

At December 31, 2019, the Partnership had approximately 11,497 MBoe of proved reserves. Effective October 1, 2019, the contributions of subsidiaries to the Partnership included proved reserves totaling 4,328 MBoe. For the period from Inception to December 31, 2019, extensions and discoveries increased proved reserves by 6,593 MBoe as a result of: (i) drilling or participating in the drilling of 2 gross (1.8 net) exploratory wells that were on production as of December 31, 2019, (ii) 5 gross (5.0 net) exploratory wells that were being drilled or pending completion as of December 31, 2019, and (iii) the addition of 13 gross (4.4 net) proved undeveloped properties (“PUDs”). Revisions of previous estimates of 655 MBoe for the period from Inception to December 31, 2019 were primarily the result of: (i) negative revisions totaling approximately 80 MBoe due to reductions in pricing and increases in pricing differentials, (ii) negative revisions of approximately 54 MBoe primarily due to increased forecasted operating expenses, and (iii) positive revisions of 789 MBoe due to improvements in well performance attributable to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs. The net increase in proved reserves was offset by 79 MBoe in production during the period from Inception to December 31, 2019. The Partnership’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries and rates of return.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table sets forth the Partnership’s estimated quantities of proved developed and proved undeveloped oil, natural gas and natural gas liquid reserves:

December 31, 2019
Proved Developed Reserves (1)
Oil (MBbls)	4,091
Natural gas (MMcf)	1,952
Natural gas liquids (MBbls)	548
Total (MBoe)	4,964
Proved Undeveloped Reserves
Oil (MBbls)	5,281
Natural gas (MMcf)	2,702
Natural gas liquids (MBbls)	801
Total (MBoe)	6,533
Total Proved Reserves
Oil (MBbls)	9,372
Natural gas (MMcf)	4,654
Natural gas liquids (MBbls)	1,349
Total (MBoe)	11,497

(1)	As of December 31, 2019, proved developed reserves includes proved developed non-producing reserves of 3,101 MBbls of crude oil, 1,454 MMcf of natural gas and 447 MBbls of natural gas liquids.

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Partnership’s standardized measure of discounted future net cash flows relating from its proved crude oil, natural gas and natural gas liquids reserves:

December 31, 2019
Future cash inflows	$502,961
Future production costs	(127,897)
Future development costs	(78,360)
Future income tax expense (1)	(2,640)
Future net cash flows	294,064
Discount to present value at 10% annual rate	(154,043)
Standardized measure of discounted future net cash flows	$140,021

(1)

The Partnership has elected to be treated as a partnership for tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Future income tax expense”.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Partnership’s proved reserves:

Period from Inception to December 31, 2019
Standardized measure of discounted future net cash flows at Inception	$-
Contributions from HP1 and HP2	41,752
Sales of oil and natural gas, net of production costs	(2,092)
Extensions and discoveries, net of future development costs	85,626
Net changes in prices and production costs	(6,755)
Changes in estimated future development costs	9,477
Revisions of previous quantity estimates	8,232
Previously estimated development costs incurred	6
Accretion of discount	831
Net change in income taxes (1)	(857)
Net changes in timing of production and other	3,801
Standardized measure of discounted future net cash flows at December 31, 2019	$140,021

(1)

The Partnership has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Net change in income taxes”.

Report of Independent Registered Public Accounting Firm

To the Partners of

HighPeak Energy, LP and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HighPeak Energy, LP and subsidiaries (the “Partnership”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Partnership’s auditor since 2017.

Fort Worth, Texas

May 13, 2020

HighPeak Energy, LP
Consolidated Balance Sheets
(in thousands)

	December 31
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$-	$894
Accounts receivable	-	3,062
Total current assets	-	3,956

Property and equipment, at cost – successful efforts method:
Proved properties	-	43,336
Unproved properties	-	39,782
Other	-	8
Total property and equipment	-	83,126
Less: accumulated depletion, depreciation and amortization	-	(887)
Net property and equipment	-	82,239

Noncurrent assets:
Investment in affiliates	252,581	-
Other noncurrent assets	-	50
Total noncurrent assets	252,581	50

Total assets	$252,581	$86,245

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$-	$1,668
Total current liabilities	-	1,668

Noncurrent liabilities:
Asset retirement obligation	-	520

Partners’ capital	252,581	84,057

Total liabilities and partners’ capital	$252,581	$86,245

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP
Consolidated Statements of Operations
(in thousands)

	For the Year Ended December 31,
	2019	2018	2017
Operating Revenues
Crude oil	$4,154	$1,299	5
Natural gas and natural gas liquids	103	93	-
Total operating revenues	4,257	1,392	5

Operating expenses
Lease operating	1,794	936	2
Taxes other than income	261	69	1
Exploration and abandonment	2,817	695	-
Depletion, depreciation and amortization	2,657	886	2
Accretion	38	25	-
General and administrative	2,523	4,769	1,680
Total operating expenses	10,090	7,380	1,685

Operating loss	(5,833)	(5,988)	(1,680)

Other income (expense)
Equity in loss of affiliate	(3,175)	-	-

Net loss	$(9,008)	$(5,988)	$(1,680)

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP

Consolidated Statements of Changes in Partners’ Capital

(in thousands)

	General Partner Capital	Limited Partners’ Capital	Total Partners’ Capital

Balance, January 1, 2017	$-	$-	$-
Capital contributions	329	32,597	32,926
Net loss	(17)	(1,663)	(1,680)
Balance, December 31, 2017	312	30,934	31,246
Capital contributions	588	58,211	58,799
Net loss	(60)	(5,928)	(5,988)
Balance, December 31, 2018	840	83,217	84,057
Capital contributions	237	23,501	23,738
Equity adjustment from investment in affiliate	1,537	152,257	153,794
Net loss	(90)	(8,918)	(9,008)
Balance, December 31, 2019	$2,524	$250,057	$252,581

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities
Net loss	$(9,008)	$(5,988)	$(1,680)
Adjustments to reconcile net loss to net cash used in operations:
Exploration and abandonment expense	2,817	695	-
Depletion, depreciation and amortization	2,657	886	2
Accretion expense	38	25	-
Equity in loss of affiliate	3,175	-	-
Changes in components of working capital
Decrease (increase) in accounts receivable	1,425	(959)	(2,103)
Increase in other assets	(121)	(25)	-
Increase in accounts payable and accrued liabilities	745	694	-
Net cash provided by (used in) operating activities	1,728	(4,672)	(3,781)

Cash flows from Investing Activities
Additions to oil and gas properties	(9,124)	(9,003)	-
Acquisitions of oil and gas properties	(9,440)	(45,652)	(27,723)
Investments in affiliates	(7,796)	-	-
Cash used in investing activities	(26,360)	(54,655)	(27,723)

Cash flows from Financing Activities
Contributions from partners	23,738	58,799	32,926
Cash provided by financing activities	23,738	58,799	32,926

Net increase (decrease) in cash and cash equivalents	(894)	(528)	1,422
Cash and cash equivalents, beginning of period	894	1,422	-
Cash and cash equivalents, end of period	$-	$894	$1,422

Supplemental non-cash investing and financing activities:
Assets contributed to affiliate investment	$94,166	-	$-
Equity adjustment from investment in affiliate	$153,794	$-	$-
Additions to asset retirement obligations	$116	$462	$33
Additions to oil and gas properties included in accounts payable and accrued liabilities	$-	$977	$2,645

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy, LP (the “Partnership” or the “Company”) was formed on June 30, 2014, as a Delaware limited partnership between HighPeak Energy GP, LP as the General Partner (the “GP”) and the sole limited partner, HighPeak Energy Partners, LP (the “LP”) pursuant to an Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership had no activity until 2017. The Partnership has no capital commitments and is funded by its LP, which has capital commitments totaling $151.0 million as of December 31, 2019, of which $145.0 million has been contributed by its partners. The Partnership conducts business primarily through its wholly owned subsidiaries: HighPeak Energy Assets, LLC, and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HighPeak Energy Partners, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their acquisition or formation until the date of their contribution to HPK Energy, LP (“HPK LP”). See Note 9 for more information regarding the contribution to HPK LP. All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior period amounts to conform to current period’s presentation.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash, cash equivalents and restricted cash. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of joint interest receivables, oil and gas sales receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership has no accounts receivables. As of December 31, 2018, the Partnership’s accounts receivables primarily consist of amounts due from joint interest owners of $2.2 million, due from the sale of crude oil, natural gas and natural gas liquids of $636,000, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and amounts due from affiliated companies of $220,000. As of December 31, 2018, the Partnership had no allowance for doubtful accounts recorded. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheets following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Partnership has recognized no impairments to date.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Two of the Partnership’s wholly owned subsidiaries which held its oil and gas properties were contributed to HPK LP effective October 1, 2019 and as such, the Partnership no longer has any direct ownership in oil and gas properties as of December 31, 2019. See Note 9 for additional information regarding the contribution to HPK LP.

Investment in affiliates. The Partnership has an investment in HPK LP as of December 31, 2019 of $252.6 million which it accounts for using the equity method. The Partnership’s share of HPK LP’s loss for 2019 was $3.2 million.

Accounts payable and accrued liabilities. The Partnership has no accounts payable and accrued liabilities as of December 31, 2019. Accounts payable includes amounts payable for executed leasehold acquisitions of $977,000 at December 31, 2018.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. On January 1, 2019, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Partnership’s reported net income (loss), cash flows from operations or statement of changes in partners’ capital.

The Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations. Prior to the adoption of ASC 606, the Partnership recorded oil and natural gas revenues at the time the physical transfer of such products to the purchaser, which for the Partnership is primarily at the wellhead. The Partnership followed the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Partnership’s actual proceeds from the oil and natural gas sold to purchasers.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had no receivables related to contracts with purchasers. The impact of the adoption of ASC 606 was not significant to current period results as compared to the previous revenue recognition standard, ASC Topic 605, “Revenue Recognition” (“ASC 605”).

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statements of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service ("IRS"). The 2019, 2018 and 2017 tax years remain open to examination.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate incurring any Texas Margin Tax for the years ended December 31, 2019 and 2018.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During 2019, 2018 and 2017, the Partnership invested a total of $9.4 million, $45.7 million and $30.3 million, respectively, to acquire primarily undeveloped acreage for future exploration activities in the Midland Basin. The acquisitions included various legacy vertical producing properties with nominal value. The purchase price was allocated 100% to undeveloped acreage and accounted for as an asset acquisition.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements (continued)

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019, 2018 or 2017.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the years ended December 31, 2019, 2018 and 2017.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019 and 2018, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense. For the years ended December 31, 2019, 2018 and 2017, the Partnership recognized no impairments.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Beginning asset retirement obligations	$520	$33	$-
Liability incurred upon acquiring or drilling wells	116	462	33
Liability contributed to HPK LP	(623)	-	-
Liabilities settled	(51)	-	-
Accretion of discount	38	25	-
Ending asset retirement obligations	$-	$520	$33

As of December 31, 2018, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheets.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the GP and LPs in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $9.0 million, $6.0 million and $1.7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all cash proceeds attributable to the disposition of investments, net of expenses) are distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

Contingencies. The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

Note 9 — Related Party Transactions

Investment in HPK LP. As of December 31, 2019, the Partnership has an investment in affiliates of $252.6 million in HPK LP. Effective October 1, 2019, the Partnership entered into a contribution agreement with HPK LP to contribute 100% of the membership interest in wholly owned subsidiaries, HighPeak Energy Assets, LLC and HighPeak Energy Holdings, LLC to HPK LP in exchange for a limited partner interest in HPK LP. Also effective on October 1, 2019, the Partnership contributed an additional $3 million in cash to HPK LP. Concurrent with the Partnership’s contribution to HPK LP, HighPeak Energy II, LP (“HighPeak II”) also contributed 100% of the membership interest in its wholly owned subsidiary, HighPeak Energy Assets II, LLC and cash to HPK LP in exchange for a limited partner interest in HPK LP (together with the Partnership’s contribution, the “HPK LP Business Combination”). The Partnership’s assets and HighPeak II’s assets contributed to HPK LP purely for ownership in HPK LP purposes were valued at estimated market value as of October 1, 2019 to determine their respective ownership in HPK LP.

The effect of the contribution agreement on the Partnership’s balance sheet was as follows (in thousands):

Investment in affiliates	$98,158

Cash	(3,992)
Accounts receivable and other current assets	(1,758)
Net property and equipment	(100,979)
Other noncurrent assets	(50)
Accounts payable and accrued liabilities	7,998
Asset retirement obligations	623

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions (continued)

Investment in HPK LP activity is as follows for the year ended December 31, 2019 (in thousands):

Beginning investment in HPK LP	$-
Noncash contribution of assets (subsidiaries)	94,166
Equity adjustment from investment in affiliate	153,794
Cash contributions (including $4.0 million from subsidiaries contributed)	7,796
Equity in loss of HPK LP	(3,175)

Ending investment in HPK LP	$252,581

In accordance with US GAAP, the Partnership was deemed to be the accounting acquirer in the HPK LP Business Combination causing its assets to be contributed to HPK LP at cost for accounting purposes. Also in accordance with GAAP, HighPeak II’s assets were contributed to HPK LP at estimated fair value for accounting purposes. As a consequence, the $153.8 million equity adjustment above resulted from the Partnership’s proportionate share of HPK LP’s beginning net equity compared to what it would have been under the cost method.

General and administrative expenses. The LP and its GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $2.5 million., $4.8 million and $1.7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues in at least one of the two years ended December 31, 2019 are as follows:

	Year Ended December 31,
	2019	2018	2017
Enlink Crude Purchasing, LLC	82%	37%
Sunoco Partners Marketing & Terminals, LP	16%	57%
Western Chief Oil & Gas Company			100%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. Therefore, while we expect these matters to negatively impact the short-term results of HPK LP, including its revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited)

Net Capitalized Costs

The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depletion (in thousands):

	As of December 31,
	2019	2018
Proved properties	$-	$43,336
Unproved properties	-	39,782
Other	-	8
Total capitalized costs	-	83,126
Less: accumulated depletion	-	(887)
Net capitalized costs	$-	82,239

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil, natural gas and NGLs property acquisition, development and exploratory activities (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Acquisition costs:
Proved properties	$4,552	$881	$121
Unproved properties	3,915	40,162	30,223
Total acquisition costs	8,467	41,043	30,344
Exploration costs	15,618	8,789	-
Development costs	14	150	-
Oil and gas expenditures	24,099	49,982	30,344
Asset retirement obligations, net	116	462	33
	$24,215	$50,444	$30,377

Results of Operations for Oil, Natural Gas and NGLs Producing Activities

The following table reflects the Partnership’s results of operations for oil, natural gas and natural gas liquids producing activities (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Oil, natural gas and natural gas sales, net	$4,257	$1,392	$5
Lease operating expenses	1,794	936	2
Taxes other than income	261	69	1
Exploration and abandonment expense	2,817	695	-
Depletion, depreciation and amortization expense	2,657	886	2
Accretion of asset retirement obligations	38	25	-
Results of operations from oil and gas producing activities	$(3,310)	$(1,219)	$-

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Oil, Natural Gas and NGLs Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. The prices used in computing the Partnership’s reserves as of December 31, 2018 were as follows: (i) oil - $58.52 per barrel, (ii) natural gas - $1.73 per MMBtu, and (iii) NGLs - $24.91 per barrel. The Partnership had no reserves as of December 31, 2019 due to the contribution to HPK LP. Also, the Partnership did not have any significant reserves as of December 31, 2017 and thus did not produce a reserve report.

The proved reserve estimates as of December 31, 2018 were prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), independent reserve engineers, and reflect the Partnership’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Partnership’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Partnership’s reserve estimates are inherently imprecise.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties the Partnership owns declines as reserves are depleted. Except to the extent the Partnership conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Partnership’s proved reserves will decline as reserves are produced.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table reflects changes in proved reserves during the periods indicated:

	Crude Oil	Natural Gas	NGLs	Total
	(MBbls)	(MMcf)	(MBbls)	(MBoe)
Proved reserves at December 31, 2017	-	-	-	-
Purchases of minerals in place	63	74	14	89
Extensions and discoveries	2,876	752	211	3,213
Production	(25)	(17)	(3)	(31)
Proved reserves at December 31, 2018	2,914	809	222	3,271
Contribution to HPK LP	(2,835)	(750)	(222)	(3,182)
Production	(79)	(59)	-	(89)
Proved reserves at December 31, 2019	-	-	-	-

At December 31, 2019, the Partnership had no proved reserves due to the contribution of subsidiaries to HPK LP effective October 1, 2019, which reduced proved reserves by 3,182 MBoe. Proved reserves were also decreased by 89 MBoe in production during the year ended December 31, 2019.

At December 31, 2018, the Partnership had approximately 3,271 MBoe of proved reserves. For the year ended December 31, 2018, extensions and discoveries increased proved reserves by 3,213 MBoe as a result of: (i) drilling of 1 gross (0.6 net) exploratory wells that were on production as of December 31, 2018, and (ii) the addition of 6 gross (4.2 net) proved undeveloped properties (“PUDs”). In addition, the Partnership acquired an additional 89 MBoe in proved reserves during the year ended December 31, 2019 in the legacy vertical production they purchased as part of a larger undeveloped acreage purchase. The net increase in proved reserves was partially offset by 31 MBoe in production during the year ended December 31, 2018.

The following table sets forth the Partnership’s estimated quantities of proved developed and proved undeveloped oil, natural gas and natural gas liquid reserves:

	As of December 31,
	2019	2018
Proved Developed Reserves
Oil (MBbls)	-	375
Natural gas (MMcf)	-	137
Natural gas liquids (MBbls)	-	33
Total (MBoe)	-	431
Proved Undeveloped Reserves
Oil (MBbls)	-	2,539
Natural gas (MMcf)	-	672
Natural gas liquids (MBbls)	-	189
Total (MBoe)	-	2,840
Total Proved Reserves
Oil (MBbls)	-	2,914
Natural gas (MMcf)	-	809
Natural gas liquids (MBbls)	-	222
Total (MBoe)	-	3,271

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Partnership’s standardized measure of discounted future net cash flows relating from its proved crude oil, natural gas and natural gas liquids reserves:

	As of December 31,
	2019	2018
Future cash inflows	$-	$177,462
Future production costs	-	(57,459)
Future development costs	-	(40,127)
Future income tax expense (1)	-	(932)
Future net cash flows	-	78,944
Discount to present value at 10% annual rate	-	(47,826)
Standardized measure of discounted future net cash flows	$-	$31,118

(1)

The Partnership has elected to be treated as a partnership for tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Future income tax expense”.

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Partnership’s proved reserves:

	For the Years Ended December 31,
	2019	2018
Standardized measure of discounted future net cash flows, beginning of period	$31,118	-
Contribution to HPK LP	(31,250)	-
Sales of oil and natural gas, net of production costs	(2,202)	(386)
Extensions and discoveries, net of future development costs	-	31,456
Purchases of minerals in place	-	492
Accretion of discount	2,334	-
Net change in income taxes (1)	-	(450)
Net changes in timing of production and other	-	6
Standardized measure of discounted future net cash flows, end of period	$-	$31,118

(1)

The Partnership has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Net change in income taxes”.

Independent Auditor’s Report

To the Partners of

HighPeak Energy II, LP and Subsidiaries

We have audited the accompanying consolidated financial statements of HighPeak Energy II, LP and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year ended December 31, 2019 and the period from inception (March 23, 2018) through December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HighPeak Energy II, LP and Subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the year ended December 31, 2019 and the period from inception (March 23, 2018) through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

May 13, 2020

HighPeak Energy II, LP
Consolidated Balance Sheets
(in thousands)

	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$-	$645
Accounts receivable	-	184
Total current assets	-	829

Property and equipment, at cost – successful efforts method:
Proved properties	-	1,446
Unproved properties	-	40,717
Total property and equipment	-	42,163
Less: accumulated depletion, depreciation and amortization	-	(94)
Net property and equipment	-	42,069

Noncurrent assets:
Investment in affiliates	212,135	-

Total assets	$212,135	$42,898

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$-	$13,745
Total current liabilities	-	13,745

Noncurrent liabilities:
Asset retirement obligation	-	1,166

Partners’ capital	212,135	27,987

Total liabilities and partners’ capital	$212,135	$42,898

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Operations
(in thousands)

		March 23, 2018
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Operating Revenues
Crude oil	$719	$110
Natural gas and natural gas liquids	223	92
Total operating revenues	942	202

Operating expenses
Lease operating	1,190	206
Taxes other than income	59	20
Exploration and abandonment	756	-
Depletion, depreciation and amortization	650	94
Abandoned project	1,122	-
Accretion	86	15
General and administrative	2,891	252
Total operating expenses	6,754	587

Operating loss	(5,812)	(385)

Other income (expense)
Interest income	107	-
Gain on contribution to affiliate	86,301	-
Equity in loss of affiliate	(2,571)	-
Total other income (expense)	83,837	-

Net income (loss)	$78,025	$(385)

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Changes in Partners’ Capital
(in thousands)

	General	Limited	Total
	Partner	Partners’	Partners’
	Capital	Capital	Capital

Balance, March 23, 2018 (Inception)	$-	$-	$-
Capital contributions	284	28,088	28,372
Net loss	(4)	(381)	(385)
Balance, December 31, 2018	280	27,707	27,987
Capital contributions	2,599	257,318	259,917
Equity adjustment from contribution to affiliate	(1,538)	(152,256)	(153,794)
Net income	780	77,245	78,025
Balance, December 31, 2019	$2,121	$210,014	$212,135

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Cash Flow
(in thousands)

		March 23, 2018
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Cash Flows from Operating Activities
Net income (loss)	$78,025	$(385)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Exploration and abandonment expense	756	-
Depletion, depreciation and amortization	650	94
Accretion expense	86	15
Gain on contribution to affiliate	(86,301)	-
Equity in loss of affiliate	2,571	-

Changes in components of working capital
Increase in accounts receivable	(187)	(184)
Decrease in accounts payable and accrued liabilities	413	462
Net cash (used in) provided by operating activities	(3,987)	2

Cash flows from Investing Activities
Investment in affiliates	(50,285)	-
Acquisitions of oil and gas properties	(141,930)	(27,729)
Additions to oil and gas properties	(2,860)	-
Deposit on acquisition	(61,500)	-
Cash used in investing activities	(256,575)	(27,729)

Cash flows from Financing Activities
Contributions from partners	259,917	28,372
Cash provided by financing activities	259,917	28,372

Net increase in cash, cash equivalents and restricted cash	(645)	645
Cash, cash equivalents and restricted cash, beginning of period	645	-
Cash, cash equivalents and restricted cash, end of period	$-	$645

Supplemental non-cash investing and financing activities:
Additions to oil and gas properties included in accounts payable and accrued liabilities	$-	$13,283
Additions to investment in affiliates	$231,914	$-
Equity adjustment from contribution to affiliate	$153,794	$-
Additions to asset retirement obligations	$107	$1,151

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy II, LP (the “Partnership” or the “Company”) was formed on March 23, 2018 (Inception), as a Delaware limited partnership between HighPeak Energy GP II, LP as the General Partner (the “GP”) and the sole limited partner, HighPeak Energy Partners II, LP (the “LP”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no capital commitments and is funded by its LP, which has capital commitments totaling $384.9 as of December 31, 2019, of which $327.0 million has been contributed by its partners excluding $3.7 million contributed by LPs that are considered prepaid subscriptions as of December 31, 2019. The Partnership conducts business primarily through its wholly owned subsidiaries: HighPeak Energy II, LP and HighPeak Energy Assets II, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HighPeak Energy II, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Midland Basin.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their acquisition or formation until the date of their contribution to HPK Energy, LP (“HPK LP”). See Note 9 for more information regarding the contribution to HPK LP. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash, cash equivalents and restricted cash. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership had no accounts receivable. As of December 31, 2018, the Partnership’s accounts receivables totaled $184,000. The Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and amounts due from affiliated companies and other third parties. As of December 31, 2018, the Partnership had no allowance for doubtful accounts recorded. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheets following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Partnership has recognized no impairments to date.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

One of the Partnership’s wholly owned subsidiaries which held its oil and gas properties was contributed to HPK LP effective October 1, 2019 and as such, the Partnership no longer has any direct ownership in oil and gas properties as of December 31, 2019. See Note 9 for additional information regarding the contribution to HPK LP.

Investment in affiliates. The Partnership has an investment in HPK LP as of December 31, 2019 of $212.1 million which it accounts for using the equity method. The Partnership’s share of HPK LP’s loss for 2019 was $2.6 million.

Accounts payable and accrued liabilities. The Partnership has no accounts payable and accrued liabilities as of December 31, 2019. Accounts payable includes amounts payable for executed leasehold acquisitions of $13.3 million at December 31, 2018.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. On January 1, 2019, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Partnership’s reported net income (loss), cash flows from operations or statement of changes in partners’ capital.

The Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations. Prior to the adoption of ASC 606, the Partnership recorded oil and natural gas revenues at the time the physical transfer of such products to the purchaser, which for the Partnership is primarily at the wellhead. The Partnership followed the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Partnership’s actual proceeds from the oil and natural gas sold to purchasers.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had no receivables related to contracts with purchasers. The impact of the adoption of ASC 606 was not significant to current period results as compared to the previous revenue recognition standard, ASC Topic 605, “Revenue Recognition” (“ASC 605”).

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statements of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Organization costs. Organization costs have been expensed as incurred. General and administrative expenses include $440,000 and $242,000 of organization costs for the year ended December 31, 2019 and the period from Inception to December 31, 2018, respectively.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 and 2018 tax years remain open to examination.

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate incurring any Texas Margin Tax for the year ended December 31, 2019 or the period from Inception to December 31, 2018.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During 2019 and 2018, the Partnership invested a total of $141.9 million and $27.7 million, respectively, to acquire primarily undeveloped acreage for future exploration activities in the Midland Basin. The 2019 acquisitions include one recently completed producing horizontal well and several proved undeveloped horizontal locations as well as various legacy vertical producing properties with nominal value. As such, the purchase prices were allocated primarily to undeveloped acreage, with approximately $22.1 million being allocated to proved properties. The 2018 acquisitions include various legacy vertical producing properties with nominal value and 100% of the purchase prices were allocated to undeveloped acreage. All acquisitions were accounted for as asset acquisitions.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements (continued)

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019 or 2018.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the year ended December 31, 2019 or the period from Inception to December 31, 2018.

The Partnership has other financial instruments consisting primarily of cash equivalents, payables and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019 and 2018, management has concluded there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense. For the year ended December 31, 2019 and the period from Inception to December 31, 2018, the Partnership recognized no impairments.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

		Period from
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Beginning asset retirement obligations	$1,166	$-
Liability incurred upon acquiring or drilling wells	107	1,151
Liability contributed to HPK LP	(1,359)	-
Accretion of discount	86	15
Ending asset retirement obligations	$-	$1,166

As of December 31, 2018, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheets.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the GP and LPs in proportion to their capital commitments to the Partnership. The Partnership realized net income of $78.0 million for the year ended December 31, 2019 and a net loss of $385,000 for the period from Inception to December 31, 2018.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) are distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions

Investment in HPK LP. Effective on October 1, 2019, the Partnership entered into a contribution agreement with HPK LP to contribute 100% of the membership interest in the wholly owned subsidiary, HighPeak Energy Assets II, LLC to HPK LP in exchange for a limited partner interest in HPK LP. Also effective on October 1, 2019 and on December 31, 2019, the Partnership contributed $24 million and $25 million, respectively, in cash to HPK LP. Concurrent with the Partnership’s contribution to HPK LP, HighPeak Energy, LP (“HighPeak I”) also contributed 100% of the membership interests its wholly owned subsidiaries, HighPeak Energy Assets, LLC and HighPeak Energy Holdings, LLC and cash to HPK LP in exchange for a limited partner interest in HPK LP (together with the Partnership’s contribution, the “HPK LP Business Combination”). The Partnership’s assets and HighPeak I’s assets contributed to HPK LP were valued at estimated fair market value as of October 1, 2019 to determine their respective ownership interests in HPK LP.

The effect of the contribution agreement on the Partnership’s balance sheet was as follows (in thousands):

Investment in affiliates	$232,394

Cash	(480)
Accounts receivable and other current assets	(371)
Net property and equipment	(173,820)
Deposit on acquisition	(61,500)
Accounts payable and accrued liabilities	2,418
Asset retirement obligations	1,359

Investment in HPK LP activity is as follows for the year ended December 31, 2019:

Beginning investment in HPK LP	$-
Noncash contribution of assets (subsidiaries)	231,914
Gain recognized related to step up in basis to estimated fair value	86,301
Cash contributions (including $480,000 from subsidiaries contributed)	50,285
Equity adjustment from contribution to affiliate	(153,794)
Equity in loss of HPK LP Ending investment in HPK LP	(2,571)
$212,135

In accordance with US GAAP, HighPeak I was deemed to be the accounting acquirer in the HPK LP Business Combination causing its assets to be contributed to HPK LP at cost for accounting purposes. Also in accordance with US GAAP, the Partnership’s assets were contributed to HPK LP at estimated fair value for accounting purposes. As a consequence, the Partnership recognized an adjustment to equity of $153.8 million which is the difference between the original amount recorded to investment in affiliates for its contribution of its wholly owned subsidiary to HPK LP in exchange for HPK LP limited partnership units at cost and the Partnership’s proportionate share of the underlying net equity of HPK LP.

General and administrative expenses. The LP and its GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $2.2 million and $252,000 for the year ended December 31, 2019 and the period from Inception to December 31, 2018, respectively.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues in at least one of the year ended December 31, 2019 and the period from Inception through December 31, 2018 are as follows:

		Period from
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Enlink Crude Purchasing, LLC	42%
Whiting Petroleum Corporation	24%
BML, Inc	16%	46%
Sunoco Partners Marketing & Terminals, LP	10%
DCP Operating Company, LP		54%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties (continued)

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. Therefore, while we expect these matters to negatively impact the short-term results of HPK LP, including its revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

Investment in HPK LP. In February 2020 and March 2020, the Partnership’s LP made capital contributions to HPK LP totaling $33.0 million and $21.0 million, respectively, on behalf of the Partnership and considered a capital contribution to the Partnership.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

PURE ACQUISITION CORP.,

HIGHPEAK ENERGY, INC.,

PURE ACQUISITION MERGER SUB, INC.,

HIGHPEAK ENERGY, LP,

HIGHPEAK ENERGY II, LP,

HIGHPEAK ENERGY III, LP,

HPK ENERGY, LLC,

and, solely for limited purposes specified herein,

HIGHPEAK ENERGY MANAGEMENT, LLC

Dated as of May 4, 2020

Page

ARTICLE I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II MERGER		15
2.1	The Merger	15
2.2	Merger Effective Time	15
2.3	Certificate of Incorporation and Bylaws of the Surviving Corporation	15
2.4	Directors and Officers of the Surviving Corporation	15
2.5	Effect of the Merger	16
2.6	Effect of Merger on Capital Stock and Parent Warrants	16
2.7	Exchange of Securities	18
2.8	Taking of Necessary Action; Further Action	21
ARTICLE III THE BUSINESS COMBINATION		21
3.1	Contribution	21
3.2	Consideration Adjustment	21
3.3	Closing	25
3.4	Deliveries and Actions at Closing	25
3.5	Legend	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR		28
4.1	Organization, Standing and Power	28
4.2	Authority; No Violations; Consents and Approvals	28
4.3	Governmental Consents	29
4.4	Ownership of the Transferred Interests	30
4.5	Brokers	30
4.6	Accredited Investor; Investment Intent	30
4.7	No Additional Representations	30
ARTICLE V REPRESENTATIONS AND WARRANTIES related to the highpeak entities		31
5.1	Organization, Standing and Power	31
5.2	Capitalization	31
5.3	No Violations; Consents and Approvals	32
5.4	Governmental Consents	32
5.5	Financial Statements	33
5.6	Absence of Certain Changes or Events	33
5.7	No Undisclosed Material Liabilities	33
5.8	HighPeak Permits; Compliance with Applicable Law	34
5.9	Litigation	34
5.10	Compensation; Benefits	34
5.11	Labor Matters	35

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5.12	Taxes	36
5.13	Oil and Gas Matters	37
5.14	Environmental Matters	40
5.15	Material Contracts	40
5.16	Insurance	42
5.17	Brokers	43
5.18	Information Supplied	43
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THECOMPANY AND MERGER SUB		43
6.1	Organization, Standing and Power	43
6.2	Authority; No Violations; Consents and Approvals	43
6.3	Governmental Consents	44
6.4	Capitalization and Assets	45
6.5	Brokers	46
6.6	Accredited Investor; Investment Intent	46
6.7	No Additional Representations	46
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT		47
7.1	Organization, Standing and Power	47
7.2	Authority; No Violations; Consents and Approvals	47
7.3	Governmental Consents	48
7.4	Capitalization and Subsidiaries	49
7.5	Brokers	50
7.6	SEC Documents	50
7.7	No Indebtedness	51
7.8	Compliance with Laws	51
7.9	Litigation	51
7.10	Certain Contracts and Arrangements	51
7.11	Solvency	52
7.12	Board Approval; Vote Required	52
7.13	Listing	52
7.14	Trust Account	52
7.15	Information Supplied	53
7.16	Absence of Certain Changes or Events	53
7.17	Taxes	53
7.18	No Additional Representations	54
ARTICLE VIII COVENANTS AND AGREEMENTS		55
8.1	Conduct of HighPeak Business Pending the Closing	55
8.2	Conduct of the Parent Parties’ Businesses Pending the Closing	57
8.3	No Hindrance	58
8.4	Access to Information	59
8.5	HSR and Other Approvals	60
8.6	Indemnification of Directors and Officers	61
8.7	Agreement to Defend	62
8.8	Public Announcements	62

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8.9	Advice of Certain Matters; Control of Business	62
8.10	Tax Matters	63
8.11	Transfer Taxes	64
8.12	Tax Reporting	64
8.13	The Proxy Statement and the Special Meeting	64
8.14	Cooperation on Proxy Statement and Financing Matters	66
8.15	Reasonable Best Efforts; Notification	67
8.16	Trust Account	68
8.17	First Amended Charter and First Amended Bylaws; Requisite Approvals	68
8.18	Directors and Officers of the Company	68
8.19	Listing	68
8.20	Post-Closing Revenues and Expenses	69
8.21	Merger of HPK Energy with and into the Surviving Corporation	69
ARTICLE IX CONDITIONS PRECEDENT		69
9.1	Conditions to Each Party’s Obligation to Consummate the Transactions	69
9.2	Additional Conditions to Obligations of Contributor	70
9.3	Additional Conditions to Obligations of the Parent Parties	70
9.4	Action by Parent	71
ARTICLE X TERMINATION		71
10.1	Termination	71
10.2	Notice of Termination; Effect of Termination	72
10.3	Expenses and Other Payments	72
ARTICLE XI GENERAL PROVISIONS		73
11.1	Schedule Definitions	73
11.2	Survival	73
11.3	Notices	73
11.4	Rules of Construction	75
11.5	Counterparts	76
11.6	Entire Agreement; Third Party Beneficiaries	76
11.7	Governing Law; Venue; Waiver of Jury Trial	76
11.8	Severability	78
11.9	Assignment	78
11.10	Affiliate Liability	78
11.11	Specific Performance	78
11.12	Amendment	78
11.13	Extension; Waiver	79
11.14	Trust Account Waiver	79
11.15	Releases	80
11.16	Contributor Representative	81
11.17	Several But Not Joint Liability	83

iii

LIST OF EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of LTIP
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Forward Purchase Agreement Amendment
Exhibit F	Form of Assignment Agreement
Exhibit G	HighPeak Employer PSA
Exhibit H	Form of First Amended Charter
Exhibit I	Form of First Amended Bylaws

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is entered into as of May 4, 2020, by and among (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub” and together with Parent and the Company, the “Parent Parties”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK Energy GP”, and together with HighPeak I, HighPeak II and HighPeak III, collectively, “Contributor”, unless the context clearly requires a reference to one of such Persons, then each such Person is separately referred to as a “Contributor”), and (viii) solely for the limited purposes specified herein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “Contributor Representative”). Contributor and the Parent Parties are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, HighPeak I, HighPeak II and HighPeak III collectively own 100% of the issued and outstanding economic limited partner Interests in HPK Energy, LP, a Delaware limited partnership (“HPK Energy” and the limited partner Interests in HPK Energy, the “HPK LP Interests”);

WHEREAS, HPK Energy GP owns 100% of the issued and outstanding non-economic general partner Interests in HPK Energy (the “HPK GP Interests” and together with the HPK LP Interests, the “HPK Interests”), and accordingly, Contributor collectively owns 100% of the issued and outstanding general and limited partner Interests in HPK Energy;

WHEREAS, HPK Energy (a) owns 100% of the issued and outstanding Interests in (i) HighPeak Energy Holdings, LLC, a Delaware limited liability company (“HighPeak Holdings”), (ii) HighPeak Energy Assets, LLC, a Delaware limited liability company (“HighPeak Assets I”), and (iii) HighPeak Energy Assets II, LLC, a Delaware limited liability company (“HighPeak Assets II” and together with HPK Energy, HighPeak Holdings and HighPeak Assets I, the “HighPeak Entities” and each, a “HighPeak Entity” and the Interests in the HighPeak Entities, the “HighPeak Interests”) and (b) as of the Closing will own 100% of the issued and outstanding Interests in HighPeak Energy Employees, Inc., a Delaware corporation (“HighPeak Employer”, and together with the HighPeak Entities, the “Transferred Entities” and each, a “Transferred Entity” and the Interests in the Transferred Entities, the “Transferred Interests”);

WHEREAS, the Company was formed solely for the purpose of undertaking the Transactions applicable to the Company, including acquiring all of the Transferred Interests from Contributor (the “Business Combination”);

WHEREAS, Merger Sub was formed solely for the purpose of undertaking the Transactions applicable to Merger Sub, including a merger of Merger Sub with and into Parent, in which Parent will be the surviving corporation of such merger (the “Merger”);

1

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), in each case as more specifically set forth herein;

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other) Contributor shall contribute and assign to the Company, and the Company shall acquire, among other things, all of the Transferred Interests, in exchange for newly issued shares of Company Common Stock as set forth herein;

WHEREAS, for U.S. federal income tax purposes, the Parties intend for (i) the Merger to qualify as a tax-free “reorganization” pursuant to Section 368(a) of the Code to the extent the applicable requirements are otherwise satisfied, (ii) the Merger and Business Combination together to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code, and (iii) this Agreement to constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and

WHEREAS, at the Closing, the Company and the other Persons specified therein will enter into a Stockholders’ Agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”) and a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

Article I
CERTAIN DEFINITIONS

1.1     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 3.2(e)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement (a) Contributor shall not be deemed an Affiliate of any of the Parent Parties or vice versa, and (b) the Transferred Entities shall be Affiliates of Contributor with respect to periods of time prior to the Closing and Affiliates of the Parent Parties with respect to periods following the Closing.

2

“Aggregate Title Losses” means aggregate losses to the Transferred Entities resulting from a breach of the first sentence of Section 5.13(a), the first sentence of Section 5.13(b) and the first sentence of Section 5.13(j), without duplication.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 8.5(b).

“Assignment Agreement” has the meaning set forth in Section 3.4(a)(viii).

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Book-Entry Shares” has the meaning set forth in Section 2.7(b)(i).

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

“Business Day” means a day other than a day on which banks in the State of New York or Fort Worth, Texas are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.7(b)(i).

“Change in Recommendation” has the meaning set forth in Section 8.13(c).

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 8.18.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 8.17.

“Company Warrant” has the meaning set forth in Section 2.6(c).

“Contributor” has the meaning set forth in the Preamble.

“Contributor Disclosure Letter” has the meaning set forth in Article IV.

“Contributor Material Adverse Effect” has the meaning set forth in Section 4.1.

3

“Contributor Percentage Interest” has the meaning set forth in Section 3.1.

“Contributor Related Persons” has the meaning set forth in Section 11.15(b).

“Contributor Released Claims” has the meaning set forth in Section 11.15(a).

“Contributor Representative” has the meaning set forth in the Preamble.

“Contributor Taxes” means all Income Taxes imposed on any Contributor, any of their direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Ratio” has the meaning set forth in Section 2.6(a).

“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dispute Notice” has the meaning set forth in Section 3.2(d).

“Effective Date” means April 1, 2020.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

“End Date” has the meaning set forth in Section 10.1(b)(iv).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including (a) any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to exposure to Hazardous Materials, in effect as of the date hereof.

4

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” means any cash and shares of Company Common Stock deposited with the Exchange Agent in accordance with Section 2.7(a) (including as payment for fractional shares in accordance with Section 2.7(f) and any dividends or other distributions in accordance with Section 2.7(g)).

“Final Consideration” has the meaning set forth in Section 3.2(d).

“Final Settlement Statement” has the meaning set forth in Section 3.2(d).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“First Amended Charter” has the meaning set forth in Section 8.17.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated April 12, 2018, by and between Parent and HPEP I, and its successors and permitted assigns.

“Forward Purchase Agreement Amendment” has the meaning set forth in Section 3.4(a)(iv).

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) pursuant to the terms of the Forward Purchase Agreement Amendment.

“FTC” has the meaning set forth in Section 8.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Good and Defensible Title” has the meaning set forth in Section 5.13(a).

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Grenadier PSA” means that certain Contribution Agreement, dated November 27, 2019, as amended by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company, as contributor, HighPeak Assets II, as acquiror, Parent and the Company, which was terminated on April 24, 2020.

5

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) Hydrocarbons.

“HighPeak Assets I” has the meaning set forth in the Recitals.

“HighPeak Assets II” has the meaning set forth in the Recitals.

“HighPeak Employer” has the meaning set forth in the Recitals.

“HighPeak Employer PSA” means that certain Purchase and Sale Agreement, dated as of the date of this Agreement, by and between HighPeak Energy Management, LLC, as seller, and HPK Energy, as buyer, pursuant to which HighPeak Employer will be transferred to HPK Energy immediately prior to the Closing.

“HighPeak Entity” has the meaning set forth in the Recitals.

“HighPeak Holdings” has the meaning set forth in the Recitals.

“HighPeak I” has the meaning set forth in the Preamble.

“HighPeak II” has the meaning set forth in the Preamble.

“HighPeak III” has the meaning set forth in the Preamble.

“HighPeak Independent Petroleum Engineers” has the meaning set forth in Section 5.13(a).

“HighPeak Interests” has the meaning set forth in the Recitals.

“HighPeak Material Adverse Effect” has the meaning set forth in Section 5.1.

“HighPeak Permits” has the meaning set forth in Section 5.8(a).

“HighPeak Plan” has the meaning set forth in Section 5.10(a).

“HighPeak Reserve Report” has the meaning set forth in Section 5.13(a).

“HPEP I” means HighPeak Energy Partners, LP, a Delaware limited partnership and an equityholder of HighPeak I.

“HPEP II” means HighPeak Energy Partners II, LP, a Delaware limited partnership and an equityholder of HighPeak II.

“HPK Energy” has the meaning set forth in the Recitals.

“HPK Energy GP” has the meaning set forth in the Preamble.

6

“HPK GP Interests” has the meaning set forth in the Recitals.

“HPK Interests” has the meaning set forth in the Recitals.

“HPK LP Interests” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including any capital gains and net worth Taxes), net profits, margin revenues or similar measure.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 8.6(a).

“Indemnified Persons” has the meaning set forth in Section 8.6(a).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

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“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the Transferred Entities, taken as a whole, that (a) is not known and is not reasonably foreseeable by the Parent Board as of the date of this Agreement, (b) does not relate to Parent or its Affiliates and (c) did not result from any breach of this Agreement by any Parent Party or any of their respective directors, officers, employees or other Representatives; provided, however, that no event, change, effect, development, condition or occurrence that would fall within any of the exceptions to the definition of “Material Adverse Effect” shall be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Intervening Event Notice” has the meaning set forth in Section 8.13(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of (a) in the case of Contributor, the individuals listed in Schedule 1.1(a) of the Contributor Disclosure Letter and (b) in the case of any Parent Party, the individuals listed in Schedule 1.1(a) of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 2.7(b)(i).

“LTIP” means the Long Term Incentive Plan of the Company in the form attached hereto as Exhibit C.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Transferred Entities (taken as a whole) relative to other businesses in the industries in which the Transferred Entities operate.

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“Material HighPeak Contracts” has the meaning set forth in Section 5.15(b).

“Material HighPeak Insurance Policies” has the meaning set forth in Section 5.16.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Effective Time” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Approval” has the meaning set forth in Section 8.17.

“Minimum Aggregate Funding Availability” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the net cash proceeds to any Parent Party resulting from the PIPE Investment, plus (c) the aggregate amount of committed debt financing (including amounts drawn thereon and amounts available for future draws) for the Parent Parties and the Transferred Entities, excluding the Sponsor Loans unless otherwise agreed by the Parties (but in no event will Parent agree to same unless the Special Committee has approved same).

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the net cash proceeds to any Parent Party resulting from the PIPE Investment.

“Nasdaq” has the meaning set forth in Section 7.13.

“Net Mineral Acres” has the meaning set forth in Section 5.13(b).

“Notice Period” has the meaning set forth in Section 8.13(c).

“NYSE” has the meaning set forth in Section 7.13.

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

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“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in Section 7.12.

“Parent Board Recommendation” has the meaning set forth in Section 8.13(c).

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Contracts” has the meaning set forth in Section 7.10.

“Parent Disclosure Letter” has the meaning set forth in Article VII.

“Parent Equity Interests” has the meaning set forth in Section 7.4(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 7.1.

“Parent Offer” means the offer by Parent to the holders of Parent Class A Common Stock to redeem such shares for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Organizational Documents of Parent in connection with obtaining the Parent Stockholder Approval.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Preferred Stock” means the Preferred Stock of Parent, par value $0.0001 per share.

“Parent Related Persons” has the meaning set forth in Section 11.15(a).

“Parent Released Claims” has the meaning set forth in Section 11.15(b).

“Parent SEC Documents” has the meaning set forth in Section 7.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 7.12.

“Parent Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by stockholders of Parent of the Parent Offer to have shares of Parent Class A Common Stock redeemed.

“Parent Subsidiaries” has the meaning set forth in Article VI.

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“Parent Subsidiary Material Adverse Effect” has the meaning set forth in Section 6.1.

“Parent Warrants” has the meaning set forth in Section 7.4(a).

“Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means, with respect to any Person:

(a)     preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (i) for which written waivers or consents are obtained or notices are given from or to the appropriate parties for the Transactions, (ii) which are not applicable to the Transactions or (iii) are no longer exercisable;

(b)     contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business by the Person responsible for payment thereof;

(c)     Production Burdens payable to third parties that would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in such Person’s latest reserve report with respect to such lease, or increase the working interest of such Person or its Subsidiaries in any Oil and Gas Property above the working interest shown in such Person’s latest reserve report with respect to such property;

(d)     Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material HighPeak Contracts), but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property or asset encumbered thereby;

(e)     all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby;

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(f)     any Encumbrances discharged at or prior to the Closing;

(g)     Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(h)     Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (i) do not materially interfere with the operation, value or use of the property or asset affected thereby and (ii) would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease or increase the working interest of such Person or of its Subsidiaries in any Oil and Gas Property above the working interest shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“PIPE Investment” means the issuance and sale of up to 10,000,000 shares of Company Common Stock in connection with the Closing, in a private placement to one or more qualified institutional buyers and accredited investors.

“Predecessor Agreement” has the meaning set forth in Section 6.4(c).

“Preliminary Settlement Statement” has the meaning set forth in Section 3.2(c).

“Proceeding” means any suit, proceeding or governmental investigation.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 8.13(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 11.15(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” has the meaning set forth in Section 8.4(a)(i).

“Represented Persons” has the meaning set forth in Section 11.16(a).

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” has the meaning set forth in Section 7.12.

“Special Meeting” has the meaning set forth in Section 8.13(b).

“Sponsor” has the meaning set forth in Section 2.6(a).

“Sponsor Loans” means (a) those loans set forth on Schedule 1.1(b) of the Contributor Disclosure Letter in existence as of the date hereof, (b) additional monthly loans that may be made by Contributor or one of its affiliates in an amount equal to $0.033 for each share of Parent Class A Common Stock issued in Parent’s initial public offering that was not redeemed in connection with the vote of Parent’s stockholders to approve the date by which Parent must consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Parent to complete an initial business combination from October 17, 2019 to May 21, 2020, (c) additional monthly loans that may be made by Contributor or one of its affiliates in an amount equal to $0.02 for each share of Parent Class A Common Stock issued in Parent’s initial public offering that was not redeemed in connection with the vote of Parent’s stockholders to approve the date by which Parent must consummate an initial business combination for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Parent to complete an initial business combination from May 21, 2020 to August 21, 2020; provided, however, that in no event shall such monthly loan amount exceed $200,000 per month and (d) such other amounts as the Parties may agree (provided that in the case of obtaining approval of Parent of any such other amounts in excess of $5,000,000 in the aggregate, the Special Committee shall approve in writing such amounts). For the avoidance of doubt, Sponsor Loans shall not include any amounts incurred or advanced in respect of the Grenadier PSA.

“Sponsor Support Agreement” has the meaning set forth in Section 2.6(a).

“Stock Consideration” has the meaning set forth in Section 3.1.

“Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Provisions” has the meaning set forth in Section 11.2.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

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“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“Terminable Breach” has the meaning set forth in Section 10.1(b)(ii).

“Title Threshold” means an amount equal to five percent (5%) of the amount obtained by multiplying (a) the number of shares constituting the Stock Consideration and (b) $10.00.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” has the meaning set forth in Section 10.3(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes imposed with respect to or resulting from the Transactions; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transferred Entities” has the meaning set forth in the Recitals.

“Transferred Interests” has the meaning set forth in the Recitals.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated effective April 12, 2018, between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Ultimate Parent Entity” has the meaning given to such term in the HSR Act.

“Unadjusted Shares” has the meaning set forth in Section 3.1.

“Voting Debt” has the meaning set forth in Section 7.4(a).

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as the warrant agent under the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated April 12, 2018, by and between Parent and the Warrant Agent.

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“Warrant Agreement Assignment” has the meaning set forth in Section 2.6(c).

“Willful and Material Breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching Party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

Article II
MERGER

2.1     The Merger. At the Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2     Merger Effective Time. Subject to and upon the terms and conditions of this Agreement, on the Closing Date and prior to the Closing, Parent and Merger Sub shall execute and deliver for filing the Certificate of Merger to the Secretary of State of the State of Delaware, in such manner as is provided in the DGCL. Parent and Merger Sub shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Merger, which time shall in any event occur immediately prior to the Closing (such time as the Merger becomes effective, the “Merger Effective Time”).

2.3     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time and by virtue of the Merger, (a) the certificate of incorporation of Parent shall be amended to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Merger Effective Time, except (i) for Article FIRST, which shall read “The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”)” and (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL, and (b) the bylaws of Parent shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub immediately prior to the Merger Effective Time, and, as so amended, shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL.

2.4     Directors and Officers of the Surviving Corporation. At the Merger Effective Time, (a) the directors serving on the board of directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly elected and qualified or until their respective earlier death, resignation or removal and (b) the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly appointed and qualified or until their respective earlier death, resignation or removal.

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2.5     Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Parent and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Parent and Merger Sub shall be vested in the Surviving Corporation.

2.6     Effect of Merger on Capital Stock and Parent Warrants. By virtue of the Merger and without any action on the part of any Party or any other Person:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company one fully paid and nonassessable share of Company Common Stock (such conversion ratio, subject to adjustment pursuant to Section 2.6(f), the “Conversion Ratio”), subject to any withholding Taxes required by applicable Law (the “Merger Consideration”); provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(b)     Conversion of Merger Sub Capital Stock. At the Merger Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be immediately and automatically converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation, with all of such shares of the Surviving Corporation held solely by the Company. All shares of common stock of Merger Sub, when converted as provided in this Section 2.6(b), shall no longer be outstanding and shall cease to exist.

(c)     Parent Warrants. At the Merger Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time will, pursuant to the terms of the Warrant Agreement, automatically represent the right to purchase shares of Company Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “Company Warrant”); provided, however, that all Parent Warrants held by Sponsor or HPEP II shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the Sponsor Support Agreement. Effective as of the Merger Effective Time, (i) the Company and the Surviving Corporation (as successor to Parent) shall enter into an assignment agreement in a form mutually agreed upon by such parties (the “Warrant Agreement Assignment”), pursuant to which the Surviving Corporation (as successor to Parent) assigns to the Company, and the Company assumes, the rights and obligations of Parent under the Warrant Agreement and the Surviving Corporation (as successor to Parent) undertakes to cause the Company to perform its obligations thereunder and (ii) the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of such Company Warrants.

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(d)     Parent Units. Effective immediately prior to the conversions contemplated by Section 2.6(a) and Section 2.6(c), any and all “Units” (as such term is defined in the Warrant Agreement), which are composed of one share of Parent Class A Common Stock and one-half of one Parent Warrant, shall be immediately and automatically detached and broken out into their constituent parts, such that a holder of a Unit shall be deemed to hold one share of Parent Class A Common Stock and one-half of one Parent Warrant and such underlying constituent securities shall be converted in accordance with Section 2.6(a) and Section 2.6(c), as applicable.

(e)     Cancellation of Company Common Stock and Parent Common Stock Owned by Parent. At the Merger Effective Time, if there are any shares of Company Common Stock or Parent Common Stock that are owned by Parent or any shares of Company Common Stock or Parent Common Stock owned by any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)     Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(g)     No Fractional Shares. No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Parent Common Stock who would otherwise be entitled to receive a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Parent Class A Common Stock on the national securities exchange on which the Parent Class A Common Stock may be trading on the Business Day immediately prior to the Closing Date. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Company Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Company Common Stock.

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(h)     Transfers of Ownership. If any certificate for shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

2.7     Exchange of Securities.

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock issuable to such holders and (ii) sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)     Exchange Procedures.

(i)     As soon as reasonably practicable after the Merger Effective Time, but in no event more than ten (10) Business Days after the Closing Date, the Surviving Corporation and the Company shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Merger Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Merger Effective Time represent shares of Parent Common Stock (the “Certificates”) or (B) shares of Parent Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by the Company and Contributor prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

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(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash in lieu of fractional shares or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

(c)     Termination Rights. All Merger Consideration, dividends or other distributions with respect to Company Common Stock pursuant to Section 2.7(g), and any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.6(g) paid upon the surrender of and in exchange for shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Common Stock. At the Merger Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration issuable in respect of the shares of Parent Common Stock previously represented by such Certificates or Book-Entry Shares, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), without any interest thereon (as applicable).

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(d)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former common stockholders of Parent on the date that is six (6) months after the Closing Date shall be delivered to the Company or, at the Company’s direction, Surviving Corporation, upon demand, and any former stockholders of Parent who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock to which they are entitled pursuant to Section 2.6(g) and any dividends or other distributions with respect to shares of Company Common Stock to which they are entitled pursuant to Section 2.7(g), in each case without interest thereon (as applicable), shall thereafter look only to the Surviving Corporation and the Company for payment of their claim for such amounts.

(e)     No Liability. None of the Surviving Corporation, any Party or the Exchange Agent shall be liable to any holder of Parent Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in respect of the shares of Parent Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), in each case, without any interest thereon (as applicable).

(g)     Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Company Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 2.7. Following surrender of any such Certificate or Book-Entry Shares, such holder of whole shares of Company Common Stock issuable in exchange therefor, shall be promptly paid, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such payment date following such surrender payable with respect to such whole shares of Company Common Stock. For purposes of dividends or other distributions in respect of shares of Company Common Stock, all whole shares of Company Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Company Common Stock were issued and outstanding as of the Merger Effective Time.

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2.8     Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Merger Sub, the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
THE BUSINESS COMBINATION

3.1     Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing and effective immediately following the Merger, (a) Contributor shall (i) contribute and assign to the Company all of the HPK LP Interests and (ii) assign to the Company (or a subsidiary designated by the Company that is disregarded as separate from the Company for U.S. federal income tax purposes) all of the HPK GP Interests, (b) Contributor shall contribute and assign to the Company any and all Sponsor Loans with respect to which any Contributor is the payee and the Company is the obligor and such loans shall be immediately and automatically cancelled by the Company, with no further action required by any Person, effective at the Closing and (c) the Company shall issue to Contributor 75,000,000 shares of Company Common Stock in book-entry form (the “Unadjusted Shares”), subject to adjustment in accordance with Section 3.2 (as adjusted, the “Stock Consideration”). The Stock Consideration will be issued to Contributors pro rata based on their respective pro rata limited partner Interests in HPK Energy (each such pro rata amount, the “Contributor Percentage Interest”) as of the Closing, with no such Stock Consideration being issued with respect to any HPK GP Interests.

3.2     Consideration Adjustment.

(a)     Upward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing upward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of Contributor’s Transaction Expenses paid by or on behalf of Contributor prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent (other than Contributor’s Transaction Expenses paid by the HighPeak Entities);

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(ii)     the amount of (A) any and all cash contributed by Contributor to any HighPeak Entity, plus (B) any and all amounts paid by Contributor or any of its Affiliates (other than a HighPeak Entity) on behalf of a HighPeak Entity for which Contributor or such Affiliate does not receive reimbursement, in each case, to the extent any such contribution or payment is made during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent;

(iii)     an amount equal to the product of (A) $500,000, multiplied by (B) the number of calendar months between the Effective Date and the Closing Date, which amount shall be pro-rated for any partial calendar months during such time period;

(iv)     the amount of all Sponsor Loans as of the Closing Date; and

(v)     any other amounts otherwise agreed upon in writing by the Parties (in the case of approval by Parent, the Special Committee shall approve in writing any such other amounts).

(b)     Downward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing downward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of (A) any and all cash and rights to repayment under any Sponsor Loans distributed by the HighPeak Entities, plus (B) any and all revenues of any HighPeak Entity that are paid directly to Contributor or any of its Affiliates (other than a HighPeak Entity) and that are not remitted to such HighPeak Entity, in each case, to the extent distributed or paid during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent; and

(ii)     any other amounts otherwise agreed upon in writing by the Parties.

(c)     Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, the Contributor Representative shall prepare and submit to the Company for review a draft settlement statement (as updated in accordance herewith, the “Preliminary Settlement Statement”) that shall set forth the Contributor Representative’s good faith estimate of the Stock Consideration (based upon a mutually agreed valuation of the Transferred Interests of $750,000,000, and the other adjustments in Section 3.2), reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement, and the calculation of the adjustments used to determine such amount, accompanied by reasonable supporting documentation provided by the Contributor Representative to the Company. The Preliminary Settlement Statement shall also reflect the Contributor Percentage Interest of each Contributor as of the Closing and the allocation of the Stock Consideration among all Contributors in accordance with each Contributor’s respective Contributor Percentage Interests, which stated Contributor Percentage Interest and allocations of Stock Consideration, absent manifest error shall be final and binding and non-disputable by any Parent Party. Within two (2) Business Days after the receipt of the Preliminary Settlement Statement by the Company, the Company shall deliver to the Contributor Representative a written report containing any and all changes that the Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Company and the Contributor Representative shall, in good faith, attempt to agree in writing on any changes to the Preliminary Settlement Statement as soon as possible after the Contributor Representative’s receipt of such written report. The Preliminary Settlement Statement, as agreed upon in writing by the Company and the Contributor Representative, will be used to adjust the Unadjusted Shares at the Closing; provided that if the Company and the Contributor Representative do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment(s) shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributor to the Company pursuant to this Section 3.2(c); provided, further, that the Contributor Representative may update the Preliminary Settlement Statement up to one (1) Business Day prior to the Closing to reflect any changes in information occurring after the delivery of the initial draft of the Preliminary Settlement Statement; provided, further, that the Contributor Representative may, at any time prior to the final settlement contemplated by Section 3.2(e), provide an updated statement reflecting any corrected or updated Contributor Percentage Interest of each Contributor as of the Closing and the corresponding allocations of Stock Consideration; provided, however, that the number of shares of Company Common Stock issued pursuant to this Section 3.2(c) shall be rounded to the nearest whole number of shares for each Contributor. The Parent Parties shall be entitled to rely on the reported Contributor Percentage Interests and corresponding allocations of Stock Consideration listed in the Preliminary Settlement Statement and any subsequently provided statement contemplated by this Section 3.2(c).

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(d)     Final Settlement Statement. On or before ninety (90) days after the Closing, the Company shall prepare and deliver to the Contributor Representative a final settlement statement (the “Final Settlement Statement”), showing the actual adjustments required to be made to the Unadjusted Shares pursuant to Section 3.2(a) and Section 3.2(b) (and any supporting calculations and documentation) and the resulting final Stock Consideration (the “Final Consideration”). As soon as practicable, and in any event within thirty (30) days after the Contributor Representative’s receipt of the Final Settlement Statement, the Contributor Representative shall return to the Company a written report containing any changes to the Final Settlement Statement (including any changes to correct the Contributor Percentage Interests as of Closing), proposed in good faith, and an explanation and any supporting documentation of any such changes (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived. The Company and the Contributor Representative shall make available to one another such information and records related to the calculation of the adjustments described in Section 3.2(a) and Section 3.2(b) to the extent reasonably necessary for the Company and the Contributor Representative to verify and audit any adjustment(s) proposed by the Company in the draft Final Settlement Statement or by the Contributor Representative in the Dispute Notice. The Company and the Contributor Representative shall work together, in good faith, to resolve any matters addressed in the Dispute Notice.

(e)     Resolution of Final Consideration.

(i)     If the Contributor Representative fails to timely deliver a Dispute Notice to the Company, the Final Settlement Statement as delivered by the Company will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.

(ii)     If the Company and the Contributor Representative mutually agree on any changes to the Final Settlement Statement and agree in writing upon the resulting Final Consideration, the Final Settlement Statement (as revised) and the Final Consideration shall be final and binding on the Parties and not subject to further audit or arbitration.

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(iii)     If the Company and the Contributor Representative are unable to resolve all of the matters addressed in the Dispute Notice within fifteen (15) Business Days after the delivery of such Dispute Notice by the Contributor Representative to the Company, the Contributor Representative or the Company may, upon notice to the other, submit all unresolved matters addressed in the Dispute Notice to an independent accounting firm mutually agreed by the Company and the Contributor Representative (the “Accounting Arbitrator”) to resolve any such disputed matters in accordance with this Section 3.2(e)(iii). Within twenty (20) Business Days of a matter being submitted to the Accounting Arbitrator by the Company or the Contributor Representative in accordance with the preceding sentence, each of the Company and the Contributor Representative shall summarize its position with regard to such dispute in a written document and submit such summary to the Accounting Arbitrator, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Person may desire to submit. Within ten (10) Business Days after receiving the respective submissions from the Company and the Contributor Representative, the Accounting Arbitrator shall render a decision choosing either the Contributor Representative’s position or the Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, absent manifest error by the Accounting Arbitrator, be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne by the Company. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the disputes presented to it, shall be limited to the procedures in this Section 3.2(e)(iii), may not hear or decide any matters except the disputes presented to it and may not award damages, interest, costs, attorneys’ fees, expenses or penalties to any Party. In addition, the Accounting Arbitrator shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Arbitrator in the process of resolving such disputes. The Final Settlement Statement and Final Consideration, as revised, by mutual agreement by the Company and the Contributor Representative (if at all) and by the decision rendered by the Accounting Arbitrator shall, absent manifest error by the Accounting Arbitrator, be final and binding on the Parties and not subject to further audit or arbitration.

(iv)     Any difference in the Stock Consideration as delivered at the Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be delivered by the owing Person(s) within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Person(s). Within five (5) Business Days after the final determination of such owed amounts, the Contributor Representative shall notify the Company and Contributor in writing of the number of shares of Company Common Stock that are to be issued to, or surrendered by, each Contributor, which issuance to, or surrender by, such Person shall be made in a manner such that the final Stock Consideration as determined in accordance with Section 3.2(d) and this Section 3.2(e) is held by each Contributor in accordance with its respective Contributor Percentage Interest; provided, however, that the number of shares of Company Common Stock issued or surrendered pursuant to this Section 3.2(e)(iv) shall be rounded to the nearest whole number of shares for each Contributor. All shares of Company Common Stock delivered pursuant to this Section 3.2(e)(iv) shall be made via book-entry notation by reflecting therein the issuance to the applicable Contributor (with respect to any amount owed by the Company) or surrendering to the Company (with respect to any amount owed by Contributor, as successors to Contributor) the number of shares of Company Common Stock equal to the difference between the Stock Consideration paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration as finally determined in accordance with this Section 3.2(e). The Company shall, in reliance on such notice from the Contributor Representative, take such actions as are necessary to effect such book-entry notations.

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(f)     Adjustments to Stock Consideration. The Stock Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock that is subsequently converted into any Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide Contributor the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

3.3     Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time (or if the Merger Effective Time has not occurred by such time, immediately following the Merger Effective Time), on a date that is two Business Days (or on such other date as Parent and Contributor may agree in writing) following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article IX (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and Contributor may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs. Subject to the terms of this Agreement, the consummation of the Business Combination shall be deemed to have occurred immediately following the Merger Effective Time.

3.4     Deliveries and Actions at Closing.

(a)     At or prior to the Closing, Parent shall deliver, or shall cause to be delivered, the following:

(i)     to Contributor, the certificate described in Section 9.2(c);

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(ii)     to the Company, all of Parent’s cash, including the cash held in the Trust Account but excluding the Parent Stockholder Redemption Amount, unless otherwise agreed by the Parties;

(iii)     to each of the Company and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by the Surviving Corporation (as successor to Parent);

(iv)     to HighPeak I, HPEP I and such Persons, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, an amended and restated Forward Purchase Agreement in substantially the form attached hereto as Exhibit E (the “Forward Purchase Agreement Amendment”), duly executed by Parent;

(v)     to Contributor, evidence of the resignations, removals and appointments, if any, contemplated by Section 8.18;

(vi)     to Contributor, the Certificate of Merger, duly executed by Parent, which shall have been filed in accordance with Section 2.1;

(vii)     to Contributor and the Trustee, the documents, opinions, and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination;

(viii)     to Contributor and the Company, an assignment agreement in substantially the form attached hereto as Exhibit F (the “Assignment Agreement”), duly executed by Parent; and

(ix)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)     At or prior to the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(i)     to Parent and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by Contributor;

(ii)     to Parent and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by Contributor;

(iii)     to the Company and Parent, the Assignment Agreement, duly executed by Contributors;

(iv)     to the Company, a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of each Contributor;

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(v)     to the Parent Parties, the certificate described in Section 9.3(c); and

(vi)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(c)     At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(i)     to Contributor, the Stock Consideration;

(ii)     to Contributor and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by the Company;

(iii)     to Contributor and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by the Company;

(iv)     to Contributor, the certificate described in Section 9.2(c);

(v)     to HighPeak I, HPEP I and such Persons, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, the Forward Purchase Agreement Amendment, duly executed by the Company;

(vi)     to Contributor and Parent, the Assignment Agreement, duly executed by the Company;

(vii)     to each of Parent and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by the Company; and

(viii)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

3.5     Legend. Any certificate representing Company Common Stock issued to Contributor pursuant to this Article III shall be imprinted with (or, if such Company Common Stock is uncertificated, the notice required to be delivered to any Person pursuant to Section 151(f) of the DGCL shall contain, in addition to such other information as is expressly required by Section 151(f) of the DGCL) the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

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Article IV
REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Contributor to the Parent Parties on or prior to the date of this Agreement (the “Contributor Disclosure Letter”), each Contributor, severally and not jointly, represents and warrants as to itself and, to the extent applicable, the Transferred Entities only and not as to any other Person, to the Parent Parties as of the date hereof as follows:

4.1     Organization, Standing and Power. Each Contributor (a) is a limited partnership or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Contributor, taken as a whole (a “Contributor Material Adverse Effect”). Each Contributor has heretofore made available to the Company complete and correct copies of its Organizational Documents, in each case, as of the date hereof.

4.2     Authority; No Violations; Consents and Approvals.

(a)     Each Contributor has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Contributor. Any and all approvals by the direct and indirect owners of such Contributor necessary or appropriate for such Contributor to consummate the Transactions have been received and are in full force and effect. The execution and delivery of this Agreement by such Contributor and the consummation by each Contributor of the Transactions applicable to such Contributor have been duly authorized by all necessary action on the part of such Contributor. This Agreement has been duly executed and delivered by such Contributor and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of such Contributor enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

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(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of such Contributor to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, preferential purchase rights, first offer or first refusal, in each case, with respect to the Transferred Interests or the assets of any Transferred Entity, under any provision of (i) the Organizational Documents of such Contributor, (ii) assuming the consents, approvals and notices referred to in Section 4.2(d) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(d) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is a party or by which such Contributor’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 4.3, Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to such Contributor or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (B) have not had and are not reasonably likely to result in any loss of (i) any Transferred Interests or (ii) any material assets of any Transferred Entity.

(c)     Each Contributor is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such Contributor, except for defaults or violations that (i) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity or any direct or indirect owners of such Contributor) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is now a party or by which such Contributor or any of its properties or assets is bound is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, other than Immaterial Consents.

4.3     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

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4.4     Ownership of the Transferred Interests. Each of HighPeak I, HighPeak II and HighPeak III is the record and beneficial owner of, and has good and valid title to, its respective Contributor Percentage Interest of the issued and outstanding HPK LP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HPK Energy. HPK Energy GP is the record and beneficial owner of, and has good and valid title to, the HPK GP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HPK Energy. HPK Energy is the record and beneficial owner of, and has good and valid title to, all of the Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Holdings, HighPeak Assets I or HighPeak Assets II. As of the Closing, HPK Energy will have good and valid title to all of the Interests in HighPeak Employer, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Employer.

4.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Contributor.

4.6     Accredited Investor; Investment Intent. Each Contributor is an accredited investor as defined in Regulation D under the Securities Act. Each Contributor is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

4.7     No Additional Representations.

(a)     Except for the representations and warranties made in this Article IV and in Article V, neither such Contributor nor any other Person on behalf of such Contributor makes any express or implied representation or warranty with respect to such Contributor or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the HighPeak Entities, and such Contributor hereby disclaims any such other representations or warranties. In particular, except for the representations and warranties made by such Contributor in this Article IV and in Article V, and without limiting the foregoing disclaimer, neither such Contributor nor any other Person on behalf of such Contributor makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to, any oral or written information presented to any Parent Party or any of their Affiliates or Representatives in the course of their due diligence investigation of the HighPeak Entities, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, each Contributor acknowledges and agrees that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to any Parent Party whatsoever, express or implied, beyond those expressly given by the applicable Parent Parties in Article VI and in Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to any Contributor or any of their Representatives. Without limiting the generality of the foregoing, such Contributor acknowledges that none of the Parent Parties or any other Person has made or is making any representations or warranties with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Contributor or any of their Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

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Article V
REPRESENTATIONS AND WARRANTIES
related to the highpeak entities

Except as set forth in the Contributor Disclosure Letter, Contributor collectively represents and warrants to the Parent Parties as of the date hereof as follows:

5.1     Organization, Standing and Power. Each of the HighPeak Entities (a) is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority (i) has not had, individually or in the aggregate, a Material Adverse Effect on the Transferred Entities, taken as a whole (a “HighPeak Material Adverse Effect”), or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. Contributor has heretofore made available to the Company complete and correct copies of the Organizational Documents of each of the HighPeak Entities, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the HighPeak Entities have not been amended in any respect from the copy made available to the Company, except for any amendments made in accordance with Section 8.1.

5.2     Capitalization. The HighPeak Interests represent all of the issued and outstanding Interests in the HighPeak Entities. The HighPeak Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act or Section 17-607 of the Delaware Limited Partnership Act, as applicable) and the HighPeak Interests are not subject to preemptive rights. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any HighPeak Entity is a party or by which it is bound in any case obligating such HighPeak Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in such HighPeak Entity, or obligating such HighPeak Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a HighPeak Entity is a party or by which it is bound relating to the voting of any HighPeak Interests. Except for HPK Energy’s Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, and, as of the Closing, HighPeak Employer, no HighPeak Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

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5.3     No Violations; Consents and Approvals.

(a)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of any HighPeak Entity to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any of the HighPeak Entities (including, for the avoidance of doubt, any of the Oil and Gas Properties of the HighPeak Entities) under, any provision of (i) the Organizational Documents of any HighPeak Entity, (ii) assuming the consents, approvals and notices referred to in Section 4.2(c) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(c) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any Material HighPeak Contract or an Oil and Gas Lease of any HighPeak Entity or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to any applicable HighPeak Entity or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     No HighPeak Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such HighPeak Entity, except for defaults or violations that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(c)     No consent or approval from, or notice to, any third party under any Material HighPeak Contract or an Oil and Gas Lease of any HighPeak Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, other than Immaterial Consents.

5.4     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by such HighPeak Entity or its Ultimate Parent Entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (c) any such consent, approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

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5.5     Financial Statements.

(a)     Contributor has made available to the Company (i) the audited consolidated balance sheet of HPK Energy as of December 31, 2019 (the “Balance Sheet Date”) and the related consolidated statement of operations, changes in partners’ capital and cash flows for HPK Energy covering the period from the inception of HPK Energy through December 31, 2019, (ii) the audited consolidated balance sheet of each of HPEP I and HPEP II (which includes the financial information of the applicable HighPeak Entity(ies) as noted therein) as of December 31, 2019 and the related statements of operations, changes in partners’ capital and cash flows for the period from inception through December 31, 2019 and (iii) the unaudited balance sheet of HighPeak Employer as of December 31, 2019 (collectively, the financial statements described in this paragraph, the “Financial Statements”).

(b)     The Financial Statements, to the extent they relate to the financial information of the Transferred Entities, (i) have been prepared based upon the books of account and other financial records of the Transferred Entities, (ii) have been prepared in accordance with GAAP consistently applied using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon, except, solely with respect to any unaudited Financial Statements, for (A) the absence of footnotes and (B) normal year-end adjustments which are not material to the Transferred Entities, taken as a whole and (iii) fairly present, in all material respects, the financial position and performance of the Transferred Entities as of the dates thereof and for the periods set forth therein.

5.6     Absence of Certain Changes or Events.

(a)     Since the Effective Date, there has not been any event, change, effect or development that, individually or in the aggregate, has had a HighPeak Material Adverse Effect.

(b)     From the Effective Date through the date of this Agreement, the Transferred Entities have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

5.7     No Undisclosed Material Liabilities. There are no liabilities of any Transferred Entity, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for in the Financial Statements; (b) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (c) liabilities incurred in connection with any emergency on any of the oil and gas properties or assets of the HighPeak Entities, in any case incurred subsequent to the Balance Sheet Date; (d) liabilities for fees and expenses incurred in connection with, or in furtherance of, the Transactions; (e) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (f) liabilities incurred as permitted under Section 8.1(b); and (g) liabilities which have not had, individually or in the aggregate, a HighPeak Material Adverse Effect and have not and are not reasonably likely to exceed, individually and in the aggregate, $20,000,000.

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5.8     HighPeak Permits; Compliance with Applicable Law.

(a)     The HighPeak Entities hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “HighPeak Permits”), except where the failure to so hold (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect and (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. The HighPeak Entities are in compliance with the terms of the HighPeak Permits in all material respects. As of the date hereof, no investigation or review by any Governmental Entity with respect to any HighPeak Entity is pending or, to Contributor’s Knowledge, threatened, other than those the outcome of which is not reasonably expected (A) to have, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     Except with respect to compensation, benefits and labor matters (which are provided for in Section 5.10 and Section 5.11), Tax matters (which are provided for in Section 5.10 and Section 5.12) and environmental matters (which are provided for in Section 5.14), the HighPeak Entities are in compliance with and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. As of the date hereof, no HighPeak Entity has received any written communication since December 31, 2018 from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation of, any applicable Law.

5.9     Litigation. Except for such matters as have not had, individually or in the aggregate, a HighPeak Material Adverse Effect, there is no (a) Proceeding pending, or, to Contributor’s Knowledge, threatened against any HighPeak Entity or (b) judgment, settlement, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against any HighPeak Entity, in each case, that would be reasonably likely to materially interfere with the business of such HighPeak Entity as currently conducted, or after the Closing, the business of Parent Parties as proposed to be conducted.

5.10     Compensation; Benefits.

(a)     Schedule 5.10(a) of the Contributor Disclosure Letter identifies each material Employee Benefit Plan sponsored, maintained or contributed to by any Transferred Entity or with respect to which any Transferred Entity has any liability, excluding any Employee Benefit Plans maintained by any professional employer organization (each, a “HighPeak Plan”). Contributor has made available to the Company, with respect to each HighPeak Plan, as applicable: (i) the plan document and (ii) to the extent applicable, the summary plan descriptions and summaries of material modifications thereto.

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(b)     None of the Transferred Entities has contributed to, has ever had an obligation to contribute to, or had any liability with respect to (including contingent liability), and none of the HighPeak Plans are, (i) an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or (ii) except as required by applicable Law, an Employee Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(c)     Except as would not have, individually or in the aggregate, a HighPeak Material Adverse Effect, each HighPeak Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(d)     Neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) accelerate the time of payment or vesting under any HighPeak Plan or (ii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any HighPeak Plan.

(e)     No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No HighPeak Plan provides for the gross-up of or reimbursement for any Taxes imposed by Sections 4999 or 409A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and in Section 5.11 are the only representations and warranties in this Agreement with respect to compensation and benefit matters of the Transferred Entities.

5.11     Labor Matters.

(a)     As of the date of this Agreement, (i) none of the Transferred Entities is a party to any collective bargaining agreement or other agreement with any labor union, (ii) to Contributor’s Knowledge, there is no pending union representation petition involving employees of the Transferred Entities, and (iii) there is no pending or, to Contributor’s Knowledge, threatened organizational activity of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)     As of the date of this Agreement, there is no unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Transferred Entities pending, or, to Contributor’s Knowledge, threatened.

(c)     As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to Contributor’s Knowledge, threatened, against or involving any Transferred Entity.

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(d)     The Transferred Entities are, as of the date of this Agreement, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and, as of the date of this Agreement, there are no Proceedings pending or, to Contributor’s Knowledge, threatened against the Transferred Entities, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, other than any such matters described in this sentence that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 5.10 and this Section 5.11 are the only representations and warranties in this Agreement with respect to compensation, benefits and labor matters of the Transferred Entities.

5.12     Taxes.

(a)     All material Tax Returns required to be filed by or with respect to the Transferred Entities or with respect to the assets of the Transferred Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Transferred Entities (or for which the Transferred Entities may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to any Transferred Entity have been satisfied in full. There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against a Transferred Entity or with respect to the assets of a Transferred Entity in respect of any Tax or Tax Return.

(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any Transferred Entity.

(d)     There is no outstanding material claim, assessment or deficiency against any Transferred Entity for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Contributor (or its Affiliates) or a Transferred Entity in a jurisdiction where a Transferred Entity does not file a Tax Return that it is or may be subject to Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by either Contributor, its Affiliates or a Transferred Entity.

(f)     No Transferred Entity is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

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(g)     No Transferred Entity has participated, nor is any Transferred Entity currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of the HighPeak Entities presently is properly classified as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, has been since formation properly classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each of the HighPeak Entities other than HPK Energy will be at the Closing properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes. No HighPeak Entity has made any filing with any Tax authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(i)     None of the assets of any HighPeak Entity are subject to a tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)     HighPeak Employer is properly classified as an association taxable as a corporation for U.S. federal income tax purposes.

(k)     Other than for purposes of Texas franchise tax, no Transferred Entity is or has ever been, a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), as a transferee or successor, or otherwise by operation of Law.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.12 and Section 5.10 are the only representations and warranties in this Agreement with respect to Tax matters of the Transferred Entities.

5.13     Oil and Gas Matters.

(a)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold and except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Cawley, Gillespie & Associates, Inc. (the “HighPeak Independent Petroleum Engineers”) as of December 31, 2019 relating to the Oil and Gas Properties owned by the applicable HighPeak Entity referred to in each such reserve report, copies of which are attached to Schedule 5.13(a) of the Contributor Disclosure Letter (collectively, the “HighPeak Reserve Report”), the HighPeak Entities have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the HighPeak Reserve Report and, in each case, as attributable to interests owned by the HighPeak Entities. The term “Good and Defensible Title” means that a HighPeak Entity’s title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the HighPeak Reserve Report) (A) entitles such HighPeak Entity to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (I) decreases in connection with those operations in which the HighPeak Entities or their successors or assigns may, from and after the date of this Agreement and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (II) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement and (III) decreases required after the date of this Agreement to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (B) obligates such HighPeak Entity to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the HighPeak Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties, except for (I) increases resulting from contribution requirements with respect to defaulting co-owners from and after the date of this Agreement under applicable operating agreements or (II) increases to the extent that such increases are accompanied by a proportionate increase in the net revenue interest of the HighPeak Entities and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

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(b)     As of the date hereof, except to the extent Aggregate Title Losses do not exceed the Title Threshold, the HighPeak Entities hold defensible title (that is either of record or in which the HighPeak Entities have contractual rights) to Oil and Gas Leases covering not less than the number of gross acres and Net Mineral Acres and the geological formations in Howard and Borden Counties, Texas as described under the caption “Information About the Target Assets—HighPeak Assets” in the Proxy Statement, subject to Permitted Encumbrances. The term “Net Mineral Acres” means, with respect to each Oil and Gas Lease of the HighPeak Entities in Howard County and Borden County, Texas, (i) the number of gross acres in the lands covered by such Oil and Gas Lease, multiplied by (ii) the undivided mineral interest in such lands covered by such Oil and Gas Lease, multiplied by (iii) the applicable HighPeak Entity’s working interest in such Oil and Gas Lease.

(c)     The factual, non-interpretive data supplied to the HighPeak Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the HighPeak Reserve Report, by or on behalf of the HighPeak Entities that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the HighPeak Entities in connection with the preparation of the HighPeak Reserve Report was, as of the time provided, accurate in all material respects. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, to Contributor’s Knowledge, there have been no changes in respect of the matters addressed in the HighPeak Reserve Report that have had, individually or in the aggregate, a HighPeak Material Adverse Effect.

(d)     Except as has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a HighPeak Entity have been timely and properly paid and (iii) as of the date hereof, no HighPeak Entity has received written notice from any other party to any such Oil and Gas Lease that such HighPeak Entity is in breach or default under any Oil and Gas Lease.

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(e)     All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the HighPeak Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law.

(f)     All Hydrocarbon, water, CO2 or injection wells located on any of the Oil and Gas Properties of any HighPeak Entity have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material HighPeak Contract.

(g)     As of the date hereof, there is no well included in the Oil and Gas Properties of any HighPeak Entity that is subject to any order from any Governmental Entity or written notice pursuant to an Oil and Gas Lease or a Material HighPeak Contract from any other third party requiring that such well be plugged and abandoned.

(h)     As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any HighPeak Entity or any Oil and Gas Properties and which Contributor reasonably anticipates will individually require expenditures by a HighPeak Entity in excess of $100,000.

(i)     No HighPeak Entity is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold, no HighPeak Entity is in breach or default of, in any material respect, any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease. As of the date hereof, no HighPeak Entity has received from any applicable lessor any written notice of any material default or material breach by such HighPeak Entity under any Oil and Gas Lease for which default or breach has not been cured or remedied.

(k)     There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the HighPeak Entities that would be triggered by the consummation of the Transactions and result in a loss of any material portion of such Oil and Gas Properties.

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5.14     Environmental Matters. Except for those matters that have not had, individually or in the aggregate, a HighPeak Material Adverse Effect:

(a)     the HighPeak Entities and their respective operations and assets are in compliance with Environmental Laws and such compliance includes holding and maintaining all HighPeak Permits issued pursuant to Environmental Laws required for the operations of the HighPeak Entities as presently conducted;

(b)     the HighPeak Entities are not subject to any pending or, to Contributor’s Knowledge, threatened Proceeding under Environmental Laws and, to Contributor’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such liability or obligation;

(c)     there have been no Releases of Hazardous Materials at any property owned, operated or otherwise used by any HighPeak Entity, which Releases are reasonably likely to result in a liability to a HighPeak Entity under Environmental Law; and

(d)     as of the date hereof, no HighPeak Entity has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property owned, operated, or otherwise used by any HighPeak Entity.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.14 are the only representations and warranties in this Agreement with respect to environmental matters of the HighPeak Entities.

5.15     Material Contracts.

(a)     Other than the HighPeak Employer PSA, Schedule 5.15(a) of the Contributor Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following contracts to which a Transferred Entity is a party or by which its assets are otherwise bound:

(i)     each contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Contributor reasonably expects that a HighPeak Entity will make payments in excess of $100,000 annually or $1,000,000 in the aggregate for the remaining term of such contract;

(ii)     each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by a Transferred Entity (whether incurred, assumed, guaranteed or secured by any asset);

(iii)     each contract for lease of personal property or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $100,000 in any calendar year, or $1,000,000 in the aggregate for the remaining term of such contract, that are not terminable without penalty within ninety (90) days, other than contracts related to drilling rigs;

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(iv)     each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of a Transferred Entity to compete with respect to any Oil and Gas Properties in Howard County or Borden County, Texas, during any period of time after the Closing;

(v)     each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the HighPeak Entities, taken as a whole, other than contracts for the sale of Hydrocarbons by the HighPeak Entities in the ordinary course of business;

(vi)     each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)     each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of any Transferred Entity;

(viii)     each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a HighPeak Entity to make expenditures that would reasonably be expected to be in excess of $100,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)     each agreement under which a HighPeak Entity has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

(x)     any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xi)     each contract that is a gathering, transportation, processing or similar agreement to which a HighPeak Entity is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days;

(xii)     any contract involving a HighPeak Entity, on the one hand, and Contributor, any of Contributor’s Affiliates or any executive officer or director of a HighPeak Entity, on the other hand;

(xiii)     any contract that, upon the consummation of the Transactions, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from a Transferred Entity to any officer, director, consultant or employee of any of the foregoing; and

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(xiv)     each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case, that is material to the business of any of the Transferred Entities, taken as a whole, other than those contained in (A) any agreement in which such provision is solely for the benefit of a Transferred Entity or (B) customary royalty pricing provisions in Oil and Gas Leases.

(b)     Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the “Material HighPeak Contracts.” Except for any Material HighPeak Contract that terminated pursuant to its terms between the date of this Agreement and the Closing, each Material HighPeak Contract is legal, valid, binding and enforceable in accordance with its terms on the HighPeak Entity that is a party thereto and, to Contributor’s Knowledge, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. No HighPeak Entity is in breach or default, in any material respect, under any Material HighPeak Contract nor, to Contributor’s Knowledge, is any other Person party to any such Material HighPeak Contract in breach or default, in any material respect, thereunder. To Contributor’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default in any material respect under any Material HighPeak Contract on the part of any of the parties thereto. As of the date hereof, no HighPeak Entity has received written notice of termination, cancellation or material modification of any Material HighPeak Contract. Contributor has heretofore made available to the Company complete and correct copies of the Material HighPeak Contracts.

(c)     Contributor has made available to the Company a true and complete copy of the HighPeak Employer PSA and all schedules and exhibits thereto, a copy of which is attached as Exhibit G hereto. The HighPeak Employer PSA (i) is legal, valid, binding and enforceable on HPK Energy and, to Contributor’s Knowledge, the other party thereto, (ii) is in full force and effect, except, in the case of clauses (i) and (ii), as may be limited by Creditors’ Rights generally, (iii) has not been further amended without the prior consent of Parent and (iv) constitutes the entire agreement of the parties thereto concerning the subject matter thereof and there are no other side agreements or other agreements concerning the subject matter thereof that are not expressly contemplated thereby.

5.16     Insurance. Set forth on Schedule 5.16 of the Contributor Disclosure Letter is a true, correct and complete list of as of the date of this Agreement of all material insurance policies held by the Transferred Entities or held by any Affiliate of a Transferred Entity under which a Transferred Entity is named as an additional insured (collectively, the “Material HighPeak Insurance Policies”). Each of the Material HighPeak Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material HighPeak Insurance Policy has been made available to the Company to the extent requested by the Company prior to the date of this Agreement. All premiums payable under the Material HighPeak Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material HighPeak Insurance Policy and none of the insurers have denied any coverage, in whole or in part, for any pending claims that have been submitted by or on behalf of any Transferred Entity under a policy with such insurers.

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5.17     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any HighPeak Entity.

5.18     Information Supplied. The information supplied or to be supplied by Contributor for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Parent and at the time of any meeting of Parent stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Contributor with respect to statements made or incorporated by reference therein based on information supplied by any Parent Party for inclusion therein.

Article VI
REPRESENTATIONS AND WARRANTIES OF the COMPANY AND MERGER SUB

The Company and Merger Sub (collectively, the “Parent Subsidiaries”), jointly and severally, represent and warrant to Contributor as of the date hereof as follows:

6.1     Organization, Standing and Power. Each Parent Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on either Parent Subsidiary (a “Parent Subsidiary Material Adverse Effect”). Each Parent Subsidiary has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the Parent Subsidiaries have not been amended in any respect from those made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

6.2     Authority; No Violations; Consents and Approvals.

(a)     Each Parent Subsidiary has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Parent Subsidiary, subject to receipt of the Parent Stockholder Approval, the Company Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement by the Parent Subsidiaries and, subject to receipt of the Company Stockholder Approval and the Merger Sub Stockholder Approval, the consummation by the Parent Subsidiaries of the Transactions applicable to each such Parent Subsidiary have been duly authorized by all necessary action on the part of such Parent Subsidiary. This Agreement has been duly executed and delivered by each Parent Subsidiary and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of each Parent Subsidiary enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval, Company Stockholder Approval and Merger Sub Stockholder Approval.

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(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of a Parent Subsidiary to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of a Parent Subsidiary under, any provision of (i) the Organizational Documents of a Parent Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which the properties or assets of a Parent Subsidiary are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to a Parent Subsidiary or any properties or assets of a Parent Subsidiary, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(c)     No Parent Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of a Parent Subsidiary or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is now a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, other than the Parent Stockholder Approval and Immaterial Consents.

6.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by a Parent Subsidiary or the Ultimate Parent Entity of a Parent Subsidiary, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

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6.4     Capitalization and Assets.

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such outstanding Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and, as of the Closing, the Forward Purchase Agreement Amendment, any rights a Person may acquire with respect to the PIPE Investment, the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)     At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock issuable in connection with the Forward Purchases (unless the Forward Purchase Agreement is cancelled prior to or concurrently with Closing) and the PIPE Investment will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the shares of the Company Common Stock issued as Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (v) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

(c)     Other than the Company’s Interests in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, no Parent Subsidiary owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. Each of the Parent Subsidiaries was formed solely for the purpose of entering into this Agreement (including that certain Business Combination Agreement, dated as of November 27, 2019, as amended as of February 6, 2020, which was terminated by the Parties as of April 24, 2020 (the “Predecessor Agreement”)) and engaging in the Transactions. Other than (i) the Company’s Interests in Merger Sub, (ii) any rights or obligations of a Parent Subsidiary under this Agreement, (iii) assets contemplated by this Agreement to be transferred to a Parent Subsidiary, (iv) obligations incurred in connection with the incorporation of a Parent Subsidiary, (v) obligations incurred in connection with and the negotiation and consummation of this Agreement (including the Predecessor Agreement) and the Transactions and (vi) obligations incurred in connection with and the negotiation and consummation of a revolving credit facility or term loan that any Parent Party may enter into in accordance with Section 8.2, no Parent Subsidiary has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

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6.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of a Parent Subsidiary.

6.6     Accredited Investor; Investment Intent. The Company is an accredited investor as defined in Regulation D under the Securities Act. The Company is acquiring the Transferred Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. The Company acknowledges that the Transferred Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Company, together with Parent, its sole equityholder, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.7     No Additional Representations.

(a)     Except for the representations and warranties made in this Article VI and in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes any express or implied representation or warranty with respect to the Parent Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of the Parent Subsidiaries hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent Subsidiaries in this Article VI and by Parent in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

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(b)     Notwithstanding anything contained in this Agreement to the contrary, each Parent Subsidiary acknowledges and agrees that none of Contributor, any of the Transferred Entities or any other Person has made or is making any representations or warranties relating to (i) the Transferred Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article IV and Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the Transferred Entities furnished or made available to a Parent Subsidiary or any Representative of a Parent Subsidiary. Without limiting the generality of the foregoing, each Parent Subsidiary acknowledges that no representations or warranties are made by Contributor, any Transferred Entity or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to or made by any Parent Subsidiary or any of their respective Representatives, Contributor, any Transferred Entity or any other Person (including in any online data room, management presentations or in any other form in expectation of, or in connection with, the Transactions).

Article VII
REPRESENTATIONS AND WARRANTIES OF parent

Except (i) as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent to Contributor on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and (ii) as disclosed in any Parent SEC Document (excluding any disclosures included in any “risk factor” section of any such Parent SEC Document or any other disclosures in any such Parent SEC Document to the extent they are predictive, forward looking, non-specific and general in nature), Parent represents and warrants to Contributor as of the date hereof as follows:

7.1     Organization, Standing and Power. Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Parent has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of Parent have not been amended in any respect from the copy made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

7.2     Authority; No Violations; Consents and Approvals.

(a)     Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Parent, subject to receipt of the Parent Stockholder Approval. The execution and delivery of this Agreement by Parent and, subject to receipt of the Parent Stockholder Approval, the consummation by Parent of the Transactions applicable to Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval.

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(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent under, any provision of (i) the Organizational Documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is a party or by which Parent’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 7.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to Parent or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(c)     Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, other than the Parent Stockholder Approval, the Company Stockholder Approval, the Merger Sub Stockholder Approval and Immaterial Consents.

7.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by Parent or its Ultimate Parent Entity, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Material Adverse Effect.

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7.4     Capitalization and Subsidiaries.

(a)     The authorized capital stock of Parent consists of (x) 200,000,000 shares of Parent Class A Common Stock, (y) 15,000,000 shares of Parent Class B Common Stock and (z) 1,000,000 shares of Parent Preferred Stock. As of April 24, 2020: (i) 35,616,199 shares of Parent Class A Common Stock, 10,350,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock were issued and outstanding; (ii) 30,980,000 whole warrants entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share of Parent Class A Common Stock (“Parent Warrants”) were issued and outstanding and 30,980,000 shares of Parent Class A Common Stock were reserved for issuance upon the exercise of such Parent Warrants; (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock were subject to issuance upon exercise of outstanding options and (iv) no Indebtedness of Parent having the right to vote (or convertible into Interests having the right to vote) on any matters on which the equityholders of Parent may vote was issued and outstanding (“Voting Debt”). No Parent Warrants are exercisable until after the Closing. All (A) issued and outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Parent Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

(b)     Except as contemplated by this Agreement, the Warrant Agreement and the Forward Purchase Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from any Parent Party any Parent Common Stock or Parent Preferred Stock or other Interests in Parent (collectively, “Parent Equity Interests”) or securities convertible into or exchangeable or exercisable for Parent Equity Interests. Except as set forth in this Section 7.4, there are outstanding: (i) no Parent Equity Interests, Voting Debt or other voting securities of Parent; (ii) no securities of Parent convertible into or exchangeable or exercisable for Parent Equity Interests, Voting Debt or other voting securities of Parent, and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Interests of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any Parent Equity Interests.

(c)     Other than Interests held directly in the Company and indirectly in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, Parent does not own, directly or indirectly, any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. As of the date of this Agreement and until the Closing, Parent owns and shall own, directly, all of the issued and outstanding Interests in the Company and, indirectly through the Company, all of the issued and outstanding Interests in Merger Sub.

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7.5     Brokers. Except for the fees and expenses payable to Oppenheimer & Co., Inc., EarlyBirdCapital, Inc. and Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

7.6     SEC Documents.

(a)     Parent has made available to Contributor (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the Parent Class A Common Stock (the “Parent SEC Documents”). Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to Contributor all material correspondence between the SEC on the one hand, and Parent or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. To Parent’s Knowledge, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(b)     The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent as of their respective dates and the results of operations and the cash flows of Parent for the periods presented therein.

(c)     Parent makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

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7.7     No Indebtedness. Except for the Sponsor Loans and any revolving credit facility or term loan that any Parent Party enters into in accordance with Section 8.2, no Parent Party has any Indebtedness.

7.8     Compliance with Laws. Since the date of its incorporation, Parent has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written communication since the date of its incorporation from a Governmental Entity that alleges that Parent is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect.

7.9     Litigation. Except for such matters as have not had, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to Parent’s Knowledge, threatened against Parent or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent. To Parent’s Knowledge, as of the date hereof, no officer or director of Parent is a defendant in any material Proceeding in connection with his or her status as an officer or director of Parent. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

7.10     Certain Contracts and Arrangements. The lists of exhibits contained in the Parent SEC Documents sets forth a true and complete list, as of the date of this Agreement, of (a) each agreement to which Parent is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (b) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of Parent’s business on a consolidated basis is conducted; (c) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries and (d) any contract that includes any Affiliate of Parent (other than a Subsidiary of Parent) as a counterparty (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is not in breach or default under any Parent Contract nor, to Parent’s Knowledge as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder.

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7.11     Solvency. Parent is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Parent or the Company. Assuming (a) that the representations and warranties of Contributor contained in Article IV and Article V are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) and (b) that the projections and other forecasts for the HighPeak Entities and related estimates, plans and budget information made available to Parent are true and correct in all material respects, and at the Closing, and after giving effect to the Transactions, each of Parent, the Company and each of the Transferred Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

7.12     Board Approval; Vote Required. The board of directors of Parent (the “Parent Board”) (upon the recommendation of a special committee composed entirely of independent and disinterested directors (the “Special Committee”)) has declared the advisability of the Transactions in accordance with applicable Law and as required by Parent’s Organizational Documents and approved this Agreement and the Transactions and determined that the Transactions are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of the Transactions. The affirmative vote cast by the holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the approval and adoption of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”) is the only vote of holders of any class or series of Parent’s capital stock necessary to approve the Business Combination Proposal (the vote of the holders of Parent’s capital stock referred to above in this Section 7.12, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Transactions.

7.13     Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ”. There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock constituting the Merger Consideration or the Stock Consideration shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

7.14     Trust Account. As of March 31, 2020, Parent had approximately $373,830,123 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

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7.15     Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Parent relating to the Parent Stockholder Approval, will, at the date mailed to the stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

7.16     Absence of Certain Changes or Events.

(a)     Since December 31, 2019, there has not been any event, change, effect or development that, individually or in the aggregate, had a Parent Material Adverse Effect.

(b)     From December 31, 2019, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

7.17     Taxes.

(a)     All material Tax Returns required to be filed by or with respect to Parent have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by Parent (or for which Parent may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to Parent have been satisfied in full. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against Parent in respect of any Tax or Tax Return.

(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by Parent.

(d)     There is no outstanding material claim, assessment or deficiency against Parent for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Parent in a jurisdiction where Parent does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent.

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(f)     Parent (i) is not a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, and (ii) other than with the Company and Merger Sub, has not been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of Parent, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or clause (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)     Parent has not participated, nor is Parent currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of Parent, the Company and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

7.18     No Additional Representations.

(a)     Except for the representations and warranties made in Article VI and in this Article VII, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article VII and the representations and warranties made by the Parent Subsidiaries in Article VI, neither Parent nor any other Person on behalf of Parent makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Contributor, any of the HighPeak Entities or any other Person has made or is making any representations or warranties relating to (i) the HighPeak Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the HighPeak Entities furnished or made available to any Parent Party or any of their respective Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties by Contributor, any of the HighPeak Entities or any other Person are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Parent Party or any of their respective Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

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Article VIII
COVENANTS AND AGREEMENTS

8.1     Conduct of HighPeak Business Pending the Closing. Except (u) as set forth on Schedule 8.1 of the Contributor Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law or the terms of any HighPeak Plan or Material HighPeak Contract, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Contributor promptly notifies the Company of the same) or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Contributor covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall cause each of the HighPeak Entities to (i) conduct its businesses in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect its material Oil and Gas Properties and HighPeak Permits, (C) retain its current officers and (D) preserve its relationships with its key customers and suppliers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, Contributor shall cause the HighPeak Entities (and to the extent applicable, HighPeak Employer) not to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Interests in any HighPeak Entity, other than distributions made to Contributor of rights to receive payments with respect to Sponsor Loans; (B) split, combine or reclassify any Interests in any HighPeak Entity or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests in any HighPeak Entity;

(ii)     offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in any HighPeak Entity or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, in each case, other than to Contributor;

(iii)     amend or propose to amend the Organizational Documents of any HighPeak Entity;

(iv)     (A) merge, consolidate, combine or amalgamate with any Person, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (I) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract, (II) acquisitions in the ordinary course of business for which the consideration does not exceed $25,000,000 in the aggregate and (III) swaps and licenses in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than any other Transferred Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

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(v)     sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (A) items constituting Permitted Encumbrances, (B) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract or (C) sales, swaps, leases or dispositions (I) for which the consideration is $50,000,000 or less and (II) made in the ordinary course of business;

(vi)     consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any HighPeak Entity;

(vii)     change in any material respect the material accounting principles, practices or methods of a HighPeak Entity, except as required by GAAP or applicable Law;

(viii)     except as otherwise done pursuant to an acquisition permitted by Section 8.1(b)(iv), in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable Law, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where HighPeak Employer or a HighPeak Entity has the authority to make such binding election), (B) settle or compromise any material Proceeding relating to Taxes of HighPeak Employer or any HighPeak Entity or (C) change in any material respects any methods of reporting income or deductions for income Tax purposes for HighPeak Employer or any HighPeak Entity from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix)     (A) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers or independent contractors of any Transferred Entity, other than annual increases (and bonuses) granted in the ordinary course of business; (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or independent contractor or (C) terminate, establish or become obligated under any collective bargaining agreement or any material HighPeak Plan, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; in each of (A) through (C), other than as required by applicable Law or the existing terms of any HighPeak Plan;

(x)     incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of any HighPeak Entity in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (A) in accordance with the terms of this Agreement, the Sponsor Loans, (B) the incurrence of Indebtedness (I) constituting borrowings in an amount not to exceed $70,000,000 in the aggregate or (II) by any HighPeak Entity that is owed to any other HighPeak Entity or (C) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (B) above;

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(xi)     (A) enter into any contract that would be a Material HighPeak Contract other than in the ordinary course of business, in which case such Material HighPeak Contract shall be made available by Contributor to the Company, (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Material HighPeak Contract other than in the ordinary course of business, or (C) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

(xii)     modify, amend, terminate or waive any right or benefit of any of the Transferred Entities under the HighPeak Employer PSA (or approve any changes to the Existing ASA (as defined in the HighPeak Employer PSA) that require HPK Energy’s approval pursuant to Section 6.4 of the HighPeak Employer PSA without the prior written approval of Parent, including the prior written approval of the Special Committee);

(xiii)     settle or offer or propose to settle, any Proceeding (other than a Proceeding relating to Taxes) involving the payment of monetary damages by a HighPeak Entity of any amount exceeding $500,000 in the aggregate; provided, however, that no HighPeak Entity shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or (B) involves an admission of criminal wrongdoing by a HighPeak Entity;

(xiv)     authorize or make capital expenditures that exceed an amount greater than $35,000,000 in the aggregate, except for capital expenditures (A) to repair damage resulting from insured casualty events or (B) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xv)     take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions; or

(xvi)     agree or commit to take any action that is prohibited by this Section 8.1(b).

8.2     Conduct of the Parent Parties’ Businesses Pending the Closing. Except (u) as set forth on Schedule 8.2 of the Parent Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Parent promptly notifies Contributor of the same) or (z) as otherwise consented to by Contributor in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     each of the Parent Parties covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

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(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, the Parent Parties shall not:

(i)     amend or propose to amend (A) the Organizational Documents of any Parent Party or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)     offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Parent or any of its Subsidiaries, other than (A) issuances of Company Common Stock in connection with the PIPE Investment, (B) issuances of Company Common Stock and Company Warrants, in each case, in connection with the Forward Purchases, and (C) issuances of any Interests in a, directly or indirectly, wholly-owned Subsidiary of Parent to Parent or another directly or indirectly wholly-owned Subsidiary of Parent;

(iii)     (A) split, combine or reclassify any Interests in Parent or any of its Subsidiaries, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Parent or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Parent or any of its Subsidiaries, other than in connection with the Parent Offer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(iv)     create, incur, guarantee or assume any Indebtedness (other than with respect to Sponsor Loans and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the working capital needs of the Parent Parties or any of their respective Subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other Person;

(v)     (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi)     agree or commit to do any of the foregoing.

8.3     No Hindrance. Each Party covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it will not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions.

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8.4    Access to Information.

(a)

(i)     The Parent Parties shall afford to Contributor and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the “Representatives”), during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Parent Parties and to their books, records, contracts and documents and shall furnish reasonably promptly to Contributor and its Representatives such information concerning their and their Subsidiaries’ respective business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Contributor.

(ii)     Contributor shall, and shall cause the HighPeak Entities to, afford to the Parent Parties and their respective Representatives, during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, agents, properties, offices and other facilities of the HighPeak Entities and to their books, records, contracts and documents and shall, and shall cause the HighPeak Entities to, furnish reasonably promptly to the Parent Parties and their respective Representatives such information concerning the business, properties, contracts and records of the HighPeak Entities as may be reasonably requested, from time to time, by or on behalf of Parent or the Parent Subsidiaries.

(iii)     Each Party and its Representatives shall exercise any access rights described in clauses (i) and (ii) in such a manner as not to interfere unreasonably with the business or operations of the Person providing access or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of such other Person of their normal duties. Notwithstanding the foregoing provisions of this Section 8.4(a), (A) no Party or its Subsidiaries shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement and (B) no Party or its Representatives shall have access to personnel records of another Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in such other Party’s good faith opinion, could subject such disclosing Party or any of its Subsidiaries to risk of liability. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.4(a) for any purpose unrelated to the consummation of the Transactions.

(b)     Each Party agrees to indemnify, defend and hold harmless each Party providing access and such Party’s Affiliates and its and their respective Representatives from any and all claims, losses, obligations and liabilities incurred by such Party providing access, its Affiliates or its or their respective Representatives arising as a result of actions taken by such indemnifying Party or its Representatives pursuant to the access rights under Section 8.4(a); provided that the foregoing indemnification shall not apply to any such claims, losses, obligations or liabilities as are caused by the willful misconduct or gross negligence of the Party providing access, its Affiliates or its or their respective Representatives.

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8.5     HSR and Other Approvals.

(a)     Each of the Parties shall: (i) cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested by such Governmental Entity. Contributor shall notify the Parent Parties if: (A) after the date of this Agreement, Contributor obtains Knowledge that any investigation or review by any Governmental Entity with respect to any HighPeak Entity is commenced or threatened, other than those the outcome of which is not reasonably expected to have, individually or in the aggregate, a HighPeak Material Adverse Effect, or (B) a HighPeak Entity receives any written communication after the date hereof from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation, in any material respect, of, any applicable Law. Nothing in this Section 8.5(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b)     If a filing is required by the HSR Act, the Parent Parties shall or shall cause their Ultimate Parent Entity to and Contributor shall or shall cause its Ultimate Parent Entity to: (i) as promptly as practicable and in any event no later than ten (10) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the End Date).

(c)     No Party shall take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

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8.6     Indemnification of Directors and Officers.

(a)     Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Closing and until the six year anniversary of the Closing, the Company shall, and shall cause the Transferred Entities to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a director or officer of any Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of a Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and the Company shall, or shall cause a Transferred Entity to, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain any Parent Party’s (or a Transferred Entity’s) regularly engaged legal counsel or other counsel satisfactory to them, and the Company shall, or shall cause a Transferred Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor accompanied by reasonable supporting documentation are received and (ii) the Company shall, and shall cause the Transferred Entities to, use their respective reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 8.6, upon learning of any such Proceeding, shall notify the Company or the applicable Transferred Entity (but the failure so to notify shall not relieve the Company from any obligations that it may have under this Section 8.6 except to the extent such failure materially prejudices the Company’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by the Company or a Transferred Entity under this Section 8.6, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for the Company or the Indemnified Person within the last three (3) years.

(b)     None of the Parent Parties or any of their Subsidiaries shall, or shall permit any of their respective Subsidiaries or any Transferred Entity to, amend, repeal or otherwise modify any provision in the Organizational Documents of any Transferred Entity in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law.

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(c)     The Company shall, and shall cause the Transferred Entities to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 8.6(a), relating to the enforcement of such Indemnified Person’s rights under this Section 8.6 or under any Organizational Documents; provided that each Indemnified Person shall agree to refund all such amounts so paid by the Company if it shall ultimately be determined by a final and non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder or thereunder.

(d)     In the event that any Parent Party, any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Parent Party or such Transferred Entity, as applicable, shall assume, or otherwise be bound by the obligations set forth in this Section 8.6. The provisions of this Section 8.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or expense advancement pursuant to this Section 8.6, and such Person’s heirs and Representatives.

8.7     Agreement to Defend. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

8.8     Public Announcements. The Parties shall issue a joint press release promptly following the execution of this Agreement, in form and substance mutually agreeable to the Parties. The Parties will not, and will cause their respective Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the transactions contemplated hereby, without the prior written approval of the Company, in the case of a public announcement by Contributor or its Representatives, or Contributor or the Contributor Representative, in the case of a public announcement by any Parent Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law (including the Proxy Statement and any offering or other documents prepared in connection with any financing by any Party); provided that such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees and financial and legal advisors in connection with the Transactions or the fact that the such Party has entered into this Agreement or (b) any Party’s ability to communicate with its equityholders and other investors (including future investors) the fact that such Party has entered into this Agreement.

8.9     Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Parent Parties, on the one hand, and Contributor, on the other hand, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, a HighPeak Material Adverse Effect, or that would result in a breach of contract or violation of Law resulting in any loss, cost or liability to Parent Parties in excess of $1,000,000, a Contributor Material Adverse Effect, a Parent Material Adverse Effect or a Parent Subsidiary Material Adverse Effect, as the case may be, but the failure to so promptly advise in accordance with the foregoing shall not affect the rights or remedies of any Party to this Agreement. Except with respect to the HSR Act as provided in Section 8.5, and the Parent Parties, on the one hand, and Contributor, on the other hand, shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions; provided, however, that materials provided to the another Party or its outside counsel may be redacted to remove references concerning the valuation of any Party and its Subsidiaries or as necessary to address reasonable privilege concerns. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Parties and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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8.10     Tax Matters.

(a)     Contributor shall be responsible for all Contributor Taxes.

(b)     From the date hereof until the Closing Date, Contributor shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of the Transferred Entities that are required to be filed after the date hereof but on or prior to the Closing Date. All Tax Returns described in this Section 8.10(b) shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Contributor shall cause the Transferred Entities to pay any Taxes reflected on such Tax Returns described in this Section 8.10(b) and Contributor shall be responsible for any failure to file such Tax Returns and to make such payments.

(c)     Contributor shall prepare or cause to be prepared and file or cause to be filed (i) the final U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) required to be filed for the Tax period ending on the Closing Date, and (ii) the U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) for the Tax period ending on December 31, 2019.

(d)     The Company shall prepare, or cause to be prepared, and timely file all Tax Returns required to be filed by the Transferred Entities (other than the Tax Returns set forth in Section 8.10(b) or Section 8.10(c)) which, for the avoidance of doubt, shall include any Tax Return required to be filed by the Transferred Entities after the Closing Date (other than the Tax Returns set forth in Section 8.10(c)). All Tax Returns described in this Section 8.10(d) with respect to a taxable period (or portion thereof) ending on or before the Closing Date shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). The Company shall pay or cause the Transferred Entities to pay any Taxes due with such Tax Returns described in this Section 8.10(d) and shall be responsible for any failure to file such Tax Returns and to make such payments.

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(e)     The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

8.11     Transfer Taxes. The Parties do not expect any Transfer Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement. To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by the Company. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and with respect to minimizing, to the extent permissible under Law, the amount of any Transfer Taxes.

8.12     Tax Reporting. The Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to the extent that the applicable requirements are otherwise satisfied, and the Merger and Business Combination together qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code. Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 8.12 and to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Transactions as described in this Section 8.12.

8.13     The Proxy Statement and the Special Meeting.

(a)     As promptly as reasonably practicable after the date hereof, Parent and Contributor will prepare and Parent will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Parent Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Parent Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Parent Board Recommendation shall be included in the Proxy Statement. The Proxy Statement shall also include the registration of shares of Company Common Stock to be issuable as Merger Consideration, the registration of Company Warrants contemplated in Section 2.6(c) and the registration of Company Common Stock issuable upon the exercise of such Company Warrants. Parent shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Parent shall consider in good faith any comments of such Persons and shall make Parent’s Representatives available to discuss such comments with such Persons. Parent shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Parent receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Parent and Contributor shall prepare any proposed written or material oral responses to such comments and Parent shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Parent shall reasonably consider such comments in good faith. Parent will cause the Proxy Statement to be transmitted to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

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(b)     Parent will take, in accordance with applicable Law, NYSE or Nasdaq rules (as the case may be), the rules of any other applicable stock exchange and the Organizational Documents of Parent, all action necessary to call, hold and convene a special meeting of holders of Parent Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the Business Combination Proposal, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 8.13, Parent will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Parent Common Stock. Once the Special Meeting to consider and vote upon the Business Combination Proposal has been called and noticed, Parent will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Parent Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Parent Common Stock. Subject to Section 8.13(c), Parent will take all reasonable lawful action to solicit Parent Stockholder Approval of the Business Combination Proposal. Parent shall not terminate or withdraw the Parent Offer, other than in connection with the valid termination of this Agreement or with the prior written consent of Contributor.

(c)     The Parent Board (upon the recommendation of the Special Committee) will recommend that the holders of Parent Common Stock approve the Business Combination Proposal (the “Parent Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval at the Special Meeting, the Parent Board may, based upon the recommendation of the Special Committee, withdraw, modify or qualify in any manner the Parent Board Recommendation (any such action a “Change in Recommendation”) only (i) in response to an Intervening Event and (ii) if, based on the recommendation of the Special Committee, the Parent Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (A) Parent has provided to Contributor three Business Days’ (a “Notice Period”) prior written notice advising Contributor that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (B) during such Notice Period, if requested by Contributor, Parent shall, and shall make available and direct its applicable Representatives to, discuss and negotiate in good faith with Contributor any proposed modifications to the terms and conditions of this Agreement and (C) following such Notice Period, the Parent Board, after taking into account any modifications to the terms of this Agreement and the Transactions to which Contributor would agree, concludes in good faith, based on the recommendation of the Special Committee, and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (I) change the approval of this Agreement or any other approval of the Parent Board or (II) relieve Parent of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

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8.14     Cooperation on Proxy Statement and Financing Matters.

(a)     Prior to the Closing and in connection with Parent’s preparation of the Proxy Statement, any other filing required to be made by Parent with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Contributor shall use its reasonable best efforts to provide to Parent, and shall cause each of the HighPeak Entities to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, to provide all cooperation reasonably requested by Parent that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the HighPeak Entities), which reasonable best efforts shall include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of the HighPeak Entities in the Proxy Statement and other filings with the SEC. Contributor hereby consents, on behalf of itself and on behalf of the HighPeak Entities, to Parent’s use of any audited or unaudited financial statements relating to the HighPeak Entities or entities or businesses acquired by the HighPeak Entities reasonably requested by Parent to be used in the Proxy Statement and any other filings that Parent makes with the SEC.

(b)     Prior to the Closing, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at such requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing any financing activities, including (i) the proposed PIPE Investment, (ii) the Forward Purchases, (iii) any Parent Party obtaining a revolving credit facility or term loan or (iv) any other financing activities permitted pursuant to Section 8.1 or Section 8.2, as applicable, and including any activities related to obtaining such consents as are required to be obtained in connection with any such financing activities (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party or any of the Transferred Entities), which reasonable best efforts shall include, among other things, (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Transferred Entities or any Party (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of any Transferred Entities or Parent Parties) customary for such financing activities, to the extent reasonably available, (B) causing senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (C) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (D) using reasonable best efforts to obtain legal opinions reasonably requested by another Party in order to consummate such financing activities, (E) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities and (F) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of any Party or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing and no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

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(c)     Any Party requesting cooperation from another Party pursuant to this Section 8.14 shall promptly, upon request by such cooperating Party, reimburse such cooperating Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such cooperating Party or any of its Subsidiaries in connection with the cooperation contemplated by this Section 8.14 and shall indemnify and hold harmless such cooperating Party, its Subsidiaries and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of any financing or any stockholder, member or limited partner, as the case may be, approval process and any information used in connection therewith, except for liabilities of the cooperating Party to the extent they resulted from (i) information provided by the cooperating Party or any of its Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the willful misconduct of the cooperating Party or any of its Subsidiaries.

8.15     Reasonable Best Efforts; Notification.

(a)     Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VIII, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

(b)     The Parent Parties shall give prompt notice to Contributor, and Contributor shall give prompt notice to the Parent Parties, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article IX not being met, or (ii) the failure by Contributor, in the case of any Parent Party, or by any Parent Party, in the case of Contributor, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification or the delay or failure to provide such notification, shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

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8.16     Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX, and provision of notice thereof by Parent to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to stockholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein, pursuant to Section 5 of the Trust Agreement, the termination of which shall be effected in accordance with Section 5(b) thereof.

8.17     First Amended Charter and First Amended Bylaws; Requisite Approvals. At or prior to the Merger Effective Time, the Company shall file an amended and restated certificate of incorporation with the Delaware Secretary of State in the form attached hereto as Exhibit H (the “First Amended Charter”); provided, however, that the Company shall have no obligation to file the First Amended Charter until each of the conditions to the Closing set forth in Section 9.1 and Section 9.2 have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to such conditions being reasonably expected to be satisfied at the Closing). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of this Agreement by the Parties, (a) Parent, in its capacity as the sole stockholder of the Company, shall deliver to the Company and Contributor a written consent irrevocably approving (i) this Agreement, (ii) the Transactions applicable to the Company, (iii) the First Amended Charter effective as of the Merger Effective Time, (iv) the adoption of the amended and restated bylaws of the Company in the form attached hereto as Exhibit I effective as of the Merger Effective Time and (v) the adoption of the LTIP (the “Company Stockholder Approval”), and (b) the Company, in its capacity as the sole stockholder of Merger Sub, shall deliver to Merger Sub and Contributor a written consent irrevocably approving this Agreement and the Transactions applicable to Merger Sub, including the Merger (the “Merger Sub Stockholder Approval”).

8.18     Directors and Officers of the Company. Prior to the Closing, the board of directors of the Company (the “Company Board”) shall consist of a sole director, who shall be Jack Hightower, subject to his earlier death, disability, resignation or disqualification. Until the date that is five (5) Business Days prior to the date on which the Proxy Statement becomes effective, Contributor may deliver to Parent a list of any individuals that Contributor desires to be appointed to the Company Board effective as of the Closing. Parent, the Company and the Company Board shall take all action necessary to effect the appointments timely designated by Contributor effective as of immediately prior to the Merger Effective Time and shall cause the Company Board to not contain any other individuals serving thereon as of the Closing.

8.19     Listing. The Company shall use its reasonable best efforts to cause the Merger Consideration and the Stock Consideration to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

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8.20     Post-Closing Revenues and Expenses. Following the Closing, if Contributor or any Affiliate of Contributor receives revenues or proceeds that are the property of the Transferred Entities, Contributor shall cause such revenues or proceeds to be promptly delivered to the Transferred Entities. Following the Closing, if Contributor or any Affiliate of Contributor pays or receives an invoice, bill or other request or demand for payment for an amount for which the Transferred Entities are responsible or that is otherwise attributable to any of the assets or properties (including Oil and Gas Properties) of any of the Transferred Entities or that the Transferred Entities operate, then, promptly following the Company receiving written notice thereof with reasonable supporting documentation, the Company shall (or shall cause the Transferred Entities to) reimburse Contributor or its applicable Affiliate such amount or pay the applicable counterparty such amount, as applicable.

8.21     Merger of HPK Energy with and into the Surviving Corporation. Promptly after the Closing, the Company shall cause HPK Energy to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger and the HPK Interests being cancelled for no consideration. Upon the consummation of such merger, any Sponsor Loans between the Surviving Corporation and any of the Transferred Entities shall be immediately and automatically cancelled with no further action required by any Person.

Article IX
CONDITIONS PRECEDENT

9.1     Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)     Regulatory Approval. If applicable, any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)     No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)     Stockholder Approval. The Business Combination Proposal shall have been approved by the Parent Stockholder Approval at the Special Meeting and the Company Stockholder Approval and the Merger Sub Stockholder Approval shall have been obtained.

(d)     Parent Offer. The closing of the Parent Offer shall have occurred.

 (e)   Minimum Capitalization.  The Minimum Aggregate Funding Availability shall not be less than $100,000,000 and the Minimum Equity Capitalization shall not be less than $50,000,000.

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9.2     Additional Conditions to Obligations of Contributor. The obligations of Contributor to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Contributor, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties, as applicable, set forth in Sections 6.1, 6.2(a), 6.5, 7.1, 7.2(a), 7.4 and 7.5 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), and (ii) all other representations and warranties of the Parent Parties set forth in Article VI and Article VII shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “Parent Subsidiary Material Adverse Effect” or “Parent Material Adverse Effect”) would not have, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b)     Performance of Obligations of the Parent Parties. The Parent Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by such entity under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. Contributor shall have received a certificate signed by an executive officer of each of the Parent Parties, dated the Closing Date, confirming that the conditions in Sections 9.2(a) and (b) have been satisfied.

(d)     Listing. The Merger Consideration and the Stock Consideration shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(e)     Parent Transferred Cash. Parent shall have transferred or as of the Closing shall transfer to Company cash or immediately available funds equal to the funds in the Trust Account (net of the Parent Stockholder Redemption Amount and payment of any Transactions Expenses of Parent), together with the net cash proceeds to Parent resulting from any issuance of Parent Class A Common Stock after the date hereof and before the Closing.

(f)     Closing Deliveries. The Parent Parties shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(c) and Section 3.4(a), respectively.

9.3     Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of Contributor. (i) The representations and warranties of Contributor set forth in Sections 4.1, 4.2(a), 4.5, 4.6, 5.1, 5.2 and 5.17 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of Contributor set forth in Article IV and Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date) except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) that would not have, individually or in the aggregate, a Contributor Material Adverse Effect or a HighPeak Material Adverse Effect.

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(b)     Performance of Obligations of Contributor. Contributor shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. The Parent Parties shall have received a certificate signed by an executive officer of Contributor dated the Closing Date, confirming that the conditions in Sections 9.3(a) and (b) have been satisfied.

(d)     Closing Deliveries. Contributor shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(b).

9.4     Action by Parent. Parent shall not agree to waive, in whole or in part, any of the conditions to the Closing set forth in Section 9.1 or Section 9.3 unless the Parent Board has received the recommendation and prior approval of the Special Committee to grant any such waiver.

Article X
TERMINATION

10.1     Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)     by mutual written consent of Parent and Contributor;

(b)     by any Party:

(i)     if any Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by any Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the action or event described in this Section 10.1(b)(i) occurring;

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(ii)     in the event of a breach by a Parent Party (in the case where Contributor is the terminating Party) or by Contributor (in the case where a Parent Party is the terminating Party) of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days (or such shorter number of days in the period from the date of notice of such breach as provided to the breaching party and the End Date) after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the End Date (a “Terminable Breach”); provided, however, that the terminating Party and its Affiliates is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iii)     if, after the final adjournment of the Special Meeting at which a vote of Parent’s stockholders has been taken in accordance with this Agreement, the Parent Stockholder Approval has not been obtained; or

(iv)     if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on August 21, 2020 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iv) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by a Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the failure of the Transactions to occur on or before such date.

10.2     Notice of Termination; Effect of Termination.

(a)     A terminating Party shall provide written notice of termination to all the other Parties specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to all the other Parties.

(b)     In the event of termination of this Agreement by Parent or Contributor as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto except with respect to this Section 10.2, Section 8.4(a), Section 8.4(b), Section 10.3 and Articles I and XI; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of a covenant, agreement or obligation hereunder.

10.3     Expenses and Other Payments.

(a)     Upon and following consummation of the Transactions, except as otherwise provided in this Agreement, the Company shall pay all of its own expenses and the expenses of Contributor (to the extent not paid by or on behalf of Contributor prior to the Closing) and of the Parent Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement (including the Predecessor Agreement) and the consummation of the Transactions (“Transaction Expenses”); provided, however, that notwithstanding anything herein to the contrary, the Parties agree and acknowledge that Contributor’s Transaction Expenses for which the Company shall be responsible shall include, without limitation, all Transaction Expenses of Contributor’s Affiliates. For the avoidance of doubt, in no event shall Contributor’s Transaction Expenses include any amounts incurred by Contributor in connection with the negotiation, execution, performance, amendment or extension of the Grenadier PSA. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

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(b)     For purposes of clarification, nothing contained in this Section 10.3 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 11.11 at any time prior to valid termination of this Agreement pursuant to this Article X.

Article XI
GENERAL PROVISIONS

11.1     Schedule Definitions. All capitalized terms in the Contributor Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

11.2     Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, III and XI and Sections 8.4(b), 8.6, 8.8, 8.10, 8.11, 8.12, 8.14(c), 8.16, 8.20, 8.21, 10.3(a) and the general provisions in this Article XI will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Transaction Agreement, (i) there shall be no liability or obligation on the part of any Party hereto to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

11.3     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

(i)          if to Contributor, to:

HighPeak Energy, LP or such other Contributor
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

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with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

   Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(ii)     if to the Contributor Representative, to:

HighPeak Energy Management, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

   Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(iii)     if to any Parent Party, to:

Pure Acquisition Corp. or such other Parent Party
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
E-mail: [REDACTED]

with a required copy to (which copy shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Facsimile: (713) 220-4285
E-mail: moleary@HuntonAK.com

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11.4     Rules of Construction.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)     The inclusion of any information in the Contributor Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such information is required to be listed in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such items are material to any Party or any of its Subsidiaries taken as a whole, or that such items have resulted in a HighPeak Material Adverse Effect, Contributor Material Adverse Effect, Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Contributor Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Contributor Disclosure Letter and the Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Contributor Disclosure Letter or the Parent Disclosure Letter as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Contributor Disclosure Letter or the Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Contributor Disclosure Letter or the Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)     All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

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(e)     In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

11.5     Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

11.6     Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of Sections 8.6, 8.20, 11.10 and 11.15 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7.

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11.8     Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

11.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of all the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 11.9 shall be void.

11.10     Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

11.11     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.12     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that in the case of obtaining Parent’s approval, prior to the Closing, of any amendments that would affect in any material respect the Merger Consideration, the terms of the Company Warrants, the Stock Consideration, the Forward Purchase Agreement Amendment, the Stockholders’ Agreement or the First Amended Charter, the Special Committee shall first approve in writing such amendments; provided, further, that prior to the Closing, the consent of the Contributor Representative shall not be required to amend this Agreement unless such amendment would adversely affect the Contributor Representative’s rights or increase the Contributor Representative’s obligations hereunder. Once Parent Stockholder Approval is received, the Parties agree that no amendment or modification may be made to this Agreement that would, by Law, require another vote of the stockholders of Parent without first obtaining the approval of Parent’s requisite stockholders.

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11.13     Extension; Waiver. At any time prior to the Closing, the Company and Contributor may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other Parties hereunder;

(b)     waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other Parties contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

11.14     Trust Account Waiver. Contributor acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination (as defined in Parent’s Organizational Documents). Contributor further acknowledges that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. For and in consideration of the Parent Parties entering into this Agreement, Contributor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Parent Party; provided that (a) nothing herein shall serve to limit or prohibit Contributor’s right to pursue a claim against any Parent Party pursuant to this Agreement for legal relief against monies or other assets of any Parent Party held outside the Trust Account or, subject to Section 11.11, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Contributor may have in the future pursuant to this Agreement against the assets or funds of any Party hereto or any of their respective Subsidiaries that are, in each case, not held in the Trust Account.

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11.15     Releases.

(a)     Contributor hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Transferred Entities) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against the Parent Parties, each of their respective Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “Parent Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Contributor or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities or their respective businesses, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in any Parent Party or any of their respective Subsidiaries or any distributions or payments (as consideration of services or otherwise) from any Parent Party or any of their respective Subsidiaries by reason of any matter, cause or thing whatsoever other than (i) the applicable Surviving Provisions, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of any of the Transferred Entities or any Employee Benefit Plan or any other compensation or retention arrangement by any Transferred Entity, any Parent Party or any of their respective Subsidiaries and (iii) any obligations under any of the other Transaction Agreements (the “Contributor Released Claims”). Contributor agrees not to, and to cause its Related Persons not to, assert any Proceeding against any Parent Party, Parent Related Person or Transferred Entity with respect to Contributor Released Claims. Contributor agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Transferred Entities) against any Parent Party, Parent Related Person or Transferred Entity in connection with any liability for any Contributor Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(a) shall not impose any restrictions or limitations on the ability of Contributor (or any of its Related Persons) to exercise or assert any rights or remedies against any Parent Party, Parent Related Person or Transferred Entity that may arise as a result of the ownership by Contributor or its Related Persons of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

(b)     Each Parent Party hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including the Transferred Entities), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Contributor and its past, present and future equityholders, Affiliates and Representatives (other than the Transferred Entities) (collectively, the “Contributor Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Parent Party or any of their Related Persons (including the Transferred Entities) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities, their respective businesses or assets and properties or the ownership or operation thereof, including pursuant to the Organization Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “Parent Released Claims”). Each Parent Party agrees not to, and to cause its Related Persons not to, assert any Proceeding against Contributor or any Contributor Related Person with respect to any Parent Released Claim. Each Parent Party agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against Contributor or any Contributor Related Person in connection with any liability to which a Parent Party or any of their respective Related Persons may become subject for any Parent Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(b) shall not impose any restrictions or limitations on the ability of any Parent Party or any of their respective Subsidiaries to exercise or assert any rights or remedies against Contributor or any Contributor Related Person that may arise as a result of the ownership by Contributor or any Contributor Related Person of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

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(c)     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

11.16     Contributor Representative.

(a)     Each Contributor hereby designates and appoints the Contributor Representative, and the Contributor Representative hereby agrees to serve, as agent and attorney-in-fact, for each Contributor (together with their respective successors and assigns, the “Represented Persons”), with full power and authority to take any and all actions that the Contributor Representative believes are necessary or appropriate to consummate the Transactions or otherwise take such actions as are provided herein, for and on behalf of the Represented Persons as fully as if each Represented Person was acting on its own behalf, including full power and authority on such Represented Person’s behalf to:

(i)     negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement;

(ii)     interpret all of the terms and provisions of this Agreement and each other Transaction Agreement;

(iii)     negotiate, consent to, execute and deliver any amendment, waiver or consent of or under this Agreement;

(iv)     authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Unadjusted Shares under this Agreement;

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(v)     agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities and awards of arbitrators with respect to any claims for indemnification against any Parent Party, in each case, relating to this Agreement;

(vi)     agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities;

(vii)     make, execute, and deliver all other contracts, orders, receipts, notices, requests, instructions, certificates, letters and other writings as the Contributor Representative may deem necessary and proper in connection with Contributor’s obligations under this Agreement or any other Transaction Agreement, or to effect any of the foregoing;

(viii)     give and receive notices and communications under this Agreement;

(ix)     take any and all other actions specified or contemplated by this Agreement, and to engage counsel, accountants or other agents in connection with the foregoing matters; and

(x)     take all actions that are either (A) necessary or appropriate in the judgment of the Contributor Representative for the accomplishment of the foregoing or (B) specifically mandated by this Agreement, in each case, in accordance with the terms of this Agreement or in furtherance of the Transactions;

provided, however, that the Contributor Representative (acting as such) shall not take any action or enter into any agreements or settlements, without the prior written consent of any applicable Represented Person that would (x) disproportionately and adversely affect such Represented Person in relation to any other Represented Person or (y) result in any liability to a Represented Person other than liabilities contemplated in Section 3.2(e)(iv) to be satisfied out of shares of Company Common Stock. Notices or communications to or from the Contributor Representative shall constitute notice to or from the Represented Persons for all purposes under this Agreement except where the context otherwise requires. The Contributor Representative shall provide notices or communications received by it on behalf of the Represented Persons promptly and in any case no more than three (3) Business Days after receipt.

(b)     A decision, act, consent or instruction of the Contributor Representative in accordance with the terms of this Agreement constitutes a decision, act, consent or instruction, as applicable, of the Represented Persons (except where the context otherwise requires or the consent of the Represented Persons is required and has not been obtained) and is final, binding and conclusive upon the Represented Persons, and any Person dealing with the Contributor Representative is entitled to rely on such decision, act, consent or instruction of the Contributor Representative as being the decision, act, consent or instruction of the Represented Persons.

(c)     This appointment and grant of power and authority by the Represented Persons to the Contributor Representative pursuant to this Section 11.16 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Contributor or by operation of Laws, whether upon the death or incapacity of any Contributor, or by the occurrence of any other event.

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(d)     The Company shall pay, including by advancing, all reasonable out-of-pocket costs and expenses of the Contributor Representative, subject to reasonable supporting documentation provided by the Contributor Representative to the Company. The Contributor Representative will have no liability to any Party, or any Party’s respective successors or assigns, with respect to actions taken or omitted to be taken in the Contributor Representative’s capacity as the Contributor Representative.

(e)     Notwithstanding anything in this Agreement to the contrary, the Contributor Representative shall be considered a Party for purposes of this Article XI.

11.17     Several But Not Joint Liability. Notwithstanding anything herein to the contrary, the obligations of HighPeak I, HighPeak II, HighPeak III and HPK Energy GP under this Agreement shall be several but not joint, regardless of the use of the Contributor to refer to all of them in any given Section hereto, and each Contributor shall be then responsible for breaches of its own covenants, representations and warranties. In the event there are any breaches by more than one Contributor of any covenants, representations or warranties of Contributor hereunder, each breaching Contributor’s liability for damages for such breach shall be limited to such Contributor’s pro rata share of such breach (based on its Contributor Percentage Interest as it relates to the sum of the Contributor Percentage Interests of all Contributors in breach).

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HPK ENERGY, LLC

By:      /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

Solely for limited purposes specified herein:

HIGHPEAK ENERGY MANAGEMENT, LLC

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

PURE ACQUISITION CORP.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2020, is made by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”), HighPeak Energy, LP, a Delaware limited partnership (“HP I”), HighPeak Energy II, LP, a Delaware limited partnership (“HP II”), HighPeak Energy III, LP, a Delaware limited partnership (“HP III”), and Jack D. Hightower (“Hightower”). Sponsor, HP I, HP II, HP III and Hightower, including in each case their respective Affiliates and Permitted Transferees (each as defined herein), shall be referred to herein collectively as the “Principal Stockholder Group” and each individually as a “Principal Stockholder.” The Company, the Principal Stockholders and any other Stockholder may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as may be amended or supplemented from time to time, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”), on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure continuing as the surviving corporation of such merger, (ii) the Company will exchange, on a one-for-one basis, all shares of Class A common stock and Class B Common Stock of Pure that are issued and outstanding immediately prior to the merger (other than Class A Common Stock of Pure to be redeemed) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Common Stock” shall have the meaning set forth in the First Amended Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Certificate of Incorporation of the Company, dated as of October 29, 2019, as subsequently amended prior to the date of this Agreement, including pursuant to the First Amended Charter.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Contributors” shall have the meaning set forth in the Recitals.

“Designated Director” shall mean any director designated for nomination by the Principal Stockholder Group.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“First Amended Charter” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“HighPeak I” shall have the meaning set forth in the Recitals.

“HighPeak II” shall have the meaning set forth in the Recitals.

“HighPeak III” shall have the meaning set forth in the Recitals.

“Hightower” shall have the meaning set forth in the Preamble.

“HP I” shall have the meaning set forth in the Preamble.

“HP II” shall have the meaning set forth in the Preamble.

“HP III” shall have the meaning set forth in the Preamble.

“HPK” shall have the meaning set forth in the Recitals.

“HPK Business Combination” shall have the meaning set forth in the Recitals.

“HPK Business Combination Agreement” shall have the meaning set forth in the Recitals.

“HPK GP” shall have the meaning set forth in the Recitals.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 filed on [●].

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“MergerSub” shall have the meaning set forth in the Recitals.

“Nasdaq” shall mean the Nasdaq Capital Market or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“Nasdaq Rules” shall mean the rules and regulations of the Nasdaq.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Original Shares” shall mean the total shares of Common Stock issued and outstanding immediately following the Closing.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person; provided, however, that in no event may any Principal Stockholder as of the date of this Agreement be permitted to Transfer any or all of its shares of Common Stock by means of a distribution of such shares to its direct or indirect partners, members or equityholders for a period of 180 days following the Closing Date, and in no event may any such partner, member or equityholder that receives any such shares of Common Stock in such a distribution be a Permitted Transferee.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Principal Stockholder” or “Principal Stockholders” shall have the meaning set forth in the Preamble.

“Principal Stockholder Group” shall have the meaning set forth in the Preamble.

“Proxy Statement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Pure” shall have the meaning set forth in the Recitals.

“Registration Rights Agreement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, members, general partners, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Sponsor” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, of which the specified Person controls the management, or in the case of a partnership, of which the specified Person is a general partner.

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the Nasdaq Rules, the Exchange Act and SOX.

“voting securities” means one or more shares of capital stock the holder(s) of which are entitled to vote such shares generally in the election of the Company’s directors.

Section 1.2     Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. With respect to each Party that is an entity under applicable state law, such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action of such Party, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2     Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) with respect to each Party that is an entity under applicable state law, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3     Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III
GOVERNANCE

Section 3.1     Board.

(a)     Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of seven directors, (i) four of whom shall be individuals who were initially designated by the Principal Stockholder Group before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement (each, a “Designated Director”), and (ii) three of whom shall be Unaffiliated Directors who were initially designated pursuant to the HPK Business Combination Agreement and thereafter shall be designated pursuant to Section 3.1(d) of this Agreement.

(b)     Principal Stockholder Group Representation. For so long as (i) the Principal Stockholder Group collectively beneficially owns not less than the percentage of the Original Shares shown below and (ii) the total number of Original Shares constitutes not less than the percentage of the then-outstanding total voting securities of the Company shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Principal Stockholder Group that, if elected, will result in the Principal Stockholder Group having the number of directors serving on the Board that is shown below. Such nominees shall not be required to be an “independent director” under the Nasdaq Rules unless otherwise indicated.

Percent of Original Shares Beneficially Owned	Percent of Then- Outstanding Company Voting Securities Represented by Original Shares	Number of Designated Directors
35% or greater	30% or greater	Up to 4 (one of whom must be an independent under the Nasdaq Rules if the Principal Stockholder Group beneficially owns 50% or less of the Company’s total outstanding voting securities)
25% to but not including 35%	25% or greater	Up to 3
15% to but not including 25%	15% or greater	Up to 2
5% to but not including 15%	7.5% or greater	1
Below 5%		0

(c)     At any time the members of the Board are allocated among separate classes of directors, (i) the Designated Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account the immediately preceding clause (i), the Principal Stockholder Group shall be permitted to designate the class or classes to which each Designated Director shall be allocated.

(d)     Unaffiliated Directors. Following the closing of the HPK Business Combination, except as set forth in Section 3.1(b), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee, if then existing, and if no such Nominating and Governance Committee then exists, will be the responsibility of the Board.

(e)     Decrease in Designated Directors. Upon any decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board, the Principal Stockholders shall take all Necessary Action to cause the appropriate number of Designated Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. For the avoidance of doubt, any Designated Director resigning pursuant to this Section 3.1(e) shall be permitted to continue serving as a Designated Director until the Company’s next annual meeting; provided, however, that if the reason for the decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board includes the fact that the Principal Stockholder Group has ceased to beneficially own more than fifty percent (50%) of the Company’s then-outstanding voting securities and none of the four (4) Designated Directors of the Principal Stockholder Group is independent under the Nasdaq Rules, then the Principal Stockholders shall take all Necessary Action to cause one (1) of the four (4) Designated Directors to resign immediately and the vacancy resulting from such resignation shall be filled by a person that is independent under the Nasdaq Rules and is designated by either the Principal Stockholder Group if it then still has the right to designate four (4) Designated Directors or by the Company’s Nominating and Governance Committee or the Board, as the case may be, in accordance with Section 3.1(d).

(f)     Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Company Charter, the Principal Stockholder Group shall have the exclusive right to remove its Designated Directors from the Board (including any committees thereof), and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the Principal Stockholder Group and subject to the limitations on the rights of the Principal Stockholder Group pursuant to Section 3.1(b) and the proviso in Section 3.1(e), the Principal Stockholder Group shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation (including from any committees thereof) of a Designated Director, and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Principal Stockholder Group as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the Principal Stockholder Group shall not have the right to designate a replacement director, and the Company and the Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the Principal Stockholder Group in excess of the number of Designated Directors that the Principal Stockholder Group is then entitled to designate for membership on the Board pursuant to this Agreement.

(g)     Forced Resignation. Each Principal Stockholder shall take all Necessary Action to cause any of its Designated Directors to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the Nasdaq, or by applicable Law, has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders, has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law, has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction or is convicted of or pleaded nolo contendere to any felony involving dishonesty or moral turpitude; provided, however, that, subject to the limitations set forth in Section 3.1(a), 3.1(b) or 3.1(e), the Principal Stockholder Group shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(f). Nothing in this paragraph (g) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(h)     Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the Nasdaq Rules. In the event the size of the Board is increased or decreased at any time to other than seven directors, the Principal Stockholder Group’s designation rights under this Section 3.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(i)     Committees. Subject to applicable Laws and the Nasdaq Rules, the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the Company’s audit committee) for which any such representative is eligible pursuant to applicable Laws and the Nasdaq Rules so long as the Principal Stockholder Group owns a number of shares of Common Stock equal to not less than (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company.

(j)     Expenses. The Company shall reimburse any Principal Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1, provided that a Principal Stockholder requesting any such reimbursement shall include with such request supporting documentation therefor.

Section 3.2     Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the director nominees of the Nominating and Governance Committee or the Board, as applicable, from office. Except as set forth in Section 3.1(b) or the proviso of Section 3.1(e), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee or the Board, as applicable (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.3     Restrictions on Transferability.

(a)     Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Principal Stockholders, and other than as set forth in this Section 3.3, no Principal Stockholder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Closing Date without the prior written consent of the Company.

(b)     Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), and notwithstanding the restrictions set forth in Section 3.3(a), each Principal Stockholder shall be permitted to Transfer shares of Common Stock (i) at any time after 180 days following the Closing Date to any party, provided such Transfer is made in compliance with applicable securities laws, and further provided, that, if such Principal Stockholder wishes to Transfer shares of Common Stock to a Permitted Transferee of such Principal Stockholder and also assign its rights under this Agreement to such Permitted Transferee, then in connection with such Transfer, such Principal Stockholder must provide notice of such transfer to the Company and such Permitted Transferee must agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, and then such Transferee will be treated as a Principal Stockholder, with the same rights and obligations as its Transferring Stockholder for all purposes of this Agreement, and (ii) to the Company or its Subsidiaries.

(c)     Any attempted transaction in violation of this Section 3.3 shall be null and void ab initio.

Section 3.4     Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless such information becomes known to the public through no fault of such Stockholder, disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5     Reimbursement of Expenses. The Company shall reimburse the Company’s directors (including Designated Directors) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6     Indemnity Agreements. Simultaneously with any person becoming a Designated Director, the Company shall execute and deliver to each such Designated Director an Indemnity Agreement dated the date such Designated Director becomes a director of the Company.

Article IV
GENERAL PROVISIONS

Section 4.1     Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee (other than a Permitted Transferee with respect to an assignment by such Permitted Transferee in accordance with Section 3.3(b)) may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6.

Section 4.2     Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; (ii) and in the event that a Stockholder or Designated Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, neither such Stockholder nor such Designated Director (and any such Affiliate) shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3     Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Stockholder at such time as the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) as to any individual Stockholder at such time as such Stockholder ceases to own any of the Original Shares; provided, that the provisions in Section 3.3 and this Article IV shall survive any such termination.

Section 4.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5     Entire Agreement; Amendment.

(a)     This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)     No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7     Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to any Principal Stockholder, to:

HighPeak Pure Acquisition, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [Ryan Hightower]
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Email: smorgan@velaw.com

if to the Company to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [Steven W. Tholen]
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Email: moleary@HuntonAK.com

Section 4.8     Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9     Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12     Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HIGHPEAK ENERGY, INC.

By:

Name:   Steven W. Tholen

Title:     Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:   Jack Hightower

Title:     President & CEO

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

Signature Page to

Stockholders’ Agreement

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:

Name: Jack Hightower

Title:   Chief Executive Officer

Jack Hightower

Signature Page to

Stockholders’ Agreement

Exhibit B

Form of Registration Rights Agreement

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2020 (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as amended or supplemented to date, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”) and HighPeak Energy Management, LLC, solely for limited purposes specified therein, on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure surviving, (ii) the Company will exchange, on a one-for-one basis, all outstanding shares of Class A common stock of Pure and Pure Founder Shares (as defined herein) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contributors” has the meaning set forth in the recitals to this Agreement.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Forward Purchase Warrants” shall mean the up to 7,500,000 warrants exercisable for Common Stock that may be issued pursuant to the Forward Purchase Agreement Amendment (as defined in the HPK Business Combination Agreement).

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“HighPeak I” has the meaning set forth in the recitals to this Agreement.

“HighPeak II” has the meaning set forth in the recitals to this Agreement.

“HighPeak III” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble.

“HPK” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“HPK GP” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“MergerSub” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean (a) any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person or (b) any of the partners, shareholders or members of such Holder or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Holder or relatives of such Holder.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pure” has the meaning set forth in the recitals to this Agreement.

“Pure Founder Shares” shall mean shares of Class B Common Stock, par value $0.0001 per share, of Pure.

“Pure’s Sponsor” shall mean HighPeak Pure Acquisition, LLC, a Delaware limited liability company.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that (a) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (b) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (c) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (a) all registration, qualification and filing fees; (b) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market; (c) fees and expenses with respect to filings required to be made with the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (d) fees and expenses of compliance with securities or “blue sky” laws; (e) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (f) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (g) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (h) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (i) printer, messenger, telephone and delivery expenses; and (j) the reasonable fees and disbursements of one special legal counsel to represent all of the other Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean, collectively the Shares and the Forward Purchase Warrants held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any potion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.	Demand Registration Rights

2.1     Demand Rights.

(a)     At any time, and from time to time, from and after ninety (90) calendar days after the Effective Date, any Holder (each, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers (x) not less than $[●] million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date or (y) all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, with respect to the first such Demand Registration Statement, as soon as reasonably practical from the Effective Date, and with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

(b)     If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such registration shall be allocated first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2     Shelf Registration.

(a)     A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b)     With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)     At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if (i) the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $[●] million, or (ii) such request is for all of the Shares held by Takedown Holder(s) as of the date of such request. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)     Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e)     Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.3     Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4     Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving any “road show” or a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), the Demanding Holder or Takedown Holder, as applicable, shall give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $[●] million in expected gross proceeds or for all Registrable Securities held by such Demanding Holder or Takedown Holder, as applicable. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

Section 3.	Incidental or “Piggy-Back” Registration.

3.1     Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2     Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3     Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4     Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

Section 4.	Limitations on Registration Rights

4.1     Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $[●] million, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $[●] million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $[●] million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2     Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Section 5.	Suspension of Offering

5.1     Suspension of Offering. Notwithstanding the provisions of Sections 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

Section 6.	Registration Procedures

6.1     Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall:

(a)     use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)     prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)     promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)     promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)     use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f)     until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g)     if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)     use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)     if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(j)     in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)     provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)     cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m)     enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $[●] million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(n)     furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)     make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)     take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2     Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3     Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4     Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5     Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than Ms. Barnes and Messrs. Sturdivant and Colvin and each of their Permitted Transferees, unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company (other than, to the extent applicable, Ms. Barnes and Messrs. Sturdivant and Colvin) are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

Section 7.	Indemnification; Contribution

7.1     Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(d)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2     Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(c)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3     Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have under the indemnity provisions of Sections 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Sections 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4     Contribution.

(a)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

Section 8.	Expenses

8.1     Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9.	Rule 144 Reporting

9.1     Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)     make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)     provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

Section 10.	Confidentiality

10.1     Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, managers, partners, officers, employees and equityholders that it shall use due care to prevent its officers, directors, managers, partners, employees, equityholders, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11.	Miscellaneous

11.1     Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2     Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3     Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4     Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5     Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6     Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities or to a transferee acquiring at least $[●] million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7     Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9     Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10     Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

11.11     Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court of the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13     No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)     references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c)     a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)     the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)     the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15     Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remain outstanding.

11.16     Restriction on Transfer After Transaction. The Shares issued upon the exchange of Pure Founder Shares may not be sold until (a) with respect to Shares issued upon exchange of 50% of the Pure Founder Shares, the period ending on the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after the Effective Date and (b) with respect to the Shares issued upon the exchange of the remaining 50% of the Pure Founder Shares, one year after the Effective Date, or earlier, in either case, if, subsequent to the Effective Date on the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Shares for cash, securities or other property.

11.17     No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be. For the avoidance of doubt, each Holder party to the Registration Rights Agreement, dated as of April 12, 2018, between Pure, HighPeak Pure Acquisition, LLC and the other Holders party thereto, agrees that any rights thereunder with respect to Pure are hereby superseded in all respects by the rights of such Holders hereunder with respect to the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:    Jack Hightower

Title:      President & CEO

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

Jack Hightower

Sylvia K. Barnes

Jared S. Sturdivant

M. Gregory Colvin

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

SCHEDULE I

NOTICE ADDRESSES

Party	Address for Notice
HighPeak Energy, Inc.
HighPeak Pure Acquisition, LLC
HighPeak Energy, LP
HighPeak Energy II, LP
HighPeak Energy III, LP
Jack Hightower
Sylvia K. Barnes
Jared S. Sturdivant
M. Gregory Colvin

EXHIBIT C

FORM OF LTIP

1.     Purpose. The purpose of the HighPeak Energy, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) HighPeak Energy, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Stock Awards, Dividend Equivalents, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.     Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)     “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)     “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)     “Award” means any Option, Stock Award, Dividend Equivalent, Cash Award or Substitute Award, together with any other right or interest, granted under the Plan.

(d)     “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cash Award” means an Award denominated in cash granted under Section 6(e).

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(g)     “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)     The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)     If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% on the Effective Date acquires the ability to appoint a majority of the Board.

For purposes of Section 2(g)(i), (iii) and (v), acquisitions of securities in the Company by HighPeak Affiliates shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii), (iv) or (v) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)     “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

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(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)     “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)     “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(d), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)     “Effective Date” means [●], 2020.

(m)     “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)     “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)     “HighPeak Affiliates” means HPK Energy, LP, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Pure Acquisition, LLC and each of their respective Affiliates or future Affiliates in which Jack D. Hightower has the right to appoint such future Affiliate’s respective board of managers.

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(q)     “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)     “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s)     “Nonstatutory Option” means an Option that is not an ISO.

(t)     “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u)     “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)     “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(w)     “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(x)     “SEC” means the Securities and Exchange Commission.

(y)     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(z)     “Stock” means the Company’s Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(aa)     “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(c).

(bb)     “Substitute Award” means an Award granted under Section 6(f).

3.     Administration.

(a)     Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)     designate Eligible Persons as Participants;

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(ii)     determine the type or types of Awards to be granted to an Eligible Person;

(iii)     determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)     determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)     modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)     determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)     impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)     interpret and administer the Plan and any Award Agreement;

(ix)     correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)     make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)     Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

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(c)     Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)     Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)     Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4.     Stock Subject to the Plan.

(a)     Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, a number of shares of Stock equal to 13% of the outstanding shares of Stock on the Effective Date (the “Share Pool”) are reserved and available for delivery with respect to Awards, and 1,300 shares of Stock will be available for the issuance of shares upon the exercise of ISOs. On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, the Share Pool will automatically be increased by (i) the number of shares of Stock issued under the Plan during the immediately preceding calendar year and (ii) 13% of the number of shares of Stock that are newly issued by the Company (other than those issued under the Plan) during the immediately preceding calendar year. For the avoidance of doubt, shares of Stock will not be made available pursuant to both the preceding sentence and Section 4(c).

(b)     Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)     Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d)     Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan, nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

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(e)     Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.     Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.     Specific Terms of Awards.

(a)     General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)     Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)     Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(f) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii)     Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

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(iii)     ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)     Stock Awards. The Committee is authorized to grant Stock Awards to members of the Board as a bonus, as additional compensation, or in lieu of cash compensation any such member of the Board is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(d)     Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

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(e)     Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(f)     Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate of the Company or any other right of an Eligible Person to receive payment from the Company or an Affiliate of the Company. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Substitute Awards referred to in the immediately preceding sentence that are Options may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(f) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price of an outstanding Option, (ii) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the Exercise Price thereof, (iii) exchange any Option for Stock, cash or other consideration when the Exercise Price per share of Stock under such Option exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.     Certain Provisions Applicable to Awards.

(a)     Limit on Transfer of Awards.

(i)     Except as provided in Sections 7(a)(iii) and (iv), each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)     Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

(iii)     To the extent specifically provided by the Committee, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish.

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(iv)     An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)     Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)     Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(d)     Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)     Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.     Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)     Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

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(b)     Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)     Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)     If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price with respect to an outstanding Option may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii)     If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

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(d)     Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)     Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)     accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)     redeem in whole or in part outstanding Awards by requiring (A) the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option, as applicable to such Awards or (B) the mandatory exercise by select holders of some or all of the outstanding Options as of a date, specified by the Committee; provided, however, in each case, that to the extent the Exercise Price of an Option exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii)     make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

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provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.     General Provisions.

(a)     Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)     Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)     Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fort Worth, Texas.

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(d)     Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)     Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate of the Company.

(f)     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)     Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

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(h)     Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)     Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)     Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or settlement of any other Award, require from the Participant (or in the event of his or her death, hiannes or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price or tax withholding) is received by the Company.

C-17

(k)     Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)     Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)     Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)     Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●], 2030. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.     Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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C-18

EXHIBIT D

FORM OF CERTIFICATE OF MERGER

OF

PURE ACQUISITION MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

PURE ACQUISITION CORP.

(a Delaware corporation)

[●], 2020

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), Pure Acquisition Corp., a Delaware corporation (the “Company”), in connection with the merger of Pure Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

Pure Acquisition Merger Sub, Inc.	Delaware

Pure Acquisition Corp.	Delaware

SECOND: A Business Combination Agreement, dated as of May 4, 2020 (the “Agreement”), by and among Merger Sub, the Company, and certain other parties thereto, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving corporation (the “Surviving Corporation”), and the name of the Surviving Corporation shall be “HighPeak Energy Acquisition Corp.”

FOURTH: Upon the effectiveness of the Merger and by virtue of the Merger, the Certificate of Incorporation of the Company shall be amended to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the effectiveness of the Merger, except (a) for Article FIRST, which shall read “The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”)” and (b) that the provisions of the Certificate of Incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and, as so amended, shall read in its entirety as set forth on Exhibit A attached hereto and shall be the amended and restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

FIFTH: The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL.

SEVENTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

EIGHTH: An executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by an authorized officer as of the date first written above.

PURE ACQUISITION CORP.

By:

Name:  Steven W. Tholen

Title:    Chief Financial Officer

Signature Page to Certificate of Merger

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PURE ACQUISITION CORP.

[Attached.]

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HIGHPEAK ENERGY ACQUISITION CORP.

FIRST: The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, par value of $0.0001 per share (“Common Stock”).

FIFTH: Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

NINTH:       A.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

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EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2020 (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), each of the persons listed under the heading “HighPeak Holders” on the signature pages attached hereto, and each party listed under the heading “Forward Purchase Holders” on the signature pages attached hereto (collectively, the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as amended on June 12, 2020 and July 1, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”) and HighPeak Energy Management, LLC, solely for limited purposes specified therein, on the other part, pursuant to which  MergerSub will merge with and into Pure, with Pure surviving,  the outstanding shares of Class A common stock of Pure will be converted into the right to receive (a) one share of common stock, par value $0.0001 per share (“Common Stock”) of the Company (and cash in lieu of fractional shares, if any), (b) a cash amount equal to the amount, if any, by which the per-share redemption value of the Common Stock immediately prior to the closing of the Business Combination (as defined below) (the “Business Combination Closing”) exceeds $10.00 per share, (c) one contingent value right (subject to the terms of a Contingent Value Rights Agreement in substantially the form attached as Exhibit J to the Business Combination Agreement) and (d) one warrant to purchase Common Stock for each one whole share of Common Stock issued pursuant to the clause (a) with respect to such share of Common Stock, (iii) prior to the Business Combination (as defined below), Pure will assign to the Company that certain Warrant Agreement, dated as of April 12, 2018, by and between Pure and Continental Stock Transfer & Trust Company, as warrant agent, and pursuant to such assignment, the Forward Purchase Warrants (as defined below) will become exercisable, pursuant to the terms thereof, for shares of Common Stock and (iv) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, the Company has entered into a Forward Purchase Agreement Amendment (defined herein), pursuant to which the Purchasers (as defined therein) shall have the right to purchase Registrable Securities (as defined herein) of the Company at the Business Combination Closing and enter into this Agreement;

WHEREAS, pursuant to Section 4(g) of the Amended & Restated Forward Purchase Agreement, dated as of July 24, 2020, by and among the Company, each party designated as a Purchaser on the signature pages thereto, HighPeak Energy Partners, L.P. and, solely for limited purposes therein, Pure, the Forward Purchase Holders (the “Forward Purchase Agreement Amendment”) have the right to enter into this Agreement; and

WHEREAS, pursuant to Section 3.4 of the Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the Business Combination.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Combination” has the meaning set forth in the recitals to this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Combination Closing” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contingent Value Rights” means contingent value rights that will be issued to Forward Purchase Holders pursuant to the Forward Purchase Agreement Amendment, and which represent the right to receive, in certain circumstances and if certain conditions are met, additional shares of Common Stock, if necessary, to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as governed by that certain CVR Agreement (as defined in the Forward Purchase Agreement Amendment).

“Contributors” has the meaning set forth in the recitals to this Agreement.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Forward Purchase Agreement Amendment” shall have the meaning set forth in the recitals to this Agreement.

“Forward Purchase Holders” has the meaning set forth in the Preamble.

“Forward Purchase Warrants” shall mean the up to 15,000,000 warrants exercisable for Common Stock that may be issued pursuant to the Forward Purchase Agreement Amendment .

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“HighPeak I” has the meaning set forth in the recitals to this Agreement.

“HighPeak II” has the meaning set forth in the recitals to this Agreement.

“HighPeak III” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble in addition to, solely for the purpose of Section 3.3, the Eligible Purchasers as such term is defined in the Forward Purchase Agreement Amendment. For the avoidance of doubt, a person or entity that becomes a party to this Agreement after the date hereof pursuant to Section 4(g) of the Forward Purchase Agreement shall thereupon become a “Holder.”

“HPK” has the meaning set forth in the recitals to this Agreement.

“HPK GP” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“MergerSub” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pure” has the meaning set forth in the recitals to this Agreement.

“Pure Founder Shares” shall mean shares of Class B Common Stock, par value $0.0001 per share, of Pure.

“Pure’s Sponsor” shall mean HighPeak Pure Acquisition, LLC, a Delaware limited liability company.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that  have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144),  have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or  have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Securities shall not constitute Registrable Securities if all of such Holder’s Securities (together with any Securities held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding the foregoing, (i) for purposes of Section 2.1(b), Section 2.2(c), Section 2.2(d), Section 2.2(e) Section 2.3, Section 3.3, Section 3.4, Section 6.3, and Section 6.5, the term Registrable Securities shall only constitute Shares, and (ii) for purposes of Section 2.4, the term Registrable Securities shall only constitute Shares and, to the extent a minimum of three million Warrants are to be included by any Holder in a Block Trade thereunder, then, with respect to such Holder, Warrants.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including:  all registration, qualification and filing fees;  all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market;  fees and expenses with respect to filings required to be made with the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA;  fees and expenses of compliance with securities or “blue sky” laws;  fees and expenses related to registration in any non-U.S. jurisdictions, as applicable;  fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration);  all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties);  the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement;  printer, messenger, telephone and delivery expenses; and (j) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean, collectively the Shares, Contingent Value Rights and the Forward Purchase Warrants held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution, exercise or settlement, or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, settlement, conversion, exchange or redemption of any other security therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any potion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.	Demand Registration Rights

2.1     Demand Rights.

(a)     At any time, and from time to time, any Holder (each, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers (x) not less than $25 million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date or (y) all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC, or pursuant to the effective registration statement on Form S-1/S-4 filed by the Company on [●], 2020 prior to the Business Combination Closing, and in either case which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, with respect to the first such Demand Registration Statement, as soon as reasonably practical from the Effective Date, and with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

(b)     If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such registration shall be allocated first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2     Shelf Registration.

(a)     A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b)     With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)     At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)     Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e)     Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.3     Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4     Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving any “road show” or a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), the Demanding Holder or Takedown Holder, as applicable, shall give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $15 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

Section 3.	Incidental or “Piggy-Back” Registration.

3.1     Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company, provided that such Holder elects to include its Registrable Securities in the Registration Statement in an amount not less than $10 million. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2     Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3     Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4     Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

Section 4.	Limitations on Registration Rights

4.1     Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 and Section 3 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $5 million, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $5 million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2     Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Section 5.	Suspension of Offering

5.1     Suspension of Offering. Notwithstanding the provisions of Sections 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

Section 6.	Registration Procedures

6.1     Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall:

(a)     use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to  qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement,  take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or  take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)     prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary  to keep such Registration Statement effective and  to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)     promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)     promptly notify the Holders:  when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,  of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose,  of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and  of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)     use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f)     until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders:  of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and  of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g)     if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)     use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)     if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(j)     in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)     provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)     cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m)     enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $25 million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(n)     furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective,  an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and  a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)     make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)     take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2     Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include  responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and  providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3     Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder  agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and  completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4     Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5     Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than Ms. Barnes and Messrs. Sturdivant and Colvin (except to the extent they are current directors of the Company) and each of their Permitted Transferees, unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on  the publication or other distribution of research reports and  analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

Section 7.	Indemnification; Contribution

7.1     Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(d)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2     Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(c)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3     Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have under the indemnity provisions of Sections 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Sections 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4     Contribution.

(a)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

Section 8.	Expenses

8.1     Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9.	Rule 144 Reporting

9.1     Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)     make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request,  a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies),  a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and  such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)     provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

Section 10.	Confidentiality

10.1     Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, managers, partners, officers, employees and equityholders that it shall use due care to prevent its officers, directors, managers, partners, employees, equityholders, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11.	Miscellaneous

11.1     Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2     Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3     Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4     Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5     Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6     Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7     Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9     Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10     Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

11.11     Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court of the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13     No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)     references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c)     a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)     the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)     the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15     Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of  the mutual written agreement of each of the parties hereto to terminate this Agreement or  such date as no Registrable Securities remain outstanding.

11.16     Restriction on Transfer After Transaction. The Shares issued upon the exchange of Pure Founder Shares may not be sold until  with respect to Shares issued upon exchange of 50% of the Pure Founder Shares, the period ending on the earlier of  one year after the Effective Date or  subsequent to the Effective Date, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after the Effective Date and  with respect to the Shares issued upon the exchange of the remaining 50% of the Pure Founder Shares, one year after the Effective Date, or earlier, in either case, if, subsequent to the Effective Date on the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Shares for cash, securities or other property.

11.17     No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be. For the avoidance of doubt, each Holder party to the Registration Rights Agreement, dated as of April 12, 2018, between Pure, HighPeak Pure Acquisition, LLC and the other Holders party thereto, agrees that any rights thereunder with respect to Pure are hereby superseded in all respects by the rights of such Holders hereunder with respect to the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK HOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:  Jack Hightower

Title:    President & CEO

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:

Name: Jack Hightower

Title:   Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name: Jack Hightower

Title:   Chief Executive Officer

Signature Page to

Registration Rights Agreement

HIGHPEAK ENERGY III, LP

By:	HighPeak Energy GP III, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

Jack Hightower

Sylvia K. Barnes

Jared S. Sturdivant

M. Gregory Colvin

FORWARD PURCHASE HOLDERS: [NAME OF PURCHASER]

By:
Name: Title:

Signature Page to

Registration Rights Agreement

SCHEDULE I

NOTICE ADDRESSES

Party	Address for Notice
HighPeak Energy, Inc.
HighPeak Pure Acquisition, LLC
HighPeak Energy, LP
HighPeak Energy II, LP
HighPeak Energy III, LP
Jack Hightower
Sylvia K. Barnes
Jared S. Sturdivant
M. Gregory Colvin
[Forward Purchase Holders]

Exhibit f

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made effective as of [●], 2020 (the “Closing Date”), by and among (i) HighPeak Energy, Inc., a Delaware corporation (the “Company”), (ii) HighPeak Energy Operating, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company that is disregarded as separate from the Company for U.S. federal income tax purposes (“HEO”), (iii) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (iv) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (v) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and (vi) HPK Energy, LLC, a Delaware limited liability company (“HPK Energy GP”, and together with HighPeak I, HighPeak II and HighPeak III, each, an “Assignor” and collectively, the “Assignors”). Capitalized terms used but not herein defined will have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Assignors and the other parties thereto entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as it may be amended, supplemented, or modified from time to time, the “Business Combination Agreement”), under which the Assignors agreed to contribute and assign, directly or indirectly, to the Company, and the Company agreed to accept from the Assignors, the HPK LP Interests, the HPK GP Interests and all Sponsor Loans with respect to which any Assignor is the payee and the Company is the obligor, all on the terms and subject to the conditions set forth therein;

WHEREAS, the Business Combination Agreement permits the Company to designate a subsidiary that is disregarded as separate from the Company for U.S. federal income tax purposes to receive the HPK GP Interests and the Company has designated HEO;

WHEREAS, in accordance with the Business Combination Agreement the assignment and acceptance of the HPK LP Interests, the HPK GP Interests and all Sponsor Loans is to occur immediately following the Merger (as such term is defined in the Business Combination Agreement); and

WHEREAS, the Merger Effective Time (as such term is defined in the Business Combination Agreement) has just occurred.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Business Combination Agreement, the Assignors’ collective receipt of the Stock Consideration pursuant to the terms of the Business Combination Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Assignment and Assumption.

(a)     Each of HighPeak I, HighPeak II and HighPeak III hereby contributes, conveys, assigns, transfers and delivers to the Company all of its rights, title, interest and obligations in and to the HPK LP Interests, and the Company hereby accepts and assumes such HPK LP Interests and, except as set forth in (i) Section 8.4(b), with respect to Contributor’s obligation to indemnify the Parent Parties, (ii) Section 8.7, (iii) Section 8.10, (iv) Section 8.20 and (v) Section 11.15(a), in each case of the Business Combination Agreement, agrees to indemnify, defend and hold harmless each Assignor and its respective Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to (i) the HPK LP Interests or (ii) the ownership or operation of the Transferred Entities or any of their respective assets, in each case whether arising prior to, on or after the Closing Date.

(b)     HPK Energy GP hereby conveys, assigns, transfers and delivers to HEO all of its rights, title, interest and obligations in and to the HPK GP Interests, and HEO hereby accepts and assumes such HPK GP Interests and, except as set forth in (i) Section 8.4(b), with respect to HPK Energy GP’s obligation to indemnify the Parent Parties, (ii) Section 8.7, (iii) Section 8.10, (iv) Section 8.20 and (v) Section 11.15(a), in each case of the Business Combination Agreement, agrees to indemnify, defend and hold harmless HPK Energy GP and its Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to (i) the HPK GP Interests or (ii) the ownership or operation of HPK Energy or its assets, in each case whether arising prior to, on or after the Closing Date.

(c)     Each Assignor hereby contributes, conveys, assigns, transfers and delivers to the Company all of its rights, title, interest and obligations in and to the Sponsor Loans set forth opposite such Assignor’s name on Exhibit A hereto, if any, and the Company hereby accepts and assumes such Sponsor Loans and agrees to indemnify, defend and hold harmless each Assignor and its respective Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to the Sponsor Loans, whether arising prior to, on or after the Closing Date.

2.     Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 2, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

3.      Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Exhibit F-2

4.      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

5.      Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

6.     No Modification of Business Combination Agreement. This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Business Combination Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Business Combination Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Business Combination Agreement.

7.      Waiver of Other Representations. Except for those representations and warranties expressly contained in the Business Combination Agreement, the HPK LP Interests and the HPK GP Interests are being transferred “as-is, where is, with all faults” and the Assignors expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of any Transferred Entity or their respective assets or the prospects, risks and other incidents of any Transferred Entity and their respective assets.

8.      Waiver of Claims. For the avoidance of doubt, neither the Company nor HEO shall have any claim of any kind, direct or indirect, express or implied, against any Assignor pursuant to this Agreement.

[Signature Pages Follow]

Exhibit F-3

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

THE COMPANY: HIGHPEAK ENERGY, INC.

By:
Name:
Title:

HEO: HIGHPEAK ENERGY OPERATING, LLC

By:
Name:
Title:

Signature Page to Assignment Agreement

Exhibit F-4

ASSIGNORS:

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:

Name:

Title:

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name:

Title:

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:

Name:

Title:

HPK ENERGY, LLC

By:

Name:

Title:

Signature Page to Assignment Agreement

Exhibit F-5

EXHIBIT A

SPONSOR LOANS

Assignor	Date of Sponsor Loan	Principal Amount	Total Amount (including accrued and unpaid interest) as of the Closing Date

Exhibit F-6

Exhibit G
HIGHPEAK EMPLOYER PSA

PURCHASE AND SALE AGREEMENT

by and between

HIGHPEAK ENERGY MANAGEMENT, LLC,

as Seller,

and

HPK ENERGY, LP,

as Buyer

Dated as of May 4, 2020

Page

Article I CERTAIN DEFINITIONS		1

1.1	Certain Definitions	1

Article II PURCHASE AND SALE OF THE TRANSFERRED INTERESTS		5

2.1	Purchase and Sale of the Transferred Interests	5
2.2	Purchase Price	5
2.3	Closing; Conditions to Closing; Termination	5
2.4	Deliveries and Actions at Closing	6

Article III REPRESENTATIONS AND WARRANTIES related to SELLER		7

3.1	Organization, Standing and Power	7
3.2	Authority; No Violations; Consents and Approvals	7
3.3	Governmental Consents	8
3.4	Ownership of the Transferred Interests	8
3.5	Brokers	8
3.6	No Additional Representations	8

Article IV REPRESENTATIONS AND WARRANTIES related to the COMPANY		9

4.1	Organization, Standing and Power	9
4.2	Capitalization	9
4.3	No Violations; Consents and Approvals	10
4.4	Governmental Consents	10
4.5	Brokers	10

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		11

5.1	Organization, Standing and Power	11
5.2	Authority; No Violations; Consents and Approvals	11
5.3	Governmental Consents	12
5.4	Brokers	12
5.5	Accredited Investor; Investment Intent	12
5.6	No Additional Representations	12

Article VI COVENANTS AND AGREEMENTS		13

6.1	Conduct of Company Business Pending the Closing	13
6.2	Transfer Taxes; Tax Matters	13
6.3	Cooperation on Tax Matters	13
6.4	Administrative Services Agreement	14
6.5	Transfer of Employee-Related Assets	14
6.6	Expenses and Other Payments	14

Article VII GENERAL PROVISIONS		15

7.1	Survival	15

i

7.2	Notices	15
7.3	Rules of Construction	15
7.4	Counterparts	16
7.5	Entire Agreement; Third Party Beneficiaries	16
7.6	Governing Law; Venue; Waiver of Jury Trial	17
7.7	Severability	18
7.8	Assignment	18
7.9	Affiliate Liability	18
7.10	Specific Performance	18
7.11	Amendment	19
7.12	Extension; Waiver	19
7.13	Releases	19

LIST OF EXHIBITS

Exhibit A     Form of Assignment Agreement

Exhibit B     A&R Administrative Service Agreement Terms

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of May 4, 2020, by and between (i) HPK Energy, LP, a Delaware limited partnership (“Buyer”), and (ii) HighPeak Energy Management, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding Interests in HighPeak Energy Employees, Inc., a Delaware corporation (the “Company” and such Interests, the “Transferred Interests”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign to Buyer, and Buyer desires to acquire, all of the Transferred Interests in exchange for the consideration set forth herein; and

WHEREAS, immediately after the execution of this Agreement, Pure Acquisition Corp., a Delaware corporation (“Pure”), HighPeak Energy, Inc. a Delaware corporation, Pure Acquisition Merger Sub, Inc., a Delaware corporation, HighPeak Energy, LP, a Delaware limited partnership, HighPeak Energy II, LP, a Delaware limited partnership, HighPeak Energy III, LP, a Delaware limited partnership, HPK Energy, LLC, a Delaware limited liability company, and solely for limited purposes specified therein, Seller, shall enter into a Business Combination Agreement (the “HPK Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“A&R ASA” has the meaning set forth in Section 6.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise; provided, however, that, for purposes of this Agreement, Seller shall not be deemed an Affiliate of Buyer or vice versa, and the Company shall be an Affiliate of Seller with respect to periods of time prior to the Closing and an Affiliate of Buyer with respect to periods following the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Assignment Agreement” has the meaning set forth in Section 2.4(a)(i).

“Business Combination” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.

“Buyer Related Persons” has the meaning set forth in Section 7.13(a).

“Buyer Released Claims” has the meaning set forth in Section 7.13(b).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” has the meaning set forth in Section 4.1.

“Company Taxes” means any cost or liability of the Company with respect to Taxes or an Employee Benefit Plan that are owed by the Company to any Person resulting from the Transactions, related to any taxable period (or portion thereof) ending prior to the Closing, or occurring as a result of facts, actions or inactions that originated or occurred prior to the Closing.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Creditors’ Rights” has the meaning set forth in Section 3.2(a).

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Existing ASA” means that certain Administrative Services Agreement, dated as of October 26, 2017, between Seller and the Company.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HPK Business Combination Agreement” has the meaning set forth in the Recitals.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance; and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Company relative to other businesses in the industries in which the Company operates.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Party” or “Parties” means a party or the parties to this Agreement, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Pure” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 7.13(a).

“Representatives” means, with respect to a Party, such Party’s officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives, collectively.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1.

“Seller Related Persons” has the meaning set forth in Section 7.13(b).

“Seller Released Claims” has the meaning set forth in Section 7.13(a).

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Provisions” has the meaning set forth in Section 7.1.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“Transaction Agreements” means this Agreement, the A&R ASA and each other agreement to be executed and delivered in connection herewith and therewith, including, for the avoidance of doubt, the HPK Business Combination Agreement.

“Transaction Expenses” has the meaning set forth in Section 6.6(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including, for the avoidance of doubt, the Business Combination.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transferred Interests” has the meaning set forth in the Recitals.

Article II
PURCHASE AND SALE OF THE TRANSFERRED INTERESTS

2.1     Purchase and Sale of the Transferred Interests. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver the Transferred Interests to Buyer, and Buyer shall purchase and accept from Seller, the Transferred Interests.

2.2     Purchase Price. The purchase price (the “Purchase Price”) to be delivered by Buyer to Seller in exchange for the sale, assignment, conveyance, transfer and delivery of the Transferred Interests to Buyer shall be Ten Dollars ($10.00).

2.3     Closing; Conditions to Closing; Termination.

(a)     Subject to Section 2.3(c), the closing of the transactions contemplated hereby (the “Closing”) shall take place at 8:59 a.m., Houston, Texas time, on the date on which the closing of the transactions contemplated by the HPK Business Combination Agreement are consummated, at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Buyer and Seller may agree in writing; provided, however, that notwithstanding the foregoing, the Closing shall occur immediately prior to the closing of the transactions contemplated by the HPK Business Combination Agreement. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

(b)     The Parties shall only be obligated to consummate the transactions contemplated hereby if, at the Closing, (i) Pure and its Subsidiaries that are parties to the HPK Business Combination Agreement shall be ready, willing and able to consummate the transactions contemplated by the HPK Business Combination Agreement and (ii) the consummation of the transactions contemplated by the HPK Business Combination Agreement shall occur promptly following the Closing, and in any event, on the same day as the Closing.

(c)     Notwithstanding anything in this Agreement to the contrary, this Agreement shall immediately and automatically terminate upon the termination of the HPK Business Combination Agreement for any reason. In the event of a termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto.

2.4     Deliveries and Actions at Closing.

(a)     At or prior to the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i)     a counterpart of an assignment agreement in substantially the form attached hereto as Exhibit A (the “Assignment Agreement”), assigning the Transferred Interests to Buyer, duly executed by Seller;

(ii)     a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of Seller;

(iii)     a counterpart of the A&R ASA, duly executed by Seller and the Company in accordance with Section 6.4; and

(iv)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)     At or prior to the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i)     the payment of the Purchase Price;

(ii)     a counterpart of the Assignment Agreement, duly executed by Buyer; and

(iii)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

Article III
REPRESENTATIONS AND WARRANTIES related to SELLER

Seller represents and warrants to Buyer as of the date hereof as follows:

3.1     Organization, Standing and Power. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Seller (a “Seller Material Adverse Effect”).

3.2     Authority; No Violations; Consents and Approvals.

(a)     Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Seller. Any and all approvals by the owners of Seller necessary or appropriate for Seller to consummate the Transactions have been received and are in full force and effect. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions applicable to Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

(b)     Other than with respect to the express terms of any contract or any other intangible asset that Seller and Buyer agree is to be transferred to the Company, Buyer or one of Buyer’s Subsidiaries as contemplated by Section 6.5, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Seller to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, preferential purchase rights, first offer or first refusal, in each case, with respect to the Transferred Interests under any provision of (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is a party or by which Seller’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 3.3 and Section 4.4 are duly and timely obtained or made, any Law applicable to Seller or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that (A) have not had, individually or in the aggregate, a Seller Material Adverse Effect or (B) have not had and are not reasonably likely to result in any loss of (I) Transferred Interests or (II) any material assets of the Company.

(c)     Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of Seller, except for defaults or violations that (i) have not had, individually or in the aggregate, a Seller Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity or any owner of Seller) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is now a party or by which Seller or any of its properties or assets is bound is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions applicable to Seller, other than Immaterial Consents.

3.3     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions applicable to Seller, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Seller Material Adverse Effect or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

3.4     Ownership of the Transferred Interests. Seller is the record and beneficial owner of, and has good and valid title to, the Transferred Interests, free and clear of all encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of the Company.

3.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

3.6     No Additional Representations.

(a)     Except for the representations and warranties made in this Article III and in Article IV, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the Company, and Seller hereby disclaims any such other representations or warranties. In particular, except for the representations and warranties made by Seller in this Article III and in Article IV, and without limiting the foregoing disclaimer, neither Seller nor any other Person on behalf of Seller makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to, any oral or written information presented to Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that neither Buyer nor any other Person has made or is making any representations or warranties to Seller relating to Buyer whatsoever, express or implied, beyond those expressly given by Buyer in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller or any of its Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES
related to the COMPANY

Seller represents and warrants to Buyer as of the date hereof as follows:

4.1     Organization, Standing and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on the Company, taken as a whole (a “Company Material Adverse Effect”). Seller has heretofore made available to Buyer complete and correct copies of the Organizational Documents of the Company, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the Company have not been amended in any respect from the copies thereof made available to Buyer, except for any amendments made in accordance with Section 6.1.

4.2     Capitalization. The Transferred Interests represent all of the issued and outstanding Interests in the Company. The Transferred Interests are validly issued, fully paid and non-assessable and the Transferred Interests are not subject to preemptive rights. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which the Company is a party or by which it is bound relating to the voting of any Transferred Interests. The Company does not own any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

4.3     No Violations; Consents and Approvals.

(a)     Other than with respect to the express terms of any contract or any other intangible asset that Seller and Buyer agree is to be transferred to the Company, Buyer or one of Buyer’s Subsidiaries as contemplated by Section 6.5, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any material contract of the Company or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 3.3 and Section 4.4 are duly and timely obtained or made, any Law applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that (A) have not had, individually or in the aggregate, a Company Material Adverse Effect and (B) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(b)     The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Company, except for defaults or violations that (i) have not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(c)     No consent or approval from, or notice to, any third party under any material contract of the Company is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transactions, other than Immaterial Consents.

4.4     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transactions, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

4.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

5.1     Organization, Standing and Power. Buyer (a) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Buyer (a “Buyer Material Adverse Effect”).

5.2     Authority; No Violations; Consents and Approvals.

(a)     Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Buyer. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions applicable to Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Buyer to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Buyer under, any provision of (i) the Organizational Documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is a party or by which Buyer’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.3 are duly and timely obtained or made, any Law applicable to Buyer or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)     Buyer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions applicable to Buyer.

5.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions applicable to Buyer, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Buyer Material Adverse Effect.

5.4     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.5     Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Transferred Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. Buyer acknowledges that the Transferred Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer, together with its equityholders, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.6     No Additional Representations.

(a)     Except for the representations and warranties made in this Article V, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller or any of its Affiliates or Representatives with respect to, any oral or written information presented to Seller or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of Seller, the Company or any other Person has made or is making any representations or warranties to Buyer relating to (i) the Company whatsoever, express or implied, beyond those expressly given by Seller in Article IV or (ii) Seller whatsoever, express or implied, beyond those expressly given by Seller in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding Seller or the Company furnished or made available to Buyer or any of its Representatives.

Article VI
COVENANTS AND AGREEMENTS

6.1     Conduct of Company Business Pending the Closing. Except (w) as expressly contemplated or permitted by this Agreement, (x) as may be required by applicable Law, (y) as may be required in response to emergency situations (provided, however, that Seller promptly notifies Buyer of the same) or (z) as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Seller covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Section 2.3(c), it shall cause the Company to (i) conduct its business in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) retain its current officers and (C) preserve its relationships with its key customers and suppliers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Section 2.3(c), Seller shall cause the Company not to take any action or omit to take any action that would cause a violation of Section 8.1 of the HPK Business Combination Agreement or that would result in any representation or warranty contained in Article IV or Article V of the HPK Business Combination Agreement to the extent that it relates to the Company not to be true and correct as of the Closing (as defined in the HPK Business Combination Agreement), subject to the materiality standards applicable to such representations and warranties as set forth in Section 9.3(a) of the HPK Business Combination Agreement.

6.2     Transfer Taxes; Tax Matters.

(a)     Buyer shall be responsible for (and reimburse, indemnify, defend and hold harmless Seller and its Affiliates against) any and all Transfer Taxes, if any, that are imposed with respect to or resulting from the Transactions. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

(b)     Seller shall be responsible for all Company Taxes.

6.3     Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

6.4     Administrative Services Agreement. The Parties acknowledge that Seller and the Company are parties to the Existing ASA. At or prior to the Closing, Seller and the Company shall amend and restate the Existing ASA, in a form reasonably acceptable to Buyer, to reflect the changes set forth on Exhibit B attached hereto and any other changes that Seller and Buyer agree upon in writing (as amended and restated, the “A&R ASA”).

6.5     Transfer of Employee-Related Assets. Seller currently owns certain assets (e.g., office leases, computers, software licenses, etc.) that are utilized by the employees of the Company. Prior to the Closing, the Parties shall work together to identify such assets that are utilized by the employees of the Company and that Buyer would like to acquire and Seller shall, at Buyer’s option, be required to transfer such assets to the Company, Buyer or a Subsidiary of Buyer at or prior to the Closing for such consideration, if any, as the Parties may agree upon; provided that in no event shall Buyer or such other transferee be required to pay an amount for such assets that is greater than the lesser of (a) replacement cost and (b) Buyer’s book value therefor. Notwithstanding the foregoing, Seller shall not be required to transfer any such assets, pursuant to this Section 6.5 if the transfer thereof would require the consent of any third party, other than Immaterial Consents.

6.6     Expenses and Other Payments.

(a)     Upon and following consummation of the Transactions, except as otherwise provided in this Agreement, Buyer shall pay all of its own expenses and the expenses of Seller and of the Company (to the extent not paid by or on behalf of Seller and the Company prior to the Closing), in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement (including that certain Purchase and Sale Agreement, dated as of November 27, 2019, which was terminated as of April 24, 2020) and the consummation of the transactions contemplated hereby (“Transaction Expenses”). In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

(b)     For purposes of clarification, nothing contained in this Section 6.6 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 7.10 at any time prior to valid termination of this Agreement pursuant to Section 2.3(c).

Article VII
GENERAL PROVISIONS

7.1     Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II and VII and Sections 6.2, 6.3 and 6.6 will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Transaction Agreement, (i) there shall be no liability or obligation on the part of any Party hereto to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

7.2     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

(i)      if to Seller, to:

HighPeak Energy Management, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Daniel Silver
E-mail: [REDACTED]

(ii)      if to Buyer, to:

HPK Energy, LP
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

7.3     Rules of Construction.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)     All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(c)     In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

7.4     Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

7.5     Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Except for the provisions of Section 7.9 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

7.7     Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

7.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 7.8 shall be void.

7.9     Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

7.10     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.12     Extension; Waiver. At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)     waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

7.13     Releases.

(a)     Seller hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Company) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Buyer and its Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “Buyer Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Seller or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company or its business, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional payments from Buyer or any of its Subsidiaries by reason of any matter, cause or thing whatsoever other than (a) the applicable Surviving Provisions, (b) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of the Company or any employee benefit plan or any other compensation or retention arrangement by the Company, Buyer or any of their respective Subsidiaries and (c) any obligations under any of the other Transaction Agreements (the “Seller Released Claims”). Seller agrees not to, and to cause its Related Persons not to, assert any proceeding against Buyer, any Buyer Related Person or the Company with respect to Seller Released Claims. Seller agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Company) against Buyer, any Buyer Related Person or the Company in connection with any liability for any Seller Released Claim. Notwithstanding anything herein to the contrary, this Section 7.13(a) shall not impose any restrictions or limitations on the ability of Seller (or any of its Related Persons) to exercise or assert any rights or remedies against Buyer, any Buyer Related Person or the Company that may arise from and after the Closing.

(b)     Buyer hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including the Company), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Seller and its past, present and future equityholders, Affiliates and Representatives (other than the Company) (collectively, the “Seller Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, Buyer or any of its Related Persons (including the Company) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company, its business or assets and properties or the ownership or operation thereof, including pursuant to the Organization Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “Buyer Released Claims”). Buyer agrees not to, and to cause its Related Persons not to, assert any proceeding against Seller or any Seller Related Person with respect to the Buyer Released Claims. Buyer agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against Seller or any Seller Related Person in connection with any liability to which Buyer or any of its Related Persons may become subject for any Buyer Released Claims. Notwithstanding anything herein to the contrary, this Section 7.13(b) shall not impose any restrictions or limitations on the ability of Buyer or any of its Subsidiaries to exercise or assert any rights or remedies against Seller or any Seller Related Person that may arise from and after the Closing.

(c)     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first written above.

HPK ENERGY, LP

By:	HPK Energy, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

HIGHPEAK ENERGY MANAGEMENT, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

Exhibit A
Form of Assignment Agreement

[See attached.]

Exhibit A-1

Exhibit B
A&R Administrative Service Agreement Terms3

[See attached.]

B-1

EXHIBIT H
FORM OF FIRST AMENDED CHARTER

FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HIGHPEAK ENERGY, INC.

Pursuant to Section 102 of the
Delaware General Corporation Law

HighPeak Energy, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on October 29, 2019;

2.     This First Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates and amends the Original Certificate of Incorporation;

3.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

4.     The text of the Original Certificate of Incorporation is hereby amended and restated to read, in full, as follows:

First: The name of the Corporation is HighPeak Energy, Inc.

Second: The registered office of the Corporation is to be located at c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 610,000,000 shares, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

A.     Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions.

B.     Common Stock.

(a)     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation.)

(b)     Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Fifth: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The initial term of office for the directors in Class A shall expire at the first Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; the initial term of office for the directors in Class B shall expire at the second Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and the initial term of office for the directors in Class C shall expire at the third Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Except as the DGCL may otherwise require and subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_______________], 2020, as it may be amended, restated, supplemented and otherwise modified from time to time, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office or, if earlier, their respective death, resignation or removal and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office, or those filling vacancies resulting from an increase in the size of the Board of Directors, to Class A, Class B, or Class C, with such assignment to become effective, with respect to members of the Board of Directors already in office, as of the initial effectiveness of this Amended and Restated Certificate of Incorporation, and, with respect to members filling vacancies resulting from an increase in the size of the Board of Directors, upon such appointment or election, as applicable.

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Except as otherwise required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.     Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

C.     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the bylaws of the Corporation.

D.     Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, that prior to the first date on which the Sponsor Group (as defined herein) and their respective successors and Affiliates (as defined herein) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Seventh: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Eighth: Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders in such capacity, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.     If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.     If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

Ninth: A. In recognition and anticipation that (i) certain directors, principals, and officers of HighPeak Energy Partners, LP, HighPeak Pure Acquisition, LLC, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Warrant, LLC and their Affiliates (as defined below) (the “Sponsor Group”) may serve as directors or officers of the Corporation, (ii) the Sponsor Group and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ninth: are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.     None of (i) any Sponsor Group member or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or  be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph C of this Article Ninth:. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (1) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (2) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C.     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B of this Article Ninth: shall not apply to any such corporate opportunity.

D.     In addition to and notwithstanding the foregoing provisions of this Article Ninth:, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E.     For purposes of this Article Ninth:, (i) “Affiliate” shall mean (A) in respect of any member of the Sponsor Group, any Person that, directly or indirectly, is controlled by such member of the Sponsor Group, controls such member of the Sponsor Group or is under common control with such member of the Sponsor Group and shall include any principal, member, director, partner, shareholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth:.

Tenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article Seventh, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Tenth.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this [_____] day of [____________], 2020.

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to

First Amended and Restated Certificate of Incorporation of

HighPeak Energy, Inc.

EXHIBIT I
FORM OF FIRST AMENDED BYLAWS

Adopted as of [_______________], [_____]

AMENDED AND RESTATED

BYLAWS

OF

HIGHPEAK ENERGY, INC.

Article I
OFFICES

1.1     Registered Office. The registered office of HighPeak Energy, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at 1675 South State St., Suite B, Dover, Delaware 19901, County of Kent and Capitol Services, Inc. shall be the registered agent of the corporation in charge thereof.

1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

2.1     Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

2.2     Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Article II, Section 2.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article II, Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed (i) the name and record address of the stockholder and beneficial owner and (ii) the class, series and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing not later than five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to propose such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Article II, Section 2.2 (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3     Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors. Any such written request of stockholders shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose(s) stated in the notice.

2.4     Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then the officer of the Company presiding over the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5     Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the Board of Directors or the presiding officer may appoint any other person to act as secretary of any meeting.

2.6     Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock present or represented by proxy and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him or her by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7     Action of Shareholders Without Meeting.

(a)     Prior to the first date on which the Sponsor Group (as defined in the Certificate of Incorporation) and their respective successors and Affiliates (as defined in the Certificate of Incorporation) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by holders of Common Stock at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having (as of the record date for such consent(s) as determined in accordance with these Bylaws) not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)     On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

2.8     Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either (i) at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held or (ii) at the principal executive offices of the Corporation. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9     Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Article II, Section 2.8 of this or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10     Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the Corporation presiding over the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11     Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

Article III
DIRECTORS

3.1     Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than three (3) nor more than ten (10). Subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_______________], [_____], as it may be amended, restated, supplemented and otherwise modified from time to time (the “Stockholders’ Agreement”), the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2     Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his or her Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation and subject to the then-applicable terms of the Stockholders’ Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3     Nominations. Subject to the then-applicable terms of the Stockholders’ Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors for such purposes or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record at the time the notice provided for in this Article III, Section 3.3 is delivered to the Secretary of the Corporation, who complies with the notice procedures set forth in this Article III, Section 3.3. In addition to any other applicable requirements set forth in these Bylaws, for such nominations to be properly brought before an annual meeting by any stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Any such stockholder’s notice to the Secretary of a nomination(s) for director shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and record address of the stockholder and beneficial owner and (b) the class and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination, (d) any agreement, arrangement or understanding with respect to the nomination between or among such stockholder, beneficial owner or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (e) any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’ s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting and (f) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

3.4     Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise determined by the Board, the first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5     Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6     Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7     Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8     Removal of Directors by Stockholders. Subject to the then-applicable terms of the Stockholders’ Agreement, the entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, stockholders may effect such removal only for cause, subject to the applicable terms of the Stockholders’ Agreement. In case the Board of Directors or any one or more Directors is so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed. Notwithstanding the foregoing, in the event that a stockholder party to the Stockholders’ Agreement provides notice to the Corporation of the removal of a director designated by such stockholder pursuant to the terms of the Stockholders’ Agreement, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law.

3.9     Resignations. Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation.

Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10     Committees. Subject to the then-applicable terms of the Stockholders’ Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11     Compensation. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.12     Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13     Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Article IV
OFFICERS

4.1     General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2     Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3     Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem necessary or advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4     Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5     President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6     Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7     Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8     Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9     Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10     Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11     Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.12     Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13     Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14     Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15     Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16     Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V
CAPITAL STOCK

5.1     Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2     Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3     Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4     Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or her or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (i) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (ii) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5     Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)     The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)     The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)     The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6     Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Article VI
NOTICES

6.1     Form of Notice. Notices to Directors and stockholders other than notices to Directors of special meetings of the Board of Directors which may be given by any means stated in Article III, Section 3.4, shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telephone, facsimile, email in accordance with the General Corporation Law of the State of Delaware.

6.2     Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Article VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3     To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4     Any indemnification under Sections 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)     By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b)     If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

7.5     Expenses (including attorneys’ fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

7.6     The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of this Article shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

7.7     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

7.8     For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

7.9     For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Article VIII
GENERAL PROVISIONS

8.1     Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2     Maintenance of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

8.3     Inspection by Directors. Any Director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4     Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5     Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6     Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

8.7     Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the appropriate officers.

8.8     Amendments. The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws. So long as the Stockholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then-applicable terms of the Stockholders’ Agreement. Notwithstanding the foregoing, no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision to the Stockholders’ Agreement to which these Bylaws are subject) shall be deemed an amendment of these Bylaws for purposes of this Section 8.8.

8.9     Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

Annex A-I

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of June 12, 2020, by and among  Pure Acquisition Corp., a Delaware corporation (“Parent”),  HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company,  HighPeak Energy, LP, a Delaware limited partnership,  HighPeak Energy II, LP, a Delaware limited partnership, HighPeak Energy III, LP, a Delaware limited partnership, HPK Energy, LLC, a Delaware limited liability company, and HighPeak Energy Management, LLC, a Delaware limited liability company. The parties hereto are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.12 thereof as more fully set forth herein and, as required pursuant to such Section 11.12, have previously obtained the written consent of the Special Committee with respect to such amendment.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.           Amendments Regarding Additional Merger Consideration for Parent Class A Common Stock.

(a)     Paragraph 6 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive (a) one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (b) solely with respect to each outstanding share of Parent Class A Common Stock, the Class A Cash Merger Consideration, in each case as more specifically set forth herein;

(b)     The following definition is hereby added to Section 1.1 of the Agreement in the appropriate alphabetical location:

“Class A Cash Merger Consideration” means an amount of cash equal to the greater of (a) (i) the amount of cash proceeds that would be required to satisfy the acceptance and exercise by a stockholder of Parent of the Parent Offer to have one share of Parent Class A Common Stock redeemed minus (ii) $10.00 and (b) $0.00.

(c)     The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Minimum Aggregate Funding Availability” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the PIPE Investment and the Forward Purchases, plus (c) the aggregate amount of committed debt financing (including amounts drawn thereon and amounts available for future draws) for the Parent Parties and the Transferred Entities, excluding the Sponsor Loans unless otherwise agreed by the Parties (but in no event will Parent agree to same unless the Special Committee has approved same), minus (d) the aggregate amount of Class A Cash Merger Consideration.

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the PIPE Investment and the Forward Purchases, minus (c) the aggregate amount of Class A Cash Merger Consideration.

(d)     Section 2.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company (A) one fully paid and nonassessable share of Company Common Stock (such conversion ratio, the “Conversion Ratio”) and (B) solely with respect to each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, the Class A Cash Merger Consideration, without interest (collectively, but subject to adjustment pursuant to Section 2.6(f), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law; provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

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(e)     Section 2.6(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Adjustments to Merger Consideration. Each of the Conversion Ratio and the Class A Cash Merger Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(f)     Section 2.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all other cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock issuable to such holders as Merger Consideration, (ii) the amount of cash payable to such holders as Merger Consideration, if any, and (iii) without duplication of the foregoing, sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid, as applicable, in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

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(g)     Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to any applicable cash portion of the Merger Consideration, cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash portion of the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

(h)     Section 2.7(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)     Termination Rights. All Merger Consideration, dividends or other distributions with respect to Company Common Stock pursuant to Section 2.7(g), and any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.6(g) paid upon the surrender of and in exchange for shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Common Stock. At the Merger Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration issuable or payable, as applicable, in respect of the shares of Parent Common Stock previously represented by such Certificates or Book-Entry Shares, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), without any interest thereon (as applicable).

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(i)     Section 2.7(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable, as applicable, in respect of the shares of Parent Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), in each case, without any interest thereon (as applicable).

(j)     Section 7.13 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ.” There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock constituting part of the Merger Consideration or the Stock Consideration shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

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(k)     Section 8.19 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The Company shall use its reasonable best efforts to cause the Company Common Stock portion of the Merger Consideration and the Stock Consideration to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

(l)     Section 9.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)     Listing. The Company Common Stock portion of the Merger Consideration and the Stock Consideration shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(m)     The Recitals in each of Exhibit A, Exhibit B and Exhibit E of the Agreement are hereby amended to the extent necessary to reflect the addition of Class A Cash Merger Consideration as part of the Merger Consideration, which amendments to such Recitals shall be reflected in the finally executed documents that are to be entered into at or prior to Closing in substantially the forms of such Exhibits.

2.     Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.     Governing Law; Venue; Waiver of Jury Trial. Section 11.7 of the Agreement is hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.     Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.     Counterparts. This First Amendment may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

HPK ENERGY, LLC

By:     /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY MANAGEMENT, LLC

By:     /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

Signature Page to

First Amendment to

Business combination Agreement

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PURE ACQUISITION CORP.

By:     /s/ Steven W. Tholen

Name:     Steven W. Tholen

Title:     Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:     /s/ Steven W. Tholen

Name:     Steven W. Tholen

Title:     Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:     /s/ Steven W. Tholen

Name:     Steven W. Tholen

Title:     Chief Financial Officer

Signature Page to

First Amendment to

Business combination Agreement

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Annex A-II

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Second Amendment”) is entered into as of July 1, 2020, by and among (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (iv) HighPeak Energy, LP, a Delaware limited partnership, (v) HighPeak Energy II, LP, a Delaware limited partnership, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified in the Agreement, HighPeak Energy Management, LLC, a Delaware limited liability company. The parties hereto are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of May 4, 2020, as amended by that certain First Amendment to Business Combination Agreement, dated as of June 12, 2020 (collectively, and as may be further amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.12 thereof as more fully set forth herein and, as required pursuant to such Section 11.12, have previously obtained the written consent of the Special Committee with respect to such amendment;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.     Amendments.

(a)     Paragraph 6 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive (a) one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (b) solely with respect to each outstanding share of Parent Class A Common Stock, (i) the Class A Cash Merger Consideration and (ii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (a) with respect to such share of Parent Class A Common Stock, in each case as more specifically set forth herein;

A-II-1

(b)     The following definitions are hereby added to Section 1.1 of the Agreement in the appropriate alphabetical locations:

“Contingent Value Right” or “CVR” means a CVR (as such term is defined in the applicable Contingent Value Rights Agreement), which is a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CVRs to receive, in certain circumstances, a contingent payment in the form of Company Common Stock (or such other form as is provided for therein) pursuant to the terms and conditions of the applicable Contingent Value Rights Agreement.

“Contingent Value Rights Agreement” means (a) with respect to holders of Parent Class A Common Stock that receive Merger Consideration, that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Company, HighPeak I, HighPeak II, Sponsor and Continental Stock Transfer & Trust Company, in its capacity as the rights agent, in substantially the form attached hereto as Exhibit J and (b) with respect to Purchasers (as defined in the Forward Purchase Agreement) under the Forward Purchase Agreement and the qualified institutional buyers and accredited investors participating in the PIPE Investment, that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Company, HighPeak I, HighPeak II, Sponsor and Continental Stock Transfer & Trust Company, in its capacity as the rights agent, in substantially the form attached hereto as Exhibit K.

(c)     The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and a corresponding number of Contingent Value Rights on a one-for-one basis and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) pursuant to the terms of the Forward Purchase Agreement Amendment.

“PIPE Investment” means the issuance and sale of up to 10,000,000 shares of Company Common Stock and a corresponding number of Contingent Value Rights on a one-for-one basis in connection with the Closing, in a private placement to one or more qualified institutional buyers and accredited investors.

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(d)     Section 2.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company (A) one fully paid and nonassessable share of Company Common Stock (such conversion ratio, the “Conversion Ratio”) and (B) solely with respect to each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, (i) the Class A Cash Merger Consideration, without interest, and (ii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Common Stock (collectively, but subject to adjustment pursuant to Section 2.6(f), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law; provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(e)     Section 2.6(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)     Parent Warrants. At the Merger Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time will, pursuant to the terms of the Warrant Agreement, automatically represent the right to purchase shares of Company Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “Company Warrant”); provided, however, that all Parent Warrants held by Sponsor or HPEP II shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the Sponsor Support Agreement. Effective as of immediately prior to the Merger Effective Time, (i) the Company and Parent shall enter into an assignment agreement in a form mutually agreed upon by such parties and with a condition subsequent that the Merger Effective Time occur (the “Warrant Agreement Assignment”), pursuant to which Parent assigns to the Company, and the Company assumes, the rights and obligations of Parent under the Warrant Agreement and Parent (including its successors) undertakes to cause the Company to perform its obligations thereunder and (ii) the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of such Company Warrants from and after the Merger Effective Time.

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(f)     Section 2.6(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Adjustments to Merger Consideration. Each of the Conversion Ratio, the Class A Cash Merger Consideration and the Contingent Value Rights shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(g)     Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and a corresponding number of CVRs (which CVRs shall be in book-entry form only, as evidenced by the CVR Register (as defined in the Contingent Value Rights Agreement) maintained pursuant to the Contingent Value Rights Agreement) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to any applicable cash portion of the Merger Consideration, cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash portion of the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

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(h)     Section 3.4(a)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

(iii)     to each of the Company and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by Parent, and which shall be delivered prior to the Closing;

(i)     Section 3.4(b) of the Agreement is hereby amended by inserting a new clause (vi) as follows (and thereby making the current clause (vi) clause (vii)):

(vi)     to the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to each of the Contingent Value Rights Agreements, duly executed by HighPeak I, HighPeak II and Sponsor;

(j)     Section 3.4(c)(vii) of the Agreement is hereby amended and restated in its entirety as follows:

(vii)     to each of Parent and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by the Company, and which shall be delivered prior to the Closing;

(k)     Section 3.4(c) of the Agreement is hereby amended by inserting a new clause (viii) as follows (and thereby making the current clause (viii) clause (ix)):

(viii)     to Contributor and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to each of the Contingent Value Rights Agreements, duly executed by the Company;

(l)     Sections 6.4(a) and 6.4(b) of the Agreement are hereby amended and restated in their entirety as follows:

A-II-5

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such outstanding Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and, as of the Closing, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, any rights a Person may acquire with respect to the PIPE Investment, the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders’ Agreement to be entered into at the Closing, there are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)     At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock issuable in connection with the Forward Purchases (unless the Forward Purchase Agreement is canceled prior to or concurrently with Closing), the Contingent Value Rights and the shares of Company Common Stock issued pursuant to the PIPE Investment will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the shares of the Company Common Stock issued as Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (v) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

(m)     The Agreement is hereby amended by attaching a new Exhibit J and a new Exhibit K thereto in the forms attached hereto as Annex I and Annex II, respectively.

(n)     All references in the Agreement and in each of Exhibit A and Exhibit B of the Agreement to “Nasdaq Capital Market” are hereby amended and restated to refer to “Nasdaq Global Market”.

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(o)     The Recitals in each of Exhibit A, Exhibit B and Exhibit E of the Agreement are hereby amended to the extent necessary to reflect the addition of Contingent Value Rights as part of the Merger Consideration, which amendments to such Recitals shall be reflected in the finally executed documents that are to be entered into at or prior to Closing in substantially the forms of such Exhibits. Additionally, Exhibit E is hereby amended to the extent necessary to reflect that each Purchaser (as defined therein) shall also receive one Contingent Value Right for each one Forward Purchase Share (as defined therein) purchased by such Purchaser pursuant to the terms thereof.

(p)     Section 2(e) of Exhibit E to the Agreement is hereby amended and restated in its entirety as follows:

(e)     Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to HighPeak Energy, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Forward Purchase Units to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, such Purchaser further represents that such Purchaser has no current plan or intent to, and has not entered into any arrangement with any Person to, sell, constructively sell, exchange, hedge, distribute or otherwise dispose of any Forward Purchase Shares, Forward Purchase Warrants or CVRs purchased by the undersigned, directly or indirectly, pursuant to this Agreement. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof. Purchaser also understands that Hunton Andrews Kurth LLP and Vinson & Elkins L.L.P. will rely on the representations in this paragraph and assume such representations to be accurate as of the date hereof and as of the Forward Closing Date, without further inquiry on their part, in rendering any opinion with respect to the transactions contemplated by the HPK Business Combination Agreement, including in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, including as amended to be a Form S-4/S-1, the “Registration Statement”) (Registration No. 333-235313) originally filed with the Securities and Exchange Commission on December 2, 2019, under the Securities Act of 1933, as such has been and may be amended from time to time, by HighPeak Energy, and that the inaccuracy of such representations may negatively affect any such opinion.

(q)     Section 5 of Exhibit E to the Agreement is hereby amended and restated in its entirety as follows:

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Listing. HighPeak Energy will use commercially reasonable efforts to effect and maintain the listing of the HighPeak Common Stock on the Nasdaq Global Market (or another national securities exchange).

2.     Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.

3.     Governing Law; Venue; Waiver of Jury Trial. Section 11.7 of the Agreement is hereby incorporated by reference into this Second Amendment, mutatis mutandis.

4.     Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.

5.     Counterparts. This Second Amendment may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

[Signature Pages Follow]

A-II-8

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HPK ENERGY, LLC

By:     /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK ENERGY MANAGEMENT, LLC

By:     /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

Signature Page to

Second Amendment to

Business combination Agreement

PURE ACQUISITION CORP.

By:     /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:     /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:     /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

Signature Page to

Second Amendment to

Business combination Agreement

Annex I

EXHIBIT J

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

(PUBLIC STOCKHOLDERS)

(see attached)

Annex II

EXHIBIT K

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

(PRIVATE STOCKHOLDERS)

(see attached)

Annex A-III

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Third Amendment”) is entered into as of July 24, 2020, by and among (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, (iv) HighPeak Energy, LP, a Delaware limited partnership, (v) HighPeak Energy II, LP, a Delaware limited partnership, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified in the Agreement (as defined below), HighPeak Energy Management, LLC, a Delaware limited liability company. The parties hereto are collectively referred to herein as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of May 4, 2020, as amended by that certain First Amendment to Business Combination Agreement, dated as of June 12, 2020, and as further amended by that certain Second Amendment to Business Combination Agreement, dated July 1, 2020 (collectively, and as may be further amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.12 thereof as more fully set forth herein and, as required pursuant to such Section 11.12, have previously obtained the written consent of the Special Committee with respect to such amendment;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Amendments.

(a)           Paragraph 6 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive (a) one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (b) solely with respect to each outstanding share of Parent Class A Common Stock, (i) the Class A Cash Merger Consideration, without interest, (ii) one Company Warrant for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (a) with respect to such share of Parent Class A Common Stock and (iii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (a) with respect to such share of Parent Class A Common Stock, in each case as more specifically set forth herein;

(b)           The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Contingent Value Right” or “CVR” means a CVR (as such term is defined in the Contingent Value Rights Agreement), which is a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CVRs to receive, in certain circumstances, a contingent payment in the form of Company Common Stock (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Value Rights Agreement.

“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Company, HighPeak I, HighPeak II, Sponsor and Continental Stock Transfer & Trust Company, in its capacity as the rights agent, in substantially the form attached hereto as Exhibit J.

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and a corresponding number of Contingent Value Rights and Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) on a one-for-one basis pursuant to the terms of the Forward Purchase Agreement Amendment.

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the Forward Purchases or any other issuance of any Interests in a Parent Party by a Parent Party to any Person other than another Parent Party, minus (c) the aggregate amount of Class A Cash Merger Consideration.

(c)           The definitions of “Minimum Aggregate Funding Availability” and “PIPE Investment” are hereby deleted from Section 1.1 of the Agreement.

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(d)           Section 2.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)        Conversion of Parent Capital Stock.  At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company (A) one fully paid and nonassessable share of Company Common Stock (such conversion ratio, the “Conversion Ratio”) and (B) solely with respect to each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, (i) the Class A Cash Merger Consideration, without interest, (ii) one Company Warrant (having the terms of a Public Warrant (as such term is defined in the Warrant Agreement) under the Warrant Agreement) for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Common Stock and (ii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Common Stock (collectively, but subject to adjustment pursuant to Section 2.6(f), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law; provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”).  At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist.  Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(e)           Section 2.6(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)       Adjustments to Merger Consideration.  Each of the Conversion Ratio, the Class A Cash Merger Consideration and the Company Warrants and Contingent Value Rights issuable as Merger Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

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(f)            Section 2.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)        Exchange Agent; Exchange Fund.  Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all other cash payable pursuant to this Article II.  On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock, Company Warrants and Contingent Value Rights issuable to such holders as Merger Consideration, (ii) the amount of cash payable to such holders as Merger Consideration, if any, and (iii) without duplication of the foregoing, sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g).  In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid, as applicable, in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund.  Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares.  Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(g)           Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii)        Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time), the applicable number of Company Warrants, if any, that such holder has the right to receive pursuant to Section 2.6 (which Company Warrants shall be in uncertificated book-entry form, as evidenced by the Warrant Register (as defined in the Warrant Agreement) maintained pursuant to the Warrant Agreement, unless a physical certificate is issued pursuant to the terms of the Warrant Agreement) and the applicable number of CVRs, if any, that such holder has the right to receive pursuant to Section 2.6  (which CVRs shall be in book-entry form only, as evidenced by the CVR Register (as defined in the Contingent Value Rights Agreement) maintained pursuant to the Contingent Value Rights Agreement) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to any applicable cash portion of the Merger Consideration, cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g).  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash portion of the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares.  Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

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(h)           Section 3.4(b)(vi) of the Agreement is hereby amended and restated in its entirety as follows:

(vi)       to the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to the Contingent Value Rights Agreement, duly executed by HighPeak I, HighPeak II and Sponsor;

(i)            Section 3.4(c) of the Agreement is hereby amended and restated in its entirety as follows:

(viii)     to Contributor and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to the Contingent Value Rights Agreement, duly executed by the Company;

(j)            Sections 6.4(a) and 6.4(b) of the Agreement are hereby amended and restated in their entirety as follows:

(a)        As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such outstanding Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and, as of the Closing, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, any rights a Person may acquire with respect to the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders’ Agreement to be entered into at the Closing, there are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)        At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock, Company Warrants, and Contingent Value Rights into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock, Contingent Value Rights and Company Warrants issuable in connection with the Forward Purchases will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement, Contingent Value Rights Agreement or the Warrant Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

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(k)           Section 7.13 of the Agreement is hereby amended and restated in its entirety as follows:

Listing.  The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ.”  There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq.  Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.  As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”).  Immediately prior to the Merger Effective Time, the Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

(l)            Section 8.2(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Parent or any of its Subsidiaries, other than (A) issuances of Company Common Stock, CVRs and Company Warrants in connection with the Forward Purchases and (B) issuances of any Interests in a, directly or indirectly, wholly-owned Subsidiary of Parent to Parent or another directly or indirectly wholly-owned Subsidiary of Parent;

(m)          Section 8.13(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)        As promptly as reasonably practicable after the date hereof, Parent and Contributor will prepare and Parent will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Parent Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form.  Unless the Parent Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Parent Board Recommendation shall be included in the Proxy Statement.  The Proxy Statement shall also include the registration of shares of Company Common Stock, Company Warrants and Contingent Value Rights to be issuable as Merger Consideration, the registration of Company Warrants contemplated in Section 2.6(c) and the registration of Company Common Stock issuable upon the exercise of any such Company Warrants or in fulfillment of any such Contingent Value Rights.  Parent shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Parent shall consider in good faith any comments of such Persons and shall make Parent’s Representatives available to discuss such comments with such Persons.  Parent shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Parent receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Parent and Contributor shall prepare any proposed written or material oral responses to such comments and Parent shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Parent shall reasonably consider such comments in good faith.  Parent will cause the Proxy Statement to be transmitted to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

6

(n)           Clause (i) of Section 8.14(b) of the Agreement is hereby deleted in its entirety and clauses (ii) through (iv) are hereby renumbered clauses (i) through (iii).

(o)           Section 8.19 of the Agreement is hereby amended and restated in its entirety as follows:

Listing.  The Company shall use its reasonable best efforts to cause the Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

(p)           Section 9.1(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e)        Minimum Capitalization. The Minimum Equity Capitalization shall not be less than $100,000,000.

(q)           Section 9.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)       Listing.  The Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(r)            Exhibit A of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex I.

(s)            Exhibit B of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex II.

(t)            Exhibit E of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex III.

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(u)           Exhibit J of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex IV.

(v)           Exhibit K of the Agreement is hereby deleted in its entirety.

2.         Confirmation.  Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Third Amendment.

3.         Governing Law; Venue; Waiver of Jury Trial.  Section 11.7 of the Agreement is hereby incorporated by reference into this Third Amendment, mutatis mutandis.

4.         Headings.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Third Amendment.

5.         Counterparts.  This Third Amendment may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

[Signature Pages Follow]

8

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first written above.

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:	HighPeak Energy GP III, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HPK ENERGY, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY MANAGEMENT, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Third Amendment to

Business combination Agreement

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to

Third Amendment to

Business combination Agreement

Annex I

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

(see attached)

Annex II

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Annex III

EXHIBIT E

FORM OF FORWARD PURCHASE AGREEMENT AMENDMENT

(see attached)

Annex IV

EXHIBIT J

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

(see attached)

Annex B

FORM OF

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIGHPEAK ENERGY, INC.

Pursuant to Section 102 of the

Delaware General Corporation Law

HighPeak Energy, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on October 29, 2019;

2.     This First Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates and amends the Original Certificate of Incorporation;

3.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

4.     The text of the Original Certificate of Incorporation is hereby amended and restated to read, in full, as follows:

First: The name of the Corporation is HighPeak Energy, Inc.

Second: The registered office of the Corporation is to be located at c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 610,000,000 shares, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

A.     Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B-1

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions.

B.       Common Stock.

(a)     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation.)

(b)     Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

B-2

Fifth: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The initial term of office for the directors in Class A shall expire at the first Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; the initial term of office for the directors in Class B shall expire at the second Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and the initial term of office for the directors in Class C shall expire at the third Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Except as the DGCL may otherwise require and subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_________], [____], as it may be amended, restated, supplemented and otherwise modified from time to time, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office or, if earlier, their respective death, resignation or removal and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office, or those filling vacancies resulting from an increase in the size of the Board of Directors, to Class A, Class B, or Class C, with such assignment to become effective, with respect to members of the Board of Directors already in office, as of the initial effectiveness of this Amended and Restated Certificate of Incorporation, and, with respect to members filling vacancies resulting from an increase in the size of the Board of Directors, upon such appointment or election, as applicable.

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Except as otherwise required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.     Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B-3

C.     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the bylaws of the Corporation.

D.     Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, that prior to the first date on which the Sponsor Group (as defined herein) and their respective successors and Affiliates (as defined herein) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Seventh: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

B-4

Eighth: A. Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders in such capacity, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.     If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.     If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any sentence of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

Ninth: A. In recognition and anticipation that (i) certain directors, principals, and officers of HighPeak Energy Partners, LP, HighPeak Pure Acquisition, LLC, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Warrant, LLC and their Affiliates (as defined below) (the “Sponsor Group”) may serve as directors or officers of the Corporation, (ii) the Sponsor Group and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B-5

B.     None of (i) any Sponsor Group member or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph C of this Article NINTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C.     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B. of this Article NINTH shall not apply to any such corporate opportunity.

D.     In addition to and notwithstanding the foregoing provisions of this Article NINTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E.     For purposes of this Article NINTH, (i) “Affiliate” shall mean (A) in respect of any member of the Sponsor Group, any Person that, directly or indirectly, is controlled by such member of the Sponsor Group, controls such member of the Sponsor Group or is under common control with such member of the Sponsor Group and shall include any principal, member, director, partner, shareholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

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F.     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

Tenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article SEVENTH, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

B-7

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this [__] day of [_____], [___].

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

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Annex C

Adopted as of [_______], [___]

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

HIGHPEAK ENERGY, INC.

Article I
OFFICES

1.1     Registered Office. The registered office of HighPeak Energy, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at 1675 South State St., Suite B, Dover, Delaware 19901, County of Kent and Capitol Services, Inc. shall be the registered agent of the corporation in charge thereof.

1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

2.1     Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

2.2     Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Article II, Section 2.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article II, Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed (i) the name and record address of the stockholder and beneficial owner and (ii) the class, series and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing not later than five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to propose such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Article II, Section 2.2 (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3     Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors. Any such written request of stockholders shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose(s) stated in the notice.

2.4     Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then the officer of the Company presiding over the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5     Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the Board of Directors or the presiding officer may appoint any other person to act as secretary of any meeting.

2.6     Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock present or represented by proxy and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him or her by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7     Action of Shareholders Without Meeting.

(a)     Prior to the first date on which the Sponsor Group (as defined in the Certificate of Incorporation) and their respective successors and Affiliates (as defined in the Certificate of Incorporation) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by holders of Common Stock at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having (as of the record date for such consent(s) as determined in accordance with these Bylaws) not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)     On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

2.8     Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either (i) at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held or (ii) at the principal executive offices of the Corporation. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9     Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Article II, Section 2.8 of this or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10     Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the Corporation presiding over the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11     Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

Article III
DIRECTORS

3.1     Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than three (3) nor more than ten (10). Subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_________], [____], as it may be amended, restated, supplemented and otherwise modified from time to time (the “Stockholders’ Agreement”), the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2     Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his or her Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation and subject to the then-applicable terms of the Stockholders’ Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3     Nominations. Subject to the then-applicable terms of the Stockholders’ Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors for such purposes or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record at the time the notice provided for in this Article III, Section 3.3 is delivered to the Secretary of the Corporation, who complies with the notice procedures set forth in this Article III, Section 3.3. In addition to any other applicable requirements set forth in these Bylaws, for such nominations to be properly brought before an annual meeting by any stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Any such stockholder’s notice to the Secretary of a nomination(s) for director shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and record address of the stockholder and beneficial owner and (b) the class and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination, (d) any agreement, arrangement or understanding with respect to the nomination between or among such stockholder, beneficial owner or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (e) any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting and (f) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

3.4     Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise determined by the Board, the first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5     Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6     Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7     Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8     Removal of Directors by Stockholders. Subject to the then-applicable terms of the Stockholders’ Agreement, the entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, stockholders may effect such removal only for cause, subject to the applicable terms of the Stockholders’ Agreement. In case the Board of Directors or any one or more Directors is so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed. Notwithstanding the foregoing, in the event that a stockholder party to the Stockholders’ Agreement provides notice to the Corporation of the removal of a director designated by such stockholder pursuant to the terms of the Stockholders’ Agreement, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law.

3.9     Resignations. Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10     Committees. Subject to the then-applicable terms of the Stockholders’ Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11     Compensation. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.12     Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13     Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Article IV
OFFICERS

4.1     General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2     Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3     Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem necessary or advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4     Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5     President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6     Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7     Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8     Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9     Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10     Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11     Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.12     Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13     Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14     Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15     Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16     Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V
CAPITAL STOCK

5.1     Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2     Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3     Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4     Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or her or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5     Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)     The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)     The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)     The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6     Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Article VI
NOTICES

6.1     Form of Notice. Notices to Directors and stockholders other than notices to Directors of special meetings of the Board of Directors which may be given by any means stated in Article III, Section 3.4, shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telephone, facsimile, email in accordance with the General Corporation Law of the State of Delaware.

6.2     Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Article VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3     To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4     Any indemnification under Sections 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)     By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b)     If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

7.5     Expenses (including attorneys’ fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

7.6     The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of this Article shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

7.7     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

7.8     For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

7.9     For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Article VIII
GENERAL PROVISIONS

8.1     Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2     Maintenance of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

8.3     Inspection by Directors. Any Director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4     Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5     Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6     Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

8.7     Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the appropriate officers.

8.8     Amendments. The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws. So long as the Stockholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then-applicable terms of the Stockholders’ Agreement. Notwithstanding the foregoing, no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision to the Stockholders’ Agreement to which these Bylaws are subject) shall be deemed an amendment of these Bylaws for purposes of this Section 8.8.

8.9     Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

Annex D

FORM OF

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2020, is made by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”), HighPeak Energy, LP, a Delaware limited partnership (“HP I”), HighPeak Energy II, LP, a Delaware limited partnership (“HP II”), HighPeak Energy III, LP, a Delaware limited partnership (“HP III”), and Jack D. Hightower (“Hightower”). Sponsor, HP I, HP II, HP III and Hightower, including in each case their respective Affiliates and Permitted Transferees (each as defined herein), shall be referred to herein collectively as the “Principal Stockholder Group” and each individually as a “Principal Stockholder.” The Company, the Principal Stockholders and any other Stockholder may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as may be amended or supplemented from time to time, including as amended on June 12, 2020, July 1, 2020 and July 24, 2020, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), and Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HP I, HP II, HP III and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HP I, HP II and HP III, the “Contributors”), on the other part, and, solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company, pursuant to which, among other things, (i) MergerSub will merge with and into Pure, with Pure continuing as the surviving corporation of such merger, (ii) each share of Class A Common Stock and Class B Common Stock of Pure that is issued and outstanding immediately prior to the merger (other than Class A Common Stock of Pure to be redeemed and certain shares of Class B Common Stock of Pure that are to be surrendered for cancellation by Sponsor) will be converted into the right to receive (A) one share of Common Stock (as defined herein) of the Company (and cash in lieu of fractional shares, if any) and (B) solely with respect to each share of Class A Common Stock of Pure, such other applicable Merger Consideration (as defined in the HPK Business Combination Agreement), if any, including cash, CVRs (as defined in the HPK Business Combination Agreement) and warrants to purchase Common Stock of the Company, as is provided for in the HPK Business Combination Agreement, (iii) the Company will be required to be assigned, and to assume, Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent and (iv) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

Agreement” shall have the meaning set forth in the preamble.

beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

Board” shall mean the board of directors of the Company.

“Board Observer” shall have the meaning set forth in Section 3.1(k).

“Closing” shall have the meaning set forth in the Recitals.

Closing Date” shall have the meaning given to such term in the HPK Business Combination Agreement.

Common Stock” shall have the meaning set forth in the First Amended Charter.

Company” shall have the meaning set forth in the preamble.

Company Charter” shall mean that Certificate of Incorporation of the Company, dated as of October 29, 2019, as subsequently amended, including pursuant to the First Amended Charter.

Confidential Information” shall have the meaning set forth in Section 3.4.

Contributors” shall have the meaning set forth in the Recitals.

Designated Director” shall mean any director designated for nomination by the Principal Stockholder Group.

Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

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“First Amended Charter” shall have the meaning given to such term in the HPK Business Combination Agreement.

Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Hightower” shall have the meaning set forth in the Preamble.

HP I” shall have the meaning set forth in the Preamble.

HP II” shall have the meaning set forth in the Preamble.

HP III” shall have the meaning set forth in the Preamble.

HPK” shall have the meaning set forth in the Recitals.

HPK Business Combination” shall have the meaning set forth in the Recitals.

HPK Business Combination Agreement” shall have the meaning set forth in the Recitals.

HPK GP” shall have the meaning set forth in the Recitals.

Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 as originally filed on December 2, 2019, as the same may be amended or supplemented from time to time, including as amended to be a Form S-4/S-1.

Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

MergerSub” shall have the meaning set forth in the Recitals.

Nasdaq” shall mean the Nasdaq Global Market or any stock exchange on which the Common Stock is traded following the date of this Agreement.

Nasdaq Rules” shall mean the rules and regulations of the Nasdaq.

Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

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Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Original Shares” shall mean the total shares of Common Stock issued and outstanding immediately following the Closing.

Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person; provided, however, that in no event may any Principal Stockholder as of the date of this Agreement be permitted to Transfer any or all of its shares of Common Stock by means of a distribution of such shares to its direct or indirect partners, members or equityholders for a period of 180 days following the Closing Date without the consent of the Company, and in no event may any such partner, member or equityholder that receives any such shares of Common Stock in such a distribution in violation of this proviso be a Permitted Transferee.

Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

Principal Stockholder” or “Principal Stockholders” shall have the meaning set forth in the Preamble.

Principal Stockholder Group” shall have the meaning set forth in the Preamble.

Proxy Statement” shall have the meaning given to such term in the HPK Business Combination Agreement.

Pure” shall have the meaning set forth in the Recitals.

Registration Rights Agreement” shall have the meaning given to such term in the HPK Business Combination Agreement.

Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, members, general partners, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

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SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

Sponsor” shall have the meaning set forth in the Preamble.

Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, of which the specified Person controls the management, or in the case of a partnership, of which the specified Person is a general partner.

Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the Nasdaq Rules, the Exchange Act and SOX.

voting securities” means one or more shares of capital stock the holder(s) of which are entitled to vote such shares generally in the election of the Company’s directors.

Section 1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. With respect to each Party that is an entity under applicable state law, such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action of such Party, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) with respect to each Party that is an entity under applicable state law, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

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ARTICLE III

GOVERNANCE

Section 3.1 Board.

(a) Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of seven directors, (i) four of whom shall be individuals who were initially designated by the Principal Stockholder Group before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement (each, a “Designated Director”), and (ii) three of whom shall be Unaffiliated Directors who were initially designated pursuant to the HPK Business Combination Agreement and thereafter shall be designated pursuant to Section 3.1(d) of this Agreement.

(b) Principal Stockholder Group Representation. For so long as (i) the Principal Stockholder Group collectively beneficially owns not less than the percentage of the Original Shares shown below and (ii) the total number of Original Shares constitutes not less than the percentage of the then-outstanding total voting securities of the Company shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Principal Stockholder Group that, if elected, will result in the Principal Stockholder Group having the number of directors serving on the Board that is shown below. Such nominees shall not be required to be an “independent director” under the Nasdaq Rules unless otherwise indicated.

Percent of Original Shares Beneficially Owned	Percent of Then-Outstanding Company Voting Securities Represented by Original Shares	Number of Designated Directors
35% or greater	30% or greater	Up to 4 (one of whom must be an independent under the Nasdaq Rules if the Principal Stockholder Group beneficially owns 50% or less of the Company’s total outstanding voting securities)
25% to but not including 35%	25% or greater	Up to 3
15% to but not including 25%	15% or greater	Up to 2
5% to but not including 15%	7.5% or greater	1
Below 5%		0

(c) Director Classes. At any time the members of the Board are allocated among separate classes of directors, (i) the Designated Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account the immediately preceding clause (i), the Principal Stockholder Group shall be permitted to designate the class or classes to which each Designated Director shall be allocated.

(d) Unaffiliated Directors. Following the closing of the HPK Business Combination, except as set forth in Section 3.1(b), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee, if then existing, and if no such Nominating and Governance Committee then exists, will be the responsibility of the Board.

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(e) Decrease in Designated Directors. Upon any decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board, the Principal Stockholders shall take all Necessary Action to cause the appropriate number of Designated Directors to offer to tender their resignation (and, if such decrease is to zero, to cause any Board Observer to waive its rights), effective as of the Company’s next annual meeting. For the avoidance of doubt, any Designated Director resigning (and, if applicable, any Board Observer waiving its rights) pursuant to this Section 3.1(e) shall be permitted to continue serving as a Designated Director (or Board Observer, as applicable) until the Company’s next annual meeting; provided, however, that if the reason for the decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board includes the fact that the Principal Stockholder Group has ceased to beneficially own more than fifty percent (50%) of the Company’s then-outstanding voting securities and none of the four (4) Designated Directors of the Principal Stockholder Group is independent under the Nasdaq Rules, then the Principal Stockholders shall take all Necessary Action to cause one (1) of the four (4) Designated Directors to resign immediately and the vacancy resulting from such resignation shall be filled by a person that is independent under the Nasdaq Rules and is designated by either the Principal Stockholder Group if it then still has the right to designate four (4) Designated Directors or by the Company’s Nominating and Governance Committee or the Board, as the case may be, in accordance with Section 3.1(d).

(f) Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Company Charter, the Principal Stockholder Group shall have the exclusive right to remove its Designated Directors (and, if applicable, any Board Observer) from the Board (including any committees thereof), and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the Principal Stockholder Group and subject to the limitations on the rights of the Principal Stockholder Group pursuant to Section 3.1(b) and the proviso in Section 3.1(e), the Principal Stockholder Group shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation (including from any committees thereof) of a Designated Director (or, if applicable, of a Board Observer), and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors (or, if applicable, Board Observers) designated by the Principal Stockholder Group as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the Principal Stockholder Group shall not have the right to designate a replacement director (or, if applicable, a Board Observer), and the Company and the Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors (or, if applicable, Board Observers) designated by the Principal Stockholder Group in excess of the number of Designated Directors (or, if applicable, Board Observers) that the Principal Stockholder Group is then entitled to designate for membership on the Board pursuant to this Agreement.

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(g) Forced Resignation. Each Principal Stockholder shall take all Necessary Action to cause any of its Designated Directors to resign promptly from the Board (or, if applicable, Board Observers to waive their rights) if such Designated Director (or, if applicable, Board Observer), as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director (or, if applicable,  Board Observer) of the Company under any rule or regulation of the SEC, the Nasdaq, or by applicable Law, has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders, has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law, has engaged in any transaction involving the Company from which the Designated Director (or, if applicable, Board Observer) derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction or is convicted of or pleaded nolo contendere to any felony involving dishonesty or moral turpitude; provided, however, that, subject to the limitations set forth in Section 3.1(a), 3.1(b) or 3.1(e), the Principal Stockholder Group shall have the right to replace such resigning Designated Director (or, if applicable, Board Observer) with a new Designated Director (or, if applicable, Board Observer), such newly named Designated Director (or, if applicable, Board Observer) to be appointed promptly to the Board (or, if applicable, as a Board Observer) in place of the resigning Designated Director (or, if applicable, Board Observer) in the manner set forth herein or in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(f). Nothing in this paragraph (g) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director (or, if applicable, Board Observer), whether during or after such person’s service on the Board (or, if applicable, as a Board Observer).

(h) Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the Nasdaq Rules. In the event the size of the Board is increased or decreased at any time to other than seven directors, the Principal Stockholder Group’s designation rights under this Section 3.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(i) Committees. Subject to applicable Laws and the Nasdaq Rules, the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the Company’s audit committee) for which any such representative is eligible pursuant to applicable Laws and the Nasdaq Rules so long as the Principal Stockholder Group owns a number of shares of Common Stock equal to not less than (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company.

(j) Expenses. The Company shall reimburse any Principal Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1, provided that a Principal Stockholder requesting any such reimbursement shall include with such request supporting documentation therefor.

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(k) Board Observer. For so long so the Principal Stockholder Group has the right to designate one or more individuals for nomination to the Board, the Principal Stockholder Group shall also have the right to designate from time to time one person (the “Board Observer”) to (i) receive notice of, and any other materials relating to, each meeting of the Board and each meeting of each committee of the Board substantially concurrently with the provision thereof to the members of the Board or such committee, as applicable, and (ii) attend and participate as an observer in each meeting of the Board and meeting of each committee of the Board; provided that such Board Observer is permitted by applicable Law and provided further that such Board Observer agrees to maintain the confidentiality of all information and proceedings of the Board to the same extent, and subject to the same exceptions, as provided in Section 3.4 in relation to Stockholders and Confidential Information and, if reasonably requested by the Company, to enter into a reasonable and customary confidentiality agreement. For the avoidance of doubt, the Board Observer shall not be a member of the Board or any committee of the Board, shall not have any right to vote at any meeting of the Board or any committee of the Board, shall not have any fiduciary duties to the Company or its stockholders as a result of his or her capacity or service as an observer as contemplated hereby. Notwithstanding any rights granted or provided to the Board Observer hereunder, (i) the Company reserves the right to exclude any Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, acting in good faith and on the advice of counsel, that such access would prevent the members of the Board from engaging in attorney-client privileged communication, and (ii) the Board Observer must notify the Board of any other conflicts of interest between the Board Observer or its Affiliates and the Company, and if such conflict of interest or the matters underlying such conflict of interest are to be discussed at a meeting of the Board, the Board reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof, in each case to extent related to such conflict of interest or matters underlying such conflict of interest, and the Board Observer shall recuse himself from any discussions regarding the conflict of interest.

Section 3.2 Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the director nominees of the Nominating and Governance Committee or the Board, as applicable, from office. Except as set forth in Section 3.1(b) or the proviso of Section 3.1(e), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee or the Board, as applicable (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.3 Restrictions on Transferability.

(a) Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Principal Stockholders, and other than as set forth in this Section 3.3, no Principal Stockholder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Closing Date without the prior written consent of the Company.

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(b) Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), and notwithstanding the restrictions set forth in Section 3.3(a), each Principal Stockholder shall be permitted to Transfer shares of Common Stock (i) at any time after 180 days following the Closing Date to any party, provided such Transfer is made in compliance with applicable securities laws, and further provided, that, if such Principal Stockholder wishes to Transfer shares of Common Stock to a Permitted Transferee of such Principal Stockholder and also assign its rights under this Agreement to such Permitted Transferee, then in connection with such Transfer, such Principal Stockholder must provide notice of such transfer to the Company and such Permitted Transferee must agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, and then such Transferee will be treated as a Principal Stockholder, with the same rights and obligations as its Transferring Stockholder for all purposes of this Agreement, and (ii) to the Company or its Subsidiaries.

(c) Any attempted transaction in violation of this Section 3.3 shall be null and void ab initio.

Section 3.4 Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless such information becomes known to the public through no fault of such Stockholder, disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5 Reimbursement of Expenses. The Company shall reimburse the Company’s directors (including Designated Directors) and, if applicable, any Board Observer for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6 Indemnity Agreements. Simultaneously with any person becoming a Designated Director, the Company shall execute and deliver to each such Designated Director an Indemnity Agreement dated the date such Designated Director becomes a director of the Company.

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ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee (other than a Permitted Transferee with respect to an assignment by such Permitted Transferee in accordance with Section 3.3(b)) may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6 and any Board Observer.

Section 4.2 Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director (or, if applicable, any Board Observer) may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and, if applicable, any Board Observer) (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or Designated Director (or, if applicable, any Board Observer) (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, neither such Stockholder nor such Designated Director (nor, if applicable, any Board Observer) (and any such Affiliate) shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or, if applicable, any Board Observer) (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3 Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Stockholder at such time as the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) as to any individual Stockholder at such time as such Stockholder ceases to own any of the Original Shares; provided, that the provisions in Section 3.3 and this Article IV shall survive any such termination.

Section 4.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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Section 4.5 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to any Principal Stockholder, to:

HighPeak Pure Acquisition, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
Email: rhightower@highpeakenergy.com

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with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Email: smorgan@velaw.com

if to the Company to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
Email: stholen@highpeakenergy.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Email: moleary@HuntonAK.com

Section 4.8 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

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Section 4.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12 Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:
Name:	Jack Hightower
Title:	President & CEO

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Stockholders’ Agreement

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:	HighPeak Energy GP III, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

Jack Hightower

Signature Page to

Stockholders’ Agreement

Annex E

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2020 (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), each of the persons listed under the heading “HighPeak Holders” on the signature pages attached hereto, and each party listed under the heading “Forward Purchase Holders” on the signature pages attached hereto (collectively, the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as amended on June 12, 2020 and July 1, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”) and HighPeak Energy Management, LLC, solely for limited purposes specified therein, on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure surviving, (ii) the outstanding shares of Class A common stock of Pure will be converted into the right to receive (a) one share of common stock, par value $0.0001 per share (“Common Stock”) of the Company (and cash in lieu of fractional shares, if any), (b) a cash amount equal to the amount, if any, by which the per-share redemption value of the Common Stock immediately prior to the closing of the Business Combination (as defined below) (the “Business Combination Closing”) exceeds $10.00 per share, (c) one contingent value right (subject to the terms of a Contingent Value Rights Agreement in substantially the form attached as Exhibit J to the Business Combination Agreement) and (d) one warrant to purchase Common Stock for each one whole share of Common Stock issued pursuant to the clause (a) with respect to such share of Common Stock, (iii) prior to the Business Combination (as defined below), Pure will assign to the Company that certain Warrant Agreement, dated as of April 12, 2018, by and between Pure and Continental Stock Transfer & Trust Company, as warrant agent, and pursuant to such assignment, the Forward Purchase Warrants (as defined below) will become exercisable, pursuant to the terms thereof, for shares of Common Stock and (iv) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, the Company has entered into a Forward Purchase Agreement Amendment (defined herein), pursuant to which the Purchasers (as defined therein) shall have the right to purchase Registrable Securities (as defined herein) of the Company at the Business Combination Closing and enter into this Agreement;

WHEREAS, pursuant to Section 4(g) of the Amended & Restated Forward Purchase Agreement, dated as of July 24, 2020, by and among the Company, each party designated as a Purchaser on the signature pages thereto, HighPeak Energy Partners, L.P. and, solely for limited purposes therein, Pure, the Forward Purchase Holders (the “Forward Purchase Agreement Amendment”) have the right to enter into this Agreement; and

WHEREAS, pursuant to Section 3.4 of the Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the Business Combination.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Combination” has the meaning set forth in the recitals to this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Combination Closing” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contingent Value Rights” means contingent value rights that will be issued to Forward Purchase Holders pursuant to the Forward Purchase Agreement Amendment, and which represent the right to receive, in certain circumstances and if certain conditions are met, additional shares of Common Stock, if necessary, to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as governed by that certain CVR Agreement (as defined in the Forward Purchase Agreement Amendment).

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“Contributors” has the meaning set forth in the recitals to this Agreement.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Forward Purchase Agreement Amendment” shall have the meaning set forth in the recitals to this Agreement.

“Forward Purchase Holders” has the meaning set forth in the Preamble.

“Forward Purchase Warrants” shall mean the up to 15,000,000 warrants exercisable for Common Stock that may be issued pursuant to the Forward Purchase Agreement Amendment .

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“HighPeak I” has the meaning set forth in the recitals to this Agreement.

“HighPeak II” has the meaning set forth in the recitals to this Agreement.

“HighPeak III” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble in addition to, solely for the purpose of Section 3.3, the Eligible Purchasers as such term is defined in the Forward Purchase Agreement Amendment. For the avoidance of doubt, a person or entity that becomes a party to this Agreement after the date hereof pursuant to Section 4(g) of the Forward Purchase Agreement shall thereupon become a “Holder.”

“HPK” has the meaning set forth in the recitals to this Agreement.

“HPK GP” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

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“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“MergerSub” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pure” has the meaning set forth in the recitals to this Agreement.

“Pure Founder Shares” shall mean shares of Class B Common Stock, par value $0.0001 per share, of Pure.

“Pure’s Sponsor” shall mean HighPeak Pure Acquisition, LLC, a Delaware limited liability company.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that (a) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (b) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (c) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Securities shall not constitute Registrable Securities if all of such Holder’s Securities (together with any Securities held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding the foregoing, (i) for purposes of Section 2.1(b), Section 2.2(c), Section 2.2(d), Section 2.2(e) Section 2.3, Section 3.3, Section 3.4, Section 6.3, and Section 6.5, the term Registrable Securities shall only constitute Shares, and (ii) for purposes of Section 2.4, the term Registrable Securities shall only constitute Shares and, to the extent a minimum of three million Warrants are to be included by any Holder in a Block Trade thereunder, then, with respect to such Holder, Warrants.

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“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (a) all registration, qualification and filing fees; (b) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market; (c) fees and expenses with respect to filings required to be made with the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (d) fees and expenses of compliance with securities or “blue sky” laws; (e) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (f) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (g) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (h) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (i) printer, messenger, telephone and delivery expenses; and (j) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean, collectively the Shares, Contingent Value Rights and the Forward Purchase Warrants held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution, exercise or settlement, or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, settlement, conversion, exchange or redemption of any other security therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

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“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any potion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.	Demand Registration Rights

2.1	Demand Rights.

(a)     At any time, and from time to time, any Holder (each, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers (x) not less than $25 million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date or (y) all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC, or pursuant to the effective registration statement on Form S-1/S-4 filed by the Company on [●], 2020 prior to the Business Combination Closing, and in either case which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, with respect to the first such Demand Registration Statement, as soon as reasonably practical from the Effective Date, and with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

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(b)     If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such registration shall be allocated first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

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2.2	Shelf Registration.

(a)     A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b)     With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)     At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)     Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

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(e)     Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.3      Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4      Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving any “road show” or a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), the Demanding Holder or Takedown Holder, as applicable, shall give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $15 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

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Section 3.	Incidental or “Piggy-Back” Registration.

3.1      Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company, provided that such Holder elects to include its Registrable Securities in the Registration Statement in an amount not less than $10 million. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2      Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3      Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

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3.4      Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

Section 4.	Limitations on Registration Rights

4.1       Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 and Section 3 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $5 million, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $5 million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Global Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2       Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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Section 5.	Suspension of Offering

5.1       Suspension of Offering. Notwithstanding the provisions of Sections 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

Section 6.	Registration Procedures

6.1        Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall:

(a)     use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

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(b)     prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)     promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)     promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)     use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f)     until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

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(g)     if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)     use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)     if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

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(j)     in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)     provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)     cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m)     enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $25 million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

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(n)     furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)     make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)     take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2      Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

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6.3      Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4      Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5      Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than Ms. Barnes and Messrs. Sturdivant and Colvin (except to the extent they are current directors of the Company) and each of their Permitted Transferees, unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

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Section 7.	Indemnification; Contribution

7.1      Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(d)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

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provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2      Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(c)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

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provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3      Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have under the indemnity provisions of Sections 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Sections 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

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7.4      Contribution.

(a)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

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Section 8.	Expenses

8.1      Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9.	Rule 144 Reporting

9.1      Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)     make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)     provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

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Section 10.	Confidentiality

10.1     Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, managers, partners, officers, employees and equityholders that it shall use due care to prevent its officers, directors, managers, partners, employees, equityholders, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11.	Miscellaneous

11.1     Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2     Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

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11.3     Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4     Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5     Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6     Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7     Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

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11.9     Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10     Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

11.11     Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court of the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13     No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)     references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

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(c)     a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)     the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)     the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15     Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remain outstanding.

11.16     Restriction on Transfer After Transaction. The Shares issued upon the exchange of Pure Founder Shares may not be sold until (a) with respect to Shares issued upon exchange of 50% of the Pure Founder Shares, the period ending on the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after the Effective Date and (b) with respect to the Shares issued upon the exchange of the remaining 50% of the Pure Founder Shares, one year after the Effective Date, or earlier, in either case, if, subsequent to the Effective Date on the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Shares for cash, securities or other property.

11.17     No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be. For the avoidance of doubt, each Holder party to the Registration Rights Agreement, dated as of April 12, 2018, between Pure, HighPeak Pure Acquisition, LLC and the other Holders party thereto, agrees that any rights thereunder with respect to Pure are hereby superseded in all respects by the rights of such Holders hereunder with respect to the Company.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK HOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:   Jack Hightower

Title:     President & CEO

HIGHPEAK ENERGY, LP

By:    HighPeak Energy GP, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:    HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

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HIGHPEAK ENERGY III, LP

By:    HighPeak Energy GP III, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

Jack Hightower

Sylvia K. Barnes

Jared S. Sturdivant

M. Gregory Colvin

FORWARD PURCHASE HOLDERS:

[NAME OF PURCHASER]

By:

Name:

Title:

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

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SCHEDULE I

NOTICE ADDRESSES

Party	Address for Notice
HighPeak Energy, Inc.
HighPeak Pure Acquisition, LLC
HighPeak Energy, LP
HighPeak Energy II, LP
HighPeak Energy III, LP
Jack Hightower
Sylvia K. Barnes
Jared S. Sturdivant
M. Gregory Colvin
[Forward Purchase Holders]

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Annex F

AMENDED & RESTATED FORWARD PURCHASE AGREEMENT

This Amended & Restated Forward Purchase Agreement (this “Agreement”) is entered into as of July 24, 2020 by and among HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy” or the “Company”), each party designated as a Purchaser on the signature page hereto (together with any other Person (as defined below) that becomes a Purchaser hereunder pursuant to the terms hereof, in each case, for so long as each such Person is a party to this Agreement, the “Purchasers” and each individually, a “Purchaser”), HighPeak Energy Partners, LP, a Delaware limited partnership (“HPEP I”) and, solely for purposes of providing the written consent to assignment contemplated by Sections 4(c) and 9(f) of the original Forward Purchase Agreement (the “Original Agreement”), dated April 12, 2018, between HPEP I and Pure Acquisition Corp., a Delaware corporation (“Pure” together with HPEP I, the “Original Parties”), Pure.

RECITALS

WHEREAS, Pure was formed for the purpose of effecting a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, Pure, pursuant to a prospectus dated April 16, 2018, sold in its initial public offering (“IPO”) 41,400,000 units (the “Public Units”), at a price of $10.00 per Public Unit, each Public Unit comprised of one share of Pure’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one “Public Warrant” (as defined in the Warrant Agreement (as defined below)), where each whole Public Warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share;

WHEREAS, in connection with the IPO, Pure issued in a private placement an aggregate of 10,280,000 “Private Placement Warrants” (as defined in the Warrant Agreement), where each such Private Placement Warrant is exercisable for one share of Class A Common Stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant;

WHEREAS, Pure and HPEP I previously entered into the Original Agreement, pursuant to which HPEP I agreed on the terms and subject to the conditions set forth therein to subscribe for an aggregate of up to 15,000,000 units with each unit consisting of one share of Class A Common Stock and one-half of one “Warrant” (as defined in the Warrant Agreement) to purchase one share of Class A Common Stock on the same terms as the Private Placement Warrants, for $10.00 per unit, or an aggregate maximum amount of $150,000,000 (the “Original Agreement Purchase Price”), immediately prior to the closing of Pure’s initial Business Combination (the “Business Combination Closing”);

WHEREAS, Pure, HighPeak Energy, certain affiliates of HPEP I and Pure Acquisition Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Pure, have entered into a Business Combination Agreement (as amended on June 12, 2020, July 1, 2020 and July 24, 2020 and as may be further amended from time to time, the “Business Combination Agreement”), (i) pursuant to which, among other things, upon the Business Combination Closing the Class A Common Stock will be converted into the right to receive (a) one share of Common Stock, par value $0.0001 per share (the “HighPeak Common Stock”) of HighPeak Energy (and cash in lieu of fractional shares, if any), (b) a cash amount equal to the amount, if any, by which the per-share redemption value of the Class A Common Stock at the Business Combination Closing exceeds $10.00 per share, (c) one HighPeak Energy Warrant (as defined below) for each one whole share of HighPeak Common Stock issued pursuant to clause (a) with respect to such share of Class A Common Stock and (d) one contingent value right (each, a “CVR”) (subject to the terms of a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the “CVR Agreement”) for each one whole share of HighPeak Common Stock issued pursuant to clause (a) with respect to such share of Class A Common Stock and (ii) which provided for, among other things, the execution of this Agreement and the associated amendments to the Original Agreement to, among other things, assign Pure’s rights and obligations under the Original Agreement to HighPeak Energy, assign HPEP I’s rights and obligations to the Purchasers in accordance herewith, increase the aggregate number of Warrants issuable to Purchasers and provide for the inclusion of CVRs as part of the Forward Purchase Securities (as defined below);

WHEREAS, prior to the Business Combination, Pure will assign to HighPeak Energy that certain Warrant Agreement, dated as of April 12, 2018, by and between Pure and Continental Stock Transfer & Trust Company, as Warrant Agent, entered into in connection with the IPO (including as assigned, and as amended from time to time in accordance with the terms thereof, the “Warrant Agreement”) and, pursuant to such assignment, in connection with the Business Combination Closing the Warrants will become exercisable, pursuant to the terms thereof, for shares of HighPeak Common Stock (such securities, after giving effect to such assignment, referred to herein as the “HighPeak Energy Warrants”);

WHEREAS, the Original Parties desire to assign their rights and obligations under the Original Agreement to HighPeak Energy and the Purchasers, as applicable, pursuant to Sections 4(c) and 9(f) of the Original Agreement and, in connection therewith, to amend and restate the Original Agreement as provided herein;

WHEREAS, the parties hereto hereby acknowledge and agree that the signature of the authorized representative of Pure affixed on the signature page hereto constitutes the valid written consent of Pure to HPEP I’s assignment to the Purchasers and the amendment of the Original Agreement pursuant to Section 4(c) and Section 9(l) of the Original Agreement, and the signature of HPEP I affixed on the signature page hereto constitutes the valid written consent of HPEP I to Pure’s assignment to HighPeak Energy and the amendment of the Original Agreement pursuant to Section 9(f) and Section 9(l) of the Original Agreement;

WHEREAS, the Purchasers wish to subscribe, on the terms and subject to the conditions set forth herein, for an aggregate of up to 15,000,000 shares of HighPeak Common Stock (the “Forward Purchase Shares”), an equivalent number of CVRs (the “Forward Purchase CVRs”), and an equivalent number of HighPeak Energy Warrants (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares and the Forward Purchase CVRs, the “Forward Purchase Securities”), for an aggregate maximum amount of $150,000,000, representing the Original Agreement Purchase Price agreed to be paid by HPEP I under the Original Agreement; and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as provided herein;

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NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Sale and Purchase.

(a)     Forward Purchase Securities.

(i)     At the Forward Closing (as defined below), the Purchasers shall collectively purchase from HighPeak Energy, and HighPeak Energy shall issue and sell to the Purchasers, an aggregate of up to 15,000,000 units of Forward Purchase Securities (“Forward Purchase Units”), with each Forward Purchase Unit consisting of one Forward Purchase Share, one Forward Purchase CVR and one Forward Purchase Warrant, for $10.00 per Forward Purchase Unit (the “Forward Purchase Price”), or an aggregate maximum amount of $150,000,000, with each Purchaser purchasing such number of Forward Purchase Units as is specified in Section 1(a)(ii).

(ii)     Subject to the terms and conditions of this Agreement, each Purchaser has irrevocably committed to purchase and have issued to it the Forward Purchase Securities included in the number of Forward Purchase Units specified on such Purchaser’s signature page hereto (or in an applicable Election Notice or Assignment and Joinder (in each case, as defined below)) at the Forward Purchase Price and HighPeak Energy irrevocably agrees to issue and sell to such Purchaser the Forward Purchase Securities included in such Forward Purchase Units for the foregoing consideration on the Forward Closing Date (as defined below). To the extent that the aggregate amount of Forward Purchase Units subscribed for by the Purchasers is less than 15,000,000 Forward Purchase Units (such remaining uncommitted amounts as of any date, the “Uncommitted Forward Purchase Units”), HPEP I shall have the ability to, from time to time until the Forward Closing, (A) elect to purchase all or any portion of such Uncommitted Forward Purchase Units by delivering a written notice (an “Election Notice”) to HighPeak Energy stating the number of Uncommitted Forward Purchase Units HPEP I irrevocably commits to purchase, subject to the terms and conditions of this Agreement, and, upon delivery of such Election Notice, HPEP I shall immediately and automatically be deemed a Purchaser for all purposes hereunder with respect to the Uncommitted Forward Purchase Units specified in such Election Notice or (B) assign and transfer all or a portion of such right to commit to purchase all or any portion of such Uncommitted Forward Purchase Units to one or more other Persons by delivering to HighPeak Energy an Assignment and Joinder Agreement in substantially the form attached hereto as Exhibit C, which, among other things, requires such assignee(s) to join as a Purchaser party to this Agreement (an “Assignment and Joinder”), executed by HPEP I and such assignee(s) with respect to any such Uncommitted Forward Purchase Units. For the avoidance of doubt, HPEP I shall have no obligation to purchase any Forward Purchase Units unless and until it has delivered one or more Election Notices and then such obligation of HPEP I to purchase Forward Purchase Units shall only be as specified therein. Exhibit B attached hereto as of the date hereof sets forth the name of each Purchaser and the number of Forward Purchase Units that each such Purchaser has committed to purchase as of the date hereof. HighPeak Energy shall amend Exhibit B from time to time to update the information contained therein, including to add additional Purchasers added to this Agreement subsequent to the date hereof via Election Notice or Assignment and Joinder.

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(iii)     Each Forward Purchase Warrant will have the same terms as the Private Placement Warrants when issued and will be subject to the terms and conditions of the Warrant Agreement. Each Forward Purchase Warrant will entitle the holder thereof to purchase one share of HighPeak Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement, and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable 30 days after the Business Combination Closing, and will expire five years after the Business Combination Closing or earlier upon the liquidation of HighPeak Energy, as provided in the Warrant Agreement.

(iv)     Each Forward Purchase CVR will be subject to the terms and conditions of the CVR Agreement.

(v)     HighPeak Energy shall deliver a notice (the “Closing Notice”) to the Purchasers and HPEP I, no later than the close of business two (2) Business Days before the Business Combination Closing, specifying the date of the Business Combination Closing and containing instructions for wiring the aggregate Forward Purchase Price for each such Purchaser’s Forward Purchase Units. The closing of the sale of Forward Purchase Units (the “Forward Closing”) shall occur on the same date as the Business Combination Closing (such date being referred to as the “Forward Closing Date”).

(vi)     At least one (1) Business Day prior to the Forward Closing, the Purchasers shall deliver to HighPeak Energy, to be held in escrow until the Forward Closing, the aggregate Forward Purchase Price for the Forward Purchase Units to be purchased by wire transfer of U.S. dollars in immediately available funds to the account specified by HighPeak Energy in the Closing Notice. At the Forward Closing, (A) the aggregate Forward Purchase Price shall be released from escrow automatically and without further action by HighPeak Energy, the Purchasers or any other Person, and (B) upon such release, HighPeak Energy shall issue the number of Forward Purchase Units so purchased to the applicable Purchasers in book-entry form (including pursuant to the CVR Register as defined in the CVR Agreement), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws, the CVR Agreement or the Warrant Agreement), registered in the name of the applicable Purchasers (or their respective nominees in accordance with their respective delivery instructions), or to a custodian designated by such Purchasers, as applicable. In the event the Business Combination Closing does not occur on the date scheduled for closing as set forth in the Closing Notice, HighPeak Energy may reschedule the Business Combination Closing to another date occurring prior to the Outside Date (as defined below) by delivering a new Closing Notice to the Purchasers specifying the new date for the Business Combination Closing (which may be delivered on less than two (2) Business Days’ prior notice if such new date is less than two (2) Business Days after the originally scheduled date for the Business Combination Closing); provided, however, that in the event the Business Combination Closing is not rescheduled for a date that is five (5) Business Days or less from the previously scheduled date for the Business Combination Closing, HighPeak Energy shall, upon request of any Purchaser, promptly (but not later than the later of two (2) Business Days following such request and three (3) Business Days after the date for which the Business Combination Closing was previously scheduled) return the Forward Purchase Price to such requesting Purchaser. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

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(b)     Legends.

(i)     Each book entry for the Forward Purchase Securities (other than any Forward Purchase Securities that are registered on an effective Registration Statement (as defined below)) shall contain a notation, and each certificate (if any) evidencing such Forward Purchase Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.”

(ii)     Each book entry for the Forward Purchase CVRs shall, in addition to the legend specified in Section 1(b)(i), contain a notation in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN A CERTAIN CONTINGENT VALUE RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.”

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(iii)     Each book entry for the Forward Purchase Warrants shall, in addition to the legend specified in Section 1(b)(i), contain a notation in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN A CERTAIN WARRANT AGREEMENT BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.”

2.            Representations and Warranties of the Purchasers. Each Purchaser, severally but not jointly, represents and warrants to HighPeak Energy, solely as to such Purchaser, as follows, as of the date hereof and as of the Forward Closing:

(a)     Organization and Power. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)     Authorization. Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Purchaser, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws, principles of equity and judicial discretion relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)     Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)     Compliance with Other Instruments. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provision of such Purchaser’s respective organizational documents, (ii) of any instrument, judgment, order, writ or decree to which such Purchaser is a party or by which such Purchaser is bound, (iii) under any note, indenture or mortgage to which such Purchaser is a party or by which such Purchaser is bound, (iv) under any lease, agreement, contract or purchase order to which such Purchaser is a party or by which such Purchaser is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Purchaser, in each case (other than clause (i)), which would have a material adverse effect on such Purchaser or its ability to consummate the transactions contemplated by this Agreement.

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(e)     Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to HighPeak Energy, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Forward Purchase Units to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, such Purchaser further represents that such Purchaser has no current plan or intent to, and has not entered into any arrangement with any Person to, sell, constructively sell, exchange, hedge, distribute or otherwise dispose of any Forward Purchase Shares, Forward Purchase Warrants or Forward Purchase CVRs purchased by such Purchaser, directly or indirectly, pursuant to this Agreement. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof. Such Purchaser also understands that Hunton Andrews Kurth LLP and Vinson & Elkins L.L.P. will rely on the representations in this paragraph and assume such representations to be accurate as of the date hereof and as of the Forward Closing Date, without further inquiry on their part, in rendering any opinion with respect to the transactions contemplated by the Business Combination Agreement, including in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, including as amended to be a Form S-4/S-1, the “Business Combination Registration Statement”) (Registration No. 333-235313) originally filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2019, under the Securities Act of 1933, as amended (the “Securities Act”), as such Business Combination Registration Statement has been and may be amended from time to time, by HighPeak Energy, and that the inaccuracy of such representations may negatively affect any such opinion.

(f)      Disclosure of Information. Such Purchaser has had an opportunity to discuss HighPeak Energy’s business, management, financial affairs and the terms and conditions of the offering of the Forward Purchase Securities, with HighPeak Energy’s management.

(g)     Restricted Securities. Such Purchaser understands that the offer and sale of the Forward Purchase Securities to such Purchaser has not been and will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. Such Purchaser understands that, when purchased, the Forward Purchase Units so purchased will constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Forward Purchase Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that HighPeak Energy has no obligation under this Agreement to register or qualify any of the Forward Purchase Units, or any shares of HighPeak Common Stock for which they may be exercised, for resale, except to the extent provided in Section 4 (the “Registration Rights”). Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Securities, and on requirements relating to HighPeak Energy which are outside of such Purchaser’s control, and which HighPeak Energy is under no obligation and may not be able to satisfy.

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(h)     High Degree of Risk. Such Purchaser understands that its agreement to purchase Forward Purchase Units involves a high degree of risk which could cause such Purchaser to lose all or part of such Purchaser’s investment.

(i)     Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)     No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners have either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(k)     Residence. Such Purchaser’s principal place of business is the office or offices located at the address of such Purchaser set forth on the signature page hereof.

(l)       Adequacy of Financing. Such Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.

(m)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of such Purchaser nor any person acting on behalf of such Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by HighPeak Energy in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by HighPeak Energy, any person on behalf of HighPeak Energy or any of HighPeak Energy’s affiliates (collectively, the “HPE Parties”).

3.            Representations and Warranties of HighPeak Energy. HighPeak Energy represents and warrants to the Purchasers as follows, as of the date hereof and as of the Forward Closing:

(a)     Organization and Corporate Power. HighPeak Energy is a corporation duly incorporated and validly existing and in good standing as a corporation under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)     Capitalization. As of the date hereof, the authorized share capital of HighPeak Energy consists of 10,000 shares of HighPeak Common Stock, par value $0.0001 per share, all of which are issued and outstanding and owned by Pure. Prior to the Forward Closing, HighPeak Energy will cause the First Amended Charter (as such term is defined in the Business Combination Agreement) to be filed with the Secretary of State of the State of Delaware as a result of which, among other things, the authorized shares of HighPeak Common Stock will be increased to 600,000,000 and 10,000,000 shares of HighPeak Energy preferred stock, par value $0.0001 per share, will be authorized for issuance.

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(c)     Authorization. All corporate action required to be taken by HighPeak Energy to authorize HighPeak Energy to enter into this Agreement, and to issue Forward Purchase Units at the Forward Closing, and the securities issuable upon exercise of the Forward Purchase Warrants and pursuant to the CVR Agreement, has been taken or will be taken prior to the Forward Closing. All corporate action on the part of HighPeak Energy necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of Forward Purchase Units at the Forward Closing and the securities issuable upon exercise of the Forward Purchase Warrants and pursuant to the CVR Agreement, has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by HighPeak Energy, shall constitute the valid and legally binding obligation of HighPeak Energy, enforceable against HighPeak Energy in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws, principles of equity and judicial discretion relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)     Valid Issuance of Securities. The Forward Purchase Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the securities issuable upon exercise of the Forward Purchase Warrants and pursuant to the CVR Agreement, when issued in accordance with the terms of the Forward Purchase Warrants, the CVR Agreement and this Agreement, as applicable, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, the CVR Agreement, the Warrant Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Securities will be issued in compliance with all applicable federal and state securities laws.

(e)     Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws, if any, and pursuant to the Registration Rights.

(f)     Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the First Amended Charter as it may be amended from time to time (the “Charter”), or other governing documents of HighPeak Energy, (ii) of any instrument, judgment, order, writ or decree to which HighPeak Energy is a party or by which it is bound, (iii) under any note, indenture or mortgage to which HighPeak Energy is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which HighPeak Energy is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to HighPeak Energy, in each case (other than clause (i)) which would have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement.

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(g)     Operations. As of the date hereof, HighPeak Energy has not conducted any operations other than organizational activities and activities in connection with the Business Combination (including as contemplated by the Predecessor Agreement (as defined in the Business Combination Agreement)) and offerings of its securities.

(h)     No General Solicitation. Neither HighPeak Energy, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(i)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the HPE Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to HighPeak Energy, this offering, or a potential Business Combination, and the HPE Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the HPE Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.            Registration Rights.

(a)     HighPeak Energy agrees that, within thirty (30) calendar days after the consummation of the Business Combination Closing (the “Filing Date”), it will file with the Commission (at HighPeak Energy’s sole cost and expense) a registration statement under the Securities Act (the “Registration Statement”) registering the resale of (i) the Forward Purchase Warrants, (ii) the Forward Purchase CVRs and (iii) the shares of HighPeak Common Stock (A) included in or (B) issuable upon exercise or settlement, as applicable, of the Forward Purchase Warrants and Forward Purchase CVRs forming a part of, the Forward Purchase Securities (the securities described in clauses (i)-(iii), collectively, the “Registrable Securities”), and HighPeak Energy shall use its best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (I) the 90th calendar day (or 120th calendar day if the Commission notifies HighPeak Energy that it will “review” the Registration Statement) following the Business Combination Closing and (II) the 10th Business Day after the date HighPeak Energy is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that HighPeak Energy’s obligations to include the Registrable Securities of a particular Purchaser in the Registration Statement are contingent upon such Purchaser furnishing in writing to HighPeak Energy such information regarding such Purchaser, the securities of HighPeak Energy held by such Purchaser and such other information as reasonably requested by HighPeak Energy or required by the Securities Act, and such Purchaser shall execute such documents in connection with such registration as HighPeak Energy may reasonably request that are customary of a selling stockholder in similar situations, including providing that HighPeak Energy shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, further, that the obligation to file a Registration Statement pursuant to this Section 4(a) shall be suspended with respect to any Registerable Securities that have been registered pursuant to the Business Combination Registration Statement for so long as such Business Combination Registration Statement remains effective and adequate to enable the applicable Purchasers whose Registrable Securities are registered thereby to resell such securities in compliance with the Securities Act. For purposes of clarification, any failure by HighPeak Energy to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve HighPeak Energy of its obligations to file or to use its best efforts to cause the Registration Statement to be declared effective as set forth above in this Section 4.

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(b)     In the case of the registration, qualification, exemption or compliance effected by HighPeak Energy pursuant to this Agreement (including, if applicable, the registration of Registrable Securities pursuant to the Business Combination Registration Statement, which shall constitute a “Registration Statement”), HighPeak Energy shall, upon reasonable request, inform the applicable Purchaser(s) of the status of such registration, qualification, exemption and compliance. At its expense HighPeak Energy shall:

(i)     except for such times as HighPeak Energy is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which may be reasonably requested by a Purchaser in connection with offers or sales of securities under such Registration Statement, continuously effective with respect to the applicable Purchasers, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Purchasers cease to hold any Registrable Securities, (B) the date all Registrable Securities held by the Purchasers may be sold without restriction under Rule 144 under the Securities Act (“Rule 144”), including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for HighPeak Energy to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three (3) years from the Effective Date of the Registration Statement. The period of time during which HighPeak Energy is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii)     advise the applicable Purchasers within five (5) Business Days:

(A)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(B)	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

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(C)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(D)

of the receipt by HighPeak Energy of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E)

subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, and, for the avoidance of doubt, subject to Section 4(j), HighPeak Energy shall not, when so advising the Purchasers of such events, provide the Purchasers with any material, nonpublic information regarding HighPeak Energy other than to the extent that providing notice to the Purchasers of the occurrence of the events listed in clauses (A) through (E) above constitutes material, nonpublic information regarding HighPeak Energy;

(iii)     use its best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)     upon the occurrence of any event contemplated above, except for such times as HighPeak Energy is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, HighPeak Energy shall use its best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the Purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)     use its best efforts to cause all Registrable Securities to be listed, no later than substantially concurrently with the effectiveness of a Registration Statement in which such securities are included (or, in the case of shares of HighPeak Common Stock included in, or issuable upon exercise or settlement, as applicable, of the Forward Purchase Warrants and Forward Purchase CVRs forming a part of the Forward Purchase Securities that constitute Registrable Securities of an applicable Purchaser, to cause same to be approved for listing when issued), on each securities exchange or market, if any, on which any securities of the same class issued by HighPeak Energy have been listed and to thereafter maintain such listing (or a listing on another securities exchange on which the securities of the same class issued by HighPeak Energy are, or are to be, listed) on a continuous basis for so long as such securities remain outstanding; and

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(vi)     use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Purchasers to sell the Registrable Securities under Rule 144.

(c)     Notwithstanding anything to the contrary in this Agreement, HighPeak Energy shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to require the Purchasers not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by HighPeak Energy or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event HighPeak Energy’s board of directors reasonably believes would require additional disclosure by HighPeak Energy in the Registration Statement of material information that HighPeak Energy has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of HighPeak Energy’s board of directors, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that HighPeak Energy may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period; and provided further that the Registration Period shall be extended in the case of each such delay or suspension by a number of days equal to the number of days for which such delay or suspension shall have been in effect. Upon receipt of any written notice from HighPeak Energy of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or the related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each of the Purchasers, severally but not jointly, agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Purchaser receives copies of a supplemental or amended prospectus (which HighPeak Energy agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by HighPeak Energy that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by HighPeak Energy unless otherwise required by law or subpoena. If so directed by HighPeak Energy, each of the Purchasers will deliver to HighPeak Energy or, in such Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (A) to the extent such Purchaser is required to retain a copy of such prospectus (I) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (II) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

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(d)     If HighPeak Energy proposes to file a registration statement under the Securities Act with respect to an offering of Registrable Securities, whether to be sold by HighPeak Energy or by one or more selling security holders, other than a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of HighPeak Energy or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, to the extent any Purchaser party hereto owns shares of common stock with an aggregate value equal to or greater than $10 million (each, an “Eligible Purchaser”) at the time of such filing, HighPeak Energy shall give written notice of the proposed registration to all Eligible Purchasers holding Registrable Securities at least five (5) calendar days prior to the filing of the registration statement (the “Piggy-Back Registration Statement”). Each Eligible Purchaser holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in such Piggy-Back Registration Statement by giving written notice to HighPeak Energy within three (3) calendar days after receipt of the foregoing notice by HighPeak Energy. HighPeak Energy will include all such Registrable Securities requested to be included by the Eligible Purchaser(s) in such Piggy-Back Registration Statement (which shall then constitute a Registration Statement); provided, however, that, if such registration involves an underwritten offering and the managing underwriter advises HighPeak Energy in writing that, in its opinion, the number of securities which HighPeak Energy and the holders of the Registrable Securities and any other shareholders intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and HighPeak Energy will include in such registration such maximum number of securities as follows: first, all of the securities HighPeak Energy proposes to sell for its own account, if any; provided that the registration of such securities was initiated by HighPeak Energy with respect to securities intended to be registered for sale for its own account; and second, such number of Registrable Securities requested to be included in such registration by the Eligible Purchasers and any other shareholders participating in the offering, including pursuant to the Registration Rights Agreement (as defined below) which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Purchasers and other shareholders on the basis of the relative number of shares of common stock then held by each such Purchaser and the other shareholders; provided that any such amount thereby allocated to each such Purchaser that exceeds such Purchaser’s request shall be reallocated among the other Purchaser and other shareholders in like manner, as applicable.

(e)     Registrable Securities proposed to be registered and sold pursuant to Section 4(d) in an underwritten offering for the account of the Purchasers holding Registrable Securities shall be sold to prospective underwriters selected by HighPeak Energy and on the terms and subject to the conditions of one or more underwriting agreements negotiated between HighPeak Energy and the prospective underwriters.

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(f)     Any Purchaser may deliver written notice (an “Opt-Out Notice”) to HighPeak Energy requesting that such Purchaser not receive notices from HighPeak Energy otherwise required by this Section 4; provided, however, that such Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Purchaser (unless subsequently revoked), (i) HighPeak Energy shall not deliver any such notices to such Purchaser and such Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Purchaser’s intended use of an effective Registration Statement, such Purchaser will notify HighPeak Energy in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4(j)) and the related suspension period remains in effect, HighPeak Energy will so notify such Purchaser, within one (1) Business Day of such Purchaser’s notification to HighPeak Energy, by delivering to such Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide such Purchaser with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(g)     To the extent any Purchaser party hereto is purchasing Forward Purchase Securities with an aggregate value equal to or greater than $30 million, such Purchaser shall have the right to become a party to that certain Registration Rights Agreement, substantially in the form attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”)

5.            Additional Agreements and Acknowledgements of the Purchasers.

(a)     Trust Account.

(i)     Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the trust account established for the benefit of the holders of Class A Common Stock in the IPO (the “Trust Account”), except for redemption and liquidation rights, if any, that such Purchaser or its affiliates may have in respect of any Class A Common Stock held by it.

(ii)     Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, any Purchaser may have in respect of any Class A Common Stock held by it. In the event any Purchaser has any Claim against Pure under this Agreement, such Purchaser shall pursue such Claim solely against Pure and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Class A Common Stock held by it.

(b)     No Short Sales. Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of Pure prior to the Business Combination Closing. For purposes of this Section, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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6.            Listing. HighPeak Energy will use its best efforts to effect and maintain the listing of the HighPeak Common Stock, HighPeak Energy Warrants and CVRs on the Nasdaq Global Market (or another national securities exchange).

7.            Conditions for the Forward Closing.

(a)     The obligation of a Purchaser to purchase Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing, of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by such applicable Purchaser:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of the Forward Purchase Securities;

(ii)     The CVR Agreement shall have been executed and delivered by the Company, HighPeak Pure Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), and the other parties thereto;

(iii)     The Business Combination shall be consummated with a company engaged in a business that is within the investment objectives of the Purchasers; provided, however, that the parties hereto hereby agree that the businesses contemplated to be acquired pursuant to the Business Combination Agreement are hereby deemed to be within the investment objectives of the Purchasers;

(iv)     HighPeak Energy shall have delivered to the Purchasers a certificate evidencing HighPeak Energy’s good standing as a Delaware corporation;

(v)     The representations and warranties of HighPeak Energy set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement;

(vi)     HighPeak Energy shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by HighPeak Energy at or prior to the Forward Closing; and

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(vii)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

(b)     The obligation of HighPeak Energy to sell Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by HighPeak Energy:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of Forward Purchase Units;

(ii)     The CVR Agreement shall have been executed and delivered by the Sponsor and the other parties thereto;

(iii)     The representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on any Purchaser or any such Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(iv)     The Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Forward Closing; and

(v)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

8.            Termination.

(a)     This Agreement may be terminated at any time prior to the Forward Closing:

(i)     by mutual written consent of HighPeak Energy, HPEP I and the Purchasers; or

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(ii)     automatically if:

(A)	the Business Combination is not consummated by August 21, 2020 (the “Outside Date”);

(B)	HighPeak Energy or Pure takes any action to (or the board of directors of HighPeak Energy or Pure, as applicable, authorizes such Person to) wind-up its business affairs, liquidate or dissolve; or

(C)

HighPeak Energy becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of HighPeak Energy, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment.

(b)     This Agreement may be terminated solely with respect to a Purchaser at any time prior to the Forward Closing:

(i)     by mutual written consent of HighPeak Energy and such Purchaser, a copy of which shall be delivered to HPEP I; or

(ii)     by HighPeak Energy by delivery of written notice to such Purchaser and HPEP I if such Purchaser becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of such Purchaser, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment.

In the event of any termination of this Agreement pursuant to Section 8(a), the Forward Purchase Price, if previously paid, by any applicable Purchaser with respect to any Forward Purchase Units shall be promptly returned to such Purchaser. In the case of a termination pursuant to Section 8(b), the Forward Purchase Price, if previously paid by the Purchaser to whom such termination relates, shall be promptly returned to such Purchaser. Upon any termination of this Agreement pursuant to this Section 8 and thereafter, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers or HighPeak Energy and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 8 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided, further, that to the extent this Agreement is terminated pursuant to Section 8(b) with respect to a Purchaser, such termination of this Agreement shall only apply with respect to such Purchaser and its relationship with the other parties hereto and not with respect to the relationships solely among the other parties hereto.

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9.           General Provisions.

(a)     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications sent to HighPeak Energy or Pure shall be sent to: HighPeak Energy, Inc., 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, Attention: Chief Financial Officer, Email: info@highpeakenergy.com, with a copy to HighPeak Energy’s counsel at Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, Attention: G. Michael O’Leary, Email: moleary@andrewskurth.com, or to such other email address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).

All communications to a Purchaser or HPEP I shall be sent to such Person’s address, email address or facsimile number (if any) as set forth under such Person’s name on the signature page hereto (or in any applicable Assignment and Joinder), or to such other email address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a), including, with respect to HPEP I or any Purchaser that is an affiliate of HPEP I, with a copy to such Person’s counsel at Vinson and Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, Attention: Sarah K. Morgan, Email: smorgan@velaw.com.

(b)     No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchasers agree to indemnify and to hold harmless HighPeak Energy from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of their officers, employees or representatives are responsible. HighPeak Energy agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which HighPeak Energy or any of its officers, employees or representatives is responsible.

(c)     Original Agreement. From and after the effective time of this Agreement, this Agreement shall supersede, in its entirety, the Original Agreement and the Original Agreement shall be deemed canceled and shall cease to have any force or effect.

(d)     Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Forward Closing.

(e)     Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or concurrently herewith, or are referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

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(f)     Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, (i) the representations, warranties and covenants of each Purchaser are for the sole and exclusive benefit of the Company and as provided in Section 2(e), Hunton Andrews Kurth LLP and Vinson and Elkins L.L.P., (ii) no Purchaser shall be entitled to rely on, or to assert any claim based on, any representation, warranty or covenant of any other Purchaser, and (iii) no Purchaser shall have any obligation or liability to any other Purchaser hereunder.

(g)     Assignments. Except as otherwise specifically provided herein, including in Section 1(a)(ii), no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(h)     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(i)     Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j)     Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(k)     Jurisdiction. The parties (i) submit to the jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, and the applicable appellate courts thereof, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of Delaware or the United States District Court for the District of Delaware, and any applicable appellate courts thereof, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Notwithstanding anything in this Agreement to the contrary, this Section 9(k) shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

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(l)      Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, this Section 9(l) shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

(m)     Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company, HPEP I and the Purchasers; provided, however, that the Company may amend Exhibit B to update the information contained therein without the consent of any other Person. In the event the Company amends Exhibit B, the Company shall promptly deliver a copy of such amended Exhibit B to the Purchasers and HPEP I; provided, however, that the failure to deliver a copy of such amended Exhibit B to the Purchasers and HPEP I shall not affect the effectiveness of such amendment.

(n)     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(o)     Expenses. Each of HighPeak Energy and the Purchasers will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. HighPeak Energy shall be responsible for the fees of its transfer agent, the warrant agent under the Warrant Agreement and the rights agent under the CVR Agreement, stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Securities and the securities issuable upon exercise of the Forward Purchase Warrants or pursuant to the CVR Agreement.

(p)     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

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(q)     Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(r)     Specific Performance. The Purchasers agree that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchasers in accordance with the terms hereof and that HighPeak Energy shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

(s)     Liability. Any liability of the Purchasers under this Agreement shall be several and not joint.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to

Amended & Restated Forward Purchase Agreement

PURCHASER:

JOHN PAUL DEJORIA FAMILY TRUST

By:	/s/ John Paul DeJoria
Name:	John Paul DeJoria
Title:	Trustee

Exact Name in which the Forward Purchase Securities Should be Issued: John Paul DeJoria Family Trust

Address for Notices:

John Paul DeJoria Family Trust
8911 N. Capital of TX Hwy #3210
Austin, Texas 78759

Email:

Number of Forward Purchase Units the Abovesigned Purchaser Irrevocably Commits to Purchase in accordance with the terms of this Agreement: 4,500,000

Signature Page to

Amended & Restated Forward Purchase Agreement

PURCHASER:

HIGHPEAK ENERGY III, LP, a Delaware limited partnership

By: HighPeak Energy GP III, LLC Its: General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Exact Name in which the Forward Purchase Securities Should be Issued: HighPeak Energy III, LP

Address for Notices:

HighPeak Energy III, LP
421 W. 3rd St., Suite 1000
Fort Worth, Texas 76102

Email: stholen@highpeakenergy.com

Number of Forward Purchase Units the Abovesigned Purchaser Irrevocably Commits to Purchase in accordance with the terms of this Agreement: 500,000

Signature Page to

Amended & Restated Forward Purchase Agreement

ORIGINAL PARTIES:

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

HIGHPEAK ENERGY PARTNERS, LP

By:	HighPeak Energy Partners GP, LP
Its general partner
By:	HighPeak GP, LLC
Its general partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Address for Notices:

HighPeak Energy Partners, LP
Attention: Chief Financial Officer
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Email: stholen@highpeakenergy.com

Signature Page to

Amended & Restated Forward Purchase Agreement

Exhibit A

Form of CVR Agreement

(see attached)

Exhibit A to Amended & Restated Forward Purchase Agreement

Exhibit B

Schedule of Purchasers

Date: July 24, 2020

Purchaser and Notice Address	Number of Forward Purchase Units (“FPU”)	Consideration ($10.00 per FPU)	Forward Purchase Shares (“FPS”) (1 FPS per FPU)	CVRs (1 CVR per FPU)	Forward Purchase Warrants (“FPW”) (1 FPW per FPU)
John Paul DeJoria Family Trust 8911 N. Capital of TX HWY #3210 Austin, Texas 78759 Email:	4,500,000	$45,000,000	4,500,000	4,500,000	4,500,000
HighPeak Energy III, LP 421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102	500,000	$5,000,000	500,000	500,000	500,000
Total	5,000,000	$50,000,000	5,000,000	5,000,000	5,000,000

Exhibit B to Amended & Restated Forward Purchase Agreement

Exhibit C

Form of Assignment and Joinder

This Assignment and Joinder Agreement (this “Agreement”) is entered into on [●] by and between HighPeak Energy Partners, LP, a Delaware limited partnership (“Assignor”), and [●], a [●] (“Assignee”). Capitalized terms used but not herein defined will have the meanings given to them in the Forward Purchase Agreement (as defined below).

RECITALS

WHEREAS, HighPeak Energy, Inc., a Delaware corporation (the “Company”), Assignor and the other parties thereto are parties to that certain Amended & Restated Forward Purchase Agreement, dated as of [●], 2020 (as amended, supplemented, or modified from time to time, the “Forward Purchase Agreement”);

WHEREAS, Assignor is permitted to assign all or a portion of Assignor’s right to commit to purchase all or any portion of the Uncommitted Forward Purchase Units to one or more other Persons by delivering to HighPeak Energy an Assignment and Joinder Agreement executed by Assignor and such assignee with respect to any such Uncommitted Forward Purchase Units; and

WHEREAS, Assignor desires to assign and transfer its right to commit to purchase that number of Uncommitted Forward Purchase Units set forth in Item 2 on Schedule A attached hereto to Assignee, and Assignee desires to accept such assignment and transfer and to irrevocably commit to purchase that number of Forward Purchase Units.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Assignment and Assumption; Irrevocable Commitment to Purchase. Assignor hereby assigns and transfers to Assignee its right to commit to purchase that number of Uncommitted Forward Purchase Units set forth in Item 2 on Schedule A attached hereto, and Assignee hereby accepts and assumes such assignment and transfer and further hereby irrevocably commits to purchase that number of Forward Purchase Units pursuant to the terms of the Forward Purchase Agreement.

2.     Joinder to Forward Purchase Agreement. Assignee hereby joins as a party to the Forward Purchase Agreement in the capacity of a Purchaser and agrees to be bound by, subject to and enjoy the benefit of the applicable rights and obligations of a Purchaser set forth in the Forward Purchase Agreement with the same force and effect as if Assignee were an original party thereto. In addition, Assignee hereby represents and warrants, as of the date hereof and as of the Forward Closing, to the matters set forth in Section 2 of the Forward Purchase Agreement. Any notice or other communication to be given or made to Assignee under the Forward Purchase Agreement may be given or made to the address, email address or facsimile number (if any) listed under Assignee’s name on the signature page hereto or as Assignee may otherwise direct from time to time in accordance with the terms of the Forward Purchase Agreement.

Exhibit C to Amended & Restated Forward Purchase Agreement

3.     Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempt to do so will be void, except for assignments and transfers by operation of law. Subject to this Section 3, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. The Company is hereby expressly made a third-party beneficiary of this Agreement and is permitted to enforce the terms hereof.

4.      Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s law.

6.      Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Pages Follow]

Exhibit C to Amended & Restated Forward Purchase Agreement

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

ASSIGNOR:

HIGHPEAK ENERGY PARTNERS, LP

By:	HighPeak Energy Partners GP, LP
Its general partner
By:	HighPeak GP, LLC
Its general partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

ASSIGNEE:

[●]

By:
Name:
Title:

Address for Notices:

[●]
[●]
[●]
Email [●]

Exact Name in which the Forward Purchase Securities Should be Issued: [●]

ACKNOWLEDGED AND AGREED:

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to Assignment and Joinder Agreement

Exhibit C to Amended & Restated Forward Purchase Agreement

SCHEDULE A

SCHEDULE OF ASSIGNED AND RETAINED FORWARD PURCHASE SECURITIES

1.	Number of Uncommitted Forward Purchase Units (prior to assignment):

2.	Number of Uncommitted Forward Purchase Units being assigned to Assignee and which Assignee irrevocably commits to purchase:

3.	Number of remaining Uncommitted Forward Purchase Units (after assignment)

Schedule A to Assignment and Joinder Agreement

Exhibit C to Amended & Restated Forward Purchase Agreement

Annex G

FORM OF LTIP

1.     Purpose. The purpose of the HighPeak Energy, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) HighPeak Energy, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Stock Awards, Dividend Equivalents, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.     Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)     “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)     “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)     “Award” means any Option, Stock Award, Dividend Equivalent, Cash Award or Substitute Award, together with any other right or interest, granted under the Plan.

(d)     “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cash Award” means an Award denominated in cash granted under Section 6(e).

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(g)     “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)     The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)     If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% on the Effective Date acquires the ability to appoint a majority of the Board.

For purposes of Section 2(g)(i), (iii) and (v), acquisitions of securities in the Company by HighPeak Affiliates shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii), (iv) or (v) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)     “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

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(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)     “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)     “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(d), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)     “Effective Date” means [●], 2020.

(m)     “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)     “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)     “HighPeak Affiliates” means HPK Energy, LP, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Pure Acquisition, LLC and each of their respective Affiliates or future Affiliates in which Jack D. Hightower has the right to appoint such future Affiliate’s respective board of managers.

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(q)     “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)     “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s)     “Nonstatutory Option” means an Option that is not an ISO.

(t)     “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u)     “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)     “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(w)     “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(x)     “SEC” means the Securities and Exchange Commission.

(y)     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(z)     “Stock” means the Company’s Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(aa)     “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(c).

(bb)     “Substitute Award” means an Award granted under Section 6(f).

3.     Administration.

(a)     Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)     designate Eligible Persons as Participants;

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(ii)     determine the type or types of Awards to be granted to an Eligible Person;

(iii)     determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)     determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)     modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)     determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)     impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)     interpret and administer the Plan and any Award Agreement;

(ix)     correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)     make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)     Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

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(c)     Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)     Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)     Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4.     Stock Subject to the Plan.

(a)     Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, a number of shares of Stock equal to 13% of the outstanding shares of Stock on the Effective Date (the “Share Pool”) are reserved and available for delivery with respect to Awards, and 1,300 shares of Stock will be available for the issuance of shares upon the exercise of ISOs. On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, the Share Pool will automatically be increased by (i) the number of shares of Stock issued under the Plan during the immediately preceding calendar year and (ii) 13% of the number of shares of Stock that are newly issued by the Company (other than those issued under the Plan) during the immediately preceding calendar year. For the avoidance of doubt, shares of Stock will not be made available pursuant to both the preceding sentence and Section 4(c).

(b)     Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)     Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d)     Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan, nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

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(e)     Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.     Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.     Specific Terms of Awards.

(a)     General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)     Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)     Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(f) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii)     Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

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(iii)     ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)     Stock Awards. The Committee is authorized to grant Stock Awards to members of the Board as a bonus, as additional compensation, or in lieu of cash compensation any such member of the Board is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(d)     Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

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(e)     Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(f)     Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate of the Company or any other right of an Eligible Person to receive payment from the Company or an Affiliate of the Company. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Substitute Awards referred to in the immediately preceding sentence that are Options may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(f) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price of an outstanding Option, (ii) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the Exercise Price thereof, (iii) exchange any Option for Stock, cash or other consideration when the Exercise Price per share of Stock under such Option exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.     Certain Provisions Applicable to Awards.

(a)     Limit on Transfer of Awards.

(i)     Except as provided in Sections 7(a)(iii) and (iv), each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)     Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

(iii)     To the extent specifically provided by the Committee, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish.

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(iv)     An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)     Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)     Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(d)     Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)     Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.     Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)     Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

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(b)     Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)     Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)     If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price with respect to an outstanding Option may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii)     If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

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(d)     Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)     Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)     accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)     redeem in whole or in part outstanding Awards by requiring (A) the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option, as applicable to such Awards or (B) the mandatory exercise by select holders of some or all of the outstanding Options as of a date, specified by the Committee; provided, however, in each case, that to the extent the Exercise Price of an Option exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii)     make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

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provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.     General Provisions.

(a)     Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)     Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)     Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fort Worth, Texas.

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(d)     Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)     Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate of the Company.

(f)     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)     Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

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(h)     Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)     Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)     Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price or tax withholding) is received by the Company.

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(k)     Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)     Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)     Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)     Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●], 2030. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.     Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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Annex H

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of [●], 2020, is entered into by and among (i) HighPeak Energy, Inc., a Delaware corporation (the “Company”); (ii) HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“HighPeak Acquisition”), HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), and HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II” and together with HighPeak Acquisition and HighPeak I, each, a “Sponsor” and collectively, “Sponsors”); and (iii) Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) the Company, (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerSub”), (iv) HighPeak I, (v) HighPeak II, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time, including as amended on June 12, 2020, July 1, 2020 and July [24], 2020, the “BCA”), pursuant to which, among other things, MergerSub will merge with and into Parent, with Parent surviving as a wholly-owned subsidiary of the Company (the “Parent Merger”), and each outstanding share of Class A common stock of Parent, par value $0.0001 per share (“Parent Class A Stock”), and Class B common stock of Parent, par value $0.0001 per share (“Parent Class B Stock”), (other than certain shares of Parent Class B Stock that will be surrendered for cancellation by HighPeak Acquisition) will be converted into the right to receive (A) one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Parent Class A Stock, (I) a cash amount equal to the amount, if any, by which the per-share redemption value of Parent Class A Stock at the closing of the business combination contemplated by the BCA (the “Closing”) exceeds $10.00 per share, without interest, (II) one CVR (as defined herein) for each one whole share of Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Stock and (III) one warrant to purchase one share of Common Stock at an exercise price of $11.50 per share for each one whole share of Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Stock (the consideration described in clauses (A) and (B), collectively, the “Merger Consideration”); and

WHEREAS, the Company has agreed to provide CVRs to (i) the holders of shares of Parent Class A Stock as part of the Merger Consideration and (ii) investors participating in a private issuance and sale of up to 15,000,000 units of securities, with each such unit including one share of Common Stock, one CVR and one warrant to purchase Common Stock, in connection with the Closing pursuant to the terms of an Amended & Restated Forward Purchase Agreement, as contemplated by the BCA (the “Forward Purchase Investment”);

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1     Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“BCA” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy, delivered to the Rights Agent and Sponsors, of a resolution certified by a duly authorized officer of the Company to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent and Sponsors.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Fort Worth, Texas are authorized or obligated by law or executive order to remain closed; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Change of Control” means:

(a)

 any acquisition on any date after the Closing by any Person/Group of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Common Stock that, with the Common Stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Common Stock; provided, however, that for purposes of this subsection, the acquisition of additional Common Stock (other than with respect to an acquisition that results in a Person/Group owning 100% of the outstanding Common Stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Common Stock or (ii) pursuant to a pro rata distribution by any Sponsor or their Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or

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(b)

any acquisition on any date after the Closing of the Company by another entity by means of (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Common Stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Closing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Common Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register at any date of determination.

“CVR Maturity Date” shall have the meaning assigned to such term in Section 2.4(a).

“CVR Register” shall have the meaning assigned to such term in Section 2.2(b).

“CVRs” means the rights of Qualifying CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement.

“Depositary” has the meaning set forth in Section 2.2(c).

“Escrow Agent” shall have the meaning assigned to such term in Section 2.3.

“Escrow Agreement” shall have the meaning assigned to such term in Section 2.3.

“Escrowed Shares” shall have the meaning assigned to such term in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event” shall have the meaning assigned to such term in Section 2.4(g).

“Forward Purchase Investment” shall have the meaning assigned to such term in the Recitals to this Agreement.

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“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“HighPeak Acquisition” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“HighPeak I” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“HighPeak II” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Merger Consideration” shall have the meaning assigned to such term in the Recitals to this Agreement.

“MergerSub” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Notice of Per CVR Preferred Return Amount and Instruction Letter” shall have the meaning assigned to such term in Section 2.4(b).

“Parent” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Class A Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Class B Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Per CVR Preferred Return Amount” means the greater of:

(a)	$0.00; and

(b)	the positive difference, if any, between the following two figures calculated by subtracting the figure described in clause (ii) from the figure described in clause (i):

(i)

the value obtained by adding (A) $10.00 plus (B) the quotient obtained by dividing (I) the number of days in the period that commences on the Closing and ends on, but excludes, the CVR Maturity Date by (II) 365; and

(ii)

the greater of (such greater amount being the “Reference Price”) (A) the volume-weighted average price of one share of Common Stock during the 65 trading days immediately preceding the CVR Maturity Date, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source reasonably selected by the Company and (B) $4.00.

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“Permitted Delays” shall have the meaning assigned to such term in Section 2.4(d).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Person/Group” means either (a) a Person or (b) two or more Persons that are deemed to be a “person” under Section 13(d)(3) of the Exchange Act

“Preferred Return” means, with respect to a Qualifying CVR Holder and calculated as of the CVR Maturity Date, a number of Escrowed Shares equal to the greater of zero and the quotient obtained (rounded to the nearest whole number of Escrowed Shares) by dividing:

(a)	the difference obtained by subtracting:

(i)

the product of (A) the sum obtained by adding (I) the aggregate amount of any and all dividends paid with respect to one share of Common Stock on or prior to the CVR Maturity Date, plus (II) the aggregate amount of any and all dividends declared with respect to one share of Common Stock on or prior to the CVR Maturity Date, but unpaid as of the CVR Maturity Date multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; from

(ii)

the product of (A) the Per CVR Preferred Return Amount multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; by

(b)	the Reference Price.

For reference, an illustration of the aggregate number of Escrowed Shares that would constitute the Preferred Return for a Qualifying CVR Holder under a variety of Reference Price scenarios, based on an assumption that such Qualifying CVR Holder held one CVR as of the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty months following Closing), are attached hereto as Exhibit B and Exhibit C, respectively.

“Preferred Return Statement” shall have the meaning assigned to such term in Section 2.4(d).“Qualifying CVR Holder” shall have the meaning assigned to such term in Section 2.4(c).

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“Qualifying CVR Holder Certification” shall have the meaning assigned to such term in Section 2.4(c).

“Reference Price” shall have the meaning assigned to such term in clause (b)(ii) of the definition of “Per CVR Preferred Return Amount.”

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” shall have the meaning assigned to such term in Section 2.4(d)(A).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” and “Sponsors” shall have the meanings assigned to such terms in the first paragraph of this Agreement.

“Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into at the Closing as contemplated by the BCA.

“Suspension Event” shall have the meaning assigned to such term in Section 2.8(b).

“Tax” means any tax or similar charge, levy or other assessment of any kind, including income, corporate, capital, excise, property, sales, use, turnover, value added and franchise tax, deduction, withholding and custom duty, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

Section 1.2     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified. Unless otherwise defined herein, the terms herein shall have the meaning ascribed to them in the BCA.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1     CVRs. The CVRs represent the rights of CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement. One CVR shall be issued by the Company for each one whole share of Common Stock (excluding any fractional shares) that is issued (a) as Merger Consideration to the recipient of such Merger Consideration or (b) to a purchaser pursuant to the Forward Purchase Investment.

Section 2.2     No Certificate; Registration; Registration of Transfer; Change of Address.

(a)     The CVRs will not be evidenced by a certificate or other instrument.

(b)     The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers thereof. The Rights Agent shall make the CVR Register available to the Company and Sponsors upon reasonable request, including, for the avoidance of doubt, for purposes of calculating the amounts to be set forth in the Preferred Return Statement.

(c)     The CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors (the “Depositary”). A CVR (but not any fraction of a CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)     The transfer and exchange of beneficial interests in the CVRs will be effected through the Depositary, in accordance with the provisions of this CVR Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Rights Agent to effect the transfers described in this Section 2.2(d).

Section 2.3     Escrowing of Shares. For good and valuable consideration, including the performance of the obligations of the other parties hereto described herein, promptly following the Closing (but no later than three Business Days following the date of the Closing), Sponsors shall collectively deliver to Continental Stock Transfer & Trust Company (the “Escrow Agent”) a number of shares of Common Stock equal to the maximum number of shares of Common Stock that could become issuable to CVR Holders (assuming all such CVR Holders constituted Qualifying CVR Holders and all CVRs were outstanding as of the CVR Maturity Date) pursuant to the terms of this Agreement as determined as of the Closing (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit A, with such Escrowed Shares to be held in escrow and only released in accordance with the terms thereof.

Section 2.4     Procedures for Satisfaction of Contingent Value Rights; Qualifying CVR Holders.

(a)     Notice of CVR Maturity Date. No later than one Business Day prior to the second anniversary of the Closing, Sponsors and the Company will issue a press release stating the date that Sponsors have determined, in their sole discretion, to set as the intended date of maturity and calculation of the Preferred Return with respect to the Qualifying CVR Holders, which intended date of maturity and calculation may be any date occurring during the period beginning on (and including) the second anniversary of the Closing and ending on (and including) the date that is thirty months following the Closing (such specified date, or the date of an applicable Change of Control as contemplated by Section 2.4(f)(ii), the “CVR Maturity Date”).

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(b)     Notice of Per CVR Preferred Return Amount and Instruction Letter. No later than the date that is 10 days following the CVR Maturity Date, the Company and Sponsors will deliver written notice to the Rights Agent setting forth the Per CVR Preferred Return Amount (for further delivery to the CVR Holders along with a written statement setting forth the requirements contained in Section 2.4(c) to become a Qualifying CVR Holder and instructions for providing such information (a “Notice of Per CVR Preferred Return Amount and Instruction Letter”)).

(c)     Requirements of Qualifying CVR Holders. In order to be eligible to receive a Preferred Return, a CVR Holder must deliver to the Company and Sponsors in the manner and within the period of time specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter, any information (including any IRS Form W-9s or W-8s) reasonably requested by the Company and Sponsors as specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter in connection with satisfying their obligations under this Agreement (collectively, a “Qualifying CVR Holder Certification”). Each CVR Holder who completes the aforementioned requirements shall be designated as a “Qualifying CVR Holder”.

(d)     Delivery of Preferred Return Statement. No later than the date that is 20 Business Days following the deadline for Qualifying CVR Holder Certifications set forth in the Notice of Per CVR Preferred Return Amount and Instruction Letter, the Company and Sponsors shall deliver to the Rights Agent (i) a written statement setting forth the Preferred Return for each Qualifying CVR Holder (the “Preferred Return Statement”) and (ii) any letter of instruction reasonably required by the Rights Agent related to the issuance of the Preferred Return with respect to any such Qualifying CVR Holders; provided, however, that the Company and Sponsors may delay the delivery of the Preferred Return Statement if there is any (A) issuance by the Securities and Exchange Commission (“SEC”) of any stop order suspending the effectiveness of any registration statement upon which any of the shares of Common Stock to be issued pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (B) delisting or pending delisting of any shares of Common Stock to be issued pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, (C) receipt by the Company of any notification with respect to the suspension of the qualification of shares of Common Stock to be issued pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose or (D) Suspension Event (collectively, the matters described in clauses (A) through (D), “Permitted Delays”).

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(e)     Issuance of Preferred Return and Release of Escrowed Shares. The Rights Agent will promptly, and in any event within 10 Business Days following its receipt of the Preferred Return Statement as well as any letter of instruction reasonably required by the Rights Agent (subject to any reasonable delay in the event of a Permitted Delay), (i) coordinate with the Company (including in any capacity as the Company’s transfer agent) to effect the Company’s issuance of the applicable Preferred Return, subject to Section 2.4(h), to each Qualifying CVR Holder (with any such shares of Common Stock so issued being in uncertificated book-entry form), (ii) instruct the Escrow Agent to release, in accordance with the Escrow Agreement, to the Company for forfeiture and cancellation a number of Escrowed Shares equal to the aggregate number of shares of Common Stock issued to all Qualifying CVR Holders as Preferred Return and (iii) instruct the Escrow Agent to release, in accordance with the Escrow Agreement, to Sponsors, all remaining Escrowed Shares not released to the Company for forfeiture and cancellation pursuant to clause (ii). Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to issue to (A) the Qualifying CVR Holders an aggregate amount of shares of Common Stock in excess of the number of Escrowed Shares held in escrow with the Escrow Agent or (B) any Qualifying CVR Holder any fractional share of Common Stock. If any fractional share of Common Stock would otherwise be required to be issued to a Qualifying CVR Holder but for this sentence, the number of shares of Common Stock to be issued to such Qualifying CVR Holder shall be rounded down to the nearest whole number. For the avoidance of doubt, (I) each CVR held by a CVR Holder that is not a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled as of the CVR Maturity Date, with no further consideration owed to such CVR Holder and (II) each CVR held by a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled upon the issuance of the applicable Preferred Return to such Qualifying CVR Holder, or as otherwise contemplated by Section 2.4(i).

(f)     Change of Control. If, prior to the CVR Maturity Date, a Change of Control occurs and the consideration in such Change of Control (including the aggregate value of any and all cash, equity securities, debt securities or other assets, with such value being determined pursuant to the documents effecting the Change of Control or, if such documents do not clearly specify such aggregate value, then such aggregate value as is reasonably calculated by Sponsors) attributable to any share of Common Stock has an aggregate value that:

(i)     is at least (x) $12.00 per share of Common Stock if the Change of Control occurs prior to the second anniversary of the Closing or (y) $12.50 per share of Common Stock if the Change of Control occurs after the second anniversary of the Closing, then from and after the date of the Change of Control (A) the Preferred Return shall be deemed satisfied with respect to all CVRs and all CVRs shall be deemed immediately and automatically cancelled as of the date of such Change of Control and (B) the Rights Agent shall cause the Escrow Agent to release a correlative number of Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) to Sponsors in accordance with the Escrow Agreement; or

(ii)     is less than the per share of Common Stock value specified in clause (x) or clause (y), as applicable, of Section 2.4(f)(i) for the applicable date of the Change of Control, then the Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) shall remain in escrow with the Escrow Agent for future release on or after the CVR Maturity Date (or such earlier date as Sponsors and the Rights Agent may mutually agree) pursuant to the terms of this Section 2.4 (as the same may be reasonably modified by Sponsors solely to equitably account for any changes of the securities or other consideration held in escrow as a result of the Change of Control, so as to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement); provided, however, that if any Change of Control occurs pursuant to this clause (ii) the consideration for which consists solely of cash, then, the date of such Change of Control shall be, for all purposes hereunder, the CVR Maturity Date and the Company shall promptly issue a press release so stating and the parties hereto shall take such other actions pursuant to this Section 2.4 consistent with the CVR Maturity Date being the date of such Change of Control with respect to the CVRs to effect as near as possible the intent of this Section 2.4 (including, to the extent determined by Sponsors, causing the release of escrowed cash funds (received as consideration for the Escrowed Shares as a result of the Change of Control) to be released to Qualifying CVR Holders as part of their Preferred Return, if any, in lieu of issuances of shares of Common Stock).

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The Company (or any successor thereto pursuant to a Change of Control) shall promptly, and in any event, within five Business Days following any Change of Control, provide written notice to the Rights Agent and Sponsors of such Change of Control.

(g)     Adjustments for Extraordinary Events. Notwithstanding anything in this Agreement to the contrary, if prior to the CVR Maturity Date there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Common Stock, repurchase or other change in the corporate structure of the Company affecting the Common Stock (each, an “Extraordinary Event”), the terms of this Agreement shall be deemed modified to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement, with any specific modifications to be as determined by Sponsors, in their reasonable discretion. The Company (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within five Business Days following any Extraordinary Event, provide written notice to the Rights Agent and Sponsors of such Extraordinary Event.

(h)     Withholding. The Company or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Preferred Return or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax law as reasonably determined by the Company. Any such withholding may be made, or caused to be made, by the Company by making payments with respect to Qualifying CVR Holders through the Company’s or its Affiliate’s payroll system or any successor payroll system. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CVR Holder, other than ordinary course payroll withholding and reporting on any Preferred Return, the Company shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CVR Holders in order to provide a reasonable opportunity for the Qualifying CVR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the payment of such Preferred Return may be reasonably delayed in order to gather such necessary Tax forms. The Company, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CVR Holder are valid under applicable law until subsequently notified by such Qualifying CVR Holder. The Company or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable law, the Company shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

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(i)     No Liability. None of the Company, the Rights Agent or any other party hereto shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s Preferred Return properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any information or other matters to be delivered by a Qualifying CVR Holder to any other party hereto has not been delivered prior to the time that is immediately prior to the time at which (i) all or any portion of such Qualifying CVR Holder’s Preferred Return would otherwise escheat to or become the property of any Governmental Entity or (ii) this Agreement would terminate pursuant to Section 5.10(b), such Preferred Return (or portion thereof) shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto and such applicable CVRs shall be deemed immediately and automatically cancelled.

(j)     Authorized Shares. The shares of Common Stock issuable to Qualifying CVR Holders on the CVR Maturity Date will, when issued, (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement; and assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to the Company on or after the CVR Maturity Date, the shares of Common Stock issued in satisfaction of any Preferred Return will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (v) assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to the Company on or after the CVR Maturity Date, not be issued in violation of any options, warrants, calls, rights (including preemptive rights), the organizational documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

Section 2.5     No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)     The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder.

(b)     The CVRs will not represent any equity or ownership interest in the Company, any constituent company to any of the transactions contemplated by the BCA or any of their respective Affiliates.

Section 2.6     Ability to Abandon CVR. A CVR Holder may at any time, at such CVR Holder’s option, abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of the Company’s Affiliates without consideration therefor and as of such time of transfer such CVR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit the Company or any of the Company’s Affiliates from offering to acquire or acquiring any CVRs for consideration from the CVR Holders, in private transactions or otherwise, in its sole discretion.

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Section 2.7     Effect on Other Agreements. The parties hereby acknowledge and agree that (a) the escrow of Escrowed Shares contemplated by Section 2.3 (but expressly excluding any transfer of Escrowed Shares to the Qualifying CVR Holders or a third party) shall not in and of itself be deemed a “Transfer” pursuant to the Stockholders’ Agreement or Registration Rights Agreement, as applicable, that the Company and Sponsors intend to enter into at Closing with the other parties thereto, (b) the Company, Sponsors and the Escrowed Shares shall otherwise remain subject to any and all applicable terms set forth in such Stockholders’ Agreement or Registration Rights Agreement, and (c) as more fully described in the Escrow Agreement, Sponsors shall maintain voting rights and rights to receipt of cash dividends with respect to all Escrowed Shares at all times prior to the CVR Maturity Date.

Section 2.8     Registration and Listing.

(a)     Subject to Section 2.8(b), the Company agrees to use commercially reasonable efforts to keep a registration statement and related prospectus (or multiple registration statements) that complies as to form and substance in all material respects with applicable SEC rules providing for the issuance of the maximum number of shares of Common Stock that could be issued with respect to the CVRs continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) during any period that could reasonably be expected to include a CVR Maturity Date until the earlier of the date and time at which all Preferred Returns have been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or the Company determines that no Preferred Returns are issuable with respect to all outstanding CVRs.

(b)     Notwithstanding the provisions of Section 2.8(a), the Company shall be entitled to postpone the effectiveness of any registration statement, and the issuance of any shares of Common Stock in connection with the issuance of any Preferred Returns, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in any such registration statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in any such registration statement would be expected, in the reasonable determination of the Board of Directors, upon the advice of legal counsel, to cause any such registration statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend any registration statements on more than two occasions or for more than 60 consecutive calendar days, or more than ninety (90) total calendar days, in each case during any 12-month period.

(c)     The Company shall use commercially reasonable efforts to effect and maintain the listing of the CVRs on the Nasdaq Global Market, New York Stock Exchange (or another national securities exchange) until this Agreement has been terminated.

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Section 2.9     Tax Treatment. Except to the extent any portion of a Preferred Return is required to be treated as imputed interest pursuant to applicable Tax law or as otherwise required by applicable Tax law, the parties hereto intend to treat the Preferred Returns for all Tax purposes as the right to receive additional shares of Common Stock received pursuant to (a) the Parent Merger to the extent the CVRs were obtained as Merger Consideration and (b) the Forward Purchase Investment to the extent the CVRs were obtained pursuant to the Forward Purchase Investment. The Company shall report imputed interest on the CVRs as required by applicable law.

ARTICLE III

THE RIGHTS AGENT

Section 3.1     Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

Section 3.2     Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)     the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)     whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by the Company or any Sponsor, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by the Company or such Sponsor, as applicable, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)     the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)     the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)     the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

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(f)     the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by the Company with respect to same), but all such statements and recitals are and shall be deemed to have been made by the Company or any other applicable party only;

(g)     the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company and Sponsors); nor shall it be responsible for any breach by the Company or Sponsors of any covenant or condition contained in this Agreement;

(h)     the Company agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss  has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or  is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i)     the Company agrees  to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and  to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)     no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)     the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l)     the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or have a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or any other Person;

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(m)     the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n)     except instructions to the Rights Agent as contemplated by this Agreement,  the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the BCA, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor  shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

Section 3.3     Resignation and Removal; Appointment of Successor.

(a)     The Rights Agent may resign at any time by giving written notice thereof to the Company and Sponsors specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Company has the right to remove Rights Agent at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent (that is reasonably agreeable to Sponsors) has been appointed. Notice of such removal will be given by the Company to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)     If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Company will as soon as is reasonably possible appoint a qualified successor Rights Agent (which must be a Person reasonably agreeable to Sponsors). Notwithstanding the foregoing, if the Company shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)     The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CVR Holders, which may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders. Each notice will include the name and address of the successor Rights Agent. If the Company fails to give such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the expense of the Company.

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Section 3.4     Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to the Company, Sponsors and the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

AMENDMENTS

Section 4.1     Amendments without Consent of CVR Holders.

(a)     Without the consent of any CVR Holders or the Rights Agent, the Company, when authorized by a Board Resolution, and Sponsors may, at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company and Sponsors, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i)     to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein as provided in Section 5.2;

(ii)     to add to the covenants of the Company or Sponsors such further covenants, restrictions, conditions or provisions as the Company or Sponsors shall determine to be for the protection of the CVR Holders;

(iii)     to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)     to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(v)     any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CVR Holder.

(b)     Without the consent of any CVR Holders, the Company, when authorized by a Board Resolution, Sponsors and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company, Sponsors and Rights Agent in order to reduce the number of CVRs to reflect any transfers and cancellations of CVRs pursuant to Section 2.6.

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Section 4.2     Amendments with Consent of CVR Holders.

(a)     In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CVR Holders), the Company, when authorized by a Board Resolution, Sponsors and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company, Sponsors and Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CVR Holders holding at least a majority of the outstanding CVRs. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b)     Execution of Amendments; Delivery of Amendments. In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. The Company will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CVR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders and the other applicable parties hereto; provided, that any failure to so notify the CVR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

Section 4.3     Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CVR Holder and party hereto will be bound thereby.

ARTICLE V

OTHER PROVISIONS OF GENERAL APPLICATION

Section 5.1     Notices to Rights Agent and the Company. All notices and other communications hereunder shall be in writing and shall be deemed duly given  on the date of delivery if delivered personally,  on the date of delivery if sent via e-mail (with confirmation of transmission and no subsequent notice of failure of receipt) if sent prior to 5:00 pm Houston, Texas time on a Business Day or on the next succeeding Business Day if not sent prior to such time on a Business Day,  on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier,  on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or  solely with respect to notices and other communications to be given to CVR Holders, on the date of any public filing or the issuance of any press release by the Company with respect to such notice or other communication. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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If to the Company, to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
E-mail: stholen@HighPeakEnergy.com

If to the Rights Agent, to:

Continental Stock Transfer & Trust Company
1 State Street – 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
E-mail: [●]

If to any Sponsor, to:

c/o HighPeak Pure Acquisition, LLC

421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: rhightower@HighPeakEnergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Facsimile: (713) 615-5234; (713) 615-5660
E-mail: smorgan@velaw.com

If to a CVR Holder, to the physical address or email address, as applicable, on file with the Company or its transfer agent for such CVR Holder or via public filing or the issuance of a press release.

Any party hereto may specify a different physical address or email address by giving notice in accordance with this Section 5.1.

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Section 5.2     Successors and Assigns.

(a)     This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s and Sponsors successors and assigns, and this Agreement shall not restrict the Company’s, any Sponsor’s, any of their respective assignees’ or any of their respective successors’ ability to effect any Change of Control or otherwise merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Either  each of the Company’s or a Sponsor’s successors, assigns or transferees of all or substantially all of the Company’s assets or rights to any remaining Escrowed Shares, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent and, as applicable, the Company or Sponsors, the due and punctual issuance of the Preferred Returns and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company or such Sponsor or  the Company or such Sponsor shall agree to remain subject to its obligations hereunder, including issuance of the Preferred Returns, if any.

(b)     Any successor or assignee of the Company or any Sponsor permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Company or such Sponsor are authorized to do pursuant to Section 5.2(a).

(c)     Neither the Rights Agent nor any CVR Holder may assign this Agreement without the Company’s and Sponsors’ written consent; provided that nothing contained herein shall restrict the right of any CVR Holder to sell, transfer, assign, pledge or otherwise encumber or dispose of any CVR made in accordance with the terms of this Agreement. Any attempted assignment of this Agreement in violation of this Section 5.2(c) shall be void and of no effect.

Section 5.3     Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CVR Holders and any Person acquiring CVRs through a transfer or exchange are express third party beneficiaries hereof.

Section 5.4     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything in this Agreement to the contrary, Section 5.4(b) and Section 5.4(c) shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

(b)     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates or brought by any third party beneficiary hereof, including any CVR Holder against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware; then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties and any third party beneficiary bringing a claim hereunder hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to and no third party beneficiary shall be permitted to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby,  any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason,  that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and  that  the suit, action or proceeding in any such court is brought in an inconvenient forum,  the venue of such suit, action or proceeding is improper or  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c)     EACH OF THE PARTIES TO THIS AGREEMENT AND ANY THIRD PARTY BENEFICIARY HEREOF BRINGING A CLAIM HEREUNDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.5     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 5.6     Public Disclosure. The Company may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

Section 5.7     Tax Reporting. The Rights Agent shall comply with all applicable laws, including as the foregoing relates to Tax reporting and withholding with respect to the issuance of any Preferred Returns made pursuant to this Agreement.

Section 5.8     Further Assurances. The Company and Sponsors agree that they will, severally and not jointly, perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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Section 5.9     Counterparts and Signature. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by electronic means).

Section 5.10     Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the earlier to occur of (a) the date and time at which the Preferred Return has been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or the Company has determined that no Preferred Returns are due or (b) the third anniversary of the Closing; provided, that, with respect to clause (b), if the CVR Maturity Date occurs prior to such date, but the Preferred Returns have not been paid to all Qualifying CVR Holders on or prior to such date solely due to a failure by the Company, Sponsors or the Rights Agent, this Agreement shall not terminate until such Preferred Returns have been paid or satisfied (including pursuant to Section 2.4(i)) in full in accordance with the terms of this Agreement.

Section 5.11     Entire Agreement. This Agreement and the BCA constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to Contingent Value Rights Agreement

SPONSORS:

HIGHPEAK PURE ACQUISITION, LLC

By:
Name:	Jack Hightower
Title:	President & CEO

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to Contingent Value Rights Agreement

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Signature Page to Contingent Value Rights Agreement

Exhibit A

Form of Escrow Agreement

[Attached.]

Exhibit A

Exhibit B

Illustration of Shares of Common Stock Issued as Preferred Return

Assuming a CVR Maturity Date of the Second Anniversary of Closing

and

Assuming the Applicable CVR Holder is a Qualifying CVR Holder

Holding 1 CVR

Reference Price (other than under $4.00, which reflects the VWAP share price)	CVRs	Total Corresponding Escrowed Shares	Total Escrowed Shares Available for Forfeiture to the Company	Shares of Common Stock to be Issued to Applicable Qualifying CVR Holder	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

Exhibit B

Exhibit C

Illustration of Shares of Common Stock Issued as Preferred Return

Assuming a CVR Maturity Date of 30 Months After Closing

and

Assuming the Applicable CVR Holder is a Qualifying CVR Holder

Holding 1 CVR

Reference Price (other than under $4.00, which reflects the VWAP share price)	CVRs	Total Corresponding Escrowed Shares	Total Escrowed Shares Available for Forfeiture to the Company	Shares of Common Stock to be Issued to Applicable Qualifying CVR Holder (1)	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

Exhibit C

Annex I

AMENDMENT AND ASSIGNMENT TO WARRANT AGREEMENT

This Amendment and Assignment (this “Amendment and Assignment”) is made as of [●], 2020, but shall be effective as of the Effective Time (as defined herein), by and among Pure Acquisition Corp., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”), and HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”), and constitutes an amendment to that certain Warrant Agreement, dated as of April 12, 2018 (the “Existing Warrant Agreement”), by and between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement without the consent of any Registered Holder;

WHEREAS, the Company, HighPeak Energy, and certain affiliates have entered into a Business Combination Agreement (as amended on June 12, 2020, July 1, 2020 and July 24, 2020 and as may be further amended from time to time, the “Business Combination Agreement”), (i) pursuant to which, among other things, upon the closing of the Company’s initial business combination (the “Business Combination Closing”) the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) will be converted into the right to receive, on a per share basis, (a) one share of Common Stock, par value $0.0001 per share (the “HighPeak Common Stock”) of HighPeak Energy (and cash in lieu of fractional shares, if any), (b) a cash amount equal to the amount, if any, by which the per-share redemption value of the Class A Common Stock at the Business Combination Closing exceeds $10.00 per share, (c) one contingent value right (subject to the terms of a Contingent Value Rights Agreement in substantially the form attached as Exhibit J to the Business Combination Agreement) and (d) one Warrant (having the terms of a Public Warrant), with each Warrant entitling the holder to purchase one share of HighPeak Common Stock at a price of $11.50 per share, subject to adjustment, and (ii) which provided for, among other things, the execution by the Company and HighPeak Energy of an assignment in which the Company assigns to HighPeak Energy, and HighPeak Energy assumes, the rights and obligations of the Company under the Existing Warrant Agreement;

WHEREAS, HighPeak Energy has agreed to provide warrants to investors participating in a private issuance and sale of up to 15,000,000 units of securities, with each such unit including, among other things, one share of HighPeak Common Stock and one whole warrant to purchase HighPeak Common Stock, pursuant to the terms of an Amended & Restated Forward Purchase Agreement (the “Forward Purchase Agreement” and, the warrants issuable thereunder, the “Forward Purchase Warrants”), to be executed in substantially the form attached as Exhibit E to the Business Combination Agreement;

WHEREAS, the parties hereto desire to amend the Existing Warrant Agreement for the purpose of, among other things, (i) providing all holders of Warrants with the option to exercise such Warrants on a “cashless basis,” (ii) removing the Company’s option to redeem the Warrants and (iii) clarifying the applicability of Section 9.3 regarding the laws applicable to the Existing Warrant Agreement, this Amendment and Assignment and the Warrants; and

WHEREAS, the parties hereto have determined that such amendment is necessary and desirable and will not adversely affect the interest of the Registered Holders or require the consent of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend and assign the Existing Warrant Agreement as set forth herein.

1.     Amendment of Existing Warrant Agreement. The Existing Warrant Agreement shall, as of the Effective Time, be amended as follows, without any further action required by any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government or department or agency thereof or any other entity (a “Person”):

(a) For the avoidance of doubt, except to the extent that the context otherwise requires, references in this Agreement (other than in the recitals hereto) to (a) the “Company,” (b) “Common Stock,” (c) the “Forward Purchase Agreement,” (d) “Forward Purchase Warrants,” (e) “Forward Purchaser” and (f) “Warrants” shall be references to, respectively, (u) HighPeak Energy, Inc., a Delaware corporation, (v) Common Stock, par value $0.0001 per share, of said HighPeak Energy, Inc., (w) that certain Amended & Restated Forward Purchase Agreement by and between said HighPeak Energy, Inc., and each party designated as a “Purchaser” thereunder, (x) warrants issued pursuant to said Amended & Restated Forward Purchase Agreement, (y) a Person who purchases warrants pursuant to said Amended & Restated Forward Purchase Agreement and (z) said warrants, together with the Private Placement Warrants and the Public Warrants. Notwithstanding anything to the contrary contained herein, Warrant Certificates may differ from the form thereof attached as Exhibit A hereto to reflect the foregoing and to otherwise be consistent with the provisions of this Agreement. In the event of any conflict between the provisions of this Agreement and any Warrant Certificate, the provisions of this Agreement shall control.

(b) The first, second and fourth recitals of the Existing Warrant Agreement shall be amended and restated in their entirety as follows, respectively:

WHEREAS, on April 12, 2018, the Company entered into that certain Private Placement Warrants Purchase Agreement with HighPeak Pure Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase an aggregate of 9,200,000 warrants (or up to 10,280,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (together with any other warrants (other than Forward Purchase Warrants) issued by the Company in connection with the Company’s initial Business Combination (as defined below) that are not subject to an effective registration statement at the time of issuance, the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 18,000,000 warrants (including up to 2,700,000 warrants subject to the Over-allotment Option) to public investors in the Offering (together with any other warrants (other than Forward Purchase Warrants) issued by the Company in connection with the Company’s initial Business Combination that are subject to an effective registration statement at the time of issuance, the “Public Warrants”); and

WHEREAS, the Company has entered into an Amended & Restated Forward Purchase Agreement (the “Forward Purchase Agreement”), with HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”), the purchasers thereunder that are party thereto from time to time (the “Forward Purchasers”) and HighPeak Energy Partners, LP, a Delaware limited partnership (“HighPeak”), pursuant to which the Forward Purchasers will purchase up to 15,000,000 units, each such unit consisting of one share of Common Stock, one CVR (as defined therein) and one warrant to purchase one share of Common Stock (the “Forward Purchase Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”) for $10.00 per unit in a private placement transaction to occur at or prior to the closing of the Company’s initial Business Combination. Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein, including the adjustment that the Warrants will automatically represent the right to purchase shares of HighPeak Energy common stock, par value $0.0001 per share, in lieu of Common Stock, at the time of the initial Business Combination on the same terms and conditions set forth herein. The Forward Purchase Warrants will bear the legend set forth in Exhibit C hereto; and

(c) Section 2.6.1 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“Each of the Private Placement Warrants and the Forward Purchase Warrants shall be identical to the Public Warrants in all respects, including with respect to the transfer thereof and the listing thereof on any national securities exchange.”

(d) Section 3.2 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the completion of the Merger and the Business Combination (as such terms are defined in that certain Business Combination Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time), among (i) Pure Acquisition Corp., a Delaware corporation, (ii) the Company, (iii) Pure Acquisition Merger Sub, Inc., (iv) HighPeak Energy, LP, a Delaware limited partnership, (v) HighPeak Energy II, LP, a Delaware limited partnership, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (a “Business Combination”)), and terminating at 5:00 p.m., New York City time on the date that is five (5) years after the completion of such Business Combination (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further any such extension shall be identical in duration among all the Warrants.”

(e) Section 3.3.1(b) of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“[Reserved.]”

(f) Section 3.3.1(c) of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“at the option of the holder of any Warrant(s) (except in the circumstances described in Section 7.4.2), by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value,” as defined in this subsection 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or”

(g) Section 3.3.2 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless either (x) a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4, or (y) the delivery of shares of Common Stock may then be made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act (or any successor provision). No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. In no event will the Company be required to net cash settle any Warrants. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.”

(h) Section 6 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“[Reserved.]”

(i) Section 7.4 of the Existing Warrant Agreement shall be amended and restated in its entirety as follows:

“7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the issuance of shares of Common Stock issuable upon exercise of the Warrants and to use its best efforts to cause the same to become effective; provided, however, that the Company’s obligations pursuant to this sentence shall be deemed satisfied, with respect to any shares of Common Stock issuable upon exercise of the Warrants, to the extent the issuance of such shares shall have been registered on the effective Registration Statement on Form S-4 and Form S-1 relating to the Business Combination. The Company shall use its best efforts to maintain the effectiveness of such registration statement (including, if applicable, such Registration Statement on Form S-4 and Form S-1), and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement (except as provided in subsection 7.4.2). The Company shall use its best efforts to effect and maintain any registration or qualification, or the perfection of any exemption therefrom, under the securities laws of such state or states as may be reasonably requested by a Registered Holder of Warrants.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the exercise price of the Warrants by (y) the Fair Market Value, and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register or qualify the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available. Solely for purposes of this subsection 7.4.2, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.2 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend.”

(j) Section 9.3 of the Exiting Warrant Agreement shall be amended to add the following as the concluding sentence:

“Notwithstanding the foregoing, this Section 9.3 shall not apply to claims or actions arising out of either of the Securities Act or the Exchange Act.”

(k) The provisions of the second and third paragraphs of the “Election to Purchase” included in Exhibit A of the Existing Warrant Agreement shall be amended and restated in their entirety as follows:

“In the event the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.”

2.      Assignment of Existing Warrant Agreement. Effective as of the Effective Time, the Company hereby assigns all of its rights and obligations under the Existing Warrant Agreement, as amended by this Amendment and Assignment, to HighPeak Energy, and HighPeak Energy hereby assumes all such rights and obligations, in each case, without any further action required by any Person. For the avoidance of doubt, effective as of the Effective Time and without any further action required by any Person, the Warrants referred to in the Existing Warrant Agreement, as amended by this Amendment and Assignment, shall refer to Warrants of HighPeak Energy in lieu of Warrants of the Company and shall be exercisable for HighPeak Common Stock in lieu of Class A Common Stock of the Company. The Company (including its successors) hereby undertakes to cause HighPeak Energy to perform its obligations under the Warrant Agreement.

3.     Effective Time. This Amendment and Assignment shall automatically become effective, without any further action required by any Person, immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) (the “Effective Time”), subject to the Merger Effective Time subsequently occurring such that if the Merger Effective Time never occurs, the Effective Time shall not be deemed to have occurred. In the event the Business Combination Agreement is terminated, this Amendment and Assignment shall immediately and automatically terminate and become null and void, without any further action required by any Person.

4.     Miscellaneous Provisions.

4.1     Severability. This Amendment and Assignment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment and Assignment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment and Assignment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.2     Applicable Law. The validity, interpretation, and performance of this Amendment and Assignment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment and Assignment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

4.3     Counterparts. This Amendment and Assignment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.4     Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and Assignment and shall not affect the interpretation thereof.

4.5     Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment and Assignment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment and Assignment to be duly executed as of the date first above written.

PURE ACQUISITION CORP.

By:
Name:
Title:

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Signature Page to Amendment and Assignment Agreement

Annex J

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

February 5, 2020

Mr. Jack Hightower Chairman, President & CEO HighPeak Energy 421 W 3rd St, Suite 1000 Fort Worth, Texas 76102

Re:     Evaluation Summary

HPK Energy, LP Interests

Total Proved Reserves

Certain Properties in Howard County, Texas As of December 31, 2019

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on February 5, 2020 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the HPK Energy, LP (“HPK Energy”) interests and for inclusion as an exhibit in a filing made with the U.S. Securities and Exchange Commission (“SEC”). This report includes 100% of HPK Energy’s proved reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of December 31, 2019 and was prepared in accordance with the disclosure requirements set forth in SEC regulations. This evaluation was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

		Proved	Proved
		Developed	Developed	Proved	Proved	Total
		Producing	Non-Producing	Developed	Undeveloped	Proved
Net Reserves
Oil	- Mbbl	989.5	3,101.2	4,090.7	5,281.3	9,372.1
Gas	- MMcf	497.9	1,453.7	1,951.6	2,702.3	4,653.9
NGL	- Mbbl	101.4	447.1	548.5	801.2	1,349.6
Net Revenue
Oil	- M$	49,986.9	156,671.5	206,658.4	267,288.7	473,947.1
Gas	- M$	360.7	144.6	505.3	-59.3	446.0
NGL	- M$	2,078.4	9,460.6	11,539.0	17,029.1	28,568.2
Severance Taxes	- M$	2,482.3	7,927.3	10,409.6	13,568.0	23,977.6
Ad Valorem Taxes	- M$	1,248.6	3,958.7	5,207.3	6,767.3	11,974.6
Operating Expenses	- M$	11,171.9	25,096.3	36,268.2	39,456.5	75,724.8
Other Deductions	- M$	2,600.4	5,119.7	7,720.1	8,500.0	16,220.0
Investments	- M$	690.5	22,299.4	22,989.9	55,370.1	78,360.0
Net Operating Income (BFIT)	- M$	34,232.3	101,875.3	136,107.6	160,596.7	296,704.3
Discounted @ 10%	- M$	20,721.4	56,200.4	76,921.8	64,420.2	141,342.1

HPK Energy, LP Interests

February 5, 2020

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for December 31, 2019 were $55.69/BBL and $2.578/MMBTU, respectively. As specified by the SEC, a company must use a 12- month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) during January 2019 thru December 2019 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during January 2019 thru December 2019. NGL prices were adjusted on a per-property basis and averaged 38% of the oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $50.57 per barrel for oil, $0.10 per MCF for natural gas and $21.17 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

HPK Energy, LP Interests

February 5, 2020

This evaluation includes 18 proved undeveloped locations, all of which are commercial using required SEC pricing. Each of these commercial drilling locations proposed as part of HPK Energy’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, HPK Energy has indicated it has every intent to complete this development plan as scheduled. Furthermore, HPK Energy has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein for commercial wells.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

HPK Energy, LP Interests

February 5, 2020

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or HPK Energy, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E. President

/s/ Robert P. Bergeron, Jr., P.E.
Robert P. Bergeron, Jr., P.E. Reservoir Engineer

Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

Professional Qualifications of W. Todd Brooker, P.E.

President of Cawley, Gillespie & Associates

Mr. Brooker has been a Petroleum Consultant for Cawley, Gillespie & Associates (CG&A) since 1992, and became President in 2017. His responsibilities include reserve and economic evaluations, fair market valuations, field studies, pipeline resource studies and acquisition/divestiture analysis. His reserve reports are routinely used for public company SEC disclosures. His experience includes significant projects in both conventional and unconventional resources in every major U.S. producing basin and abroad, including oil and gas shale plays, coalbed methane fields, waterfloods and complex, faulted structures. Prior to CG&A he worked in Gulf of Mexico drilling and production engineering at Chevron USA. Mr. Brooker graduated with honors from the University of Texas at Austin in 1989 with a Bachelor of Science degree in Petroleum Engineering. He is a registered professional engineer in Texas, No. 83462, a member of the Society of Petroleum Engineers (SPE) and a member of the Society of Petroleum Evaluation Engineers (SPEE).

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

HPK Energy, LP Interests

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS
Table I Description of Table Information Identity of Interest Evaluated Property Description - Location Reserve Classification and Development Status Effective Date of Evaluation
FORECAST

(Columns)

(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)	Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.
(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.
(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(29) (30)	Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.
(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile	•	The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.
Life	•	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	•	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	•	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as "decline curve" analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

"(22)      Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

"(i)      The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

"(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

"(iii)   Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

"(iv)    Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

"(v)      Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

"(6)         Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)      Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

"(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)      Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)    Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

"(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)      When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)    Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)    See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

"(17)      Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)    Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)    Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)    The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)    Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)   Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that "a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K." This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

"(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

Annex K

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement/prospectus, which are commonly used in the oil and natural gas industry:

“3-D seismic.” (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

“Boe.” One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil and at a ratio of one Bbl of NGL to one Bbl of oil.

“Boe/d.” One Boe per day.

“Bopd.” One barrel of oil per day.

“Btu” or “British thermal unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate.” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“Development costs.” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

“Development project.” A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Differential.” An adjustment to the price of oil, natural gas or natural gas liquids from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Economically producible.” The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“EUR” or “Estimated ultimate recovery.” The sum of reserves remaining as of a given date and cumulative production as of that date.

“Exploratory well.” An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well as those items are defined by the SEC.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rocks.

“Gross wells.” The total wells in which a working interest is owned.

“Held by production.” Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or natural gas.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Lease operating expenses.” The expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, workover, marketing and transportation costs, ad valorem taxes, insurance and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

“MBbl.” One thousand barrels of crude oil, condensate or natural gas liquids.

“MBoe.” One thousand Boe.

“MBoe/d.” One thousand Boe per day.

“Mcf.” One thousand cubic feet of natural gas.

“MMBoe.” One million Boe.

“MMBtu.” One million Btus.

“MMcf.” One million cubic feet of natural gas.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net production.” Production that is owned by us, less royalties and production due others.

“NGLs” or “natural gas liquids.” Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Operator.” The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

“Pay.” A reservoir or portion of a reservoir that contains economically producible hydrocarbons. The overall interval in which pay sections occur is the gross pay; the smaller portions of the gross pay that meet local criteria for pay (such as a minimum porosity, permeability and hydrocarbon saturation) are net pay.

“PDP.” Proved developing producing reserves.

“Play.” A geographic area with hydrocarbon potential.

“Plug.” A downhole tool that is set inside the casing to isolate the lower part of the wellbore.

“Pooling.” The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules.

“Production costs.” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proration unit.” A unit that can be effectively and efficiently drained by one well, as allocated by a governmental agency having regulatory jurisdiction.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods and can be expected to be recovered through extraction technology installed and operational at the time of the reserve estimate.

“Proved reserves.” The estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“PUD” or “Proved undeveloped reserves.” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five (5) years, unless specific circumstances justify a longer time.

“Realized price.” The cash market price less all expected quality, transportation and demand adjustments.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserves.” Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Resources.” Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

“Royalty.” An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof) but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“PV-10.” When used with respect to oil and natural gas reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10%. PV-10 is not a financial measure calculated in accordance with GAAP and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Service well.” A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Spot market price.” The cash market price without reduction for expected quality, transportation and demand adjustments.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Stratigraphic test well.” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

The terms “condensate,” “development costs,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery (EUR),” “exploratory well,” “production costs,” “reserves,” “reservoir,” “resources,” “service wells” and “stratigraphic test well” are defined by the SEC. Except as noted, the terms defined in this section are not the same as SEC definitions.

Pure Acquisition Corp.
421 W. 3rd Street, Suite 100
Fort Worth, Texas 76102

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

PURE ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Jack Hightower and Steven W. Tholen (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Class A Common Stock or Class B Common Stock of Pure Acquisition Corp. (“Pure”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of Pure to be held on August 18, 2020, at 10:00 a.m. Eastern Time at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the Proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement/prospectus and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1 and 2. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Please mark vote as indicated in this example ☒	PURE ACQUISITION CORP. — THE PURE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1 and 2.

(1) The Business Combination Proposal – To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”).

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the “Proposals”).

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:

Signature

(Signature if held Jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1 and 2. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.